Form 10-K405, Exhibit 13
period 1995-12-31
DONEGAL GROUP INC
filed 1996-03-29
CIK 800457

EXHIBIT (13)

       THE ELECTRONIC VERSION OF THIS EXHIBIT CONTAINS ONLY THOSE PAGES SPECIFICALLY INCORPORATED BY REFERENCE INTO THE FORM 10-K REPORT.

Financial Highlights



                                   [Graphic]

The printed document has two bar graphs, side by side and contain plot points as indicated below:



               TOTAL ASSETS                      BOOK VALUE PER SHARE
               in millions                            in dollars
               ------------                      --------------------
1991           $111,013,993           1991              10.74
1992           $131,135,002           1992              12.18
1993           $169,460,466           1993              14.03
1994           $207,721,362           1994              14.78
1995           $235,704,366           1995              16.96





Year Ended December 31,       1995          1994*          1993           1992           1991
-------------------------------------------------------------------------------------------------
Income Statement Data
  Net premiums earned    $ 86,277,852   $ 77,232,889   $ 69,415,874   $ 54,630,786   $ 51,718,039
  Investment income         9,269,884      7,778,164      6,478,354      6,042,163      5,759,462
  Total revenues           97,885,060     86,354,530     77,698,608     62,107,673     58,469,044
  Net income                9,857,950      5,039,948      6,382,449      4,948,744      4,529,684
  Net income
    per common share             2.31           1.20           1.92           1.65           1.52

Balance Sheet Data*
  Total assets           $235,704,366   $207,721,362   $169,460,466   $131,135,002   $111,013,993
  Stockholders' equity     72,282,892     60,565,067     57,345,586     36,417,485     31,960,604
  Book value per share          16.96          14.78          14.03          12.18          10.74


* Restated for acquisition of Delaware American

Donegal Group Inc. is a regional insurance holding company offering property and casualty insurance in Pennsylvania, Delaware, Maryland, Ohio and Virginia through its wholly-owned subsidiaries Atlantic States Insurance Company, Delaware American Insurance Company, and Southern Insurance Company of Virginia; and through a pooling agreement

Management's Discussion and Analysis of Results of Operation and Financial Condition

Donegal Group Inc. ("DGI" or the "Company") is a regional insurance holding company doing business in Pennsylvania, Maryland, Delaware, Virginia and Ohio through its three wholly owned property-casualty insurance subsidiaries, Atlantic States Insurance Company ("Atlantic"), Southern Insurance Company of Virginia ("Southern") and Delaware American Insurance Company ("Delaware"). The Company's major lines of business in 1995 and their percentage of total net earned premiums were Automobile Liability (28.2%), Workers' Compensation (19.1%), Automobile Physical Damage (15.5%), Homeowners (16.4%), and Commercial Multiple Peril (14.8%). The subsidiaries are subject to regulation by Insurance Departments in those states in which they operate and undergo periodic examination by those departments. The subsidiaries are also subject to competition from other insurance carriers in their operating areas. DGI was formed in September 1986 by Donegal Mutual Insurance Company (the "Mutual Company"), which owns 59% of the outstanding common shares of the Company as of December 31, 1995.

     Atlantic States participates in an intercompany pooling arrange ment with the Mutual Company and assumes 60% of the pooled business, 50% prior to January 1, 1993. Southern cedes 50% of its business to the Mutual Company and Delaware American cedes 70% of its Workers' Compensation business to the Mutual Company. Because the Mutual Company places substantially all of the business assumed from Southern and Delaware American into the pool, from which the Company has a 60% allocation, the Company's results of operations include approximately 80% of the business written by Southern and approximately 70% of the Workers' Compensation business written by Delaware American.

     On December 29, 1995, the Company acquired all of the outstanding stock of Delaware American Insurance Company. This transaction was accounted for as if it were a "Pooling of Interest," and as such, the Company's financial statements have been restated to include Delaware as a consolidated subsidiary from January 1, 1994 to the present.

     In January 1994, the Company organized a new subsidiary, Atlantic Insurance Services, Inc. ("AIS"), which began business in that same month. AIS is an insurance services organization currently providing inspection and policy auditing information on a fee for service basis to its affiliates and the insurance industry.

Results of Operation 1995 Compared to 1994

Total revenues for 1995 were $97,885,060 which were $11,530,530, or 13.4%
greater than 1994. Net premiums earned increased to $86,277,852, an increase of $9,044,963, or 11.7% over 1994. A 12.0% increase in the direct premiums written by the combined pool of Atlantic States and Donegal Mutual, a 15.1% increase in the direct premiums written of Southern and a 67.4% increase in the direct premiums written of Delaware accounted for most of the increase. Premiums earned in 1994 were offset by additional reinsurance premiums of approximately $1 million which resulted from the reinstatement of catastrophic reinsurance contracts which were impacted by severe weather which hit the northeast part of the United States during the first quarter of that year. The increase in the direct premiums written by the combined pool was distributed among a number of the major lines,with Commercial Multiple Peril representing the largest increase for any individual line, with a 28% increase over 1994. The Company posted a realized gain of $398,587, compared to a realized gain of $34,333 in 1994. Both gains resulted from normal turnover of the Company's investment portfolio. As of December 31, 1995, all of the Company's bond portfolio was classified as Class I (highest quality) by the National Association of Insurance Commis sioners' Security Valuation Office. Invest ment income increased $1,491,720. An increase in the average invested assets from $137,514,214 to $153,477,866, and an increase in the average yield to 6.0% from 5.7% in 1994, accounted for the increase.

     The GAAP combined ratio of insurance operations was 97.3% in 1995, compared to 101.7% in 1994. The GAAP combined ratio is the sum of the ratios of incurred losses and loss adjustment expense to premiums earned (loss ratio), underwriting expenses to premiums earned (expense ratio) and policyholder dividends to premiums earned (dividend ratio). The loss ratio in 1995 was 64.2% compared to 68.4% in 1994. The total effect of the first quarter storms in 1994 was an increase in the loss for that year of 2.6%, which would have resulted in a loss ratio of 65.8% for 1994 net of this effect. The expense ratio for 1995 was 31.8%, compared to 31.5% in 1994 with the dividend ratio going from 1.7% in 1994 to 1.3% in 1995, due to more stringent qualification requirements to earn a dividend in 1995.


7

Results of Operation 1994 Compared to 1993

Total revenues for 1994 were $86,354,530 which were $8,655,922 or 11.4% greater than 1993. Net premiums earned increased to $77,232,889, an increase of $7,817,015, or 11.3% over 1993. The acquisition of Delaware in December 1995, which was accounted for as a pooling of interest, resulted in Delaware being included in the Company's financial statements on a consolidated basis after January 1, 1994. The inclusion of Delaware resulted in additional premiums earned in 1994 of $4,035,021 and additional revenues of $4,612,951 over 1993. An 8.1% increase in the direct premiums written by the combined pool of Atlantic States and Donegal Mutual and a 7.6% increase in the direct premiums written of Southern accounted for the rest of the increase offset by additional reinsurance premiums of approximately $1 million which resulted from the reinstatement of catastrophic reinsurance contracts which were impacted by severe weather which hit the northeast part of the United States during the first quarter of 1994. The additional reinstatement premiums would have resulted in an additional 1.4% increase to net premiums earned if they had not been incurred. The increase in the direct premiums written by the combined pool was distributed among a number of the major lines, with Commercial Multiple Peril representing the largest increase for any individual line, with a 17% increase over 1993. Workers' Compensation, which had shown the largest increases in the past few years, slowed to a 4.3% growth rate in 1994. The Company posted a realized gain of $34,333 with Delaware providing $108,447 of the total. The remaining realized loss of $74,114 in 1994, compared to a realized gain of $845,156 in 1993, resulted from normal turnover of the Company's investment portfolio. As of December 31, 1994, all of the Company's bond portfolio was classified as Class I (highest quality) by the National Association of Insurance Commissioners' Security Valuation Office. Investment income increased $1,299,810, of which $428,711 resulted from inclusion of Delaware. An increase in the average invested assets, excluding Delaware, from $107,715,128 to $128,340,631, partially offset by a decrease in the average yield to 5.7% from 6.0% in 1993, accounted for the remaining increase.

     The GAAP combined ratio of insurance operations was 101.7% in 1994, compared to 99.1% in 1993. The inclusion of Delaware increased this ratio by 2.1%. The GAAP combined ratio is the sum of the ratios of incurred losses and loss adjustment expense to premiums earned (loss ratio), underwriting expenses to premiums earned (expense ratio) and policyholder dividends to premiums earned (dividend ratio). The loss ratio in 1994, excluding Delaware, was 67.8%, compared to 67.3% in 1993. Excluding the effect of acquiring Delaware, the total effect of the first quarter storms was an increase in the loss ratio of 2.6%, which would have resulted in a loss ratio of 65.8% for 1994 net of this effect. The expense ratio for 1994 before including Delaware was 30.0% compared to 30.3% in 1993, with the dividend ratio going from 1.5% in 1993 to 1.8% in 1994.

Liquidity and Capital Resources

The Company generates sufficient funds from its operations and maintains a high degree of liquidity in its investment portfolio. The primary source of funds to meet the demands of claim settlements and operating expenses are premium collections, investment earnings and maturing investments. As of December 31, 1995, the Company had no material commitment for capital expenditures.

     In investing funds made available from operations, the Company maintains securities maturities consistent with its projected cash needs for the payment of claims and expenses. The Company maintains a portion of its investment portfolio in relatively short-term and highly liquid assets to ensure the availability of funds.

     As of December 31, 1995, pursuant to a credit agreement dated December 29, 1995, with Fleet National Bank of Con necticut, the Company had unsecured borrowings of $5 million. Such borrowings were made in connection with the acquisition of Delaware American Insurance Company. Per the terms of the credit agreement, the Company may borrow up to $20 million at interest rates equal to the bank's then current prime rate or the then current London interbank Eurodollar bank rate plus 1.70%. At December 31, 1995, the interest rate on the outstanding balance was 7.2%. In addition, the Company will pay a non-use fee at a rate of 3/10 of 1% per annum on the average daily unused portion of the Bank's commitment. On each December 29, commencing December 29, 1998, the credit line will be reduced by $4 million. Any outstanding loan in excess of the remaining credit line, after such reduction, will then be payable.

     The Company's principal source of cash with which to pay stockholder dividends is dividends from Atlantic States, Southern and Delaware, which are required by law to maintain certain minimum surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Atlantic States, Southern and Delaware are subject to Risk Based Capital (RBC) require ments effective for 1994. At December 31, 1995, all three Com panies' capital was substantially above the RBC requirements. At December 31, 1995, amounts avail able for distribution as dividends to Donegal Group without prior approval of the insurance regulatory authorities are $5,224,905 from Atlantic States, $638,042 from Southern and $569,563 from Delaware.

     Net unrealized gains (losses) resulting from fluctuations in the fair value of investments reported in the balance sheet at fair value were $819,213 (net of applicable federal income tax) at December 31, 1995, and ($997,638) (net of applicable federal income tax) at December 31, 1994.

Credit Risk

The Company provides property and liability coverages through its subsidiaries' independent agency systems located throughout its operating area. The majority of this business is billed directly to the insured although a portion of the Company's commercial business is billed through its agents, who are extended credit in the normal course of business.

     The Company's subsidiaries have reinsurance agreements in place with the Mutual Company, as described in Note 2 of the financial state ments, and with a number of other major authorized reinsurers, as described in Note 8 of the financial statements.

Impact of Inflation

Property and casualty insurance premiums are established before the amount of losses and loss settlement expenses, or the extent to which inflation may impact such expenses, are known. Consequently, the Company attempts, in establishing rates, to anticipate the potential impact of inflation.

Impact of New Accounting Standards
Stock-Based Compensation

The Company has not elected early adoption of Statement of Financial Accounting Standards No. 123 (SFASNo. 123), "Accounting for Stock-Based Compensation." SFASNo. 123 becomes effective January 1, 1996, and will not have a material effect on the Company's financial position or results of operations. Upon adoption of SFASNo. 123, the Company will continue to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" and will provide pro forma disclosures of net income and earn ings per share as if the fair value-based method prescribed by SFAS No. 123 had been applied in measuring compensation expense.

Impairment of Long-Lived Assets

The Company will adopt Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" (SFAS No. 121) effective January 1, 1996. SFAS No. 121 provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used and assets to be disposed of.

     SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, an entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Other wise, an impairment loss is not recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset.

     SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell.

     Management does not expect the adoption of SFAS No. 121 to have a material effect on its financial condition or results of operation.

Donegal Group Inc.
Consolidated Balance Sheets

December 31,                                                                                           1995               1994*
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Investments
  Fixed maturities
    Held to maturity, at amortized cost (fair value $95,357,840 and $67,284,194)                   $  91,979,122      $  70,157,631
    Available for sale, at fair value (amortized cost
      $50,714,887 and $44,447,923)                                                                    51,646,730         43,722,321
  Equity securities, available for sale, at fair value (cost $2,954,487 and $4,897,115)                3,263,878          4,201,865
  Short-term investments, at cost, which approximates fair value                                      14,498,579         27,485,607
-----------------------------------------------------------------------------------------------------------------------------------
      Total investments                                                                              161,388,309        145,567,424
Cash                                                                                                   1,747,572          1,482,951
Accrued investment income                                                                              2,414,095          2,031,879
Premiums receivable                                                                                   11,790,396          9,155,306
Reinsurance receivable                                                                                27,693,106         25,167,086
Deferred policy acquisition costs                                                                      6,902,218          5,551,869
Federal income taxes receivable                                                                          551,990               --
Deferred tax asset, net                                                                                3,411,544          3,734,826
Prepaid reinsurance premiums                                                                          13,055,893         10,827,025
Property and equipment, net                                                                            2,282,570          2,293,084
Accounts receivable--securities                                                                        2,702,895            240,155
Due from affiliate                                                                                       546,746            591,707
Other                                                                                                  1,217,032          1,078,050
-----------------------------------------------------------------------------------------------------------------------------------
      Total assets                                                                                 $ 235,704,366      $ 207,721,362
===================================================================================================================================
Liabilities and Stockholders' Equity
Liabilities
  Losses and loss expenses                                                                         $  97,733,851      $  87,743,937
  Unearned premiums                                                                                   54,377,239         46,755,095
  Accrued expenses                                                                                     2,373,142          1,544,017
  Current income taxes                                                                                      --              123,687
  Reinsurance balances payable                                                                           634,731            716,191
  Cash dividend declared to stockholders                                                                 427,694            369,335
  Line of credit                                                                                       5,000,000               --
  Accounts payable--securities                                                                         2,491,148          4,213,830
  Other                                                                                                  181,426            187,960
  Due to affiliate--Delaware American acquisition                                                        202,243          5,502,243
-----------------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                              163,421,474        147,156,295
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity
  Preferred stock, $1.00 par value, authorized 1,000,000 shares; none issued
  Common stock, $1.00 par value, authorized 10,000,000 shares, issued 4,326,362 and 4,162,770 shares and outstanding
     4,261,314 and 4,097,722 shares                                                                    4,326,362          4,162,770
  Additional paid-in capital                                                                          35,017,965         33,458,543
  Net unrealized gains (losses) on investments available for sale, net of taxes                          819,213           (997,638)
  Retained earnings                                                                                   32,939,132         24,761,172
  Treasury stock, at cost                                                                               (819,780)          (819,780)
-----------------------------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                                      72,282,892         60,565,067
-----------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                                                   $ 235,704,366      $ 207,721,362
===================================================================================================================================

*Restated

See accompanying notes to consolidated financial statements.

Donegal Group Inc.
Consolidated Statements of Income

Year Ended December 31,                                                           1995                 1994*                1993
------------------------------------------------------------------------------------------------------------------------------------
Revenues
  Premiums earned                                                             $115,377,300         $101,598,330         $ 90,862,962
  Premiums ceded                                                                29,099,448           24,365,441           21,447,088
------------------------------------------------------------------------------------------------------------------------------------
  Net premiums earned                                                           86,277,852           77,232,889           69,415,874
  Investment income, net of investment expenses                                  9,269,884            7,778,164            6,478,354
  Installment payment fees                                                         670,971              611,296              556,280
  Lease income                                                                     491,115              462,587              402,944
  Service fees                                                                     776,651              235,261                 --
  Net realized investment gains                                                    398,587               34,333              845,156
------------------------------------------------------------------------------------------------------------------------------------
    Total revenues                                                              97,885,060           86,354,530           77,698,608
------------------------------------------------------------------------------------------------------------------------------------
Expenses
  Losses and loss expenses                                                      72,545,223           70,026,135           65,078,008
  Reinsurance recoveries                                                        17,137,969           17,168,633           18,363,182
------------------------------------------------------------------------------------------------------------------------------------
  Net losses and loss expenses                                                  55,407,254           52,857,502           46,714,826
  Amortization of deferred policy acquisition costs                             14,412,000           12,055,000           11,475,000
  Other underwriting expenses                                                   13,049,188           12,278,473            9,545,102
  Policy dividends                                                               1,106,357            1,349,079            1,037,878
  Other                                                                          1,256,839              702,038              368,684
  Interest                                                                           7,604                9,459               36,967
------------------------------------------------------------------------------------------------------------------------------------
    Total expenses                                                              85,239,242           79,251,551           69,178,457
------------------------------------------------------------------------------------------------------------------------------------
    Income before income taxes                                                  12,645,818            7,102,979            8,520,151
Income taxes                                                                     2,787,868            2,063,031            2,137,702
------------------------------------------------------------------------------------------------------------------------------------
    Net income                                                                $  9,857,950         $  5,039,948         $  6,382,449
====================================================================================================================================
    Net income per common share                                               $       2.31         $       1.20         $       1.92
====================================================================================================================================

*Restated

See accompanying notes to consolidated financial statements.

Donegal Group Inc.
Consolidated Statements of Stockholders' Equity


                                                                                    Net Unrealized
                                                                                    Gains (Losses)
                                  Preferred Stock      Common Stock     Additional  on Investments                         Total
                                  --------------- ---------------------   Paid-in     Available   Retained   Treasury  Stockholders'
                                  Shares  Amount  Shares      Amount      Capital     for Sale    Earnings     Stock      Equity
                                  ------ ------- --------- -----------  ----------- ----------- ------------ ---------- ------------
Balance,
  January 1, 1993                      0    $ 0  2,988,921  $2,988,921  $17,091,252  $ 134,856  $16,202,456  $       0  $36,417,485
------------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock                         1,164,160   1,164,160   15,204,793                                      16,368,953
Net income                                                                                        6,382,449               6,382,449
Change in unrealized gains (losses)
  on investments (Net of applicable
  federal income taxes)                                                                125,450                              125,450
Purchase of 65,048 shares of
  treasury stock                                                                                              (819,780)    (819,780)
Cash dividends
  $.32 per share                                                                                 (1,128,971)             (1,128,971)
------------------------------------------------------------------------------------------------------------------------------------
Balance,
  December 31, 1993                    0    $ 0  4,153,081  $4,153,081  $32,296,045  $ 260,306  $21,455,934  $(819,780) $57,345,586
Restatement for Delaware American                                         1,046,866                (259,484)                787,382
------------------------------------------------------------------------------------------------------------------------------------
Balance,
  January 1, 1994 as restated          0    $ 0  4,153,081  $4,153,081  $33,342,911  $ 260,306  $21,196,450  $(819,780) $58,132,968
------------------------------------------------------------------------------------------------------------------------------------
Cumulative effect of adopting
  SFAS No. 115*                                                                      1,349,670                            1,349,670
Issuance of common stock                             9,689       9,689      115,632                                         125,321
Net income*                                                                                       5,039,948               5,039,948
Change in unrealized gains (losses)
  on investments* (Net of applicable
  federal income taxes)                                                             (2,607,614)                          (2,607,614)
Cash dividends
  $.36 per share                                                                                 (1,475,226)             (1,475,226)
------------------------------------------------------------------------------------------------------------------------------------
Balance,
  December 31, 1994*                   0    $ 0  4,162,770  $4,162,770  $33,458,543 $ (997,638) $24,761,172  $(819,780) $60,565,067
------------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock                           163,592     163,592    1,559,422                                       1,723,014
Net income                                                                                        9,857,950               9,857,950
Change in unrealized gains (losses)
  on investments (Net of applicable
  federal income taxes)                                                              1,816,851                            1,816,851
Cash dividends
  $.40 per share                                                                                 (1,679,990)             (1,679,990)
------------------------------------------------------------------------------------------------------------------------------------
Balance,
  December 31, 1995                    0    $ 0  4,326,362  $4,326,362  $35,017,965  $ 819,213  $32,939,132  $(819,780) $72,282,892
====================================================================================================================================

*Restated

See accompanying notes to consolidated financial statements.

Donegal Group Inc.
Consolidated Statements of Cash Flows


Year Ended December 31,                                                          1995                 1994*                1993
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net income                                                                 $  9,857,950         $  5,039,948         $  6,382,449
  Adjustments to reconcile net income to net cash
      provided by operating activities:
    Depreciation and amortization                                                 380,491              385,944              222,599
    Realized investment gains                                                    (398,587)             (34,333)            (845,156)
  Changes in Assets and Liabilities:
    Losses and loss expenses                                                    9,989,914            7,788,953           13,571,521
    Unearned premiums                                                           7,622,144            2,480,511            7,651,881
    Accrued expenses                                                              829,125             (341,338)             227,304
    Premiums receivable                                                        (2,635,090)            (245,408)          (1,650,347)
    Deferred policy acquisition costs                                          (1,350,349)            (462,202)          (1,117,426)
    Deferred income taxes                                                        (521,952)            (344,725)            (654,237)
    Reinsurance receivable                                                     (2,526,020)          (3,179,767)          (4,722,608)
    Accrued investment income                                                    (382,216)            (202,057)            (175,185)
    Amounts due from affiliate                                                     44,961             (243,002)             642,354
    Accounts payable reinsurance                                                  (81,460)             (62,793)             207,371
    Prepaid reinsurance premiums                                               (2,228,868)            (479,438)          (1,473,286)
    Current income taxes                                                         (675,677)             358,824             (436,600)
    Other, net                                                                   (145,516)            (391,859)              56,080
-----------------------------------------------------------------------------------------------------------------------------------
      Net adjustments                                                           7,920,900            5,027,310           11,504,265
-----------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                  17,778,850           10,067,258           17,886,714
-----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
  Purchase of fixed maturities                                                       --                   --            (35,278,186)
    Held to maturity                                                          (26,057,540)          (5,139,055)                --
    Available for sale                                                        (27,895,537)         (27,983,885)                --
  Purchase of equity securities                                                (6,072,439)          (7,486,343)         (13,154,616)
  Sale of fixed maturities                                                           --                   --              6,565,065
    Available for sale                                                          5,276,380           22,975,319                 --
  Maturity of fixed maturities                                                       --                   --             11,148,600
    Held to maturity                                                           10,996,250            2,637,135                 --
    Available for sale                                                          6,631,844            2,627,416                 --
  Sale of equity securities                                                     8,121,345            8,671,596           10,427,709
  Acquisition and assumption of Delaware American                              (5,300,000)           5,513,259                 --
  Purchase of property and equipment                                             (334,894)            (338,804)            (447,785)
  Purchase of other assets                                                           --               (131,625)                --
  Net sales (purchases) of short-term investments                              12,018,979           (9,813,495)          (6,315,305)
-----------------------------------------------------------------------------------------------------------------------------------
    Net cash used in investing activities                                     (22,615,612)          (8,468,482)         (27,054,518)
-----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
  Issuance of common stock                                                      1,723,014              125,321           16,368,953
  Line of credit                                                                5,000,000                 --                   --
  Repayment of short-term bank borrowings                                            --                   --             (4,500,000)
  Cash dividends paid                                                          (1,621,631)          (1,433,270)          (1,011,294)
  Purchase of treasury stock                                                         --                   --               (819,780)
-----------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                         5,101,383           (1,307,949)          10,037,879
-----------------------------------------------------------------------------------------------------------------------------------
Net increase in cash                                                              264,621              290,827              870,075
Cash at beginning of year                                                       1,482,951            1,192,124              322,049
-----------------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                          $  1,747,572         $  1,482,951         $  1,192,124
===================================================================================================================================

*Restated

See accompanying notes to consolidated financial statements.

Donegal Group Inc.
Notes to Consolidated Financial Statements

1 -- Summary of Significant Accounting Policies
Organization and Business

The Company was organized as a regional insurance holding company by Donegal Mutual Insurance Company (the "Mutual Company") and operates in Pennsylvania, Maryland, Delaware, Virginia and Ohio through its wholly owned stock insurance companies, Atlantic States Insurance Company ("Atlantic States"), Southern Insurance Com pany of Virginia ("Southern"), and Delaware American Insurance Company ("Delaware"). The Company's major lines of business in 1995 and their percentages of total net earned premiums were Automobile Liability (28.2%), Workers' Compensation(19.1%), Automobile Physical Damage (15.5%), Homeowners (16.4%) and Commercial Multiple Peril (14.8%). The subsidiaries are subject to regulation by Insurance Departments in those states in which they operate and undergo periodic examination by those departments. The subsidiaries are also subject to competition from other insurance carriers in their operating areas. Atlantic States participates in an intercompany pooling arrangement with the Mutual Company and assumes 60% of the pooled business. Southern cedes 50% of its business to the Mutual Company and Delaware American cedes 70% of its Workers' Compensation business to the Mutual Company. At December 31, 1995, the Mutual Company held 59% of the outstanding common stock of the Company.

      On December 29, 1995, the Company acquired all of the outstanding stock of Delaware American Insurance Company. This transaction was accounted for as if it were a "Pooling of Interest," and as such the Company's financial statements have been restated to include Delaware as a consolidated subsidiary from January 1, 1994, to the present.

      In January 1994, the Company organized a new subsidiary, Atlantic Insurance Services, Inc. ("AIS"), which began business in that same month. AIS is an insurance services organization currently providing inspec tion and policy auditing information on a fee for service basis to its affiliates and the insurance industry.

Basis of Consolidation

The consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles, include the accounts of Donegal Group Inc. and its wholly owned sub sidiaries, Atlantic States, Southern, Delaware and AIS. All significant inter -company accounts and transactions have been eliminated in consolidation. The term "Company" as used herein refers to the consolidated entity. The principal business activity of the Company is that of its subsidiaries.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

      Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the liabilities for losses and loss expenses. While management uses available information to provide for such liabilities, future additions to these liabilities may be necessary based on changes in trends in claim frequency and severity.

Investments

The Company accounts for investments in accordance with the provisions of Statement of Financial Accounting Standards (SFAS)No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which was adopted January 1, 1994.

      SFAS No. 115 requires that investments in all debt securities and those equity securities with readily determinable market values be classified into three categories as follows:

      Held to Maturity Securities -- Debt securities that the enterprise has the positive intent and ability to hold to maturity; reported at amortized cost.

      Trading Securities -- Debt and equity securities that are bought and held principally for the purpose of selling them in the near term; reported at fair value, with unrealized gains and losses included in earnings.

      Available for Sale Securities -- Debt and equity securities not classified as either held-to-maturity securities or trading securities; reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity (net of tax effects).

      Short-term investments are carried at amortized cost, which approximates fair value.

      If there is a decline in fair value which is other than temporary, the carrying value for investments in the held to maturity and available for sale categories is reduced to fair value. Such decline in carrying value is recognized as a realized loss and charged to income. Premiums and discounts on debt securities are amortized over the life of the security as an adjustment to yield using the effective interest method. Realized investment gains and losses are computed using the specific identification method and are reported as a component of other income.

      Cash -- Cash balances represent funds held by depository institutions. It is the Company's policy to treat cash equivalents as short-term investments.

Fair Values of Financial Instruments

The Company has used the following methods and assumptions in estimating its fair value disclosures:

      Investment Securities -- Fair values for fixed maturity securities are based on quoted market prices, when available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or values obtained from independent pricing services through a bank trustee. The fair values for equity securities are based on quoted market prices.

      Cash and Short-Term Investments -- The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

      Premium and Reinsurance Receivables and Payables -- The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

      Line of Credit -- The carrying amounts reported in the balance sheet for the line of credit approximates the fair value due to the variable rate nature of the line of credit.

Revenue Recognition

Insurance premiums are recognized as income over the terms of the policies and include estimates of audit premiums on retrospectively rated workers' compensation policies. Unearned premiums are calculated on a daily prorata basis.

Policy Acquisition Costs

Policy acquisition costs, consisting primarily of commissions, premium taxes and certain other variable underwriting costs, are deferred and amortized over the period in which the premiums are earned. Anticipated losses and loss expenses, expenses for main tenance of policies in force and anticipated investment income are considered in the determination of the recoverability of deferred acquisition costs.

Property and Equipment

Property and equipment are reported at depreciated cost that is computed using the straight-line method based upon estimated useful lives of the assets, ranging from 3 to 15 years.

Losses and Loss Expenses

The liability for losses and loss expenses includes amounts determined on the basis of estimates for losses reported prior to the close of the accounting period and other estimates, including those for incurred but not reported losses, and salvage and subrogation recoveries.

      These liabilities are continuously reviewed and updated by man agement and management believes that such liabilities are adequate to cover the ultimate net cost of claims and expenses. When manage ment determines that changes in estimates are required, such changes are included in current earnings.

      In addition, various Insurance Departments, as an integral part of their examination process, periodically review the Company's liabilities for losses and loss expenses. Such departments may require the Company to recognize additions to the liabilities based on their judgements about information available to them at the time of their examination.

      The Company has no material exposures to environmental liabilities.

Income Taxes

The Company and its subsidiaries currently file a consolidated federal income tax return.

      The Company accounts for income taxes using the asset and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

Credit Risk

The Company provides property and liability coverages through its subsidiaries' independent agency systems located throughout its operating area. The majority of this business is billed directly to the insured although a portion of the Company's commercial business is billed through its agents who are extended credit in the normal course of business.

      As described in Note 2, the Company's subsidiaries have rein surance agreements in place with the Mutual Company and with a number of other authorized reinsurers with at least an A.M. Best rating of A- or an equivalent financial condition, as described in Note 8.

Reinsurance Accounting and Reporting

The Company relies upon reinsurance agreements to limit its maximum net loss from large single risks or risks in concentrated areas, and to increase its capacity to write insurance. Each reinsurance agreement satisfies all applicable regulatory requirements. Reinsurance does not relieve the primary insurer from liability to its policyholders. To the extent that a reinsurer may be unable to pay losses for which it is liable under the terms of a reinsurance agreement, the Company is exposed to the risk of continued liability for such losses. However, in an effort to reduce the risk of non-payment, the Company requires all of its reinsurers to have an A.M. Best rating of A- or better or, with respect to foreign reinsurers, to have a financial condition which, in the opinion of management, is equivalent to a company with at least an A- rating. If the Company's reinsurers incur losses from their reinsurance arrangements with the Company, it is probable that the reinsurance premiums payable by the Company in the future could increase.

      The Company accounts for reinsurance contracts in accordance with the provisions of SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts." SFAS No. 113 establishes the conditions required for a contract with a reinsurer to be accounted for as reinsurance and prescribes accounting and reporting standards for those contracts. It requires reinsurance receivables (including amounts related to claims incurred but not reported) and prepaid reinsurance premiums to be reported as assets.

Statutory Accounting Practices

As described in Note 12, the Company's insurance subsidiaries file financial statements with regulatory agencies prepared on a statutory basis of accounting which differs from generally accepted accounting principles.

Stock-Based Compensation

The Company has not elected early adoption of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." SFASNo. 123 becomes effective January 1, 1996, and will not have a material effect on the Company's financial position or results of operations. Upon adoption of SFAS No. 123, the Company will continue to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APBOpinion No. 25, "Accounting for Stock Issued to Employees" and will provide pro forma disclosures of net income and earnings per share as if the fair value-based method prescribed by SFAS No. 123 had been applied in measuring compensation expense.

Impairment of Long-Lived Assets

The Company will adopt Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" (SFAS No. 121) effective January 1, 1996. SFAS No. 121 provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used and assets to be disposed of.

      SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, an entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset.

      SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell.

      Management does not expect the adoption of SFAS No. 121 to have a material effect on its financial condition or results of operation.

Net Income per Common Share

Net income per share is based upon the weighted average number of common shares outstanding plus dilutive common equivalent shares from stock options using the treasury stock method.

      The average common and common equivalent shares outstanding for the years ended December 31, 1995, 1994 and 1993, were 4,272,447, 4,181,159 and 3,330,302, respectively.

2 -- Transactions with Affiliates

The Company conducts business and has various agreements with the Mutual Company which are described below.

a. Reinsurance Pooling and Other Reinsurance Arrangements

Delaware cedes 70% of its Workers' Compensation business to the Mutual Company. Southern cedes 50% of its direct premiums written less certain reinsurance to the Mutual Company. Atlantic States cedes to the Mutual Company all of its insurance business and assumes from the Mutual Company 60% of the Mutual Company's total pooled insurance business, including that assumed from Atlantic States, and substantially all that is assumed from Southern and Delaware. In addition to the reinsurance pooling, Atlantic States and the Mutual Company have a catastrophe reinsurance agreement which limits the maximum liability for losses on any one catastrophe occurrence to $400,000 for Atlantic States. Southern and the Mutual Company have an excess of loss reinsurance agreement in which the Mutual Company generally assumes up to $25,000 for losses in excess of $100,000. The Mutual Company and Delaware have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $200,000 for losses in excess of $50,000. The Mutual Company receives a premium from Atlantic States, Southern and Delaware as part of these agreements. Insurance ceded by Delaware, Southern and Atlantic States does not relieve their primary liability as the originating insurer. Balances arising from the agreements are settled monthly.

      The following amounts represent statutory reinsurance transactions with the Mutual Company during 1995, 1994 and 1993. These amounts exclude the ceded and assumed components of salvage and subrogation recoverable because such amounts are determined on a net basis only consistent with the Mutual Company's statutory records:

Ceded reinsurance:            1995             1994             1993
------------------------------------------------------------------------
Premiums written           $27,731,104      $22,792,131      $20,127,555
========================================================================
Premiums earned            $25,555,026      $21,274,804      $18,802,849
========================================================================
Losses and loss expenses   $14,336,897      $14,643,183      $13,369,604
========================================================================
Unearned premiums          $12,406,072      $10,229,994     $  8,712,667
========================================================================
Liability for losses and
  loss expenses            $20,855,048      $18,476,791      $15,039,660
========================================================================

Assumed reinsurance:
Premiums written           $79,550,369      $69,196,807      $68,933,663
========================================================================
Premiums earned            $74,824,803      $66,322,464      $62,908,662
========================================================================
Losses and loss expenses   $49,332,144      $45,544,081      $42,699,794
========================================================================
Unearned premiums          $35,110,068      $30,384,502      $27,510,159
========================================================================
Liability for losses
  and loss expenses        $66,020,750      $57,267,708      $50,284,110
========================================================================

      Losses and loss expenses assumed from the Mutual Company for 1994 are reported net of intercompany catastrophe recoveries. Catastrophe losses and loss expenses recovered from the Mutual Company in 1994 amounted to approximately $2.8 million.

b. Expense Sharing

The Mutual Company provides facilities, management and other services to the Company, and the Company reimburses the Mutual Company for such services on a periodic basis under usage agreements and pooling arrangements. The charges are based upon the relative participation of the Company and the Mutual Company in the pooling arrangement, and management of both the Company and the Mutual Company consider this allocation to be reasonable. Charges for these services totalled $16,351,186, $13,024,856 and $12,780,682 for 1995, 1994 and 1993,
respectively.

      The net amounts due from the Mutual Company arising from all intercompany transactions, excluding amounts due to Delaware acquisition, at December 31, 1995 and 1994, were $546,746 and $591,707, respectively.

c. Lease Agreement

The Company leases office equipment and automobiles to the Mutual Company under a 10-year lease dated January 1, 1990.

d. Inspection and Policy Auditing Services

AIS provides inspection and policy auditing services to The Mutual Company on a fee for service basis.

3 -- Investments

The amortized cost and estimated fair values of investment securities at December 31, 1995 and 1994, are as follows (excluding short-term investments which are comprised primarily of corporate debt securities reported at cost, which approximates fair value):

                                             1995
------------------------------------------------------------------------
                                       Gross        Gross     Estimated
                       Amortized    Unrealized   Unrealized     Fair
HELD TO MATURITY         Cost          Gains       Losses       Value
------------------------------------------------------------------------
U.S. Treasury securities
  and obligations of
  U.S. government
  corporations
  and agencies        $19,675,694    $  467,842   $ 48,036   $20,095,500
Obligations of states
  and political
  subdivisions         52,080,590     2,378,670     29,155    54,430,105
Corporate securities    3,816,309       380,980      2,289     4,195,000
Mortgage-backed
  securities           16,406,529       288,082     57,376    16,637,235
------------------------------------------------------------------------
  Totals              $91,979,122    $3,515,574   $136,856   $95,357,840
========================================================================

                                             1995
------------------------------------------------------------------------
                                       Gross        Gross      Estimated
AVAILABLE              Amortized    Unrealized   Unrealized     Market
 FOR SALE                Cost          Gains       Losses        Value
------------------------------------------------------------------------
U.S. Treasury securities
  and obligations of
  U.S. government
  corporations
  and agencies        $35,057,293    $  374,436   $ 10,286   $35,421,443
Obligations of states
  and political
  subdivisions          9,633,046       486,704         --    10,119,750
Corporate securities    4,299,597        55,273      6,870     4,348,000
Mortgage-backed
  securities            1,724,951        32,586         --     1,757,537
Equity securities       2,954,487       413,878    104,487     3,263,878
------------------------------------------------------------------------
  Totals              $53,669,374    $1,362,877   $121,643   $54,910,608
========================================================================

                                             1994
------------------------------------------------------------------------
                                      Gross       Gross        Estimated
                       Amortized   Unrealized  Unrealized        Fair
HELD TO MATURITY         Cost         Gains      Losses          Value
------------------------------------------------------------------------
U.S. Treasury securities
  and obligations of
  U.S. government
  corporations
  and agencies        $14,271,210   $  83,172   $  352,382   $14,002,000
Obligations of states
  and political
  subdivisions         32,109,340     120,471    1,180,708    31,049,103
Corporate securities    2,994,258       4,856       40,614     2,958,500
Mortgage-backed
  securities           20,782,823      33,184    1,541,416    19,274,591
------------------------------------------------------------------------
  Totals              $70,157,631    $241,683   $3,115,120   $67,284,194
========================================================================

                                             1994
------------------------------------------------------------------------
                                       Gross       Gross       Estimated
AVAILABLE                Amortized  Unrealized  Unrealized       Fair
FOR SALE                   Cost        Gains      Losses         Value
------------------------------------------------------------------------
U.S. Treasury securities
  and obligations of
  U.S. government
  corporations
  and agencies          $34,002,272  $  33,489   $  606,440  $33,429,321
Obligations of states
  and political
  subdivisions            6,445,915     70,511      159,426    6,357,000
Corporate securities      3,799,912      5,917       71,829    3,734,000
Mortgage-backed
  securities                199,824      2,176           --      202,000
Equity securities         4,897,115     49,075      744,325    4,201,865
------------------------------------------------------------------------
  Totals                $49,345,038   $161,168   $1,582,020  $47,924,186
========================================================================

      The amortized cost and estimated fair value of fixed maturities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

------------------------------------------------------------------------
                                                              Estimated
                                            Amortized           Fair
                                              Cost              Value
------------------------------------------------------------------------
Held to maturity
Due in one year or less                    $ 3,199,746       $ 3,195,000
Due after one year through five years       12,127,178        12,466,500
Due after five years through ten years      27,001,635        28,106,650
Due after ten years                         33,244,034        34,952,455
Mortgage-backed securities                  16,406,529        16,637,235
------------------------------------------------------------------------
  Total held to maturity                   $91,979,122       $95,357,840
========================================================================
Available for sale
Due in one year or less                    $16,662,079       $16,795,042
Due after one year through five years       16,776,499        16,977,900
Due after five years through ten years       7,862,625         8,003,250
Due after ten years                          7,688,733         8,113,001
Mortgage-backed securities                   1,724,951         1,757,537
------------------------------------------------------------------------
  Total available for sale                 $50,714,887       $51,646,730
========================================================================

      Net change in unrealized investment gains (losses) less applicable federal income taxes is as follows:

                                        1995            1994            1993
--------------------------------------------------------------------------------
Fixed maturities                    $ 1,657,442     $(2,664,358)    $      --
Equity securities                     1,004,643      (1,185,026)        186,394
Deferred federal income
  (taxes) benefit                      (845,234)      1,241,770         (60,944)
--------------------------------------------------------------------------------
Net change                          $ 1,816,851     $(2,607,614)    $   125,450
================================================================================

      Unrealized investment gains (losses) less applicable federal income taxes are as follows:

                                        1995            1994            1993
--------------------------------------------------------------------------------
Fixed maturities
  Gains                             $   948,999     $   112,093     $      --
  Losses                                (17,156)       (837,695)           --
Equity securities
  Gains                                 413,877          49,075         396,714
  Losses                               (104,487)       (744,325)        (13,136)
--------------------------------------------------------------------------------
                                      1,241,233      (1,420,852)        383,578
Deferred federal
  income (taxes) benefit               (422,020)        423,214        (123,272)
--------------------------------------------------------------------------------
Net unrealized investment
  gains (losses)                    $   819,213     $  (997,638)    $   260,306
================================================================================

      Net investment income of the Company, consisting primarily of interest and dividends, is attributable to the following sources:

                                        1995            1994            1993
--------------------------------------------------------------------------------
Fixed maturities                    $ 8,264,968     $ 6,681,435     $ 6,240,923
Equity securities                       233,822         230,530         308,285
Short-term investments                1,194,082       1,286,290         307,027
Real Estate                              29,250          29,310            --
--------------------------------------------------------------------------------
  Investment income                   9,722,122       8,227,565       6,856,235
Investment expenses                     452,238         449,401         377,881
--------------------------------------------------------------------------------
Net investment income               $ 9,269,884     $ 7,778,164     $ 6,478,354
================================================================================

      Proceeds and gross realized gains (losses) from sale of investment securities during 1995, 1994 and 1993 are as follows:

                                        1995            1994            1993
--------------------------------------------------------------------------------
Proceeds                            $13,409,224     $30,615,578     $18,264,424
--------------------------------------------------------------------------------
Gross realized gains:
  Fixed maturities                      347,020         410,687         554,720
  Equity securities                     658,595         675,008         502,573
--------------------------------------------------------------------------------
                                      1,005,615       1,085,695       1,057,293
--------------------------------------------------------------------------------
Gross realized losses:
  Fixed maturities                        1,152         831,412           3,413
  Equity securities                     605,876         219,950         208,724
--------------------------------------------------------------------------------
                                        607,028       1,051,362         212,137
--------------------------------------------------------------------------------
Net realized gains                  $   398,587     $    34,333     $   845,156
================================================================================

      During 1995, as permitted by the Financial Accounting Standards Board "one-time window," the Company transferred $4,101,469 of investments from the held to maturity to the available for sale portfolio. The fair value of such investments was $4,381,217. This transfer was made to provide the Company with increased flexibility in managing its liquidity position.

4 -- Deferred Policy Acquisition Costs

Changes in deferred policy acquisition costs are as follows:

                                  1995            1994           1993
------------------------------------------------------------------------
Balance, January 1            $ 5,551,869     $ 5,089,667    $ 3,972,241
Acquisition costs
  deferred                     15,762,349      12,517,202     12,592,426
Amortization charged
  to earnings                  14,412,000      12,055,000     11,475,000
------------------------------------------------------------------------
Balance, December 31          $ 6,902,218     $ 5,551,869    $ 5,089,667
========================================================================

5 -- Property and Equipment

Property and equipment at December 31, 1995 and 1994, consisted of the following:

                                                     1995               1994
--------------------------------------------------------------------------------
Cost-- office equipment                          $ 2,204,608        $ 2,585,962
       automobiles                                   721,565            573,403
       leasehold improvements                         81,719             81,719
       land                                          610,010            610,010
       software                                        2,067            224,437
--------------------------------------------------------------------------------
                                                   3,619,969          4,075,531
Accumulated depreciation                          (1,337,399)        (1,782,447)
--------------------------------------------------------------------------------
                                                 $ 2,282,570        $ 2,293,084
================================================================================

      Depreciation expense for the years ended December 31, 1995, 1994 and 1993 amounted to $345,408, $351,951 and $231,244, respectively.

6 -- Liability for Losses and Loss Expenses

Activity in the liability for losses and loss expenses is summarized as follows:

                                        1995            1994            1993
--------------------------------------------------------------------------------
Balance at January 1                $87,743,937     $69,441,728     $55,870,207
  Less reinsurance
    recoverable                      25,167,086      17,143,860      12,421,252
--------------------------------------------------------------------------------
Net Balance at January 1             62,576,851      52,297,868      43,448,955
--------------------------------------------------------------------------------
Acquisition of Delaware
  American                                 --         5,669,797            --
--------------------------------------------------------------------------------
New Balance at January 1
  as restated                        62,576,851      57,967,665      43,448,955
--------------------------------------------------------------------------------
Incurred related to:
  Current year                       58,354,254      55,941,502      45,451,826
  Prior years                        (2,947,000)     (3,084,000)      1,263,000
--------------------------------------------------------------------------------
Total incurred                       55,407,254      52,857,502      46,714,826
--------------------------------------------------------------------------------
Paid related to:
  Current year                       28,934,360      30,544,316      21,779,913
  Prior years                        19,009,000      17,704,000      16,086,000
--------------------------------------------------------------------------------
Total paid                           47,943,360      48,248,316      37,865,913
--------------------------------------------------------------------------------
Net Balance at
    December 31                      70,040,745      62,576,851      52,297,868
  Plus reinsurance
    recoverable                      27,693,106      25,167,086      17,143,860
--------------------------------------------------------------------------------
Balance at December 31              $97,733,851     $87,743,937     $69,441,728
================================================================================

      The Company recognized a decrease in the liability for loss and loss adjustment expenses (favorable development) of $3.0 million (net of reinsurance recoveries of $0.5 million and $41 thousand respectively) in 1995 and 1994. These favorable developments are primarily attributable to the Company's strengthening of case reserves in prior years, the effects of which are being recognized currently.

      The unfavorable development of $1.3 million in 1993 (net of reinsurance recoveries of $6.7 million) is primarily related to strengthening of case reserves.

7 -- Line of Credit

As of December 31, 1995, pursuant to a credit agreement dated December 29, 1995, with Fleet National Bank of Connecticut, the Company had unsecured borrowings of $5 million. Such borrowings were made in connection with the acquisition of Delaware American Insurance Company. Per the terms of the credit agreement, the Company may borrow up to $20 million at interest rates equal to the bank's then current prime rate or the then current London interbank Eurodollar bank rate plus 1.70%. At December 31, 1995, the interest rate on the outstanding balance was 7.2%. In addition, the Company will pay a non-use fee at a rate of 3/10 of 1% per annum on the average daily unused portion of the Bank's commitment. On each December 29, commencing December 29, 1998, the credit line will be reduced by $4 million. Any outstanding loan in excess of the remaining credit line, after such reduction, will then be payable.

8 -- Unaffiliated Reinsurers

In addition to the primary reinsurance in place with the Mutual Company, Atlantic States, Southern and Delaware have other reinsurance in place principally with three unaffiliated reinsurers. The following amounts represent statutory reinsurance transactions with unaffiliated reinsurers during 1995, 1994 and 1993:

Ceded reinsurance:             1995             1994             1993
------------------------------------------------------------------------
Premiums written             $3,597,212      $3,062,180       $2,792,819
========================================================================
Premiums earned              $3,544,424      $4,090,637       $2,644,239
========================================================================
Losses and loss expenses     $2,801,073      $2,531,806       $4,993,578
========================================================================
Unearned premiums           $   649,821      $  597,031       $  393,705
========================================================================
Liability for losses and
  loss expenses              $6,838,058      $6,690,295       $2,104,200
========================================================================


9 -- Federal Income Taxes

The provision for federal income tax consists of the following:

                                        1995            1994            1993
--------------------------------------------------------------------------------
Current                             $ 3,309,820     $ 2,407,756     $ 2,791,939
Deferred                               (521,952)       (344,725)       (654,237)
--------------------------------------------------------------------------------
Federal tax provision               $ 2,787,868     $ 2,063,031     $ 2,137,702
================================================================================

      The effective tax rate is different than the amount computed at the statutory federal rate of 34% for 1995, 1994 and 1993. The reason for such difference and the related tax effect are as follows:

                                        1995            1994            1993
--------------------------------------------------------------------------------
Income before
  income taxes                      $12,645,818     $ 7,102,979     $ 8,520,151
================================================================================
Computed "expected"
  taxes at 34%                      $ 4,299,578     $ 2,415,013     $ 2,896,851
Delaware loss not
  providing current
  tax benefit                              --           356,321            --
Change in valuation
  allowance                            (383,669)           --              --
Tax-exempt interest                    (751,003)       (671,969)       (641,298)
Dividends received deduction            (46,789)        (52,993)        (48,170)
Adjustment to prior
  year's provision                      (19,604)         28,495           6,103
Deduction for exercise
  of options                           (324,254)           --              --
Other, net                               13,606         (11,836)        (75,784)
--------------------------------------------------------------------------------
Federal income
  tax provision                     $ 2,787,868     $ 2,063,031     $ 2,137,702
================================================================================

      In accordance with SFAS No. 109, the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994, are as follows:

                                                       1995             1994
--------------------------------------------------------------------------------
Deferred tax assets:
  Unearned premium                                 $ 2,809,850      $ 2,443,108
  Loss reserves                                      3,810,076        3,492,459
  Unrealized loss                                         --            435,109
--------------------------------------------------------------------------------
                                                     6,619,926        6,370,676
  (Less valuation allowance)                              --           (383,669)
--------------------------------------------------------------------------------
    Total                                          $ 6,619,926      $ 5,987,009
================================================================================
Deferred tax liabilities:
  Depreciation expense                             $   273,919      $   251,843
  Deferred policy acquisition costs                  2,346,754        1,887,635
  Salvage receivable                                   165,689          112,703
  Unrealized gain                                      422,020             --
--------------------------------------------------------------------------------
    Total                                          $ 3,208,382      $ 2,252,181
================================================================================
    Net deferred tax assets                        $ 3,411,544      $ 3,734,826
================================================================================

      A valuation allowance is provided when it is more likely than not that some portion of the tax asset will not be realized. Management has determined that it is not required to establish a valuation allowance for the deferred tax asset of $6,619,926 at December 31, 1995 since it is more likely than not that the deferred tax asset will be realized through reversals of existing temporary differences, future taxable income, carryback to taxable income in prior years, previously realized investment gains and the implementation of tax planning strategies. A valuation allowance of $383,669 was established at December 31, 1994 in connection with the acquisition of Delaware. The net change in the valuation allowance for the year ended December 31, 1995 was a decrease of $383,669.

10 -- Stock Option and Stock Purchase Plans

The Company has an Equity Incentive Plan for key employees. The plan provides for the granting of awards by the Board of Directors. Awards may be made in the form of stock options, stock appreciation rights, restricted stock or any combination of the above. During 1994 the aggregate number of shares availa ble as awards was increased from 450,000 to 700,000 shares of the Company's common stock. The plan provides that stock options may become exercisable up to 10 years from date of grant, with an option price not less than fair market value on date of grant. The stock appreciation rights permit surrender of the option and receipt of the excess of current market price over option price in cash.

      During 1995, 1994, and 1993, the following options for shares of the Company's common stock were issued, expired, or exercised:

                                 1995            1994           1993
------------------------------------------------------------------------
Issued                                0            0               0
Expired                           7,500            0               0
Exercised                       150,650            0           1,000

      As of December 31, 1995, the Company has unexercised options as follows:

------------------------------------------------------------------------
        Number of              Options                Date
         Options                Price              Exercisable
------------------------------------------------------------------------
          39,000                 $ 9                Currently
         163,500                  12                Currently

      Shares available for future grants at December 31, 1995, are 345,850.

      Effective January 1, 1988, the Company adopted an Employee Stock Purchase Plan. The Plan extends over a 10-year period and provides for shares to be offered to all eligible employees at a purchase price equal to the lesser of 85 percent of the fair market value of the Company's common stock on the last day before the first day of the enrollment period (June 1 and December 1) of the plan or 85 percent of the fair market value of such share on the last day of the subscription period (June 30 and December 31). A summary of plan activity follows:

                                                       Shares Issued
--------------------------------------------------------------------------------
                                                     Price       Shares
--------------------------------------------------------------------------------
January 1, 1993                                       $ 7.65      6,822
July 1, 1993                                          8.50        6,338
January 1, 1994                                       13.175      4,205
July 1, 1994                                          12.75       5,484
January 1, 1995                                       11.90       6,004
July 1, 1995                                          10.625      6,938

      On January 1, 1996, the Company issued an additional 5,630 shares at a price of $14.2375 per share under this plan.

11 -- Statutory Net Income Capital and Surplus and Dividend Restrictions

The following is selected information for Atlantic States, Southern and Delaware as determined in accordance with accounting practices prescribed or permitted by insurance regulatory authorities for the years ended December 31, 1995, 1994 and 1993.

                               1995            1994             1993
------------------------------------------------------------------------
ATLANTIC STATES
Statutory capital
  and surplus               $40,726,246     $38,481,691      $37,250,053
========================================================================
Statutory unassigned
  surplus                   $14,765,382     $12,520,827      $11,289,189
========================================================================
Statutory net income        $ 5,224,905    $  4,072,387     $  3,468,400
========================================================================

                               1995             1994            1993
------------------------------------------------------------------------
SOUTHERN
Statutory capital
  and surplus                $6,380,420      $5,833,556       $5,395,140
========================================================================
Statutory unassigned
  surplus                    $2,378,150      $1,831,285       $1,392,869
========================================================================
Statutory net income        $   679,335      $  764,696       $  783,995
========================================================================

                                1995            1994            1993
------------------------------------------------------------------------
DELAWARE
Statutory capital
  and surplus               $5,695,634       $5,016,599      $   735,262
========================================================================
Statutory unassigned
  surplus                   $  495,634       $ (183,401)     $   735,262
========================================================================
Statutory net income        $  494,576       $ (963,982)     $(3,219,938)
========================================================================

      The Company's principal source of cash for payment of dividends is dividends from Atlantic States, Southern and Delaware, which are required by law to maintain certain minimum surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regu-latory authorities. Atlantic States, Southern and Delaware are subject to risk based capital (RBC) requirements effective for 1994. At December 31, 1995, all three Companies' capital was substantially above the RBC requirements. At December 31, 1995, amounts available for distribution as dividends to Donegal Group Inc. without prior approval of insurance regulatory authorities are $5,224,905 from Atlantic States, $638,042 from Southern and $569,563 from Delaware.

12 -- Reconciliation of Statutory Filings to Amounts Reported Herein

The Company's insurance subsidiaries are required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from financial statements prepared on the basis of generally accepted accounting principles.

      Reconciliations of statutory net income and capital and surplus, as determined using statutory accounting principles, to the amounts included in the accompanying financial statements are as follows:

                                              Year ended December 31,
--------------------------------------------------------------------------------
                                        1995            1994            1993
--------------------------------------------------------------------------------
Statutory net income of
  insurance subsidiaries            $ 6,398,816     $ 3,873,101     $ 4,252,395
Increases (decreases):
  Deferred policy
    acquisition costs                 1,350,349         462,202       1,117,426
  Deferred federal
    income taxes                        521,952         344,725         654,237
  Salvage and subrogation
    recoverable                       1,150,509         337,188          68,934
  Consolidating eliminations
    and adjustments                    (900,000)       (900,000)        (85,585)
  Parent only net income              1,301,558         952,697         375,042
  Non-insurance subsidiary
    net income (loss)                    34,766         (29,965)           --
--------------------------------------------------------------------------------
Net income as
  reported herein                   $ 9,857,950     $ 5,039,948     $ 6,382,449
================================================================================

                                              Year ended December 31,
--------------------------------------------------------------------------------
                                        1995            1994            1993
--------------------------------------------------------------------------------
Statutory capital and surplus
  of insurance subsidiaries         $52,802,300     $49,331,846     $42,645,193
Increases (decreases):
  Deferred policy
    acquisition costs                 6,902,218       5,551,869       5,089,667
  Deferred federal
    income taxes                      3,411,544       3,734,826       2,843,615
  Salvage and subrogation
    recoverable                       3,880,621       2,730,112       2,159,614
  Statutory reserves                  6,413,472       3,446,574       2,321,696
  Non-admitted assets and
    other adjustments, net              440,116         374,009         234,954
  Fixed maturities
    available for sale                  931,843        (725,600)           --
  Consolidating eliminations
    and adjustments                  (5,929,937)     (5,871,578)       (327,379)
  Parent only equity                  3,225,914       1,822,974       2,378,226
  Non-insurance
    subsidiary equity                   204,801         170,035            --
--------------------------------------------------------------------------------
Stockholders' equity as
  reported herein                   $72,282,892     $60,565,067     $57,345,586
================================================================================

13 -- Supplementary Information on Statement of Cash Flows

The following schedule reflects income taxes and interest paid during 1995, 1994 and 1993:

                                        1995            1994            1993
--------------------------------------------------------------------------------
Income taxes                        $ 3,985,497     $ 2,072,512     $ 3,228,539
Interest                            $     7,229     $     9,459     $    37,707
================================================================================

14 -- Interim Financial Data (unaudited)

                                          1995
--------------------------------------------------------------------------------
                    First         Second          Third        Fourth
                   Quarter        Quarter        Quarter       Quarter
--------------------------------------------------------------------------------
Net premiums
  earned         $20,333,148    $21,353,648    $22,026,028   $22,565,028
Total
  revenues        23,008,266     24,312,402     25,034,119    25,530,273
Loss and loss
  adjusting
  expenses        12,455,415     14,215,193     14,240,198    14,496,448
Net income         2,430,125      2,500,700      2,349,118     2,578,007
Net income per
  common share         $ .58          $ .59          $ .55         $ .59


                                          1994
--------------------------------------------------------------------------------
                     First        Second          Third        Fourth
                    Quarter       Quarter        Quarter       Quarter
--------------------------------------------------------------------------------
Net premiums
  earned         $18,464,325    $18,883,443    $19,617,191   $20,267,930
Total
  revenues        21,065,271     20,777,778     21,952,586    22,558,895
Loss and loss
  adjusting
  expenses        15,926,220     11,601,375     12,863,618    12,466,289
Net income (loss)   (866,003)     1,841,238      1,888,944     2,175,719
Net income per
  common share        $ (.22)         $ .45          $ .45         $ .52


      The interim financial data for 1995 and 1994 vary from amounts previously reported by the Company on form 10-Q's due to the acquisition of Delaware in December 1995 which was accounted for as a "as if Pooling of Interest."

      Results for the first quarter of 1994 were adversely affected due to the unprecedented severe weather which hit the northeast part of the United States in those three months and the inclusion of Delaware which experienced a net loss of approximately $1.2 million in the first quarter. In addition to increased loss and loss expenses of approximately $3.8 million compared to the average of the last three quarters the Company incurred approximately $1 million in additional ceded premiums related to the reinstatement of its catastrophe reinsurance contracts. These factors resulted in a loss ratio of 81.4% in the first quarter compared to 62.9% for the rest of the year.

15 -- Pending Acquisition

On December 22, 1994, the Company announced its intent to purchase all of the outstanding shares of Pioneer Insurance Company from the Mutual Company. The purchase price is expected to approximate statutory book value, which at December 31, 1995, was $5,108,442. The acquisition will be accounted for as if it were a pooling of interests. Currently, it is not known whether the acquisition will be consummated during 1996.

Donegal Group Inc.
Independent Auditors' Report



The Stockholders and Board of Directors
Donegal Group Inc.

We have audited the accompanying consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donegal Group Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, the Company adopted the provisions of Statement of Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" as of January 1, 1994.

                                                           KPMG Peat Marwick LLP

Harrisburg, Pennsylvania
February 23, 1996

Donegal Group Inc.

Corporate Information



Annual Meeting
April 18, 1996 at the Company's headquarters at 10:00 a.m.

Form 10-K

A copy of Donegal Group's Annual Report on Form 10-K, will be furnished free upon written request to Ralph G. Spontak, Senior Vice President and Chief Financial Officer, at the address listed below.

Market Information

Donegal Group's common stock is traded on NASDAQ under the symbol "DGIC." During 1994 and 1995, the stock price ranged as follows:

                                                     Cash Dividend
                                                       Declared
Quarter            High               Low              Per Share
--------------------------------------------------------------------------------
1994
1st              $19 1/2            $13                  $ --
2nd               15 1/2             13 1/2               .09
3rd               15 1/4             13 3/4               .09
4th               14 3/4             10 3/4               .18

1995
1st               15                 13 15/16              --
2nd               17 1/2             14                   .10
3rd               17 3/4             16                   .10
4th               19 1/4             17                   .20

Corporate Offices
1195 River Road
Box 302
Marietta, Pennsylvania 17547
(717) 426-1931

Transfer Agent
First Chicago Trust Company of New York
Mail Suite 4693
P.O. Box 2535
Jersey City, NJ 07303-2535
(201) 324-0313

Stockholders
The number of common stockholders of
record as of December 31, 1995 was 359.