Form 10-K405, Exhibit 13
period 1996-12-31
DONEGAL GROUP INC
filed 1997-03-31
CIK 800457

ITEM 5.



Board of Directors and Officers

Donegal Group Inc.

Board of Directors

Donald H. Nikolaus
President, Chief Executive
  Officer and a Director

C. Edwin Ireland
Chairman of the Board
  and a Director

Philip H. Glatfelter, II
Vice Chairman of the Board
  and a Director

Robert S. Bolinger
Director

Thomas J. Finley, Jr.
Director

Patricia A. Gilmartin
Director

R. Richard Sherbahn
Director


Officers

C. Edwin Ireland
Chairman of the Board

Philip H. Glatfelter, II
Vice Chairman of the Board

Donald H. Nikolaus
President and Chief
  Executive Officer

Ralph G. Spontak
Senior Vice President,
  Chief Financial Officer
  and Secretary

Daniel J. Wagner
Treasurer

Donegal Mutual

Board of Directors

Donald H. Nikolaus
President, Chief Executive
  Officer and a Director

C. Edwin Ireland
Chairman of the Board
  and a Director

Philip H. Glatfelter, II
Vice Chairman of the Board
  and a Director

Frederick W. Dreher
Director

Patricia A. Gilmartin
Director

Charles A. Heisterkamp, III
Director

John E. Hiestand
Director

R. Richard Sherbahn
Director

William H. Shupert
Senior Vice President
  of Underwriting and a Director

Ralph G. Spontak
Senior Vice President,
  Chief Financial Officer,
  Secretary and a Director


Other Officers

Daniel J. Wagner
Treasurer

Cyril J. Greenya
Vice President of Commercial
  Underwriting

James B. Price
Vice President of Claims

Robert G. Shenk
Vice President of Claims

Frank J. Wood
Vice President of Marketing


Corporate Information

Annual Meeting
April 17, 1997 at the Company's headquarters at 10:00 a.m.

Form 10-K
A copy of Donegal Group's Annual Report on Form 10-K, will be furnished free upon written request to Ralph G. Spontak, Senior Vice President and Chief Financial Officer, at the address listed below.

Market Information
Donegal Group's common stock is traded on NASDAQ under the symbol "DGIC." During 1995 and 1996, the stock price ranged as follows:

                                                      Cash Dividend
                                                        Declared
           Quarter           High            Low        Per Share
           --------------------------------------------------------

           1995
           1st                15              13-15/16     --
           2nd                17-1/2          14          .10
           3rd                17-3/4          16          .10
           4th                19-1/4          17          .20

           1996
           1st                19-1/2          18-1/2       --
           2nd                19              16-3/4      .11
           3rd                18-3/4          16-1/4      .11
           4th                20-3/4          17-1/2      .22

Corporate Offices
1195 River Road
Box 302
Marietta, Pennsylvania 17547
(717) 426-1931

Transfer Agent
First Chicago Trust Company of New York
Mail Suite 4693
P.O. Box 2535
Jersey City, NJ 07303-2535
(201) 324-0313

Stockholders
The number of common stockholders of record as of December 31, 1996 was 363.

ITEM 6.

                                   [Graphic]

The printed document has four bar graphs, side by side and contain plot points as indicated below:

        Total Assets  Book Value Per    Invested Assets      Total Revenue
         in dollars   Share dollars        in dollars         in dollars
         ----------   -------------     ---------------      -------------

1992    131,135,002      12.18             94,723,299          62,107,673
1993    169,460,466      14.03            122,221,131          77,698,608
1994    207,721,362      14.78            147,050,375          86,354,530
1995    235,704,366      16.96            163,135,881          97,885,060
1996    273,128,543      18.18            188,423,528         112,519,031

Financial Highlights

Year Ended December 31,       1996           1995           1994           1993          1992
--------------------------------------------------------------------------------------------------

Income Statement Data
  Net premiums earned      $ 99,982,042  $ 86,277,852   $ 77,232,889  $ 69,415,874   $ 54,630,786
  Investment income          10,316,468     9,269,884      7,778,164     6,478,354      6,042,163
  Total revenues            112,519,031    97,885,060     86,354,530    77,698,608     62,107,673
  Net income                  8,896,113     9,857,950      5,039,948     6,382,449      4,948,744
  Net income
    per common share               2.01          2.31           1.20          1.92           1.65


Balance Sheet Data
  Total assets             $273,128,543  $235,704,366   $207,721,362  $169,460,466   $131,135,002
  Stockholders' equity       81,277,371    72,282,892     60,565,067    57,345,586     36,417,485
  Book value per share            18.18         16.96          14.78         14.03          12.18


ITEM 7.

Management's Discussion and Analysis of Results of Operation and Financial Condition


Donegal Group Inc. ("DGI" or the "Company") is a regional insurance holding company doing business in Pennsylvania, Maryland, Delaware, Virginia and Ohio through its three wholly owned property-casualty insurance subsidiaries, Atlantic States Insurance Company ("Atlantic States"), Southern Insurance Company of Virginia ("Southern") and Delaware Atlantic Insurance Company ("Delaware") which changed its name from Delaware American Insurance Company effective August 29, 1996 (collectively "Insurance Subsidiaries"). The Company's major lines of business in 1996 and their percentage of total net earned premiums were Automobile Liability (27.7%), Workers' Compensation (18.0%), Automobile Physical Damage (16.0%), Homeowners (16.6%), and Commercial Multiple Peril (16.0%). The Insurance Subsidiaries are subject to regulation by Insurance Departments in those states in which they operate and undergo periodic examination by those departments. The Insurance Subsidiaries are also subject to competition from other insurance carriers in their operating areas. DGI was formed in September 1986 by Donegal Mutual Insurance Company (the "Mutual Company"), which owns 59% of the outstanding common shares of the Company as of December 31, 1996.

     Atlantic States participates in an intercompany pooling arrangement with the Mutual Company and assumes 65% (60% in 1995 and 1994) of the pooled business. Southern cedes 50% of its business to the Mutual Company and Delaware cedes 70% of its Workers' Compensation business to the Mutual Company. Because the Mutual Company places substantially all of the business assumed from Southern and Delaware into the pool, from which the Company has a 65% allocation, the Company's results of operations include approximately 80% of the business written by Southern and approximately 70% of the Workers' Compensation business written by Delaware.

     In addition to the Company's insurance subsidiaries, it also owns all of the outstanding stock of Atlantic Insurance Services, Inc. ("AIS"), which was formed and began business in January 1994. AIS is an insurance services organization currently providing inspection and policy auditing information on a fee for service basis to its affiliates and the insurance industry.


Results of Operation 1996 Compared to 1995

Total revenues for 1996 were $112,519,031 which were $14,633,971, or 15.0%
greater than 1995. Net premiums earned increased to $99,982,042, an increase of $13,704,190, or 15.9% over 1995. An increase in Atlantic States' share of the pool with the Mutual Company, from 60% to 65% effective January 1, 1996 accounted for $6,701,309, or 7.8% of this increase. A 1.9% increase in the direct premiums written by the combined pool of Atlantic States and the Mutual Company, a 15.8% increase in the direct premiums written of Southern and a 6.3% increase in the direct premiums written of Delaware accounted for a majority of the remaining increase. The Company posted a realized gain of $172,734 compared to a realized gain of $398,587 in 1995. Both gains resulted from normal turnover of the Company's investment portfolio. As of December 31, 1996, 99.9% of the Company's bond portfolio was classified as Class I (highest quality) by the National Association of Insurance Commissioners' Security Valuation Office. Investment income increased $1,046,584. An increase in the average invested assets from $153,477,866 to $174,905,542, offset by a decrease in the average yield to 5.9% from 6.0% in 1995, accounted for the change.

     The GAAP combined ratio of insurance operations was 99.4% in 1996, compared to 97.3% in 1995. The GAAP combined ratio is the sum of the ratios of incurred losses and loss adjustment expense to premiums earned (loss ratio), underwriting expenses to premiums earned (expense ratio) and policyholder dividends to premiums earned (dividend ratio). The loss ratio in 1996 was 66.6%, compared to 64.2% in 1995 accounting for the change. This increase in the loss ratio resulted from increased claim activity due to severe winter weather in the primary operating areas of the Company in the first quarter 1996. The loss ratio in the first quarter was 72.1% compared to 64.8% for the rest of the year. The expense ratio for 1996 was 31.2% compared to 31.8% in 1995 with the dividend ratio increasing from 1.3% in 1995 to 1.5% in 1996 due to improved loss ratios in workers' compensation in 1996.


Results of Operation 1995 Compared to 1994

Total revenues for 1995 were $97,885,060 which were $11,530,530, or 13.4%
greater than 1994. Net premiums earned increased to $86,277,852, an increase of $9,044,963, or 11.7% over 1994. A 12.0% increase in the direct premiums written by the combined pool of Atlantic States and the Mutual Company, a 15.1% increase in the direct premiums written of Southern and a 67.4% increase in the direct premiums written of Delaware accounted for most of the increase. Premiums earned in 1994 were offset by additional reinsurance premiums of approximately
$1 million which resulted from the reinstatement of catastrophic reinsurance contracts which were impacted by severe weather which hit the northeast part of the United States during the first quarter of that year. The increase in the direct premiums written by the combined pool was distributed among a number of the major lines, with Commercial Multiple Peril representing the largest increase for any individual line, with a 28% increase over 1994. The Company posted a realized gain of $398,587, compared to a realized gain of $34,333 in 1994. Both gains resulted from normal turnover of the Company's investment portfolio. As of December 31, 1995, all of the Company's bond portfolio was classified as Class I (highest quality) by the National Association of Insurance Commissioners' Security Valuation Office. Investment income increased $1,491,720. An increase in the average invested assets from $137,514,214 to $153,477,866, and an increase in the average yield to 6.0% from 5.7% in 1994, accounted for the increase.

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


Liquidity and Capital Resources

The Company generates sufficient funds from its operations and maintains a high degree of liquidity in its investment portfolio. The primary source of funds to meet the demands of claim settlements and operating expenses are premium collections, investment earnings and maturing investments. As of December 31, 1996, the Company had no material commitment for capital expenditures.

     In investing funds made available from operations, the Company maintains security's maturities consistent with its projected cash needs for the payment of claims and expenses. The Company maintains a portion of its investment portfolio in relatively short-term and highly liquid assets to ensure the availability of funds.

     As of December 31, 1996, pursuant to a credit agreement dated December 29, 1995, with Fleet National Bank of Connecticut, the Company had unsecured borrowings of $8.5 million. Such borrowings were made in connection with the acquisition of Delaware and a $5 million capital contribution to Atlantic States. Per the terms of the credit agreement, the Company may borrow up to $20 million at interest rates equal to the bank's then current prime rate or the then current London interbank Eurodollar bank rate plus 1.70%. At December 31, 1996, the interest rate on the outstanding balance was 7.325%. In addition, the Company will pay a non-use fee at a rate of 3/10 of 1% per annum on the average daily unused portion of the Bank's commitment. On each December 29, commencing December 29, 1998, the credit line will be reduced by $4 million. Any outstanding loan in excess of the remaining credit line, after such reduction, will then be payable.

     The Company's principal sources of cash with which to meet obligations and pay stockholder dividends are dividends from the Insurance Subsidiaries which are required by law to maintain certain minimum surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. The Insurance Subsidiaries are also subject to Risk Based Capital (RBC) requirements which may further impact their ability to pay dividends. At December 31, 1996, all three Companies' statutory capital and surplus were substantially above the RBC requirements. At December 31, 1996, amounts available for distribution as dividends to Donegal Group without prior approval of the insurance regulatory authorities are $5,410,536 from Atlantic States, $255,480 from Southern and $1,120,952 from Delaware.

Net unrealized gains resulting from fluctuations in the fair value of investments reported in the balance sheet at fair value were $420,998 (net of applicable federal income tax) at December 31, 1996, and $819,213 (net of applicable federal income tax) at December 31, 1995.


Credit Risk

The Company provides property and liability coverages through its subsidiaries' independent agency systems located throughout its operating area. The majority of this business is billed directly to the insured although a portion of the Company's commercial business is billed through its agents, who are extended credit in the normal course of business.

     The Company's Insurance Subsidiaries have reinsurance agreements in place with the Mutual Company, as described in Note 2 of the financial statements, and with a number of other major authorized reinsurers, as described in Note 8 of the financial statements.


Impact of Inflation

Property and casualty insurance premiums are established before the amount of losses and loss settlement expenses, or the extent to which inflation may impact such expenses, are known. Consequently, the Company attempts, in establishing rates, to anticipate the potential impact of inflation.


Impact of New Accounting Standards
Stock-Based Compensation

Stock-based compensation plans are accounted for under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of a stock option grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards (SFAS)No. 123, "Accounting for Stock-based Compensation" is effective for 1996 and permits entities to recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures under SFAS No. 123.

ITEM 8.

Donegal Group Inc.
Consolidated Balance Sheets

December 31,                                                                                  1996              1995
------------------------------------------------------------------------------------------------------------------------------

Assets
Investments
  Fixed maturities
    Held to maturity, at amortized cost (fair value $113,461,217 and $95,357,840)         $111,581,162       $ 91,979,122
    Available for sale, at fair value (amortized cost $49,314,520 and $50,714,887)          49,588,543         51,646,730
  Equity securities, available for sale, at fair value (cost $2,770,346 and $2,954,487)      3,134,198          3,263,878
  Short-term investments, at cost, which approximates fair value                            21,207,503         14,498,579
                                                                                          ------------       ------------
      Total investments                                                                    185,511,406        161,388,309
Cash                                                                                         2,912,122          1,747,572
Accrued investment income                                                                    2,534,048          2,414,095
Premiums receivable                                                                         10,133,338         11,790,396
Reinsurance receivable                                                                      37,474,966         28,179,699
Deferred policy acquisition costs                                                            7,837,899          6,902,218
Federal income taxes receivable                                                                     --            551,990
Deferred tax asset, net                                                                      3,613,307          3,411,544
Prepaid reinsurance premiums                                                                20,174,981         13,055,893
Property and equipment, net                                                                  2,160,806          2,282,570
Accounts receivable -- securities                                                               98,622          2,702,895
Due from affiliate                                                                                  --            546,746
Other                                                                                          677,048            730,439
                                                                                          ------------       ------------
      Total assets                                                                        $273,128,543       $235,704,366
                                                                                          ============       ============

Liabilities and Stockholders' Equity
Liabilities
  Losses and loss expenses                                                                $110,022,886       $ 97,733,851
  Unearned premiums                                                                         66,184,188         54,377,239
  Accrued expenses                                                                           2,140,918          2,373,142
  Current income taxes                                                                         815,196                 --
  Reinsurance balances payable                                                                 697,764            634,731
  Cash dividend declared to stockholders                                                       492,619            427,694
  Line of credit                                                                             8,500,000          5,000,000
  Accounts payable -- securities                                                             2,498,838          2,491,148
  Other                                                                                        201,634            181,426
  Due to affiliate                                                                             297,129            202,243
                                                                                          ------------       ------------
      Total liabilities                                                                    191,851,172        163,421,474
                                                                                          ------------       ------------
Stockholders' Equity
  Preferred stock, $1.00 par value, authorized 1,000,000 shares; none issued
  Common stock, $1.00 par value, authorized 10,000,000 shares, issued 4,540,569 and 4,326,362 shares and outstanding
     4,471,782 and 4,261,314 shares                                                          4,540,569          4,326,362
  Additional paid-in capital                                                                37,315,888         35,017,965
  Net unrealized gains (losses) on investments available for sale, net of taxes                420,998            819,213
  Retained earnings                                                                         39,891,672         32,939,132
  Treasury stock, at cost                                                                     (891,756)          (819,780)
                                                                                          ------------       ------------
      Total stockholders' equity                                                            81,277,371         72,282,892
                                                                                          ------------       ------------
      Total liabilities and stockholders' equity                                          $273,128,543       $235,704,366
                                                                                          ============       ============

See accompanying notes to consolidated financial statements.

Donegal Group Inc.

Consolidated Statements of Income


Year Ended December 31,                                   1996           1995           1994
------------------------------------------------------------------------------------------------
Revenues
  Premiums earned                                     $138,309,092   $115,377,302   $101,598,330
  Premiums ceded                                        38,327,050     29,099,450     24,365,441
                                                      ------------   ------------   ------------
  Net premiums earned                                   99,982,042     86,277,852     77,232,889
  Investment income, net of investment expenses         10,316,468      9,269,884      7,778,164
  Installment payment fees                                 752,043        670,971        611,296
  Lease income                                             541,010        491,115        462,587
  Service fees                                             754,734        776,651        235,261
  Net realized investment gains                            172,734        398,587         34,333
                                                      ------------   ------------   ------------
    Total revenues                                     112,519,031     97,885,060     86,354,530
                                                      ------------   ------------   ------------

Expenses
  Losses and loss expenses                              91,505,086     72,545,223     70,026,135
  Reinsurance recoveries                                24,893,853     17,137,969     17,168,633
                                                      ------------   ------------   ------------
  Net losses and loss expenses                          66,611,233     55,407,254     52,857,502
  Amortization of deferred policy acquisition costs     17,032,000     14,412,000     12,055,000
  Other underwriting expenses                           14,174,023     13,049,188     12,278,473
  Policy dividends                                       1,549,369      1,106,357      1,349,079
  Other                                                  1,530,635      1,256,839        702,038
  Interest                                                 375,311          7,604          9,459
                                                      ------------   ------------   ------------
    Total expenses                                     101,272,571     85,239,242     79,251,551
                                                      ------------   ------------   ------------
    Income before income taxes                          11,246,460     12,645,818      7,102,979
Income taxes                                             2,350,347      2,787,868      2,063,031
                                                      ------------   ------------   ------------
    Net income                                        $  8,896,113   $  9,857,950   $  5,039,948
                                                      ============   ============   ============
    Net income per common share                       $       2.01   $       2.31   $       1.20
                                                      ============   ============   ============


See accompanying notes to consolidated financial statements.

Donegal Group Inc.
Consolidated Statements of Stockholders' Equity


                                                                               Net Unrealized
                                                                               Gains (Losses)
                              Preferred Stock    Common Stock       Additional on Investments                           Total
                               -------------  -------------------     Paid-in    Available    Retained   Treasury  Stockholders'
                               Shares Amount   Shares     Amount      Capital     for Sale    Earnings     Stock      Equity
                               ------ ------  -------- ----------  -----------   ---------  -----------  --------- ------------
Balance,
  January 1, 1994                   0   $ 0  4,153,081 $4,153,081  $33,342,911   $ 260,306  $21,196,450  $(819,780) $58,132,968
                                -----  ----- --------- ----------  -----------   ---------  -----------  ---------  -----------
Cumulative effect of adopting
  SFAS No. 115                                                                   1,349,670                            1,349,670
Issuance of common stock                         9,689      9,689      115,632                                          125,321
Net income                                                                                    5,039,948               5,039,948
Change in unrealized gains
  (losses) on investments (Net of
  applicable federal income taxes)                                              (2,607,614)                          (2,607,614)
Cash dividends
  $.36 per share                                                                             (1,475,226)             (1,475,226)
                                -----  ----  --------- ----------  -----------   ---------  -----------  ---------  -----------
Balance,
  December 31, 1994                 0   $ 0  4,162,770 $4,162,770  $33,458,543 $  (997,638) $24,761,172  $(819,780) $60,565,067
                                -----  ----  --------- ----------  -----------   ---------  -----------  ---------  -----------
Issuance of common stock                       163,592    163,592    1,559,422                                        1,723,014
Net income                                                                                    9,857,950               9,857,950
Change in unrealized gains
  (losses) on investments (Net of
  applicable federal income taxes)                                               1,816,851                            1,816,851
Cash dividends
  $.40 per share                                                                             (1,679,990)             (1,679,990)
                                -----  ----  --------- ----------  -----------   ---------  -----------  ---------  -----------
Balance,
  December 31, 1995                 0   $ 0  4,326,362 $4,326,362  $35,017,965   $ 819,213  $32,939,132  $(819,780) $72,282,892
                                -----  ----  --------- ----------  -----------   ---------  -----------  ---------  -----------
Issuance of common stock                       214,207    214,207    2,297,923                                        2,512,130
Net income                                                                                    8,896,113               8,896,113
Change in unrealized gains
  (losses) on investments (Net of
  applicable federal income taxes)                                                (398,215)                            (398,215)
Purchase of 3,739 shares of
  treasury stock                                                                                           (71,976)     (71,976)
Cash dividends
  $.44 per share                                                                             (1,943,573)             (1,943,573)
                                -----  ----  --------- ----------  -----------   ---------  -----------  ---------  -----------
Balance,
  December 31, 1996                 0   $ 0  4,540,569 $4,540,569  $37,315,888   $ 420,998  $39,891,672  $(891,756) $81,277,371
                                =====  ====  ========= ==========  ===========   =========  ===========  =========  ===========

See accompanying notes to consolidated financial statements.

Donegal Group Inc.
Consolidated Statements of Cash Flows


Year Ended December 31,                                       1996            1995           1994
------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net income                                              $  8,896,113    $  9,857,950    $  5,039,948
                                                          ------------    ------------    ------------
  Adjustments to reconcile net income to net cash
      provided by operating activities:
    Depreciation and amortization                              235,603         380,491         385,944
    Realized investment gains                                 (172,734)       (398,587)        (34,333)
  Changes in Assets and Liabilities:
    Losses and loss expenses                                12,289,035       9,989,914       7,788,953
    Unearned premiums                                       11,806,949       7,622,144       2,480,511
    Accrued expenses                                          (232,224)        829,125        (341,338)
    Premiums receivable                                      1,657,058      (2,635,090)       (245,408)
    Deferred policy acquisition costs                         (935,681)     (1,350,349)       (462,202)
    Deferred income taxes                                        3,380        (521,952)       (344,725)
    Reinsurance receivable                                  (9,295,267)     (2,526,020)     (3,179,767)
    Accrued investment income                                 (119,953)       (382,216)       (202,057)
    Amounts due from affiliate                                 843,875          44,961        (243,002)
    Reinsurance balances payable                                63,033         (81,460)        (62,793)
    Prepaid reinsurance premiums                            (7,119,088)     (2,228,868)       (479,438)
    Current income taxes                                     1,367,186        (675,677)        358,824
    Other, net                                                  73,599        (145,516)       (391,859)
                                                          ------------    ------------    ------------
      Net adjustments                                       10,464,771       7,920,900       5,027,310
                                                          ------------    ------------    ------------
    Net cash provided by operating activities               19,360,884      17,778,850      10,067,258
                                                          ------------    ------------    ------------
Cash Flows from Investing Activities:
  Purchase of fixed maturities
    Held to maturity                                       (30,595,807)    (26,057,540)     (5,139,055)
    Available for sale                                     (21,403,083)    (27,895,537)    (27,983,885)
  Purchase of equity securities                             (9,077,146)     (6,072,439)     (7,486,343)
  Sale of fixed maturities
    Available for sale                                       7,247,675       5,276,380      22,975,319
  Maturity of fixed maturities
    Held to maturity                                        11,596,190      10,996,250       2,637,135
    Available for sale                                      17,634,933       6,631,844       2,627,416
  Sale of equity securities                                  9,493,480       8,121,345       8,671,596
  Acquisition and assumption of Delaware                      (202,243)     (5,300,000)      5,513,259
  Purchase of property and equipment                          (242,915)       (334,894)       (338,804)
  Purchase of other assets                                          --              --        (131,625)
  Net sales (purchases) of short-term investments           (6,708,924)     12,018,979      (9,813,495)
                                                          ------------    ------------    ------------
    Net cash used in investing activities                  (22,257,840)    (22,615,612)     (8,468,482)
                                                          ------------    ------------    ------------
Cash Flows from Financing Activities:
  Issuance of common stock                                   2,512,130       1,723,014         125,321
  Line of credit, net                                        3,500,000       5,000,000              --
  Cash dividends paid                                       (1,878,648)     (1,621,631)     (1,433,270)
  Purchase of treasury stock                                   (71,976)             --              --
                                                          ------------    ------------    ------------
    Net cash provided by (used in) financing activities      4,061,506       5,101,383      (1,307,949)
                                                          ------------    ------------    ------------
Net increase in cash                                         1,164,550         264,621         290,827
Cash at beginning of year                                    1,747,572       1,482,951       1,192,124
                                                          ------------    ------------    ------------
Cash at end of year                                       $  2,912,122    $  1,747,572    $  1,482,951
                                                          ============    ============    ============


See accompanying notes to consolidated financial statements.

Donegal Group Inc.
Notes to Consolidated Financial Statements



1 -- Summary of Significant Accounting Policies

Organization and Business

The Company was organized as a regional insurance holding company by Donegal Mutual Insurance Company (the "Mutual Company") and operates in Pennsylvania, Maryland, Delaware, Virginia and Ohio through its wholly owned stock insurance companies, Atlantic States Insurance Company ("Atlantic States"), Southern Insurance Company of Virginia ("Southern"), and Delaware Atlantic Insurance Company ("Delaware"), which changed its name from Delaware American Insurance Company effective August 29, 1996 (collectively-Insurance Subsidiaries). The Company's major lines of business in 1996 and their percentages of total net earned premiums were Automobile Liability (27.7%), Workers' Compensation (18.0%), Automobile Physical Damage (16.0%), Homeowners (16.6%) and Commercial Multiple Peril (16.0%). The Insurance Subsidiaries are subject to regulation by Insurance Departments in those states in which they operate and undergo periodic examination by those departments. The Insurance Subsidiaries are also subject to competition from other insurance carriers in their operating areas. Atlantic States participates in an intercompany pooling arrangement with the Mutual Company and assumes 65% (60% in 1995 and 1994) of the pooled business. Southern cedes 50% of its business to the Mutual Company and Delaware cedes 70% of its Workers' Compensation business to the Mutual Company. At December 31, 1996, the Mutual Company held 59% of the outstanding common stock of the Company.

     In addition to the Company's insurance subsidiaries, it also owns all of the outstanding stock of Atlantic Insurance Services, Inc. ("AIS"), which was formed and began business in January 1994. AIS is an insurance services organization currently providing inspection and policy auditing information on a fee for service basis to its affiliates and the insurance industry.

Basis of Consolidation

The consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles, include the accounts of Donegal Group Inc. and its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The term "Company" as used herein refers to the consolidated entity. Certain amounts in the 1995 financial statements have been reclassified to conform to the current year presentation.

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

Investments

The Company accounts for investments in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which was adopted January 1, 1994.

     SFAS No. 115 requires that investments in all debt securities and those equity securities with readily determinable market values be classified into three categories as follows:

     Held to Maturity -- Debt securities that the Company has the positive intent and ability to hold to maturity; reported at amortized cost.

     Trading -- Debt and equity securities that are bought and held principally for the purpose of selling them in the near term; reported at fair value, with unrealized gains and losses included in income.

     Available for Sale -- Debt and equity securities not classified as either held-to-maturity or trading; reported at fair value, with unrealized gains and losses excluded from income and reported as a separate component of stockholders' equity (net of tax effects).

     Short-term investments are carried at amortized cost, which approximates fair value.

     If there is a decline in fair value which is other than temporary, the carrying value for investments in the held to maturity and available for sale categories is reduced to fair value. Such decline in carrying value is recognized as a realized loss and charged to income. Premiums and discounts on debt securities are amortized over the life of the security as an adjustment to yield using the effective interest method. Realized investment gains and losses are computed using the specific identification method.

     Premiums and discounts for mortgaged-backed debt securities are amortized using anticipated prepayments with significant changes in estimated prepayments accounted for under the prospective method.

Fair Values of Financial Instruments

The Company has used the following methods and assumptions in estimating its fair value disclosures:

     Investments -- Fair values for fixed maturity securities are based on quoted market prices, when available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or values obtained from independent pricing services through a bank trustee. The fair values for equity securities are based on quoted market prices.

     Cash and Short-Term Investments -- The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

     Premium and Reinsurance Receivables and Payables -- The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

     Line of Credit -- The carrying amounts reported in the balance sheet for the line of credit approximates fair value due to the variable rate nature of the line of credit.

Revenue Recognition

Insurance premiums are recognized as income over the terms of the policies. Unearned premiums are calculated on a daily prorata basis.

Policy Acquisition Costs

Policy acquisition costs, consisting primarily of commissions, premium taxes and certain other variable underwriting costs, are deferred and amortized over the period in which the premiums are earned. Anticipated losses and loss expenses, expenses for maintenance of policies in force and anticipated investment income are considered in the determination of the recoverability of deferred acquisition costs.

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

     These liabilities are continuously reviewed and updated by management and management believes that such liabilities are adequate to cover the ultimate net cost of claims and expenses. When management determines that changes in estimates are required, such changes are included in current earnings.

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

     The Company's Insurance Subsidiaries have reinsurance agreements in place with the Mutual Company and with a number of other authorized reinsurers with at least an A.M. Best rating of A- or an equivalent financial condition.

Reinsurance Accounting and Reporting

The Company relies upon reinsurance agreements to limit its maximum net loss from large single risks or risks in concentrated areas, and to increase its capacity to write insurance.

Reinsurance does not relieve the primary insurer from liability to its policyholders. To the extent that a reinsurer may be unable to pay losses for which it is liable under the terms of a reinsurance agreement, the Company is exposed to the risk of continued liability for such losses. However, in an effort to reduce the risk of non-payment, the Company requires all of its reinsurers to have an A.M. Best rating of A- or better or, with respect to foreign reinsurers, to have a financial condition which, in the opinion of management, is equivalent to a company with at least an A- rating. If the Company's reinsurers incur losses from their reinsurance arrangements with the Company, it is probable that the reinsurance premiums payable by the Company in the future could increase. Estimated amounts of reinsurance recoverable are reported as assets in the accompanying consolidated balance sheets as are prepaid reinsurance premiums which represent the unearned portion of premiums ceded.

Stock-Based Compensation

Stock-based compensation plans are accounted for under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of a stock option grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-based Compensation" is effective for 1996 and permits entities to recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures under SFAS No. 123.

Net Income per Common Share

Net income per share is based upon the weighted average number of common shares outstanding plus dilutive common equivalent shares from stock options using the treasury stock method.

     The average common and common equivalent shares outstanding for the years ended December 31, 1996, 1995 and 1994, were 4,425,652, 4,272,447 and 4,181,159, respectively.


2 -- Transactions with Affiliates

The Company conducts business and has various agreements with the Mutual Company which are described below.

a. Reinsurance Pooling and Other Reinsurance Arrangements

Atlantic States cedes to the Mutual Company all of its insurance business and assumes from the Mutual Company 65% (60% in 1995 and 1994) of the Mutual Company's total pooled insurance business, including that assumed from Atlantic States and substantially all of the business assumed and retained by the Mutual Company from Southern and Delaware. Atlantic States, Southern and Delaware each have a catastrophe reinsurance agreement with the Mutual Company which limits the maximum liability under any one catastrophic occurrence to $400,000, $300,000 and $300,000, respectively, and $700,000 for a catastrophe involving more than one of the companies. The Mutual Company and Delaware also have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $200,000 of losses in excess of $50,000 and Workers' Compensation quota share agreement whereby Delaware cedes 70% of that business. The Mutual Company and Southern have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $25,000 of losses in excess of $100,000 and a quota share agreement whereby Southern cedes 50% of its direct business less certain reinsurance to the Mutual Company. Both Southern and Delaware have retrocessional reinsurance agreements effective July 1, 1996 with the Mutual Company under which they cede, and then assume back, 100% of their business net of other reinsurance.

     The following amounts represent reinsurance transactions with the Mutual Company during 1996, 1995 and 1994. Amounts for losses and loss expenses exclude salvage and subrogation recoverable because such amounts are determined on a net basis only consistent with the Mutual Company's statutory records:


Ceded reinsurance:                      1996            1995           1994
-------------------------------------------------------------------------------
Premiums written                    $ 41,696,471     $27,731,104    $22,792,131
                                    ============     ===========    ===========
Premiums earned                     $ 34,602,528     $25,555,026    $21,274,804
                                    ============     ===========    ===========
Losses and loss expenses            $ 23,137,013     $14,336,897    $14,643,183
                                    ============     ===========    ===========
Unearned premiums                   $ 19,500,015     $12,406,072    $10,229,994
                                    ============     ===========    ===========
Liability for losses and
  loss expenses                     $ 31,381,875     $20,855,048    $18,476,791
                                    ============     ===========    ===========

Assumed reinsurance:
-------------------------------------------------------------------------------

Premiums written                    $104,549,034     $79,550,369    $69,196,807
                                    ============     ===========    ===========
Premiums earned                     $ 93,649,895     $74,824,803    $66,322,464
                                    ============     ===========    ===========
Losses and loss expenses            $ 63,840,301     $49,332,144    $45,544,081
                                    ============     ===========    ===========
Unearned premiums                   $ 46,009,207     $35,110,068    $30,384,502
                                    ============     ===========    ===========
Liability for losses
  and loss expenses                 $ 78,341,967     $66,020,750    $57,267,708
                                    ============     ===========    ===========

     Losses and loss expenses assumed from the Mutual Company for 1996, 1995 and 1994 are reported net of intercompany catastrophe recoveries which amounted to approximately $9.5 million, $0 and $2.8 million, respectively.

b. Expense Sharing

The Mutual Company provides facilities, management and other services to the Company, and the Company reimburses the Mutual Company for such services on a periodic basis under usage agreements and pooling arrangements. The charges are based upon the relative participation of the Company and the Mutual Company in the pooling arrangement, and management of both the Company and the Mutual Company consider this allocation to be reasonable. Charges for these services totalled $18,878,506, $16,886,631 and $13,708,490 for 1996, 1995 and 1994,
respectively.

c. Lease Agreement

The Company leases office equipment and automobiles to The Mutual Company under a 10-year lease dated January 1, 1990.

     Future annual commitments under these leases are $537,000 for 1997, 1998 and 1999.

d. Inspection and Policy Auditing Services

AIS provides inspection and policy auditing services to the Mutual Company on a fee for service basis.

3 -- Investments

The amortized cost and estimated fair values of fixed maturities and equity securities at December 31, 1996 and 1995, are as follows:


                                                            1996
-----------------------------------------------------------------------------------------
                                                     Gross        Gross       Estimated
                                     Amortized     Unrealized   Unrealized      Fair
HELD TO MATURITY                        Cost          Gains       Losses        Value
-----------------------------------------------------------------------------------------
U.S. Treasury securities
  and obligations of
  U.S. government
  corporations
  and agencies                      $ 37,393,590   $  234,456     $292,696   $ 37,335,350

Obligations of states and
political subdivisions                55,989,476    1,764,831       74,988     57,679,319

Corporate securities                   5,766,899      278,056        8,455      6,036,500

Mortgage-backed securities            12,431,197      128,691      149,840     12,410,048
                                    ------------   ----------     --------   ------------
  Totals                            $111,581,162   $2,406,034     $525,979   $113,461,217
                                    ============   ==========     ========   ============


                                                            1996
-----------------------------------------------------------------------------------------
                                                      Gross        Gross       Estimated
AVAILABLE                             Amortized     Unrealized   Unrealized      Fair
FOR SALE                                 Cost         Gains        Losses        Value
-----------------------------------------------------------------------------------------
U.S. Treasury securities
  and obligations of
  U.S. government
  corporations
  and agencies                       $32,824,112     $ 34,564     $149,582    $32,709,094
Obligations of states
  and political
  subdivisions                        12,287,823      406,867       13,190     12,681,500
Corporate securities                   3,107,680           --       20,680      3,087,000
Mortgage-backed
  securities                           1,094,905       16,044           --      1,110,949
Equity securities                      2,770,346      475,165      111,313      3,134,198
                                     -----------     --------     --------    -----------
  Totals                             $52,084,866     $932,640     $294,765    $52,722,741
                                     ===========     ========     ========    ===========


                                                            1995
-----------------------------------------------------------------------------------------
                                                     Gross        Gross       Estimated
                                     Amortized     Unrealized   Unrealized      Fair
HELD TO MATURITY                        Cost          Gains       Losses        Value
-----------------------------------------------------------------------------------------

U.S. Treasury securities
  and obligations of
  U.S. government
  corporations
  and agencies                       $19,675,694   $  467,842     $ 48,036    $20,095,500
Obligations of states
  and political
  subdivisions                        52,080,590    2,378,670       29,155     54,430,105
Corporate securities                   3,816,309      380,980        2,289      4,195,000
Mortgage-backed
  securities                          16,406,529      288,082       57,376     16,637,235
                                     -----------   ----------     --------    -----------
  Totals                             $91,979,122   $3,515,574     $136,856    $95,357,840
                                     ===========   ==========     ========    ===========


                                                            1995
-----------------------------------------------------------------------------------------
                                                     Gross         Gross       Estimated
AVAILABLE                             Amortized    Unrealized    Unrealized      Fair
FOR SALE                                 Cost        Gains         Losses        Value
-----------------------------------------------------------------------------------------
U.S. Treasury securities
  and obligations of
  U.S. government
  corporations
  and agencies                       $35,057,293   $  374,436     $ 10,286    $35,421,443
Obligations of states
  and political
  subdivisions                         9,633,046      486,704           --     10,119,750
Corporate securities                   4,299,597       55,273        6,870      4,348,000
Mortgage-backed
  securities                           1,724,951       32,586           --      1,757,537
Equity securities                      2,954,487      413,878      104,487      3,263,878
                                     -----------   ----------     --------    -----------
  Totals                             $53,669,374   $1,362,877     $121,643    $54,910,608
                                     ===========   ==========     ========    ===========

     The amortized cost and estimated fair value of fixed maturities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     Estimated
                                                   Amortized            Fair
                                                      Cost              Value
--------------------------------------------------------------------------------
Held to maturity
Due in one year or less                           $  5,615,296      $  5,661,000
Due after one year through five years               23,801,976        24,161,000
Due after five years through ten years              33,727,321        34,110,100
Due after ten years                                 36,005,372        37,119,069
Mortgage-backed securities                          12,431,197        12,410,048
                                                  ------------      ------------
  Total held to maturity                          $111,581,162      $113,461,217
                                                  ============      ============

Available for sale
Due in one year or less                           $  6,994,864      $  7,000,000
Due after one year through five years               21,090,113        21,033,594
Due after five years through ten years               9,867,026         9,899,000
Due after ten years                                 10,267,612        10,545,000
Mortgage-backed securities                           1,094,905         1,110,949
                                                  ------------      ------------
  Total available for sale                        $ 49,314,520      $ 49,588,543
                                                  ============      ============

     Net change in unrealized investment gains (losses) less applicable federal income taxes is as follows:

                                      1996             1995             1994
-------------------------------------------------------------------------------
Fixed maturities                  $  (657,819)     $ 1,657,442      $(2,664,358)
Equity securities                      54,461        1,004,643       (1,185,026)
Deferred federal income
  (taxes) benefit                     205,143         (845,234)       1,241,770
                                  -----------      -----------      -----------
Net change                        $  (398,215)     $ 1,816,851      $(2,607,614)
                                  ===========      ===========      ===========
Held to maturity                  $(1,498,661)     $ 6,252,155      $(6,949,719)
                                  ===========      ===========      ===========

     Unrealized investment gains (losses) less applicable federal income taxes are as follows:

                                      1996             1995             1994
-------------------------------------------------------------------------------
Fixed maturities
  Gains                             $ 457,475       $  948,999       $  112,093
  Losses                             (183,452)         (17,156)        (837,695)
Equity securities
  Gains                               475,165          413,877           49,075
  Losses                             (111,313)        (104,487)        (744,325)
                                    ---------       ----------       ----------
                                      637,875        1,241,233       (1,420,852)
Deferred federal
  income (taxes) benefit             (216,877)        (422,020)         423,214
                                    ---------       ----------       ----------
Net unrealized investment
  gains (losses)                    $ 420,998       $  819,213       $ (997,638)
                                    =========       ==========       ==========

     Net investment income of the Company, consisting primarily of interest and dividends, is attributable to the following sources:

                                       1996             1995             1994
--------------------------------------------------------------------------------
Fixed maturities                   $ 9,513,417       $8,264,968       $6,681,435
Equity securities                      233,072          233,822          230,530
Short-term investments               1,034,246        1,194,082        1,286,290
Real estate                             29,250           29,250           29,310
                                   -----------       ----------       ----------
Investment income                   10,809,985        9,722,122        8,227,565
Investment expenses                    493,517          452,238          449,401
                                   -----------       ----------       ----------
Net investment income              $10,316,468       $9,269,884       $7,778,164
                                   ===========       ==========       ==========

     Proceeds and gross realized gains (losses) from sales of investments during 1996, 1995 and 1994 are as follows:

                                       1996             1995             1994
--------------------------------------------------------------------------------
Proceeds                           $14,136,882      $13,409,224      $30,615,578
                                   -----------      -----------      -----------
Gross realized gains:
  Fixed maturities                      29,206          347,020          410,687
  Equity securities                    404,381          658,595          675,008
                                   -----------      -----------      -----------
                                       433,587        1,005,615        1,085,695
                                   -----------      -----------      -----------
Gross realized losses:
  Fixed maturities                         689            1,152          831,412
  Equity securities                    260,164          605,876          219,950
                                   -----------      -----------      -----------
                                       260,853          607,028        1,051,362
                                   -----------      -----------      -----------
Net realized gains                 $   172,734      $   398,587      $    34,333
                                   ===========      ===========      ===========

     During 1995, as permitted by the Financial Accounting Standards Board "one-time window," the Company transferred $4,101,469 of investments from the held to maturity to the available for sale portfolio. The fair value of such investments was $4,381,217. This transfer was made to provide the Company with increased flexibility in managing its liquidity position.


4 -- Deferred Policy Acquisition Costs

Changes in deferred policy acquisition costs are as follows:

                                       1996             1995             1994
--------------------------------------------------------------------------------
Balance, January 1                 $ 6,902,218      $ 5,551,869      $ 5,089,667
Acquisition costs deferred          17,967,681       15,762,349       12,517,202
Amortization charged
  to earnings                       17,032,000       14,412,000       12,055,000
                                   -----------      -----------      -----------
Balance, December 31               $ 7,837,899      $ 6,902,218      $ 5,551,869
                                   ===========      ===========      ===========

5 -- Property and Equipment

Property and equipment at December 31, 1996 and 1995, consisted of the following:

                                                    1996                1995
--------------------------------------------------------------------------------
Cost -- office equipment                        $ 2,253,581         $ 2,204,608
        automobiles                                 769,767             721,565
        leasehold improvements                       81,719              81,719
        land                                        610,010             610,010
        software                                     18,409               2,067
                                                -----------         -----------
                                                  3,733,486           3,619,969
Accumulated depreciation                         (1,572,680)         (1,337,399)
                                                -----------         -----------
                                                $ 2,160,806         $ 2,282,570
                                                ===========         ===========

     Depreciation expense for 1996, 1995 and 1994 amounted to $364,679, $345,408 and $351,951, respectively.

6 -- Liability for Losses and Loss Expenses

Activity in the liability for losses and loss expenses is summarized as follows:

                                     1996             1995             1994
-------------------------------------------------------------------------------
Balance at January 1            $  97,733,851     $ 87,743,937     $ 69,441,728
  Less reinsurance
    recoverable                    27,693,106       25,167,086       17,143,860
                                -------------     ------------     ------------
Net Balance at January 1           70,040,745       62,576,851       52,297,868
                                -------------     ------------     ------------
Acquisition of Delaware
  American                               --               --          5,669,797
                                -------------     ------------     ------------
Net Balance at January 1
  as restated                      70,040,745       62,576,851       57,967,665
                                -------------     ------------     ------------
Incurred related to:
  Current year                     69,206,233       58,354,254       55,941,502
  Prior years                      (2,595,000)      (2,947,000)      (3,084,000)
                                -------------     ------------     ------------
Total incurred                     66,611,233       55,407,254       52,857,502
                                -------------     ------------     ------------
Paid related to:
  Current year                     39,988,258       28,934,360       30,544,316
  Prior years                      22,889,000       19,009,000       17,704,000
                                -------------     ------------     ------------
Total paid                         62,877,258       47,943,360       48,248,316
                                -------------     ------------     ------------
Net Balance at
    December 31                    73,774,720       70,040,745       62,576,851
  Plus reinsurance
    recoverable                    36,248,166       27,693,106       25,167,086
                                -------------     ------------     ------------
Balance at December 31          $ 110,022,886     $ 97,733,851     $ 87,743,937
                                =============     ============     ============

     The Company recognized a decrease in the liability for losses and loss expenses (favorable development) of $2.6 million, $3.0 million and $3.1 million. These favorable developments are primarily attributable to the Company's strengthening of case reserves in prior years, the effects of which are being recognized currently.


7 -- Line of Credit

At December 31, 1996, pursuant to a credit agreement dated December 29, 1995, with Fleet National Bank of Connecticut, the Company had unsecured borrowings of $8.5 million. Such borrowings were made in connection with the acquisition of Delaware and a $5 million capital contribution to Atlantic States. Per the terms of the credit agreement, the Company may borrow up to $20 million at interest rates equal to the bank's then current prime rate or the then current London interbank Eurodollar bank rate plus 1.70%. At December 31, 1996, the interest rate on the outstanding balance was 7.325%. In addition, the Company will pay a non-use fee at a rate of 3/10 of 1% per annum on the average daily unused portion of the Bank's commitment. On each December 29, commencing December 29, 1998, the credit line will be reduced by $4 million. Any outstanding loan in excess of the remaining credit line, after such reduction, will then be payable.

8 -- Unaffiliated Reinsurers

In addition to the primary reinsurance in place with the Mutual Company, the Insurance Subsidiaries have other reinsurance in place principally with four unaffiliated reinsurers. The following amounts represent statutory reinsurance transactions with unaffiliated reinsurers during 1996, 1995 and 1994:

Ceded reinsurance:                       1996            1995            1994
--------------------------------------------------------------------------------
Premiums written                      $3,749,667      $3,597,212      $3,062,180
                                      ==========      ==========      ==========
Premiums earned                       $3,724,522      $3,544,424      $4,090,637
                                      ==========      ==========      ==========
Losses and loss expenses              $1,756,840      $2,801,073      $2,531,806
                                      ==========      ==========      ==========
Unearned premiums                     $  674,966      $  649,821      $  597,031
                                      ==========      ==========      ==========
Liability for losses and
  loss expenses                       $4,866,291      $6,838,058      $6,690,295
                                      ==========      ==========      ==========

9 -- Federal Income Taxes

The provision for federal income tax consists of the following:

                                     1996             1995              1994
-------------------------------------------------------------------------------
Current                           $2,346,967      $ 3,309,820       $ 2,407,756
Deferred                               3,380         (521,952)         (344,725)
                                  ----------      -----------       -----------
Federal tax provision             $2,350,347      $ 2,787,868       $ 2,063,031
                                  ==========      ===========       ===========

     The effective tax rate is different than the amount computed at the statutory federal rate of 34% for 1996, 1995 and 1994. The reason for such difference and the related tax effect are as follows:

                                       1996             1995            1994
-------------------------------------------------------------------------------
Income before income taxes         $11,246,460      $12,645,818      $7,102,979
                                   ===========      ===========      ==========
Computed "expected"
  taxes at 34%                     $ 3,823,796      $ 4,299,578      $2,415,013
Tax-exempt interest                 (1,055,491)        (751,003)       (671,969)
Dividends received deduction           (48,108)         (46,789)        (52,993)
Deduction for exercise
  of options                          (399,904)        (324,254)           --
Other, net                              30,054           (5,998)        (16,659)
Delaware loss not
  providing current
  tax benefit                               --               --         356,321
Change in valuation
  allowance                                 --         (383,669)           --
                                   -----------      -----------      ----------
Federal income tax provision       $ 2,350,347      $ 2,787,868      $2,063,031
                                   ===========      ===========      ==========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995, are as follows:

                                           1996             1995
--------------------------------------------------------------------------------
Deferred tax assets:
  Unearned premium                      $3,128,626       $2,809,850
  Loss reserves                          3,910,691        3,810,076
                                        ----------       ----------
    Total                               $7,039,317       $6,619,926
                                        ==========       ==========

Deferred tax liabilities:
  Depreciation expense                  $  286,816       $  273,919
  Deferred policy acquisition costs      2,664,886        2,346,754
  Salvage receivable                       257,431          165,689
  Unrealized gain                          216,877          422,020
                                        ----------       ----------
    Total                               $3,426,010       $3,208,382
                                        ==========       ==========
    Net deferred tax assets             $3,613,307       $3,411,544
                                        ==========       ==========

     A valuation allowance is provided when it is more likely than not that some portion of the tax asset will not be realized. Management has determined that it is not required to establish a valuation allowance for the deferred tax asset of $7,039,317 and $6,619,926 at December 31, 1996 and 1995 since it is more likely than not that the deferred tax asset will be realized through reversals of existing temporary differences, future taxable income, carryback to taxable income in prior years, previously realized investment gains and the implementation of tax planning strategies. The net change in the valuation allowance for the year ended December 31, 1995 was a decrease of $383,669.


10 -- Stock Compensation Plans
The Company applies APB Opinion 25 in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and certain of its stock purchase plans. Compensation cost for these stock-based compensation plans determined under SFAS No. 123 would not have had a material impact on net income and earnings per share for 1996 or 1995.
     The calculation of pro forma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to January 1, 1995 is not considered.

Equity Incentive Plans
The Company has had an Equity Incentive Plan for key employees since 1986 and adopted a nearly identical new plan in 1996. Both plans provide for the granting of awards by the Board of Directors in the form of stock options, stock appreciation rights, restricted stock or any combination of the above. During 1994 the aggregate number of shares available as awards was increased from 450,000 to 700,000. During 1996 the new plan was adopted and it makes 345,850 shares available. The plans provide that stock options may become exercisable up to 10 years from date of grant, with an option price not less than fair market value on date of grant. The stock appreciation rights permit surrender of the option and receipt of the excess of current market price over option price in cash.
     Information regarding activity in the Company's stock option plans is presented below:

                                                 Weighted Average
                                        Number of      Exercise Price
                                         Shares          Per Share
-------------------------------------------------------------------------------
Outstanding at December 31, 1993         360,650          $ 11.01
 Granted -- 1994                              --               --
 Exercised -- 1994                            --               --
 Forfeited -- 1994                            --               --
                                         -------          -------
Outstanding at December 31, 1994         360,650          $ 11.01
 Granted -- 1995                              --               --
 Exercised -- 1995                       150,650            10.47
 Forfeited -- 1995                         7,500            10.80
                                         -------          -------
Outstanding at December 31, 1995         202,500          $ 11.42
 Granted -- 1996                              --               --
 Exercised -- 1996                       202,500            11.42
 Forfeited -- 1996                            --               --
                                         -------          -------
Outstanding at December 31, 1996              --          $    --
                                         =======          =======
Exercisable at:
 December 31, 1995                       202,500          $ 11.42
                                         =======          =======
 December 31, 1996                            --          $    --
                                         =======          =======

     As of December 31, 1996, the Company has no unexercised options under this plan.

     Shares available for future grants at December 31, 1996, are 345,850.


1996 Equity Incentive Plan For Directors

During 1996 the Company adopted an Equity Incentive Plan For Directors which makes 90,000 shares available for award. Awards may be made in the form of stock options and additionally provides for the issuance of 100 shares of restricted stock to each director on the first business day of January in each year, commencing January 2, 1997. As of December 31, 1996 the Company has no outstanding options under this plan.

Employee Stock Purchase Plans

During 1996 the Company adopted the 1996 Employee Stock Purchase Plan which replaced a similar plan that had been adopted effective January 1, 1988. The 1996 plan makes 100,000 shares available for issuance.

     The 1996 Plan extends over a 10-year period and provides for shares to be offered to all eligible employees at a purchase price equal to the lesser of 85 percent of the fair market value of the Company's common stock on the last day before the first day of the enrollment period (June 1 and December 1) of the plan or 85 percent of the fair market value of such share on the last day of the subscription period (June 30 and December 31). A summary of plan activity follows:

                                               Shares Issued
                                            -------------------
                                            Price        Shares
--------------------------------------------------------------------------------
January 1, 1994                             13.175       4,205
July 1, 1994                                12.75        5,484
January 1, 1995                             11.90        6,004
July 1, 1995                                10.625       6,938
January 1, 1996                             14.2375      5,630
July 1, 1996                                14.6625      6,077

     On January 1, 1997, the Company issued an additional 6,575 shares at a price of $14.6625 per share under this plan.

Agency Stock Purchase Plan

On December 31, 1996 the Company adopted the Agency Stock Purchase Plan which makes 300,000 shares available for issuance. The plan provides for agents of affiliated companies of Donegal Group Inc. to invest up to $12,000 per subscription period (April 1 to September 30 and October 1 to March 31) under various methods. Stock is issued at the end of the subscription period at a price equal to 90% of the average market price during the last ten trading days of the subscription period.


11 -- Statutory Net Income Capital and Surplus and Dividend Restrictions

The following is selected information for the Insurance Subsidiaries as determined in accordance with accounting practices prescribed or permitted by insurance regulatory authorities.

                              1996          1995          1994
--------------------------------------------------------------------------------
ATLANTIC STATES
Statutory capital
  and surplus             $47,914,415   $40,726,246   $38,481,691
                          ===========   ===========   ===========
Statutory unassigned
  surplus                 $16,953,551   $14,765,382   $12,520,827
                          ===========   ===========   ===========
Statutory net income      $ 5,410,536   $ 5,224,905   $ 4,072,387
                          ===========   ===========   ===========


                              1996          1995          1994
--------------------------------------------------------------------------------
SOUTHERN
Statutory capital
  and surplus              $6,608,944    $6,380,420    $5,833,556
                           ==========    ==========    ==========
Statutory unassigned
  surplus                  $1,856,674    $2,378,150    $1,831,285
                           ==========    ==========    ==========
Statutory net income       $  255,480    $  679,335    $  764,696
                           ==========    ==========    ==========

                              1996          1995          1994
--------------------------------------------------------------------------------
DELAWARE
Statutory capital
  and surplus              $6,798,477    $5,695,634    $5,016,599
                           ==========    ==========    ==========
Statutory unassigned
  surplus                  $1,598,477    $  495,634    $ (183,401)
                           ==========    ==========    ==========
Statutory net income
 (loss)                    $1,120,952    $  494,576    $ (963,982)
                           ==========    ==========    ==========

     The Company's principal source of cash for payment of dividends are dividends from its Insurance Subsidiaries which are required by law to maintain certain minimum capital and surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Atlantic States, Southern and Delaware are also subject to risk based capital (RBC) requirements which may further impact their ability to pay dividends. At December 31, 1996, all three Companies' statutory capital and surplus were substantially above the RBC requirements. At December 31, 1996, amounts available for distribution as dividends to Donegal Group Inc. without prior approval of insurance regulatory authorities are $5,410,536 from Atlantic States, $255,480 from Southern and $1,120,952 from Delaware.


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

     Reconciliations of statutory net income and capital and surplus, as determined using statutory accounting principles, to the amounts included in the accompanying financial statements are as follows:

                                       Year ended December 31,
--------------------------------------------------------------------------------
                                   1996         1995         1994
--------------------------------------------------------------------------------
Statutory net income of
  insurance subsidiaries        $6,786,968   $6,398,816   $3,873,101
Increases (decreases):
  Deferred policy
    acquisition costs              935,681    1,350,349      462,202
  Deferred federal
    income taxes                    (3,380)     521,952      344,725
  Salvage and subrogation
    recoverable                  1,037,926    1,150,509      337,188
  Consolidating eliminations
    and adjustments                     --     (900,000)    (900,000)
  Parent only net income           155,894    1,301,558      952,697
  Non-insurance subsidiary
    net income (loss)              (16,976)      34,766      (29,965)
                                ----------   ----------   ----------
Net income as
  reported herein               $8,896,113   $9,857,950   $5,039,948
                                ==========   ==========   ==========


                                                  December 31,
--------------------------------------------------------------------------------
                                      1996            1995           1994
--------------------------------------------------------------------------------
Statutory capital and surplus
  of insurance subsidiaries      $ 61,321,836     $52,802,300    $49,331,846
Increases (decreases):
  Deferred policy
    acquisition costs               7,837,899       6,902,218      5,551,869
  Deferred federal
    income taxes                    3,613,307       3,411,544      3,734,826
  Salvage and subrogation
    recoverable                     4,918,547       3,880,621      2,730,112
  Statutory reserves                9,835,700       6,413,472      3,446,574
  Non-admitted assets and
    other adjustments, net            339,781         440,116        374,009
  Fixed maturities
    available for sale                274,023         931,843       (725,600)
  Consolidating eliminations
    and adjustments               (10,929,937)     (5,929,937)    (5,871,578)
  Parent only equity                3,878,390       3,225,914      1,822,974
  Non-insurance
    subsidiary equity                 187,825         204,801        170,035
                                 ------------     -----------    -----------
Stockholders' equity as
  reported herein                $ 81,277,371     $72,282,892    $60,565,067
                                 ============     ===========    ===========

13 -- Supplementary Information on Statement of Cash Flows

The following schedule reflects income taxes and interest paid during 1996, 1995 and 1994:

                             1996            1995            1994
--------------------------------------------------------------------------------
Income taxes               $983,161      $3,985,497      $2,072,512
                           ========      ==========      ==========
Interest                   $369,869        $  7,229      $    9,459
                           ========      ==========      ==========



14 -- Interim Financial Data (unaudited)

                                     1996
--------------------------------------------------------------------------------
                    First     Second       Third      Fourth
                   Quarter    Quarter     Quarter     Quarter
--------------------------------------------------------------------------------
Net premiums
  earned          $24,695,309    $24,835,041    $25,134,567    $25,317,125
Total revenues     27,898,782     27,857,986     28,176,395     28,585,868
Loss and loss
  adjusting
  expenses         17,793,237     16,147,754     16,185,048     16,485,194
Net income          1,410,932      2,720,429      2,485,311      2,279,441
Net income per
  common share           $.32           $.62           $.56           $.51

                                     1995
--------------------------------------------------------------------------------
                      First       Second         Third        Fourth
                    Quarter       Quarter       Quarter      Quarter
--------------------------------------------------------------------------------
Net premiums
  earned          $20,333,148   $21,353,648   $22,026,028   $22,565,028
Total revenues     23,008,266    24,312,402    25,034,119    25,530,273
Loss and loss
  adjusting
  expenses         12,455,415    14,215,193    14,240,198    14,496,448
Net income          2,430,125     2,500,700     2,349,118     2,578,007
Net income per
  common share          $ .58         $ .59         $ .55         $ .59

     Results for the first quarter of 1996 were adversely affected due to the record snow levels in the Company's operating area that fell in January 1996. This resulted in a loss ratio of 72.1% in the first quarter compared to 64.8% for the rest of the year.


15 -- Pending Acquisition

On December 22, 1994, the Company announced its intent to purchase all of the outstanding shares of Pioneer Insurance Company from the Mutual Company. The purchase price is expected to approximate statutory book value, which at December 31, 1996, was $5,048,582. The acquisition will be accounted for as if it were a pooling of interests. It is anticipated that the acquisition will be consummated on April 1, 1997.

Donegal Group Inc.

Independent Auditors' Report


The Stockholders and Board of Directors
Donegal Group Inc.

We have audited the accompanying consolidated balance sheets of Donegal Group Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donegal Group Inc. as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                                           KPMG Peat Marwick LLP

Harrisburg, Pennsylvania
March 3, 1997