Form 10-K405, Exhibit 13
period 1997-12-31
DONEGAL GROUP INC
filed 1998-03-31
CIK 800457

FINANCIAL HIGHLIGHTS


Year Ended December 31,           1997            1996*            1995*            1994*           1993*

Income Statement Data
------------------------------------------------------------------------------------------------------------
   Net premiums earned       $107,302,168     $104,527,038      $89,522,203      $79,026,809     $71,466,765
------------------------------------------------------------------------------------------------------------
   Investment income           11,507,277       10,799,369        9,713,744        8,188,852       6,842,392
------------------------------------------------------------------------------------------------------------
   Total revenues             121,327,606      117,581,664      101,615,698       88,607,550      80,165,058
------------------------------------------------------------------------------------------------------------
   Net income                  10,641,186        8,557,774        9,559,610        4,589,397       6,777,461
------------------------------------------------------------------------------------------------------------
   Net income per common share
------------------------------------------------------------------------------------------------------------
        Basic                        1.77             1.46             1.72              .84            1.56
------------------------------------------------------------------------------------------------------------
       Diluted                       1.77             1.45             1.68              .82            1.53
------------------------------------------------------------------------------------------------------------

Balance Sheet Data
------------------------------------------------------------------------------------------------------------
   Total assets              $304,104,505     $287,990,994     $244,943,598     $215,013,165    $176,979,530
------------------------------------------------------------------------------------------------------------
   Stockholders' equity        91,596,663       81,599,274       73,020,689       61,338,761      58,872,709
------------------------------------------------------------------------------------------------------------
   Book value per share             15.19            13.69            12.85            11.23           10.79
------------------------------------------------------------------------------------------------------------

Management's Discussion and Analysis of Results of Operation and Financial Condition


Donegal Group Inc. ("DGI" or the "Company") is a regional insurance holding company doing business in Pennsylvania, Maryland, Delaware, Virginia and Ohio through its four wholly owned property-casualty insurance subsidiaries, Atlantic States Insurance Company ("Atlantic States"), Southern Insurance Company of Virginia ("Southern"), Delaware Atlantic Insurance Company ("Delaware") and Pioneer Insurance Company ("Pioneer") (collectively "Insurance Subsidiaries"). The Company's major lines of business in 1997 and their percentage of total net earned premiums were Automobile Liability (27.8%), Workers' Compensation (15.9%), Automobile Physical Damage (17.1%), Homeowners (17.6%), and Commercial Multiple Peril (15.6%). The Insurance Subsidiaries are subject to regulation by Insurance Departments in those states in which they operate and undergo periodic examination by those departments. The Insurance Subsidiaries are also subject to competition from other insurance carriers in their operating areas. DGI was formed in September 1986 by Donegal Mutual Insurance Company (the "Mutual Company"), which owns 58.2% of the outstanding common shares of the Company as of December 31, 1997.

   On July 15, 1997, the Company issued a 4 for 3 stock split in the form of a 33 1/3% stock dividend to stockholders of record as of June 25, 1997. Per share information prior to July 15, 1997, has been restated for this change.

   Atlantic States participates in an intercompany pooling arrangement with the Mutual Company and assumes 65% (60% in 1995) of the pooled business. Southern cedes 50% of its business to the Mutual Company and Delaware cedes 70% of its Workers' Compensation business to the Mutual Company. Because the Mutual Company places substantially all of the business assumed from Southern and Delaware into the pool, from which the Company has a 65% allocation, the Company's results of operations include approximately 83% of the business written by Southern and approximately 76% of the Workers' Compensation business written by Delaware.

   In March 1997, the Company acquired all of the outstanding stock of Pioneer. This transaction was accounted for as if it were a "pooling of interest," and as such the Company's financial statements have been restated to include Pioneer as a consolidated subsidiary from January 1, 1993, to the present.

   In addition to the Company's insurance subsidiaries, it also owns all of the outstanding stock of Atlantic Insurance Services, Inc. ("AIS"), an insurance services organization currently providing inspection and policy auditing information on a fee for service basis to its affiliates and the insurance industry.

Results of Operation 1997 Compared to 1996

Total revenues for 1997 were $121,327,606 which were $3,745,942, or 3.2%, greater than 1996. Net premiums earned increased to $107,302,168, an increase of $2,775,130, or 2.7%, over 1996. Direct premiums written by the combined pool of Atlantic States and the Mutual Company decreased $107,786, with Workers' Compensation decreasing $4,052,981, or 19.5%, due to a mandatory rate rollback for that line in Pennsylvania. A 12.4% increase in the direct premiums written of Southern, a 6.6% increase in the direct premiums written of Delaware and an 18.5% decrease in the direct premiums written of Pioneer accounted for the majority of the remaining increase. The Company reported realized investment gains of $314,136, compared to realized investment gains of $172,734 in 1996. Gains in both years resulted from normal turnover of the Company's investment portfolio. As of December 31, 1997, 99.9% of the Company's bond portfolio was classified as Class 1 (highest quality) by the National Association of Insurance Commissioners' Security Valuation Office. Investment income increased $707,908. An increase in the average invested assets from $180,352,394 to $198,727,027, offset by a decrease in the average yield to 5.8% from 6.0% in 1996, accounted for the change.

   The GAAP combined ratio of insurance operations was 97.6% in 1997, compared to 100.4% in 1996. The GAAP combined ratio is the sum of the ratios of incurred losses and loss adjustment expense to premiums earned (loss ratio), underwriting expenses to premiums earned (expense ratio) and policyholder dividends to premiums earned (dividend ratio). The loss ratio in 1997 was 63.1%, compared to 67.4% in 1996, accounting for the majority of the change in the combined ratio. This decrease in the loss ratio resulted from a return to more normal weather patterns in 1997, compared to severe winter weather experienced in the primary operating areas of the Company in the first quarter of 1996. The expense ratio for 1997 was 33.3%, compared to 31.5% in 1996, with the dividend ratio decreasing from 1.5% in 1996 to 1.2% in 1997 due primarily to the rate rollback in Workers' Compensation in 1997.

10--The 1997 Donegal Group Annual Report

Results of Operation 1996 Compared to 1995

Total revenues for 1996 were $117,581,664 which were $15,965,966, or 15.7%, greater than 1995. Net premiums earned increased to $104,527,038, an increase of $15,004,835, or 16.8%, over 1995. An increase in Atlantic States' share of the pool with the Mutual Company, from 60% to 65% effective January 1, 1996 accounted for $6,701,309, or 7.5%, of this increase. A 1.9% increase in the direct premiums written by the combined pool of Atlantic States and the Mutual Company, a 15.8% increase in the direct premiums written of Southern, a 6.3% increase in the direct premiums written of Delaware and an 11.3% increase in the direct premiums written of Pioneer accounted for the majority of the remaining increase. The Company reported realized investment gains of $172,734, compared to realized investment gains of $399,706 in 1995. Gains in both years resulted from normal turnover of the Company's investment portfolio. As of December 31, 1996, 99.9% of the Company's bond portfolio was classified as Class 1 (highest quality) by the National Association of Insurance Commissioners' Security Valuation Office. Investment income increased $1,085,625. An increase in the average invested assets from $159,823,000 to $180,352,394, offset by a decrease in the average yield to 6.0% from 6.1% in 1995, accounted for the change.

   The GAAP combined ratio of insurance operations was 100.4% in 1996, compared to 98.6% in 1995. The GAAP combined ratio is the sum of the ratios of incurred losses and loss adjustment expense to premiums earned (loss ratio), underwriting expenses to premiums earned (expense ratio) and policyholder dividends to premiums earned (dividend ratio). The loss ratio in 1996 was 67.4%, compared to 64.9% in 1995, accounting for the change. This increase in the loss ratio resulted from increased claim activity due to severe winter weather in the primary operating areas of the Company in the first quarter of 1996. The loss ratio in the first quarter was 72.4%, compared to 65.7% for the rest of the year. The expense ratio for 1996 was 31.5%, compared to 32.5% in 1995, with the dividend ratio increasing from 1.2% in 1995 to 1.5% in 1996 due to improved loss ratios in Workers' Compensation in 1996.

Liquidity and Capital Resources

The Company generates sufficient funds from its operations and maintains a high degree of liquidity in its investment portfolio. The primary source of funds to meet the demands of claim settlements and operating expenses are premium collections, investment earnings and maturing investments. As of December 31, 1997, the Company had no material commitment for capital expenditures.

   In investing funds made available from operations, the Company maintains securities' maturities consistent with its projected cash needs for the payment of claims and expenses. The Company maintains a portion of its investment portfolio in relatively short-term and highly liquid assets to ensure the availability of funds.

   As of December 31, 1997, pursuant to a credit agreement dated December 29, 1995, with Fleet National Bank of Connecticut, the Company had unsecured borrowings of $10.5 million. Such borrowings were made in connection with the acquisition of Delaware and a $5 million capital contribution to Atlantic States in 1996. Per the terms of the credit agreement, the Company may borrow up to $20 million at interest rates equal to the bank's then current prime rate or the then current London interbank Eurodollar bank rate plus 1.70%. At December 31, 1997, the interest rate on the outstanding balance was 7.60625%. In addition, the Company will pay a non-use fee at a rate of 3/10 of 1% per annum on the average daily unused portion of the bank's commitment. On each December 29, commencing December 29, 1999, the credit line will be reduced by $4 million. Any outstanding loan in excess of the remaining credit line after such reduction will then be payable.

   The Company issued a note for $5,191,774 to the Mutual Company in connection with the purchase of Pioneer. This note, which was due December 31, 1997, was replaced by a similar note effective December 31, 1997, and payable December 31, 1998. Interest is payable on the new note on a quarterly basis at a rate of 7% per annum.

   The Company's principal sources of cash with which to meet obligations and pay stockholder dividends are dividends from the Insurance Subsidiaries which are required by law to maintain certain minimum surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. The Insurance Subsidiaries are also subject to Risk Based Capital (RBC) requirements which may further impact their ability to pay dividends. At December 31, 1997, all four companies' statutory capital and surplus were substantially above the RBC requirements. At December 31, 1997, amounts available for distribution as dividends to DGI without prior approval of the insurance regulatory authorities were $7,349,284 from Atlantic States, $703,727 from Southern, $1,070,463 from Delaware and $542,799 from Pioneer.

   Net unrealized gains resulting from fluctuations in the fair value of investments reported in the balance sheet at fair value were $1,011,417 (net of applicable federal income tax) at December 31, 1997, and $422,916 (net of applicable federal income tax) at December 31, 1996.

                                        The 1997 Donegal Group Annual Report--11

Credit Risk

The Company provides property and liability coverages through its subsidiaries' independent agency systems located throughout its operating area. The majority of this business is billed directly to the insured, although a portion of the Company's commercial business is billed through its agents, who are extended credit in the normal course of business.

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

Year 2000 Issues

The year 2000 issue (i.e. the ability of computer systems to properly process information which contains dates beginning with January 1, 2000 and thereafter) affects virtually all companies. All computer systems used for processing of business for the Company are owned and operated by the Mutual Company. Certain of these computer systems utilized by the Mutual Company to process information use only two digits to identify a year. Because of this, the year 2000 would be represented in the system as "00" and would in most cases be interpreted by the computer as "1900" rather than "2000", resulting in processing errors.

   The ability to process information in a timely and accurate manner is vital to the Company's property and casualty insurance business. The Company recognizes that the systems used to process its business must be able to accurately identify and process information containing year 2000 dates by the end of 1998. The Mutual Company has a vigorous and comprehensive project underway to ensure compliance in time to meet this deadline. This project was initiated as part of a review of the main application systems in 1995. The Mutual Company is taking the steps it deems appropriate to meet this challenge, including migrating to the most current version of vendors' software, which improves functionality in addition to being year 2000 compliant, replacing existing software with new software systems and rewriting existing computer programs. The goal of this project is to be substantially year 2000 compliant by the end of 1998.

Impact of New Accounting Standards

Disclosure of Information about Capital Structure

In February 1997, the Financial Accounting Standards Board issued SFAS No. 129, "Disclosure of Information about Capital Structure." SFAS No. 129 establishes standards for disclosing information about an entity's capital structure. SFAS No. 129 contains no change in disclosure requirements for entities that were previously subject to the requirements of APB Nos. 10 and 15 and SFAS No. 47, and as such the adoption of SFAS No. 129 did not have any effect on the Company's reporting.

Reporting Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income", requires enterprises to include a Statement of Comprehensive Income as part of their full set of financial statements for fiscal years beginning after December 15, 1997, with earlier adoption permitted. The Company intends to adopt SFAS No. 130 in 1998.

Disclosures about Segments of an Enterprise and Related Information

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", requires enterprises to provide disclosures about operating segments using the "management approach" for fiscal years beginning after December 15, 1997, with earlier adoption permitted. The Company intends to adopt SFAS No. 131 in 1998. The Company has not yet determined what its operating segments will be under SFAS No. 131.

Employers' Disclosures about Pensions and Other Postretirement Benefits

SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," revises employer's disclosures about pensions and other postretirement benefit plans. It does not change the measurement or recognition of these plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997, with earlier adoption permitted. The Company intends to adopt SFAS No. 132 in 1998.

12--The 1997 Donegal Group Annual Report


Donegal Group Inc.
Consolidated Balance Sheets

December 31,                                                                                             1997             1996*
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Investments

    Fixed maturities
        Held to maturity, at amortized cost (fair value $120,882,886 and $116,264,317)             $ 117,246,205      $ 114,339,006
        Available for sale, at fair value (amortized cost $56,922,342 and $53,264,748)                57,731,251         53,536,543
    Equity securities, available for sale, at fair value (cost $6,551,020 and $2,774,946)              7,274,562          3,142,944
    Short-term investments, at cost, which approximates fair value                                    22,712,787         21,470,757
-----------------------------------------------------------------------------------------------------------------------------------
        Total investments                                                                            204,964,805        192,489,250
Cash                                                                                                   3,413,315          3,700,163
Accrued investment income                                                                              2,741,207          2,628,563
Premiums receivable                                                                                   11,244,628         11,075,415
Reinsurance receivable                                                                                40,953,032         40,875,009
Deferred policy acquisition costs                                                                      8,448,060          7,837,899
Federal income taxes receivable                                                                           56,454                 --
Deferred tax asset, net                                                                                3,302,043          3,613,307
Prepaid reinsurance premiums                                                                          22,882,283         22,373,319
Property and equipment, net                                                                            4,938,524          2,622,399
Accounts receivable--securities                                                                          456,493             98,622
Due from affiliate                                                                                       141,313                 --
Other                                                                                                    562,348            677,048
-----------------------------------------------------------------------------------------------------------------------------------
        Total assets                                                                               $ 304,104,505      $ 287,990,994
===================================================================================================================================

Liabilities and Stockholders' Equity
Liabilities

    Losses and loss expenses                                                                       $ 118,112,390      $ 114,621,961
    Unearned premiums                                                                                 71,367,691         70,555,906
    Accrued expenses                                                                                   3,214,767          2,387,040
    Current income taxes                                                                                      --            644,529
    Reinsurance balances payable                                                                         735,009            746,935
    Cash dividend declared to stockholders                                                               604,054            492,619
    Line of credit                                                                                    10,500,000          8,500,000
    Accounts payable--securities                                                                       2,499,059          2,748,838
    Other                                                                                                283,098            204,989
    Due to affiliate - Pioneer acquisition                                                             5,191,774          5,191,774
    Due to affiliate - other                                                                                  --            297,129
-----------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                            212,507,842        206,391,720
-----------------------------------------------------------------------------------------------------------------------------------

Stockholders' Equity

    Preferred stock, $1.00 par value, authorized 1,000,000 shares; none issued
    Common stock, $1.00 par value, authorized 10,000,000 shares, issued 6,122,431 and 4,540,569 shares and outstanding
        6,030,715 and 4,471,782 shares                                                                 6,122,431          4,540,569
    Additional paid-in capital                                                                        38,932,117         37,862,715
    Net unrealized gains on investments available for sale, net of taxes                               1,011,417            422,916
    Retained earnings                                                                                 46,422,454         39,664,830
    Treasury stock, at cost                                                                             (891,756)          (891,756)
-----------------------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                                                    91,596,663         81,599,274
-----------------------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity                                                 $ 304,104,505      $ 287,990,994
===================================================================================================================================

* Restated

See accompanying notes to consolidated financial statements.


                                      The 1997 Donegal Group Annual Report -- 13


Donegal Group Inc.
Consolidated Statements of Income

Year Ended December 31,                                              1997                  1996*                   1995*
--------------------------------------------------------------------------------------------------------------------------
   Revenues

      Premiums earned                                            $159,055,645           $145,712,891           $119,068,341
      Premiums ceded                                               51,753,477             41,185,853             29,546,138
--------------------------------------------------------------------------------------------------------------------------
      Net premiums earned                                         107,302,168            104,527,038             89,522,203
      Investment income, net of investment expenses                11,507,277             10,799,369              9,713,744
      Installment payment fees                                        818,981                786,779                712,279
      Lease income                                                    643,183                541,010                491,115
      Service fees                                                    741,861                754,734                776,651
      Net realized investment gains                                   314,136                172,734                399,706
--------------------------------------------------------------------------------------------------------------------------
           Total revenues                                         121,327,606            117,581,664            101,615,698
--------------------------------------------------------------------------------------------------------------------------

   Expenses

      Losses and loss expenses                                     99,408,492             98,615,417             75,318,765
      Reinsurance recoveries                                       31,751,974             28,194,493             17,249,070
--------------------------------------------------------------------------------------------------------------------------
      Net losses and loss expenses                                 67,656,518             70,420,924             58,069,695
      Amortization of deferred policy acquisition costs            18,696,000             17,032,000             14,412,000
      Other underwriting expenses                                  17,058,668             15,876,797             14,702,852
      Policy dividends                                              1,319,384              1,609,369              1,106,357
      Other                                                         1,513,256              1,530,635              1,256,839
      Interest                                                        910,237                375,311                  7,604
--------------------------------------------------------------------------------------------------------------------------
           Total expenses                                         107,154,063            106,845,036             89,555,347
--------------------------------------------------------------------------------------------------------------------------
           Income before income taxes                              14,173,543             10,736,628             12,060,351
   Income taxes                                                     3,532,357              2,178,854              2,500,741
--------------------------------------------------------------------------------------------------------------------------
      Net income                                                $  10,641,186          $   8,557,774          $   9,559,610
===========================================================================================================================

   Net income per common share

      Basic                                                     $        1.77          $        1.46          $        1.72
===========================================================================================================================
      Diluted                                                   $        1.77          $        1.45          $        1.68
===========================================================================================================================



* Restated

See accompanying notes to consolidated financial statements.


14--The 1997 Donegal Group Annual Report


Donegal Group Inc.
Consolidated Statements of Stockholders' Equity



                                                      Preferred Stock                  Common Stock           Additional
                                                   ---------------------          ---------------------         Paid-in
                                                   Shares         Amount          Shares         Amount         Capital
-------------------------------------------------------------------------------------------------------------------------
Balance,

     January 1, 1995*                                    0    $          0       4,162,770    $  4,162,770   $ 34,005,370
-------------------------------------------------------------------------------------------------------------------------
Issuance of common stock                                                           163,592         163,592      1,559,422
Net income*
Change in unrealized gains
     (losses) on investments (Net of

     applicable federal income taxes)*
Cash dividends

     $.30 per share
-------------------------------------------------------------------------------------------------------------------------
Balance,
     December 31, 1995*                                  0    $          0       4,326,362    $  4,326,362   $ 35,564,792
-------------------------------------------------------------------------------------------------------------------------
Issuance of common stock                                                           214,207         214,207      2,297,923
Net income*
Change in unrealized gains
     (losses) on investments (Net of

     applicable federal income taxes)*
Purchase of 43,739 shares of treasury stock
Cash dividends

     $.33 per share
-------------------------------------------------------------------------------------------------------------------------
Balance,
     December 31, 1996*                                  0    $          0       4,540,569    $  4,540,569   $ 37,862,715
-------------------------------------------------------------------------------------------------------------------------
Issuance of common stock                                                            61,523          61,523      1,069,402
Net income
Change in unrealized gains
     on investments (Net of

     applicable federal income taxes)
Cash dividends

     $.39 per share
Stock dividend                                                                   1,520,339       1,520,339
-------------------------------------------------------------------------------------------------------------------------
Balance,

     December 31, 1997                                   0    $          0       6,122,431    $  6,122,431   $ 38,932,117
=========================================================================================================================





                                                   Net Unrealized
                                                   Gains (Losses)
                                                   on Investments                                      Total
                                                      Available        Retained       Treasury      Stockholders'
                                                       for Sale        Earnings         Stock          Equity
-----------------------------------------------------------------------------------------------------------------
Balance,

     January 1, 1995*                                $ (1,180,608)   $ 25,171,009   $   (819,780)   $ 61,338,761
-----------------------------------------------------------------------------------------------------------------
Issuance of common stock                                                                               1,723,014
Net income*                                                             9,559,610                      9,559,610
Change in unrealized gains
     (losses) on investments (Net of

     applicable federal income taxes)*                  2,079,294                                      2,079,294
Cash dividends

     $.30 per share                                                    (1,679,990)                    (1,679,990)
-----------------------------------------------------------------------------------------------------------------
Balance,
     December 31, 1995*                               $   898,686    $ 33,050,629    $   (819,780)   $73,020,689
-----------------------------------------------------------------------------------------------------------------
Issuance of common stock                                                                               2,512,130
Net income*                                                             8,557,774                      8,557,774
Change in unrealized gains
     (losses) on investments (Net of

     applicable federal income taxes)*                   (475,770)                                      (475,770)
Purchase of 43,739 shares of treasury stock                                               (71,976)       (71,976)
Cash dividends

     $.33 per share                                                    (1,943,573)                    (1,943,573)
-----------------------------------------------------------------------------------------------------------------
Balance,
     December 31, 1996*                              $    422,916    $ 39,664,830   $    (891,756)  $ 81,599,274
-----------------------------------------------------------------------------------------------------------------
Issuance of common stock                                                                               1,130,925
Net income                                                             10,641,186                     10,641,186
Change in unrealized gains
     on investments (Net of

     applicable federal income taxes)                     588,501                                        588,501
Cash dividends

     $.39 per share                                                    (2,363,223)                    (2,363,223)
Stock dividend                                                         (1,520,339)
-----------------------------------------------------------------------------------------------------------------
Balance,

     December 31, 1997                               $  1,011,417    $ 46,422,454   $    (891,756)  $ 91,596,663
=================================================================================================================


* Restated


                                      The 1997 Donegal Group Annual Report -- 15



Donegal Group Inc.
Consolidated Statements of Cash Flows

Year Ended December 31,                                               1997                      1996*                  1995*
-------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:

   Net income                                                     $10,641,186               $ 8,557,774            $ 9,559,610
-------------------------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income to net cash
           provided by operating activities:

      Depreciation and amortization                                   390,857                   256,694                402,367
      Realized investment gains                                      (314,136)                 (172,734)              (399,706)
   Changes in Assets and Liabilities:

      Losses and loss expenses                                      3,490,429                15,727,682             10,409,854
      Unearned premiums                                               811,785                13,923,360              8,499,300
      Accrued expenses                                                827,727                  (300,425)               980,274
      Premiums receivable                                            (169,213)                1,509,474             (2,925,535)
      Deferred policy acquisition costs                              (610,161)                 (935,681)            (1,350,349)
      Deferred income taxes                                             7,108                     3,380               (521,952)
      Reinsurance receivable                                          (78,023)              (12,649,518)            (2,533,170)
      Accrued investment income                                      (112,644)                 (124,330)              (388,711)
      Amounts due from affiliate                                     (438,442)                1,514,009                374,827
      Reinsurance balances payable                                    (11,926)                   64,586                (70,170)
      Prepaid reinsurance premiums                                   (508,964)               (9,281,222)            (2,237,013)
      Current income taxes                                           (700,983)                1,353,718               (821,857)
      Other, net                                                      192,808                    44,969               (121,725)
-------------------------------------------------------------------------------------------------------------------------------
          Net adjustments                                           2,776,222                10,933,962              9,296,434
-------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                    13,417,408                19,491,736             18,856,044
-------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities:
   Purchase of fixed maturities

      Held to maturity                                            (15,834,418)              (30,795,475)           (26,505,938)
      Available for sale                                          (21,614,427)              (21,900,833)           (28,445,845)
   Purchase of equity securities                                  (10,598,546)               (9,077,146)            (6,072,439)
   Sale of fixed maturities
      Available for sale                                                   --                 7,247,675              5,327,499
   Maturity of fixed maturities
      Held to maturity                                             11,909,421                11,996,190             11,496,250
      Available for sale                                           18,860,222                17,634,933              6,631,844
   Sale of equity securities                                        6,695,236                 9,493,480              8,121,345
   Acquisition and assumption of Delaware                                  --                  (202,243)            (5,300,000)
   Purchase of property and equipment                              (2,758,851)                 (255,754)              (336,537)
   Net sales (purchases) of short-term investments                 (1,242,030)               (6,391,292)            11,763,556
-------------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                       (14,583,393)              (22,250,465)           (23,320,265)
-------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities:

   Issuance of common stock                                         1,130,925                 2,512,130              1,723,014
   Line of credit, net                                              2,000,000                 3,500,000              5,000,000
   Cash dividends paid                                             (2,251,788)               (1,878,648)            (1,621,631)
   Purchase of treasury stock                                              --                   (71,976)                    --
-------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities                       879,137                 4,061,506              5,101,383
-------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                      (286,848)                1,302,777                637,162
Cash at beginning of year                                           3,700,163                 2,397,386              1,760,224
-------------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                              $  3,413,315              $  3,700,163           $  2,397,386
===============================================================================================================================

* Restated

See accompanying notes to consolidated financial statements.



16--The 1997 Donegal Group Annual Report

Notes to Consolidated Financial Statements

1--Summary of Significant Accounting Policies

Organization and Business

The Company was organized as a regional insurance holding company by Donegal Mutual Insurance Company (the "Mutual Company") and operates in Pennsylvania, Maryland, Delaware, Virginia and Ohio through its wholly owned stock insurance companies, Atlantic States Insurance Company ("Atlantic States"), Southern Insurance Company of Virginia ("Southern"), Delaware Atlantic Insurance Company ("Delaware"), and Pioneer Insurance Company ("Pioneer") (collectively "Insurance Subsidiaries"). The Company's major lines of business in 1997 and their percentages of total net earned premiums were Automobile Liability (27.8%), Workers' Compensation (15.9%), Automobile Physical Damage (17.1%), Homeowners (17.6%) and Commercial Multiple Peril (15.6%). The Insurance Subsidiaries are subject to regulation by Insurance Departments in those states in which they operate and undergo periodic examination by those departments. The Insurance Subsidiaries are also subject to competition from other insurance carriers in their operating areas. Atlantic States participates in an intercompany pooling arrangement with the Mutual Company and assumes 65% (60% in 1995) of the pooled business. Southern cedes 50% of its business to the Mutual Company and Delaware cedes 70% of its Workers' Compensation business to the Mutual Company. At December 31, 1997, the Mutual Company held 58.2% of the outstanding common stock of the Company.

   On July 15, 1997, the Company issued a 4 for 3 stock split in the form of a 33 1/3% stock dividend to stockholders of record as of June 25, 1997. Per share information prior to July 15, 1997, has been restated for this change.

   In March 1997, the Company acquired all of the outstanding stock of Pioneer. This transaction was accounted for as if it were a "pooling of interest," and as such the Company's financial statements have been restated to include Pioneer as a consolidated subsidiary from January 1, 1993, to the present.

     In addition to the Company's insurance subsidiaries, it also owns all of the outstanding stock of Atlantic Insurance Services, Inc. ("AIS"), an insurance services organization currently providing inspection and policy auditing information on a fee for service basis to its affiliates and the insurance industry.

Basis of Consolidation

The consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles, include the accounts of Donegal Group Inc. and its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The term "Company" as used herein refers to the consolidated entity. Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform to the current year presentation.

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

Investments

The Company classifies its debt and equity securities into the following categories:

     Held to Maturity--Debt securities that the Company has the positive intent and ability to hold to maturity; reported at amortized cost.

     Available for Sale--Debt and equity securities not classified as either held-to-maturity or trading; reported at fair value, with unrealized gains and losses excluded from income and reported as a separate component of stockholders' equity (net of tax effects).

     Short-term investments are carried at amortized cost, which approximates fair value.

     If there is a decline in fair value which is other than temporary, the carrying value for investments in the held to maturity and available for sale categories is reduced to fair value. Such decline in carrying value is recognized as a realized loss and charged to income.


                                            1997 Dongeal Group Annual Report--17

     Premiums and discounts on debt securities are amortized over the life of the security as an adjustment to yield using the effective interest method. Realized investment gains and losses are computed using the specific identification method.

     Premiums and discounts for mortgage-backed debt securities are amortized using anticipated prepayments with significant changes in estimated prepayments accounted for under the prospective method.

Fair Values of Financial Instruments

The Company has used the following methods and assumptions in estimating its fair value disclosures:

     Investments--Fair values for fixed maturity securities are based on quoted market prices, when available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or values obtained from independent pricing services through a bank trustee. The fair values for equity securities are based on quoted market prices.

     Cash and Short-Term Investments--The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

     Premium and Reinsurance Receivables and Payables-- The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

     Line of Credit--The carrying amounts reported in the balance sheet for the line of credit approximates fair value due to the variable rate nature of the line of credit.

Revenue Recognition

Insurance premiums are recognized as income over the terms of the policies. Unearned premiums are calculated on a daily pro-rata basis.

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

Property and Equipment

Property and equipment are reported at depreciated cost that is computed using the straight-line method based upon estimated useful lives of the assets.

Losses and Loss Expenses

The liability for losses and loss expenses includes amounts determined on the basis of estimates for losses reported prior to the close of the accounting period and other estimates, including those for incurred but not reported losses and salvage and subrogation recoveries.

     These liabilities are continuously reviewed and updated by management, and management believes that such liabilities are adequate to cover the ultimate net cost of claims and expenses. When management determines that changes in estimates are required, such changes are included in current earnings.

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

Credit Risk

The Company provides property and liability coverages through its Insurance Subsidiaries' independent agency systems located throughout its operating area. The majority of this business is billed directly to the insured, although a portion of the Company's commercial business is billed through its agents, who are extended credit in the normal course of business.

     The Company's Insurance Subsidiaries have reinsurance agreements in place with the Mutual Company and with a number of other authorized reinsurers with at least an A.M. Best rating of A- or an equivalent financial condition.


18--The 1997 Donegal Group Annual Report

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

Stock-Based Compensation

Stock-based compensation plans are accounted for under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of a stock option grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," permits entities to recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures under SFAS No. 123.

Net Income per Common Share

The Company adopted SFAS No. 128, "Earnings Per Share," which is effective for financial statement periods ending after December 15, 1997, as of the end of 1997. The statement supersedes APB Opinion No. 15 and specifies that the calculation of earnings per share be reported on both a basic and diluted basis. Basic earnings per share are calculated by dividing income available to stockholders by the weighted average number of common shares outstanding for the period, while diluted earnings per share reflects the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted earnings per share is computed similarly to fully diluted earnings per share under APB No. 15. All per share information prior to the fourth quarter of 1997 has been restated to reflect the adoption of SFAS No. 128.

2--Transactions with Affiliates

The Company conducts business and has various agreements with the Mutual Company which are described below.

A. Reinsurance Pooling and Other Reinsurance Arrangements

Atlantic States cedes to the Mutual Company all of its insurance business and assumes from the Mutual Company 65% (60% in 1995) of the Mutual Company's total pooled insurance business, including that assumed from Atlantic States and substantially all of the business assumed and retained by the Mutual Company from Southern and Delaware. Atlantic States, Southern, Delaware and Pioneer each have a catastrophe reinsurance agreement with the Mutual Company which limits the maximum liability under any one catastrophic occurrence to $400,000, $300,000, $300,000 and $200,000, respectively, and $700,000 for a catastrophe involving more than one of the companies. The Mutual Company and Delaware have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $200,000 of losses in excess of $50,000 and workers' compensation quota share agreement whereby Delaware cedes 70% of that business. The Mutual Company and Pioneer have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $200,000 of losses in excess of $50,000. The Mutual Company and Pioneer also have an aggregate excess of loss reinsurance agreement, entered into as part of the sale of Pioneer from the Mutual Company to DGI, in which the Mutual Company agrees to assume the adverse loss development of claims with dates of loss prior to December 31, 1996, as developed through December 31, 1998, and to assume an amount equal to the loss and loss adjusting ratio in excess of 60% through December 31, 1998. The Mutual Company and Southern have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $25,000 of losses in excess of $100,000 and a quota share agreement whereby Southern cedes 50% of its direct business less certain reinsurance to the Mutual Company. Southern, Delaware and Pioneer


                                        The 1997 Donegal Group Annual Report--19
each have retrocessional reinsurance agreements effective July 1, 1996 with the Mutual Company under which they cede, and then assume back, 100% of their business net of other reinsurance.

     The following amounts represent reinsurance transactions with the Mutual Company during 1997, 1996 and 1995. Amounts for losses and loss expenses exclude salvage and subrogation recoverable because such amounts are determined on a net basis only consistent with the Mutual Company's statutory records:

CEDED REINSURANCE:              1997           1996          1995
---------------------------------------------------------------------
Premiums written           $ 47,946,847   $ 46,443,220   $ 27,963,315
=====================================================================
Premiums earned            $ 47,488,716   $ 37,175,897   $ 25,787,237
=====================================================================
Losses and loss expenses   $ 28,582,315   $ 25,838,753   $ 14,439,306
=====================================================================
Unearned premiums          $ 22,131,526   $ 21,673,395   $ 12,406,072
=====================================================================
Liability for losses and
    loss expenses          $ 35,295,994   $ 33,850,684   $ 20,891,048
=====================================================================

ASSUMED REINSURANCE:
---------------------------------------------------------------------
Premiums written           $107,604,989   $108,982,894   $ 79,550,369
=====================================================================
Premiums earned            $107,302,168   $ 95,910,375   $ 74,824,803
=====================================================================
Losses and loss expenses   $ 68,104,859   $ 65,579,955   $ 49,332,144
=====================================================================
Unearned premiums          $ 48,485,408   $ 48,182,587   $ 35,110,068
=====================================================================
Liability for losses
    and loss expenses      $ 83,271,292   $ 80,203,642   $ 66,020,750
=====================================================================

     Losses and loss expenses assumed from the Mutual Company for 1997, 1996 and 1995 are reported net of inter-company catastrophe recoveries which amounted to approximately $0, $9.5 million, and $0, respectively.

B. EXPENSE SHARING

The Mutual Company provides facilities, management and other services to the Company, and the Company reimburses the Mutual Company for such services on a periodic basis under usage agreements and pooling arrangements. The charges are based upon the relative participation of the Company and the Mutual Company in the pooling arrangement, and management of both the Company and the Mutual Company consider this allocation to be reasonable. Charges for these services totalled $21,739,911, $19,365,166 and $17,951,966 for 1997, 1996 and 1995,
respectively.

C. LEASE AGREEMENT

The Company leases office equipment and automobiles to the Mutual Company under a 10-year lease dated January 1, 1990. Future annual commitments under these leases are $723,000 for 1998, 1999 and 2000.

D. INSPECTION AND POLICY AUDITING SERVICES

AIS provides inspection and policy auditing services to the Mutual Company on a fee for service basis. Charges for these services totalled $544,651, $600,453, and $660,606 for 1997, 1996 and 1995, respectively.

3--Investments

The amortized cost and estimated fair values of fixed maturities and equity securities at December 31, 1997 and 1996, are as follows:

                                               1997
------------------------------------------------------------------------------------------
                                                    Gross          Gross       Estimated
                                   Amortized      Unrealized     Unrealized       Fair
HELD TO MATURITY                      Cost          Gains          Losses         Value
------------------------------------------------------------------------------------------
U.S. Treasury securities
    and obligations of
    U.S. government
    corporations
    and agencies                 $ 41,450,057   $    341,162     $   99,819   $ 41,691,400
Obligations of states
    and political
    subdivisions                   57,620,998      2,955,526           --       60,576,524
Corporate securities                7,249,829        327,364          6,693      7,570,500
Mortgage-backed
    securities                     10,925,321        154,057         34,916     11,044,462
------------------------------------------------------------------------------------------
    Totals                       $117,246,205   $  3,778,109    $   141,428   $120,882,886
------------------------------------------------------------------------------------------

                                             1997
----------------------------------------------------------------------------------------
                                                   Gross        Gross       Estimated
                                  Amortized      Unrealized   Unrealized      Fair
AVAILABLE FOR SALE                   Cost          Gains        Losses        Value
----------------------------------------------------------------------------------------
U.S. Treasury securities
    and obligations of
    U.S. government
    corporations
    and agencies                 $40,066,278   $   159,106   $    28,883   $40,196,501
Obligations of states
    and political
    subdivisions                  12,109,254       652,996            --    12,762,250
Corporate securities               3,247,602         8,412         3,514     3,252,500
Mortgage-backed
    securities                     1,499,208        20,792            --     1,520,000
Equity securities                  6,551,020       821,409        97,867     7,274,562
----------------------------------------------------------------------------------------
    Totals                       $63,473,362   $ 1,662,715   $   130,264   $65,005,813
========================================================================================

20--The 1997 Donegal Group Annual Report

                                         1996
------------------------------------------------------------------------------------
                                               Gross         Gross       Estimated
                             Amortized      Unrealized    Unrealized       Fair
HELD TO MATURITY                Cost           Gains         Losses        Value
------------------------------------------------------------------------------------
U.S. Treasury securities
  and obligations of
    U.S. government
    corporations
    and agencies           $ 38,646,994   $    258,233   $    297,377   $ 38,607,850
Obligations of states
    and political
    subdivisions             57,094,620      1,792,187         75,388     58,811,419
Corporate securities          5,916,899        279,056          8,455      6,187,500
Mortgage-backed
    securities               12,680,493        128,691        151,636     12,657,548
------------------------------------------------------------------------------------
    Totals                 $114,339,006   $  2,458,167   $    532,856   $116,264,317
====================================================================================



                                            1996
--------------------------------------------------------------------------------------
                                     Gross        Gross       Estimated
                                  Amortized    Unrealized    Unrealized       Fair
AVAILABLE FOR SALE                   Cost         Gains        Losses        Value
--------------------------------------------------------------------------------------
U.S. Treasury securities
    and obligations of
    U.S. government
    corporations
    and agencies                 $35,624,984   $    44,880   $   162,770   $35,507,094
Obligations of states
    and political
    subdivisions                  12,586,391       414,299        13,190    12,987,500
Corporate securities               3,456,881         4,150        25,031     3,436,000
Mortgage-backed
    securities                     1,596,492        16,044         6,587     1,605,949
Equity securities                  2,774,946       479,311       111,313     3,142,944
--------------------------------------------------------------------------------------
   Totals                        $56,039,694   $   958,684   $   318,891   $56,679,487
======================================================================================

     The amortized cost and estimated fair value of fixed maturities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                    Estimated
                                                     Amortized         Fair
                                                        Cost           Value
-------------------------------------------------------------------------------
Held to maturity:

Due in one year or less                             $  5,848,961   $  5,837,500
Due after one year through five years                 25,200,668     25,766,300
Due after five years through ten years                49,608,748     51,266,351
Due after ten years                                   25,662,507     26,968,273
Mortgage-backed securities                            10,925,321     11,044,462
-------------------------------------------------------------------------------
     Total held to maturity                         $117,246,205   $120,882,886
===============================================================================

Available for sale:

Due in one year or less                             $  7,451,076   $  7,451,500
Due after one year through five years                 25,934,215     26,013,001
Due after five years through ten years                15,150,229     15,572,750
Due after ten years                                    6,887,614      7,234,000
Mortgage-backed securities                             1,499,208      1,520,000
-------------------------------------------------------------------------------
     Total available for sale                       $ 56,922,342   $ 57,731,251
===============================================================================

     The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 1997 and 1996, amounted to $2,785,752 and $2,665,627, respectively.

     Net investment income of the Company, consisting primarily of interest and dividends, is attributable to the following sources:

                            1997           1996           1995
----------------------------------------------------------------
Fixed maturities        $10,703,397   $  9,924,660    $8,652,976
Equity securities           238,777        233,072       233,822
Short-term investments    1,141,834      1,091,855     1,237,888
Real estate                 127,250         81,650        81,350
----------------------------------------------------------------
Investment income        12,211,258     11,331,237    10,206,036
Investment expenses         703,981        531,868       492,292
----------------------------------------------------------------
Net investment income   $11,507,277    $10,799,369    $9,713,744
================================================================

     Gross realized gains and losses from sales of investments during 1997, 1996 and 1995 are as follows:

                             1997          1996         1995
--------------------------------------------------------------
Gross realized gains:

     Fixed maturities      $ 84,196      $ 29,206  $   348,139
     Equity securities      408,429       404,381      658,595
--------------------------------------------------------------
                            492,625       433,587    1,006,734
--------------------------------------------------------------
Gross realized losses:

     Fixed maturities           694           689        1,152
     Equity securities      177,795       260,164      605,876
--------------------------------------------------------------
                            178,489       260,853      607,028
--------------------------------------------------------------
Net realized gains         $314,136      $172,734  $   399,706
==============================================================


4--Deferred Policy Acquisition Costs

Changes in deferred policy acquisition costs are as follows:

                                 1997          1996          1995
--------------------------------------------------------------------
Balance, January 1           $ 7,837,899   $ 6,902,218   $ 5,551,869
Acquisition costs deferred    19,306,161    17,967,681    15,762,349
Amortization charged
     to earnings              18,696,000    17,032,000    14,412,000
--------------------------------------------------------------------
Balance, December 31         $ 8,448,060   $ 7,837,899   $ 6,902,218
====================================================================


5--Property and Equipment

Property and equipment at December 31, 1997 and 1996, consisted of the following:

                                                             Estimated
                                                               Useful
                                   1997           1996          Life
-----------------------------------------------------------------------
Cost--office equipment         $ 3,653,494    $ 2,434,436    5-15 years
      automobiles                  768,643        785,473     3 years
      leasehold improvements        59,233         81,719    15-40 years
      real estate                2,621,896      1,139,397    15-50 years
      software                      31,526         18,409     5 years
-----------------------------------------------------------------------
                                 7,134,792      4,459,434
Accumulated depreciation        (2,196,268)    (1,837,035)
-----------------------------------------------------------------------
                               $ 4,938,524    $ 2,622,399
=======================================================================

     Depreciation expense for 1997, 1996, and 1995 amounted to $442,726, $384,154 and $364,904, respectively.


                                        The 1997 Donegal Group Annual Report--21

6--Liability for Losses and Loss Expenses

Activity in the liability for losses and loss expenses is summarized as follows:

                                 1997            1996             1995
---------------------------------------------------------------------------
Balance at January 1       $ 114,621,961    $  98,894,279    $  88,484,425
     Less reinsurance
       recoverable            39,194,405       27,738,898       25,167,086
---------------------------------------------------------------------------
Net balance at January 1      75,427,556       71,155,381       63,317,339
---------------------------------------------------------------------------
Incurred related to:

     Current year             69,040,518       73,211,924       61,162,695
     Prior years              (1,384,000)      (2,791,000)      (3,093,000)
---------------------------------------------------------------------------
Total incurred                67,656,518       70,420,924       58,069,695
---------------------------------------------------------------------------
Paid related to:
     Current year             39,133,249       42,669,749       30,831,653
     Prior years              26,477,000       23,479,000       19,400,000
---------------------------------------------------------------------------
Total paid                    65,610,249       66,148,749       50,231,653
---------------------------------------------------------------------------
Net balance at
       December 31            77,473,825       75,427,556       71,155,381
     Plus reinsurance
       recoverable            40,638,565       39,194,405       27,738,898
---------------------------------------------------------------------------
Balance at December 31     $ 118,112,390    $ 114,621,961    $  98,894,279
===========================================================================

     The Company recognized a decrease in the liability for losses and loss adjustment expenses of prior years (favorable development) of $1.4 million, $2.8 million and $3.1 million in 1997, 1996 and 1995, respectively. These favorable developments are primarily attributable to the Company's strengthening of case reserves in prior years, the effects of which are being recognized currently.

7--Line of Credit

At December 31, 1997, pursuant to a credit agreement dated December 29, 1995, with Fleet National Bank of Connecticut, the Company had unsecured borrowings of $10.5 million. Such borrowings were made in connection with the acquisition of Delaware and a $5 million capital contribution to Atlantic States in 1996. Per the terms of the credit agreement, the Company may borrow up to $20 million at interest rates equal to the bank's then current prime rate or the then current London interbank Eurodollar bank rate plus 1.70%. At December 31, 1997, the interest rate on the outstanding balance was 7.60625%. In addition, the Company will pay a non-use fee at a rate of 3/10 of 1% per annum on the average daily unused portion of the bank's commitment. On each December 29, commencing December 29, 1999, the credit line will be reduced by $4 million. Any outstanding loan in excess of the remaining credit line, after such reduction, will then be payable.

8--Unaffiliated Reinsurers

In addition to the primary reinsurance in place with the Mutual Company, the Insurance Subsidiaries have other reinsurance in place, principally with four unaffiliated reinsurers. The following amounts represent statutory reinsurance transactions with unaffiliated reinsurers during 1997, 1996 and 1995:

Ceded reinsurance:             1997          1996           1995
-------------------------------------------------------------------
Premiums written           $4,315,594     $4,023,855     $3,819,834
===================================================================
Premiums earned            $4,264,761     $4,009,956     $3,758,901
===================================================================
Losses and loss expenses   $3,169,659     $2,355,740     $2,809,765
===================================================================
Unearned premiums          $  750,757     $  699,924     $  686,025
===================================================================
Liability for losses and
   loss expenses           $5,342,571     $5,343,721     $6,846,750
===================================================================


9--Federal Income Taxes

The provision for federal income tax consists of the following:

                            1997            1996            1995
-------------------------------------------------------------------
Current                  $3,525,249      $2,175,474     $3,022,693
Deferred                      7,108           3,380       (521,952)
-------------------------------------------------------------------
Federal tax provision    $3,532,357      $2,178,854     $2,500,741
==================================================================

     The effective tax rate is different than the amount computed at the statutory federal rate of 34% for 1997, 1996 and 1995. The reason for such difference and the related tax effect are as follows:

                                    1997            1996           1995
---------------------------------------------------------------------------
Income before

   income taxes                $ 14,173,543    $ 10,736,628    $ 12,060,351
===========================================================================
Computed "expected"
   taxes at 34%                $  4,819,005    $  3,650,454    $  4,100,519
Tax-exempt interest              (1,130,311)     (1,076,764)       (770,084)
Dividends received deduction        (48,477)        (48,108)        (46,789)
Deduction for exercise
   of options                        (1,700)       (399,904)       (324,254)
Other, net                         (106,160)         53,176         (74,982)
Change in valuation
   allowance                           --              --          (383,669)
---------------------------------------------------------------------------
Federal income
   tax provision               $  3,532,357    $  2,178,854    $  2,500,741
===========================================================================


22--The 1997 Donegal Group Annual Report

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996, are as follows:

                                          1997         1996
--------------------------------------------------------------
Deferred tax assets:

    Unearned premium                   $3,297,008   $3,128,626
    Loss reserves                       4,064,877    3,910,691
--------------------------------------------------------------
       Total                           $7,361,885   $7,039,317
==============================================================

Deferred tax liabilities:

    Depreciation expense              $   341,945  $   286,816
    Deferred policy acquisition costs   2,872,343    2,664,886
    Salvage receivable                    324,521      257,431
    Unrealized gain                       521,033      216,877
--------------------------------------------------------------
       Total                           $4,059,842   $3,426,010
==============================================================
       Net deferred tax assets         $3,302,043   $3,613,307
==============================================================

    A valuation allowance is provided when it is more likely than not that some portion of the tax asset will not be realized. Management has determined that it is not required to establish a valuation allowance for the deferred tax asset of $7,361,885 and $7,039,317 at December 31, 1997 and 1996, since it is more likely than not that the deferred tax asset will be realized through reversals of existing temporary differences, future taxable income, carryback to taxable income in prior years, previously realized investment gains and the implementation of tax planning strategies.

10--Stock Compensation Plans

The Company applies APB Opinion No. 25 in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and certain of its stock purchase plans. Compensation cost for these stock-based compensation plans determined under SFAS No. 123 would not have had a material impact on net income and earnings per share for 1997, 1996 or 1995.

   The calculation of pro-forma net income reflects only options granted in 1997, 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to January 1, 1995 is not considered.

Equity Incentive Plans

The Company has had an Equity Incentive Plan for key employees since 1986 and adopted a nearly identical new plan in 1996. Both plans provide for the granting of awards by the Board of Directors in the form of stock options, stock appreciation rights, restricted stock or any combination of the above. During 1996 the new plan was adopted which made 345,850 shares available. The plan was amended in 1997 making a total of 695,850 shares available. These shares were adjusted for the Company's 4-for-3 stock split in July 1997, increasing the number of shares available to 927,800. The plans provide that stock options may become exercisable up to 10 years from date of grant, with an option price not less than fair market value on date of grant. The stock appreciation rights permit surrender of the option and receipt of the excess of current market price over option price in cash.

     Information regarding activity in the Company's stock option plans is presented below:

                                                       Weighted Average
                                       Number of        Exercise Price
                                        Shares             Per Share
------------------------------------------------------------------------
Outstanding at December 31, 1994       360,650             $ 11.01
   Granted - 1995                           --                  --
   Exercised - 1995                    150,650               10.47
   Forfeited - 1995                      7,500               10.80
------------------------------------------------------------------------
Outstanding at December 31, 1995       202,500             $ 11.42
   Granted - 1996                           --                  --
   Exercised - 1996                    202,500               11.42
   Forfeited - 1996                         --                  --
------------------------------------------------------------------------
Outstanding at December 31, 1996            --             $    --
   Granted - 1997                      399,337               18.00
   Exercised - 1997                      2,222               18.00
   Forfeited - 1997                     10,224               18.00
------------------------------------------------------------------------
Outstanding at December 31, 1997       386,891             $ 18.00
========================================================================
Exercisable at:
   December 31, 1995                   202,500             $ 11.42
========================================================================
   December 31, 1996                        --             $    --
========================================================================
   December 31, 1997                   130,000             $ 18.00
========================================================================

   Shares available for future grants at December 31, 1997 are 540,909.

1996 Equity Incentive Plan For Directors

During 1996 the Company adopted an Equity Incentive Plan For Directors which made 90,000 shares available for award. These shares were adjusted for the Company's 4 for 3 stock split in July 1997, increasing the number of shares available to 118,400. Awards may be made in the form of stock options, and the plan additionally provides for the issuance of 100 shares of restricted stock to each director on the first business day of January in each year, commencing January 2, 1997. As of December 31, 1997, the Company has 60,003 unexercised options under this plan. Additionally, 1,200 shares of restricted stock were issued on January 2, 1997.


                                        The 1997 Donegal Group Annual Report--23

Employee Stock Purchase Plans

During 1996 the Company adopted the 1996 Employee Stock Purchase Plan which replaced a similar plan that had been adopted effective January 1, 1988. The 1996 plan made 100,000 shares available for issuance. These shares were adjusted for the Company's 4 for 3 stock split in July 1997, increasing the number of shares available to 129,116.

   The 1996 Plan extends over a 10-year period and provides for shares to be offered to all eligible employees at a purchase price equal to the lesser of 85% of the fair market value of the Company's common stock on the last day before the first day of the enrollment period (June 1 and December 31). A summary of plan activity follows:

                                            Shares Issued
                                        ---------------------
                                          Price        Shares
-------------------------------------------------------------
January 1,1995                          11.90000        6,004
July 1, 1995                            10.62500        6,938
January 1, 1996                         14.23750        5,630
July 1, 1996                            14.66250        6,077
January 1, 1997                         14.66250        6,575
July 1, 1997                            12.35756        8,518

   On January 1, 1998, the Company issued an additional 6,676 shares at a price of $15.53906 per share under this plan.

Agency Stock Purchase Plan

On December 31, 1996, the Company adopted the Agency Stock Purchase Plan which made 300,000 shares available for issuance. These shares were adjusted for the Company's 4 for 3 stock split in July 1997, increasing the number of shares available to 395,589. The plan provides for agents of affiliated companies of DGI to invest up to $12,000 per subscription period (April 1 to September 30 and October 1 to March 31) under various methods. Stock is issued at the end of the subscription period at a price equal to 90% of the average market price during the last ten trading days of the subscription period. During 1997, 30,150 shares were issued under this plan.

Pro-Forma Disclosures

The weighted average grant date fair value of options granted during 1997, 1996 and 1995 for the various plans was as follows:

                                   1997        1996        1995
------------------------------------------------------------------
Equity Incentive Plan             $4.75      $    --     $    --
1996 Equity Incentive Plan
   for Directors                   4.75           --          --
Employee Stock Purchase Plans      3.12         3.27        2.78
Agency Stock Purchase Plan         3.41           --          --

   The fair values above were calculated based upon risk-free interest rates of 5% for the Stock Purchase Plans and 6% for the Equity Incentive Plans, expected lives of 6 months for the Stock Purchase Plans and 5 years for the Equity Incentive Plans, expected volatility of 34% and an expected dividend yield of 2.40%.

   Had the Company recognized stock compensation expense in accordance with SFAS No. 123, net income and earnings per share would have been reduced to the pro-forma amounts shown below:

                                    1997          1996        1995
------------------------------------------------------------------------
Net income:

   As reported                  $10,641,186    $8,557,774  $9,559,610
   Pro-forma                     10,263,965     8,530,468   9,536,550
Basic earnings per share:

   As reported                         1.77          1.46        1.72
   Pro-forma                           1.71          1.46        1.71
Diluted earnings per share:

   As reported                         1.77          1.45        1.68
   Pro-forma                           1.70          1.45        1.67

11--Statutory Net Income, Capital and Surplus and Dividend Restrictions

The following is selected information for the Insurance Subsidiaries as determined in accordance with accounting practices prescribed or permitted by insurance regulatory authorities:

                                   1997            1996           1995
--------------------------------------------------------------------------
ATLANTIC STATES
Statutory capital
   and surplus                $ 56,606,354    $ 47,914,415    $ 40,726,246
                              ============================================
Statutory unassigned
   surplus                    $ 25,645,490    $ 16,953,551    $ 14,765,382
                              ============================================
Statutory net income          $  7,349,284    $  5,410,536    $  5,224,905
                              ============================================
--------------------------------------------------------------------------
SOUTHERN

Statutory capital
   and surplus                $  7,069,112    $  6,608,944    $  6,380,420
                              ============================================
Statutory unassigned
   surplus                    $  2,316,842    $  1,856,674    $  2,378,150
                              ============================================
Statutory net income          $    703,727    $    255,480    $    679,335
                              ============================================
--------------------------------------------------------------------------
DELAWARE

Statutory capital
   and surplus                $  7,657,691    $  6,798,477    $  5,695,634
                              ============================================
Statutory unassigned
   surplus                    $  2,457,691    $  1,598,477    $    495,634
                              ============================================
Statutory net income          $  1,070,463    $  1,120,952    $    494,576
                              ============================================
--------------------------------------------------------------------------
PIONEER

Statutory capital
   and surplus                $  5,377,492    $  5,048,582    $  5,108,442
                              ============================================
Statutory unassigned
   surplus                    $ (1,622,508)   $ (1,951,418)   $ (1,391,558)
                              ============================================
Statutory net income (loss)   $    542,799    $   (367,614)   $   (439,335)
                              ============================================
--------------------------------------------------------------------------


24--The 1997 Donegal Group Annual Report

   The Company's principal source of cash for payment of dividends are dividends from its Insurance Subsidiaries which are required by law to maintain certain minimum capital and surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Atlantic States, Southern, Delaware and Pioneer are also subject to Risk Based Capital (RBC) requirements which may further impact their ability to pay dividends. At December 31, 1997, all four companies' statutory capital and surplus were substantially above the RBC requirements. At December 31, 1997, amounts available for distribution as dividends to DGI without prior approval of insurance regulatory authorities are $7,349,284 from Atlantic States, $703,688 from Southern, $1,070,463 from Delaware and $542,799 from Pioneer.

12--Reconciliation of Statutory Filings to Amounts Reported Herein

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

   Reconciliations of statutory net income and capital and surplus, as determined using statutory accounting principles, to the amounts included in the accompanying financial statements are as follows:

                                          Year Ended December 31,
                                --------------------------------------------
                                    1997            1996           1995
----------------------------------------------------------------------------
Statutory net income of
   insurance subsidiaries       $  9,666,273    $  6,419,354    $  5,959,481
Increases (decreases):
   Deferred policy
       acquisition costs             610,161         935,681       1,350,349
   Deferred federal
       income taxes                   (7,108)         (3,380)        521,952
   Salvage and subrogation
        recoverable                  984,981       1,067,201       1,291,504
   Consolidating eliminations
       and adjustments              (950,000)           --          (900,000)
   Parent-only net income            291,831         155,894       1,301,558
   Non-insurance subsidiary
       net income (loss)              45,048         (16,976)         34,766
----------------------------------------------------------------------------
Net income as
   reported herein              $ 10,641,186    $  8,557,774    $  9,559,610
============================================================================


                                                   December 31,
                                   --------------------------------------------
                                        1997            1996            1995
-------------------------------------------------------------------------------
Statutory capital and surplus
    of insurance subsidiaries      $ 76,710,649    $ 66,370,418    $ 57,910,742
Increases (decreases):

   Deferred policy
       acquisition costs              8,448,060       7,837,899       6,902,218
   Deferred federal
       income taxes                   3,302,043       3,613,307       3,411,544
   Salvage and subrogation
       recoverable                    6,155,467       5,170,486       4,103,285
   Statutory reserves                 8,712,694      10,035,325       6,413,472
   Non-admitted assets and
       other adjustments, net           394,432         355,540         462,199
   Fixed maturities
       available for sale               808,908         271,795       1,008,225
   Consolidating eliminations
       and adjustments              (16,121,711)    (16,121,711)    (10,621,711)
   Parent-only equity                 2,953,248       3,878,390       3,225,914
   Non-insurance
       subsidiary equity                232,873         187,825         204,801
-------------------------------------------------------------------------------
Stockholders' equity as
   reported herein                 $ 91,596,663    $ 81,599,274    $ 73,020,689
===============================================================================

13--Supplementary Information on Statement of Cash Flows

The following schedule reflects income taxes and interest paid during 1997, 1996 and 1995:

                                1997           1996            1995
----------------------------------------------------------------------
Income taxes                $4,094,338      $  825,136      $3,844,550
======================================================================
Interest                    $  904,385      $  369,869      $    7,229
======================================================================

14--Earnings Per Share

The following information illustrates the computation of net income, outstanding shares and earnings per share on both a basic and diluted basis for the years ending December 31, 1997, 1996 and 1995:

                                                   Weighted
                                                    Average          Earnings
                                   Net              Shares              Per
                                 Income           Outstanding          Share
-----------------------------------------------------------------------------
1997:

Basic                         $10,641,186          5,996,203           $1.77
Effect of stock options                --             30,955              --
-----------------------------------------------------------------------------
Diluted                       $10,641,186          6,027,158           $1.77
=============================================================================


1996:

Basic                          $8,557,774          5,860,505           $1.46
Effect of stock options                --             40,364           (0.01)
-----------------------------------------------------------------------------
Diluted                        $8,557,774          5,900,869           $1.45
=============================================================================

1995:

Basic                          $9,559,610          5,565,071           $1.72
Effect of stock options                --            131,525           (0.04)
-----------------------------------------------------------------------------
Diluted                        $9,559,610          5,696,596           $1.68
=============================================================================


                                        The 1997 Donegal Group Annual Report--25

15--Condensed Financial Information of Parent Company


                                             CONDENSED BALANCE SHEETS
                                                 ($ in thousands)

December 31,                                    1997         1996*
--------------------------------------------------------------------
ASSETS

Investment in subsidiaries (equity method)    $ 99,857     $ 88,916
Cash                                               730          427
Property and equipment                           2,139        1,248
Other                                              451          441
--------------------------------------------------------------------
         Total assets                         $103,177     $ 91,032
====================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

   Cash dividends declared to stockholders$        604     $   493
   Line of credit                               10,500       8,500
   Other                                           476         440
--------------------------------------------------------------------
         Total liabilities                      11,580       9,433
--------------------------------------------------------------------
Stockholders' equity
   Preferred stock, $1.00 par value, authorized
         1,000,000 shares, none issued
   Commonstock, $1.00 par value, authorized
         10,000,000 shares, issued 6,122,431
         and 4,540,569 shares and outstanding
         6,030,715 and 4,471,782 shares          6,123      4,540
   Additional paid-in capital                   38,932     37,863
   Net unrealized gains on investments           1,012        423
   Retained earnings, including equity in
         undistributed net income of
         subsidiaries($56,082 and $45,730)      46,422     39,665
   Treasury stock, at cost                        (892)      (892)
--------------------------------------------------------------------
         Total stockholders' equity             91,597     81,599
--------------------------------------------------------------------
         Total liabilities and stockholders'
            equity                            $103,177   $ 91,032
====================================================================
* Restated

                         CONDENSED STATEMENTS OF INCOME
                                ($ in thousands)

Year Ended December 31,                    1997       1996*       1995*
------------------------------------------------------------------------
Revenues

   Dividends-subsidiaries               $    950    $      0    $    900
   Other                                     658         572         504
------------------------------------------------------------------------
         Total revenues                    1,608         572       1,404
------------------------------------------------------------------------
Expenses
   Operating expenses                        643         548         411
   Interest                                1,022         416           4
------------------------------------------------------------------------
         Total expenses                    1,665         964         415
------------------------------------------------------------------------
Income before income tax benefit
   and equity in undistributed net
   income of subsidiaries                    (57)       (392)        989
Income tax benefit                          (346)       (533)       (298)
------------------------------------------------------------------------
Income before equity in undistributed
   net income of subsidiaries                289         141       1,287
Equity in undistributed net income
   of subsidiaries                        10,352       8,417       8,273
------------------------------------------------------------------------
Net income                              $ 10,641    $ 18,558    $  9,560
========================================================================
* Restated


                       CONDENSED STATEMENTS OF CASH FLOWS
                                ($ in thousands)

Year Ended December 31,                     1997       1996*       1995*
-------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                            $ 10,641    $  8,558    $  9,560
-------------------------------------------------------------------------
   Adjustments:
      Equity in undistributed net
         income of subsidiaries           (10,352)     (8,417)     (8,273)
      Other                                   382         373        (112)
-------------------------------------------------------------------------
         Net adjustments                   (9,970)     (8,044)     (8,385)
-------------------------------------------------------------------------
      Net cash provided                       671         514       1,175
-------------------------------------------------------------------------
Cash flows from investing activities:
   Net purchase of property and
      equipment                            (1,251)       (203)       (279)
   Capital contributions to subsidiaries       --      (5,000)         --
   Acquisition of Delaware Atlantic            --        (202)     (5,300)
   Other                                        4       1,110        (744)
-------------------------------------------------------------------------
      Net cash used                        (1,247)     (4,295)     (6,323)
-------------------------------------------------------------------------
Cash flows from financing activities:
   Cash dividends paid                     (2,252)     (1,879)     (1,622)
   Issuance of common stock                 1,131       2,512       1,723
   Purchase of treasury stock                --           (72)       --
   Line of credit, net                      2,000       3,500       5,000
-------------------------------------------------------------------------
      Net cash provided (used)                879        4061      (5,101)
-------------------------------------------------------------------------
Net change in cash                            303         280         (47)
   Cash at beginning of year                  427         147         194
-------------------------------------------------------------------------
   Cash at ending of year                $    730    $    427    $    147
=========================================================================
* Restated


16--Interim Financial Data (unaudited)

                                          1997
                  -----------------------------------------------------
                     First         Second        Third        Fourth
                    Quarter       Quarter       Quarter       Quarter
-----------------------------------------------------------------------
Net premiums
   earned         $26,404,333   $26,823,505   $27,260,693   $26,813,637
Total revenues     29,823,371    30,253,860    30,909,916    30,340,459
Loss and loss
   adjusting
   expenses        16,912,543    17,329,403    17,111,129    16,303,443
Net income          2,562,433     2,400,597     2,911,728     2,766,428
Net income per
   common share
       Basic      $       .43   $       .40   $       .49   $       .46
       Diluted            .43           .40           .48           .45


                                         1996
                  -----------------------------------------------------
                     First        Second        Third         Fourth
                    Quarter       Quarter       Quarter       Quarter
-----------------------------------------------------------------------
Net premiums
   earned         $25,835,495   $25,979,371   $26,260,774   $26,451,398
Total revenues     29,177,941    29,119,386    29,429,202    29,855,135
Loss and loss
   adjusting
   expenses        18,711,207    17,282,421    17,297,396    17,129,900
Net income          1,336,394     2,508,036     2,284,045     2,429,299
Net income per
   common share
       Basic      $       .23   $       .43   $       .39   $       .41
       Diluted            .23           .43           .38           .41

   Results for the first quarter of 1996 were adversely affected by the record snowfall levels in the Company's operating area in January 1996. This resulted in a loss ratio of 72.4% in the first quarter, compared to 65.7% for the rest of the year.


26--The 1997 Donegal Group Annual Report

Donegal Group Inc.
Independent Auditors' Report

THE STOCKHOLDERS AND BOARD OF DIRECTORS

DONEGAL GROUP INC.

We have audited the accompanying consolidated balance sheets of Donegal Group Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donegal Group Inc. as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                                          KPMG PEAT MARWICK LLP

Harrisburg, Pennsylvania
February 27, 1998

Board of Directors and Officers

Donegal Group Inc.

                 Board of Directors

Donald H. Nikolaus          President, Chief Executive Officer
                            and a Director

C. Edwin Ireland            Chairman of the Board and a Director
Philip H. Glatfelter, II    Vice Chairman of the Board and
                            a Director

Robert S. Bolinger          Director
Thomas J. Finley, Jr.       Director
Patricia A. Gilmartin       Director
R. Richard Sherbahn         Director


                            Officers

C. Edwin Ireland            Chairman of the Board
Philip H. Glatfelter, II    Vice Chairman of the Board
Donald H. Nikolaus          President and Chief Executive Officer
Ralph G. Spontak            Senior Vice President, Chief Financial
                            Officer, and Secretary
Daniel J. Wagner            Treasurer




                        Donegal Mutual Insurance Company

                            Board of Directors

Donald H. Nikolaus            President, Chief Executive Officer
                              and a Director
C. Edwin Ireland              Chairman of the Board
                              and a Director
Philip H. Glatfelter, II      Vice Chairman of the Board
                              and a Director
Frederick W. Dreher,III       Director
Patricia A. Gilmartin         Director
Charles A. Heisterkamp, III   Director
John E. Hiestand              Director
R. Richard Sherbahn           Director
William H. Shupert            Senior Vice President of Underwriting and a
                              Director
Ralph G. Spontak              Senior Vice President
                              Chief Financial Officer,
                              Secretary and a Director

                                 Other Officers

David L. Douglass             Vice President of Commercial Underwriting
Kenneth L. Dull               Vice President of Research and Development
Cyril J. Greenya              Senior Vice President of Underwriting
David W. Plouse               Vice President of Investments
James B. Price                Senior Vice President of Claims
Robert G. Shenk               Senior Vice President of Claims
Daniel J. Wagner              Treasurer
Frank J. Wood                 Senior Vice President of Marketing


28--The 1997 Donegal Group Annual Report

Corporate Information

Annual Meeting

April 16, 1998 at the Company's headquarters at 10:00 a.m.

Form 10-K

A copy of Donegal Group's Annual Report on Form 10-K will be furnished free upon written request to Ralph G. Spontak, Senior Vice President and Chief Financial Officer, at the address listed below.

Market Information

Donegal Group's common stock is traded on NASDAQ under the symbol "DGIC." During 1996 and 1997, the stock price ranged as follows (information prior to July 15, 1997 restated for 4-for-3 stock split on that date):

                                            Cash Dividend
                                              Declared
Quarter        High          Low              Per Share

1996

1st*           14 5/8         13 7/8             --
2nd*           14 1/4         12 9/16           .0825
3rd*           14 1/16        12 3/16           .0825
4th*           15 9/16        13 1/8            .1650

1997

1st*           18 15/16       15                 --
2nd*           19             17                .09
3rd*           21             18 1/4            .10
4th            22 1/4         20 1/4            .20


* Restated

Corporate Offices

1195 River Road
P.O. Box 302
Marietta, Pennsylvania 17547
(717) 426-1931

E-mail Address:     info@donegalgroup.com

Donegal Website:    http://www.donegalgroup.com

Transfer Agent

First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, NJ 07303-2500
(800) 317-4445
E-mail Address:   fctc@em.fcnbd.com
FCTC Website:     http://www.fctc.com
Hearing Impaired: TDD:  201-222-4955

Dividend Reinvestment Plan

The Company offers a dividend reinvestment plan through its transfer agent. For information contact:
Donegal Group Inc. Dividend Reinvestment Plan
c/o First Chicago Trust Company of New York
P.O. Box 2598
Jersey City, NJ 07303-2598
(800) 317-4445

Stockholders

The number of common stockholders of record as of December 31, 1997 was 476.