Form 10-K, Exhibit 13
period 1998-12-31
DONEGAL GROUP INC
filed 1999-03-31
CIK 800457

Exhibit 13
Financial Highlights


Year Ended December 31,
Income statement data              1998             1997            1996            1995            1994
---------------------------------------------------------------------------------------------------------------------------

   Net premiums earned         $116,168,992    $107,302,168    $104,527,038    $ 89,522,203    $ 79,026,809
   Investment income             11,997,661      11,507,277      10,799,369       9,713,744       8,188,852
   Total revenues               130,586,365     121,327,606     117,581,664     101,615,698      88,607,550
   Net income                     9,017,840      10,641,186       8,557,774       9,559,610       4,589,397
   Net income per common share
     Basic                             1.11            1.33*           1.10*           1.29*            .63*
     Diluted                           1.09            1.32*           1.09*           1.26*            .62*
---------------------------------------------------------------------------------------------------------------------------


Balance sheet data
---------------------------------------------------------------------------------------------------------------------------
   Total assets                $385,231,506    $304,104,505    $287,990,994    $244,943,598    $215,013,165
   Stockholders' equity         100,631,004      91,596,663      81,599,274      73,020,689      61,338,761
   Book value per share               12.27           11.39*          10.26*           9.64*           8.42*
---------------------------------------------------------------------------------------------------------------------------


* Restated

                     Management's Discussion and Analysis of Results of
                                      Operation and Financial Condition      12

                                            Consolidated Balance Sheets      16

             Consolidated Statements of Income and Comprehensive Income      17

                        Consolidated Statements of Stockholders' Equity      18

                                  Consolidated Statements of Cash Flows      19

                             Notes to Consolidated Financial Statements      20

                                           Independent Auditors' Report      31

                                        Board of Directors and Officers      32

                                                  Corporate Information      33

Management's Discussion and Analysis of Results of Operation and Financial Condition


Donegal Group Inc. ("DGI" or the "Company") is a regional insurance holding company doing business in the Mid-Atlantic and Southern states through its five wholly-owned property-casualty insurance subsidiaries, Atlantic States Insurance Company ("Atlantic States"), Southern Insurance Company of Virginia ("Southern"), Southern Heritage Insurance Company ("Southern Heritage"), Delaware Atlantic Insurance Company ("Delaware") and Pioneer Insurance Company ("Pioneer") (collectively "Insurance Subsidiaries"). The Company has three operating segments: the investment function, the personal lines of insurance and the commercial lines of insurance. Products offered in the personal lines of insurance consist primarily of homeowners and private passenger automobile policies. Products offered in the commercial lines of insurance consist primarily of commercial automobile, commercial multiple peril and workers' compensation policies. The Insurance Subsidiaries are subject to regulation by Insurance Departments in those states in which they operate and undergo periodic examination by those departments. The Insurance Subsidiaries are also subject to competition from other insurance carriers in their operating areas. DGI was formed in September 1986 by Donegal Mutual Insurance Company (the "Mutual Company"), which owns 60% of the outstanding common shares of the Company as of December 31, 1998.

   On June 25, 1998, the Company issued a 4-for-3 stock split in the form of a 33 1/3% stock dividend to stockholders of record as of June 10, 1998. Per share information prior to June 25, 1998, has been restated for this change.

   Atlantic States participates in an intercompany pooling arrangement with the Mutual Company and assumes 65% of the pooled business. Southern cedes 50% of its business to the Mutual Company and Delaware cedes 70% of its Workers' Compensation business to the Mutual Company. Because the Mutual Company places substantially all of the business assumed from Southern and Delaware into the pool, from which the Company has a 65% allocation, the Company's results of operations include approximately 83% of the business written by Southern and approximately 76% of the Workers' Compensation business written by Delaware.

   In November 1998, the Company acquired all of the outstanding stock of Southern Heritage. This transaction was accounted for as a "purchase." The Company's financial statements include Southern Heritage as a consolidated subsidiary from November 1, 1998.

   In addition to the Company's Insurance Subsidiaries, it also owns all of the outstanding stock of Atlantic Insurance Services, Inc. ("AIS"), an insurance services organization currently providing inspection and policy auditing information on a fee-for-service basis to its affiliates and the insurance industry.

Results of Operation 1998 Compared to 1997
Total revenues for 1998 were $130,586,365, which were $9,258,759, or 7.6%, greater than 1997. Net premiums earned increased to $116,168,992, an increase of $8,866,824, or 8.3%, over 1997. The acquisition of Southern Heritage contributed $4,835,036, or 4.5%, to the earned premiums in 1998. Direct premiums written by the combined pool of Atlantic States and the Mutual Company increased $6,426,444 or 4.7%. A 17.5% increase in the direct premiums written of Southern, a 6.5% decrease in the direct premiums written of Delaware and an 11.7% decrease in the direct premiums written of Pioneer accounted for the majority of the remaining change. The Company reported realized investment losses of $13,562, compared to realized investment gains of $314,136 in 1997. Realized gains and losses in both years resulted from normal turnover of the Company's investment portfolio. As of December 31, 1998, 99.9% of the Company's bond portfolio was classified as Class 1 (highest quality) by the National Association of Insurance Commissioners' Securities Valuation Office. Investment income increased $490,384. An increase in the average invested assets from $198,727,027 to $208,303,664, offset by a decrease in the average yield to 5.6% from 5.8% in 1997, accounted for the change.

   The GAAP combined ratio of insurance operations was 99.8% in 1998, compared to 97.6% in 1997. The GAAP combined ratio is the sum of the ratios of incurred losses and loss adjustment expenses to premiums earned (loss ratio), underwriting expenses to premiums earned (expense ratio) and policyholder dividends to premiums earned (dividend ratio). The loss ratio in 1998 was 63.0%, compared to 63.1% in 1997. The expense ratio for 1998 was 35.4%, compared to 33.3% in 1997, with the dividend ratio increasing from 1.2% in 1997 to 1.4% in 1998. The increase in the Company's expense ratio accounted for the change in its combined ratio. The expense ratio was adversely affected by a charge to earnings in the third quarter resulting from an unprecedented large mandatory Pennsylvania Insurance Guaranty Association assessment arising from the insolvency of two medical malpractice companies. The Company's share of the Guaranty Association liability arising from these two companies was



12 / Donegal Group Annual Report 1998

$1.3 million. Guaranty Association assessments represent mandatory regulatory charges that must be absorbed by substantially all property and casualty insurance companies doing business in a state where an insolvent company had been writing business, including companies, like Donegal, who do not write lines of business that the insolvent companies were writing.

Results of Operation 1997 Compared to 1996
Total revenues for 1997 were $121,327,606 which were $3,745,942, or 3.2%, greater than 1996. Net premiums earned increased to $107,302,168, an increase of $2,775,130, or 2.7%, over 1996. Direct premiums written by the combined pool of Atlantic States and the Mutual Company decreased $107,786, with Workers' Compensation decreasing $4,052,981, or 19.5%, due to a mandatory rate rollback for that line in Pennsylvania. A 12.4% increase in the direct premiums written of Southern, a 6.6% increase in the direct premiums written of Delaware and an 18.5% decrease in the direct premiums written of Pioneer accounted for the majority of the remaining increase. The Company reported realized investment gains of $314,136, compared to realized investment gains of $172,734 in 1996. Gains in both years resulted from normal turnover of the Company's investment portfolio. As of December 31, 1997, 99.9% of the Company's bond portfolio was classified as Class 1 (highest quality) by the National Association of Insurance Commissioners' Securities Valuation Office. Investment income increased $707,908. An increase in the average invested assets from $180,352,394 to $198,727,027, offset by a decrease in the average yield to 5.8% from 6.0% in 1996, accounted for the change.

   The GAAP combined ratio of insurance operations was 97.6% in 1997, compared to 100.4% in 1996. The GAAP combined ratio is the sum of the ratios of incurred losses and loss adjustment expenses to premiums earned (loss ratio), underwriting expenses to premiums earned (expense ratio) and policyholder dividends to premiums earned (dividend ratio). The loss ratio in 1997 was 63.1%, compared to 67.4% in 1996, accounting for the majority of the change in the combined ratio. This decrease in the loss ratio resulted from a return to more normal weather patterns in 1997, compared to severe winter weather experienced in the primary operating areas of the Company in the first quarter of 1996. The expense ratio for 1997 was 33.3%, compared to 31.5% in 1996, with the dividend ratio decreasing from 1.5% in 1996 to 1.2% in 1997 due primarily to the rate rollback in Workers' Compensation in 1997.

Liquidity and Capital Resources
The Company generates sufficient funds from its operations and maintains a high degree of liquidity in its investment portfolio. The primary source of funds to meet the demands of claim settlements and operating expenses are premium collections, investment earnings and maturing investments. As of December 31, 1998, the Company had no material commitment for capital expenditures.

   In investing funds made available from operations, the Company maintains securities' maturities consistent with its projected cash needs for the payment of claims and expenses. The Company maintains a portion of its investment portfolio in relatively short-term and highly liquid assets to ensure the availability of funds.

   As of December 31, 1998, pursuant to a credit agreement dated December 29, 1995, with Fleet National Bank of Connecticut, the Company had unsecured borrowings of $37.5 million. Such borrowings were made in connection with the acquisitions of Delaware, Pioneer and Southern Heritage and various capital contributions to the subsidiaries. Per the terms of the credit agreement, the Company may borrow up to $40 million at interest rates equal to the bank's then current prime rate or the then current London interbank Eurodollar bank rate plus 1.70%. At December 31, 1998, the interest rates on the outstanding balances were 7.75% on an outstanding prime rate balance of $22.5 million and 6.93375% on an outstanding Eurodollar rate balance of $15 million. In addition, the Company pays a rate of 3/10 of 1% per annum on the average daily unused portion of the bank's commitment. On each July 27, commencing July 27, 2001, the credit line will be reduced by $8 million. Any outstanding loan in excess of the remaining credit line after such reduction will then be payable.

   The Company's principal sources of cash with which to meet obligations and pay stockholder dividends are dividends from the Insurance Subsidiaries which are required by law to maintain certain minimum surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. The Insurance Subsidiaries are also subject to Risk Based Capital (RBC) requirements which may further impact their ability to pay dividends. At December 31, 1998, all five companies' statutory capital and surplus were substantially above the RBC requirements. At December 31, 1998, amounts available for distribution as dividends to DGI without prior approval of the insurance regulatory authorities were $6,480,524 from Atlantic States, $638,832 from Southern, $1,085,807 from Delaware, $530,035 from Pioneer and $1,580,564 from Southern Heritage.


                                           Donegal Group Annual Report 1998 / 13

   Net unrealized gains resulting from fluctuations in the fair value of investments reported in the balance sheet at fair value were $1,315,425 (net of applicable federal income tax) at December 31, 1998, and $1,011,417 (net of applicable federal income tax) at December 31, 1997.

Credit Risk
The Company provides property and liability coverages through its subsidiaries' independent agency systems located throughout its operating area. The majority of this business is billed directly to the insured, although a portion of the Company's commercial business is billed through its agents, who are extended credit in the normal course of business.

   The Company's Insurance Subsidiaries have reinsurance agreements in place with the Mutual Company, as described in Note 3 of the financial statements, and with a number of other major authorized reinsurers, as described in Note 9 of the financial statements.

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

   The ability to process information in a timely and accurate manner is vital to the Company's property and casualty insurance business. The Company recognizes that the systems used to process its business must be able to accurately identify and process information containing year 2000 dates. The Mutual Company has had a vigorous and comprehensive project underway since 1995 to ensure substantial compliance by the end of 1998. This project was initiated as part of a review of the main application systems utilized by the Mutual Company and was geared towards the implementation of new or current versions of its applications software to bring greater efficiencies and operational improvements to its users. The project was expanded to include a review of all hardware, peripheral software and inquiries of agents and vendors to determine the readiness of each related to the Year 2000 problem. During 1998 the Mutual Company put into production its updated, Year-2000-compliant versions of its main application softwares and late in the year began issuing policies with expiration dates in the year 2000. The implementations of these updated systems were without major problems and the Mutual Company's mission-critical systems were substantially Year-2000-compliant by the end of 1998. Testing of less critical systems, documentation of vendors' readiness and final testing of certain other potential problem dates will continue during the first half of 1999. Costs directly related to Year 2000 changes were not material.

   With respect to insurance policies issued by the Company providing coverages to insureds who may incur losses as a result of Year 2000 problems, the Company is evaluating its possible exposure under such coverages. Endorsements excluding losses related to or resulting from Year 2000 issues are being attached to commercial policies.

   Given the nature of its business, the Company believes that its exposure to embedded chip Year 2000 issues is minimal. The Company believes that its most significant Year 2000 exposure is the potential business disruption that would be caused by widespread failure of public utility systems. Prolonged failure of power and telecommunications systems could have a material adverse effect on the Company's results of operations, cash flows and consolidated financial position.

   This Year 2000 disclosure contains statements which are forward-looking statements that involve risks and uncertainties and qualify for the statutory safe harbor under the Private Securities Litigation Reform Act of 1995. Future Year 2000 readiness activities may not adhere to the anticipated schedule because more problems may be encountered than anticipated in the various stages of testing and trained personnel may not be available to work on internal systems in the time required; or there may be unexpected problems with the readiness of third party business partners and vendors who cannot produce services, or utility companies may not be able to provide the vital services required to maintain operations.

Impact of New Accounting Standards
Accounting for Derivative Instruments and for Hedging Activities
Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and for Hedging Activities," requires enterprises to record derivatives on the balance sheet at fair



14 / Donegal Group Annual Report 1998
value and establishes special accounting for the following three different types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments; hedges of the variable cash flows of forecasted transactions; and hedges of foreign currency exposures of net investments in foreign operations. SFAS No. 133 is effective for years beginning after June 15, 1999, with earlier adoption permitted. The Company believes that the effect of adoption of SFAS No. 133 will not be material.

Accounting by Insurance and Other Enterprises for
Insurance-Related Assessments
In 1997, the AICPA issued Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments," which provides guidance for determining when to recognize, and how to determine, a liability for guaranty-fund and other insurance-related assessments. SOP 97-3 is effective for financial statements issued for fiscal years beginning after December 15, 1998. The Company expects to adopt this SOP on January 1, 1999 and currently believes that the cumulative effect of this change in accounting principle will not be material.

Accounting for Costs of Computer Software Developed or
Obtained for Internal Use
In March 1998, the AICPA issued SOP 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." This SOP requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. This SOP also requires that costs related to the preliminary project stage and the post-implementation/operations stage in an internal-use computer software development project be expensed as incurred. SOP 98-1 is effective for financial statements issued for fiscal years beginning after December 15, 1998. The Company expects to adopt this SOP on January 1, 1999 and is currently assessing its impact on the Company's financial reporting.

Quantitative and Qualitative Disclosure
About Market Risk
Interest Rate Risk
The Company's exposure to market risk for changes in interest rates is concentrated in its investment portfolio and, to a lesser extent, its debt obligations. The Company monitors this exposure through periodic reviews of asset and liability positions. Estimates of cash flows and the impact of interest rate fluctuations relating to the investment portfolio are modeled regularly.

   Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates at December 31, 1998 are as follows:

                                  Principal   Weighted-Average
                                    Cash          Interest
                                    Flows           Rate
-------------------------------------------------------------------------------
Fixed maturities and
   short-term investments:

     1999                      $ 47,671,887         5.78%
     2000                        18,010,000         5.79%
     2001                        14,625,261         6.87%
     2002                         9,911,162         6.07%
     2003                        13,100,000         5.71%
     Thereafter                 141,981,802         5.82%
-------------------------------------------------------------------------------
   Total                       $245,300,112
===============================================================================
   Market value                $252,681,041
===============================================================================
Debt
     1999                      $          0         7.42%
     2000                                 0         7.42%
     2001                         5,500,000         7.42%
     2002                         8,000,000         7.42%
     2003                         8,000,000         7.42%
     Thereafter                  16,000,000         7.42%
-------------------------------------------------------------------------------
   Total                       $ 37,500,000
===============================================================================
   Fair value                  $ 37,500,000
===============================================================================

   Actual cash flows may differ from those stated as a result of calls and prepayments.

Equity Price Risk
The Company's portfolio of equity securities, which is carried on the balance sheet at market value, has exposure to price risk. Price risk is defined as the potential loss in market value resulting from an adverse change in prices. Portfolio characteristics are analyzed regularly and market risk is actively managed through a variety of techniques. The portfolio is diversified across industries, and concentrations in any one company or industry are limited by parameters established by management.

  The combined total of realized and unrealized equity investment gains and (losses) were ($307,147), $586,178, and $199,733 in 1998, 1997 and 1996,
respectively. During these three years the largest total equity investment gain and (loss) in a quarter was $897,971 and ($1,435,101), respectively.


                                           Donegal Group Annual Report 1998 / 15

Donegal Group Inc.
Consolidated Balance Sheets


Year Ended December 31,                                                                         1998                    1997
--------------------------------------------------------------------------------------------------------------------------------

Assets
Investments
    Fixed maturities
        Held to maturity, at amortized cost (fair value $131,633,299 and $120,882,886)     $127,183,788           $117,246,205
        Available for sale, at fair value (amortized cost $89,089,995 and $56,922,342)       90,525,855             57,731,251
    Equity securities, available for sale, at fair value (cost $6,206,735 and $6,551,020)     6,763,943              7,274,562
    Short-term investments, at cost, which approximates fair value                           30,521,887             22,712,787
--------------------------------------------------------------------------------------------------------------------------------
        Total investments                                                                   254,995,473            204,964,805
Cash                                                                                          8,227,042              3,413,315
Accrued investment income                                                                     3,164,599              2,741,207
Premiums receivable                                                                          19,824,894             11,244,628
Reinsurance receivable                                                                       48,339,223             40,953,032
Deferred policy acquisition costs                                                            11,334,301              8,448,060
Federal income taxes receivable                                                                 227,841                 56,454
Deferred tax asset, net                                                                       3,536,692              3,302,043
Prepaid reinsurance premiums                                                                 27,203,111             22,882,283
Property and equipment, net                                                                   5,920,420              4,938,524
Accounts receivable--securities                                                                 329,299                456,493
Due from affiliate                                                                                   --                141,313
Other                                                                                         2,128,611                562,348
================================================================================================================================
        Total assets                                                                       $385,231,506           $304,104,505
================================================================================================================================

Liabilities and Stockholders' Equity
Liabilities
    Losses and loss expenses                                                               $141,409,008           $118,112,390
    Unearned premiums                                                                        94,722,785             71,367,691
    Accrued expenses                                                                          4,821,594              3,214,767
    Drafts payable                                                                            1,394,373                     --
    Reinsurance balances payable                                                              1,785,914                735,009
    Cash dividend declared to stockholders                                                      708,513                604,054
    Borrowings under line of credit                                                          37,500,000             10,500,000
    Accounts payable--securities                                                                503,840              2,499,059
    Due to affiliate - Pioneer acquisition                                                           --              5,191,774
    Due to affiliate - other                                                                    870,083                     --
    Other                                                                                       884,392                283,098
================================================================================================================================
        Total liabilities                                                                   284,600,502            212,507,842
================================================================================================================================

Stockholders' Equity
    Preferred stock, $1.00 par value, authorized 1,000,000 shares; none issued
    Common stock, $1.00 par value, authorized 15,000,000 shares, issued 8,325,221 and 6,122,431 shares and outstanding
        8,202,933 and 6,030,715 shares                                                        8,325,221              6,122,431
    Additional paid-in capital                                                               41,271,322             38,932,117
    Accumulated other comprehensive income                                                    1,315,425              1,011,417
    Retained earnings                                                                        50,610,792             46,422,454
    Treasury stock, at cost                                                                    (891,756)              (891,756)
--------------------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                                          100,631,004             91,596,663
================================================================================================================================
        Total liabilities and stockholders' equity                                         $385,231,506           $304,104,505
================================================================================================================================


See accompanying notes to consolidated financial statements.


16 / Donegal Group Annual Report 1998

Donegal Group Inc.
Consolidated Statements of Income and Comprehensive Income

Year Ended December 31,                                                 1998                   1997                    1996
---------------------------------------------------------------------------------------------------------------------------------

Statements of Income
Revenues
      Premiums earned                                               $172,507,090           $159,055,645           $145,712,891
      Premiums ceded                                                  56,338,098             51,753,477             41,185,853
---------------------------------------------------------------------------------------------------------------------------------
      Net premiums earned                                            116,168,992            107,302,168            104,527,038
      Investment income, net of investment expenses                   11,997,661             11,507,277             10,799,369
      Installment payment fees                                           895,283                818,981                786,779
      Lease income                                                       753,408                643,183                541,010
      Service fees                                                       784,583                741,861                754,734
      Net realized investment gains (losses)                             (13,562)               314,136                172,734
---------------------------------------------------------------------------------------------------------------------------------
         Total revenues                                               30,586,365            121,327,606            117,581,664
---------------------------------------------------------------------------------------------------------------------------------

Expenses
      Losses and loss expenses                                       110,448,552             99,408,492             98,615,417
      Reinsurance recoveries                                          37,281,467             31,751,974             28,194,493
---------------------------------------------------------------------------------------------------------------------------------
      Net losses and loss expenses                                    73,167,085             67,656,518             70,420,924
      Amortization of deferred policy acquisition costs               19,490,000             18,696,000             17,032,000
      Other underwriting expenses                                     21,712,346             17,058,668             15,876,797
      Policy dividends                                                 1,635,300              1,319,384              1,609,369
      Interest                                                         1,292,992                910,237                375,311
      Other                                                            1,611,627              1,513,256              1,530,635
---------------------------------------------------------------------------------------------------------------------------------
         Total expenses                                              118,909,350            107,154,063            106,845,036
---------------------------------------------------------------------------------------------------------------------------------
         Income before income taxes                                   11,677,015             14,173,543             10,736,628
   Income taxes                                                        2,659,175              3,532,357              2,178,854
---------------------------------------------------------------------------------------------------------------------------------
      Net income                                                     $ 9,017,840           $ 10,641,186            $ 8,557,774
=================================================================================================================================

Net income per common share
      Basic                                                             $   1.11               $   1.33*              $   1.10*
=================================================================================================================================
      Diluted                                                           $   1.09               $   1.32*              $   1.09*
=================================================================================================================================

Statements of Comprehensive Income
      Net income                                                     $ 9,017,840           $ 10,641,186            $ 8,557,774
---------------------------------------------------------------------------------------------------------------------------------
      Other comprehensive income (loss), net of tax
         Unrealized gains on securities:
            Unrealized holding gain (loss) arising during the period,
               net of income tax expense (benefit) of
               $151,999, $409,974 and ($186,364)                         295,057                795,831               (361,766)
         Reclassification adjustment for (gains) losses included
               in net income, net of income tax expense (benefit) of
               ($4,611), $106,806 and $58,730                              8,951               (207,330)              (114,004)
---------------------------------------------------------------------------------------------------------------------------------
      Other comprehensive income (loss)                                  304,008                588,501               (475,770)
---------------------------------------------------------------------------------------------------------------------------------
      Comprehensive income                                           $ 9,321,848           $ 11,229,687            $ 8,082,004
=================================================================================================================================


* Restated for 4-for-3 stock split

See accompanying notes to consolidated financial statements.


                                           Donegal Group Annual Report 1998 / 17

Donegal Group Inc.
Consolidated Statements of Stockholders' Equity

                                                                                 Accumulated
                          Preferred Stock       Common Stock      Additional       Other                                  Total
                          -------------------------------------    Paid-in     Comprehensive   Retained    Treasury   Stockholders'
                          Shares   Amount    Shares      Amount    Capital        Income       Earnings      Stock       Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance,
   January 1, 1996          0       $ 0    4,326,362  $4,326,362  $35,564,792  $  898,696    $33,050,629   $(819,780)  $ 73,020,689
-----------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock                     214,207     214,207    2,297,923                                             2,512,130
Net income                                                                                     8,557,774                  8,557,774
Other comprehensive loss                                                         (475,770)                                 (475,770)
Purchase of 43,739 shares
   of treasury stock                                                                                         (71,976)       (71,976)
Cash dividends
   $.2475 per share*                                                                          (1,943,573)                (1,943,573)
-----------------------------------------------------------------------------------------------------------------------------------
Balance,
   December 31, 1996        0       $ 0    4,540,569  $4,540,569  $37,862,715  $  422,916    $39,664,830   $(891,756)  $ 81,599,274
-----------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock                      61,523      61,523    1,069,402                                             1,130,925
Net income                                                                                    10,641,186                 10,641,186
Other comprehensive income                                                        588,501                                   588,501
Cash dividends
   $.2925 per share*                                                                          (2,363,223)                (2,363,223)
Stock dividend                             1,520,339   1,520,329                              (1,520,329)
-----------------------------------------------------------------------------------------------------------------------------------
Balance,
   December 31, 1997        0       $ 0    6,122,431  $6,122,431  $38,932,117  $1,011,417    $46,422,454   $(891,756)  $ 91,596,663
-----------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock                     141,542     141,542    2,339,205                                             2,480,747
Net income                                                                                     9,017,840                  9,017,840
Other comprehensive income                                                        304,008                                   304,008
Cash dividends
   $.3375 per share*                                                                          (2,768,254)                (2,768,254)
Stock dividend                             2,061,248   2,061,248                              (2,061,248)
-----------------------------------------------------------------------------------------------------------------------------------
Balance,
   December 31, 1998        0       $ 0    8,325,221  $8,325,221  $41,271,322  $1,315,425    $50,610,792   $(891,756)  $100,631,004
===================================================================================================================================


* Restated for 4-for-3 stock split

See accompanying notes to consolidated financial statements.






18 / Donegal Group Annual Report 1998

Donegal Group Inc.
Consolidated Statements of Cash Flow

Year Ended December 31,                                                            1998               1997                 1996
------------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Operating Activities:
   Net income                                                                  $  9,017,840        $10,641,186         $  8,557,774
------------------------------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization                                                 520,675            390,857              256,694
      Realized investment (gains) losses                                             13,562           (314,136)            (172,734)
   Changes in Assets and Liabilities, net of acquisition:
      Losses and loss expenses                                                    7,125,806          3,490,429           15,727,682
      Unearned premiums                                                           6,478,435            811,785           13,923,360
      Accrued expenses                                                             (542,693)           827,727             (300,425)
      Premiums receivable                                                        (1,253,529)          (169,213)           1,509,474
      Deferred policy acquisition costs                                            (399,428)          (610,161)            (935,681)
      Deferred income taxes                                                         158,593              7,108                3,380
      Reinsurance receivable                                                     (6,182,621)           (78,023)         (12,649,518)
      Accrued investment income                                                    (186,170)          (112,644)            (124,330)
      Amounts due from affiliate                                                 (4,180,378)          (438,442)           1,514,009
      Reinsurance balances payable                                                 (127,931)           (11,926)              64,586
      Prepaid reinsurance premiums                                               (3,819,226)          (508,964)          (9,281,222)
      Current income taxes                                                         (171,387)          (700,983)           1,353,718
      Other, net                                                                    100,292            192,808               44,969
------------------------------------------------------------------------------------------------------------------------------------
          Net adjustments                                                        (2,466,000)         2,776,222           10,933,962
------------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                   6,551,840         13,417,408           19,491,736
------------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities:
   Purchase of fixed maturities
      Held to maturity                                                          (24,774,417)       (15,834,418)         (30,795,475)
      Available for sale                                                        (43,662,157)       (21,614,427)         (21,900,833)
   Purchase of equity securities                                                (15,824,465)       (10,598,546)          (9,077,146)
   Sale of fixed maturities
      Available for sale                                                          2,207,500                 --            7,247,675
   Maturity of fixed maturities
      Held to maturity                                                           24,815,155         11,909,421           11,996,190
      Available for sale                                                         16,106,644         18,860,222           17,634,933
   Sale of equity securities                                                     16,155,130          6,695,236            9,493,480
   Acquisition of Delaware Atlantic                                                      --                 --             (202,243)
   Acquisition of Southern Heritage                                             (18,028,072)                --                   --
   Purchase of property and equipment                                              (650,014)        (2,758,851)            (255,754)
   Net sales (purchases) of short-term investments                               15,099,631         (1,242,030)          (6,391,292)
------------------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                                     (28,555,065)       (14,583,393)         (22,250,465)
------------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities:
   Issuance of common stock                                                       2,480,747          1,130,925            2,512,130
   Borrowings under line of credit, net                                          27,000,000          2,000,000            3,500,000
   Cash dividends paid                                                           (2,663,795)        (2,251,788)          (1,878,648)
   Purchase of treasury stock                                                            --                 --              (71,976)
------------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities                                  26,816,952            879,137            4,061,506
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                                   4,813,727           (286,848)           1,302,777
Cash at beginning of year                                                         3,413,315          3,700,163            2,397,386
===================================================================================================================================
Cash at end of year                                                            $  8,227,042        $ 3,413,315         $  3,700,163
===================================================================================================================================

See accompanying notes to consolidated financial statements.


                                           Donegal Group Annual Report 1998 / 19

Notes to Consolidated Financial Statements

1--Summary of Significant Accounting Policies


Organization and Business
Donegal Group Inc. (the "Company") was organized as a regional insurance holding company by Donegal Mutual Insurance Company (the "Mutual Company") and operates in the Mid-Atlantic and Southern states through its wholly-owned stock insurance companies, Atlantic States Insurance Company ("Atlantic States"), Southern Insurance Company of Virginia ("Southern"), Southern Heritage Insurance Company ("Southern Heritage"), Delaware Atlantic Insurance Company ("Delaware"), and Pioneer Insurance Company ("Pioneer") (collectively "Insurance Subsidiaries"). The Company has three operating segments: the investment function, the personal lines of insurance and the commercial lines of insurance. Products offered in the personal lines of insurance consist primarily of homeowners and private passenger automobile policies. Products offered in the commercial lines of insurance consist primarily of commercial automobile, commercial multiple peril and workers' compensation policies. The Insurance Subsidiaries are subject to regulation by Insurance Departments in those states in which they operate and undergo periodic examination by those departments. The Insurance Subsidiaries are also subject to competition from other insurance carriers in their operating areas. Atlantic States participates in an intercompany pooling arrangement with the Mutual Company and assumes 65% of the pooled business. Southern cedes 50% of its business to the Mutual Company and Delaware cedes 70% of its Workers' Compensation business to the Mutual Company. At December 31, 1998, the Mutual Company held 60% of the outstanding common stock of the Company.
   On June 25, 1998, the Company issued a 4-for-3 stock split in the form of a 33 1/3% stock dividend to stockholders of record as of June 10, 1998. Per share information prior to June 25, 1998, has been restated for this change.
   In addition to the Company's Insurance Subsidiaries, it also owns all of the outstanding stock of Atlantic Insurance Services, Inc. ("AIS"), an insurance services organization currently providing inspection and policy auditing information on a fee-for-service basis to its affiliates and the insurance industry.


Basis of Consolidation
The consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles, include the accounts of Donegal Group Inc. and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The term "Company" as used herein refers to the consolidated entity.


Use of Estimates
In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.
   Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the liabilities for losses and loss expenses. While management uses available information to provide for such liabilities, future changes to these liabilities may be necessary based on changes in trends in claim frequency and severity.


Investments
The Company classifies its debt and equity securities into the following categories:


   Held to Maturity--Debt securities that the Company has the positive intent and ability to hold to maturity; reported at amortized cost.


   Available for Sale--Debt and equity securities not classified as held to maturity; reported at fair value, with unrealized gains and losses excluded from income and reported as a separate component of stockholders' equity (net of tax effects).


   Short-term investments are carried at amortized cost, which approximates fair value.
   If there is a decline in fair value below amortized cost which is other than temporary, the cost basis for such investments in the held to maturity and available for sale categories is reduced to fair value. Such decline in cost basis is recognized as a realized loss and charged to income.
   Premiums and discounts on debt securities are amortized over the life of the security as an adjustment to yield using the effective interest method. Realized investment gains and losses are computed using the specific identification method.
   Premiums and discounts for mortgage-backed debt securities are amortized using anticipated prepayments with significant changes in estimated prepayments accounted for under the prospective method.


20 / Donegal Group Annual Report 1998

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


   Premium and Reinsurance Receivables and Payables--The carrying amounts reported in the balance sheet for these instruments approximate their fair values.


   Borrowings Under Line of Credit--The carrying amounts reported in the balance sheet for the line of credit approximate fair value due to the variable rate nature of the line of credit.


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



                                           Donegal Group Annual Report 1998 / 21

Stock-Based Compensation
Stock-based compensation plans are accounted for under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of a stock option grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," permits entities to recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro-forma net income and earnings per share disclosures for employee stock option grants made as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro-forma disclosures under SFAS No. 123.


Earnings per Share
Basic earnings per share are calculated by dividing net income by the weighted-average number of common shares outstanding for the period, while diluted earnings per share reflects the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.


Comprehensive Income
In 1998, the Company adopted SFAS No. 130, "Comprehensive Income," which established standards for the reporting and disclosure of comprehensive income and its components. Comprehensive income consists of net income and net unrealized investment gains or losses and is presented in the Consolidated Statements of Income and Comprehensive Income. The adoption of SFAS No. 130 had no impact on total shareholders' equity. Prior year financial statements have been reclassified to conform to these requirements.


2--Acquisitions of Businesses


In November 1998, the Company acquired all of the outstanding stock of Southern Heritage for a cash price of $18,361,279. Southern Heritage primarily writes personal automobile and homeowners policies in the Southeastern region of the country. This transaction was accounted for as a "purchase." The Company's financial statements include Southern Heritage as a consolidated subsidiary from November 1, 1998.
    Assets in the amount of $56,568,710 were acquired, and liabilities in the amount of $38,330,912 were assumed in the purchase transaction. The purchase price exceeded the fair value of net assets acquired by $123,481, which is recognized as goodwill and is being amortized over ten years.
    The following table reflects unaudited pro-forma combined results of operations of the Company and Southern Heritage on the basis that the acquisition had taken place at the beginning of each year. The pro-forma information is presented for information purposes only and is not indicative of the actual results that would have resulted if the acquisition had been made as of those dates. The pro-forma is not intended to be a projection of future results.

                                                      1998            1997
-------------------------------------------------------------------------------
Revenues                                         $161,307,562      $157,037,483
Net income                                          2,978,411         9,558,889
Earnings per common share
    Basic                                                 .37              1.20
    Diluted                                               .36              1.19

    The above table includes interest expense and amortization of goodwill as if the acquisition occurred January 1, 1997.

    In March 1997, the Company acquired all of the outstanding stock of Pioneer. This transaction was accounted for as if it were a "pooling of interest," and as such the Company's financial statements have been restated to include Pioneer as a consolidated subsidiary from January 1, 1993 to the present.


3--Transactions with Affiliates


The Company conducts business and has various agreements with the Mutual Company which are described below.


a. Reinsurance Pooling and Other Reinsurance Arrangements
Atlantic States cedes to the Mutual Company all of its insurance business and assumes from the Mutual Company 65% of the Mutual Company's total pooled insurance business, including that assumed from Atlantic States and substantially all of the business assumed and retained by the Mutual Company from Southern and Delaware. Atlantic States, Southern, Delaware and Pioneer each have a catastrophe reinsurance agreement with the Mutual Company which limits the maximum liability under any one catastrophic occurrence to $400,000, $300,000, $300,000 and $200,000, respectively, and $700,000 for a catastrophe involving more than one of the companies. The Mutual Company and Delaware have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $200,000 of losses in excess of $50,000 and a workers' compensation quota share agreement whereby Delaware cedes 70% of that business. The Mutual Company and Pioneer have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $200,000 of losses in excess of $50,000. The Mutual Company and Pioneer also have an aggregate excess of loss reinsurance agreement, entered into as part of the sale of Pioneer from the Mutual Company to Donegal Group Inc., in which the Mutual Company agrees to assume the adverse loss development of claims with dates of loss prior to


22 / Donegal Group Annual Report 1998

December 31, 1996, as developed through December 31, 1998, and to assume losses in excess of a 60% loss ratio through December 31, 1998. The Mutual Company and Southern have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $25,000 of losses in excess of $100,000 and a quota share agreement whereby Southern cedes 50% of its direct business less certain reinsurance to the Mutual Company. Southern, Delaware and Pioneer each have retrocessional reinsurance agreements effective July 1, 1996 with the Mutual Company under which they cede, and then assume back, 100% of their business net of other reinsurance.

     The following amounts represent reinsurance transactions with the Mutual Company during 1998, 1997 and 1996:


Ceded reinsurance:              1998               1997               1996
================================================================================
Premiums written            $ 55,372,556       $ 47,946,847       $ 46,443,220
================================================================================
Premiums earned             $ 51,617,429       $ 47,488,716       $ 37,175,897
================================================================================
Losses and loss expenses    $ 32,791,739       $ 28,582,315       $ 25,838,753
================================================================================
Unearned premiums           $ 25,886,653       $ 22,131,526       $ 21,673,395
================================================================================
Liability for losses and
    loss expenses           $ 39,039,648       $ 35,295,994       $ 33,850,684
================================================================================


Assumed reinsurance:
================================================================================
Premiums written            $114,667,549       $107,604,989       $108,982,894
================================================================================
Premiums earned             $111,333,956       $107,302,168       $ 95,910,375
================================================================================
Losses and loss expenses    $ 69,869,999       $ 68,104,859       $ 65,579,955
================================================================================
Unearned premiums           $ 51,819,000       $ 48,485,408       $ 48,182,587
================================================================================
Liability for losses
    and loss expenses       $ 85,766,514       $ 83,271,292       $ 80,203,642
================================================================================


   Losses and loss expenses assumed from the Mutual Company for 1998, 1997 and 1996 are reported net of inter-company catastrophe recoveries which amounted to approximately $2.3 million, $0, and $9.5 million, respectively.


b. Expense Sharing
The Mutual Company provides facilities, management and other services to the Company, and the Company reimburses the Mutual Company for such services on a periodic basis under usage agreements and pooling arrangements. The charges are based upon the relative participation of the Company and the Mutual Company in the pooling arrangement, and management of both the Company and the Mutual Company consider this allocation to be reasonable. Charges for these services totalled $24,065,066, $21,739,911 and $19,365,166 for 1998, 1997 and 1996,
respectively.


c. Lease Agreement

The Company leases office equipment and automobiles to the Mutual Company under a 10-year lease dated January 1, 1990. Future annual commitments under these leases are $723,000 for 1999 and 2000.


d. Inspection and Policy Auditing Services
AIS provides inspection and policy auditing services to the Mutual Company on a fee-for-service basis. Charges for these services totalled $559,845, $544,651, and $600,453 for 1998, 1997 and 1996, respectively.



4--Investments


The amortized cost and estimated fair values of fixed maturities and equity securities at December 31, 1998 and 1997, are as follows:


                                      1998
--------------------------------------------------------------------------------
                                            Gross        Gross      Estimated
                           Amortized     Unrealized   Unrealized      Fair
Held to Maturity             Cost           Gains       Losses        Value
--------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   U.S. government
   corporations
   and agencies           $ 32,890,694   $  484,622  $ 29,816     $ 33,345,500
Obligations of states
   and political
   subdivisions             66,941,133    3,489,849    10,044       70,420,938
Corporate securities         9,131,114      422,916     4,030        9,550,000
Mortgage-backed
   securities               18,220,847       96,014        --       18,316,861
--------------------------------------------------------------------------------
   Totals                 $127,183,788   $4,493,401  $ 43,890     $131,633,299
================================================================================

                                      1998
--------------------------------------------------------------------------------
                                            Gross        Gross      Estimated
                           Amortized     Unrealized   Unrealized      Fair
Available for Sale           Cost           Gains       Losses        Value
--------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   U.S. government
   corporations
   and agencies           $ 54,975,813   $  570,376  $106,689     $ 55,439,500
Obligations of states
   and political
   subdivisions             19,140,686      822,884     6,497       19,957,073
Corporate securities        10,642,598      150,045     5,324       10,787,319
Mortgage-backed
   securities                4,330,898       11,065        --        4,341,963
Equity securities            6,206,735      743,210   186,002        6,763,943
================================================================================
   Totals                 $ 95,296,730   $2,297,580  $304,512     $ 97,289,798
================================================================================

                                           Donegal Group Annual Report 1998 / 23

                                         1997
------------------------------------------------------------------------------
                                               Gross      Gross     Estimated
                                 Amortized  Unrealized  Unrealized     Fair
Held to Maturity                   Cost        Gains      Losses      Value
------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   U.S. government
   corporations
   and agencies             $ 41,450,057   $  341,162   $ 99,819  $ 41,691,400
Obligations of states
   and political
   subdivisions               57,620,998    2,955,526         --    60,576,524
Corporate securities           7,249,829      327,364      6,693     7,570,500
Mortgage-backed
   securities                 10,925,321      154,057     34,916    11,044,462
------------------------------------------------------------------------------
   Totals                   $117,246,205   $3,778,109   $141,428  $120,882,886
==============================================================================


                                      1997
------------------------------------------------------------------------------
                                            Gross      Gross       Estimated
                              Amortized  Unrealized Unrealized       Fair
Available for Sale              Cost        Gains     Losses         Value
------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   U.S. government
   corporations
   and agencies             $ 40,066,278     $159,106    $28,883  $ 40,196,501
Obligations of states
   and political
   subdivisions               12,109,254      652,996         --    12,762,250
Corporate securities           3,247,602        8,412      3,514     3,252,500
Mortgage-backed
   securities                  1,499,208       20,792         --     1,520,000
Equity securities              6,551,020      821,409     97,867     7,274,562
------------------------------------------------------------------------------
   Totals                   $ 63,473,362   $1,662,715   $130,264  $ 65,005,813
==============================================================================

   The amortized cost and estimated fair value of fixed maturities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

------------------------------------------------------------------------------
                                                                   Estimated
                                                      Amortized       Fair
                                                         Cost         Value
------------------------------------------------------------------------------
Held to maturity
Due in one year or less                              $ 1,797,072  $  1,813,000
Due after one year through five years                 23,716,416    24,449,650
Due after five years through ten years                57,304,006    59,895,700
Due after ten years                                   26,145,447    27,158,088
Mortgage-backed securities                            18,220,847    18,316,861
------------------------------------------------------------------------------
   Total held to maturity                           $127,183,788  $131,633,299
==============================================================================

Available for sale
Due in one year or less                             $ 15,348,958  $ 15,441,000
Due after one year through five years                 31,110,027    31,386,819
Due after five years through ten years                19,930,607    20,756,500
Due after ten years                                   18,369,505    18,599,573
Mortgage-backed securities                             4,330,898     4,341,963
------------------------------------------------------------------------------
   Total available for sale                         $ 89,089,995  $ 90,525,855
==============================================================================

   The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 1998 and 1997, amounted to $5,285,367 and $2,785,752, respectively.

   Net investment income of the Company, consisting primarily of interest and dividends, is attributable to the following sources:

                                             1998         1997          1996
------------------------------------------------------------------------------
Fixed maturities                        $10,981,353  $10,703,397   $ 9,924,660
Equity securities                           294,646      238,777       233,072
Short-term investments                    1,385,500    1,141,834     1,091,855
Real estate                                 175,250      127,250        81,650
------------------------------------------------------------------------------
Investment income                        12,836,749   12,211,258    11,331,237
Investment expenses                         839,088      703,981       531,868
------------------------------------------------------------------------------
Net investment income                   $11,997,661  $11,507,277   $10,799,369
==============================================================================

   Gross realized gains and losses from sales of investments and the change in the difference between fair value and cost of investments, before applicable income taxes, are as follows:

                                           1998          1997          1996
------------------------------------------------------------------------------
Gross realized gains:
   Fixed maturities                     $   132,431   $   84,196    $   29,206
   Equity securities                      1,119,679      408,429       404,381
------------------------------------------------------------------------------
                                          1,252,110      492,625       433,587
------------------------------------------------------------------------------
Gross realized losses:
   Fixed maturities                           5,180          694           689
   Equity securities                      1,260,492      177,795       260,164
------------------------------------------------------------------------------
                                          1,265,672      178,489       260,853
------------------------------------------------------------------------------
Net realized gains (losses)             $   (13,562)  $  314,136    $  172,734
==============================================================================

Change in difference between
   fair value and cost of
   investments:
   Fixed maturities                     $ 1,439,782  $ 2,248,484    $ (870,761)
   Equity securities                       (166,335)     355,544        54,461
------------------------------------------------------------------------------
                                        $ 1,273,447  $ 2,604,028    $ (816,300)
==============================================================================

   Income taxes on realized investment gains were ($4,611), $106,806 and $58,730 for 1998, 1997 and 1996, respectively. Deferred income taxes applicable to net unrealized investment gains included in shareholders' equity were $677,643 and $521,033 at December 31, 1998 and 1997, respectively. Donegal Group has not held or issued derivative financial instruments.


24   /   Donegal group Annual Report 1998

5--Deferred Policy Acquisition Costs

Changes in deferred policy acquisition costs are as follows:

                                           1998          1997          1996
------------------------------------------------------------------------------
Balance, January 1                      $ 8,448,060  $ 7,837,899   $ 6,902,218
Acquisition of
   Southern Heritage                      2,486,813           --            --
Acquisition costs deferred               19,889,428   19,306,161    17,967,681
Amortization charged
   to earnings                           19,490,000   18,696,000    17,032,000
------------------------------------------------------------------------------
Balance, December 31                    $11,334,301  $ 8,448,060   $ 7,837,899
==============================================================================


6--Property and Equipment

Property and equipment at December 31, 1998 and 1997, consisted of the following:

------------------------------------------------------------------------------
                                                                   Estimated
                                                                    Useful
                                           1998          1997        Life
-------------------------------------------------------------------------------
Cost--office equipment                  $ 5,648,108  $ 3,653,494    5-15 years
      automobiles                           890,264      768,643       3 years
      leasehold improvements                 59,233       59,233   15-40 years
      real estate                         2,627,597    2,621,896   15-50 years
      software                              434,344       31,526       5 years
-------------------------------------------------------------------------------
                                          9,659,546    7,134,792
Accumulated depreciation                 (3,739,126)  (2,196,268)
------------------------------------------------------------------------------
                                        $ 5,920,420  $ 4,938,524
===============================================================================

   Depreciation expense for 1998, 1997, and 1996 amounted to $559,710, $442,726 and $384,154, respectively.


7--Liability for Losses and Loss Expenses

Activity in the liability for losses and loss expenses is summarized as follows:

                                           1998          1997          1996
------------------------------------------------------------------------------
Balance at January 1                   $118,112,390 $114,621,961  $ 98,894,279
   Less reinsurance
      recoverable                        40,638,565   39,194,405    27,738,898
------------------------------------------------------------------------------
Net balance at January 1                 77,473,825   75,427,556    71,155,381
   Acquisition of
      Southern Heritage                  14,967,242           --            --
------------------------------------------------------------------------------
New balance at beginning
   as adjusted                           92,441,067   75,427,556    71,155,381
------------------------------------------------------------------------------
Incurred related to:
   Current year                          75,463,085   69,040,518    73,211,924
   Prior years                           (2,296,000)  (1,384,000)   (2,791,000)
------------------------------------------------------------------------------
Total incurred                           73,167,085   67,656,518    70,420,924
------------------------------------------------------------------------------
Paid related to:
   Current year                          44,388,736   39,133,249    42,669,749
   Prior years                           27,356,000   26,477,000    23,479,000
------------------------------------------------------------------------------
Total paid                               71,744,736   65,610,249    66,148,749
------------------------------------------------------------------------------
Net balance at
      December 31                        93,863,416   77,473,825    75,427,556
   Plus reinsurance
      recoverable                        47,545,592   40,638,565    39,194,405
------------------------------------------------------------------------------
Balance at December 31                 $141,409,008 $118,112,390  $114,621,961
==============================================================================

   The Company recognized a decrease in the liability for losses and loss expenses of prior years (favorable development) of $2.3 million, $1.4 million and $2.8 million in 1998, 1997 and 1996, respectively. These favorable developments are primarily attributable to lower-than-expected claim severity in the private passenger automobile liability, workers' compensation and commercial multiple peril lines of business.


8--Line of Credit

At December 31, 1998, pursuant to a credit agreement dated December 29, 1995, and amended as of July 27, 1998, with Fleet National Bank of Connecticut, the Company had unsecured borrowings of $37.5 million. Such borrowings were made in connection with the acquisitions of Delaware, Pioneer, and Southern Heritage and various capital contributions to the subsidiaries. Per the terms of the credit agreement, the Company may borrow up to $40 million at interest rates equal to the bank's then current prime rate or the then current London interbank Eurodollar bank rate plus 1.70%. At December 31, 1998, the interest rates were 7.75% on an outstanding prime rate balance of $22.5 million and 6.93375% on an outstanding Eurodollar rate balance of $15 million. In addition, the Company pays a rate of 3/10 of 1% per annum on the average daily unused portion of the bank's commitment. On each July 27, commencing July 27, 2001, the credit line will be reduced by $8 million. Any outstanding loan in excess of the remaining credit line, after such reduction, will then be payable.


9--Unaffiliated Reinsurers

In addition to the primary reinsurance in place with the Mutual Company, the Insurance Subsidiaries have other reinsurance in place, principally with four unaffiliated reinsurers. The following amounts represent reinsurance transactions with unaffiliated reinsurers during 1998, 1997 and 1996:

Ceded reinsurance:                         1998          1997          1996
------------------------------------------------------------------------------
Premiums written                         $4,784,768   $4,315,594    $4,023,855
==============================================================================
Premiums earned                          $4,720,669   $4,264,761    $4,009,956
==============================================================================
Losses and loss expenses                 $4,489,728   $3,169,659    $2,355,740
==============================================================================
Unearned premiums                        $1,316,458  $   750,757   $   699,924
==============================================================================
Liability for losses and
   loss expenses                         $8,505,944   $5,342,571    $5,343,721
==============================================================================

                                      Donegal Group Annual Report 1998   /   25

10--Income Taxes

The provision for income tax consists of the following:

                                            1998          1997          1996
------------------------------------------------------------------------------
Current                                  $2,500,582   $3,525,249    $2,175,474
Deferred                                    158,593        7,108         3,380
------------------------------------------------------------------------------
Federal tax provision                    $2,659,175   $3,532,357    $2,178,854
==============================================================================

   The effective tax rate is different than the amount computed at the statutory federal rate of 34% for 1998, 1997 and 1996. The reason for such difference and the related tax effect are as follows:

                                           1998          1997          1996
------------------------------------------------------------------------------
Income before
   income taxes                         $11,677,015  $14,173,543   $10,736,628
==============================================================================
Computed "expected"
   taxes at 34%                         $ 3,970,185  $ 4,819,005   $ 3,650,454
Tax-exempt interest                      (1,180,773)  (1,130,311)   (1,076,764)
Dividends received deduction               (177,374)     (48,477)      (48,108)
Deduction for exercise
   of option                                     --       (1,700)     (399,904)
Other, net                                   47,137     (106,160)       53,176
------------------------------------------------------------------------------
Federal income
   tax provision                        $ 2,659,175  $ 3,532,357   $ 2,178,854
==============================================================================


   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 1998 and 1997, are as follows:

                                                   1998         1997
------------------------------------------------------------------------------
Deferred tax assets:
    Unearned premium                             $4,593,745   $3,297,008
    Loss reserves                                 4,581,026    4,064,877
    Net operating loss carryforward -
       Southern Heritage                          3,429,107           --
    Valuation allowance                          (3,429,107)          --
==============================================================================
       Total                                     $9,174,771   $7,361,885
==============================================================================


Deferred tax liabilities:
    Depreciation expense                         $  425,292   $  341,945
    Deferred policy acquisition costs             3,853,662    2,872,343
    Salvage receivable                              483,960      324,521
    Unrealized gain                                 875,165      521,033
------------------------------------------------------------------------------
       Total                                     $5,638,079   $4,059,842
==============================================================================

       Net deferred tax assets                   $3,536,692   $3,302,043
==============================================================================

    A valuation allowance is provided when it is more likely than not that some portion of the tax asset will not be realized. Management has determined that a valuation allowance related to the net operating loss carryforward of Southern Heritage should be established at December 31, 1998. Management has determined that it is not required to establish a valuation allowance for the other deferred tax assets of $9,174,771 and $7,361,885 at December 31, 1998 and 1997, since it is more likely than not that the deferred tax assets will be realized through reversals of existing temporary differences, future taxable income, carryback to taxable income in prior years, previously realized investment gain and the implementation of tax planning strategies.

         As a result of the acquisition of Southern Heritage, net deferred tax asset of $549,851 were acquired.

         At December 31, 1998 the Company has a net operating loss carryforward of $10,085,608 which is available to offset taxable income of Southern Heritage. Such net operating loss carryforward will expire beginning in 2009. Federal income tax laws limit the amount of net operating loss carryforward that the Company can use in any one year to $903,056.


11--Stock Compensation Plans

All share data presented in the following sections has been adjusted for the Company's 4-for-3 stock splits in July 1997 and June 1998.

Equity Incentive Plans
The Company has had an Equity Incentive Plan for key employees since 1986 and adopted a nearly identical new plan in 1996. Both plans provide for the granting of awards by the Board of Directors in the form of stock options, stock appreciation rights, restricted stock or any combination of the above. The new plan was adopted in 1996 and amended in 1997 making a total of 1,233,141 shares available. The plans provide that stock options may become exercisable up to 10 years from date of grant, with an option price not less than fair market value on date of grant. The stock appreciation rights permit surrender of the option and receipt of the excess of current market price over option price in cash.

   Information regarding activity in the Company's stock option plans is presented below:
                                                                Weighted-Average
                                                     Number of   Exercise Price
                                                      Shares       Per Share
-------------------------------------------------------------------------------
Outstanding at December 31, 1995                        270,000         $ 8.57
   Granted - 1996                                            --             --
   Exercised - 1996                                     270,000           8.57
   Forfeited - 1996                                          --             --
-------------------------------------------------------------------------------
Outstanding at December 31, 1996                             --             --
   Granted - 1997                                       532,451          13.50
   Exercised - 1997                                       2,963          13.50
   Forfeited - 1997                                      13,632          13.50
-------------------------------------------------------------------------------
Outstanding at December 31, 1997                        515,856          13.50
-------------------------------------------------------------------------------
   Granted - 1998                                       497,333          18.00
   Exercised - 1998                                      10,073          13.50
   Forfeited - 1998                                         --             --
-------------------------------------------------------------------------------
Outstanding at December 31, 1998                       1,003,116        $15.73
===============================================================================

Exercisable at:
   December 31, 1996                                         --             --
===============================================================================
   December 31, 1997                                    173,333         $13.50
===============================================================================
   December 31, 1998                                    502,965         $15.00
===============================================================================

Shares available for future grants at December 31, 1998 are 216,248.


26   /   Donegal Group Annual Report 1998

   The following table summarizes information about fixed stock options at December 31, 1998:
                                                             Exercise Prices
-------------------------------------------------------------------------------
                                                           $13.50      $18.00
-------------------------------------------------------------------------------
Options outstanding at December 31, 1998:
   Number of options                                      505,783     497,333
-------------------------------------------------------------------------------
Weighted-average remaining
   contractual life                                     3.0 years  4.25 years
-------------------------------------------------------------------------------
Options exercisable at December 31, 1998:
   Number of options                                      337,188     165,777
-------------------------------------------------------------------------------


1996 Equity Incentive Plan For Directors
During 1996 the Company adopted an Equity Incentive Plan For Directors. The plan was amended in 1998, making 265,735 shares available for award. Awards may be made in the form of stock options, and the plan additionally provides for the issuance of 177 shares of restricted stock to each director on the first business day of January in each year, commencing January 2, 1997. As of December 31, 1998, the Company has 80,004 unexercised options under this plan. Additionally, 2,124, 2,124 and 0 shares of restricted stock were issued on January 2, 1998, 1997 and 1996, respectively.

Employee Stock Purchase Plans
During 1996 the Company adopted the 1996 Employee Stock Purchase Plan which replaced a similar plan that had been adopted effective January 1, 1988. The 1996 plan made 162,873 shares available for issuance.

   The 1996 Plan extends over a 10-year period and provides for shares to be offered to all eligible employees at a purchase price equal to the lesser of 85% of the fair market value of the Company's common stock on the last day before the first day of the enrollment period (June 1 and December 31). A summary of plan activity follows:

                                             Shares Issued
-------------------------------------------------------------------------------
                                          Price        Shares
-------------------------------------------------------------------------------
January 1, 1996                         $ 8.00859      10,009
July 1, 1996                            $ 8.24766      10,804
January 1, 1997                         $ 8.24766      11,689
July 1, 1997                            $ 9.26367      11,357
January 1, 1998                         $11.65430       8,901
July 1, 1998                            $13.06875       9,179


   On January 1, 1999, the Company issued an additional 10,227 shares at a price of $13.28125 per share under this plan.

Agency Stock Purchase Plan
On December 31, 1996, the Company adopted the Agency Stock Purchase Plan which made 514,102 shares available for issuance. The plan provides for agents of affiliated companies of Donegal Group Inc. to invest up to $12,000 per subscription period (April 1 to September 30 and October 1 to March 31) under various methods. Stock is issued at the end of the subscription period at a price equal to 90% of the average market price during the last ten trading days of the subscription period. During 1998, 1997 and 1996, 35,003, 40,200 and 0 shares, respectively, were issued under this plan.

Pro-forma Disclosures
The weighted-average grant date fair value of options granted for the various plans during 1998, 1997 and 1996 was $4.48, $4.74 and $3.27, respectively.
   The fair values above were calculated based upon risk-free interest rates of 5% for the Stock Purchase Plans and 6% for the Equity Incentive Plans, expected lives of 6 months for the Stock Purchase Plans and 5 years for the Equity Incentive Plans, expected volatility of 34% and an expected dividend yield of 2.40%.

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
                                            1998          1997        1996
-------------------------------------------------------------------------------
Net income:
   As reported                          $9,017,840   $10,641,186  $8,557,774
   Pro-forma                             8,362,764    10,263,965   8,530,468
Basic earnings per share:
   As reported                                1.11          1.33        1.10
   Pro-forma                                  1.03          1.28        1.09
Diluted earnings per share:
   As reported                                1.09          1.32        1.09
   Pro-forma                                  1.01          1.28        1.08


    The calculation of pro-forma net income reflects only options granted in 1998, 1997 and 1996.

                                       Donegal Group Annual Report 1998   /   27

12--Statutory Net Income, Capital and Surplus and Dividend Restrictions

The following is selected information for the Insurance Subsidiaries as determined in accordance with accounting practices prescribed or permitted by insurance regulatory authorities.

                                 1998           1997           1996
--------------------------------------------------------------------------
Atlantic States
Statutory capital
   and surplus               $ 62,672,151   $ 56,606,354   $ 47,914,415
                             =============================================
Statutory unassigned
   surplus                   $ 31,711,287   $ 25,645,490   $ 16,953,551
                             =============================================
Statutory net income         $  6,480,524   $  7,349,284   $  5,410,536
                             =============================================
--------------------------------------------------------------------------
Southern
Statutory capital
   and surplus               $  6,388,316   $  7,069,112   $  6,608,944
                             =============================================
Statutory unassigned
   surplus                   $  1,636,046   $  2,316,842   $  1,856,674
                             =============================================
Statutory net income         $     66,297   $    703,727   $    255,480
                             =============================================
--------------------------------------------------------------------------
Delaware
Statutory capital
   and surplus               $  8,548,354   $  7,657,691   $  6,798,477
                             =============================================
Statutory unassigned
   surplus                   $  3,348,354   $  2,457,691   $  1,598,477
                             =============================================
Statutory net income         $  1,085,807   $  1,070,463   $  1,120,952
                             =============================================
--------------------------------------------------------------------------
Pioneer
Statutory capital
   and surplus               $  5,300,349   $  5,377,492   $  5,048,582
                             =============================================
Statutory unassigned
   surplus                   $ (1,699,651)  $ (1,622,508)  $ (1,951,418)
                             =============================================
Statutory net income (loss)  $    188,579   $    542,799   $   (367,614)
                             =============================================
--------------------------------------------------------------------------
Southern Heritage
Statutory capital
   and surplus               $ 15,805,641   $ 16,532,876   $ 16,504,236
                             =============================================
Statutory unassigned
   surplus                   $(16,709,674)  $(12,482,439)  $(12,511,079)
                             =============================================
Statutory net income (loss)  $ (3,937,548)  $    151,135   $   (149,007)
                             =============================================
--------------------------------------------------------------------------

   The Company's principal source of cash for payment of dividends are dividends from its Insurance Subsidiaries which are required by law to maintain certain minimum capital and surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Atlantic States, Southern, Delaware, Pioneer and Southern Heritage are also subject to Risk Based Capital (RBC) requirements which may further impact their ability to pay dividends. At December 31, 1998, all five companies' statutory capital and surplus were substantially above the RBC requirements. At December 31, 1998, amounts available for distribution as dividends to Donegal Group Inc. without prior approval of insurance regulatory authorities are $6,480,524 from Atlantic States, $638,832 from Southern, $1,085,807 from Delaware, $530,035 from Pioneer and $1,580,564 from Southern Heritage.

13--Reconciliation of Statutory Filings to Amounts Reported Herein

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

   Reconciliations of statutory net income and capital and surplus, as determined using statutory accounting principles, to the amounts included in the accompanying financial statements are as follows:

                                          Year Ended December 31,
                                 -----------------------------------------
                                 1998            1997          1996
--------------------------------------------------------------------------
Statutory net income of
   insurance subsidiaries      $8,301,081    $ 9,666,273     $6,419,354
Increases (decreases):
   Deferred policy
      acquisition costs           399,428        610,161        935,681
   Deferred federal
      income taxes               (158,593)        (7,108)        (3,380)
   Salvage and subrogation
      recoverable               1,217,092        984,981      1,067,201
   Consolidating eliminations
      and adjustments            (967,940)      (950,000)            --
   Parent-only net income         178,249        291,831        155,894
   Non-insurance subsidiary
      net income (loss)            48,523         45,048        (16,976)
--------------------------------------------------------------------------
Net income as
   reported herein             $9,017,840    $10,641,186     $8,557,774
==========================================================================


                                             December 31,
                                    --------------------------------------
                                    1998          1997          1996
--------------------------------------------------------------------------
Statutory capital and surplus
   of insurance subsidiaries  $ 98,714,811   $ 76,710,649   $ 66,370,418
Increases (decreases):
   Deferred policy
      acquisition costs         11,334,301      8,448,060      7,837,899
   Deferred federal
      income taxes               3,592,605      3,302,043      3,613,307
   Salvage and subrogation
      recoverable                7,963,559      6,155,467      5,170,486
   Statutory reserves            9,066,998      8,712,694     10,035,325
   Non-admitted assets and
      other adjustments, net     1,178,102        394,432        355,540
   Fixed maturities
      available for sale         2,038,604        808,908        271,795
   Consolidating eliminations
      and adjustments          (36,383,362)   (16,121,711)   (16,121,711)
   Parent-only equity            2,843,990      2,953,248      3,878,390
   Non-insurance
      subsidiary equity            281,396        232,873        187,825
--------------------------------------------------------------------------
Stockholders' equity as
   reported herein            $100,631,004   $ 91,596,663   $ 81,599,274
==========================================================================


28 / Donegal Group Annual Report 1998

14--Supplementary Information on Statement of Cash Flows

The following schedule reflects income taxes and interest paid during 1998, 1997 and 1996:

                                 1998            1997           1996
--------------------------------------------------------------------------
Income taxes                   $2,671,969     $4,094,338       $825,136
==========================================================================
Interest                       $1,270,646     $  904,385       $369,869
==========================================================================

15--Earnings Per Share

The following information illustrates the computation of net income, outstanding shares and earnings per share on both a basic and diluted basis for the years ending December 31, 1998, 1997 and 1996:

                                              Weighted-
                                               Average       Earnings
                                 Net            Shares         Per
                                Income       Outstanding       Share
--------------------------------------------------------------------------
1998:
Basic                         $ 9,017,840      8,126,286      $1.11
Effect of stock options                --        123,404      (0.02)
--------------------------------------------------------------------------
Diluted                       $ 9,017,840      8,249,690      $1.09
==========================================================================

1997:
Basic                         $10,641,186      7,994,937      $1.33
Effect of stock options                --         41,274      (0.01)
--------------------------------------------------------------------------
Diluted                       $10,641,186      8,036,211      $1.32
==========================================================================

1996:
Basic                         $ 8,557,774      7,814,007      $1.10
Effect of stock options                --         53,818      (0.01)
--------------------------------------------------------------------------
Diluted                       $ 8,557,774      7,867,825      $1.09
==========================================================================


16--Condensed Financial Information of Parent Company

                            Condensed Balance Sheets
                                ($ in thousands)

December 31,                                           1998        1997
--------------------------------------------------------------------------

Assets
Investment in subsidiaries (equity method)           $134,441   $ 99,857
Cash                                                      599        730
Property and equipment                                  2,276      2,139
Other                                                   2,124        451
--------------------------------------------------------------------------
         Total assets                                $139,440   $103,177
==========================================================================

Liabilities and Stockholders' Equity
Liabilities
   Cash dividends declared to stockholders           $    708   $    604
   Line of credit                                      37,500     10,500
   Other                                                  601        476
--------------------------------------------------------------------------
         Total liabilities                             38,809     11,580
==========================================================================

Stockholders' equity
   Preferred stock, $1.00 par value, authorized
         1,000,000 shares, none issued
   Commonstock, $1.00 par value, authorized
         15,000,000 shares, issued 8,325,221
         and 6,122,431 shares and outstanding
         8,202,933 and 6,030,715 shares                 8,325      6,123
   Additional paid-in capital                          41,271     38,932
   Accumulated other comprehensive income               1,316      1,012
   Retained earnings, including equity in
         undistributed net income of
         subsidiaries($64,922 and $56,082)             50,611     46,422
   Treasury stock, at cost                               (892)      (892)
--------------------------------------------------------------------------
         Total stockholders' equity                   100,631     91,597
--------------------------------------------------------------------------
         Total liabilities and stockholders' equity  $139,440   $103,177
==========================================================================


                         Condensed Statements of Income
                                ($ in thousands)

Years Ended December 31,                  1998        1997       1996*
--------------------------------------------------------------------------

Revenues

Dividends-subsidiaries                   $1,000    $   950    $    0
Other                                       776        658       572
--------------------------------------------------------------------------
         Total revenues                   1,776      1,608       572
==========================================================================

Expenses
Operating expenses                          718        643       548
Interest                                  1,293      1,022       416
--------------------------------------------------------------------------
         Total expenses                   2,011      1,665       964
==========================================================================

Income before income tax benefit
and equity in undistributed net
income of subsidiaries                     (235)       (57)     (392)

Income tax benefit                         (413)      (346)     (533)
--------------------------------------------------------------------------

Income before equity in undistributed
net income of subsidiaries                  178        289       141

Equity in undistributed net income
of subsidiaries                           8,840     10,352     8,417
--------------------------------------------------------------------------
Net income                               $9,018    $10,641    $8,558
==========================================================================

* Restated


                       Condensed Statements of Cash Flows
                                ($ in thousands)

Years Ended December 31,                   1998       1997       1996
--------------------------------------------------------------------------

Cash flows from operating activities:
   Net income                           $  9,018   $ 10,641   $ 8,558
--------------------------------------------------------------------------
   Adjustments:
      Equity in undistributed net
         income of subsidiaries           (8,840)   (10,352)   (8,417)
      Other                                 (921)       382       373
--------------------------------------------------------------------------
         Net adjustments                  (9,761)    (9,970)   (8,044)
--------------------------------------------------------------------------
      Net cash provided                     (743)       671       514
--------------------------------------------------------------------------
Cash flows from investing activities:
   Net purchase of property and
      equipment                             (564)    (1,251)     (203)
   Capital contribution to subsidiaries   (2,000)        --    (5,000)
   Acquisition of Delaware Atlantic           --         --      (202)
   Acquisition of Southern Heritage      (18,361)        --        --
   Other                                  (5,280)         4     1,110
--------------------------------------------------------------------------
      Net cash used                      (26,205)    (1,247)   (4,295)
--------------------------------------------------------------------------
Cash flows from financing activities:
   Cash dividends paid                    (2,664)    (2,252)   (1,879)
   Issuance of common stock                2,481      1,131     2,512
   Purchase of treasury stock                 --         --       (72)
   Line of credit, net                    27,000      2,000     3,500
--------------------------------------------------------------------------
      Net cash provided                   26,817        879     4,061
Net change in cash                          (131)       303       280
   Cash at beginning of year                 730        427       147
--------------------------------------------------------------------------
   Cash at ending of year               $    599   $    730   $   427
==========================================================================

                                           Donegal Group Annual Report 1998 / 29

17--Segment Information

In 1998, Donegal Group Inc. adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for reporting information about operating segments. As an underwriter of property and casualty insurance, the Company has three reportable segments which consist of the investment function, the personal lines of insurance and the commercial lines of insurance. Using independent agents, the Company markets personal lines of insurance to individuals and commercial lines of insurance to small and medium-sized businesses.

   The Company evaluates the performance of the personal lines and commercial lines primarily based upon underwriting results as determined under statutory accounting practices (SAP) for the total business of the Company.

   Assets are not allocated to the personal and commercial lines and are reviewed in total by management for purposes of decision making. Donegal Group Inc. operates only in the United States and no single customer or agent provides 10 percent or more of revenues.

   Financial data by segment is as follows:

                                            1998       1997        1996
                                         ---------------------------------
                                                  ($ in thousands)
--------------------------------------------------------------------------
Revenues:
   Premiums earned:
      Commercial lines                   $ 44,493    $ 45,702   $ 46,171
      Personal lines                       71,676      61,600     58,356
--------------------------------------------------------------------------
         Total premiums earned            116,169     107,302    104,527
--------------------------------------------------------------------------
      Net investment income                11,998      11,507     10,799
      Realized investment
         gains (losses)                       (14)        314        173
      Other                                 2,433       2,205      2,083
--------------------------------------------------------------------------
Total revenues                           $130,586    $121,328   $117,582
==========================================================================

Income before income taxes:
   Underwriting income (loss):
      Commercial lines                   $  3,688    $  3,497   $  6,121
      Personal lines                       (5,327)     (2,734)    (8,699)
--------------------------------------------------------------------------
         SAP underwriting gain
            (loss)                         (1,639)        763     (2,578)
      GAAP adjustments                      1,803       1,809      2,166
--------------------------------------------------------------------------
         GAAP underwriting gain
            (loss)                            164       2,572       (412)
   Net investment income                   11,998      11,507     10,799
   Realized investment gains (losses)         (14)        314        173
   Other                                     (471)       (219)       177
--------------------------------------------------------------------------
Income before income taxes               $ 11,677    $ 14,174   $ 10,737
==========================================================================

18--Interim Financial Data (unaudited)

                                            1998
                    ------------------------------------------------------
                     First          Second        Third         Fourth
                    Quarter        Quarter       Quarter       Quarter
--------------------------------------------------------------------------
Net premiums
   earned         $27,204,544   $27,578,257    $28,064,764   $33,321,427
Total revenues     30,896,144    31,023,026     31,654,736    37,012,459
Loss and loss
   adjusting
   expenses        15,801,905    19,225,138     20,434,534    17,705,508
Net income          3,316,653     1,892,892         44,414     3,763,881
Net income per
   common share
      Basic              $.41          $.22           $.01          $.46
      Diluted             .40           .22            .01           .46



                                            1997
                    ------------------------------------------------------
                     First          Second        Third         Fourth
                    Quarter        Quarter       Quarter       Quarter
--------------------------------------------------------------------------
Net premiums
   earned         $26,404,333   $26,823,505    $27,260,693   $26,813,637
Total revenues     29,823,371    30,253,860     30,909,916    30,340,459
Loss and loss
   adjusting
   expenses        16,912,543    17,329,403     17,111,129    16,303,443
Net income          2,562,433     2,400,597      2,911,728     2,766,428
Net income per
   common share
      Basic              $.32          $.30           $.37          $.35
      Diluted             .32           .30            .36           .34


30 / Donegal Group Annual Report 1998

Donegal Group Inc.
Independent Auditors' Report


The Stockholders and Board of Directors
Donegal Group Inc.


We have audited the accompanying consolidated balance sheets of Donegal Group Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donegal Group Inc. as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

KPMG LLP

Philadelphia, Pennsylvania
March 2, 1999

                                           Donegal Group Annual Report 1998 / 31

Market Information

Donegal Group's common stock is traded on NASDAQ under the symbol "DGIC." During 1997 and 1998, the stock price ranged as follows (information prior to June 25, 1998 restated for 4-for-3 stock split on that date):


                                      Cash Dividend
                                        Declared
Quarter       High          Low         Per Share

  1997

  1st*        14.203        11.25          --
  2nd*        14.25         12.75        .0675
  3rd*        15.75         13.6875      .075
  4th*        16.6875       15.1875      .15

  1998

  1st*        17.625        15.188         --
  2nd*        22.781        16.875       .0825
  3rd         19.875        14.250       .085
  4th         15.750        12.625       .17
  * Restated