Form 10-K, Exhibit 13
period 1999-12-31
DONEGAL GROUP INC
filed 2000-03-30
CIK 800457

Exhibit 13



MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Donegal Group Inc. ("DGI" or the "Company") is a regional insurance holding company doing business in the Mid-Atlantic and Southern states through its five wholly-owned property-casualty insurance subsidiaries, Atlantic States Insurance Company ("Atlantic States"), Southern Insurance Company of Virginia ("Southern"), Southern Heritage Insurance Company ("Southern Heritage"), Delaware Atlantic Insurance Company ("Delaware") and Pioneer Insurance Company ("Pioneer") (collectively "Insurance Subsidiaries"). The Company has three operating segments: the investment function, the personal lines of insurance and the commercial lines of insurance. Products offered in the personal lines of insurance consist primarily of homeowners and private passenger automobile policies. Products offered in the commercial lines of insurance consist primarily of commercial automobile, commercial multiple peril and workers' compensation policies. The Insurance Subsidiaries are subject to regulation by Insurance Departments in those states in which they operate and undergo periodic examination by those departments. The Insurance Subsidiaries are also subject to competition from other insurance carriers in their operating areas. DGI was formed in September 1986 by Donegal Mutual Insurance Company (the "Mutual Company"), which owns 62% of the outstanding common shares of the Company as of December 31, 1999.

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

   In addition to the Company's Insurance Subsidiaries, it also owned all of the outstanding stock of Atlantic Insurance Services, Inc. ("AIS"), an insurance services organization which provided inspection and policy auditing information on a fee-for-service basis to its affiliates and the insurance industry. The Company sold all of the outstanding shares of AIS on October 1, 1999.

RESULTS OF OPERATIONS 1999 COMPARED TO 1998

Total revenues for 1999 were $159,711,107, which were $29,124,742, or 22.3%, greater than 1998. Net premiums earned increased to $143,873,970, an increase of $27,704,978, or 23.9%, over 1998. The acquisition of Southern Heritage accounted for $19,674,071, or 71% of the increase in earned premiums in 1999. Direct premiums written of the combined pool of Atlantic States and the Mutual Company increased $9,516,654 or 6.6%. A 9.4% increase in the direct premiums written of Southern, a 4.9% increase in the direct premiums written of Delaware and a 13.9% increase in the direct premiums written of Pioneer accounted for the majority of the remaining change. The Company reported net realized investment losses of $38,702, compared to net realized investment losses of $13,562 in 1998. Net realized losses in both years resulted from normal turnover of the Company's investment portfolio. As of December 31, 1999, 99.9% of the Company's bond portfolio was classified as Class 1 (highest quality) by the National Association of Insurance Commissioners' Securities Valuation Office. Investment income increased $1,225,876. An increase in the average invested assets from $208,303,664 to $258,218,661, offset by a decrease in the average yield to 5.1% from 5.6% in 1998, accounted for the change.

   The GAAP combined ratio of insurance operations was 106.5% in 1999, compared to 99.8% in 1998. The GAAP combined ratio is the sum of the ratios of incurred losses and loss expenses to premiums earned (loss ratio), underwriting expenses to premiums earned (expense ratio) and policyholder dividends to premiums earned (dividend ratio). The loss ratio in 1999 was 69.0%, compared to 63.0% in 1998. The increase in the loss ratio in 1999 resulted from a deterioration in operating results in both the commercial and personal lines segments of the Company. The commercial lines loss ratio increased from 54.9% in 1998 to 68.8% in 1999, with results in workers' compensation suffering the largest increase from 46.9% in 1998 to 68.8% in 1999. Homeowners results suffered the largest increase in personal lines as the loss ratio increased from 72.3% in 1998 to 77.1% in 1999. This increase was somewhat offset by a decrease in the private passenger automobile loss ratio from 71.0% in 1998 to 69.4% in 1999. The expense ratio for 1999 was 36.6%, compared to 35.4% in 1998, with the dividend ratio decreasing from 1.4% in 1998 to 0.9% in 1999. The expense ratio was adversely affected by a charge to earnings resulting from a restructuring charge of $2 million which increased the expense ratio by 1.4%. The dividend ratio decreased due to a higher loss ratio in workers' compensation in 1999 compared to 1998.

   The Company benefited from a federal income tax law change that was enacted during 1999 which allows net operating loss carryforwards of an acquired company to be used to offset future taxable income of other affiliated companies filing as part of a consolidated tax return.

Prior law allowed such net operating loss carryforward to be used to offset taxable income of the acquired company only. Due to this law change, the net operating loss carryforward, obtained as part of the acquisition of Southern Heritage, can now be used to offset taxable income generated by the other consolidated affiliates. Because of this change, management determined that a valuation allowance for Southern Heritage's net operating loss carryforward is no longer needed, and the Company recognized a tax benefit of $3,004,524 in 1999.

RESULTS OF OPERATIONS 1998 COMPARED TO 1997

Total revenues for 1998 were $130,586,365, which were $9,258,759, or 7.6%, greater than 1997. Net premiums earned increased to $116,168,992, an increase of $8,866,824, or 8.3%, over 1997. The acquisition of Southern Heritage contributed $4,835,036, or 4.5%, to the earned premiums in 1998. Direct premiums written by the combined pool of Atlantic States and the Mutual Company increased $6,426,444 or 4.7%. A 17.5% increase in the direct premiums written of Southern, a 6.5% decrease in the direct premiums written of Delaware and an 11.7% decrease in the direct premiums written of Pioneer accounted for the majority of the remaining change. The Company reported net realized investment losses of $13,562, compared to net realized investment gains of $314,136 in 1997. Net realized gains and losses in both years resulted from normal turnover of the Company's investment portfolio. As of December 31, 1998, 99.9% of the Company's bond portfolio was classified as Class 1 (highest quality) by the National Association of Insurance Commissioners' Securities Valuation Office. Investment income increased $490,384. An increase in the average invested assets from $198,727,027 to $208,303,664, offset by a decrease in the average yield to 5.6% from 5.8% in 1997, accounted for the change.

   The GAAP combined ratio of insurance operations was 99.8% in 1998, compared to 97.6% in 1997. The GAAP combined ratio is the sum of the ratios of incurred losses and loss expenses to premiums earned (loss ratio), underwriting expenses to premiums earned (expense ratio) and policyholder dividends to premiums earned (dividend ratio). The loss ratio in 1998 was 63.0%, compared to 63.1% in 1997. The expense ratio for 1998 was 35.4%, compared to 33.3% in 1997, with the dividend ratio increasing from 1.2% in 1997 to 1.4% in 1998. The increase in the Company's expense ratio accounted for the change in its combined ratio. The expense ratio was adversely affected by a charge to earnings in the third quarter resulting from an unprecedented large mandatory Pennsylvania Insurance Guaranty Association assessment arising from the insolvency of two medical malpractice companies. The Company's share of the Guaranty Association liability arising from these two companies was $1.3 million. Guaranty Association assessments represent mandatory regulatory charges that must be absorbed by substantially all property and casualty insurance companies doing business in a state where an insolvent company had been writing business, including companies, like Donegal, who do not write lines of business that the insolvent companies were writing.

LIQUIDITY AND CAPITAL RESOURCES

The Company generates sufficient funds from its operations and maintains a high degree of liquidity in its investment portfolio. The primary source of funds to meet the demands of claim settlements and operating expenses are premium collections, investment earnings and maturing investments. As of December 31, 1999, the Company had no material commitment for capital expenditures.

   In investing funds made available from operations, the Company maintains securities' maturities consistent with its projected cash needs for the payment of claims and expenses. The Company maintains a portion of its investment portfolio in relatively short-term and highly liquid assets to ensure the availability of funds.

   As of December 31, 1999, pursuant to a credit agreement dated December 29, 1995, with Fleet National Bank of Connecticut, the Company had unsecured borrowings of $37 million. Such borrowings were made in connection with the acquisitions of Delaware, Pioneer and Southern Heritage and various capital contributions to the subsidiaries. Per the terms of the credit agreement, the Company may borrow up to $40 million at interest rates equal to the bank's then current prime rate or the then current London interbank Eurodollar bank rate plus 1.70%. At December 31, 1999, the interest rates on the outstanding balances were 8.5% on an outstanding prime rate balance of $22 million and 7.84% on an outstanding Eurodollar rate balance of $15 million. In addition, the Company pays a rate of 3/10 of 1% per annum on the average daily unused portion of the bank's commitment. On each July 27, commencing July 27, 2001, the credit line will be reduced by $8 million. Any outstanding loan in excess of the remaining credit line after such reduction will then be payable.

   The Company's principal sources of cash with which to meet obligations and pay stockholder dividends are dividends from the Insurance Subsidiaries which are required by law to maintain certain minimum surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. The Insurance Subsidiaries are also subject to Risk Based Capital (RBC) requirements which may further impact their ability to pay dividends. At December 31, 1999, all five companies' statutory capital and surplus were substantially above the RBC requirements. At December 31, 1999, amounts available for distribution as dividends to DGI without prior approval of the insurance regulatory authorities were $6,851,802 from Atlantic States, $184,285 from Southern, $956,381 from Delaware, $567,793 from Pioneer and $1,650,842 from Southern Heritage.

   Net unrealized gains (losses) resulting from fluctuations in the fair value of investments reported in the balance sheet at fair value were $(2,073,989) (net of applicable federal income tax benefit) at December 31, 1999, and $1,315,425 (net of applicable federal income tax) at December 31, 1998.

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

IMPACT OF INFLATION

Property and casualty insurance premiums are established before the amount of losses and loss expenses, or the extent to which inflation may impact such expenses, are known. Consequently, the Company attempts, in establishing rates, to anticipate the potential impact of inflation.

YEAR 2000 ISSUES

The Company has not encountered difficulties to date with respect to the Year 2000 millennium change, either internally or with third parties. The Company will continue to monitor exposure to any Year 2000 related problems.

   The Company's expenses to address Year 2000 issues were not material.

   The Company has risk that claims related to Year 2000 issues will be made under insurance policies that it underwrites. The Company has concluded that its policies do not generally provide coverage for losses relating to Year 2000 issues and has issued endorsements further clarifying this exclusion. However, due in part to the potential for judicial decisions which expand policies to cover risks that were not contemplated by the policy, which in turn may produce unanticipated claims, and because there is no prior history of such claims at this point in time, the amount of any potential Year 2000 coverage liabilities is not determinable. However, the Company has not had any claims reported to date.

IMPACT OF NEW ACCOUNTING STANDARDS
ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND
HEDGING ACTIVITIES - DEFERRAL OF THE EFFECTIVE DATE

In June 1999, Statement of Financial Accounting Standards (SFAS) No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," was issued deferring the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," from all fiscal quarters of fiscal years beginning after June 15, 1999 to all fiscal quarters of fiscal years beginning after June 15, 2000. The Company is in the process of determining the effect, if any, of SFAS No. 133 on its financial statements. The Company has not held or issued derivative financial instruments.

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

   Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates at December 31, 1999 are as follows:

                                        Principal         Weighted-Average
                                          Cash                Interest
                                          Flows                 Rate
--------------------------------------------------------------------------------
Fixed maturities and
   short-term investments:
     2000                            $ 34,005,257               5.96%
     2001                              17,174,618               6.58%
     2002                              10,435,292               5.98%
     2003                              17,600,000               5.79%
     2004                              13,500,000               5.73%
     Thereafter                       161,493,548               6.03%
--------------------------------------------------------------------------------
   Total                             $254,208,715
================================================================================
   Market value                      $250,034,799
================================================================================
Debt
     2000                            $          0               8.23%
     2001                               5,000,000               8.23%
     2002                               8,000,000               8.23%
     2003                               8,000,000               8.23%
     2004                               8,000,000               8.23%
     Thereafter                         8,000,000               8.23%
--------------------------------------------------------------------------------
   Total                             $ 37,000,000
================================================================================
   Fair value                        $ 37,000,000
================================================================================

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

   The combined total of realized and unrealized equity investment gains and (losses) were $(404,147), $(307,147), and $586,178 in 1999, 1998 and 1997,
respectively. During these three years the largest total equity investment gain and (loss) in a quarter was $897,971 and $(1,435,101), respectively.

DONEGAL GROUP INC.
CONSOLIDATED BALANCE SHEETS

Year Ended December 31,                                                                         1999                    1998
------------------------------------------------------------------------------------------------------------------------------
Assets
Investments
    Fixed maturities
        Held to maturity, at amortized cost (fair value $133,995,994 and $131,633,299)     $136,173,547           $127,183,788
        Available for sale, at fair value (amortized cost $103,419,994 and $89,089,995)     100,043,548             90,525,855
    Equity securities, available for sale, at fair value (cost $9,043,818 and $6,206,735)     9,229,498              6,763,943
    Short-term investments, at cost, which approximates fair value                           15,995,257             30,521,887
------------------------------------------------------------------------------------------------------------------------------
        Total investments                                                                   261,441,850            254,995,473
Cash                                                                                          3,922,403              8,227,042
Accrued investment income                                                                     3,474,430              3,164,599
Premiums receivable                                                                          18,218,525             19,824,894
Reinsurance receivable                                                                       53,070,283             48,339,223
Deferred policy acquisition costs                                                            11,203,302             11,334,301
Federal income taxes receivable                                                                 698,969                227,841
Deferred tax asset, net                                                                       9,121,232              3,536,692
Prepaid reinsurance premiums                                                                 32,154,837             27,203,111
Property and equipment, net                                                                   5,516,688              5,920,420
Accounts receivable--securities                                                                      --                329,299
Due from affiliate                                                                              262,954                     --
Other                                                                                           647,184              2,128,611
------------------------------------------------------------------------------------------------------------------------------
        Total assets                                                                       $399,732,657           $385,231,506
==============================================================================================================================

Liabilities and Stockholders' Equity
Liabilities
    Losses and loss expenses                                                               $149,979,141           $141,409,008
    Unearned premiums                                                                        97,657,020             94,722,785
    Accrued expenses                                                                          5,888,392              4,821,594
    Drafts payable                                                                              597,775              1,394,373
    Reinsurance balances payable                                                              1,216,034              1,785,914
    Cash dividend declared to stockholders                                                      760,673                708,513
    Borrowings under line of credit                                                          37,000,000             37,500,000
    Accounts payable--securities                                                              2,500,000                503,840
    Due to affiliate                                                                                 --                870,083
    Other                                                                                       719,010                884,392
------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                   296,318,045            284,600,502
------------------------------------------------------------------------------------------------------------------------------

Stockholders' Equity
    Preferred stock, $1.00 par value, authorized 2,000,000 shares; none issued
    Common stock, Class A, authorized 15,000,000 shares; none issued
    Common stock, $1.00 par value, authorized 20,000,000 shares, issued 8,574,210 and 8,325,221 shares and outstanding
        8,451,922 and 8,202,933 shares                                                        8,574,210              8,325,221
    Additional paid-in capital                                                               43,536,748             41,271,322
    Accumulated other comprehensive income (loss)                                            (2,073,989)             1,315,425
    Retained earnings                                                                        54,269,399             50,610,792
    Treasury stock, at cost                                                                    (891,756)              (891,756)
------------------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                                          103,414,612            100,631,004
------------------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity                                         $399,732,657           $385,231,506
==============================================================================================================================

See accompanying notes to consolidated financial statements.

DONEGAL GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Year Ended December 31,                                              1999                   1998                    1997
---------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME
Revenues
      Premiums earned                                            $211,361,789           $172,507,090           $159,055,645
      Premiums ceded                                               67,487,819             56,338,098             51,753,477
---------------------------------------------------------------------------------------------------------------------------
      Net premiums earned                                         143,873,970            116,168,992            107,302,168
      Investment income, net of investment expenses                13,223,537             11,997,661             11,507,277
      Installment payment fees                                      1,439,334                895,283                818,981
      Lease income                                                    819,474                753,408                643,183
      Service fees                                                    393,494                784,583                741,861
      Net realized investment gains (losses)                          (38,702)               (13,562)               314,136
---------------------------------------------------------------------------------------------------------------------------
         Total revenues                                           159,711,107            130,586,365            121,327,606
---------------------------------------------------------------------------------------------------------------------------

Expenses
      Losses and loss expenses                                    145,493,825            110,448,552             99,408,492
      Reinsurance recoveries                                       46,288,823             37,281,467             31,751,974
---------------------------------------------------------------------------------------------------------------------------
      Net losses and loss expenses                                 99,205,002             73,167,085             67,656,518
      Amortization of deferred policy acquisition costs            24,608,000             19,490,000             18,696,000
      Other underwriting expenses                                  28,034,876             21,712,346             17,058,668
      Policy dividends                                              1,341,294              1,635,300              1,319,384
      Interest                                                      1,535,249              1,292,992                910,237
      Other                                                         1,357,585              1,611,627              1,513,256
---------------------------------------------------------------------------------------------------------------------------
         Total expenses                                           156,082,006            118,909,350            107,154,063
---------------------------------------------------------------------------------------------------------------------------
Income before income tax expense (benefit)                          3,629,101             11,677,015             14,173,543
Income tax expense (benefit)                                       (3,027,836)             2,659,175              3,532,357
---------------------------------------------------------------------------------------------------------------------------
Net income                                                        $ 6,656,937            $ 9,017,840           $ 10,641,186
===========================================================================================================================

Net income per common share
      Basic                                                       $       .80            $      1.11           $       1.33
===========================================================================================================================
      Diluted                                                     $       .80            $      1.09           $       1.32
===========================================================================================================================

STATEMENTS OF COMPREHENSIVE INCOME

Net income                                                        $ 6,656,937            $ 9,017,840           $ 10,641,186
---------------------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss), net of tax
    Unrealized gains (losses) on securities:
      Unrealized holding gain (loss) arising during the period,
         net of income tax expense (benefit) of
         $(1,781,261), $151,999 and $409,974                       (3,414,957)               295,057                795,831
      Reclassification adjustment for (gains) losses included
         in net income, net of income tax expense (benefit) of
         $(13,159), $(4,611) and $106,806                              25,543                  8,951               (207,330)
---------------------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss)                                  (3,389,414)               304,008                588,501
---------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                              $ 3,267,523            $ 9,321,848           $ 11,229,687
===========================================================================================================================

See accompanying notes to consolidated financial statements.

DONEGAL GROUP INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                               Accumulated
                                           Common Stock         Additional        Other                                    Total
                                        ------------------        Paid-in     Comprehensive   Retained     Treasury    Stockholders'
                                        Shares      Amount        Capital     Income (Loss)   Earnings       Stock        Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance,
   January 1, 1997                     4,540,569  $4,540,569   $37,862,715    $  422,916    $39,664,830   $(891,756)  $ 81,599,274
------------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock                  61,523      61,523     1,069,402                                               1,130,925
Net income                                                                                   10,641,186                 10,641,186
Other comprehensive income                                                       588,501                                   588,501
Cash dividends
   $.2925 per share                                                                          (2,363,223)                (2,363,223)
Stock dividend                         1,520,339   1,520,329                                 (1,520,329)
------------------------------------------------------------------------------------------------------------------------------------
Balance,
   December 31, 1997                   6,122,431  $6,122,431   $38,932,117   $ 1,011,417    $46,422,454   $(891,756)  $ 91,596,663
------------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock                 141,542     141,542     2,339,205                                               2,480,747
Net income                                                                                    9,017,840                  9,017,840
Other comprehensive income                                                       304,008                                   304,008
Cash dividends
   $.3375 per share                                                                          (2,768,254)                (2,768,254)
Stock dividend                         2,061,248   2,061,248                                 (2,061,248)
------------------------------------------------------------------------------------------------------------------------------------
Balance,
   December 31, 1998                   8,325,221  $8,325,221   $41,271,322   $ 1,315,425    $50,610,792   $(891,756)  $100,631,004
------------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock                 248,989     248,989     2,265,426                                               2,514,415
Net income                                                                                    6,656,937                  6,656,937
Other comprehensive loss                                                      (3,389,414)                               (3,389,414)
Cash dividends
   $.36 per share                                                                            (2,998,330)                (2,998,330)
------------------------------------------------------------------------------------------------------------------------------------
Balance,
   December 31, 1999                   8,574,210  $8,574,210   $43,536,748   $(2,073,989)   $54,269,399   $(891,756)  $103,414,612
====================================================================================================================================

See accompanying notes to consolidated financial statements.

DONEGAL GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31,                                               1999                       1998                    1997
------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net income                                                     $ 6,656,937              $  9,017,840            $10,641,186
------------------------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                   936,373                   520,675                390,857
      Realized investment (gains) losses                               38,702                    13,562               (314,136)
   Changes in Assets and Liabilities, net of acquisition:
      Losses and loss expenses                                      8,570,133                 7,125,806              3,490,429
      Unearned premiums                                             2,934,235                 6,478,435                811,785
      Accrued expenses                                              1,066,798                  (542,693)               827,727
      Premiums receivable                                           1,606,369                (1,253,529)              (169,213)
      Deferred policy acquisition costs                               130,999                  (399,428)              (610,161)
      Deferred income taxes                                        (3,790,122)                  158,593                  7,108
      Reinsurance receivable                                       (4,731,060)               (6,182,621)               (78,023)
      Accrued investment income                                      (309,831)                 (186,170)              (112,644)
      Amounts due to/from affiliate                                (1,133,037)               (4,180,378)              (438,442)
      Reinsurance balances payable                                   (569,880)                 (127,931)               (11,926)
      Prepaid reinsurance premiums                                 (4,951,726)               (3,819,226)              (508,964)
      Current income taxes                                           (471,128)                 (171,387)              (700,983)
      Other, net                                                      519,441                   100,292                192,808
------------------------------------------------------------------------------------------------------------------------------
          Net adjustments                                            (153,734)               (2,466,000)             2,776,222
------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                     6,503,203                 6,551,840             13,417,408
------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities:
   Purchase of fixed maturities
      Held to maturity                                            (23,132,805)              (24,774,417)           (15,834,418)
      Available for sale                                          (32,233,424)              (43,662,157)           (21,614,427)
   Purchase of equity securities                                  (14,258,861)              (15,824,465)           (10,598,546)
   Sale of fixed maturities
      Available for sale                                              503,895                 2,207,500                     --
   Maturity of fixed maturities
      Held to maturity                                             14,393,638                24,815,155             11,909,421
      Available for sale                                           19,049,880                16,106,644             18,860,222
   Sale of equity securities                                       11,767,268                16,155,130              6,695,236
   Sale of Atlantic Insurance Services, net                           (48,810)                       --                     --
   Acquisition of Southern Heritage                                        --               (18,028,072)                    --
   Purchase of property and equipment                                (443,498)                 (650,014)            (2,758,851)
   Net sales (purchases) of short-term investments                 14,526,630                15,099,631             (1,242,030)
------------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                        (9,876,087)              (28,555,065)           (14,583,393)
------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities:
   Issuance of common stock                                         2,514,415                 2,480,747              1,130,925
   Borrowings (payments) under line of credit, net                   (500,000)               27,000,000              2,000,000
   Cash dividends paid                                             (2,946,170)               (2,663,795)            (2,251,788)
------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities            (931,755)               26,816,952                879,137
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                    (4,304,639)                4,813,727               (286,848)
Cash at beginning of year                                           8,227,042                 3,413,315              3,700,163
------------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                               $ 3,922,403              $  8,227,042            $ 3,413,315
==============================================================================================================================

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

Donegal Group Inc. (the "Company") was organized as a regional insurance holding company by Donegal Mutual Insurance Company (the "Mutual Company") and operates in the Mid-Atlantic and Southern states through its wholly-owned stock insurance companies, Atlantic States Insurance Company ("Atlantic States"), Southern Insurance Company of Virginia ("Southern"), Southern Heritage Insurance Company ("Southern Heritage"), Delaware Atlantic Insurance Company ("Delaware"), and Pioneer Insurance Company ("Pioneer") (collectively "Insurance Subsidiaries"). The Company has three operating segments: the investment function, the personal lines of insurance and the commercial lines of insurance. Products offered in the personal lines of insurance consist primarily of homeowners and private passenger automobile policies. Products offered in the commercial lines of insurance consist primarily of commercial automobile, commercial multiple peril and workers' compensation policies. The Insurance Subsidiaries are subject to regulation by Insurance Departments in those states in which they operate and undergo periodic examination by those departments. The Insurance Subsidiaries are also subject to competition from other insurance carriers in their operating areas. Atlantic States participates in an intercompany pooling arrangement with the Mutual Company and assumes 65% of the pooled business. Southern cedes 50% of its business to the Mutual Company and Delaware cedes 70% of its Workers' Compensation business to the Mutual Company. At December 31, 1999, the Mutual Company held 62% of the outstanding common stock of the Company.

   In addition to the Company's Insurance Subsidiaries, it also owned all of the outstanding stock of Atlantic Insurance Services, Inc. ("AIS"), an insurance services organization. The Company sold all of the stock of AIS on October 1, 1999.

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

2--ACQUISITIONS OF BUSINESSES

In November 1998, the Company acquired all of the outstanding stock of Southern Heritage for a cash price of $18,824,950. Southern Heritage primarily writes personal automobile and homeowners policies in the Southeastern region of the country. This transaction was accounted for as a "purchase." The Company's financial statements include Southern Heritage as a consolidated subsidiary from November 1, 1998.

    Assets in the amount of $56,568,710 were acquired, and liabilities in the amount of $38,330,912 were assumed in the purchase transaction. The purchase price exceeded the fair value of net assets acquired by $587,152, which is recognized as goodwill and is being amortized over five years.

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

                                               1998                   1997
--------------------------------------------------------------------------------
Revenues                                  $161,307,562           $157,037,483
Net income                                   2,978,411              9,558,889
Earnings per common share
    Basic                                          .37                   1.20
    Diluted                                        .36                   1.19


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

3--TRANSACTIONS WITH AFFILIATES

The Company conducts business and has various agreements with the Mutual Company which are described below:

A. REINSURANCE POOLING AND OTHER REINSURANCE ARRANGEMENTS

Atlantic States cedes to the Mutual Company all of its insurance business and assumes from the Mutual Company 65% of the Mutual Company's total pooled insurance business, including that assumed from Atlantic States and substantially all of the business assumed and retained by the Mutual Company from Southern and Delaware. Atlantic States, Southern, Delaware and Pioneer each have a catastrophe reinsurance agreement with the Mutual Company which limits the maximum liability under any one catastrophic occurrence to $400,000, $300,000, $300,000 and $200,000, respectively, and $700,000 for a catastrophe involving more than one of the companies. The Mutual Company and Delaware have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $200,000 of losses in excess of $50,000 and a workers' compensation quota share agreement whereby Delaware cedes 70% of that business. The Mutual Company and Pioneer have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $200,000 of losses in excess of $50,000. The Mutual Company and Pioneer also have an aggregate excess of loss reinsurance agreement, entered into as part of the sale of Pioneer from the Mutual Company to Donegal Group Inc., in which the Mutual Company agreed to assume the adverse loss development of claims with dates of loss prior to December 31, 1996, as developed through December 31, 1998, and to assume losses in excess of a 60% loss ratio through December 31, 1998. The Mutual Company and Southern have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $25,000 of losses in excess of $100,000 and a quota share agreement whereby Southern cedes 50% of its direct business less certain reinsurance to the Mutual Company. Southern, Delaware and Pioneer each have retrocessional reinsurance agreements with the Mutual Company under which they cede, and then assume back, 100% of their business net of other reinsurance.

   The following amounts represent reinsurance transactions with the Mutual Company during 1999, 1998 and 1997:

CEDED REINSURANCE:        1999           1998           1997
====================================================================
Premiums written          $ 66,090,699   $ 55,372,556   $ 47,946,847
====================================================================
Premiums earned           $ 60,977,975   $ 51,617,429   $ 47,488,716
====================================================================
Losses and loss expenses  $ 41,775,579   $ 32,791,739   $ 28,582,315
====================================================================
Unearned premiums         $ 30,999,377   $ 25,886,653   $ 22,131,526
====================================================================
Liability for losses and
   loss expenses          $ 43,907,885   $ 39,039,648   $ 35,295,994
====================================================================

ASSUMED REINSURANCE:

====================================================================
Premiums written          $124,433,678   $114,667,549   $107,604,989
====================================================================
Premiums earned           $119,364,863   $111,333,956   $107,302,168
====================================================================
Losses and loss expenses  $ 80,325,374   $ 69,869,999   $ 68,104,859
====================================================================
Unearned premiums         $ 56,887,815   $ 51,819,000   $ 48,485,408
====================================================================
Liability for losses
   and loss expenses      $ 90,397,135   $ 85,766,514   $ 83,271,292
====================================================================

   Losses and loss expenses assumed from the Mutual Company for 1999, 1998 and 1997 are reported net of inter-company catastrophe recoveries which amounted to approximately $2.0 million, $2.3 million, and $0 million, respectively.

B. EXPENSE SHARING

The Mutual Company provides facilities, management and other services to the Company, and the Company reimburses the Mutual Company for such services on a periodic basis under usage agreements and pooling arrangements. The charges are based upon the relative participation of the Company and the Mutual Company in the pooling arrangement, and management of both the Company and the Mutual Company consider this allocation to be reasonable. Charges for these services totalled $27,466,898, $25,250,873 and $22,115,329 for 1999, 1998 and 1997,
respectively.

C. LEASE AGREEMENT

The Company leases office equipment and automobiles to the Mutual Company under a 10-year lease dated January 1, 1990.

D. WORKERS' COMPENSATION AGREEMENTS

The Mutual Company has agreements in place with Delaware, Southern and Pioneer to reallocate the loss results of workers' compensation business written by those companies as part of commercial accounts primarily written by the Mutual Company or Atlantic States. These agreements provide for the workers' compensation loss ratios of each company to be no worse than the average workers' compensation loss ratio for all of the companies combined.

E. LEGAL SERVICES

Donald H. Nikolaus, President and a director of the Company, is also a partner in the law firm of Nikolaus & Hohenadel. Such firm has served as general counsel to the Company since 1986, principally in connection with the defense of claims litigation arising in Lancaster, Dauphin and York counties. Such firm is paid its customary fees for such services.

4--INVESTMENTS

The amortized cost and estimated fair values of fixed maturities and equity securities at December 31, 1999 and 1998, are as follows:

                                      1999

-------------------------------------------------------------------------------
                                          Gross        Gross       Estimated
                           Amortized    Unrealized   Unrealized       Fair
HELD TO MATURITY              Cost         Gains       Losses        Value
-------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   U.S. government
   corporations
   and agencies          $ 36,860,655       $ 34,292  $1,219,840   $35,675,107
Canadian government
   obligation                 498,245             --       8,245       490,000
Obligations of states
   and political
   subdivisions            67,823,291        819,155   1,005,936    67,636,510
Corporate securities       15,819,143         73,228     639,010    15,253,361
Mortgage-backed
   securities              15,172,213         30,077     261,274    14,941,016
-------------------------------------------------------------------------------
   Totals                $136,173,547       $956,752  $3,134,305  $133,995,994
===============================================================================

                                      1999
-------------------------------------------------------------------------------
                                          Gross        Gross       Estimated
                           Amortized    Unrealized   Unrealized      Fair
AVAILABLE FOR SALE           Cost         Gains        Losses        Value
-------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   U.S. government
   corporations
   and agencies           $63,645,993     $    1,982  $2,443,578  $ 61,204,397
Obligations of states
   and political
   subdivisions            20,524,977        204,284     506,415    20,222,846
Corporate securities       15,472,456            578     419,871    15,053,163
Mortgage-backed
   securities               3,776,568            321     213,747     3,563,142
Equity securities           9,043,818      1,384,882   1,199,202     9,229,498
------------------------------------------------------------------------------
   Totals                $112,463,812     $1,592,047  $4,782,813  $109,273,046
==============================================================================

                                      1998
------------------------------------------------------------------------------
                                          Gross        Gross       Estimated
                           Amortized    Unrealized   Unrealized      Fair
HELD TO MATURITY              Cost         Gains       Losses        Value
------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   U.S. government
   corporations
   and agencies          $ 32,890,694     $  484,622    $ 29,816  $ 33,345,500
Obligations of states
   and political
   subdivisions            66,941,133      3,489,849      10,044    70,420,938
Corporate securities        9,131,114        422,916       4,030     9,550,000
Mortgage-backed
   securities              18,220,847         96,014          --    18,316,861
------------------------------------------------------------------------------
   Totals                $127,183,788     $ 4,493,401   $ 43,890  $131,633,299
==============================================================================

                                      1998
------------------------------------------------------------------------------
                                          Gross        Gross       Estimated
                           Amortized    Unrealized   Unrealized      Fair
AVAILABLE FOR SALE           Cost         Gains        Losses        Value
------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   U.S. government
   corporations
   and agencies          $ 54,975,813     $  570,376    $106,689  $ 55,439,500
Obligations of states
   and political
   subdivisions            19,140,686        822,884       6,497    19,957,073
Corporate securities       10,642,598        150,045       5,324    10,787,319
Mortgage-backed
   securities               4,330,898         11,065          --     4,341,963
Equity securities           6,206,735        743,210     186,002     6,763,943
------------------------------------------------------------------------------
   Totals                $ 95,296,730     $2,297,580    $304,512  $ 97,289,798
==============================================================================

   The amortized cost and estimated fair value of fixed maturities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------------------
                                                          Estimated
                                         Amortized          Fair
                                            Cost            Value
--------------------------------------------------------------------
HELD TO MATURITY

Due in one year or less                  $ 6,063,143     $ 6,064,900
Due after one year through five years     27,717,192      27,557,500
Due after five years through ten years    65,406,112      64,593,457
Due after ten years                       21,814,887      20,839,121
Mortgage-backed securities                15,172,213      14,941,016

--------------------------------------------------------------------
     Total held to maturity             $136,173,547    $133,995,994
====================================================================
AVAILABLE FOR SALE

Due in one year or less                 $ 11,952,924      11,948,304
Due after one year through five years     30,723,822      30,267,827
Due after five years through ten years    40,342,032      39,476,379
Due after ten years                       16,624,648      14,787,896
Mortgage-backed securities                 3,776,568       3,563,142
--------------------------------------------------------------------
     Total available for sale           $103,419,994    $100,043,548
====================================================================

   The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 1999 and 1998, amounted to $5,655,877 and $5,285,367, respectively.

   Net investment income of the Company, consisting primarily of interest and dividends, is attributable to the following sources:

                                1999           1998           1997
--------------------------------------------------------------------
Fixed maturities          $12,738,765    $10,981,353     $10,703,397
Equity securities             439,660        294,646         238,777
Short-term investments        770,562      1,385,500       1,141,834
Real estate                   236,139        175,250         127,250
--------------------------------------------------------------------
Investment income          14,185,126     12,836,749      12,211,258
Investment expenses           961,589        839,088         703,981
--------------------------------------------------------------------
Net investment income     $13,223,537    $11,997,661     $11,507,277
====================================================================

   Gross realized gains and losses from sales of investments and the change in the difference between fair value and cost of investments, before applicable income taxes, are as follows:

                                   1999          1998             1997
-------------------------------------------------------------------------
Gross realized gains:
   Fixed maturities            $       --     $  132,431       $   84,196
   Equity securities              586,745      1,119,679          408,429
-------------------------------------------------------------------------
                                  586,745      1,252,110          492,625
-------------------------------------------------------------------------
Gross realized losses:
   Fixed maturities                 6,083          5,180              694
   Equity securities              619,364      1,260,492          177,795
-------------------------------------------------------------------------
                                  625,447      1,265,672          178,489
-------------------------------------------------------------------------
Net realized gains (losses)    $  (38,702)    $  (13,562)      $  314,136
=========================================================================
Change in difference between
   fair value and cost of
   investments:
   Fixed maturities          $(11,439,370)    $1,439,782       $2,248,484
   Equity securities             (371,528)      (166,335)         355,544
-------------------------------------------------------------------------
                             $(11,810,898)    $1,273,447       $2,604,028
=========================================================================

   Income taxes (benefit) on realized investment gains were ($13,159), ($4,611) and $106,806 for 1999, 1998 and 1997, respectively. Deferred income taxes applicable to net unrealized investment gains and losses included in shareholders' equity were $(1,116,777) and $677,643 at December 31, 1999 and 1998, respectively.

    Donegal Group has not held or issued derivative financial instruments.

5--DEFERRED POLICY ACQUISITION COSTS

Changes in deferred policy acquisition costs are as follows:

                                  1999           1998             1997
-------------------------------------------------------------------------
Balance, January 1           $ 11,334,301    $ 8,448,060      $ 7,837,899
Acquisition of
   Southern Heritage                   --      2,486,813               --
Acquisition costs deferred     24,477,001     19,889,428       19,306,161
Amortization charged
   to earnings                 24,608,000     19,490,000       18,696,000
-------------------------------------------------------------------------
Balance, December 31         $ 11,203,302    $11,334,301      $ 8,448,060
=========================================================================

6--PROPERTY AND EQUIPMENT

Property and equipment at December 31, 1999 and 1998, consisted of the following:

-------------------------------------------------------------------------
                                                           Estimated
                                                             Useful
                                  1999           1998         Life
-------------------------------------------------------------------------
Cost--office equipment       $  4,615,884    $ 5,648,108    5-15 years
      automobiles                 958,313        890,264      3 years
      leasehold improvements           --         59,233   15-40 years
      real estate               2,627,599      2,627,597   15-50 years
      software                    315,973        434,344      5 years
-------------------------------------------------------------------------
                                8,517,769      9,659,546
Accumulated depreciation       (3,001,081)    (3,739,126)
-------------------------------------------------------------------------
                             $  5,516,688    $ 5,920,420
=========================================================================

   Depreciation expense for 1999, 1998, and 1997 amounted to $847,228, $559,710 and $442,726, respectively.

7--LIABILITY FOR LOSSES AND LOSS EXPENSES

Activity in the liability for losses and loss expenses is summarized as follows:

                                 1999           1998           1997
------------------------------------------------------------------------
Balance at January 1         $141,409,008   $118,112,390   $114,621,961
   Less reinsurance
      recoverable              47,545,592     40,638,565     39,194,405
------------------------------------------------------------------------
Net balance at January 1       93,863,416     77,473,825     75,427,556
   Acquisition of
      Southern Heritage                --     14,967,242            --
------------------------------------------------------------------------
New balance at beginning
   as adjusted                 93,863,416     92,441,067     75,427,556
------------------------------------------------------------------------
Incurred related to:
   Current year                99,659,002     75,463,085     69,040,518
   Prior years                   (454,000)    (2,296,000)    (1,384,000)
------------------------------------------------------------------------
Total incurred                 99,205,002     73,167,085     67,656,518
------------------------------------------------------------------------
Paid related to:
   Current year                58,906,426     44,388,736     39,133,249
   Prior years                 36,668,000     27,356,000     26,477,000
------------------------------------------------------------------------
Total paid                     95,574,426     71,744,736     65,610,249
------------------------------------------------------------------------
Net balance at
      December 31              97,493,992     93,863,416     77,473,825
   Plus reinsurance
      recoverable              52,485,149     47,545,592     40,638,565
------------------------------------------------------------------------
Balance at December 31       $149,979,141   $141,409,008   $118,112,390
========================================================================

   The Company recognized a decrease in the liability for losses and loss expenses of prior years (favorable development) of $0.5 million, $2.3 million and $1.4 million in 1999, 1998 and 1997, respectively. These favorable developments are primarily attributable to lower-than-expected claim severity in the private passenger automobile liability, workers' compensation and commercial multiple peril lines of business.

8--LINE OF CREDIT

At December 31, 1999 and 1998, pursuant to a credit agreement dated December 29, 1995, and amended as of July 27, 1998, with Fleet National Bank of Connecticut, the Company had unsecured borrowings of $37 million and $37.5 million, respectively. Such borrowings were made in connection with the acquisitions of Delaware, Pioneer, and Southern Heritage and various capital contributions to the subsidiaries. Per the terms of the credit agreement, the Company may borrow up to $40 million at interest rates equal to the bank's then current prime rate or the then current London interbank Eurodollar bank rate plus 1.70%. At December 31, 1999, the interest rates were 8.5% on an outstanding prime rate balance of $22 million and 7.84% on an outstanding Eurodollar rate balance of $15 million. In addition, the Company pays a rate of 3/10 of 1% per annum on the average daily unused portion of the bank's commitment. On each July 27, commencing July 27, 2001, the credit line will be reduced by $8 million. Any outstanding loan in excess of the remaining credit line, after such reduction, will then be payable. The Company violated one of the covenants in the loan agreement that required Donegal Mutual's surplus to be maintained at a certain level. This violation was waived by the bank and the agreement was amended to lower this requirement.

9--UNAFFILIATED REINSURERS

In addition to the primary reinsurance in place with the Mutual Company, the Insurance Subsidiaries have other reinsurance in place, principally with four unaffiliated reinsurers. The following amounts represent reinsurance transactions with unaffiliated reinsurers during 1999, 1998 and 1997:

Ceded reinsurance:               1999            1998           1997
-----------------------------------------------------------------------
Premiums written              $ 6,348,846     $4,784,768     $4,315,594
=======================================================================
Premiums earned               $ 6,509,844     $4,720,669     $4,264,761
=======================================================================
Losses and loss expenses      $ 4,513,244     $4,489,728     $3,169,659
=======================================================================
Unearned premiums             $ 1,155,460     $1,316,458     $  750,757
=======================================================================
Liability for losses and
   loss expenses              $ 8,577,264     $8,505,944     $5,342,571
=======================================================================


10--INCOME TAXES

The provision for income tax consists of the following:

                                 1999             1998          1997
-----------------------------------------------------------------------
Current                       $   762,286     $2,500,582     $3,525,249
Deferred                       (3,790,122)       158,593          7,108
-----------------------------------------------------------------------
Federal tax provision         $(3,027,836)    $2,659,175     $3,532,357
=======================================================================

   The effective tax rate is different than the amount computed at the statutory federal rate of 34% for 1999, 1998 and 1997. The reason for such difference and the related tax effect are as follows:

                                  1999           1998          1997
------------------------------------------------------------------------
Income before
   income taxes               $ 3,629,101    $11,677,015    $14,173,543
========================================================================
Computed "expected"
   taxes at 34%               $ 1,233,894    $ 3,970,185    $ 4,819,005
Recognition of net operating
   loss carryover of
   Southern Heritage           (3,004,524)            --             --
Tax-exempt interest            (1,352,657)    (1,180,773)    (1,130,311)
Dividends received deduction      (83,948)      (177,374)       (48,477)
Other, net                        179,399         47,137       (107,860)
------------------------------------------------------------------------
Federal income
   tax provision              $(3,027,836)   $ 2,659,175    $ 3,532,357
========================================================================

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998, are as follows:

                                             1999           1998
--------------------------------------------------------------------
Deferred tax assets:
    Unearned premium                     $ 4,454,147    $ 4,593,745
    Loss reserves                          4,666,536      4,581,026
    AMT credit carryforward                  577,611             --
    Net operating loss carryforward -
       Southern Heritage                   2,646,172      3,429,107
    Valuation allowance                           --     (3,429,107)
    Unrealized loss                        1,116,777             --
    Other                                    306,412             --
--------------------------------------------------------------------
       Total                             $13,767,655    $ 9,174,771
====================================================================
Deferred tax liabilities:
    Depreciation expense                 $   469,426    $   425,292
    Deferred policy acquisition costs      3,809,123      3,853,662
    Salvage recoverable                      367,874        483,960
    Unrealized gain                               --        677,643
    Other                                         --        197,522
--------------------------------------------------------------------
       Total                             $ 4,646,423    $ 5,638,079
====================================================================
       Net deferred tax assets           $ 9,121,232    $ 3,536,692
====================================================================

    A valuation allowance is provided when it is more likely than not that some portion of the tax asset will not be realized. At December 31, 1998, management determined that a valuation allowance related to the net operating loss carryforward of Southern Heritage should be established. Management has determined that it is not required to establish a valuation allowance for any deferred tax asset at December 31, 1999, since it is more likely than not that the deferred tax assets will be realized through reversals of existing temporary differences, future taxable income, carryback to taxable income in prior years and the implementation of tax planning strategies.

    A change in the federal income laws was enacted during 1999 which now allows net operating loss carryforwards of an acquired company to be used to offset future taxable income of other affiliated companies filing as part of a consolidated tax return. Prior law allowed such net operating loss carryforward to be used to offset taxable income of the acquired company only. Due to this law change, the net operating loss carryforward, obtained as part of the acquisition of Southern Heritage, can now be used to offset taxable income generated by the other consolidated affiliates. This is the primary factor in management's determination that no valuation allowance is required at the end of 1999. Accordingly, the tax benefit of this carryforward, as adjusted for the 1998 tax return as filed, of $3,004,524 was recognized in 1999.

    At December 31, 1999 the Company has a net operating loss carryforward of $7,782,859 which is available to offset taxable income of the Company. Such net operating loss carryforward will expire beginning in 2009. Federal income tax laws limit the amount of net operating loss carryforward that the Company can use in any one year to approximately $1 million.

11--STOCK COMPENSATION PLANS

EQUITY INCENTIVE PLANS

The Company has had an Equity Incentive Plan for key employees since 1986 and adopted a nearly identical new plan in 1996. Both plans provide for the granting of awards by the Board of Directors in the form of stock options, stock appreciation rights, restricted stock or any combination of the above. The new plan was adopted in 1996 and amended in 1997 and 1999 making a total of 1,800,000 shares available. The plans provide that stock options may become exercisable up to 10 years from date of grant, with an option price not less than fair market value on date of grant. The stock appreciation rights permit surrender of the option and receipt of the excess of current market price over option price in cash.

   Information regarding activity in the Company's stock option plans is presented below:

                                                Weighted-Average
                                    Number of    Exercise Price
                                     Shares        Per Share
---------------------------------------------------------------
Outstanding at December 31, 1996         --         $   --
   Granted - 1997                   532,451          13.50
   Exercised - 1997                   2,963          13.50
   Forfeited - 1997                  13,632          13.50
---------------------------------------------------------------
Outstanding at December 31, 1997    515,856          13.50
   Granted - 1998                   505,333          18.00
   Exercised - 1998                  10,073          13.50
   Forfeited - 1998                      --             --
---------------------------------------------------------------
Outstanding at December 31, 1998  1,011,116          15.73
   Granted - 1999                   433,500           8.00
   Exercised - 1999                      --             --
   Forfeited - 1999                  19,335          15.52
---------------------------------------------------------------
Outstanding at December 31, 1999  1,425,281         $13.50
===============================================================
Exercisable at:
   December 31, 1997                173,333         $13.50
===============================================================
   December 31, 1998                502,965         $15.00
===============================================================
   December 31, 1999                826,226         $16.20
===============================================================

Shares available for future grants at December 31, 1999 are 374,719.

   The following table summarizes information about fixed stock options at December 31, 1999:

                                                      Exercise Prices
                                            ---------------------------------
                                              $8.00        $13.50      $18.00
-----------------------------------------------------------------------------
Options outstanding at
   December 31, 1999:
   Number of options                        418,500       495,115     511,666
-----------------------------------------------------------------------------
Weighted-average remaining
   contractual life                       5.0 years      2.0 years  .25 years
-----------------------------------------------------------------------------
Options exercisable at
   December 31, 1999:
   Number of options                             --        495,115    331,111
-----------------------------------------------------------------------------

1996 EQUITY INCENTIVE PLAN FOR DIRECTORS

During 1996 the Company adopted an Equity Incentive Plan For Directors. The plan was amended in 1998, making 265,735 shares available for award. Awards may be made in the form of stock options, and the plan additionally provides for the issuance of 177 shares of restricted stock to each director on the first business day of January in each year, commencing January 2, 1997. As of December 31, 1999, the Company has 71,112 unexercised options under this plan. Additionally 2,124, 2,124 and 2,124 shares of restricted stock were issued on January 2, 1999, 1998 and 1997, respectively.

EMPLOYEE STOCK PURCHASE PLANS

During 1996 the Company adopted the 1996 Employee Stock Purchase Plan which replaced a similar plan that had been adopted effective January 1, 1988. The 1996 plan made 162,873 shares available for issuance.

   The 1996 Plan extends over a 10-year period and provides for shares to be offered to all eligible employees at a purchase price equal to the lesser of 85% of the fair market value of the Company's common stock on the last day before the first day of the enrollment period (June 30 and December 31). A summary of plan activity follows:

                                              Shares Issued
                                            -----------------
                                              Price    Shares
-------------------------------------------------------------
January 1, 1997                             $ 8.24766  11,689
July 1, 1997                                $ 9.26367  11,357
January 1, 1998                             $11.65430   8,901
July 1, 1998                                $13.06875   9,179
January 1, 1999                             $13.28125  10,227
July 1, 1999                                $ 9.66875  11,876

   On January 1, 2000, the Company issued an additional 23,906 shares at a price of $5.41875 per share under this plan.

AGENCY STOCK PURCHASE PLAN

On December 31, 1996, the Company adopted the Agency Stock Purchase Plan which made 514,102 shares available for issuance. The plan provides for agents of affiliated companies of Donegal Group Inc. to invest up to $12,000 per subscription period (April 1 to September 30 and October 1 to March 31) under various methods. Stock is issued at the end of the subscription period at a price equal to 90% of the average market price during the last ten trading days of the subscription period. During 1999, 1998 and 1997, 47,841, 35,003 and 40,200 shares, respectively, were issued under this plan.

PRO-FORMA DISCLOSURES

The weighted-average grant date fair value of options granted for the various plans during 1999, 1998 and 1997 was $1.98, $4.48 and $4.74, respectively.

   The fair values above were calculated based upon risk-free interest rates of 6.3% for the Stock Purchase Plans and the Equity Incentive Plans, expected lives of 6 months for the Stock Purchase Plans and 5 years for the Equity Incentive Plans, expected volatility of 47% for 1999 and 34% for 1998 and 1997 and an expected dividend yield of 5.0% for 1999 and 2.4% for 1998 and 1997.

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

                                  1999             1998            1997
-------------------------------------------------------------------------
Net income:
   As reported                  $6,656,937     $9,017,840    $10,641,186
   Pro-forma                     5,457,591      8,362,764     10,263,965
Basic earnings per share:
   As reported                         .80           1.11           1.33
   Pro-forma                           .66           1.03           1.28
Diluted earnings per share:
   As reported                         .80           1.09           1.32
   Pro-forma                           .66           1.01           1.28

12--STATUTORY NET INCOME, CAPITAL AND SURPLUS AND DIVIDEND RESTRICTIONS

The following is selected information for the Insurance Subsidiaries as determined in accordance with accounting practices prescribed or permitted by insurance regulatory authorities:

                                  1999            1998            1997
------------------------------------------------------------------------------
ATLANTIC STATES
Statutory capital
   and surplus                $ 68,518,020    $ 62,672,151     $ 56,606,354
                              =============================================
Statutory unassigned
   surplus                    $ 37,557,156    $ 31,711,287     $ 25,645,490
                              =============================================
Statutory net income          $  3,855,803    $  6,480,524     $  7,349,284
===========================================================================
SOUTHERN
Statutory capital
   and surplus                $  7,293,856    $  6,388,316     $  7,069,112
                              =============================================
Statutory unassigned
   surplus                    $  2,191,586    $  1,636,046     $  2,316,842
                              =============================================
Statutory net income          $    184,285    $     66,297     $    703,727
===========================================================================
DELAWARE
Statutory capital
   and surplus                $  9,563,808    $  8,548,354     $  7,657,691
                              =============================================
Statutory unassigned
   surplus                    $  4,363,808    $  3,348,354     $  2,457,691
                              =============================================
Statutory net income          $    898,360    $  1,085,807     $  1,070,463
===========================================================================
PIONEER
Statutory capital
   and surplus                $  5,677,926    $  5,300,349     $  5,377,492
                              =============================================
Statutory unassigned
   deficit                    $ (1,322,074)   $ (1,699,651)    $ (1,622,508)
                              =============================================
Statutory net income          $    108,322    $    188,579     $    542,799
===========================================================================
SOUTHERN HERITAGE
Statutory capital
   and surplus                $ 16,508,422    $ 15,805,641     $ 16,532,876
                              =============================================
Statutory unassigned
   deficit                    $(16,006,893)   $(16,709,674)    $(12,482,439)
                              =============================================
Statutory net income (loss)   $    487,098    $ (3,937,548)    $    151,135
===========================================================================

   The Company's principal source of cash for payment of dividends are dividends from its Insurance Subsidiaries which are required by law to maintain certain minimum capital and surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Atlantic States, Southern, Delaware, Pioneer and Southern Heritage are also subject to Risk Based Capital (RBC) requirements which may further impact their ability to pay dividends. At December 31, 1999, all five companies' statutory capital and surplus were substantially above the RBC requirements. At December 31, 1999, amounts available for distribution as dividends to Donegal Group Inc. without prior approval of insurance regulatory authorities are $6,851,802 from Atlantic States, $184,285 from Southern, $956,381 from Delaware, $567,793 from Pioneer and $1,650,842 from Southern Heritage.

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

   Reconciliations of statutory net income and capital and surplus, as determined using statutory accounting principles, to the amounts included in the accompanying financial statements are as follows:

                                          Year Ended December 31,
---------------------------------------------------------------------------
                                   1999             1998           1997
---------------------------------------------------------------------------
Statutory net income of
   Insurance Subsidiaries       $5,533,868       $ 8,301,081   $  9,666,273
Increases (decreases):
   Deferred policy
      acquisition costs           (130,999)          399,428        610,161
   Deferred federal
      income taxes               3,790,122          (158,593)        (7,108)
   Salvage and subrogation
      recoverable                 (226,617)        1,217,092        984,981
   Consolidating eliminations
      and adjustments           (1,387,864)         (967,940)      (950,000)
   Parent-only net income (loss)  (908,987)          178,249        291,831
   Non-insurance subsidiary
      net income (loss)            (12,586)           48,523         45,048
---------------------------------------------------------------------------
Net income as
   reported herein              $6,656,937       $ 9,017,840   $ 10,641,186
===========================================================================

                                                  December 31,
----------------------------------------------------------------------------
                                    1999              1998          1997
----------------------------------------------------------------------------
Statutory capital and surplus
   of Insurance Subsidiaries    $107,562,032     $ 98,714,811    $76,710,649
Increases (decreases):
   Deferred policy
      acquisition costs           11,203,302       11,334,301      8,448,060
   Deferred federal
      income taxes                 9,121,232        3,592,605      3,302,043
   Salvage and subrogation
      recoverable                  7,736,942        7,963,559      6,155,467
   Statutory reserves              5,066,505        9,066,998      8,712,694
   Non-admitted assets and
      other adjustments, net         793,715        1,178,102        394,432
   Fixed maturities
      available for sale          (2,889,365)       2,038,604        808,908
   Consolidating eliminations
      and adjustments            (36,630,839)     (36,383,362)   (16,121,711)
   Parent-only equity              1,451,088        2,843,990      2,953,248
   Non-insurance
      subsidiary equity                   --          281,396        232,873
----------------------------------------------------------------------------
Stockholders' equity as
   reported herein              $103,414,612     $100,631,004    $91,596,663
============================================================================

14--SUPPLEMENTARY INFORMATION ON STATEMENT OF CASH FLOWS

The following reflects income taxes and interest paid during 1999, 1998 and 1997:

                               1999          1998           1997
---------------------------------------------------------------------
Income taxes                $1,233,414    $ 2,671,969    $ 4,094,338
=====================================================================
Interest                    $1,370,155    $ 1,270,646     $  904,385
=====================================================================


During 1999, the Company wrote off fixed assets with a net carrying value of $407,000 which was a non-cash charge to earnings.

15--EARNINGS PER SHARE

The following information illustrates the computation of net income, outstanding shares and earnings per share on both a basic and diluted basis for the years ending December 31, 1999, 1998 and 1997:

                                          Weighted-
                                           Average     Earnings
                             Net           Shares         Per
                           Income        Outstanding     Share
----------------------------------------------------------------
1999:
Basic                    $ 6,656,937      8,327,356      $ .80
Effect of stock options           --             --         --
----------------------------------------------------------------
Diluted                  $ 6,656,937      8,327,356      $ .80
================================================================
1998:
Basic                    $ 9,017,840      8,126,286      $1.11
Effect of stock options           --        123,404      (0.02)
----------------------------------------------------------------
Diluted                  $ 9,017,840      8,249,690      $1.09
================================================================
1997:
Basic                    $10,641,186      7,994,937      $1.33
Effect of stock options           --         41,274      (0.01)
----------------------------------------------------------------
Diluted                  $10,641,186      8,036,211      $1.32
================================================================

The following options to purchase shares of common stock were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price:

                                          1999          1998        1997
--------------------------------------------------------------------------------
Options excluded from
   diluted earnings per share          1,425,281      887,712     474,582
================================================================================


16--CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

                            CONDENSED BALANCE SHEETS
                                ($ in thousands)

December 31,                                            1999        1998
--------------------------------------------------------------------------------
ASSETS

Investment in subsidiaries (equity method)           $138,702    $134,441
Cash                                                      371         599
Property and equipment                                  2,232       2,276
Other                                                     750       2,124
--------------------------------------------------------------------------------
         Total assets                                $142,055    $139,440
================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

   Cash dividends declared to stockholders             $  761      $  708
   Line of credit                                      37,000      37,500
   Other                                                  879         601
--------------------------------------------------------------------------------
         Total liabilities                             38,640      38,809
--------------------------------------------------------------------------------
Stockholders' equity

   Preferred stock, $1.00 par value, authorized
         2,000,000 shares, none issued

   Common stock, Class A, authorized
         15,000,000 shares, none issued

   Commonstock, $1.00 par value, authorized
         20,000,000 shares, issued 8,574,210
         and 8,325,221 shares and outstanding
         8,451,922 and 8,202,933 shares                 8,574       8,325

   Additional paid-in capital                          43,537      41,271

   Accumulated other comprehensive income (loss)       (2,074)      1,316
   Retained earnings, including equity in
         undistributed net income of
         subsidiaries($72,539 and $64,922)             54,270      50,611

   Treasury stock, at cost                               (892)       (892)
--------------------------------------------------------------------------------
         Total stockholders' equity                   103,415     100,631
--------------------------------------------------------------------------------
         Total liabilities and stockholders' equity  $142,055    $139,440
================================================================================


                         CONDENSED STATEMENTS OF INCOME
                                ($ in thousands)

Years Ended December 31,                  1999          1998        1997
--------------------------------------------------------------------------------
Revenues

Dividends-subsidiaries                   $   820      $ 1,000      $  950
Other                                        865          776         658
--------------------------------------------------------------------------------
         Total revenues                    1,685        1,776       1,608
--------------------------------------------------------------------------------
Expenses

Operating expenses                           938          718         643
Interest                                   2,463        1,293       1,022
--------------------------------------------------------------------------------
         Total expenses                    3,401        2,011       1,665
--------------------------------------------------------------------------------
Loss before income tax benefit
   and equity in undistributed net
   income of subsidiaries                 (1,716)        (235)        (57)
Income tax benefit                          (807)        (413)       (346)
--------------------------------------------------------------------------------
Income (loss) before equity in undistributed
   net income of subsidiaries               (909)         178         289

Equity in undistributed net income
   of subsidiaries                         7,566        8,840      10,352
--------------------------------------------------------------------------------
Net income                               $ 6,657      $ 9,018     $10,641
================================================================================


                       CONDENSED STATEMENTS OF CASH FLOWS
                                ($ in thousands)

Years Ended December 31,                  1999          1998        1997
--------------------------------------------------------------------------------
Cash flows from operating activities:

   Net income                            $ 6,657      $ 9,018     $10,641
--------------------------------------------------------------------------------
   Adjustments:
      Equity in undistributed net
         income of subsidiaries           (7,566)      (8,840)    (10,352)
      Other                                2,365         (921)        382
--------------------------------------------------------------------------------
         Net adjustments                  (5,201)      (9,761)     (9,970)
--------------------------------------------------------------------------------
      Net cash provided (used)             1,456         (743)        671
--------------------------------------------------------------------------------
Cash flows from investing activities:
   Net purchase of property and
      equipment                             (426)        (564)     (1,251)
   Capital contribution to subsidiaries       --       (2,000)         --
   Sale of AIS                               100           --          --
   Acquisition of Southern Heritage           --      (18,028)         --
   Other                                    (426)      (5,613)          4
--------------------------------------------------------------------------------
      Net cash used                         (752)     (26,205)     (1,247)
--------------------------------------------------------------------------------
Cash flows from financing activities:

   Cash dividends paid                    (2,946)      (2,664)     (2,252)
   Issuance of common stock                2,514        2,481       1,131
   Line of credit, net                      (500)      27,000       2,000
--------------------------------------------------------------------------------
      Net cash provided (used)              (932)      26,817         879
--------------------------------------------------------------------------------
Net change in cash                          (228)        (131)        303
   Cash at beginning of year                 599          730         427
--------------------------------------------------------------------------------
   Cash at ending of year                $   371       $  599     $   730
================================================================================

17--SEGMENT INFORMATION

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

     Financial data by segment is as follows:

                                          1999          1998        1997
                                       -----------------------------------------
                                                   ($ in thousands)
--------------------------------------------------------------------------------
Revenues:
   Premiums earned:

      Commercial lines                  $ 47,707     $ 44,493    $ 45,702
      Personal lines                      96,167       71,676      61,600
--------------------------------------------------------------------------------
         Total premiums earned           143,874      116,169     107,302
--------------------------------------------------------------------------------
      Net investment income               13,224       11,998      11,507
      Realized investment
         gains (losses)                      (39)         (14)        314
      Other                                2,652        2,433       2,205
--------------------------------------------------------------------------------
Total revenues                          $159,711     $130,586    $121,328
================================================================================


Income before income taxes:
   Underwriting income (loss):

      Commercial lines                 $    (826)     $ 3,688     $ 3,497
      Personal lines                      (8,238)      (5,327)     (2,734)
--------------------------------------------------------------------------------
         SAP underwriting gain
            (loss)                        (9,064)      (1,639)        763
      GAAP adjustments                      (251)       1,803       1,809
--------------------------------------------------------------------------------
         GAAP underwriting gain
            (loss)                        (9,315)         164       2,572
   Net investment income                  13,224       11,998      11,507
   Realized investment gains (losses)        (39)         (14)        314
   Other                                    (241)        (471)       (219)
--------------------------------------------------------------------------------
Income before income taxes               $ 3,629     $ 11,677    $ 14,174
================================================================================


18--RESTRUCTURING CHARGE

On September 29, 1999, the Company announced a plan to consolidate certain subsidiary support functions into its Marietta, Pennsylvania office. As a result of this consolidation, the Company recorded a restructuring charge of $2,206,000 for employee termination benefits, occupancy charges, lease cancellation costs, and asset impairments. The charge is included in other underwriting expenses. The consolidation is expected to be compete by the end of the first quarter of 2000.

     Employee termination benefits of $782,000 include severance payments, which may be paid in a lump sum or over a defined period, and related benefits for approximately 60 employees. Of the terminated employees, approximately 50% were from subsidiary support functions and approximately 50% were from the Marietta, Pennsylvania office. By December 31, 1999, all of the terminated employees had left the employment of the Company.

     Included in occupancy charges of $488,000 are future lease obligations, less anticipated sublease benefits, for leased space which will no longer be used by the Delaware and Southern Heritage subsidiary support functions.

     Also included in the restructuring charge was $529,000 related to contract cancellation costs that represented the estimated cost to buy out of the remaining term on printer, copier, and computer processing contracts that provided no future benefit to the Company as a result of the restructuring. All such assets have been taken out of service.

     Asset impairments, which were a direct result of the consolidation of subsidiary functions, amounted to $407,000. They consisted of capitalized programming and data center costs, voice systems, and leasehold and office improvements. These assets were written-down to zero. All such assets have been taken out of service.

     Activity in the restructuring accrual is as follows:

                       Employee
                     Termination                     Contract
                       Benefits       Occupancy    Cancellations       Total
--------------------------------------------------------------------------------
Restructuring
   charge              $782,000       $488,000        $529,000      $1,799,000
Cash payments          (343,000)       (47,000)       (365,000)       (755,000)
Reversal of
   prior accrual        (71,000)            --         (91,000)       (162,000)
--------------------------------------------------------------------------------
Balance at
   December 31,
   1999                $368,000       $441,000        $ 73,000      $  882,000
================================================================================


     Based on revised estimates, $162,000 of the restructuring accrual was reversed by a reduction to the restructuring charge in other underwriting expenses in the fourth quarter of 1999. Employee termination benefits and contract cancellation costs were lower than original estimates.

19--GUARANTY FUND AND OTHER INSURANCE-RELATED ASSESSMENTS

The Company accrues for guaranty-fund and other insurance-related assessments in accordance with Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." SOP 97-3 provides guidance for determining when an entity should recognize a liability for guaranty-fund and other insurance-related assessments, how to measure that liability, and when an asset may be recognized for the recovery of such assessments through premium tax offsets or policy surcharges. The Company's liability for guaranty-fund and other insurance-related assessments was $534,518 at December 31, 1999, most of which the Company expects to pay in 2000.

20--INTERIM FINANCIAL DATA (UNAUDITED)

                                                 1999
                      ----------------------------------------------------------
                         First          Second          Third         Fourth
                        Quarter         Quarter        Quarter        Quarter
--------------------------------------------------------------------------------
Net premiums
   earned             $36,093,971    $35,829,815     $35,955,556    $35,994,628
Total revenues         40,109,990     39,787,987      39,802,234     40,010,896
Net losses and loss
   expenses            24,451,651     24,162,300      26,449,962     24,141,089
Net income (loss)       2,151,367      1,300,736      (2,442,880)     5,647,714
Net income (loss) per
   common share
      Basic                  $.26           $.16           $(.29)          $.67
      Diluted                 .26            .16            (.29)           .67


                                                 1998
                      ----------------------------------------------------------
                         First          Second          Third         Fourth
                        Quarter         Quarter        Quarter        Quarter
--------------------------------------------------------------------------------
Net premiums
   earned             $27,204,544    $27,578,257     $28,064,764    $33,321,427
Total revenues         30,896,144     31,023,026      31,654,736     37,012,459
Net losses and loss
   expenses            15,801,905     19,225,138      20,434,534     17,705,508
Net income              3,316,653      1,892,892          44,414      3,763,881
Net income per
   common share
      Basic                  $.41           $.22            $.01           $.46
      Diluted                 .40            .22             .01            .46




--------------------------------------------------------------------------------
INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Donegal Group Inc.

We have audited the accompanying consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donegal Group Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

KPMG LLP

Philadelphia, Pennsylvania
February 18, 2000

SELECTED CONSOLIDATED FINANCIAL DATA

------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                              1999              1998             1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------------


INCOME STATEMENT DATA:

Premiums earned                                  $143,873,970      $116,168,992     $107,302,168      $104,527,038     $ 89,522,203
Investment income, net                             13,223,537        11,997,661       11,507,277        10,799,369        9,713,744
Realized investment gains (losses)                    (38,702)          (13,562)         314,136           172,734          399,706
Total revenues                                    159,711,107       130,586,365      121,327,606       117,581,664      101,615,698
Income before income taxes                          3,629,101        11,677,015       14,173,543        10,736,628       12,060,351
Income taxes                                       (3,027,836)        2,659,175        3,532,357         2,178,854        2,500,741
Net income                                          6,656,937         9,017,840       10,641,186         8,557,774        9,559,610
Basic earnings per share                                 0.80              1.11             1.33              1.10             1.29
Diluted earnings per share                               0.80              1.09             1.32              1.09             1.26
Cash dividends per share                                 0.36              0.34             0.29              0.25             0.23

BALANCE SHEET DATA AT YEAR END:

Total investments                                $261,441,850      $254,995,473     $204,964,805      $192,489,250     $168,215,538
Total assets                                      399,732,657       385,231,506      304,104,505       287,990,994      244,943,598
Debt obligations                                   37,000,000        37,500,000       10,500,000         8,500,000        5,000,000
Stockholders' equity                              103,414,612       100,631,004       91,596,663        81,599,274       73,020,689
Stockholders' equity per share                          12.24             12.27            11.39             10.26             9.64
------------------------------------------------------------------------------------------------------------------------------------

In November 1998, the Company acquired all of the outstanding stock of Southern Heritage. This transaction was accounted for as a "purchase." The Company's financial statements include Southern Heritage as a consolidated subsidiary from November 1, 1998.

CORPORATE INFORMATION


ANNUAL MEETING

April 20, 2000 at the Company's headquarters at 10:00 a.m.

FORM 10-K

A copy of Donegal Group's Annual Report on Form 10-K will be furnished free upon written request to Ralph G. Spontak, Senior Vice President and Chief Financial Officer, at the corporate address.

MARKET INFORMATION

Donegal Group's common stock is traded on NASDAQ under the symbol "DGIC." During 1998 and 1999, the stock price ranged as follows:

                                      CASH DIVIDEND
                                        DECLARED
 QUARTER      HIGH        LOW           PER SHARE

  1998

  1st        17.625      15.188            --
  2nd        22.781      16.875           .0825
  3rd        19.875      14.250           .085
  4th        15.750      12.625           .17

  1999

  1st        16.250      10.500            --
  2nd        13.000      10.063           .09
  3rd        11.625       6.125           .09
  4th        10.625       5.750           .18

CORPORATE OFFICES

1195 River Road
P.O. Box 302
Marietta, Pennsylvania 17547-0302
(717) 426-1931
E-mail Address: fctc@em.fcnbd.com
Donegal Website: http://www.donegalgroup.com

TRANSFER AGENT

First Chicago Trust Co., a Division of EquiServe
P.O. Box 2500
Jersey City, NJ 07303-2500
(800) 317-4445
E-mail Address: fctc@em.fcnbd.com
FCTC Website: http://www.fctc.com
Hearing Impaired: TDD: 201-222-4955

DIVIDEND RINVESTMENT PLAN

The Company offers a dividend reinvestment plan through its transfer agent.
For information contact:
Donegal Group Inc. Dividend Reinvestment Plan
c/o First Chicago Trust Co., a Division of EquiServe
P.O. Box 2598
Jersey City, NJ 07303-2598
(800) 317-4445

STOCKHOLDERS

The number of common stockholders of record as of December 31, 1999 was 622.

                                       31