Form 10-K, Exhibit 13
period 2000-12-31
DONEGAL GROUP INC
filed 2001-03-29
CIK 800457

Financial Highlights


YEAR ENDED DECEMBER 31,             2000          1999          1998          1997          1996

INCOME STATEMENT DATA
--------------------------------------------------------------------------------------------------
  Net premiums earned         $149,713,562  $143,873,970  $116,168,992  $107,302,168  $104,527,038
--------------------------------------------------------------------------------------------------
  Investment income             15,992,495    13,223,537    11,997,661    11,507,277    10,799,369
--------------------------------------------------------------------------------------------------
  Total revenues               168,222,999   159,711,107   130,586,365   121,327,606   117,581,664
--------------------------------------------------------------------------------------------------
  Net income                     8,887,357     6,656,937     9,017,840    10,641,186     8,557,774
--------------------------------------------------------------------------------------------------
  Net income per common share
--------------------------------------------------------------------------------------------------
    Basic                             1.02           .80          1.11          1.33          1.10
--------------------------------------------------------------------------------------------------
    Diluted                           1.02           .80          1.09          1.32          1.09
--------------------------------------------------------------------------------------------------


BALANCE SHEET DATA
--------------------------------------------------------------------------------------------------
  Total assets                $439,100,801  $399,732,657  $385,231,506  $304,104,505  $287,990,994
--------------------------------------------------------------------------------------------------
  Stockholders' equity         113,745,255   103,414,612   100,631,004    91,596,663    81,599,274
--------------------------------------------------------------------------------------------------
  Book value per share               12.84         12.24         12.27         11.39         10.26
--------------------------------------------------------------------------------------------------



                                 [ID: BAR CHART]

                          TOTAL REVENUES (in millions)

                 1996      1997      1998      1999      2000
               $117.58   $121.33   $130.59   $159.72   $168.22


                                 [ID: BAR CHART]

                           TOTAL ASSETS (in millions)

                 1996      1997      1998      1999      2000
               $287.99   $304.10   $385.23   $399.73   $439.10


                                 [ID: BAR CHART]

                           STOCKHOLDERS' EQUITY (in millions)

                 1996      1997      1998      1999      2000
                $81.60    $91.60   $100.63   $103.41   $113.75

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
AND FINANCIAL CONDITION

Donegal Group Inc. ("DGI" or the "Company") is a regional insurance holding company doing business in the Mid-Atlantic and Southern states through its five wholly owned property-casualty insurance subsidiaries, Atlantic States Insurance Company ("Atlantic States"), Southern Insurance Company of Virginia ("Southern"), Southern Heritage Insurance Company ("Southern Heritage"), Delaware Atlantic Insurance Company ("Delaware") and Pioneer Insurance Company of Ohio ("Pioneer- Ohio") (collectively "Insurance Subsidiaries"). The Company has three operating segments: the investment function, the personal lines of insurance and the commercial lines of insurance. Products offered in the personal lines of insurance consist primarily of homeowners and private passenger automobile policies. Products offered in the commercial lines of insurance consist primarily of commercial automobile, commercial multiple peril and workers' compensation policies. The Insurance Subsidiaries are subject to regulation by Insurance Departments in those states in which they operate and undergo periodic examination by those departments. The Insurance Subsidiaries are also subject to competition from other insurance carriers in their operating areas. DGI was formed in September 1986 by Donegal Mutual Insurance Company (the "Mutual Company"), which owns 62% of the outstanding common shares of the Company as of December 31, 2000.

    Atlantic States participates in an intercompany pooling arrangement with the Mutual Company and assumes 70% of the pooled business (65% prior to July 1, 2000). Southern cedes 50% of its business to the Mutual Company and prior to January 1, 2000, Delaware ceded 70% of its workers' compensation business to the Mutual Company. Because the Mutual Company places substantially all of the business assumed from Southern into the pool, from which the Company has a 70% allocation, the Company's results of operations include approximately 85% of the business written by Southern.

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

    During 2000, the Company acquired 45% of the outstanding stock of Donegal Financial Services Corporation ("DFSC"), a bank holding company. The remaining 55% of the outstanding stock of DFSC is owned by the Mutual Company.

    On January 3, 2001, the Company announced that it had purchased all of the outstanding shares of Pioneer Insurance Company of New York
("Pioneer-NY") from the Mutual Company effective January 1, 2001.


RESULTS OF OPERATIONS 2000 COMPARED TO 1999

Total revenues for 2000 were $168,222,999, which were $8,511,892, or 5.3%, greater than 1999. Net premiums earned increased to $149,713,562, an increase of $5,839,592, or 4.1%, over 1999. The change in Atlantic State's share of the pooling arrangement with the Mutual Company from 65% to 70% effective July 1, 2000, accounted for $4,113,078 of the increase in net premiums earned. Direct premiums written of the combined pool of Atlantic States and the Mutual Company increased $13,851,692 or 9.0%. A 5.1% increase in the direct premiums written of Southern, a 2.1% decrease in the direct premiums written of Delaware, a 25.4% increase in the direct premiums written of Pioneer-Ohio and a 15.6% decrease in the direct premiums written of Southern Heritage accounted for the majority of the remaining change. The Company reported net realized investment gains of $170,852, compared to net realized investment losses of $38,702 in 1999. Net realized gains and losses in both years resulted from normal turnover of the Company's investment portfolio. As of December 31, 2000, 100.0% of the Company's bond portfolio was classified as Class 1 (highest quality) by the National Association of Insurance Commissioners' Securities Valuation Office. Investment income increased $2,768,958 in 2000. An increase in the average invested assets from $258,218,661 to $272,046,385, and an increase in the average yield to 5.9% from 5.1% in 1999, accounted for the change.

    The GAAP combined ratio of insurance operations was 101.5% in 2000, compared to 106.5% in 1999. The GAAP combined ratio is the sum of the ratios of incurred losses and loss expenses to premiums earned (loss ratio), underwriting expenses to premiums earned (expense ratio) and policyholder dividends to premiums earned (dividend ratio). The loss ratio in 2000 was 68.9%, compared to 69.0% in 1999. The commercial lines loss ratio decreased from 68.8% in 1999 to 67.0% in 2000. The personal lines loss ratio increased from 69.9% in 1999 to 70.3% in 2000. The expense ratio for 2000 was 31.7%, compared to 36.6% in 1999, with the dividend ratio remaining unchanged at 0.9%. The expense ratio in 1999 was adversely affected by a charge to earnings resulting from a restructuring charge of $2 million which increased the expense ratio by 1.4%.

    Income tax expense (benefit) was $2,935,918, compared to $(3,027,836) in 1999. As discussed later, the Company benefited from a federal income tax law change in 1999.


                               p a g e  1 0

RESULTS OF OPERATIONS 1999 COMPARED TO 1998

Total revenues for 1999 were $159,711,107, which were $29,124,742, or 22.3%, greater than 1998. Net premiums earned increased to $143,873,970, an increase of $27,704,978, or 23.9%, over 1998. The acquisition of Southern Heritage accounted for $19,674,071, or 71% of the increase in earned premiums in 1999. Direct premiums written of the combined pool of Atlantic States and the Mutual Company increased $9,516,654 or 6.6%. A 9.4% increase in the direct premiums written of Southern, a 4.9% increase in the direct premiums written of Delaware and a 13.9% increase in the direct premiums written of Pioneer-Ohio accounted for the majority of the remaining change. The Company reported net realized investment losses of $38,702, compared to net realized investment losses of $13,562 in 1998.
Net realized losses in both years resulted from normal turnover of the Company's investment portfolio. As of December 31, 1999, 99.9% of the Company's bond portfolio was classified as Class 1 (highest quality) by the National Association of Insurance Commissioners' Securities Valuation Office. Investment income increased $1,225,876. An increase in the average invested assets from $208,303,664 to $258,218,661, offset by a decrease in the average yield to 5.1% from 5.6% in 1998, accounted for the change.

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


LIQUIDITY AND CAPITAL RESOURCES

    The Company generates sufficient funds from its operations and maintains a high degree of liquidity in its investment portfolio. The primary source of funds to meet the demands of claim settlements and operating expenses are premium collections, investment earnings and maturing investments. As of December 31, 2000, the Company had no material commitment for capital expenditures.

    In investing funds made available from operations, the Company maintains securities' maturities consistent with its projected cash needs for the payment of claims and expenses. The Company maintains a portion of its investment portfolio in relatively short-term and highly liquid assets to ensure the availability of funds.

    As of December 31, 2000, pursuant to a credit agreement dated December 29, 1995, with Fleet National Bank, the Company had unsecured borrowings of $40 million. Such borrowings were made in connection with the acquisitions of Delaware, Pioneer-Ohio and Southern Heritage and various capital contributions to the subsidiaries. Per the terms of the credit agreement, the Company may borrow up to $40 million at interest rates equal to the bank's then current prime rate or the then current London interbank Eurodollar bank rate plus 1.70%. At December 31, 2000, the interest rates on the outstanding balances were 9.5% on an outstanding prime rate balance of $3 million and 8.48% and 8.50188% on outstanding Eurodollar rate balances of $15 million and $22 million, respectively. In addition, the Company pays a rate of 3/10 of 1% per annum on the average daily unused portion of the bank's commitment. On each July 27, commencing July 27, 2001, the credit line will be reduced by $8 million. Any outstanding loan in excess of the remaining credit line after such reduction will then be payable.

    The Company's principal sources of cash with which to meet obligations and pay stockholder dividends are dividends from the Insurance Subsidiaries which are required by law to maintain certain minimum surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. The Insurance Subsidiaries are also subject to Risk Based Capital (RBC) requirements which may further impact their ability to pay dividends. At December 31, 2000, all five companies' statutory capital and surplus were substantially above the RBC requirements.


                               p a g e  1 1

At December 31, 2000, amounts available for distribution as dividends to DGI without prior approval of the insurance regulatory authorities were $5,414,419 from Atlantic States, $908,259 from Southern, $323,992 from Delaware, $581,132 from Pioneer-Ohio and $973,796 from Southern Heritage.

    Net unrealized gains (losses) resulting from fluctuations in the fair value of investments reported in the balance sheet at fair value were $(223,675) (net of applicable federal income tax benefit) at December 31, 2000, and $(2,073,989) (net of applicable federal income tax) at December 31, 1999.


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


IMPACT OF NEW ACCOUNTING STANDARDS

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company has no derivative instruments or hedging activities as defined in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133," which statements became effective January 1, 2001. On January 1, 2001, the Company transferred investments with an amortized cost of $49,433,721 and fair value of $50,227,174 from the held to maturity classification to the available for sale classification under the provisions of SFAS No. 133 and 138. The unrealized holding gain of $793,453 at January 1, 2001 will be reported in other comprehensive income. The transfer will not impact net income.


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

    Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates at December 31, 2000 are as follows:


                                  Principal         Weighted-Average
                                    Cash                Interest
                                    Flows                 Rate
--------------------------------------------------------------------
Fixed maturities and
  short-term investments:
    2001                        $ 35,918,903              6.54%
    2002                          13,786,717              6.11%
    2003                          21,025,000              5.93%
    2004                          17,925,000              6.09%
    2005                          23,061,639              6.38%
    Thereafter                   157,747,081              6.18%
--------------------------------------------------------------------
  Total                         $269,464,340
====================================================================
  Market value                  $272,063,475
====================================================================
Debt
    2001                        $  8,000,000              8.57%
    2002                           8,000,000              8.57%
    2003                           8,000,000              8.57%
    2004                           8,000,000              8.57%
    2005                           8,000,000              8.57%
--------------------------------------------------------------------
  Total                         $ 40,000,000
====================================================================
  Fair value                    $ 40,000,000
====================================================================


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

    The combined total of realized and unrealized equity investment gains and (losses) were $(655,716), $(404,147), and $(307,147) in 2000, 1999 and
1998, respectively. During these three years the largest total equity investment gain and (loss) in a quarter was $897,972 and $(1,395,103), respectively.


                               p a g e  1 2

Donegal Group Inc.
CONSOLIDATED BALANCE SHEETS

December 31,                                                2000          1999
--------------------------------------------------------------------------------
ASSETS
Investments
  Fixed maturities
    Held to maturity, at amortized cost
      (fair value $141,488,936 and $133,995,994)      $140,023,170  $136,173,547
    Available for sale, at fair value
      (amortized cost $111,905,848 and $103,419,994)   111,990,683   100,043,548
  Equity securities, available for sale, at fair value
    (cost $12,476,948 and $9,043,818)                   12,053,211     9,229,498
  Short-term investments, at cost, which
    approximates fair value                             18,583,856    15,995,257
--------------------------------------------------------------------------------
    Total investments                                  282,650,920   261,441,850
Cash                                                     5,185,797     3,922,403
Accrued investment income                                3,926,603     3,474,430
Premiums receivable                                     21,480,058    18,218,525
Reinsurance receivable                                  63,153,764    53,070,283
Deferred policy acquisition costs                       12,020,257    11,203,302
Federal income taxes receivable                            222,181       698,969
Deferred tax asset, net                                  7,627,883     9,121,232
Prepaid reinsurance premiums                            37,007,587    32,154,837
Property and equipment, net                              5,016,664     5,516,688
Accounts receivable-securities                             234,817            --
Due from affiliate                                              --       262,954
Other                                                      574,270       647,184
--------------------------------------------------------------------------------
    Total assets                                      $439,100,801  $399,732,657
================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Losses and loss expenses                            $163,899,270  $149,979,141
  Unearned premiums                                    111,000,905    97,657,020
  Accrued expenses                                       5,722,395     5,888,392
  Drafts payable                                            48,640       597,775
  Reinsurance balances payable                           1,225,896     1,216,034
  Cash dividend declared to stockholders                   797,282       760,673
  Borrowings under line of credit                       40,000,000    37,000,000
  Accounts payable-securities                              959,652     2,500,000
  Due to affiliate                                          87,685            --
  Other                                                  1,613,821       719,010
--------------------------------------------------------------------------------
    Total liabilities                                  325,355,546   296,318,045
--------------------------------------------------------------------------------

Stockholders' Equity
  Preferred stock, $1.00 par value, authorized
    2,000,000 shares; none issued
  Common stock, Class A, authorized 15,000,000
    shares; none issued
  Common stock, $1.00 par value, authorized
    20,000,000 shares, issued 8,980,977 and
    8,574,210 shares and outstanding
    8,858,689 and 8,451,922 shares                       8,980,977     8,574,210
  Additional paid-in capital                            45,911,151    43,536,748
  Accumulated other comprehensive loss                    (223,675)   (2,073,989)
  Retained earnings                                     59,968,558    54,269,399
  Treasury stock, at cost                                 (891,756)     (891,756)
--------------------------------------------------------------------------------
    Total stockholders' equity                         113,745,255   103,414,612
--------------------------------------------------------------------------------
    Total liabilities and stockholders' equity        $439,100,801  $399,732,657
================================================================================

See accompanying notes to consolidated financial statements.


                               p a g e  1 3

Donegal Group Inc.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Year Ended December 31,                     2000           1999           1998
--------------------------------------------------------------------------------

STATEMENTS OF INCOME

Revenues
  Premiums earned                     $225,498,302   $211,361,789   $172,507,090
  Premiums ceded                        75,784,740     67,487,819     56,338,098
--------------------------------------------------------------------------------
  Net premiums earned                  149,713,562    143,873,970    116,168,992
  Investment income, net of
    investment expenses                 15,992,495     13,223,537     11,997,661
  Installment payment fees               1,509,093      1,439,334        895,283
  Lease income                             836,997        819,474        753,408
  Service fees                                  --        393,494        784,583
  Net realized investment
    gains (losses)                         170,852        (38,702)       (13,562)
--------------------------------------------------------------------------------
    Total revenues                     168,222,999    159,711,107    130,586,365
--------------------------------------------------------------------------------

Expenses
  Losses and loss expenses             157,734,790    145,493,825    110,448,552
  Reinsurance recoveries                54,592,885     46,288,823     37,281,467
--------------------------------------------------------------------------------
  Net losses and loss expenses         103,141,905     99,205,002     73,167,085
  Amortization of deferred policy
    acquisition costs                   24,925,000     24,608,000     19,490,000
  Other underwriting expenses           22,552,217     28,034,876     21,712,346
  Policy dividends                       1,330,330      1,341,294      1,635,300
  Interest                               3,285,036      1,535,249      1,292,992
  Other                                  1,165,236      1,357,585      1,611,627
--------------------------------------------------------------------------------
    Total expenses                     156,399,724    156,082,006    118,909,350
--------------------------------------------------------------------------------
Income before income tax
  expense (benefit)                     11,823,275      3,629,101     11,677,015
Income tax expense (benefit)             2,935,918     (3,027,836)     2,659,175
--------------------------------------------------------------------------------
Net income                            $  8,887,357   $  6,656,937   $  9,017,840
================================================================================

Net income per common share
  Basic                               $       1.02   $        .80   $       1.11
================================================================================
  Diluted                             $       1.02   $        .80   $       1.09
================================================================================

STATEMENTS OF COMPREHENSIVE INCOME

Net income                            $  8,887,357   $  6,656,937   $  9,017,840
--------------------------------------------------------------------------------
Other comprehensive income (loss),
  net of tax
  Unrealized gains (losses) on
    securities:
    Unrealized holding gain (loss)
      arising during the period,
      net of income tax expense
      (benefit) of $1,027,717,
      $(1,781,261) and $151,999          1,963,076     (3,414,957)       295,057
    Reclassification adjustment for
      (gains) losses included
      in net income, net of income
      tax expense (benefit) of
      $58,090, $(13,159) and $(4,611)     (112,762)        25,543          8,951
--------------------------------------------------------------------------------
Other comprehensive income (loss)        1,850,314     (3,389,414)       304,008
--------------------------------------------------------------------------------
Comprehensive income                  $ 10,737,671   $  3,267,523   $  9,321,848
================================================================================

See accompanying notes to consolidated financial statements.


                               p a g e  1 4

Donegal Group Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                     Accumulated
                                 Common Stock          Additional       Other                                       Total
                            -----------------------      Paid-in    Comprehensive      Retained     Treasury     Stockholders'
                              Shares        Amount       Capital     Income (Loss)     Earnings       Stock         Equity
------------------------------------------------------------------------------------------------------------------------------
Balance,
  January 1, 1998           6,122,431    $6,122,431    $38,932,117    $ 1,011,417    $46,422,454    $(891,756)    $ 91,596,663
------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock      141,542       141,542      2,339,205                                                   2,480,747
Net income                                                                             9,017,840                     9,017,840
Other comprehensive income                                                304,008                                      304,008
Cash dividends
  $.3375 per share                                                                    (2,768,254)                   (2,768,254)
Stock dividend              2,061,248     2,061,248                                   (2,061,248)
------------------------------------------------------------------------------------------------------------------------------
Balance,
  December 31, 1998         8,325,221    $8,325,221    $41,271,322    $ 1,315,425    $50,610,792    $(891,756)    $100,631,004
------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock      248,989       248,989      2,265,426                                                   2,514,415
Net income                                                                             6,656,937                     6,656,937
Other comprehensive loss                                               (3,389,414)                                  (3,389,414)
Cash dividends
  $.36 per share                                                                      (2,998,330)                   (2,998,330)
------------------------------------------------------------------------------------------------------------------------------
Balance,
  December 31, 1999         8,574,210    $8,574,210    $43,536,748    $(2,073,989)   $54,269,399    $(891,756)    $103,414,612
------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock      406,767       406,767      2,349,773                                                   2,756,540
Net income                                                                             8,887,357                     8,887,357
Other comprehensive income                                              1,850,314                                    1,850,314
Grant of stock options                                      24,630                       (24,630)                           --
Cash dividends
  $.36 per share                                                                      (3,163,568)                   (3,163,568)
------------------------------------------------------------------------------------------------------------------------------
Balance,
  December 31, 2000         8,980,977    $8,980,977    $45,911,151    $  (223,675)   $59,968,558    $(891,756)    $113,745,255
==============================================================================================================================

See accompanying notes to consolidated financial statements.


                               p a g e  1 5

Donegal Group Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31,                     2000           1999           1998
--------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net income                          $  8,887,357   $  6,656,937   $  9,017,840
--------------------------------------------------------------------------------
  Adjustments to reconcile net
       income to net cash provided by
       operating activities:
    Depreciation and amortization          838,805        936,373        520,675
    Realized investment (gains) losses    (170,852)        38,702         13,562
  Changes in Assets and Liabilities,
       net of acquisition:
    Losses and loss expenses            13,920,129      8,570,133      7,125,806
    Unearned premiums                    9,499,675      2,934,235      6,478,435
    Accrued expenses                      (165,997)     1,066,798       (542,693)
    Premiums receivable                 (3,261,533)     1,606,369     (1,253,529)
    Deferred policy acquisition costs     (294,776)       130,999       (399,428)
    Deferred income taxes                  491,799     (3,790,122)       158,593
    Reinsurance receivable             (10,083,481)    (4,731,060)    (6,182,621)
    Accrued investment income             (452,173)      (309,831)      (186,170)
    Amounts due to/from affiliate          350,639     (1,133,037)    (4,180,378)
    Reinsurance balances payable             9,862       (569,880)      (127,931)
    Prepaid reinsurance premiums        (4,852,750)    (4,951,726)    (3,819,226)
    Current income taxes                   476,788       (471,128)      (171,387)
    Change in pooling participation      3,322,031             --             --
    Other, net                             357,599        519,441        100,292
--------------------------------------------------------------------------------
      Net adjustments                    9,985,765       (153,734)    (2,466,000)
--------------------------------------------------------------------------------
    Net cash provided by operating
       activities                       18,873,122      6,503,203      6,551,840
--------------------------------------------------------------------------------

Cash Flows from Investing Activities:
  Purchase of fixed maturities
    Held to maturity                   (16,938,751)   (23,132,805)   (24,774,417)
    Available for sale                 (29,855,234)   (32,233,424)   (43,662,157)
  Purchase of equity securities        (28,286,533)   (14,258,861)   (15,824,465)
  Sale of fixed maturities
    Available for sale                   8,719,165        503,895      2,207,500
  Maturity of fixed maturities
    Held to maturity                    12,790,715     14,393,638     24,815,155
    Available for sale                  11,623,622     19,049,880     16,106,644
  Sale of equity securities             24,572,288     11,767,268     16,155,130
  Sale of Atlantic Insurance
       Services, net                            --        (48,810)            --
  Acquisition of Southern Heritage              --             --    (18,028,072)
  Purchase of property and equipment      (275,982)      (443,498)      (650,014)
  Net sales (purchases) of
       short-term investments           (2,588,599)    14,526,630     15,099,631
--------------------------------------------------------------------------------
    Net cash used in investing
       activities                      (20,239,309)    (9,876,087)   (28,555,065)
--------------------------------------------------------------------------------

Cash Flows from Financing Activities:
  Issuance of common stock               2,756,540      2,514,415      2,480,747
  Borrowings (payments) under line
       of credit, net                    3,000,000       (500,000)    27,000,000
  Cash dividends paid                   (3,126,959)    (2,946,170)    (2,663,795)
--------------------------------------------------------------------------------
  Net cash provided by (used in)
       financing activities              2,629,581       (931,755)    26,816,952
--------------------------------------------------------------------------------
Net increase (decrease) in cash          1,263,394     (4,304,639)     4,813,727
Cash at beginning of year                3,922,403      8,227,042      3,413,315
--------------------------------------------------------------------------------
Cash at end of year                   $  5,185,797   $  3,922,403   $  8,227,042
================================================================================

See accompanying notes to consolidated financial statements.


                               p a g e  1 6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

Donegal Group Inc. (the "Company") was organized as a regional insurance holding company by Donegal Mutual Insurance Company (the "Mutual Company") and operates in the Mid-Atlantic and Southern states through its wholly owned stock insurance companies, Atlantic States Insurance Company ("Atlantic States"), Southern Insurance Company of Virginia ("Southern"), Southern Heritage Insurance Company ("Southern Heritage"), Delaware Atlantic Insurance Company ("Delaware"), and Pioneer Insurance Company of Ohio ("Pioneer-Ohio") (collectively "Insurance Subsidiaries"). The Company has three operating segments: the investment function, the personal lines of insurance and the commercial lines of insurance. Products offered in the personal lines of insurance consist primarily of homeowners and private passenger automobile policies. Products offered in the commercial lines of insurance consist primarily of commercial automobile, commercial multiple peril and workers' compensation policies. The Insurance Subsidiaries are subject to regulation by Insurance Departments in those states in which they operate and undergo periodic examination by those departments. The Insurance Subsidiaries are also subject to competition from other insurance carriers in their operating areas. Atlantic States participates in an intercompany pooling arrangement with the Mutual Company and assumes 70% of the pooled business (65% prior to July 1, 2000). Southern cedes 50% of its business to the Mutual Company and prior to January 1, 2000, Delaware ceded 70% of its workers' compensation business to the Mutual Company. At December 31, 2000, the Mutual Company held 62% of the outstanding common stock of the Company.

    In addition to the Company's Insurance Subsidiaries, it also owned all of the outstanding stock of Atlantic Insurance Services, Inc. ("AIS"), an insurance services organization. The Company sold all of the stock of AIS on October 1, 1999.

    During 2000, the Company acquired 45% of the outstanding stock of Donegal Financial Services Corporation ("DFSC"), a bank holding company, for $3,042,000 in cash. The remaining 55% of the outstanding stock of DFSC is owned by the Mutual Company.

    On January 3, 2001, the Company announced that it had purchased all of the outstanding shares of Pioneer Insurance Company of New York ("Pioneer-NY") from the Mutual Company effective January 1, 2001. The purchase price was $4,441,311, representing Pioneer-NY's adjusted statutory equity at December 31, 2000. The acquisition will be accounted for as a pooling of interests.


BASIS OF CONSOLIDATION

The consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, include the accounts of Donegal Group Inc. and its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The term "Company" as used herein refers to the consolidated entity.


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

    Available for Sale -- Debt and equity securities not classified as held to maturity; reported at fair value, with unrealized gains and losses excluded from income and reported as a separate component of stockholders' equity (net of tax effects).


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

    Premiums and discounts for mortgage-backed debt securities are amortized using anticipated prepayments.



                               p a g e  1 7

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

    Borrowings Under Line of Credit -- The carrying amounts reported in the balance sheet for the line of credit approximate fair value due to the variable rate nature of the line of credit.


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



                               p a g e  1 8

STOCK-BASED COMPENSATION

Effective July 1, 2000, the Company adopted Financial Accounting
Standards Board Interpretation No. 44 (FIN No. 44), "Accounting for Certain Transactions involving Stock Compensation," and Emerging Issues Task Force Issue No. 00-23 (EITF 00-23), "Issues Related to the Accounting for Stock Compensation under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and FIN No. 44, Accounting for Certain Transactions involving Stock Compensation." FIN No. 44 states that APB Opinion No. 25 does not apply in the separate financial statements of a subsidiary to the accounting for stock compensation granted by the subsidiary to employees of the parent or another subsidiary. EITF 00-23 states that when employees of a controlling entity are granted stock compensation, the entity granting the stock compensation should measure the fair value of the award at the grant date and recognize that fair value as a dividend to the controlling entity. These provisions apply to the Company, as the Mutual Company is the employer of record for all employees that provide services to the Company.

    Prior to July 1, 2000, the Company's stock-based compensation plans were accounted for under the provisions of APB Opinion No. 25 and related interpretations. As such, compensation expense was recorded on the date of stock option grant only if the current market price of the underlying stock exceeded the exercise price. Additionally, the Company provides the pro-forma net income and earnings per share disclosures required by Statement of Financial Accounting Standards (SFAS No. 123), "Accounting for Stock-Based Compensation," for grants prior to the adoption of FIN No. 44.


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

    Assets in the amount of $56,568,710 were acquired, and liabilities in the amount of $38,330,912 were assumed in the purchase transaction. The purchase price exceeded the fair value of net assets acquired by $587,152, which was recognized as goodwill and is being amortized over five years.

    On January 3, 2001, the Company announced that it had purchased all of the outstanding shares of Pioneer-NY from the Mutual Company effective January 1, 2001. The purchase price was $4,441,311, representing Pioneer-NY's adjusted statutory equity at December 31, 2000. The acquisition will be accounted for as a pooling of interests. The pro-forma impact of this acquisition on 2000 premiums, net income and earnings per share was not considered to be material.


3--TRANSACTIONS WITH AFFILIATES

    The Company conducts business and has various agreements with the Mutual Company which are described below:


A. REINSURANCE POOLING AND OTHER REINSURANCE ARRANGEMENTS

Atlantic States cedes to the Mutual Company all of its insurance business and assumes from the Mutual Company 70% (65% prior to July 1, 2000) of the Mutual Company's total pooled insurance business, including that assumed from Atlantic States and substantially all of the business assumed and retained by the Mutual Company from Southern and Delaware (prior to January 1, 2000). Atlantic States, Southern, Delaware, Pioneer-Ohio and Southern Heritage each have a catastrophe reinsurance agreement with the Mutual Company which limits the maximum liability under any one catastrophic occurrence to $400,000, $300,000, $300,000, $200,000 and $400,000 (effective January 1, 2000) respectively, and $1,000,000 ($700,000 in 1999 and 1998) for a catastrophe involving more than one of the companies. The Mutual Company and Delaware have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $200,000 of losses in excess of $50,000 and prior to January 1, 2000, a workers' compensation quota share agreement whereby Delaware ceded 70% of that business. The Mutual Company and Pioneer-Ohio have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $200,000 of losses in excess of $50,000. The Mutual Company and Pioneer-Ohio also had an aggregate excess of loss reinsurance agreement, entered into as part of the sale of Pioneer-Ohio from the Mutual Company to Donegal Group Inc., in which the Mutual Company agreed to assume the adverse loss development of claims with dates of loss prior to December 31, 1996, as developed through December 31, 1998, and to assume losses in excess of a 60% loss ratio through December 31, 1998. The Mutual Company and Southern have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $25,000 of losses in excess of $100,000 and a quota share agreement whereby Southern cedes 50% of its direct business less certain reinsurance to the Mutual Company. Effective October 1, 2000, the Mutual Company and Southern Heritage have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $125,000 of losses in excess of $125,000. Southern, Delaware and Pioneer-Ohio each have retrocessional reinsurance agreements with the Mutual Company under which they cede, and then assume back, 100% of their business net of other reinsurance.



                               p a g e  1 9

    The following amounts represent reinsurance transactions with the Mutual Company during 2000, 1999 and 1998:


CEDED REINSURANCE:                 2000              1999              1998
------------------------------------------------------------------------------
Premiums written              $ 74,847,463      $ 66,090,699      $ 55,372,556
==============================================================================
Premiums earned               $ 70,072,022      $ 60,977,975      $ 51,617,429
==============================================================================
Losses and loss expenses      $ 51,661,595      $ 41,775,579      $ 32,791,739
==============================================================================
Unearned premiums             $ 35,774,818      $ 30,999,377      $ 25,886,653
==============================================================================
Liability for losses and
  loss expenses               $ 54,962,818      $ 43,907,885      $ 39,039,648
==============================================================================


ASSUMED REINSURANCE:
------------------------------------------------------------------------------
Premiums written              $142,324,929      $124,433,678      $114,667,549
==============================================================================
Premiums earned               $132,195,646      $119,364,863      $111,333,956
==============================================================================
Losses and loss expenses      $ 89,152,108      $ 80,325,374      $ 69,869,999
==============================================================================
Unearned premiums             $ 67,017,098      $ 56,887,815      $ 51,819,000
==============================================================================
Liability for losses
  and loss expenses           $ 96,462,837      $ 90,397,135      $ 85,766,514
==============================================================================


    Losses and loss expenses assumed from the Mutual Company for 2000, 1999 and 1998 are reported net of inter-company catastrophe recoveries which amounted to approximately $0.4 million, $2.0 million, and $2.3 million, respectively.


B. EXPENSE SHARING

The Mutual Company provides facilities, management and other services to the Company, and the Company reimburses the Mutual Company for such services on a periodic basis under usage agreements and pooling arrangements. The charges are based upon the relative participation of the Company and the Mutual Company in the pooling arrangement, and management of both the Company and the Mutual Company consider this allocation to be reasonable. Charges for these services totalled $26,677,399, $27,466,898 and $25,250,873 for 2000, 1999 and 1998, respectively.


C. LEASE AGREEMENT

The Company leases office equipment and automobiles to the Mutual
Company under a 10-year lease dated January 1, 2000.


D. WORKERS' COMPENSATION AGREEMENTS

The Mutual Company has agreements in place with Delaware, Southern and Pioneer-Ohio to reallocate the loss results of workers' compensation business written by those companies as part of commercial accounts primarily written by the Mutual Company or Atlantic States. These agreements provide for the workers' compensation loss ratios of each company to be no worse than the average workers' compensation loss ratio for all of the companies combined.

E. LEGAL SERVICES

Donald H. Nikolaus, President and a director of the Company, is also a partner in the law firm of Nikolaus & Hohenadel. Such firm has served as general counsel to the Company since 1986, principally in connection with the defense of claims litigation arising in Lancaster, Dauphin and York counties. Such firm is paid its customary fees for such services.


4--INVESTMENTS

The amortized cost and estimated fair values of fixed maturities and equity securities at December 31, 2000 and 1999, are as follows:

                                      2000
--------------------------------------------------------------------------------
                                           Gross          Gross      Estimated
                          Amortized     Unrealized     Unrealized      Fair
HELD TO MATURITY             Cost          Gains         Losses        Value
--------------------------------------------------------------------------------
U.S. Treasury securities
  and obligations of
  U.S. government
  corporations
  and agencies          $ 37,072,395    $  319,061    $  251,956    $ 37,139,500
Canadian government
  obligation                 498,559        11,441            --         510,000
Obligations of states
  and political
  subdivisions            66,831,090     1,499,955        45,904      68,285,141
Corporate securities      21,319,759       221,564       195,287      21,346,036
Mortgage-backed
  securities              14,301,367        47,120       140,228      14,208,259
--------------------------------------------------------------------------------
  Totals                $140,023,170    $2,099,141    $  633,375    $141,488,936
================================================================================


                                      2000
--------------------------------------------------------------------------------
                                           Gross          Gross      Estimated
                          Amortized     Unrealized     Unrealized      Fair
AVAILABLE FOR SALE           Cost          Gains         Losses        Value
--------------------------------------------------------------------------------
U.S. Treasury securities
  and obligations of
  U.S. government
  corporations
  and agencies          $ 66,796,158    $  536,019    $  645,247    $ 66,686,930
Obligations of states
  and political
  subdivisions            17,766,511       326,924        36,885      18,056,550
Corporate securities      22,702,528       312,426       304,604      22,710,350
Mortgage-backed
  securities               4,640,651         9,790       113,588       4,536,853
Equity securities         12,476,948       845,004     1,268,741      12,053,211
--------------------------------------------------------------------------------
  Totals                $124,382,796    $2,030,163    $2,369,065    $124,043,894
================================================================================


                                      1999
--------------------------------------------------------------------------------
                                           Gross          Gross      Estimated
                          Amortized     Unrealized     Unrealized      Fair
HELD TO MATURITY             Cost          Gains         Losses        Value
--------------------------------------------------------------------------------
U.S. Treasury securities
  and obligations of
  U.S. government
  corporations
  and agencies          $ 36,860,655    $   34,292    $1,219,840    $ 35,675,107
Canadian government
  obligation                 498,245            --         8,245         490,000
Obligations of states
  and political
  subdivisions            67,823,291       819,155     1,005,936      67,636,510
Corporate securities      15,819,143        73,228       639,010      15,253,361
Mortgage-backed
  securities              15,172,213        30,077       261,274      14,941,916
--------------------------------------------------------------------------------
  Totals                $136,173,547    $  956,752    $3,134,305    $133,995,994
================================================================================



                               p a g e  2 0

                                      1999
--------------------------------------------------------------------------------
                                           Gross          Gross      Estimated
                          Amortized     Unrealized     Unrealized      Fair
AVAILABLE FOR SALE           Cost          Gains         Losses        Value
--------------------------------------------------------------------------------
U.S. Treasury securities
  and obligations of
  U.S. government
  corporations
  and agencies          $ 63,645,993    $    1,982    $2,443,578    $ 61,204,397
Obligations of states
  and political
  subdivisions            20,524,977       204,284       506,415      20,222,846
Corporate securities      15,472,456           578       419,871      15,053,163
Mortgage-backed
  securities               3,776,568           321       213,747       3,563,142
Equity securities          9,043,818     1,384,882     1,199,202       9,229,498
--------------------------------------------------------------------------------
  Totals                $112,463,812    $1,592,047    $4,782,813    $109,273,046
================================================================================


    The amortized cost and estimated fair value of fixed maturities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------------
                                                                      Estimated
                                                  Amortized              Fair
                                                     Cost               Value
--------------------------------------------------------------------------------
HELD TO MATURITY
Due in one year or less                         $  6,905,865        $  6,965,000
Due after one year through five years             35,501,879          35,811,000
Due after five years through ten years            71,017,355          72,274,485
Due after ten years                               12,296,704          12,230,192
Mortgage-backed securities                        14,301,367          14,208,259
--------------------------------------------------------------------------------
  Total held to maturity                        $140,023,170        $141,488,936
================================================================================
AVAILABLE FOR SALE
Due in one year or less                         $ 10,385,517        $ 10,385,000
Due after one year through five years             39,390,838          39,599,950
Due after five years through ten years            40,768,456          41,176,880
Due after ten years                               16,720,386          16,292,000
Mortgage-backed securities                         4,640,651           4,536,853
--------------------------------------------------------------------------------
  Total available for sale                      $111,905,848        $111,990,683
================================================================================


    The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 2000 and 1999, amounted to $5,532,145 and $5,655,877, respectively.

    Net investment income of the Company, consisting primarily of interest and dividends, is attributable to the following sources:


                                    2000              1999               1998
--------------------------------------------------------------------------------
Fixed maturities                $14,849,555       $12,738,765       $ 10,981,353
Equity securities                   634,403           439,660            294,646
Short-term investments            1,174,926           770,562          1,385,500
Real estate                         175,250           236,139            175,250
--------------------------------------------------------------------------------
Investment income                16,834,134        14,185,126         12,836,749
Investment expenses                 841,639           961,589            839,088
--------------------------------------------------------------------------------
Net investment income           $15,992,495       $13,223,537       $ 11,997,661
================================================================================


    Gross realized gains and losses from investments and the change in the difference between fair value and cost of investments, before applicable income taxes, are as follows:


                                    2000              1999               1998
--------------------------------------------------------------------------------
Gross realized gains:
  Fixed maturities              $    237,748      $         --      $   132,431
  Equity securities                1,813,242           586,745        1,119,679
--------------------------------------------------------------------------------
                                   2,050,990           586,745        1,252,110
--------------------------------------------------------------------------------
Gross realized losses:
  Fixed maturities                    20,597             6,083            5,180
  Equity securities                1,859,541           619,364        1,260,492
--------------------------------------------------------------------------------
                                   1,880,138           625,447        1,265,672
--------------------------------------------------------------------------------
Net realized gains (losses)     $    170,852      $    (38,702)     $   (13,562)
================================================================================
Change in difference between
  fair value and cost of
  investments:
  Fixed maturities              $  7,104,600      $(11,439,370)     $ 1,439,782
  Equity securities                 (609,417)         (371,528)        (166,335)
--------------------------------------------------------------------------------
                                $  6,495,183      $(11,810,898)     $ 1,273,447
================================================================================


    Income taxes (benefits) on realized investment gains were $58,090, $(13,159), and $(4,611) for 2000, 1999 and 1998, respectively. Deferred income tax benefits applicable to net unrealized investment losses included in shareholders' equity were $115,227 and $1,116,777 at December 31, 2000 and 1999, respectively.

    During 2000, certain investments trading below cost had declined on an other-than- temporary basis. Losses of $436,943 were included in net realized investment gains for these investments in 2000.

    Donegal Group has not held or issued derivative financial instruments.


5--DEFERRED POLICY ACQUISITION COSTS

Changes in deferred policy acquisition costs are as follows:


                                    2000              1999               1998
--------------------------------------------------------------------------------
Balance, January 1              $ 11,203,302      $ 11,334,301      $ 8,448,060
Acquisition of
  Southern Heritage                       --                --        2,486,813
Acquisition costs deferred        25,741,955        24,477,001       19,889,428
Amortization charged
  to earnings                     24,925,000        24,608,000       19,490,000
--------------------------------------------------------------------------------
Balance, December 31            $ 12,020,257      $ 11,203,302      $11,334,301
================================================================================


6-PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2000 and 1999, consisted of the following:


--------------------------------------------------------------------------------
                                                                     Estimated
                                                                       Useful
                                    2000              1999              Life
--------------------------------------------------------------------------------
Cost -- office equipment        $  4,731,613      $  4,615,884      5-15 years
        automobiles                  938,958           958,313         3 years
        real estate                2,627,599         2,627,599     15-50 years
        software                     325,323           315,973         5 years
--------------------------------------------------------------------------------
                                   8,623,493         8,517,769
Accumulated depreciation          (3,606,829)       (3,001,081)
--------------------------------------------------------------------------------
                                $  5,016,664      $  5,516,688
================================================================================


    Depreciation expense for 2000, 1999, and 1998 amounted to $776,006, $847,228 and $559,710, respectively.



                               p a g e  2 1

7--LIABILITY FOR LOSSES AND LOSS EXPENSES

Activity in the liability for losses and loss expenses is summarized as follows:


                                    2000              1999               1998
--------------------------------------------------------------------------------
Balance at January 1            $149,979,141      $141,409,008      $118,112,390
  Less reinsurance
    recoverable                   52,485,149        47,545,592        40,638,565
--------------------------------------------------------------------------------
Net balance at January 1          97,493,992        93,863,416        77,473,825
  Acquisition of
    Southern Heritage                     --                --        14,967,242
--------------------------------------------------------------------------------
New balance at beginning
  as adjusted                     97,493,992        93,863,416        92,441,067
--------------------------------------------------------------------------------
Incurred related to:
  Current year                   102,222,144        99,659,002        75,463,085
  Prior years                        919,761          (454,000)       (2,296,000)
--------------------------------------------------------------------------------
Total incurred                   103,141,905        99,205,002        73,167,085
--------------------------------------------------------------------------------
Paid related to:
  Current year                    60,865,275        58,906,426        44,388,736
  Prior years                     38,477,111        36,668,000        27,356,000
--------------------------------------------------------------------------------
Total paid                        99,342,386        95,574,426        71,744,736
--------------------------------------------------------------------------------
Net balance at
     December 31                 101,293,511        97,493,992        93,863,416
  Plus reinsurance
    recoverable                   62,605,759        52,485,149        47,545,592
--------------------------------------------------------------------------------
Balance at December 31          $163,899,270      $149,979,141      $141,409,008
================================================================================


    The Company recognized an increase (decrease) in the liability for losses and loss expenses of prior years of $0.9 million, $(0.5 million) and $(2.3 million) in 2000, 1999 and 1998, respectively. These developments are primarily attributable to variations from expected claim severity in the private passenger automobile liability, workers' compensation and commercial multiple peril lines of business.

8--LINE OF CREDIT

At December 31, 2000 and 1999, pursuant to a credit agreement dated December 29, 1995, and amended as of July 27, 1998, with Fleet National Bank, the Company had unsecured borrowings of $40 million and $37 million, respectively. Such borrowings were made in connection with the acquisitions of Delaware, Pioneer-Ohio, and Southern Heritage and various capital contributions to the subsidiaries. Per the terms of the credit agreement, the Company may borrow up to $40 million at interest rates equal to the bank's then current prime rate or the then current London interbank Eurodollar bank rate plus 1.70%. At December 31, 2000, the interest rates were 9.5% on an outstanding prime rate balance of $3 million, 8.48% on an outstanding Eurodollar rate balance of $15 million and 8.50188% on another Eurodollar rate balance of $22 million. In addition, the Company pays a rate of 3/10 of 1% per annum on the average daily unused portion of the bank's commitment. On each July 27, commencing July 27, 2001, the credit line will be reduced by $8 million. Any outstanding loan in excess of the remaining credit line, after such reduction, will then be payable.

9--UNAFFILIATED REINSURERS

In addition to the primary reinsurance in place with the Mutual
Company, the Insurance Subsidiaries have other reinsurance in place, principally with four unaffiliated reinsurers. The following amounts represent reinsurance transactions with unaffiliated reinsurers during 2000, 1999 and 1998:


Ceded reinsurance:                  2000              1999               1998
--------------------------------------------------------------------------------
Premiums written              $ 5,790,027         $ 6,348,846       $ 4,784,768
================================================================================
Premiums earned               $ 5,712,718         $ 6,509,844       $ 4,720,669
================================================================================
Losses and loss expenses      $ 2,931,290         $ 4,513,244       $ 4,489,728
================================================================================
Unearned premiums             $ 1,232,769         $ 1,155,460       $ 1,316,458
================================================================================
Liability for losses and
  loss expenses               $ 7,642,941         $ 8,577,264       $ 8,505,944
================================================================================


10--INCOME TAXES

The provision for income tax consists of the following:


                                    2000              1999               1998
--------------------------------------------------------------------------------
Current                         $ 2,444,119       $   762,286       $ 2,500,582
Deferred                            491,799        (3,790,122)          158,593
--------------------------------------------------------------------------------
Federal tax provision           $ 2,935,918       $(3,027,836)      $ 2,659,175
================================================================================


    The effective tax rate is different than the amount computed at the statutory federal rate of 34% for 2000, 1999 and 1998. The reason for such difference and the related tax effect are as follows:


                                    2000              1999               1998
--------------------------------------------------------------------------------
Income before
  income taxes                  $11,823,275       $ 3,629,101       $11,677,015
================================================================================
Computed "expected"
  taxes at 34%                    4,019,914         1,233,894       $ 3,970,185
Recognition of net operating
  loss carryover of
  Southern Heritage                      --        (3,004,524)               --
Tax-exempt interest              (1,344,933)       (1,352,657)       (1,180,773)
Dividends received deduction        (25,423)          (83,948)         (177,374)
Other, net                          286,360           179,399            47,137
--------------------------------------------------------------------------------
Federal income
  tax provision                 $ 2,935,918       $(3,027,836)      $ 2,659,175
================================================================================



                               p a g e  2 2

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999, are as follows:


                                                      2000               1999
--------------------------------------------------------------------------------
Deferred tax assets:
  Unearned premium                                $ 5,050,224       $ 4,454,147
  Loss reserves                                     4,817,874         4,666,536
  AMT credit carryforward                                  --           577,611
  Net operating loss carryforward -
    Southern Heritage                               2,339,133         2,646,172
  Unrealized loss                                     115,227         1,116,777
  Other                                               174,886           306,412
--------------------------------------------------------------------------------
    Total                                         $12,497,344       $13,767,655
================================================================================
Deferred tax liabilities:
  Depreciation expense                            $   473,867       $   469,426
  Deferred policy acquisition costs                 4,086,887         3,809,123
  Salvage recoverable                                 308,707           367,874
--------------------------------------------------------------------------------
    Total                                         $ 4,869,461       $ 4,646,423
================================================================================
    Net deferred tax assets                       $ 7,627,883       $ 9,121,232
================================================================================


    A valuation allowance is provided when it is more likely than not that some portion of the tax asset will not be realized. Management has determined that it is not required to establish a valuation allowance for any deferred tax asset at December 31, 2000, since it is more likely than not that the deferred tax assets will be realized through reversals of existing temporary differences, future taxable income, carryback to taxable income in prior years and the implementation of tax planning strategies.

    A change in the federal income laws was enacted during 1999 which allows net operating loss carryforwards of an acquired company to be used to offset future taxable income of other affiliated companies filing as part of a consolidated tax return. Prior law allowed such net operating loss carryforward to be used to offset taxable income of the acquired company only. Due to this law change, the net operating loss carryforward, obtained as part of the acquisition of Southern Heritage, can now be used to offset taxable income generated by the other consolidated affiliates. This was the primary factor in management's determination that no valuation allowance was required at the end of 1999. Accordingly, the tax benefit of this carryforward, as adjusted for the 1998 tax return as filed, of $3,004,524 was recognized in 1999.

    At December 31, 2000, the Company has a net operating loss carryforward of $6,879,803, which is available to offset taxable income of the Company. Such net operating loss carryforward will expire beginning in 2009.
Federal income tax laws limit the amount of net operating loss carryforward that the Company can use in any one year to approximately $1 million.


11--STOCK COMPENSATION PLANS

EQUITY INCENTIVE PLANS

The Company has had an Equity Incentive Plan for key employees since
1986 and adopted a nearly identical new plan in 1996. Both plans provide for the granting of awards by the Board of Directors in the form of stock options, stock appreciation rights, restricted stock or any combination of the above. The new plan was adopted in 1996 and amended in 1997 and 1999 making a total of 1,800,000 shares available. The plans provide that stock options may become exercisable up to 10 years from date of grant, with an option price not less than fair market value on date of grant. The stock appreciation rights permit surrender of the option and receipt of the excess of current market price over option price in cash. No stock appreciation rights have been issued.

    During 1996 the Company adopted an Equity Incentive Plan For Directors. The plan was amended in 1998, making 265,735 shares available for award. Awards may be made in the form of stock options, and the plan additionally provides for the issuance of 177 shares of restricted stock to each director on the first business day of January in each year, commencing January 2, 1997. As of December 31, 2000, the Company has 71,112 unexercised options under this plan. Additionally 1,947, 2,124 and 2,124 shares of restricted stock were issued on January 2, 2000, 1999 and 1998, respectively.

    Information regarding activity in the Company's stock option plans is presented below:


                                                          Weighted-Average
                                               Number of   Exercise Price
                                                Options       Per Share
--------------------------------------------------------------------------
Outstanding at December 31, 1997                595,860        $13.50
  Granted - 1998                                505,333         18.00
  Exercised - 1998                               10,073         13.50
  Forfeited - 1998                                   --            --
--------------------------------------------------------------------------
Outstanding at December 31, 1998              1,091,120         15.73
  Granted - 1999                                433,500          8.00
  Exercised - 1999                                   --            --
  Forfeited - 1999                               28,227         15.52
--------------------------------------------------------------------------
Outstanding at December 31, 1999              1,496,393         13.50
  Granted - 2000                                 59,500          8.05
  Exercised - 2000                                   --            --
  Forfeited - 2000                               39,555         12.84
--------------------------------------------------------------------------
Outstanding at December 31, 2000              1,516,338        $13.19
==========================================================================
Exercisable at:
  December 31, 1998                             556,301        $14.86
==========================================================================
  December 31, 1999                             897,338        $15.99
==========================================================================
  December 31, 2000                           1,190,004        $16.68
==========================================================================


Options available for future grants at December 31, 2000 are 549,397.


    The following table summarizes information about fixed stock options at December 31, 2000:


                                                Exercise Prices
                              -------------------------------------------------
                                  $8.00        $9.00       $13.50        $18.00
-------------------------------------------------------------------------------
Options outstanding at
  December 31, 2000:
  Number of options             471,000        3,000      552,004       490,334
-------------------------------------------------------------------------------
Weighted-average remaining
  contractual life            4.0 years    5.0 years    1.0 years    2.25 years
-------------------------------------------------------------------------------
Options exercisable at
  December 31, 2000:
  Number of options             151,000           --      552,004       487,000
-------------------------------------------------------------------------------



                               p a g e  2 3

EMPLOYEE STOCK PURCHASE PLANS

During 1996 the Company adopted an Employee Stock Purchase Plan which made 162,873 shares available for issuance.

    The plan extends over a 10-year period and provides for shares to be offered to all eligible employees at a purchase price equal to the lesser of 85% of the fair market value of the Company's common stock on the last day before the first day of the enrollment period (June 1 and December 1) of the plan or 85% of the fair market value of the Company's common stock on the last day of the subscription period (June 30 and December 31). A summary of plan activity follows:


                                         Shares Issued
                                 ---------------------------
                                     Price          Shares
------------------------------------------------------------
January 1, 1998                    $11.65430         8,901
July 1, 1998                       $13.06875         9,179
January 1, 1999                    $13.28125        10,227
July 1, 1999                       $ 9.66875        11,876
January 1, 2000                    $ 5.41875        23,906
July 1, 2000                       $ 4.88750        21,714


    On January 1, 2001, the Company issued an additional 16,438 shares at a price of $5.95 per share under this plan.


AGENCY STOCK PURCHASE PLAN

On December 31, 1996, the Company adopted the Agency Stock Purchase
Plan which made 514,102 shares available for issuance. The plan provides for agents of affiliated companies of Donegal Group Inc. to invest up to $12,000 per subscription period (April 1 to September 30 and October 1 to March 31) under various methods. Stock is issued at the end of the subscription period at a price equal to 90% of the average market price during the last ten trading days of the subscription period. During 2000, 1999 and 1998, 46,603, 47,841, and 35,003 shares, respectively, were issued under this plan. Expense recognized under the plan was not material.


PRO-FORMA DISCLOSURES

The weighted-average grant date fair value of options granted for the various plans during 2000, 1999 and 1998 was $2.23, $1.98 and $4.48, respectively.

    The fair values above were calculated based upon risk-free interest rates of 5.75% for the Stock Purchase Plans and the Equity Incentive Plans, expected lives of 6 months for the Stock Purchase Plans and 5 years for the Equity Incentive Plans, expected volatility of 54% for 2000, 47% for 1999 and 34% for 1998, and an expected dividend yield of 4.5% for 2000, 5.0% for 1999 and 2.4% for 1998.

    Through June 30, 2000, the Company applied APB Opinion No. 25 in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and certain of its stock purchase plans. Had the Company recognized stock compensation expense in accordance with SFAS No. 123, net income and earnings per share would have been reduced to the pro-forma amounts shown below:


                                    2000              1999               1998
--------------------------------------------------------------------------------
Net income:
  As reported                   $8,887,357        $6,656,937        $9,017,840
  Pro-forma                      8,122,402         5,457,591         8,362,764
Basic earnings per share:
  As reported                         1.02               .80              1.11
  Pro-forma                            .93               .66              1.03
Diluted earnings per share:
  As reported                         1.02               .80              1.09
  Pro-forma                            .93               .66              1.01


12--STATUTORY NET INCOME, CAPITAL AND SURPLUS
    AND DIVIDEND RESTRICTIONS

    The following is selected information, as filed with insurance regulatory authorities, for the Insurance Subsidiaries as determined in accordance with accounting practices prescribed or permitted by such insurance regulatory authorities:


                                    2000              1999               1998
--------------------------------------------------------------------------------
ATLANTIC STATES

Statutory capital
  and surplus                   $ 74,144,186      $ 68,518,020      $ 62,672,151
                                ================================================
Statutory unassigned
  surplus                       $ 43,183,322      $ 37,557,156      $ 31,711,287
                                ================================================
Statutory net income            $  6,974,230      $  3,855,803      $  6,480,524
--------------------------------================================================
SOUTHERN

Statutory capital
  and surplus                   $  9,082,587      $  7,293,856      $  6,388,316
                                ================================================
Statutory unassigned
  surplus                       $  3,980,317      $  2,191,586      $  1,636,046
                                ================================================
Statutory net income            $  1,543,128      $    184,285      $     66,297
--------------------------------================================================
DELAWARE

Statutory capital
  and surplus                   $ 10,051,711      $  9,563,808      $  8,548,354
                                ================================================
Statutory unassigned
  surplus                       $  4,851,711      $  4,363,808      $  3,348,354
                                ================================================
Statutory net income            $  1,223,992      $    898,360      $  1,085,807
--------------------------------================================================
PIONEER-OHIO

Statutory capital
  and surplus                   $  5,811,315      $  5,677,926      $  5,300,349
                                ================================================
Statutory unassigned
  deficit                       $ (1,188,685)     $ (1,322,074)     $ (1,699,651)
                                ================================================
Statutory net income (loss)     $   (176,011)     $    108,322      $    188,579
--------------------------------================================================
SOUTHERN HERITAGE

Statutory capital
  and surplus                   $ 16,975,171      $ 16,508,422      $ 15,805,641
                                ================================================
Statutory unassigned
  deficit                       $(15,540,144)     $(16,006,893)     $(16,709,674)
                                ================================================
Statutory net income (loss)     $  1,486,698      $    487,098      $ (3,937,548)
                                ================================================



                               p a g e  2 4

    The Company's principal source of cash for payment of dividends are dividends from its Insurance Subsidiaries which are required by law to maintain certain minimum capital and surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Atlantic States, Southern, Delaware, Pioneer-Ohio and Southern Heritage are also subject to Risk Based Capital
(RBC) requirements which may further impact their ability to pay dividends. At December 31, 2000, all five companies' statutory capital and surplus were substantially above the RBC requirements. At December 31, 2000, amounts available for distribution as dividends to Donegal Group Inc. without prior approval of insurance regulatory authorities are $5,414,419 from Atlantic States, $908,259 from Southern, $323,992 from Delaware, $581,132 from Pioneer-Ohio and $973,796 from Southern Heritage.

    The National Association of Insurance Commissioners (NAIC) has adopted the Codification of Statutory Accounting Principles with an effective date of January 1, 2001. The codified principles are intended to provide a basis of accounting recognized and adhered to in the absence of conflict with, or silence of, state statutes and regulations. The impact of the codified principles on the statutory capital and surplus of the Company's Insurance Subsidiaries is not expected to decrease statutory capital and surplus as of January 1, 2001.


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

    Reconciliations of statutory net income and capital and surplus, as determined using statutory accounting principles, to the amounts included in the accompanying financial statements are as follows:


                                             Year Ended December 31,
                                ------------------------------------------------
                                    2000             1999              1998
--------------------------------------------------------------------------------
Statutory net income of
  Insurance Subsidiaries        $11,052,037       $5,533,868        $8,301,081
Increases (decreases):
  Deferred policy
    acquisition costs               816,955         (130,999)          399,428
  Deferred federal
    income taxes                   (491,799)       3,790,122          (158,593)
  Salvage and subrogation
    recoverable                     305,918         (226,617)        1,217,092
  Consolidating eliminations
    and adjustments              (4,318,624)      (1,387,864)         (967,940)
  Parent-only net income (loss)   1,522,870         (908,987)          178,249
  Non-insurance subsidiary
    net income (loss)                    --          (12,586)           48,523
--------------------------------------------------------------------------------
Net income as
  reported herein               $ 8,887,357       $6,656,937        $9,017,840
================================================================================


                                                  December 31,
                                ------------------------------------------------
                                    2000             1999              1998
--------------------------------------------------------------------------------
Statutory capital and surplus
  of Insurance Subsidiaries     $116,064,970      $107,562,032      $ 98,714,811
Increases (decreases):
  Deferred policy
    acquisition costs             12,020,257        11,203,302        11,334,301
  Deferred federal
    income taxes                   7,627,883         9,121,232         3,592,605
  Salvage and subrogation
    recoverable                    8,042,860         7,736,942         7,963,559
  Statutory reserves               2,623,921         5,066,505         9,066,998
  Non-admitted assets and
    other adjustments, net           839,042           793,715         1,178,102
  Fixed maturities                   491,179        (2,889,365)        2,038,604
  Consolidating eliminations
    and adjustments              (36,531,786)      (36,630,839)      (36,383,362)
  Parent-only equity               2,566,929         1,451,088         2,843,990
  Non-insurance
    subsidiary equity                     --                --           281,396
--------------------------------------------------------------------------------
Stockholders' equity as
  reported herein               $113,745,255      $103,414,612      $100,631,004
================================================================================


14--SUPPLEMENTARY INFORMATION ON STATEMENT OF CASH FLOWS

The following reflects income taxes and interest paid during 2000, 1999 and 1998:


                                    2000              1999               1998
--------------------------------------------------------------------------------
Income taxes                    $  1,967,331      $  1,233,414      $  2,671,969
================================================================================
Interest                        $  2,731,048      $  1,370,155      $  1,270,646
================================================================================


During 1999, the Company wrote off fixed assets with a net carrying value of $407,000 which was a non-cash charge to earnings.


15--EARNINGS PER SHARE

The following information illustrates the computation of net income, outstanding shares and earnings per share on both a basic and diluted basis for the years ending December 31, 2000, 1999 and 1998:


                                                  Weighted-
                                                   Average        Earnings
                                   Net             Shares            Per
                                  Income         Outstanding        Share
--------------------------------------------------------------------------------
2000:
Basic                           $ 8,887,357       8,715,899         $1.02
Effect of stock options                  --          21,011            --
--------------------------------------------------------------------------------
Diluted                         $ 8,887,357       8,736,910         $1.02
================================================================================
1999:
Basic                           $ 6,656,937       8,327,356         $ .80
Effect of stock options                  --              --            --
--------------------------------------------------------------------------------
Diluted                         $ 6,656,937       8,327,356         $ .80
================================================================================
1998:
Basic                           $ 9,017,840       8,126,286         $1.11
Effect of stock options                  --         123,404         (0.02)
--------------------------------------------------------------------------------
Diluted                         $ 9,017,840       8,249,690         $1.09
================================================================================



                               p a g e  2 5

The following options to purchase shares of common stock were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price:


                                    2000              1999               1998
--------------------------------------------------------------------------------
Options excluded from
  diluted earnings per share    1,045,338         1,496,393         585,337
================================================================================


16--CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY


                         CONDENSED BALANCE SHEETS

                             ($ in thousands)


December 31,                                            2000          1999
--------------------------------------------------------------------------------
ASSETS

Investment in subsidiaries (equity method)            $150,774      $138,702
Cash                                                     2,381           371
Property and equipment                                   1,997         2,232
Other                                                      715           750
--------------------------------------------------------------------------------
    Total assets                                      $155,867      $142,055
================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Cash dividends declared to stockholders             $    797      $    761
  Line of credit                                        40,000        37,000
  Other                                                  1,325           879
--------------------------------------------------------------------------------
    Total liabilities                                   42,122        38,640
--------------------------------------------------------------------------------
Stockholders' equity                                   113,745       103,415
--------------------------------------------------------------------------------
    Total liabilities and stockholders' equity        $155,867      $142,055
================================================================================


                      CONDENSED STATEMENTS OF INCOME

                             ($ in thousands)


Year Ended December 31,                    2000          1999          1998
--------------------------------------------------------------------------------
Revenues
Dividends-subsidiaries                  $ 3,900       $   820       $ 1,000
Other                                       866           865           776
--------------------------------------------------------------------------------
    Total revenues                        4,766         1,685         1,776
--------------------------------------------------------------------------------
Expenses
Operating expenses                        1,165           938           718
Interest                                  3,304         2,463         1,293
--------------------------------------------------------------------------------
    Total expenses                        4,469         3,401         2,011
--------------------------------------------------------------------------------
Income (loss) before income tax benefit
  and equity in undistributed net
  income of subsidiaries                    297        (1,716)         (235)
Income tax benefit                       (1,226)         (807)         (413)
--------------------------------------------------------------------------------
Income (loss) before equity
  in undistributed net income
  of subsidiaries                         1,523          (909)          178
Equity in undistributed net income
  of subsidiaries                         7,364         7,566         8,840
--------------------------------------------------------------------------------
Net income                              $ 8,887       $ 6,657       $ 9,018
================================================================================


                    CONDENSED STATEMENTS OF CASH FLOWS

                             ($ in thousands)


Year Ended December 31,                    2000          1999          1998
--------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                            $ 8,887       $ 6,657       $ 9,018
--------------------------------------------------------------------------------
  Adjustments:
    Equity in undistributed net
      income of subsidiaries             (7,364)       (7,566)       (8,840)
    Other                                 1,123         2,365          (921)
--------------------------------------------------------------------------------
      Net adjustments                    (6,241)       (5,201)       (9,761)
--------------------------------------------------------------------------------
    Net cash provided (used)              2,646         1,456          (743)
--------------------------------------------------------------------------------
Cash flows from investing activities:
  Net purchase of property and
    equipment                              (262)         (426)         (564)
    Capital contribution to subsidiaries     --            --        (2,000)
  Sale of AIS                                --           100            --
  Acquisition of Donegal Financial
    Services Corp.                       (3,042)           --            --
  Acquisition of Southern Heritage           --            --       (18,028)
  Other                                      38          (426)       (5,613)
--------------------------------------------------------------------------------
    Net cash used                        (3,266)         (752)      (26,205)
--------------------------------------------------------------------------------
Cash flows from financing activities:
  Cash dividends paid                    (3,127)       (2,946)       (2,664)
  Issuance of common stock                2,757         2,514         2,481
  Line of credit, net                     3,000          (500)       27,000
--------------------------------------------------------------------------------
    Net cash provided (used)              2,630          (932)       26,817
--------------------------------------------------------------------------------
Net change in cash                        2,010          (228)         (131)
  Cash at beginning of year                 371           599           730
--------------------------------------------------------------------------------
  Cash at ending of year                $ 2,381       $   371       $   599
================================================================================



                               p a g e  2 6

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

    Financial data by segment is as follows:


                                           2000          1999          1998
                                        ----------------------------------------
                                                   ($ in thousands)
--------------------------------------------------------------------------------
Revenues:
  Premiums earned:
    Commercial lines                    $ 54,515      $ 47,707      $ 44,493
    Personal lines                        95,199        96,167        71,676
--------------------------------------------------------------------------------
      Total premiums earned              149,714       143,874       116,169
--------------------------------------------------------------------------------
    Net investment income                 15,992        13,224        11,998
    Realized investment
      gains (losses)                         171           (39)          (14)
    Other                                  2,346         2,652         2,433
--------------------------------------------------------------------------------
Total revenues                          $168,223      $159,711      $130,586
================================================================================

Income before income taxes:
  Underwriting income (loss):
    Commercial lines                    $    736      $   (826)     $  3,688
    Personal lines                        (4,094)       (8,238)       (5,327)
--------------------------------------------------------------------------------
      SAP underwriting loss               (3,358)       (9,064)       (1,639)
    GAAP adjustments                       1,122          (251)        1,803
--------------------------------------------------------------------------------
      GAAP underwriting loss              (2,236)       (9,315)          164
  Net investment income                   15,992        13,224        11,998
  Realized investment gains (losses)         171           (39)          (14)
  Other                                   (2,104)         (241)         (471)
--------------------------------------------------------------------------------
Income before income taxes              $ 11,823      $  3,629      $ 11,677
================================================================================


18--RESTRUCTURING CHARGE


On September 29, 1999, the Company announced a plan to consolidate certain subsidiary support functions into its Marietta, Pennsylvania office. As a result of this consolidation, the Company recorded a restructuring charge of $2,206,000 in 1999 for employee termination benefits, occupancy charges, lease cancellation costs, and asset impairments. The charge was included in other underwriting expenses. The consolidation was completed by the end of the first quarter of 2000.

    Employee termination benefits of $782,000 included severance payments, which were paid in a lump sum or over a defined period, and related benefits for approximately 60 employees. Of the terminated employees, approximately 50% were from subsidiary support functions and approximately 50% were from the Marietta, Pennsylvania office. By December 31, 1999, all of the terminated employees had left the employment of the Company.

    Included in occupancy charges of $488,000 were future lease obligations, less anticipated sublease benefits, for leased space which is no longer used by the Delaware and Southern Heritage subsidiary support functions.

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

    Activity in the restructuring accrual is as follows:

                        Employee
                      Termination                 Contract
                        Benefits    Occupancy   Cancellations     Total
---------------------------------------------------------------------------
Restructuring
  charge                $782,000    $488,000      $529,000     $1,799,000
Cash payments           (343,000)    (47,000)     (365,000)      (755,000)
Reversal of
  prior accrual          (71,000)         --       (91,000)      (162,000)
---------------------------------------------------------------------------
Balance at
  December 31, 1999     $368,000    $441,000      $ 73,000     $  882,000
---------------------------------------------------------------------------
Cash payments           (339,000)   (155,000)      (73,000)      (567,000)
Accrual adjustment            --      12,000            --         12,000
---------------------------------------------------------------------------
Balance at
  December 31, 2000     $ 29,000    $298,000            --     $  327,000
===========================================================================


Based on revised estimates, $162,000 of the restructuring accrual was reversed by a reduction to the restructuring charge in other underwriting expenses in the fourth quarter of 1999. Employee termination benefits and contract cancellation costs were lower than original estimates.


19--GUARANTY FUND AND OTHER INSURANCE-RELATED ASSESSMENTS

The Company accrues for guaranty-fund and other insurance-related assessments in accordance with Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance- Related Assessments." SOP 97-3 provides guidance for determining when an entity should recognize a liability for guaranty-fund and other insurance-related assessments, how to measure that liability, and when an asset may be recognized for the recovery of such assessments through premium tax offsets or policy surcharges. The Company's liabilities for guaranty-fund and other insurance-related assessments were $880,154 and $582,480 at December 31, 2000 and 1999, respectively. These liabilities included $397,832 and $47,962 related to surcharges collected by the Company on behalf of regulatory authorities for 2000 and 1999, respectively. The Company expects to pay most of the December 31, 2000 liability in 2001.



                               p a g e  2 7

20--INTERIM FINANCIAL DATA (UNAUDITED)


                                                2000
                        -----------------------------------------------------
                           First        Second         Third        Fourth
                          Quarter       Quarter       Quarter       Quarter
-----------------------------------------------------------------------------
Net premiums
  earned               $35,585,093   $36,022,649   $38,650,546   $39,455,274
Total revenues          39,745,534    40,801,600    43,630,503    44,045,362
Net losses and loss
  expenses              25,537,992    24,605,750    26,486,679    26,511,484
Net income               1,250,234     2,470,400     2,602,045     2,564,678
Net income per
  common share
    Basic                     $.15          $.28          $.30          $.29
    Diluted                    .15           .28           .30           .29


                                                1999
                        -----------------------------------------------------
                           First        Second         Third        Fourth
                          Quarter       Quarter       Quarter       Quarter
-----------------------------------------------------------------------------
Net premiums
  earned               $36,093,971   $35,829,815   $35,955,556   $35,994,628
Total revenues          40,109,990    39,787,987    39,802,234    40,010,896
Net losses and loss
  expenses              24,451,651    24,162,300    26,449,962    24,141,089
Net income (loss)        2,151,367     1,300,736    (2,442,880)    5,647,714
Net income (loss) per
  common share
    Basic                     $.26          $.16         $(.29)         $.67
    Diluted                    .26           .16          (.29)          .67




--------------------------------------------------------------------------------



INDEPENDENT AUDITORS' REPORT


The Stockholders and Board of Directors
Donegal Group Inc.


We have audited the accompanying consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donegal Group Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


KPMG LLP
Philadelphia, Pennsylvania
February 23, 2001



                               p a g e  2 8

CORPORATE INFORMATION


  ANNUAL MEETING
  April 19, 2001 at the Company's headquarters at 10:00 a.m.


  FORM 10-K

  A copy of Donegal Group's Annual Report on Form 10-K will be furnished free upon written request to Ralph
  G. Spontak, Senior Vice President and Chief Financial
  Officer, at the corporate address.


  MARKET INFORMATION

  Donegal Group's common stock is traded on NASDAQ under the symbol "DGIC." During 1999 and 2000, the stock price ranged as follows:


                                CASH DIVIDEND
                                  DECLARED
  QUARTER      HIGH       LOW     PER SHARE

    1999

    1st       16.250    10.500       --
    2nd       13.000    10.063      .09
    3rd       11.625     6.125      .09
    4th       10.625     5.750      .18

    2000

    1st        8.625     5.750       --
    2nd        8.250     5.750      .09
    3rd        8.000     5.750      .09
    4th       13.938     7.125      .18



CORPORATE OFFICES

1195 River Road
P.O. Box 302
Marietta, Pennsylvania 17547-0302
(717) 426-1931
E-mail Address: info@donegalgroup.com
Donegal Website: www.donegalgroup.com

TRANSFER AGENT

First Chicago Trust Co., a Division of EquiServe
P.O. Box 2500
Jersey City, NJ 07303-2500
(800) 317-4445
E-mail Address: fctc@em.fcnbd.com
FCTC Website: www.fctc.com
Hearing Impaired: TDD:  201-222-4955

DIVIDEND REINVESTMENT PLAN

The Company offers a dividend reinvestment plan through its transfer agent.
For information contact:
Donegal Group Inc. Dividend Reinvestment Plan
c/o First Chicago Trust Co., a Division of EquiServe
P.O. Box 2598
Jersey City, NJ 07303-2598
(800) 317-4445

STOCKHOLDERS

The number of common stockholders of record as of December 31, 2000 was 656.