Form 10-K, Exhibit 13
period 2001-12-31
DONEGAL GROUP INC
filed 2002-03-28
CIK 800457


                                                                       FINANCIAL INFORMATION

Management's Discussion and Analysis of Results of Operations and Financial Condition..   10

Consolidated Balance Sheets ...........................................................   15

Consolidated Statements of Income and Comprehensive Income ............................   16

Consolidated Statements of Stockholders' Equity .......................................   17

Consolidated Statements of Cash Flows .................................................   18

Notes to Consolidated Financial Statements ............................................   19

Independent Auditors' Report ..........................................................   31

Corporate Information .................................................................   32


MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Donegal Group Inc. ("DGI" or the "Company") is a regional insurance holding company doing business in the Mid-Atlantic and Southern states through its four wholly owned property-casualty insurance subsidiaries, Atlantic States Insurance Company ("Atlantic States"), Southern Insurance Company of Virginia ("Southern"), Southern Heritage Insurance Company ("Southern Heritage") and Pioneer Insurance Company of Ohio ("Pioneer-Ohio") (collectively "Insurance Subsidiaries"). The Company has three operating segments: the investment function, the personal lines of insurance and the commercial lines of insurance. Products offered in the personal lines of insurance consist primarily of homeowners and private passenger automobile policies. Products offered in the commercial lines of insurance consist primarily of commercial automobile, commercial multiple peril and workers' compensation policies. The Insurance Subsidiaries are subject to regulation by Insurance Departments in those states in which they operate and undergo periodic examination by those departments. The Insurance Subsidiaries are also subject to competition from other insurance carriers in their operating areas. DGI was formed in September 1986 by Donegal Mutual Insurance Company (the "Mutual Company"), which owns 63% of the outstanding common shares of the Company as of December 31, 2001.

     Atlantic States participates in an intercompany pooling arrangement with the Mutual Company and assumes 70% of the pooled business (65% prior to July 1, 2000). Southern cedes 50% of its business to the Mutual Company. Because the Mutual Company places substantially all of the business assumed from Southern into the pool, from which the Company has a 70% allocation, the Company's results of operations include approximately 85% of the business written by Southern.

     In addition to the Company's Insurance Subsidiaries, it also owned all of the outstanding stock of Atlantic Insurance Services, Inc., ("AIS"), an insurance services organization. The Company sold all of the outstanding shares of AIS on October 1, 1999.

     During 2000, the Company acquired 45% of the outstanding stock of Donegal Financial Services Corporation ("DFSC"), a bank holding company. The remaining 55% of the outstanding stock of DFSC is owned by the Mutual Company.

     On January 3, 2001, the Company announced that it had purchased all of the outstanding stock of Pioneer Insurance Company of New York ("Pioneer-New York") from the Mutual Company effective January 1, 2001. The purchase price was $4,441,311, representing Pioneer-New York's adjusted statutory equity at December 31, 2000. The acquisition has been accounted for as a reorganization of entities under common control, similar to a pooling of interests, as both Pioneer-New York and the Company are under the common management and control of the Mutual Company. As such, the Company's financial statements have been restated to include Pioneer-New York as a consolidated subsidiary. In connection with this transaction, the Company issued the Mutual Company a $4,441,311 note, which bears a 6% rate and was due in one year. The due date was subsequently extended to January 2003. The 6% rate was based upon commercial market rates in effect as of January 1, 2001.

     Delaware Atlantic Insurance Company ("Delaware"), previously a wholly owned subsidiary, and Pioneer-New York were merged into Atlantic States Insurance Company on August 1, 2001 and September 30, 2001, respectively. The mergers were accounted for as statutory mergers and had no financial impact on the consolidated entity.


TRANSACTIONS WITH AFFILIATES

The Company's insurance subsidiaries have various reinsurance arrangements with the Mutual Company, which include a pooling agreement with Atlantic States, a 50% quota share contract with Southern, catastrophe reinsurance agreements with each of the subsidiaries and excess of loss reinsurance agreements with Southern, Southern Heritage and Pioneer-Ohio. The Mutual Company also has 100% retrocessional agreements with Southern, Southern Heritage and Pioneer-Ohio. Each contract is reviewed by a Coordinating Committee comprised of two board members of the Company and two board members of the Mutual Company. This committee reviews the business purpose and terms of each agreement based on degree of risk, fairness to the participating companies and market conditions. The committee must unanimously approve all agreements and all changes to existing agreements between the Company's subsidiaries and the Mutual Company.

     The pooling agreement between the Mutual Company and Atlantic States is intended to produce a more uniform and stable underwriting result from year to year for the participants in the pool than they would experience individually and to spread the risk of loss among the participants. Each company participating in the pool has at its disposal the capacity of the entire pool, rather than being limited to policy exposure of a size commensurate with its own capital and surplus. In addition, the ability of the Company to raise capital, and infuse that capital into Atlantic States, provides the participants of the pool with an ability to grow their total direct premiums at a greater rate than would be possible without the existence of the pool. Premiums, losses, loss expenses and underwriting expenses are shared proportionately by each of the participants, with Atlantic States currently assuming 70% of the pooled business and the Mutual Company retaining 30% of the pooled business.

     The 50% quota share reinsurance contract between Southern and the Mutual Company provides additional capacity for direct premium growth to Southern during periods of growth that exceeds Southern's ability to finance that growth through internal equity. Premiums, losses and loss expenses are shared equally by the participants with the Mutual Company paying commissions to Southern to reimburse its costs related to the underwriting process.

     The excess of loss and catastrophe reinsurance agreements are intended to lessen the effects of a single large loss, or an accumulation of losses arising from one event, to a level that is more in line with each company's size, underwriting profile and equity position. The retention levels of these contracts are more appropriate for each company than the retention levels included within reinsurance contracts with outside reinsurers, which may be appropriate for the insurance companies taken as a whole but would be excessive for any individual company within the group.

     The 100% retrocessional agreements are intended to provide the subsidiaries with the same A.M. Best rating (currently "A") as the Mutual Company, which these companies could not achieve without these contracts in place.

     The Mutual Company provides facilities, management and other services to the Company, and the Company reimburses the Mutual Company for such services on a periodic basis under usage agreements and pooling arrangements. The charges are based upon the relative participation of the Company and the Mutual Company in the pooling arrangement, and management of both the Company and the Mutual Company consider this allocation to be reasonable. Charges for these services totalled $29,298,569, $26,985,080 and $27,466,898 for 2001, 2000 and 1999,
respectively.


CRITICAL ACCOUNTING POLICIES

The Company's financial statements are combined with those of its subsidiaries and presented on a consolidated basis in accordance with U.S. generally accepted accounting principle.

     The Company uses estimates and assumptions that can have a significant effect on the amounts that are reported in its financial statements. The Company believes the following are its most significant accounting policies as they may require a higher degree of judgment and estimation.


LIABILITY FOR LOSSES AND LOSS EXPENSES

The most significant estimates relate to reserves for losses and loss expenses. The liability represents estimates of the ultimate unpaid cost of claims incurred, including claims incurred but not reported to the Company as of the close of the reporting period. The estimates of losses for reported claims are based on reviews of the individual claims considering known information and the policy provisions relating to the loss. Estimates of losses and loss expenses for unreported claims are established based on historical data by line of insurance as adjusted for current conditions considering factors such as inflation, recent trends and other analysis of costs. The Company continually reviews and analyzes its estimates, but actual losses may turn out to be significantly different than expected when the estimates were made.


INVESTMENTS

In the Company's investment portfolio, the difference between cost and the fair value of investments is monitored regularly. The Company evaluates significant declines in fair value below cost on an individual investment basis. This evaluation considers the magnitude of the decline below cost, the period of time the investment has been significantly below cost and the prospects for the fair value to recover in the near term. If any investment experiences a decline in value that is believed to be other than temporary, the cost basis of the investment is written down and a realized loss is recorded in earnings.


REINSURANCE

Reinsurance accounting is followed when risk transfer requirements have been met. These requirements may involve significant assumptions being made related to the amount and timing of expected cash flows, as well as interpretation of the underlying contract terms.


POLICY ACQUISITION COSTS

Policy acquisition costs, consisting primarily of commissions, premium taxes and certain other variable underwriting costs, are deferred and amortized over the period in which the premiums are earned. Anticipated losses and loss expenses, expenses for maintenance of policies in force and anticipated investment income are estimated in the determination of the recoverability of deferred acquisition costs. Future changes in estimates, the most significant of which is expected loss and loss expenses, may require adjustment to policy acquisition costs.

RESULTS OF OPERATIONS 2001 COMPARED TO 2000

Total revenues for 2001 were $185,163,623, which were $14,582,036, or 8.5%, greater than 2000. Net premiums earned increased to $167,769,854, an increase of $16,123,655, or 10.6%, over 2000. The change in Atlantic State's share of the pooling arrangement with the Mutual Company from 65% to 70% effective July 1, 2000, accounted for $4,273,297 of the increase in net premiums earned. Direct premiums written of the combined pool of Atlantic States and the Mutual Company increased $23,152,222 or 13.2%. A 4.0% increase in the direct premiums written of Southern, an 8.6% increase in the direct premiums written of Pioneer-Ohio and a 9.6% increase in the direct premiums written of Southern Heritage accounted for the majority of the remaining change. The Company reported net realized investment losses of $880,254 in 2001 compared to net realized investment gains of $170,852 in 2000. During 2001 and 2000, certain investments trading below cost had declined on an other-than-temporary basis. Losses of $1,462,913 and $436,943 were included in net realized investment gains (losses) for these investments in 2001 and 2000, respectively. The remaining realized gains and losses in both years resulted from normal turnover of the Company's investment portfolio. As of December 31, 2001, 100.0% of the Company's bond portfolio was classified as Class 1 (highest quality) by the National Association of Insurance Commissioners' Securities Valuation Office. Investment income decreased $509,203 in 2001. An increase in the average invested assets from $278,677,748 to $294,988,999, offset by a decrease in the average yield to 5.3% from 5.9% in 2000, accounted for the change.

     The GAAP combined ratio of insurance operations was 103.8% in 2001, compared to 101.8% in 2000. The combined ratio is the sum of the ratios of incurred losses and loss expenses to premiums earned (loss ratio), underwriting expenses to premiums earned (expense ratio) and policyholder dividends to premiums earned (dividend ratio). The loss ratio in 2001 was 70.5% compared to 68.8% in 2000. The increased loss ratio reflected the impact of loss and loss expense reserve strengthening of approximately $4.2 million in the commercial automobile and workers' compensation lines of business. The commercial lines loss ratio increased significantly to 72.7% in 2001 compared to 67.0% in 2000. The personal lines loss ratio decreased from 70.3% in 2000 to 69.2% in 2001. The commercial automobile and workers' compensation loss ratios showed considerable deterioration in 2001 with the commercial automobile loss ratio increasing to 85.0% in 2001 compared to 78.1% in 2000 and the workers' compensation loss ratio increasing to 82.5% in 2001 compared to 64.2% in 2000. The expense ratio for 2001 was 32.3% compared to 32.1% in 2000 with the dividend ratio increasing slightly to 1.0% in 2001 compared to 0.9% in 2000. The expense ratio in 2001 included a guaranty fund assessment of approximately $543,000 resulting from the insolvency of Reliance Insurance Company. This assessment accounted for most of the increase in the expense ratio.

     Income tax expense was $1,273,598, an effective rate of 18.0%, compared to $2,906,248, an effective rate of 24.7% in 2000. Tax exempt interest represented a larger proportion of net income before taxes in 2001 as compared to 2000, accounting for most of this difference.


RESULTS OF OPERATIONS 2000 COMPARED TO 1999

Total revenues for 2000 were $170,581,587, which were $8,842,251, or 5.5%, greater than 1999. Net premiums earned increased to $151,646,199, an increase of $6,128,742, or 4.2%, over 1999. The change in Atlantic State's share of the pooling arrangement with the Mutual Company from 65% to 70% effective July 1, 2000, accounted for $4,113,078 of the increase in net premiums earned. Direct premiums written of the combined pool of Atlantic States and the Mutual Company increased $13,851,692 or 9.0%. A 5.1% increase in the direct premiums written of Southern, a 2.1% decrease in the direct premiums written of Delaware, a 13.2% increase in the direct premiums written of Pioneer-New York, a 25.4% increase in the direct premiums written of Pioneer-Ohio and a 15.6% decrease in the direct premiums written of Southern Heritage accounted for the majority of the remaining change. The Company reported net realized investment gains of $170,852, compared to net realized investment losses of $38,702 in 1999. During 2000, certain investments trading below cost had declined on an other-than-temporary basis. Losses of $436,943 were included in net realized investment gains for these investments in 2000. Net realized gains and losses in 1999 resulted from normal turnover of the Company's investment portfolio. As of December 31, 2000, 100.0% of the Company's bond portfolio was classified as Class 1 (highest quality) by the National Association of Insurance Commissioners' Securities Valuation Office. Investment income increased $2,804,052 in 2000. An increase in the average invested assets from $264,758,816 to $278,677,748, and an increase in the average yield to 5.9% from 5.1% in 1999, accounted for the change.

     The GAAP combined ratio of insurance operations was 101.8% in 2000, compared to 106.5% in 1999. The GAAP combined ratio is the sum of the ratios of incurred losses and loss expenses to premiums earned (loss ratio), underwriting expenses to premiums earned (expense ratio) and policyholder dividends to premiums earned (dividend ratio). The loss ratio in both 2000 and 1999 was 68.8%. The commercial lines loss ratio decreased from 68.8% in 1999 to 67.0% in 2000. The personal lines loss ratio increased from 69.7% in 1999 to 70.3% in 2000. The expense ratio for 2000 was 32.1%, compared to 36.8% in 1999, with the dividend ratio remaining unchanged at 0.9%. The expense ratio in 1999 was adversely affected by a charge to earnings resulting from a restructuring charge of $1.6 million which increased the expense ratio by 1.1%.

     Income tax expense (benefit) was $2,906,248, compared to $(2,950,556) in 1999. The Company benefited from a federal income tax law change in 1999.


LIQUIDITY AND CAPITAL RESOURCES

The Company generates sufficient funds from its operations and maintains a high degree of liquidity in its investment portfolio. The primary source of funds to meet the demands of claim settlements and operating expenses are premium collections, investment earnings and maturing investments. As of December 31, 2001, the Company had no material commitment for capital expenditures.

     In investing funds made available from operations, the Company maintains securities' maturities consistent with its projected cash needs for the payment of claims and expenses. The Company maintains a portion of its investment portfolio in relatively short-term and highly liquid assets to ensure the availability of funds.

     As of December 31, 2001, pursuant to a credit agreement dated December 29, 1995, and amended as of July 27, 1998, with Fleet National Bank, the Company had unsecured borrowings of $27.6 million. Such borrowings were made in connection with the acquisitions of Delaware, Pioneer-Ohio and Southern Heritage and various capital contributions to the subsidiaries. As of December 31, 2001, the Company may borrow up to $32 million at interest rates equal to the bank's then current prime rate or the then current London interbank Eurodollar bank rate plus 1.70%. At December 31, 2001, the interest rates were 4.75% on an outstanding prime rate balance of $2.6 million, 3.825% on an outstanding Eurodollar rate balance of $10 million and 3.6375% on another Eurodollar rate balance of $15 million. In addition, the Company pays a rate of 3/10 of 1% per annum on the average daily unused portion of the bank's commitment. On each July 27, the credit line is reduced by $8 million. Any outstanding loan in excess of the remaining credit line, after such reduction will then be payable.

     The Company's principal sources of cash with which to meet obligations and pay stockholder dividends are dividends from the Insurance Subsidiaries which are required by law to maintain certain minimum surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. The Insurance Subsidiaries are also subject to Risk Based Capital (RBC) requirements which may further impact their ability to pay dividends. At December 31, 2001, all four companies' statutory capital and surplus were substantially above the RBC requirements. Amounts available for distribution as dividends to DGI without prior approval of the insurance regulatory authorities in 2002 are $8,612,490 from Atlantic States, $1,086,348, from Southern, $552,447 from Pioneer-Ohio and $3,514,487 from Southern Heritage.

     Net unrealized gains (losses) resulting from fluctuations in the fair value of investments reported in the balance sheet at fair value were $2,861,765 (net of applicable federal income tax benefit) at December 31, 2001, and $(199,063) (net of applicable federal income tax) at December 31, 2000.


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

     Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates at December 31, 2001 are as follows:

                                             Principal         Weighted-Average
                                               Cash                Interest
                                              Flows                  Rate
--------------------------------------------------------------------------------
Fixed maturities and
   short-term investments:
      2002                                 $ 37,038,816              3.84%
      2003                                   19,700,000              5.74%
      2004                                   24,025,000              5.79%
      2005                                   28,632,768              5.91%
      2006                                   48,879,557              5.83%
      Thereafter                            119,957,853              5.93%
--------------------------------------------------------------------------------
   Total                                   $278,233,994
================================================================================
   Market value                            $284,732,437
================================================================================
Debt
      2002                                 $  3,600,000              3.81%
      2003                                    8,000,000              3.81%
      2004                                    8,000,000              3.81%
      2005                                    8,000,000              3.81%
--------------------------------------------------------------------------------
   Total                                   $ 27,600,000
================================================================================
   Fair value                              $ 27,600,000
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

     The combined total of realized and unrealized equity investment losses were $131,146, $650,229, and $394,931 in 2001, 2000, and 1999, respectively. During these three years the largest total equity investment gain and (loss) in a quarter was $829,914 and $(730,481), respectively.

Donegal Group Inc.

CONSOLIDATED BALANCE SHEETS



December 31,                                                                                             2001            2000*
---------------------------------------------------------------------------------------------------------------------------------

ASSETS
Investments
   Fixed maturities
     Held to maturity, at amortized cost (fair value $86,939,393 and $144,662,436)                  $ 85,322,965     $143,181,718
     Available for sale, at fair value (amortized cost $170,269,584 and $114,524,472)                173,718,844      114,611,183
   Equity securities, available for sale, at fair value (cost $16,630,618
     and $12,500,558)                                                                                 17,517,346       12,112,236
   Short-term investments, at cost, which approximates fair value                                     24,074,200       19,439,505
---------------------------------------------------------------------------------------------------------------------------------
     Total investments                                                                               300,633,355      289,344,642
Cash                                                                                                   4,075,288        5,182,988
Accrued investment income                                                                              3,765,076        4,002,464
Premiums receivable                                                                                   24,143,531       21,758,502
Reinsurance receivable                                                                                67,853,174       54,543,884
Deferred policy acquisition costs                                                                     13,604,215       12,284,214
Federal income taxes receivable                                                                          292,618          259,962
Deferred tax asset, net                                                                                7,474,730        7,690,886
Prepaid reinsurance premiums                                                                          29,593,467       24,712,384
Property and equipment, net                                                                            4,568,652        5,236,483
Accounts receivable-securities                                                                            50,023          234,817
Other                                                                                                    578,243          757,554
---------------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                                   $456,632,372     $426,008,780
=================================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Losses and loss expenses                                                                         $179,839,905     $156,476,124
   Unearned premiums                                                                                 114,079,264       99,940,381
   Accrued expenses                                                                                    7,186,107        5,877,475
   Reinsurance balances payable                                                                          839,156        1,634,975
   Cash dividend declared to stockholders                                                                869,877          797,282
   Borrowings under line of credit                                                                    27,600,000       40,000,000
   Accounts payable-securities                                                                                --          959,652
   Due to affiliate                                                                                    4,015,074        4,528,996
   Other                                                                                               1,274,640        1,664,304
---------------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                               335,704,023      311,879,189
---------------------------------------------------------------------------------------------------------------------------------

Stockholders' Equity
   Preferred stock, $1.00 par value, authorized 2,000,000 shares; none issued
   Common stock, $1.00 par value, authorized 20,000,000 shares, issued 0 and 8,980,977 shares and outstanding
     0 and 8,858,689 shares                                                                                   --        8,980,977
   Class A common stock, $.01 par value, authorized 30,000,000 shares,
     issued 6,097,214 and 0 shares and outstanding 6,015,690 and 0 shares                                 60,972               --
   Class B common stock, $.01 par value, authorized 10,000,000 shares,
     issued 3,021,965 and 0 shares and outstanding 2,981,203 and 0 shares                                 30,220               --
   Additional paid-in capital                                                                         58,887,715       46,969,840
   Accumulated other comprehensive income (loss)                                                       2,861,765         (199,063
   Retained earnings                                                                                  59,979,425       59,269,593
   Treasury stock, at cost                                                                              (891,748)        (891,756
---------------------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                                      120,928,349      114,129,591
---------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                                     $456,632,372     $426,008,780
=================================================================================================================================

*Restated - see note 1
See accompanying notes to consolidated financial statements.


Donegal Group Inc.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME


Year Ended December 31,                                                     2001            2000*           1999*
---------------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME
Revenues
   Net premiums earned (includes affiliated reinsurance of
     $71,989,136, $63,989,424 and $60,234,261)                         $167,769,854     $151,646,199    $145,517,457
   Investment income, net of investment expenses                         15,885,544       16,394,747      13,590,695
   Installment payment fees                                               1,587,396        1,532,792       1,456,918
   Lease income                                                             801,083          836,997         819,474
   Service fees                                                                  --               --         393,494
   Net realized investment gains (losses)                                  (880,254)         170,852         (38,702)
---------------------------------------------------------------------------------------------------------------------
     Total revenues                                                     185,163,623      170,581,587     161,739,336
---------------------------------------------------------------------------------------------------------------------

Expenses
   Net losses and loss expenses (includes affiliated reinsurance of
     $50,283,481, $36,767,436 and $38,549,795)                          118,177,549      104,383,176     100,080,616
   Amortization of deferred policy acquisition costs                     27,194,000       25,319,000      24,931,000
   Other underwriting expenses                                           27,000,485       23,355,781      28,648,951
   Policy dividends                                                       1,691,759        1,330,330       1,341,294
   Interest                                                               2,247,465        3,285,036       1,535,249
   Other                                                                  1,760,636        1,165,236       1,357,585
---------------------------------------------------------------------------------------------------------------------
     Total expenses                                                     178,071,894      158,838,559     157,894,695
---------------------------------------------------------------------------------------------------------------------
Income before income tax expense (benefit)                                7,091,729       11,743,028       3,844,641
Income tax expense (benefit)                                              1,273,598        2,906,248      (2,950,556)
---------------------------------------------------------------------------------------------------------------------
Net income                                                             $  5,818,131     $  8,836,780    $  6,795,197
====================================================================================================================
Net income per common share
   Basic                                                               $        .65     $       1.01    $        .82
====================================================================================================================
   Diluted                                                             $        .64     $       1.01    $        .82
====================================================================================================================

STATEMENTS OF COMPREHENSIVE INCOME
Net income                                                             $  5,818,131     $  8,836,780    $  6,795,197
---------------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss), net of tax
   Unrealized gains (losses) on securities:
     Unrealized holding gain (loss) arising during the period,
       net of income tax expense (benefit) of
       $1,277,504, $1,057,179, and $(1,804,294)                           2,479,860        2,020,267      (3,459,669)
     Reclassification adjustment for (gains) losses included
       in net income, net of income tax expense (benefit) of
       $(299,286), $58,090, and $(13,159)                                   580,968         (112,762)         25,543
---------------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss)                                         3,060,828        1,907,505      (3,434,126)
---------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                   $  8,878,959     $ 10,744,285    $  3,361,071
====================================================================================================================

*Restated - see note 1
See accompanying notes to consolidated financial statements.


Donegal Group Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                     `
                                                                Common Stock
                                 --------------------------------------------------------------------------
                                   Prior       Class A      Class B        Prior        Class A     Class B
                                   Shares       Shares       Shares        Amount        Amount      Amount
-----------------------------------------------------------------------------------------------------------
Balance,
   January 1, 1999*              8,325,221                               $8,325,221     $           $
-----------------------------------------------------------------------------------------------------------
Issuance of common stock           248,989                                  248,989
Net income
Other comprehensive loss
Cash dividends
-----------------------------------------------------------------------------------------------------------
Balance,
   December 31, 1999*            8,574,210                               $8,574,210     $           $
-----------------------------------------------------------------------------------------------------------
Issuance of common stock           406,767                                  406,767
Net income
Other comprehensive income
Grant of stock options
Cash dividends
-----------------------------------------------------------------------------------------------------------
Balance,
   December 31, 2000*            8,980,977                               $8,980,977     $           $
-----------------------------------------------------------------------------------------------------------
Issuance of common stock            61,830       60,144        3,758         61,830         601          38
Recapitalization                (9,042,807)   6,027,975    3,013,987     (9,042,807)     60,280      30,140
Net income
Cash dividends
Exercise of stock options                         9,095        4,220                         91          42
Grant of stock options
Other comprehensive income
-----------------------------------------------------------------------------------------------------------
Balance,
   December 31, 2001                    --    6,097,214    3,021,965     $       --     $60,972     $30,220
===========================================================================================================




                                                Accumulated
                                Additional         Other                                         Total
                                 Paid-In       Comprehensive     Retained      Treasury      Stockholders'
                                  Capital      Income (Loss)     Earnings        Stock          Equity
----------------------------------------------------------------------------------------------------------
Balance,
   January 1, 1999*             $42,330,011     $ 1,327,558     $49,824,144    $(891,756)    $100,915,178
----------------------------------------------------------------------------------------------------------
Issuance of common stock          2,265,426                                                     2,514,415
Net income                                                        6,795,197                     6,795,197
Other comprehensive loss                         (3,434,126)                                   (3,434,126)
Cash dividends                                                   (2,998,330)                   (2,998,330)
----------------------------------------------------------------------------------------------------------
Balance,
   December 31, 1999*           $44,595,437     $(2,106,568)    $53,621,011    $(891,756)    $103,792,334
----------------------------------------------------------------------------------------------------------
Issuance of common stock          2,349,773                                                     2,756,540
Net income                                                        8,836,780                     8,836,780
Other comprehensive income                        1,907,505                                     1,907,505
Grant of stock options               24,630                         (24,630)                           --
Cash dividends                                                   (3,163,568)                   (3,163,568)
----------------------------------------------------------------------------------------------------------
Balance,
   December 31, 2000*           $46,969,840     $  (199,063)    $59,269,593    $(891,756)    $114,129,591
----------------------------------------------------------------------------------------------------------
Issuance of common stock          1,200,202                                                     1,262,671
Recapitalization                  8,949,361                                            8           (3,018)
Net income                                                        5,818,131                     5,818,131
Cash dividends                                                   (3,466,947)                   (3,466,947)
Exercise of stock options           126,960                                                       127,093
Grant of stock options            1,641,352                      (1,641,352)                           --
Other comprehensive income                        3,060,828                                     3,060,828
----------------------------------------------------------------------------------------------------------
Balance,
   December 31, 2001            $58,887,715     $ 2,861,765     $59,979,425    $(891,748)    $120,928,349
==========================================================================================================

*Restated - see note 1
See accompanying notes to consolidated financial statements.




Donegal Group Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS


Year Ended December 31,                                              2001            2000            1999
------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net income                                                   $  5,818,131    $  8,836,780    $  6,795,197
------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income to net cash
          provided by operating activities:
      Depreciation and amortization                                1,127,510         982,926       1,078,594
      Realized investment (gains) losses                             880,254        (170,852)         38,702
   Changes in Assets and Liabilities, net of acquisition:
      Losses and loss expenses                                    23,363,781      12,296,118       7,452,899
      Unearned premiums                                           14,138,883       7,788,243       2,395,965
      Accrued expenses                                             1,308,632        (165,997)      1,166,287
      Premiums receivable                                         (2,385,029)     (3,296,815)      1,477,671
      Deferred policy acquisition costs                           (1,320,001)       (316,463)         64,545
      Deferred income taxes                                       (1,360,633)        499,976      (3,783,354)
      Reinsurance receivable                                     (13,309,290)     (8,970,330)     (3,809,600)
      Accrued investment income                                      237,388        (455,059)       (311,975)
      Amounts due to/from affiliate                                 (513,922)        350,639      (1,133,037)
      Reinsurance balances payable                                  (795,819)        262,686        (499,423)
      Prepaid reinsurance premiums                                (4,881,083)     (3,156,232)     (4,041,033)
      Current income taxes                                           (32,656)        374,620        (388,577)
      Change in pooling participation                                     --       3,322,031              --
      Other, net                                                    (271,364)        268,316         508,807
------------------------------------------------------------------------------------------------------------
          Net adjustments                                         16,186,651       9,613,807         216,471
------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                   22,004,782      18,450,587       7,011,668
------------------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities:
   Purchase of fixed maturities
      Held to maturity                                           (45,201,470)    (17,340,175)    (23,782,305)
      Available for sale                                         (71,700,918)    (30,355,507)    (32,890,963)
   Purchase of equity securities                                 (12,440,994)    (28,286,533)    (14,258,861)
   Sale of fixed maturities
      Available for sale                                          16,250,109       8,719,165         503,895
   Maturity of fixed maturities
      Held to maturity                                            51,313,296      13,490,715      15,563,638
      Available for sale                                          50,781,533      11,928,622      19,049,880
   Sale of equity securities                                       7,089,532      24,572,288      11,767,268
   Sale of Atlantic Insurance Services, net                               --              --         (48,810)
   Net purchase of property and equipment                           (161,269)       (275,982)       (461,669)
   Net sales (purchases) of short-term investments                (4,634,695)     (2,850,343)     14,619,107
------------------------------------------------------------------------------------------------------------
          Net cash used in investing activities                   (8,704,876)    (20,397,750)     (9,938,820)
------------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities:
   Issuance of common stock                                        1,386,746       2,756,540       2,514,415
   Borrowings (payments) under line of credit, net               (12,400,000)      3,000,000        (500,000)
      Cash dividends paid                                         (3,394,352)     (3,126,959)     (2,946,170)
------------------------------------------------------------------------------------------------------------
          Net cash provided by (used in) financing activities    (14,407,606)      2,629,581        (931,755)
------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash                                   (1,107,700)        682,418      (3,858,907)
Cash at beginning of year                                          5,182,988       4,500,570       8,359,477
------------------------------------------------------------------------------------------------------------
Cash at end of year                                             $  4,075,288    $  5,182,988    $  4,500,570
============================================================================================================

*Restated - see note 1
See accompanying notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

Donegal Group Inc. (the "Company") was organized as a regional insurance holding company by Donegal Mutual Insurance Company (the "Mutual Company") and operates in the Mid-Atlantic and Southern states through its wholly owned stock insurance companies, Atlantic States Insurance Company ("Atlantic States"), Southern Insurance Company of Virginia ("Southern"), Southern Heritage Insurance Company ("Southern Heritage") and Pioneer Insurance Company of Ohio ("Pioneer-Ohio") (collectively "Insurance Subsidiaries"). The Company has three operating segments: the investment function, the personal lines of insurance and the commercial lines of insurance. Products offered in the personal lines of insurance consist primarily of homeowners and private passenger automobile policies. Products offered in the commercial lines of insurance consist primarily of commercial automobile, commercial multiple peril and workers' compensation policies. The Insurance Subsidiaries are subject to regulation by Insurance Departments in those states in which they operate and undergo periodic examination by those departments. The Insurance Subsidiaries are also subject to competition from other insurance carriers in their operating areas. Atlantic States participates in an intercompany pooling arrangement with the Mutual Company and assumes 70% of the pooled business (65% prior to July 1, 2000). Southern cedes 50% of its business to the Mutual Company. At December 31, 2001, the Mutual Company held 63% of the outstanding common stock of the Company.

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

     On January 3, 2001, the Company announced that it had purchased all of the outstanding stock of Pioneer Insurance Company of New York ("Pioneer-New York") from the Mutual Company effective January 1, 2001. The purchase price was $4,441,311, representing Pioneer-New York's adjusted statutory equity at December 31, 2000. The acquisition has been accounted for as a reorganization of entities under common control, similar to a pooling of interests, as both Pioneer-New York and the Company are under the common management and control of the Mutual Company. As such, the Company's financial statements have been restated to include Pioneer-New York as a consolidated subsidiary. In connection with the transaction, the Company issued the Mutual Company a $4,441,311 note, which bears a 6% rate and is due in January 2003. The Company classifies this note in Due to Affiliate.

     Delaware Atlantic Insurance Company ("Delaware"), previously a wholly owned subsidiary, and Pioneer-New York were merged into Atlantic States Insurance Company on August 1, 2001 and September 30, 2001, respectively. The mergers were accounted for as statutory mergers and had no financial impact on the consolidated entity.


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


RECLASSIFICATIONS

Certain amounts in these financial statements have been reclassified from those previously presented. Gross and ceded premiums earned and losses and loss expenses are no longer presented in the statements of income. Reinsurance receivable, prepaid reinsurance premiums, unearned premiums, and the liabilities for losses and loss expenses have been reduced in the consolidated balance sheet as they no longer include the amounts under the agreements discussed in the last paragraph of note 2a. The amounts in note 6 as well as the consolidated statements of cash flows have been revised to conform to the changes in the consolidated balance sheets. Note 2a has been expanded to include the purpose of the various agreements and to separately disclose amounts under the various arrangements versus the aggregate disclosure previously provided. These reclassifications had no effect on total revenues, total expenses, net income, net income per share, cash flows provided by operating activities, or stockholders' equity.


2--TRANSACTIONS WITH AFFILIATES

The Company conducts business and has various agreements with the Mutual Company which are described below:


A. REINSURANCE POOLING AND OTHER REINSURANCE ARRANGEMENTS

Atlantic States cedes to the Mutual Company all of its insurance business and assumes from the Mutual Company 70% (65% prior to July 1, 2000) of the Mutual Company's total pooled insurance business, including that assumed from Atlantic States and substantially all of the business assumed by the Mutual Company from Southern and Delaware (prior to January 1, 2000). The Mutual Company and Atlantic States write business with different risk profiles. Through the pooling arrangement, each is able to share proportionately in the results of all policies written by the other. Atlantic States ceded premiums earned of $37,345,259, $30,414,395 and $23,745,989 and ceded losses and loss expenses incurred of $29,094,804, $22,966,106 and $15,625,894 under this arrangement during 2001, 2000 and 1999, respectively. It also assumed premiums earned of $126,769,521, $110,943,962 and $101,017,767 and assumed losses and loss expenses incurred of $93,470,958, $75,007,089 and $68,563,183 under this arrangement during 2001, 2000 and 1999, respectively. Atlantic States had prepaid reinsurance premiums of $20,942,093, $16,251,612 and $12,978,863 and a ceded liability for losses and loss expenses of $39,321,214, $31,068,101 and $24,025,502 under this arrangement as of December 31, 2001, 2000 and 1999, respectively. It also had assumed unearned premiums of $63,636,858, $54,578,621 and $46,283,485 and an assumed liability for losses and loss expenses of $99,664,285, $84,805,937 and $80,258,589 under this arrangement at December 31,
2001, 2000 and 1999, respectively.

     The Mutual Company and Southern have a quota share agreement whereby Southern cedes 50% of its direct business, less reinsurance, to the Mutual Company. The business assumed by the Mutual Company from Southern becomes part of the pooling arrangement between the Mutual Company and Atlantic States. Southern ceded premiums earned of $14,995,606, $14,413,261 and $13,517,603 and ceded losses and loss expenses incurred of $9,898,422, $9,885,436 and $9,986,718 under this agreement during 2001, 2000 and 1999, respectively. Southern had prepaid reinsurance premiums of $7,310,471, $7,084,729 and $6,683,001 and a ceded liability for losses and loss expenses of $10,068,604, $7,924,750 and $7,054,012 under this agreement at December 31, 2001, 2000 and 1999, respectively. This agreement was terminated as of January 1, 2002.

     Atlantic States, Southern, Pioneer-Ohio and Southern Heritage each have a catastrophe reinsurance agreement with the Mutual Company which limits the maximum liability under any one catastrophic occurrence to $400,000, $300,000, $200,000 and $400,000 (effective January 1, 2000), respectively, and $1,000,000
($700,000 in 1999) for a catastrophe involving more than one of the companies. Prior to merging into Atlantic States, Delaware and Pioneer-New York each had a catastrophe reinsurance agreement with the Mutual Company which limited the maximum liability under any one catastrophic occurrence to $300,000 and $400,000, respectively. Prior to merging into Atlantic States, Delaware and the Mutual Company had an excess of loss reinsurance agreement in which the Mutual Company assumed up to $250,000 of losses in excess of $50,000 and prior to January 1, 2000, a workers' compensation quota share agreement whereby Delaware ceded 70% of that business. The Mutual Company and Pioneer-Ohio have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $250,000 ($200,000 in 2000 and 1999) of losses in excess of $50,000. The
Mutual Company and Southern have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $50,000 ($25,000 in 2000 and 1999) of losses in excess of $100,000. Prior to merging into Atlantic States, Pioneer-New York and the Mutual Company had an excess of loss reinsurance agreement in which the Mutual Company assumed up to $250,000 ($200,000 in 2000 and 1999) of losses in excess of $50,000. Effective October 1, 2000 the Mutual Company and Southern Heritage have an excess of loss reinsurance agreement in which the Mutual Company assumed up to $175,000 ($125,000 in 2000) of losses in excess of $125,000. The Mutual Company has agreements in place with Southern and Pioneer-Ohio (and Delaware prior to merging into Atlantic States) to reallocate the loss results of workers' compensation business written by those companies as part of commercial accounts primarily written by the Mutual Company or Atlantic States. These agreements provide for the workers' compensation loss ratios of each company to be no worse than the average workers' compensation loss ratio for all of the companies combined. The Mutual Company and Pioneer-New York also had an aggregate excess of loss reinsurance agreement, entered into as part of the sale of Pioneer-New York from the Mutual Company to Donegal Group Inc., in which the Mutual Company agreed to assume the adverse loss development of claims with dates of loss prior to December 31, 2000, as developed through December 31, 2002, and to assume losses in excess of a 60% loss ratio through December 31, 2002. The subsidiaries ceded premiums earned of $2,439,520, $2,126,882 and $3,519,914 and ceded losses and loss expenses incurred of $4,194,251, $5,388,111 and $4,400,776 under these various agreements during 2001, 2000 and 1999, respectively. The subsidiaries had prepaid reinsurance premiums of $0, $0 and $733,183 and a ceded liability for losses and loss expenses of $5,395,528, $4,941,116 and $2,689,825 under these various agreements at December 31, 2001, 2000, and 1999, respectively.

     Southern, Pioneer-Ohio and Southern Heritage (and Delaware and Pioneer-New York prior to merging into Atlantic States) each have agreements with the Mutual Company under which they cede, and then reassume back, 100% of their business net of reinsurance. The primary purpose of the agreements is to provide these subsidiaries with the same A.M. Best rating (currently "A") as the Mutual Company, which these subsidiaries could not achieve without these contracts in place. These agreements do not transfer insurance risk. While these subsidiaries ceded and reassumed amounts received from policyholders of $41,142,936, $25,790,126 and $22,486,490 and claims of $23,348,952, $15,325,638 and
$13,177,186 under these agreements in 2001, 2000 and 1999, respectively, the amounts are not reflected in the consolidated financial statements. The aggregate liabilities ceded and reassumed under these agreements were $36,494,487 and $26,572,959 at December 31, 2001, and 2000, respectively.

B. EXPENSE SHARING

The Mutual Company provides facilities, management and other services to the Company, and the Company reimburses the Mutual Company for such services on a periodic basis under usage agreements and pooling arrangements. The charges are based upon the relative participation of the Company and the Mutual Company in the pooling arrangement, and management of both the Company and the Mutual Company consider this allocation to be reasonable. Charges for these services totalled $29,298,569, $26,985,080 and $27,466,898 for 2001, 2000 and 1999,
respectively.

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

E. PROVINCE BANK

As of December 31, 2001, the Company had $3,585,566 in checking accounts with Province Bank, a wholly owned subsidiary of DFSC. The Company earned $6,350 in interest on these accounts during 2001.


3--INVESTMENTS

The amortized cost and estimated fair values of fixed maturities and equity securities at December 31, 2001 and 2000, are as follows:



                                                             2001
----------------------------------------------------------------------------------------------------------------------------
                                                                         Gross                 Gross             Estimated
                                                 Amortized            Unrealized             Unrealized             Fair
HELD TO MATURITY                                   Cost                  Gains                 Losses               Value
----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   U.S. government
   corporations
   and agencies                                 $23,808,841           $  336,288             $  27,500          $ 24,117,629
Canadian government
   obligation                                       498,894               36,106                    --               535,000
Obligations of states
   and political
   subdivisions                                  24,981,562              690,700                53,312            25,618,950
Corporate securities                             27,423,039              659,961               121,021            27,961,979
Mortgage-backed
   securities                                     8,610,629              113,541                18,335             8,705,835
----------------------------------------------------------------------------------------------------------------------------
   Totals                                       $85,322,965           $1,836,596             $ 220,168          $ 86,939,393
============================================================================================================================




                                                             2001
----------------------------------------------------------------------------------------------------------------------------
                                                                         Gross                 Gross             Estimated
                                                 Amortized            Unrealized             Unrealized             Fair
AVAILABLE FOR SALE                                 Cost                  Gains                 Losses               Value
----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   U.S. government
   corporations
   and agencies                                $ 67,468,897           $1,755,874             $ 249,306          $ 68,975,465
Obligations of states
   and political
   subdivisions                                  53,962,895            1,269,340                85,535            55,146,700
Corporate securities                             34,094,195              828,344               115,939            34,806,600
Mortgage-backed
   securities                                    14,743,597               78,666                32,184            14,790,079
Equity securities                                16,630,618            1,270,239               383,511            17,517,346
----------------------------------------------------------------------------------------------------------------------------
   Totals                                      $186,900,202           $5,202,463              $866,475          $191,236,190
============================================================================================================================



                                                           2000
----------------------------------------------------------------------------------------------------------------------------
                                                                         Gross                 Gross             Estimated
                                                 Amortized            Unrealized             Unrealized             Fair
HELD TO MATURITY                                   Cost                  Gains                 Losses               Value
----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   U.S. government
   corporations
   and agencies                                $ 38,779,230           $  343,819             $ 255,049          $ 38,868,000
Canadian government
   obligation                                       498,559               11,441                    --               510,000
Obligations of states
   and political
   subdivisions                                  66,831,090            1,499,955                45,904            68,285,141
Corporate securities                             21,621,472              228,851               195,287            21,655,036
Mortgage-backed
   securities                                    15,451,367               47,120               154,228            15,344,259
----------------------------------------------------------------------------------------------------------------------------
   Totals                                      $143,181,718           $2,131,186             $ 650,468          $144,662,436
============================================================================================================================





                                                             2000
----------------------------------------------------------------------------------------------------------------------------
                                                                         Gross                 Gross             Estimated
                                                 Amortized            Unrealized             Unrealized             Fair
AVAILABLE FOR SALE                                 Cost                  Gains                 Losses               Value
----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   U.S. government
   corporations
   and agencies                                $ 68,007,634           $  544,135            $  650,339          $ 67,901,430
Obligations of states
   and political
   subdivisions                                  17,965,179              327,256                36,885            18,255,550
Corporate securities                             22,902,588              312,426               306,664            22,908,350
Mortgage-backed
   securities                                     5,649,071               14,790               118,008             5,545,853
Equity securities                                12,500,558              880,419             1,268,741            12,112,236
----------------------------------------------------------------------------------------------------------------------------
   Totals                                      $127,025,030           $2,079,026            $2,380,637          $126,723,419
============================================================================================================================


     The amortized cost and estimated fair value of fixed maturities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------------
                                                                      Estimated
                                                       Amortized         Fair
                                                          Cost          Value
--------------------------------------------------------------------------------
HELD TO MATURITY
Due in one year or less                              $  1,000,081   $  1,012,500
Due after one year through five years                  33,277,659     33,857,210
Due after five years through ten years                 38,671,342     39,626,349
Due after ten years                                     3,763,254      3,737,500
Mortgage-backed securities                              8,610,629      8,705,834
--------------------------------------------------------------------------------
      Total held to maturity                         $ 85,322,965   $ 86,939,393
================================================================================
AVAILABLE FOR SALE
Due in one year or less                              $ 11,815,944   $ 12,046,000
Due after one year through five years                  79,085,686     81,151,668
Due after five years through ten years                 56,670,691     57,971,097
Due after ten years                                     7,953,666      7,760,000
Mortgage-backed securities                             14,743,597     14,790,079
--------------------------------------------------------------------------------
      Total available for sale                       $170,269,584   $173,718,844
================================================================================

     The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 2001 and 2000, amounted to $5,667,959 and $6,056,374, respectively.

     Net investment income of the Company, consisting primarily of interest and dividends, is attributable to the following sources:

                                            2001          2000          1999
--------------------------------------------------------------------------------
Fixed maturities                        $15,145,949   $15,180,008   $13,046,603
Equity securities                           546,243       635,049       440,268
Short-term investments                      920,538     1,221,724       809,949
Other                                       255,250       255,250       316,139
--------------------------------------------------------------------------------
Investment income                        16,867,980    17,292,031    14,612,959
Investment expenses                         982,436       897,284     1,022,264
--------------------------------------------------------------------------------
Net investment income                   $15,885,544   $16,394,747   $13,590,695
================================================================================


     Gross realized gains and losses from investments and the change in the difference between fair value and cost of investments, before applicable income taxes, are as follows:

                                           2001           2000          1999
--------------------------------------------------------------------------------
Gross realized gains:
   Fixed maturities                   $   554,560     $   237,748  $         --
   Equity securities                      323,451       1,813,242       586,745
--------------------------------------------------------------------------------
                                          878,011       2,050,990       586,745
--------------------------------------------------------------------------------
Gross realized losses:
   Fixed maturities                        28,618          20,597         6,083
   Equity securities                    1,729,647       1,859,541       619,364
-------------------------------------------------------------------------------
                                        1,758,265       1,880,138       625,447
-------------------------------------------------------------------------------
Net realized gains (losses)           $  (880,254)    $   170,852  $    (38,702)
===============================================================================
Change in difference between
   fair value and cost of
   investments:
   Fixed maturities                   $ 3,498,259     $ 7,300,279  $(11,668,991)
   Equity securities                    1,275,050        (603,930)     (362,312)
--------------------------------------------------------------------------------
                                      $ 4,773,309     $ 6,696,349  $(12,031,303)
================================================================================

     Income taxes (benefit) on realized investment gains (losses) were $(299,286), $58,090, and $(13,159) for 2001, 2000 and 1999, respectively.
Deferred income taxes (benefits) applicable to net unrealized investment gains (losses) included in shareholders' equity were $1,474,242 and $(102,548) at December 31, 2001 and 2000, respectively.

     During 2001 and 2000, certain investments trading below cost had declined on an other-than-temporary basis. Losses of $1,462,913 and $436,943 were included in net realized investment gains (losses) for these investments in 2001 and 2000, respectively.

     The Company has no derivative instruments or hedging activities. On January 1, 2001, the Company transferred investments with an amortized cost of $51,640,154 and fair value of $52,444,675 from the held to maturity classification to the available for sale classification under the provisions of SFAS No. 133 and 138. The unrealized holding gain of $804,521 at January 1, 2001 was reported in other comprehensive income. The transfer had no impact on net income.


4--DEFERRED POLICY ACQUISITION COSTS

Changes in deferred policy acquisition costs are as follows:

                                       2001             2000             1999
--------------------------------------------------------------------------------
Balance, January 1                 $12,284,214      $11,445,572      $11,510,117
Acquisition costs deferred          28,514,001       26,157,642       24,866,455
Amortization charged
   to earnings                      27,194,000       25,319,000       24,931,000
--------------------------------------------------------------------------------
Balance, December 31               $13,604,215      $12,284,214      $11,445,572
================================================================================

5--PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2001 and 2000, consisted of the following:

--------------------------------------------------------------------------------
                                                                   Estimated
                                                                     Useful
                                      2001            2000            Life
--------------------------------------------------------------------------------
Cost--office equipment             $5,012,290      $4,981,970       5-15 years
      automobiles                     992,412         947,865         3 years
      real estate                   3,063,646       3,063,646       15-50 years
      software                        561,146         561,146         5 years
--------------------------------------------------------------------------------
                                    9,629,494       9,554,627
Accumulated depreciation           (5,060,842)     (4,318,144)
--------------------------------------------------------------------------------
                                   $4,568,652      $5,236,483
================================================================================

     Depreciation expense for 2001, 2000, and 1999 amounted to $829,100, $899,750 and $970,331, respectively.


6--LIABILITY FOR LOSSES AND LOSS EXPENSES

Activity in the liability for losses and loss expenses is summarized as follows:

                                      2001            2000            1999
--------------------------------------------------------------------------------
Balance at January 1              $156,476,124    $144,180,006    $136,727,107
   Less reinsurance
      recoverable                   53,766,710      44,945,908      40,712,330
--------------------------------------------------------------------------------
Net balance at January 1           102,709,414      99,234,098      96,014,777
--------------------------------------------------------------------------------
Incurred related to:
   Current year                    110,142,467     103,671,401     100,573,192
   Prior years                       8,035,082         711,775        (492,576)
--------------------------------------------------------------------------------
Total incurred                     118,177,549     104,383,176     100,080,616
--------------------------------------------------------------------------------
Paid related to:
   Current year                     63,289,736      61,848,261      59,434,306
   Prior years                      43,053,112      39,059,599      37,426,989
--------------------------------------------------------------------------------
Total paid                         106,342,848     100,907,860      96,861,295
--------------------------------------------------------------------------------
Net balance at
      December 31                  114,544,115     102,709,414      99,234,098
   Plus reinsurance
      recoverable                   65,295,790      53,766,710      44,945,908
--------------------------------------------------------------------------------
Balance at December 31            $179,839,905    $156,476,124    $144,180,006
================================================================================

     The Company recognized an increase (decrease) in the liability for losses and loss expenses of prior years of $8.0 million, $0.7 million and $(0.5 million) in 2001, 2000 and 1999, respectively. These developments are primarily attributable to variations from expected claim severity in the private passenger and commercial automobile liability, workers' compensation and commercial multiple peril lines of business.


7--LINE OF CREDIT

At December 31, 2001 and 2000, pursuant to a credit agreement dated December 29, 1995, and amended as of July 27, 1998, with Fleet National Bank, the Company had unsecured borrowings of $27.6 million and $40 million, respectively. Such borrowings were made in connection with the acquisitions of Delaware, Pioneer-Ohio, and Southern Heritage and various capital contributions to the subsidiaries. As of December 31, 2001, the Company may borrow up to $32 million at interest rates equal to the bank's then current prime rate or the then current London interbank Eurodollar bank rate plus 1.70%. At December 31, 2001, the interest rates were 4.75% on an outstanding prime rate balance of $2.6 million, 3.825% on an outstanding Eurodollar rate balance of $10 million and 3.6375% on another Eurodollar rate balance of $15 million. In addition, the Company pays a rate of 3/10 of 1% per annum on the average daily unused portion of the bank's commitment. On each July 27, the credit line is reduced by $8 million. Any outstanding loan in excess of the remaining credit line, after such reduction, will then be payable.

8--REINSURERS

UNAFFILIATED REINSURERS

In addition to the primary reinsurance in place with the Mutual Company, the Insurance Subsidiaries have other reinsurance in place, principally with four unaffiliated reinsurers. The following amounts represent ceded reinsurance transactions with unaffiliated reinsurers during 2001, 2000 and 1999:

                                          2001          2000          1999
----------------------------------------------------------------------------
Premiums written                     $ 9,348,853   $ 8,241,416   $ 8,391,805
============================================================================
Premiums earned                      $ 9,440,035   $ 8,026,478   $ 8,549,509
============================================================================
Losses and loss expenses             $ 6,907,947   $ 3,027,810   $ 5,537,410
============================================================================
Prepaid reinsurance premiums         $ 1,340,903   $ 1,376,043   $ 1,161,105
============================================================================
Liability for losses and
   loss expenses                     $10,510,444   $ 9,832,743   $11,176,569
============================================================================


TOTAL REINSURANCE

The following amounts represent the total of all ceded reinsurance transactions with both affiliated and unaffiliated reinsurers during 2001, 2000, and 1999:

                                         2001          2000          1999
----------------------------------------------------------------------------
Premiums earned                      $64,220,420   $54,981,016   $49,333,015
============================================================================
Losses and loss expenses             $50,095,424   $41,267,463   $35,550,798
============================================================================
Prepaid reinsurance premiums         $29,593,467   $24,712,384   $21,556,152
============================================================================
Liability for losses and
   loss expenses                     $65,295,790   $53,766,710   $44,945,908
============================================================================

     The following amounts represent the effect of reinsurance on premiums written for 2001, 2000, and 1999:

                                       2001           2000           1999
----------------------------------------------------------------------------
Direct                            $110,298,533   $ 99,042,235   $ 91,854,011
Assumed                            135,830,624    119,217,433    105,392,426
Ceded                               69,101,503     58,137,248     53,374,048
----------------------------------------------------------------------------
Net premiums written              $177,027,654   $160,122,420   $143,872,389
============================================================================

     The following amounts represent the effect of reinsurance on premiums earned for 2001, 2000, and 1999:

                                       2001           2000           1999
----------------------------------------------------------------------------
Direct                            $105,214,059   $ 95,671,588   $ 93,399,834
Assumed                            126,776,215    110,955,627    101,450,638
Ceded                               64,220,420     54,981,016     49,333,015
----------------------------------------------------------------------------
Net premiums earned               $167,769,854   $151,646,199   $145,517,457
============================================================================


9--INCOME TAXES

The provision for income tax consists of the following:

                                       2001           2000           1999
-----------------------------------------------------------------------------
Current                            $ 2,634,231    $ 2,406,272    $   832,798
Deferred                            (1,360,633)       499,976     (3,783,354)
----------------------------------------------------------------------------
Federal tax provision              $ 1,273,598    $ 2,906,248    $(2,950,556)
============================================================================

     The effective tax rate is different than the amount computed at the statutory federal rate of 34% for 2001, 2000 and 1999. The reason for such difference and the related tax effect are as follows:

                                       2001           2000           1999
-----------------------------------------------------------------------------
Income before
   income taxes                     $7,091,729    $11,743,028    $ 3,844,641
=============================================================================
Computed "expected"
   taxes at 34%                      2,411,188      3,992,630      1,307,178
Recognition of net operating
   loss carryover of
   Southern Heritage                        --             --     (3,004,524)
Tax-exempt interest                 (1,399,238)    (1,347,959)    (1,355,816)
Dividends received deduction           (21,908)       (25,423)       (83,948)
Other, net                             283,556        287,000        186,554
-----------------------------------------------------------------------------
Federal income
   tax provision                    $1,273,598    $ 2,906,248    $(2,950,556)
=============================================================================

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000, are as follows:

                                                      2001           2000
-----------------------------------------------------------------------------
Deferred tax assets:
   Unearned premium                               $ 5,778,529     $ 5,139,217
   Loss reserves                                    5,433,005       4,878,850
   Net operating loss carryforward -
      Southern Heritage                             2,032,094       2,339,133
   Unrealized loss                                         --         102,548
   Other                                            1,013,899         174,886
-----------------------------------------------------------------------------
      Total                                       $14,257,527     $12,634,634
=============================================================================
Deferred tax liabilities:
   Depreciation expense                           $   379,594     $   464,235
   Deferred policy acquisition costs                4,625,433       4,176,632
   Salvage recoverable                                303,528         302,881
   Unrealized gain                                  1,474,242              --
-----------------------------------------------------------------------------
      Total                                       $ 6,782,797     $ 4,943,748
=============================================================================
      Net deferred tax assets                     $ 7,474,730     $ 7,690,886
=============================================================================

     A valuation allowance is provided when it is more likely than not that some portion of the tax asset will not be realized. Management has determined that it is not required to establish a valuation allowance for any deferred tax asset at December 31, 2001, since it is more likely than not that the deferred tax assets will be realized through reversals of existing temporary differences, future taxable income, carryback to taxable income in prior years and the implementation of tax planning strategies.

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

     At December 31, 2001, the Company has a net operating loss carryforward of $5,976,747, which is available to offset taxable income of the Company. Such net operating loss carryforward will expire beginning in 2009. Federal income tax laws limit the amount of net operating loss carryforward that the Company can use in any one year to approximately $1 million.


10--STOCKHOLDERS' EQUITY

On April 19, 2001 the Company's stockholders approved an amendment to the Company's Certificate of Incorporation. Among other things, the amendment reclassified the Company's common stock as Class B common stock and effected a one-for-three reverse split of the Company's Class B common stock effective April 19, 2001. The amendment also authorized a new class of common stock with one-tenth of a vote per share designated as Class A common stock. The Company's Board also approved a dividend of two shares of Class A common stock for each share of Class B common stock, after the one-for-three reverse split, held of record at the close of business April 19, 2001. The effect of the reverse split and the stock dividend taken together is that the Company had the same total number of shares outstanding after the reverse split and the stock dividend as it did before the reverse split and the stock dividend. Therefore, there is no change in the historical earnings per share of the Class A common stock and the Class B common stock after the reverse split and the stock dividend compared to before the reverse split and the stock dividend.

     Each share of Class A common stock outstanding at the time of the declaration of any dividend or other distribution payable in cash upon the shares of Class B common stock is entitled to a dividend or distribution payable at the same time and to stockholders of record on the same date in an amount at least 10% greater than any dividend declared upon each share of Class B common stock. In the event of a merger or consolidation of the Company with or into another entity, the holders of Class A common stock and the holders of Class B common stock are entitled to receive the same per share consideration in such merger or consolidation. In the event of any liquidation, dissolution or winding-up of the Company, any assets available to common stockholders will be distributed pro-rata to the holders of Class A and Class B common stock.


11--STOCK COMPENSATION PLANS

EQUITY INCENTIVE PLANS

During 1996 the Company adopted an Equity Incentive Plan for key employees. During 2001 the Company adopted a nearly identical plan that made a total of 1,500,000 shares of Class A common stock available. Each plan provides for the granting of awards by the Board of Directors in the form of stock options, stock appreciation rights, restricted stock or any combination of the above. The plans provide that stock options may become exercisable up to 10 years from date of grant, with an option price not less than fair market value on date of grant. The stock appreciation rights permit surrender of the option and receipt of the excess of current market price over option price in cash. No stock appreciation rights have been issued.

     During 1996 the Company adopted an Equity Incentive Plan For Directors. During 2001 the Company adopted a nearly identical plan that made 200,000 shares of Class A common stock available. Awards may be made in the form of stock options, and the plan additionally provides for the issuance of 175 shares of restricted stock to each director on the first business day of January in each year. As of December 31, 2001, the Company has 76,112 unexercised options under these plans. Additionally 1,947, 1,947 and 2,124 shares of restricted stock were issued on January 2, 2001, 2000 and 1999, respectively.

     All options issued prior to 2001 were converted to options on Class A and Class B common stock as a result of the Company's recapitalization. No further shares are available for plans in effect prior to 2001.

     Information regarding activity in the Company's stock option plans is presented below:

                                                          Weighted-Average
                                               Number of   Exercise Price
                                                Options      Per Share
--------------------------------------------------------------------------------
Outstanding at December 31, 1998               1,091,120      $15.73
   Granted - 1999                                433,500        8.00
   Exercised - 1999                                   --          --
   Forfeited - 1999                               28,227       15.52
--------------------------------------------------------------------------------
Outstanding at December 31, 1999               1,496,393      $13.50
   Granted - 2000                                 59,500        8.05
   Exercised - 2000                                   --          --
   Forfeited - 2000                               39,555       12.84
--------------------------------------------------------------------------------
Outstanding at December 31, 2000               1,516,338      $13.19
   Granted - 2001                                459,000       13.93
   Exercised - 2001                               13,315        8.00
   Forfeited - 2001                               27,556       13.50
--------------------------------------------------------------------------------
Outstanding at December 31, 2001               1,934,467      $13.27
================================================================================
Exercisable at:
   December 31, 1999                             897,338      $15.99
================================================================================
   December 31, 2000                           1,190,004      $16.68
================================================================================
   December 31, 2001                           1,321,905      $13.89
================================================================================

     Options available for future grants at December 31, 2001 are 1,241,000.

     The following table summarizes information about fixed stock options at December 31, 2001:

                    Number of           Weighted-Average         Number of
  Exercise           Options                Remaining             Options
   Price           Outstanding          Contractual Life        Exercisable
--------------------------------------------------------------------------------
   $ 8.00           457,685                 3.0 years             305,123
   $ 9.00             9,500                 4.5 years               2,000
   $13.50           524,448                 0.1 years             524,448
   $14.00           452,500                 4.5 years                  --
   $18.00           490,334                1.25 years             490,334


EMPLOYEE STOCK PURCHASE PLANS

During 1996 the Company adopted an Employee Stock Purchase Plan. During 2001, the Company adopted a nearly identical plan that made 300,000 shares of Class A common stock available for issuance.

     The new plan extends over a 10-year period and provides for shares to be offered to all eligible employees at a purchase price equal to the lesser of 85% of the fair market value of the Company's common stock on the last day before the first day of the enrollment period (June 1 and December 1) of the plan or 85% of the fair market value of the Company's common stock on the last day of the subscription period (June 30 and December 31). A summary of plan activity follows:

                                                           Shares Issued
                                                    ---------------------------
                                                      Price           Shares
-------------------------------------------------------------------------------
January 1, 1999                                     $13.28125         10,227
July 1, 1999                                        $ 9.66875         11,876
January 1, 2000                                     $ 5.41875         23,906
July 1, 2000                                        $ 4.88750         21,714
January 1, 2001                                     $ 5.95000         16,438
July 1, 2001                                        $ 8.71250         11,377

     On January 1, 2002, the Company issued an additional 12,769 shares at a price of $8.84850 per share under this plan.


AGENCY STOCK PURCHASE PLANS

On December 31, 1996, the Company adopted an Agency Stock Purchase Plan. During 2001, the Company adopted a nearly identical plan that made 300,000 shares of Class A common stock available for issuance. The plan provides for agents of affiliated companies of Donegal Group Inc. to invest up to $12,000 per subscription period (April 1 to September 30 and October 1 to March 31) under various methods. Stock is issued at the end of the subscription period at a price equal to 90% of the average market price during the last ten trading days of the subscription period. During 2001, 2000 and 1999, 16,557, 46,603, and 47,841 shares, respectively, were issued under this plan. Expense recognized under the plan was not material.


PRO-FORMA DISCLOSURES

The weighted-average grant date fair value of options granted for the various plans during 2000 and 1999 was $2.23 and $1.98, respectively.

     The fair values above were calculated based upon risk-free interest rates of 5.75% for the Stock Purchase Plans and the Equity Incentive Plans, expected lives of 6 months for the Stock Purchase Plans and 5 years for the Equity Incentive Plans, expected volatility of 54% for 2000 and 47% for 1999, and an expected dividend yield of 4.5% for 2000 and 5.0% for 1999.

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

                                 2001             2000              1999
--------------------------------------------------------------------------------
Net income:
  As reported                 $5,818,131       $8,836,780        $6,795,197
  Pro-forma                    5,617,773        8,071,825         5,595,851
Basic earnings per share:
  As reported                        .65             1.01               .82
  Pro-forma                          .63              .92               .68
Diluted earnings per share:
  As reported                        .64             1.01               .82
  Pro-forma                          .62              .92               .68


12--STATUTORY NET INCOME, CAPITAL AND SURPLUS AND DIVIDEND RESTRICTIONS

The following is selected information, as filed with insurance regulatory authorities, for the Insurance Subsidiaries as determined in accordance with accounting practices prescribed or permitted by such insurance regulatory authorities (restated for mergers):

                                       2001            2000            1999
------------------------------------------------------------------------------
ATLANTIC STATES
Statutory capital
   and surplus                    $ 86,124,896    $ 88,620,380    $ 82,401,227
                                  ============================================
Statutory unassigned
   surplus                        $ 44,464,032    $ 46,959,516    $ 40,740,363
                                  ============================================
Statutory net income (loss)       $    (54,605)   $  8,134,135    $  4,832,737
----------------------------------============================================
SOUTHERN
Statutory capital
   and surplus                    $ 10,863,481    $  9,082,587    $  7,293,856
                                  ============================================
Statutory unassigned
   surplus                        $  5,761,211    $  3,980,317    $  2,191,586
                                  ============================================
Statutory net income              $  1,666,477    $  1,543,128    $    184,285
----------------------------------============================================
PIONEER-OHIO
Statutory capital
   and surplus                    $  5,524,466    $  5,811,315    $  5,677,926
                                  ============================================
Statutory unassigned
   deficit                        $ (1,475,534)   $ (1,188,685)   $ (1,322,074)
                                  ============================================
Statutory net income              $   (621,520)   $   (176,011)   $    108,322
----------------------------------============================================
SOUTHERN HERITAGE
Statutory capital
   and surplus                    $ 19,867,276    $ 16,975,171    $ 16,508,422
                                  ============================================
Statutory unassigned
   deficit                        $(12,648,039)   $(15,540,144)   $(16,006,893)
                                  ============================================
Statutory net income              $  3,514,487    $  1,486,698    $    487,098
                                  ============================================


     The Company's principal source of cash for payment of dividends are dividends from its Insurance Subsidiaries which are required by law to maintain certain minimum capital and surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Atlantic States, Southern, Pioneer-Ohio and Southern Heritage are also subject to Risk Based Capital (RBC) requirements which may further impact their ability to pay dividends. At December 31, 2001, all four companies' statutory capital and surplus were substantially above the RBC requirements. Amounts available for distribution as dividends to Donegal Group Inc. without prior approval of insurance regulatory authorities in 2002 are $8,612,490 from Atlantic States, $1,086,348 from Southern, $552,447 from Pioneer-Ohio and $3,514,487 from Southern Heritage.

     The National Association of Insurance Commissioners (NAIC) has adopted the Codification of Statutory Accounting Principles with an effective date of January 1, 2001. The codified principles are intended to provide a basis of accounting recognized and adhered to in the absence of conflict with, or silence of, state statutes and regulations. The impact of the codified principles on the statutory capital and surplus of the Company's Insurance Subsidiaries as of January 1, 2001 is as follows: Atlantic States - $6,168,742 increase; Southern Heritage - $1,083,354 increase; Pioneer-Ohio - $313,638 increase; and Southern - $1,171,204 increase.

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

     Reconciliations of statutory net income and capital and surplus, as determined using statutory accounting principles, to the amounts included in the accompanying financial statements are as follows:

                                                Year Ended December 31,
                                                -----------------------
                                           2001           2000          1999
--------------------------------------------------------------------------------
Statutory net income of
   Insurance Subsidiaries              $ 4,504,839    $10,987,950   $ 5,612,442
Increases (decreases):
   Deferred policy
      acquisition costs                  1,320,001        838,642       (64,545)
   Deferred federal
      income taxes                       1,360,633       (499,976)    3,783,354
   Salvage and subrogation
      recoverable                          155,088        305,918      (226,617)
   Consolidating eliminations
      and adjustments                  (13,783,695)    (4,318,624)   (1,387,864)
   Parent-only net income (loss)        12,261,265      1,522,870      (908,987)
   Non-insurance subsidiary
      net income (loss)                         --             --       (12,586)
--------------------------------------------------------------------------------
Net income as
   reported herein                     $ 5,818,131    $  8,836,780  $ 6,795,197
================================================================================

                                                      December 31,
                                      ------------------------------------------
                                           2001           2000         1999
--------------------------------------------------------------------------------
Statutory capital and surplus
   of Insurance Subsidiaries          $122,380,119   $120,489,453  $111,881,431
Increases (decreases):
   Deferred policy
      acquisition costs                 13,604,215     12,284,214    11,445,572
   Deferred federal
      income taxes                        (820,313)     7,690,886     9,221,874
   Salvage and subrogation
      recoverable                        8,197,948      8,042,860     7,736,942
   Statutory reserves                           --      2,623,921     5,154,062
   Non-admitted assets and
      other adjustments, net               334,092        911,370       942,170
   Fixed maturities                      3,793,048        493,055    (2,968,655)
   Consolidating eliminations
      and adjustments                  (39,693,089)   (40,973,097)  (41,072,150)
   Parent-only equity                   13,132,329      2,566,929     1,451,088
--------------------------------------------------------------------------------
Stockholders' equity as
   reported herein                    $120,928,349   $114,129,591  $103,792,334
================================================================================


14--SUPPLEMENTARY INFORMATION ON STATEMENT OF CASH FLOWS

The following reflects income taxes and interest paid during 2001, 2000 and 1999:

                                           2001           2000          1999
--------------------------------------------------------------------------------
Income taxes                            $2,666,887     $2,031,652    $1,221,375
================================================================================
Interest                                $3,049,844     $2,731,048    $1,370,155
================================================================================

     During 1999, the Company wrote off fixed assets with a net carrying value of $407,000 which was a non-cash charge to earnings.


15--EARNINGS PER SHARE

The following information illustrates the computation of net income, outstanding shares and earnings per share on both a basic and diluted basis for the years ending December 31, 2001, 2000 and 1999:

                                                       Weighted-
                                                        Average       Earnings
                                            Net          Shares          Per
                                          Income      Outstanding       Share
--------------------------------------------------------------------------------
2001:
Basic                                   $5,818,131      8,941,781         .65
Effect of stock options                         --        136,669        (.01)
--------------------------------------------------------------------------------
Diluted                                 $5,818,131      9,078,450         .64
================================================================================
2000:
Basic                                   $8,836,780      8,715,899       $1.01
Effect of stock options                         --         21,011          --
--------------------------------------------------------------------------------
Diluted                                 $8,836,780      8,736,910       $1.01
================================================================================
1999:
Basic                                   $6,795,197      8,327,356       $ .82
Effect of stock options                         --             --          --
--------------------------------------------------------------------------------
Diluted                                 $6,795,197      8,327,356       $ .82
================================================================================

     The following options to purchase shares of common stock were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price:

                                            2001          2000          1999
--------------------------------------------------------------------------------
Options excluded from
  diluted earnings per share             1,467,282      1,045,338    1,496,393
================================================================================

16--CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

                            CONDENSED BALANCE SHEETS
                                ($ in thousands)

December 31,                                               2001         2000
--------------------------------------------------------------------------------
ASSETS
Investment in subsidiaries (equity method)               $152,089     $155,600
Cash                                                          403        2,381
Property and equipment                                      1,623        1,997
Other                                                         264          715
--------------------------------------------------------------------------------
      Total assets                                       $154,379     $160,693
================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Cash dividends declared to stockholders               $    870     $    797
   Line of credit                                          27,600       40,000
   Due to affiliate                                         4,441        4,441
   Other                                                      540        1,325
--------------------------------------------------------------------------------
      Total liabilities                                    33,451       46,563
--------------------------------------------------------------------------------
Stockholders' equity                                      120,928      114,130
--------------------------------------------------------------------------------
      Total liabilities and stockholders' equity         $154,379     $160,693
================================================================================


                         CONDENSED STATEMENTS OF INCOME
                                ($ in thousands)

Year Ended December 31,                           2001       2000       1999
--------------------------------------------------------------------------------
Revenues
Dividends-subsidiaries                          $14,419     $3,900     $  820
Other                                               824        866        865
--------------------------------------------------------------------------------
      Total revenues                             15,243      4,766      1,685
--------------------------------------------------------------------------------
Expenses
Operating expenses                                1,761      1,165        938
Interest                                          2,288      3,304      2,463
--------------------------------------------------------------------------------
      Total expenses                              4,049      4,469      3,401
--------------------------------------------------------------------------------
Income (loss) before income tax benefit
   and equity in undistributed net
   income of subsidiaries                        11,194        297     (1,716)
Income tax benefit                               (1,067)    (1,226)      (807)
--------------------------------------------------------------------------------
Income (loss) before equity in
   undistributed net income (loss)
   of subsidiaries                               12,261      1,523       (909)
Equity in undistributed
   net income (loss)
   of subsidiaries                               (6,443)     7,314      7,704
--------------------------------------------------------------------------------
Net income                                      $ 5,818     $8,837     $6,795
================================================================================


                       CONDENSED STATEMENTS OF CASH FLOWS
                                ($ in thousands)

Year Ended December 31,                           2001        2000        1999
--------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                  $  5,818     $ 8,837     $ 6,795
--------------------------------------------------------------------------------
   Adjustments:
      Equity in undistributed
       net loss (income)
       of subsidiaries                            6,443      (7,314)     (7,704)
      Other                                         252       1,123       2,365
--------------------------------------------------------------------------------
          Net adjustments                         6,695      (6,191)     (5,339)
--------------------------------------------------------------------------------
      Net cash provided                          12,513       2,646       1,456
--------------------------------------------------------------------------------
Cash flows from investing activities:
   Net purchase of property and
      equipment                                    (122)       (262)       (426)
   Sale of AIS                                       --          --         100
   Investment in Donegal Financial
      Services Corp.                                 --      (3,042)         --
   Other                                             38          38        (426)
--------------------------------------------------------------------------------
      Net cash used                                 (84)     (3,266)       (752)
--------------------------------------------------------------------------------
Cash flows from financing activities:
   Cash dividends paid                           (3,394)     (3,127)     (2,946)
   Issuance of common stock                       1,387       2,757       2,514
   Line of credit, net                          (12,400)      3,000        (500)
--------------------------------------------------------------------------------
      Net cash provided (used)                  (14,407)      2,630        (932)
--------------------------------------------------------------------------------
Net change in cash                               (1,978)      2,010        (228)
   Cash at beginning of year                      2,381         371         599
--------------------------------------------------------------------------------
   Cash at end of year                         $    403     $ 2,381     $   371
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

     Financial data by segment is as follows:

                                             2001         2000         1999
                                           -------------------------------------
                                                    ($ in thousands)
--------------------------------------------------------------------------------
Revenues:
   Premiums earned:
      Commercial lines                     $ 62,877     $ 54,581     $ 47,804
      Personal lines                        104,893       97,065       97,713
--------------------------------------------------------------------------------
          Total premiums earned             167,770      151,646      145,517
--------------------------------------------------------------------------------
      Net investment income                  15,886       16,395       13,591
      Realized investment
         gains (losses)                        (880)         171          (39)
      Other                                   2,388        2,370        2,670
--------------------------------------------------------------------------------
Total revenues                             $185,164     $170,582     $161,739
================================================================================
Income before income taxes:
   Underwriting income (loss):
      Commercial lines                     $ (3,037)    $    763     $   (839)
      Personal lines                         (5,090)      (4,649)      (8,461)
--------------------------------------------------------------------------------
          SAP underwriting loss              (8,127)      (3,886)      (9,300)
      GAAP adjustments                        1,833        1,144         (184)
--------------------------------------------------------------------------------
          GAAP underwriting loss             (6,294)      (2,742)      (9,484)
   Net investment income                     15,886       16,395       13,591
   Realized investment gains (losses)          (880)         171          (39)
   Other                                     (1,620)      (2,081)        (223)
--------------------------------------------------------------------------------
Income before income taxes                 $  7,092     $ 11,743     $  3,845
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

     Activity in the restructuring accrual is as follows:

                            Employee
                          Termination                  Contract
                            Benefits     Occupancy   Cancellations     Total
--------------------------------------------------------------------------------
Restructuring
   charge                  $ 782,000     $ 488,000     $ 529,000    $1,799,000
Cash payments               (343,000)      (47,000)     (365,000)     (755,000)
Reversal of
   prior accrual             (71,000)           --       (91,000)     (162,000)
--------------------------------------------------------------------------------
Balance at
   December 31,
   1999                    $ 368,000     $ 441,000     $  73,000    $  882,000
--------------------------------------------------------------------------------
Cash payments               (339,000)     (155,000)      (73,000)     (567,000)
Accrual adjustment                --        12,000            --        12,000
--------------------------------------------------------------------------------
Balance at
   December 31,
   2000                    $  29,000     $ 298,000     $      --    $  327,000
Cash payments                (10,000)      (91,000)           --      (101,000)
--------------------------------------------------------------------------------
Balance at
   December 31,
   2001                    $  19,000     $ 207,000     $      --    $  226,000
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


19--GUARANTY FUND AND OTHER INSURANCE-RELATED ASSESSMENTS

The Company accrues for guaranty-fund and other insurance-related assessments in accordance with Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." SOP 97-3 provides guidance for determining when an entity should recognize a liability for guaranty-fund and other insurance-related assessments, how to measure that liability, and when an asset may be recognized for the recovery of such assessments through premium tax offsets or policy surcharges. The Company's liabilities for guaranty-fund and other insurance-related assessments were $3,605,090 and $880,154 at December 31, 2001 and 2000, respectively. These liabilities included $676,149 and $397,832 related to surcharges collected by the Company on behalf of regulatory authorities for 2001 and 2000, respectively.

20--INTERIM FINANCIAL DATA (UNAUDITED)

                                                 2001
                          ------------------------------------------------------
                             First        Second          Third       Fourth
                            Quarter       Quarter        Quarter      Quarter
--------------------------------------------------------------------------------
Net premiums
   earned                 $40,040,902   $41,651,990   $ 42,598,703  $43,478,259
Total revenues             44,792,026    46,496,969     46,365,986   47,508,642
Net losses and loss
   expenses                26,158,684    27,931,189     30,026,448   34,061,228
Net income (loss)           2,954,595     2,697,269      1,023,422     (857,155)
Net income (loss) per
   common share
      Basic                       .33           .30            .11         (.10)
      Diluted                     .33           .30            .11         (.10)


                                                2000
                          ------------------------------------------------------
                             First        Second          Third       Fourth
                            Quarter       Quarter        Quarter      Quarter
--------------------------------------------------------------------------------
Net premiums
   earned                 $36,088,698   $36,447,134    $39,149,006  $39,961,361
Total revenues             40,357,333    41,333,363     44,229,060   44,661,831
Net losses and loss
   expenses                25,948,912    24,823,941     26,795,640   26,814,683
Net income                  1,162,682     2,502,499      2,566,975    2,604,624
Net income per
   common share
      Basic                      $.14          $.29           $.29         $.29
      Diluted                     .14           .29            .29          .29
--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Donegal Group Inc.

We have audited the accompanying consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donegal Group Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.





KPMG LLP

Philadelphia, Pennsylvania
February 21, 2002

CORPORATE INFORMATION

ANNUAL MEETING
April 18, 2002 at the Company's headquarters at 10:00 a.m.

FORM 10-K
A copy of Donegal Group's Annual Report on Form 10-K will be furnished free upon written request to Ralph G. Spontak, Senior Vice President and Chief Financial Officer, at the corporate address.

MARKET INFORMATION
Donegal Group's Class A common stock and Class B common stock are traded on the Nasdaq National Market under the symbols "DGICA" and "DGICB." The Class A common stock and Class B common stock have traded on the Nasdaq National Market since April 20, 2001. All information given prior to that date relates to the Company's Common Stock, which previously traded on the Nasdaq National Market under the symbol "DGIC." The following table shows the dividends paid per share and the stock price range for each quarter during 2001 and 2000:

                                         CASH DIVIDEND
                                            DECLARED
        QUARTER          HIGH      LOW     PER SHARE

         2000

         1st             8.625    5.750       --
         2nd             8.250    5.750      .09
         3rd             8.000    5.750      .09
         4th            13.938    7.125      .18

         2001 - CLASS A
         1st            12.750    8.688       --
         2nd            14.500   10.000      .10
         3rd            14.590   12.170      .10
         4th            13.880    9.100      .20

         2001 - CLASS B
         1st            12.750    8.688       --
         2nd            12.500    8.750      .09
         3rd            13.100   11.010      .09
         4th            11.750    9.000      .18

CORPORATE OFFICES
1195 River Road
P.O. Box 302
Marietta, Pennsylvania 17547-0302
(717) 426-1931
E-mail Address: info@donegalgroup.com
Donegal Web Site: www.donegalgroup.com

TRANSFER AGENT
EquiServe Trust Company, N.A.
P.O. Box 2500
Jersey City, New Jersey 07303-2500
(800) 317-4445
Web Site: www.equiserve.com
Hearing Impaired: TDD: 201-222-4955

DIVIDEND REINVESTMENT PLAN
The Company offers a dividend reinvestment plan through its transfer agent. For information contact:
Donegal Group Inc. Dividend Reinvestment Plan
EquiServe Trust Company, N.A.
P.O. Box 2500
Jersey City, New Jersey 07303-2500

STOCKHOLDERS
The following represent the number of common stockholders of record as of December 31, 2001:

Class A common stock       586
Class B common stock       532