Form 10-K, Exhibit 13
period 2003-12-31
DONEGAL GROUP INC
filed 2004-03-26
CIK 800457

                                                                               .
                                                                               .
                                                                               .

                                                                      EXHIBIT 13

                      SELECTED CONSOLIDATED FINANCIAL DATA

       Year Ended December 31,                2003            2002            2001             2000            1999
       -----------------------            -------------   -------------   -------------    -------------   -------------
INCOME STATEMENT DATA:
Premiums earned                           $ 196,792,696   $ 185,841,193   $ 167,769,854    $ 151,646,199   $ 145,517,457
Investment income, net                       13,315,936      14,581,252      15,885,544       16,394,747      13,590,695
Realized investment gains (losses)            1,368,031         144,190        (880,254)         170,852         (38,702)
Total revenues                              214,992,328     203,803,561     185,163,623      170,581,587     161,739,336
Income before income taxes                   25,436,375      16,494,584       7,091,729       11,743,028       3,844,641
Income taxes (benefit)                        7,142,399       4,491,862       1,273,598        2,906,248      (2,950,556)
Net income                                   18,293,976      12,002,722       5,818,131        8,836,780       6,795,197
Basic earnings per common share                    1.91            1.32            0.65             1.01            0.82
Diluted earnings per common share                  1.85            1.31            0.64             1.01            0.82
Cash dividends per share
   of common stock (a)                              N/A             N/A             N/A             0.36            0.36
Cash dividends per share
   of Class A common stock (a)                      .43            0.40            0.40              N/A             N/A
Cash dividends per share
   of Class B common stock (a)                      .39            0.36            0.36              N/A             N/A

BALANCE SHEET DATA AT YEAR END:
Total investments                         $ 421,276,467   $ 332,299,094   $ 300,633,355    $ 289,344,642   $ 268,010,854
Total assets                                602,036,042     501,218,164     456,632,372      426,008,780     389,688,804
Debt obligations                             25,774,000      19,800,000      27,600,000       40,000,000      37,000,000
Stockholders' equity                        208,649,232     133,182,850     120,928,349      114,129,591     103,792,334
Stockholders' equity per share                    16.29           14.52           13.44            12.88           12.28

In January 2001, the Company acquired all of the outstanding stock of Pioneer-New York from the Mutual Company, which previously owned 100% of Pioneer-New York. The acquisition has been accounted for as a reorganization of entities under common control, similar to a pooling of interests, as both Pioneer-New York and the Company are under the common management and control of the Mutual Company. As such, all financial data prior to January 1, 2001 has been restated to include Pioneer-New York as a consolidated subsidiary.

(a) In April 2001, the Company reclassified its common stock as Class B common stock and created a new class of common stock with one-tenth of a vote per share designated as Class A common stock. Also in April 2001, the Company effected a one-for-three reverse split of the Company's Class B common stock and issued a dividend of two shares of Class A common stock for each share of Class B common stock. The effect of the reverse split and the stock dividend taken together is that the Company had the same total number of shares outstanding after the reverse split and the stock dividend as it did before the reverse split and the stock dividend. Therefore, there was no change in the historical earnings per share of the Class A common stock and the Class B common stock.

                              FINANCIAL INFORMATION

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF RESULTS OF OPERATIONS
AND FINANCIAL CONDITION ........................................................      10

CONSOLIDATED BALANCE SHEETS ....................................................      16

CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME ...........................................................      17

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY ................................      18

CONSOLIDATED STATEMENTS OF CASH FLOWS ..........................................      19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .....................................      20

INDEPENDENT AUDITORS' REPORT ...................................................      31

CORPORATE INFORMATION ..........................................................      32

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

We were organized as a regional insurance holding company by Donegal Mutual Insurance Company (the "Mutual Company") on August 26, 1986. We operate predominantly as an underwriter of personal and commercial lines of property and casualty insurance through our subsidiaries. Our personal lines products consist primarily of homeowners and private passenger automobile policies. Our commercial lines products consist primarily of commercial automobile, commercial multiple peril and workers' compensation policies. Our two insurance subsidiaries, Atlantic States Insurance Company ("Atlantic States") and Southern Insurance Company of Virginia ("Southern") write personal and commercial lines of property and casualty coverages exclusively through a network of independent insurance agents in the Mid-Atlantic and Southern states. In January 2004, we acquired Le Mars Insurance Company ("Le Mars") and the Peninsula Insurance Group ("Peninsula"), which consists of Peninsula Indemnity Company and The Peninsula Insurance Company. We also own 47.5% of the outstanding stock of Donegal Financial Services Corporation ("DFSC"), a thrift holding company. The Mutual Company owns the remaining 52.5% of the outstanding stock of DFSC.

         At December 31, 2003, the Mutual Company held approximately 42% of our outstanding Class A common stock and approximately 62% of our outstanding Class B common stock. We refer to the Mutual Company and our insurance subsidiaries as the Donegal Insurance Group.

TRANSACTIONS WITH AFFILIATES

Atlantic States, our largest subsidiary, and the Mutual Company have a pooling agreement under which both companies are allocated a given percentage of their combined underwriting results, excluding certain reinsurance assumed by the Mutual Company from our insurance subsidiaries. Atlantic States has a 70% share of the results of the pool, and the Mutual Company has a 30% share of the results of the pool. The pooling agreement is intended to produce more uniform and stable underwriting results from year to year for each pool participant than they would experience individually and to spread the risk of loss among the participants based on each participant's relative amount of surplus and relative access to capital. Each participant in the pool has at its disposal the capacity of the entire pool, rather than being limited to policy exposures of a size commensurate with its own capital and surplus.

         In addition to the pooling agreement and third-party reinsurance, our insurance subsidiaries have various reinsurance arrangements with the Mutual Company. These agreements include:

         - catastrophe reinsurance agreements with each of our insurance subsidiaries,

         -    an excess of loss reinsurance agreement with Southern

         -    a workers' compensation reallocation agreement with Southern and

         -    a 100% retrocessional agreement with Southern.

         The excess of loss and catastrophe reinsurance agreements are intended to lessen the effects of a single large loss, or an accumulation of losses arising from one event, to levels that are appropriate given each subsidiary's size, underwriting profile and surplus position.

         The Mutual Company and Southern have an agreement in place to reallocate the loss results of workers' compensation business written by Southern as part of commercial accounts primarily written by the Mutual Company or Atlantic States. This agreement provides for the workers' compensation loss ratio of Southern to be no worse than the average workers' compensation loss ratio for the Donegal Insurance Group.

         Southern has a 100% retrocessional agreement between the Mutual Company that is intended to provide Southern with the same A.M. Best rating, currently A (Excellent), as the Mutual Company, which Southern might not be able to achieve without this agreement in place. The retrocessional agreement does not otherwise provide for pooling or reinsurance with or by the Mutual Company and does not transfer insurance risk.

         The Mutual Company provides facilities, personnel and other services to us, and the related expenses are allocated between Atlantic States and the Mutual Company in relation to their relative participation in the pooling agreement. Southern reimburses the Mutual Company for its personnel costs and bears its proportionate share of information services costs based on its percentage of total written premiums of the Donegal Insurance Group.

         Subsequent to the receipt of applicable board approvals, all agreements and all changes to existing agreements between our subsidiaries and the Mutual Company are subject to approval by a coordinating committee that is comprised of two of our board members who do not serve on the Mutual Company board and two board members of the Mutual Company who do not serve on our board. In order to approve an agreement or a change in an agreement, our members on the coordinating committee must conclude that the agreement or change is fair to us and our stockholders, and the Mutual Company's members on the coordinating committee must conclude that the agreement or change is fair to the Mutual Company and its policyholders.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our financial statements are combined with those of our insurance subsidiaries and are presented on a consolidated basis in accordance with United States generally accepted accounting principles.

         We make estimates and assumptions that can have a significant effect on amounts and disclosures we report in our financial statements. The most significant estimates relate to our reserves for property and casualty insurance unpaid losses and loss expenses, valuation of investments, policy acquisition costs and guaranty fund liability accruals. While we believe our estimates are appropriate, the ultimate amounts may differ from the estimates provided. The methods for making these estimates are reviewed on a regular basis, and any adjustment considered necessary is reflected in our current results of operations.

LIABILITY FOR LOSSES AND LOSS EXPENSES

With respect to reserves for property and casualty unpaid losses and loss expenses, significant components of our estimates include a variety of factors such as medical inflation trends, regulatory and judicial rulings, legal settlements, property replacements, repair cost trends and losses for assumed reinsurance. In recent years, certain of these component costs, such as medical inflation trends and legal settlements, have experienced significant volatility and resulted in incurred amounts higher than our original estimates, and we have factored these changes in trends into our loss estimates. However, due to the nature of these liabilities, actual results could ultimately vary significantly from the amounts recorded.

         Loss reserves are set at full-expected cost. Inflation is implicitly provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results.

         We occasionally receive new information on files that had previously been closed. For example, one of our policyholders may incur losses that were not known at the time of the original claim settlement. We are also exposed to larger than historical settlements due to changes in law, precedent or underlying inflation on pending and unreported claims. When we experience adverse development of losses from prior accident years, our current year underwriting results are negatively impacted. To the extent our prior year reserve deficiencies are indicative of deteriorating underlying loss trends and are material, we seek to increase the pricing of affected lines of business to the extent permitted by state departments of insurance. We also review trends in loss development in order to determine if adjustments, such as reserve strengthening, are appropriate. Because of our participation in the pool, we are exposed to adverse loss development on the business of the Mutual Company included in the pool.

INVESTMENTS

We make estimates concerning the valuation of our investments and the recognition of other than temporary declines in the value of our investments. When we consider the decline in value of an individual investment to be other than temporary, we write down the investment to its estimated net realizable value, and the amount of the write-down is reflected as a realized loss in our statement of income. We individually monitor all investments for other than temporary declines in value. Generally, if an individual equity security has depreciated in value by more than 20% of original cost, and has been in an unrealized loss position for more than six months, we assume there has been an other than temporary decline in value. With respect to debt securities, we assume there has been an other than temporary decline in value if it is probable that contractual payments will not be received. In addition, we may write down securities in an unrealized loss position based on a number of other factors, including: the fair value of the investment being significantly below its cost, the deteriorating financial condition of the issuer of a security, the occurrence of industry, company and geographic events that have negatively impacted the value of a security or rating agency downgrades.

         Our investments in available-for-sale fixed maturity and equity securities are presented at estimated fair value, which generally represents quoted market prices.

         During 2003, we sold certain bonds that had been classified as held to maturity due to a series of rating agency downgrades. These bonds had an amortized cost of $1.8 million, and the sale resulted in a realized gain of $165,564. During 2002, we sold certain bonds that had been classified as held to maturity due to significant deterioration in the issuer's credit worthiness. These bonds had an amortized cost of $488,901, and the sale resulted in a realized loss of $73,901. There were no other sales or transfers from the held to maturity portfolio in 2003 and 2002.

POLICY ACQUISITION COSTS

Policy acquisition costs, consisting primarily of commissions, premium taxes and certain other underwriting costs that vary with and are directly related to the production of business, are deferred and amortized over the period in which the premiums are earned. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and loss expenses and certain other costs expected to be incurred as the premium is earned.

GUARANTY FUND LIABILITY ACCRUALS

We make estimates of our insurance subsidiaries' liabilities for guaranty fund and other assessments because of insurance company insolvencies from states in which the subsidiaries are licensed. Generally, an insurer is subject to assessment, depending upon its market share of a given line of business, to assist in the payment of unpaid claims and related costs of insolvent insurance companies. We generally record our liability for such assessments as premiums upon which those assessments are based are written. As a result of several large insolvencies in recent years, we are currently being assessed at the maximum level permitted by Pennsylvania law for several of our lines of business, and we expect we will continue to be assessed by Pennsylvania at the maximum level for these business lines for a number of years.

MANAGEMENT EVALUATION OF OPERATING RESULTS

We evaluate the performance of the commercial lines and personal lines segments primarily based upon underwriting results as determined under statutory accounting practices (SAP), which our management uses to measure performance for our total business. We use the following financial data to monitor and evaluate our operating results:

                                                  Year Ended December 31,
                                          ------------------------------------
      (amount in thousands)                  2003         2002         2001
      ---------------------               ---------    ---------     ---------
Net Premiums Written:
  Personal lines:
     Automobile                           $  86,644    $  84,643     $  74,396
     Homeowners                              36,989       34,637        31,431
     Other                                    6,753        6,497         5,796
                                          ---------    ---------     ---------
  Total personal lines                      130,386      125,777       111,623
                                          ---------    ---------     ---------
  Commercial lines:
     Automobile                              18,655       17,451        16,527
     Workers' compensation                   25,627       23,845        22,979
     Commercial multiperil                   30,199       25,536        24,174
     Other                                    2,114        1,895         1,725
                                          ---------    ---------     ---------
  Total commercial lines                     76,595       68,727        65,405
                                          ---------    ---------     ---------
     Total net
     premiums written                     $ 206,981    $ 194,504     $ 177,028
                                          =========    =========     =========
Components of GAAP Combined Ratio:
  Loss ratio                                   64.2%        69.6%         70.5%
  Expense ratio                                30.2         29.5          32.3
  Dividend ratio                                0.6          0.5           1.0
                                          ---------    ---------     ---------
     GAAP combined ratio                       95.0%        99.6%        103.8%
                                          =========    =========     =========
Revenues:
  Premiums earned:
     Personal lines                       $ 125,322    $ 119,838     $ 104,893
     Commercial lines                        71,471       66,003        62,877
                                          ---------    ---------     ---------
       Total
       premiums earned                      196,793      185,841       167,770
                                          ---------    ---------     ---------
  Net investment income                      13,316       14,581        15,886
  Realized investment
  gains (losses)                              1,368          144          (880)
  Other                                       3,515        3,238         2,388
                                          ---------    ---------     ---------
     Total revenues                       $ 214,992    $ 203,804     $ 185,164
                                          =========    =========     =========
Components of Net Income:
  Underwriting income (loss):
     Personal lines                       $   2,004    $  (5,056)    $  (5,090)
     Commercial lines                         7,173        6,326        (3,037)
                                          ---------    ---------     ---------
       SAP underwriting
       income (loss)                          9,177        1,270        (8,127)
     GAAP adjustments                           692         (558)        1,833
                                          ---------    ---------     ---------
     GAAP underwriting
     income (loss)                            9,869          712        (6,294)
  Net investment income                      13,316       14,581        15,886
  Realized investment
  gains (losses)                              1,368          144          (880)
  Other                                         883        1,058        (1,620)
                                          ---------    ---------     ---------
  Income before income taxes                 25,436       16,495         7,092
  Income taxes                                7,142        4,492         1,274
                                          ---------    ---------     ---------
     Net income                           $  18,294    $  12,003     $   5,818
                                          =========    =========     =========

RESULTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2003 AND 2002
NET PREMIUMS WRITTEN

Our 2003 net premiums written increased by 6.4% to $207.0 million, compared to $194.5 million for 2002. Commercial lines net premiums written increased $7.9 million, or 11.4%, for 2003 compared to 2002. Personal lines net premiums written increased $4.6 million, or 3.7%, for 2003 compared to 2002. We have benefited during these periods, and expect to continue to benefit, from premium increases by our insurance subsidiaries that have resulted from pricing actions approved by regulators. These increases related primarily to private passenger automobile, commercial multiple peril, workers' compensation and homeowners lines of business realized in most of the states in which we operate. In addition to pricing increases, we have also benefited from organic growth in most of the states in which we operate.

NET PREMIUMS EARNED

Our net premiums earned increased to $196.8 million for 2003, an increase of $11.0 million, or 5.9%, over 2002. Our net earned premiums during 2003 have grown due to the increase in written premiums during the year. Premiums are earned, or recognized as income, over the terms of our policies, which are generally one-year or less in duration. Therefore, increases or decreases in net premiums earned will generally reflect increases or decreases in net premiums written in the preceding twelve-month period compared to the same period one year earlier.

INVESTMENT INCOME

For 2003, our net investment income decreased 8.7% to $13.3 million, compared to $14.6 million for 2002. An increase in our average invested assets from $316.5 million in 2002 to $376.8 million in 2003 was more than offset by a decrease in our annualized average return on investments from 4.6% in 2002 to 3.5% in 2003, and accounted for the decrease in investment income in 2003 compared to 2002. The decrease in our annualized average return during both years compared to the prior years reflects a declining interest rate environment.

NET REALIZED INVESTMENT GAINS/LOSSES

Our net realized investment gains in 2003 were $1.4 million, compared to $144,190 in 2002. Our net realized investment gains in 2003 were net of impairment charges of $237,724, compared to impairment charges of $378,672 recognized in 2002. Our impairment charges for both years were the result of declines in the market value of common stocks that we determined to be other than temporary. The remaining net realized investment gains and losses in both periods resulted from normal turnover within our investment portfolio.

LOSSES AND LOSS EXPENSES

Our loss ratio, which is the ratio of incurred losses and loss expenses to premiums earned, in 2003 was 64.2%, compared to 69.6% in 2002. Our commercial lines loss ratio decreased to 57.7% in 2003, compared to 61.5% in 2002. Our commercial automobile and workers' compensation loss ratios showed improvement in 2003, with the commercial automobile loss ratio decreasing to 51.9% in 2003, compared to 61.6% in 2002, and the workers' compensation loss ratio decreasing to 60.5% in 2003, compared to 73.1% in 2002. The personal lines loss ratio improved from 73.3% in 2002 to 67.8% in 2003, primarily as a result of improvement in the personal automobile loss ratio in 2003 compared to 2002. Improvements in our 2003 loss ratios reflect the benefits of premium pricing increases and more favorable prior accident year loss development compared to the same period in 2002.

UNDERWRITING EXPENSES

Our expense ratio, which is the ratio of policy acquisition and other underwriting expenses to premiums earned, in 2003 was 30.2%, compared to 29.5% in 2002. Improvements from expense control efforts were offset by higher underwriting-based incentive costs incurred in 2003 compared to 2002.

COMBINED RATIO

Our combined ratio was 95.0% and 99.6% in 2003 and 2002, respectively. The combined ratio represents the sum of the loss ratio, expense ratio and dividend ratio, which is the ratio of workers' compensation policy dividends incurred to premiums earned. The improvement in our combined ratio was attributable to the decrease in the loss ratio between years.

INTEREST EXPENSE

Our interest expense in 2003 was $1.3 million, compared to $1.1 million in 2002, reflecting an increase in interest expense related to the issuance of $25.8 million of subordinated debentures in 2003, offset by decreases in the average interest rates and average borrowings under our line of credit in 2003 compared to 2002.

INCOME TAXES

Our income tax expense was $7.1 million in 2003, compared to $4.5 million in 2002, representing effective tax rates of 28.1% and 27.2%, respectively. The change between effective tax rates is due to tax-exempt interest representing a slightly smaller proportion of net income before taxes in 2003 compared to 2002.

NET INCOME AND EARNINGS PER SHARE

Our net income in 2003 was $18.3 million, an increase of 52.4% over the $12.0 million reported in 2002. Our diluted earnings per share were $1.85 in 2003 compared to $1.31 in 2002.

BOOK VALUE PER SHARE AND RETURN ON EQUITY

Our stockholders' equity increased by $75.5 million in 2003, primarily as a result of the issuance of 3.45 million shares of Class A common stock in December 2003, which resulted in $59.0 million in net proceeds to us. Book value per share increased by 12.2% to $16.29 at December 31, 2003, compared to $14.52 a year earlier. Our return on average equity was 12.2% in 2003, compared to 9.4% in 2002.

YEARS ENDED DECEMBER 31, 2002 AND 2001

NET PREMIUMS WRITTEN

Our net premiums written in 2002 increased by 9.9% to $194.5 million, compared to $177.0 million in 2001. Personal lines net premiums written increased $14.2 million, or 12.7%, for 2002 compared to 2001. Commercial lines net premiums written increased $3.3 million, or 5.1%, for 2002 compared to 2001. We implemented rate increases in various lines of business throughout the year to improve profitability.

NET PREMIUMS EARNED

Our net premiums earned for 2002 increased to $185.8 million, an increase of $18.1 million, or 10.8%, over 2001. Earned premiums grew due to the increase in written premiums during 2002.

INVESTMENT INCOME

Our investment income for 2002 decreased 8.2% to $14.6 million, compared to $15.9 million for 2001. An increase in average invested assets from $295.0 million in 2001 to $316.5 million in 2002 was more than offset by a decrease in the annualized average return on investments from 5.3% in 2001 to 4.6% in 2002, and accounted for the decrease in investment income in 2002 compared to 2001. The decrease in our annualized average return reflects a declining interest rate environment during both periods.

NET REALIZED INVESTMENT GAINS/LOSSES

Our net realized investment gains in 2002 were $144,190, compared to net realized investment losses of $880,254 in 2001. Our net realized investment gains in 2002 were net of impairment charges of $378,672, compared to impairment charges of $1.5 million in 2001. The impairment charges in both years were the result of declines in the market value of common stocks that were determined to be other than temporary.

LOSSES AND LOSS EXPENSES

Our loss ratio in 2002 was 69.6%, compared to 70.5% in 2001. Our commercial lines loss ratio decreased significantly to 61.5% in 2002, compared to 72.7% in 2001, with the commercial automobile loss ratio showing the greatest improvement as it decreased from 85.0% in 2001 to 61.6% in 2002. Our personal lines loss ratio increased from 69.2% in 2001 to 73.3% in 2002. Net losses and loss expenses for 2002 and 2001 included adverse development of prior accident year losses amounting to $6.8 million and $8.0 million, respectively. In 2002, the adverse loss development was primarily in private passenger automobile liability and physical damage and, to a lesser extent, in commercial lines of business, such as workers' compensation, commercial automobile liability and commercial multiperil. The 2002 loss development resulted principally from accident year 2001 claims and the normal claims review process and not from any changes in key assumptions or changes in reserving philosophy. The 2001 adverse loss development was primarily in commercial lines of business. The 2001 development included $4.2 million of reserve strengthening primarily in the workers' compensation and commercial auto lines of business.

UNDERWRITING EXPENSES

Our expense ratio in 2002 was 29.5%, compared to 32.3% in 2001. Improvement in our expense ratio was primarily a result of the cost reduction program implemented in late 2001. The expense ratio in 2001 included a guaranty fund assessment of approximately $543,000 resulting from the insolvency of Reliance Insurance Company. This assessment also contributed to the change in the expense ratio between years.

COMBINED RATIO

Our combined ratio was 99.6% in 2002, compared to 103.8% in 2001. The improvement in our combined ratio was primarily attributable to the decrease in the expense ratio between periods.

INTEREST EXPENSE

Interest expense in 2002 was $1.1 million, compared to $2.2 million in 2001, reflecting decreases in average borrowings under our line of credit and decreases in the average interest rates for the respective periods.

INCOME TAXES

Income tax expense was $4.5 million in 2002, an effective tax rate of 27.2%, compared to $1.3 million, or an effective tax rate of 18.0%, in 2001. Tax-exempt interest represented a smaller proportion of net income before taxes in 2002 compared to 2001 and accounted for the difference between the effective rates.

NET INCOME AND EARNINGS PER SHARE

Our net income in 2002 was $12.0 million, an increase of 106.3% over the $5.8 million reported in 2001. Diluted earnings per share were $1.31 for 2002 compared to $0.64 for the previous year.

FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is a measure of an entity's ability to secure enough cash to meet its contractual obligations and operating needs as they arise. Our major sources of funds from operations are the net cash flow generated from our insurance subsidiaries' underwriting results, investment income and maturing investments.

         We generate sufficient net positive cash flow from our operations to fund our commitments and build our investment portfolio, thereby increasing future investment returns. We maintain a high degree of liquidity in our investment portfolio in the form of readily marketable fixed maturities, equity securities and short-term investments. Net cash flows provided by operating activities in 2003, 2002 and 2001, were $30.8 million, $34.1 million and $22.0 million, respectively.

         On May 15, 2003, we received $15.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on May 15, 2033 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 4.10%, which is adjustable quarterly. At December 31, 2003, the interest rate on the debentures was 5.28%.

         On October 29, 2003, we received $10.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on October 29, 2033 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 3.85%, which is adjustable quarterly. At December 31, 2003, the interest rate on the debentures was 5.01%.

         On November 25, 2003, we entered into a credit agreement with Manufacturers and Traders Trust Company ("M&T") relating to a four-year $35.0 million unsecured, revolving line of credit. As of December 31, 2003, we may borrow up to $35.0 million at interest rates equal to the bank's current prime rate or the then current LIBOR rate plus between 1.50% and 1.75%, depending on our leverage ratio. In addition, we pay a fee of 0.15% per annum on the loan commitment amount, regardless of usage. The agreement requires our compliance with certain covenants, which include minimum levels of our net worth, leverage ratio and statutory surplus and A.M. Best ratings of our subsidiaries. As of December 31, 2003, there were no borrowings outstanding, and we complied with all requirements of the agreement.

         On December 1, 2003, we completed an underwritten public offering of
3.45 million shares of our Class A common stock, resulting in net proceeds of $59.0 million to us.

         At December 31, 2002, pursuant to a credit agreement dated December 29, 1995, and amended as of July 27, 1998, with Fleet National Bank, we had unsecured borrowings of $19.8 million. Such borrowings were made in connection with the various acquisitions and capital contributions to our subsidiaries. The borrowings under this line of credit were repaid during 2003, and this credit agreement was terminated on December 2, 2003.

         Dividends declared to stockholders totaled $4.4 million, $3.5 million and $3.5 million in 2003, 2002 and 2001, respectively. There are no regulatory restrictions on the payment of dividends to our stockholders, although there are state law restrictions on the payment of dividends from our insurance subsidiaries to us. Atlantic States and Southern are required by law to maintain certain minimum surplus on a statutory basis, and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Atlantic States and Southern are subject to risk-based capital (RBC) requirements. At December 31, 2003, Atlantic States' and Southern's capital were each substantially above the RBC requirements. In 2004, amounts available for distribution as dividends to us without prior approval of their domiciliary insurance regulatory authorities are $13.3 million from Atlantic States and $4.1 million from Southern.

         We had two pending acquisitions at December 31, 2003, both of which were consummated in January 2004. As of January 1, 2004, we acquired all of the outstanding capital stock of Le Mars, the successor to Le Mars Mutual Insurance Company of Iowa following its conversion to a stock insurance company pursuant to a plan of conversion. We acquired the capital stock of Le Mars for approximately $12.6 million in cash, including payment of $4.4 million to the Mutual Company for a surplus note and accrued interest that the Mutual Company had infused into Le Mars.

         Le Mars operates as a multiple line carrier in Iowa, Nebraska, Oklahoma and South Dakota. Personal lines coverages represent a majority of premiums written, with the balance coming from farmowners and mercantile and service businesses. Le Mars' largest lines of business are private passenger automobile liability and physical damage; other principal lines include homeowners and commercial multiperil.

         On January 6, 2004, we acquired all of the outstanding common stock of Peninsula from Folksamerica Holding Company, Inc. pursuant to a Stock Purchase Agreement. The cash purchase price of approximately $23.3 million was equal to 107.5% of the consolidated GAAP stockholders' equity of Peninsula as of the date of closing of the acquisition.

         The Peninsula companies are each Maryland-domiciled insurance companies headquartered in Salisbury, Maryland, which write primarily private passenger automobile coverages, and also write homeowners, commercial multiperil, workers' compensation and commercial automobile coverages. Peninsula's principal operating area is Maryland, Delaware and Virginia.

INVESTMENTS

At December 31, 2003 and 2002, our investment portfolio of investment-grade bonds, common stock, preferred stock, short-term investments and cash totaled $427.2 million, and $333.4 million, respectively, representing 71.0% and 66.5%, respectively, of our total assets.

         At December 31, 2003 and 2002, the carrying value of our fixed maturity investments represented 73.9% and 84.7% of our total invested assets, respectively.

         Our fixed maturity investments consisted of high-quality marketable bonds, all of which were rated at investment-grade levels, at December 31, 2003 and 2002.

         At December 31, 2003, the net unrealized gain on fixed maturities, net of deferred taxes, amounted to $4.1 million, compared to $4.7 million at December 31, 2002.

         At December 31, 2003, the net unrealized gain on our equity securities held, net of deferred taxes, amounted to $1.2 million, compared to $163,500 at December 31, 2002.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to the impact of interest rate changes, changes in market values of investments and to credit risk.

         In the normal course of business, we employ established policies and procedures to manage our exposure to changes in interest rates, fluctuations in the value of the fair market value of our debt and equity securities and credit risk. We seek to mitigate these risks by various actions described below.

INTEREST RATE RISK

Our exposure to market risk for a change in interest rates is concentrated in the investment portfolio. We monitor this exposure through periodic reviews of asset and liability positions. Estimates of cash flows and the impact of interest rate fluctuations relating to the investment portfolio are monitored regularly. Generally, we do not hedge our exposure to interest rate risk because we have the capacity to, and do, hold fixed maturity investments to maturity.

         Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates at December 31, 2003 are as follows:

                                          Principal   Weighted-average
(amounts in thousands)                    cash flows    interest rate
----------------------                    ----------  ----------------
Fixed maturities and short-term bonds:
   2004                                   $  92,194        1.74%
   2005                                      13,337        5.86%
   2006                                      32,989        4.81%
   2007                                      31,236        4.63%
   2008                                      40,075        4.01%
   Thereafter                               169,209        4.85%
                                          ---------
   Total                                  $ 379,040
                                          =========
   Market Value                           $ 392,910
                                          =========

Debt:
   2033                                   $  25,774        5.17%
                                          ---------
   Total                                  $  25,774
                                          =========
   Fair value                             $  25,774
                                          =========

         Actual cash flows from investments may differ from those stated as a result of calls and prepayments.

EQUITY PRICE RISK

Our portfolio of marketable equity securities, which is carried on the consolidated balance sheets at estimated fair value, has exposure to price risk, the risk of potential loss in estimated fair value resulting from an adverse change in prices. Our objective is to earn competitive relative returns by investing in a diverse portfolio of high-quality, liquid securities.

CREDIT RISK

Our objective is to earn competitive returns by investing in a diversified portfolio of securities. Our portfolios of fixed maturity securities and, to a lesser extent, short-term investments are subject to credit risk. This risk is defined as the potential loss in market value resulting from adverse changes in the borrower's ability to repay the debt. We manage this risk by performing up front underwriting analysis and through regular reviews by the Company's investment staff. The fixed maturity investments are also maintained between minimum and maximum percentages of invested assets.

         We provide property and liability insurance coverages through independent insurance agencies located throughout our operating area. The majority of this business is billed directly to the insured, although a portion of our commercial business is billed through our agents who are extended credit in the normal course of business.

         Our insurance subsidiaries maintain reinsurance agreements in place with the Mutual Company and with a number of other major unaffiliated authorized reinsurers.

IMPACT OF INFLATION

Property and casualty insurance premium rates are established before the amount of losses and loss settlement expenses, or the extent to which inflation may impact such expenses, are known. Consequently, we attempt, in establishing rates, to anticipate the potential impact of inflation.

Donegal Group Inc.

CONSOLIDATED BALANCE SHEETS

December 31,                                                                                       2003            2002
------------                                                                                       ----            ----
ASSETS
Investments
   Fixed maturities
     Held to maturity, at amortized cost (fair value $116,133,002 and $89,785,318)           $   113,050,784   $   86,701,556
     Available for sale, at fair value (amortized cost $192,097,372 and $187,495,949)            198,433,337      194,731,660
   Equity securities, available for sale, at fair value (cost $29,644,333 and $21,587,317)        31,448,221       21,836,460
   Short-term investments, at cost, which approximates fair value                                 78,344,125       29,029,418
                                                                                             ---------------   --------------
     Total investments                                                                           421,276,467      332,299,094
Cash                                                                                               5,908,521        1,124,604
Accrued investment income                                                                          3,752,075        3,815,449
Premiums receivable                                                                               29,016,940       26,286,482
Reinsurance receivable                                                                            81,009,106       83,207,272
Deferred policy acquisition costs                                                                 16,223,765       14,567,070
Deferred tax asset, net                                                                            7,032,409        6,955,707
Prepaid reinsurance premiums                                                                      30,691,654       27,853,996
Property and equipment, net                                                                        4,151,671        4,430,394
Accounts receivable -- securities                                                                  1,524,384          146,507
Other                                                                                              1,449,050          531,589
                                                                                             ---------------   --------------
     Total assets                                                                            $   602,036,042   $  501,218,164
                                                                                             ===============   ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Losses and loss expenses                                                                  $   217,914,057   $  210,691,752
   Unearned premiums                                                                             134,028,035      121,002,447
   Accrued expenses                                                                                7,769,879        6,583,825
   Reinsurance balances payable                                                                    1,355,796        1,100,443
   Federal income taxes payable                                                                      315,808          357,547
   Cash dividend declared to stockholders                                                          1,378,993          887,315
   Borrowings under line of credit                                                                        --       19,800,000
   Subordinated debentures                                                                        25,774,000               --
   Accounts payable -- securities                                                                  2,438,784        2,121,619
   Due to affiliate                                                                                  904,452        4,080,415
   Other                                                                                           1,507,006        1,409,951
                                                                                             ---------------   --------------
     Total liabilities                                                                           393,386,810      368,035,314
                                                                                             ---------------   --------------
Stockholders' Equity
   Preferred stock, $1.00 par value, authorized 2,000,000 shares; none issued                             --               --
   Class A common stock, $.01 par value, authorized 30,000,000 shares,
     issued 9,880,506 and 6,269,093 shares and outstanding 9,798,982 and 6,187,569 shares             98,805           62,691
   Class B common stock, $.01 par value, authorized 10,000,000 shares,
     issued 3,051,811 and 3,024,742 shares and outstanding 3,011,049 and 2,983,980 shares             30,518           30,247
   Additional paid-in capital                                                                    122,744,905       60,651,751
   Accumulated other comprehensive income                                                          5,290,923        4,911,953
   Retained earnings                                                                              81,375,829       68,417,956
   Treasury stock, at cost                                                                          (891,748)        (891,748)
                                                                                             ---------------   --------------
     Total stockholders' equity                                                                  208,649,232      133,182,850
                                                                                             ---------------   --------------
     Total liabilities and stockholders' equity                                              $   602,036,042   $  501,218,164
                                                                                             ===============   ==============

See accompanying notes to consolidated financial statements.

Donegal Group Inc.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                     Year Ended December 31,                                2003             2002            2001
                     -----------------------                            -------------   --------------   --------------
STATEMENTS OF INCOME

Revenues
     Net premiums earned (includes affiliated reinsurance of
        $94,173,934, $86,195,962 and $71,989,136)                       $ 196,792,696   $  185,841,193   $  167,769,854
     Investment income, net of investment expenses                         13,315,936       14,581,252       15,885,544
     Installment payment fees                                               2,464,604        2,447,229        1,587,396
     Lease income                                                             845,211          789,697          801,083
     Net realized investment gains (losses)                                 1,368,031          144,190         (880,254)
     Other income                                                             205,850               --               --
                                                                        -------------   --------------   --------------
        Total revenues                                                    214,992,328      203,803,561      185,163,623
                                                                        -------------   --------------   --------------
Expenses
     Net losses and loss expenses (includes affiliated reinsurance of
        $53,659,974, $54,684,955 and $50,283,481)                         126,243,311      129,267,686      118,177,549
     Amortization of deferred policy acquisition costs                     30,839,000       29,473,000       27,194,000
     Other underwriting expenses                                           28,686,365       25,331,777       27,000,485
     Policy dividends                                                       1,154,773        1,056,790        1,691,759
     Interest                                                               1,287,197        1,119,204        2,247,465
     Other                                                                  1,345,307        1,060,520        1,760,636
                                                                        -------------   --------------   --------------
        Total expenses                                                    189,555,953      187,308,977      178,071,894
                                                                        -------------   --------------   --------------
Income before income tax expense                                           25,436,375       16,494,584        7,091,729

Income tax expense                                                          7,142,399        4,491,862        1,273,598
                                                                        -------------   --------------   --------------
Net income                                                              $  18,293,976   $   12,002,722   $    5,818,131
                                                                        =============   ==============   ==============
Net income per common share
     Basic                                                              $        1.91   $         1.32   $          .65
                                                                        =============   ==============   ==============
     Diluted                                                            $        1.85   $         1.31   $          .64
                                                                        =============   ==============   ==============
STATEMENTS OF COMPREHENSIVE INCOME

Net income                                                              $  18,293,976   $   12,002,722   $    5,818,131
                                                                        -------------   --------------   --------------
Other comprehensive income, net of tax
   Unrealized gains on securities:
     Unrealized holding gain arising during the period, net of income
        tax expense of $754,840,$1,148,224 and $1,277,504                   1,268,190        2,144,813        2,479,860
     Reclassification adjustment for (gains)losses included
        in net income, net of income tax expense (benefit) of
        $478,811, $49,565 and $(299,286)                                     (889,220)         (94,625)         580,968
                                                                        -------------   --------------   --------------
Other comprehensive income                                                    378,970        2,050,188        3,060,828
                                                                        -------------   --------------   --------------
Comprehensive income                                                    $  18,672,946   $   14,052,910   $    8,878,959
                                                                        =============   ==============   ==============

See accompanying notes to consolidated financial statements.

Donegal Group Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                   Common Stock
                           -------------------------------------------------------------
                              Prior     Class A   Class B     Prior     Class A  Class B
                              Shares    Shares     Shares     Amount     Amount   Amount
                           ----------  --------- --------- -----------  -------- -------
Balance,
   January 1, 2001          8,980,977         --        -- $ 8,980,977  $     -- $    --
                           ----------  --------- --------- -----------  -------- -------
Issuance of common stock       61,830     60,144     3,758      61,830       601      38
Recapitalization           (9,042,807) 6,027,975 3,013,987  (9,042,807)   60,280  30,140
Net income
Cash dividends
Exercise of stock options                  9,095     4,220                    91      42
Grant of stock options
Other comprehensive income
                           ----------  --------- --------- -----------  -------- -------
Balance,
   December 31, 2001               --  6,097,214 3,021,965 $        --  $ 60,972 $30,220
                           ----------  --------- --------- -----------  -------- -------

Issuance of common stock                 166,972                           1,670
Net income
Cash dividends
Exercise of stock options                  4,907     2,777                    49      27
Grant of stock options
Other comprehensive income
                           ----------  --------- --------- -----------  -------- -------
Balance,
   December 31, 2002               --  6,269,093 3,024,742 $        --  $ 62,691 $30,247
                           ----------  --------- --------- -----------  -------- -------
Issuance of common stock               3,547,000                          35,470
Net income
Cash dividends
Exercise of stock options                 64,413    27,069                   644     271
Grant of stock options
Other comprehensive income
                           ----------  --------- --------- -----------  -------- -------
Balance,
   December 31, 2003               --  9,880,506 3,051,811 $        --  $ 98,805 $30,518
                           ==========  ========= ========= ===========  ======== =======

                                         Accumulated
                            Additional      Other                                  Total
                             Paid-In    Comprehensive   Retained     Treasury  Stockholders'
                             Capital    Income (Loss)   Earnings       Stock       Equity
                           ------------ ------------- ------------  ---------  -------------
Balance,
   January 1, 2001         $ 46,969,840 $    (199,063)$ 59,269,593  $(891,756) $ 114,129,591
                           ------------ ------------- ------------  ---------  -------------
Issuance of common stock      1,200,202                                            1,262,671
Recapitalization              8,949,361                                     8         (3,018)
Net income                                               5,818,131                 5,818,131
Cash dividends                                          (3,466,947)               (3,466,947)
Exercise of stock options       126,960                                              127,093
Grant of stock options        1,641,352                 (1,641,352)                       --
Other comprehensive income                  3,060,828                              3,060,828
                           ------------ ------------- ------------  ---------  -------------
Balance,
   December 31, 2001       $ 58,887,715 $   2,861,765 $ 59,979,425  $(891,748) $ 120,928,349
                           ------------ ------------- ------------  ---------  -------------

Issuance of common stock      1,641,547                                            1,643,217
Net income                                              12,002,722                12,002,722
Cash dividends                                          (3,526,157)               (3,526,157)
Exercise of stock options        84,455                                               84,531
Grant of stock options           38,034                    (38,034)                       --
Other comprehensive income                  2,050,188                              2,050,188
                           ------------ ------------- ------------  ---------  -------------
Balance,
   December 31, 2002       $ 60,651,751 $   4,911,953 $ 68,417,956  $(891,748) $ 133,182,850
                           ------------ ------------- ------------  ---------  -------------
Issuance of common stock     60,193,670                                           60,229,140
Net income                                              18,293,976                18,293,976
Cash dividends                                          (4,360,026)               (4,360,026)
Exercise of stock options       923,407                                              924,322
Grant of stock options          976,077                   (976,077)                       --
Other comprehensive income                    378,970                                378,970
                           ------------ ------------- ------------  ---------  -------------
Balance,
   December 31, 2003       $122,744,905 $   5,290,923 $ 81,375,829  $(891,748) $ 208,649,232
                           ============ ============= ============  =========  =============

See accompanying notes to consolidated financial statements.

Donegal Group Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Year Ended December 31,                         2003             2002             2001
                  -----------------------                     -------------    -------------    -------------
Cash Flows from Operating Activities:
   Net income                                                 $  18,293,976    $  12,002,722    $   5,818,131
                                                              -------------    -------------    -------------
   Adjustments to reconcile net income to net cash
        provided by operating activities:
     Depreciation and amortization                                1,532,664        1,236,592        1,127,510
     Realized investment (gains) losses                          (1,368,031)        (144,190)         880,254
   Changes in Assets and Liabilities:
     Losses and loss expenses                                     7,222,305       30,851,847       23,363,781
     Unearned premiums                                           13,025,588        6,923,183       14,138,883
     Accrued expenses                                             1,186,054         (602,282)       1,308,632
     Premiums receivable                                         (2,730,458)      (2,142,951)      (2,385,029)
     Deferred policy acquisition costs                           (1,656,695)        (962,855)      (1,320,001)
     Deferred income taxes                                         (352,731)        (579,654)      (1,360,633)
     Reinsurance receivable                                       2,198,166      (15,354,098)     (13,309,290)
     Accrued investment income                                       63,374          (50,373)         237,388
     Amounts due to/from affiliate                               (3,175,963)          65,341         (513,922)
     Reinsurance balances payable                                   255,353          261,287         (795,819)
     Prepaid reinsurance premiums                                (2,837,658)       1,739,471       (4,881,083)
     Current income taxes                                           (41,739)         650,165          (32,656)
     Other, net                                                    (820,406)         181,965         (271,364)
                                                              -------------    -------------    -------------
        Net adjustments                                          12,499,823       22,073,448       16,186,651
                                                              -------------    -------------    -------------
     Net cash provided by operating activities                   30,793,799       34,076,170       22,004,782
                                                              -------------    -------------    -------------

Cash Flows from Investing Activities:
   Purchase of fixed maturities
     Held to maturity                                           (51,747,067)     (35,867,577)     (45,201,470)
     Available for sale                                         104,935,346)     (75,783,783)     (71,700,918)
   Purchase of equity securities                                (20,779,807)     (18,325,041)     (12,440,994)
   Sale of fixed maturities
     Held to maturity                                             1,971,000          415,000               --
     Available for sale                                          16,575,179          461,965       16,250,109
   Maturity of fixed maturities
     Held to maturity                                            22,256,933       34,967,828       51,313,296
     Available for sale                                          84,393,268       58,798,825       50,781,533
   Sale of equity securities                                     12,683,028       13,394,123        7,089,532
   Net purchase of property and equipment                          (371,477)        (552,005)        (161,269)
   Net purchases of short-term investments                      (49,314,707)      (4,955,218)      (4,634,695)
                                                              -------------    -------------    -------------
     Net cash used in investing activities                      (89,268,996)     (27,445,883)      (8,704,876)
                                                              -------------    -------------    -------------

Cash Flows from Financing Activities:
   Issuance of common stock                                      61,153,462        1,727,748        1,386,746
   Issuance of subordinated debentures                           25,774,000               --               --
   Payments on line of credit                                   (19,800,000)      (7,800,000)     (12,400,000)
   Cash dividends paid                                           (3,868,348)      (3,508,719)      (3,394,352)
                                                              -------------    -------------    -------------
     Net cash provided by (used in) financing activities         63,259,114       (9,580,971)     (14,407,606)
                                                              -------------    -------------    -------------

Net increase (decrease) in cash                                   4,783,917       (2,950,684)      (1,107,700)
Cash at beginning of year                                         1,124,604        4,075,288        5,182,988
                                                              -------------    -------------    -------------
Cash at end of year                                           $   5,908,521    $   1,124,604    $   4,075,288
                                                              =============    =============    =============

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

We were organized as a regional insurance holding company by Donegal Mutual Insurance Company (the "Mutual Company") and operate predominantly as an underwriter of property and casualty insurance through our subsidiaries. Our two property and casualty insurance subsidiaries during 2003, Atlantic States Insurance Company ("Atlantic States") and Southern Insurance Company of Virginia ("Southern") write personal and commercial lines property and casualty coverages exclusively through a network of independent insurance agents in the Mid-Atlantic and Southern states. In January 2004, we also acquired Le Mars Insurance Company ("Le Mars") and the Peninsula Insurance Group ("Peninsula"), which consists of Peninsula Indemnity Company and The Peninsula Insurance Company. We have three operating segments: the investment function, the personal lines function and the commercial lines function. Our personal lines products consist primarily of homeowners and private passenger automobile policies. Our commercial lines products consist primarily of commercial automobile, commercial multiple peril and workers' compensation policies. At December 31, 2003, the Mutual Company held approximately 42% of our outstanding Class A common stock and approximately 62% of our outstanding Class B common stock.

         Atlantic States participates in a pooling agreement with the Mutual Company. Under the pooling agreement, the insurance business of the two companies is pooled, and Atlantic States assumes 70% of the pooled business. Prior to January 1, 2002, Southern ceded 50% of its business to the Mutual Company. We also own 47.5% of the outstanding stock of Donegal Financial Services Corporation ("DFSC"), a thrift holding company. The remaining 52.5% of the outstanding stock of DFSC is owned by the Mutual Company.

         Pioneer Insurance Company of Ohio ("Pioneer-Ohio"), Delaware Atlantic Insurance Company ("Delaware") and Pioneer Insurance Company of New York ("Pioneer-New York"), previously wholly owned subsidiaries, were merged into Atlantic States on May 1, 2002, August 1, 2001 and September 30, 2001, respectively. Southern Heritage Insurance Company, previously a wholly owned subsidiary, was merged into Southern on May 1, 2002. The mergers were accounted for as statutory mergers and had no financial impact on the consolidated entity.

         On December 1, 2003, we completed an underwritten public offering of 3,450,000 shares of our Class A common stock, resulting in net proceeds of $59.0 million to us.

         In June 2002, the Mutual Company consummated an affiliation with Le Mars. As part of the affiliation, the Mutual Company entered into a management agreement with and made a $4.0 million surplus note investment in Le Mars. During 2003, Le Mars' board of directors adopted a plan of conversion to convert to a stock insurance company. Following policyholder and regulatory approval of the plan of conversion, we acquired Le Mars as of January 1, 2004 for approximately $12.6 million in cash, including payment of the surplus note and accrued interest to the Mutual Company.

         On January 6, 2004, we purchased Peninsula for a price in cash equal to 107.5% of Peninsula's GAAP stockholders' equity as of the closing of the acquisition, or approximately $23.3 million.

BASIS OF CONSOLIDATION

The consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, include our accounts and those of our wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The term "we," "us," "our," or the "Company" as used herein refer to the consolidated entity.

USE OF ESTIMATES

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

         We make estimates and assumptions that can have a significant effect on amounts and disclosures we report in our financial statements. The most significant estimates relate to our reserves for property and casualty insurance unpaid losses and loss expenses, valuation of investments, policy acquisition costs and guaranty fund liability accruals. While we believe our estimates are appropriate, the ultimate amounts may differ from the estimates provided. The methods for making these estimates are continually reviewed, and any adjustment considered necessary is reflected in our current results of operations.

INVESTMENTS

We classify our debt and equity securities into the following categories:

         Held to Maturity--Debt securities that we have the positive intent and ability to hold to maturity; reported at amortized cost.

         Available for Sale--Debt and equity securities not classified as held to maturity; reported at fair value, with unrealized gains and losses excluded from income and reported as a separate component of stockholders' equity (net of tax effects).

         Short-term investments are carried at amortized cost, which approximates fair value.

         If there is a decline in fair value below amortized cost that is other than temporary, the cost basis for such investments in the held to maturity and available for sale categories is reduced to fair value. Such decline in cost basis is recognized as a realized loss and charged to income.

         Premiums and discounts on debt securities are amortized over the life of the security as an adjustment to yield using the effective interest method. Realized investment gains and losses are computed using the specific identification method.

         Premiums and discounts for mortgage-backed debt securities are amortized using anticipated prepayments.

FAIR VALUES OF FINANCIAL INSTRUMENTS

We have used the following methods and assumptions in estimating our fair value disclosures:

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

         Borrowings Under Line of Credit and Subordinated Debentures--The carrying amounts reported in the balance sheet for the line of credit and subordinated debentures approximate fair value due to their variable rate nature.

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

         We have no material exposures to environmental liabilities.

GUARANTY FUND LIABILITY ACCRUALS

We make estimates of our insurance subsidiaries' liabilities for guaranty fund and other assessments because of insurance company insolvencies from states in which the subsidiaries are licensed. Generally, an insurer is subject to assessment, depending upon its market share of a given line of business, to assist in the payment of unpaid claims and related costs of insolvent insurance companies. We generally record our liability for such assessments as premiums upon which those assessments are based are written. As a result of several large insolvencies in recent years, we are currently being assessed at the maximum level permitted by Pennsylvania law for several of our lines of business, and we expect we will continue to be assessed by Pennsylvania at the maximum level for these business lines for a number of years.

INCOME TAXES

We currently file a consolidated federal income tax return.

         We account for income taxes using the asset and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

CREDIT RISK

We provide property and liability coverages through our subsidiaries' independent agency systems located throughout our operating area. The majority of this business is billed directly to the insured, although a portion of our commercial business is billed through our agents, who are extended credit in the normal course of business.

         Our subsidiaries have reinsurance agreements in place with the Mutual Company and with a number of other authorized reinsurers with at least an A.M. Best rating of A- or an equivalent financial condition.

REINSURANCE ACCOUNTING AND REPORTING

We rely upon reinsurance agreements to limit our maximum net loss from large single risks or risks in concentrated areas, and to increase our capacity to write insurance. Reinsurance does not relieve the primary insurer from liability to its policyholders. To the extent that a reinsurer may be unable to pay losses for which it is liable under the terms of a reinsurance agreement, we are exposed to the risk of continued liability for such losses. However, in an effort to reduce the risk of non-payment, we require all of our reinsurers to have an A.M. Best rating of A- or better or, with respect to foreign reinsurers, to have a financial condition that, in the opinion of management, is equivalent to a company with at least an A- rating.

STOCK-BASED COMPENSATION

We account for stock-based compensation plans under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. During 2001, we adopted an Equity Incentive Plan for key employees that made 1,500,000 shares of Class A common stock available for issuance. The plan provides for the granting of awards by the Board of Directors in the form of stock options, stock appreciation rights, restricted stock or any combination of the above. During 2001, we also adopted an Equity Incentive Plan for Directors that made 200,000 shares of Class A common stock available for issuance. Awards may be made in the form of stock options, and the plan additionally provides for the issuance of 175 shares of restricted stock to each director on the first business day of January in each year. No stock-based employee compensation is reflected in income, except for expense associated with restricted stock issued, as all options granted under those plans had an exercise price equal to, or greater than, the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net income and earnings per share as if we had applied the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (as amended by SFAS No. 148), "Accounting for Stock-Based Compensation."

                                                  2003               2002               2001
                                             --------------     --------------     --------------
Net income, as reported                      $   18,293,976     $   12,002,722     $    5,818,131
Less:
    Total stock-based
    employee compensation
    expense determined
    under fair value
    based method for
    all awards, net of
    related tax effects                             (30,814)          (234,935)          (200,358)
                                             --------------     --------------     --------------
Pro-forma net income                         $   18,263,162     $   11,767,787     $    5,617,773
                                             ==============     ==============     ==============

Basic earnings per share:
    As reported                              $         1.91     $         1.32     $          .65
    Pro-forma                                          1.91               1.30                .63
Diluted earnings per share:
    As reported                              $         1.85     $         1.31     $          .64
    Pro-forma                                          1.85               1.28                .62

         The weighted-average grant date fair value of options granted for the various plans during 2000 was $2.23.

         The fair values above were calculated based upon risk-free interest rates of 5.75% for the Stock Purchase Plans and the Equity Incentive Plans, expected lives of 6 months for the Stock Purchase Plans and 5 years for the Equity Incentive Plans, expected volatility of 54% for 2000 and an expected dividend yield of 4.5% for 2000.

EARNINGS PER SHARE

Basic earnings per share are calculated by dividing net income by the weighted-average number of common shares outstanding for the period, while diluted earnings per share reflects the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

2--TRANSACTIONS WITH AFFILIATES

We conduct business and have various agreements with the Mutual Company that are described below:

a. REINSURANCE POOLING AND OTHER REINSURANCE ARRANGEMENTS

Atlantic States cedes to the Mutual Company all of its insurance business and assumes from the Mutual Company 70% of the Mutual Company's total pooled insurance business, including that assumed from Atlantic States and substantially all of the business assumed by the Mutual Company from Southern (prior to January 1, 2002). The Mutual Company and Atlantic States write business with different risk profiles. Through the pooling arrangement, each is able to share proportionately in the results of all policies written by the other. Atlantic States ceded premiums earned of $55,846,128, $45,229,457 and $37,345,259 and ceded losses and loss expenses incurred of $35,840,578, $34,471,381 and $29,094,804 under this arrangement during 2003, 2002 and 2001, respectively. It also assumed premiums earned of $153,068,026, $134,236,778 and $126,769,521 and assumed losses and loss expenses incurred of $99,677,221, $96,517,930 and $93,470,958 under this arrangement during 2003, 2002 and 2001, respectively. Atlantic States had prepaid reinsurance premiums of $29,981,597, $26,517,322 and $20,942,093 and a ceded liability for losses and loss expenses of $52,263,271, $47,862,627 and $39,321,214 under this arrangement as of
December 31, 2003, 2002 and 2001, respectively. It also had assumed unearned premiums of $77,782,685, $69,208,310 and $63,636,858 and an assumed liability for losses and loss expenses of $121,297,553, $113,850,952 and $99,664,285 under this arrangement at December 31, 2003, 2002 and 2001, respectively.

         Prior to January 1, 2002, the Mutual Company and Southern had a quota share agreement whereby Southern ceded 50% of its direct business, less reinsurance, to the Mutual Company. The business assumed by the Mutual Company from Southern became part of the pooling arrangement between the Mutual Company and Atlantic States. Southern ceded premiums earned of $0, $0 and $14,995,606 and ceded losses and loss expenses incurred of $(73,077), $488,055 and $9,898,422 under this agreement during 2003, 2002 and 2001, respectively. Southern had prepaid reinsurance premiums of $0, $0 and $7,310,471 and a ceded liability for losses and loss expenses of $4,175,127, $6,399,727 and $10,068,604 under this agreement at December 31, 2003, 2002 and 2001, respectively. This agreement was terminated as of January 1, 2002.

         Atlantic States and Southern each have a catastrophe reinsurance agreement with the Mutual Company that limits the maximum liability under any one catastrophic occurrence to $500,000 with a combined limit of $1,000,000 for a catastrophe involving both of the companies. Prior to merging into Atlantic States, Pioneer-Ohio, Delaware and Pioneer-New York each had a catastrophe reinsurance agreement with the Mutual Company that limited the maximum liability under any one catastrophic occurrence to $200,000, $300,000 and $400,000, respectively. Prior to merging into Southern, Southern Heritage had a catastrophe reinsurance agreement with the Mutual Company that limited the maximum liability under any one catastrophic occurrence to $400,000. Prior to merging into Atlantic States, Delaware and the Mutual Company had an excess of loss reinsurance agreement in which the Mutual Company assumed up to $250,000 of losses in excess of $50,000. Prior to merging into Atlantic States, Pioneer-Ohio and the Mutual Company had an excess of loss reinsurance agreement in which the Mutual Company assumed up to $250,000 ($200,000 in 2000) of losses in excess of $50,000. The Mutual Company and Southern have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $150,000 ($175,000 in 2002 and $50,000 in 2001) of losses in excess of $150,000 ($125,000 in 2002 and $100,000 in 2001). Prior to merging into Atlantic States, Pioneer-New York and the Mutual Company had an excess of loss reinsurance agreement in which the Mutual Company assumed up to $250,000 ($200,000 in 2000) of losses in excess of $50,000. Effective October 1, 2000 and prior to merging into Southern, Southern Heritage and the Mutual Company had an excess of loss reinsurance agreement in which the Mutual Company assumed up to $175,000 of losses in excess of $125,000. The Mutual Company has agreements in place with Southern (and Pioneer-Ohio and Delaware prior to merging into Atlantic States) to reallocate the loss results of workers' compensation business written by those companies as part of commercial accounts primarily written by the Mutual Company or Atlantic States. These agreements provide for the workers' compensation loss ratios of Southern to be no worse than the average workers' compensation loss ratio for all of the companies combined. The Mutual Company and Pioneer-New York also had an aggregate excess of loss reinsurance agreement in which the Mutual Company agreed to assume the adverse loss development of claims with dates of loss prior to December 31, 2000, as developed through December 31, 2002, and to assume losses in excess of a 60% loss ratio through December 31, 2002. The subsidiaries ceded premiums earned of $3,047,964, $2,811,359 and $2,439,520 and ceded losses and loss expenses incurred of $10,249,746, $6,873,539 and $4,194,251 under these various agreements during 2003, 2002 and 2001, respectively. The subsidiaries had a ceded liability for losses and loss expenses of $7,218,397, $6,397,326 and $5,395,528 under these various agreements at December 31, 2003, 2002, and 2001, respectively.

         Southern (and Delaware, Pioneer-Ohio, Southern Heritage and and Pioneer-New York prior to mergers) has an agreement with the Mutual Company under which it cedes, and then reassumes back, 100% of its business net of reinsurance. The primary purpose of the agreement is to provide Southern with the same A.M. Best rating (currently "A") as the Mutual Company, which this subsidiary could not achieve without this contract in place. This agreement does not transfer insurance risk. While these subsidiaries ceded and reassumed amounts received from policyholders of $46,885,317, $48,921,377 and $41,142,936 and claims of $26,497,971, $28,859,644 and $23,348,952 under these agreements in 2003, 2002 and 2001, respectively, the amounts are not reflected in the consolidated financial statements. The aggregate liabilities ceded and reassumed under these agreements were $47,217,323 and $43,541,766 at December 31, 2003, and 2002, respectively.

b. EXPENSE SHARING

The Mutual Company provides facilities, management and other services to us, and we reimburse the Mutual Company for such services on a periodic basis under usage agreements and pooling arrangements. The charges are based upon the relative participation of us and the Mutual Company in the pooling arrangement, and our management and the management of the Mutual Company consider this allocation to be reasonable. Charges for these services totalled $33,047,769, $28,586,888 and $29,298,569 for 2003, 2002 and 2001, respectively.

c. LEASE AGREEMENT

We lease office equipment and automobiles with terms ranging from 3 to 10 years to the Mutual Company under a 10-year lease agreement dated January 1, 2000.

d. LEGAL SERVICES

Donald H. Nikolaus, President and one of our directors, is also a partner in the law firm of Nikolaus & Hohenadel. Such firm has served as our general counsel since 1986, principally in connection with the defense of claims litigation arising in Lancaster, Dauphin and York counties. Such firm is paid its customary fees for such services.

e. PROVINCE BANK

As of December 31, 2003, we had $5,661,089 in checking accounts with Province Bank, a wholly owned subsidiary of DFSC. We earned $24,972 in interest on these accounts during 2003.

3--INVESTMENTS

The amortized cost and estimated fair values of fixed maturities and equity securities at December 31, 2003 and 2002, are as follows:

                                                                2003
                                    ------------------------------------------------------------
                                                        Gross          Gross         Estimated
                                     Amortized       Unrealized      Unrealized         Fair
    HELD TO MATURITY                   Cost             Gains          Losses           Value
    ----------------                ------------    ------------    ------------    ------------
U.S. Treasury securities
       and obligations of
       U.S. government
       corporations
       and agencies                 $ 29,130,684    $     66,050    $    368,967    $ 28,827,767

Canadian government
       obligation                        499,630          25,370              --         525,000

Obligations of states
       and political
       subdivisions                   45,187,284       1,117,513          60,847      46,243,950

Corporate securities                  25,192,044       2,086,465               9      27,278,500

Mortgage-backed
       securities                     13,041,142         287,732          71,089      13,257,785
                                    ------------    ------------    ------------    ------------
    Totals                          $113,050,784    $  3,583,130    $    500,912    $116,133,002
                                    ============    ============    ============    ============

                                                                2003
                                    ------------------------------------------------------------
                                                        Gross          Gross         Estimated
                                     Amortized       Unrealized      Unrealized         Fair
   AVAILABLE FOR SALE                  Cost             Gains          Losses           Value
   ------------------               ------------    ------------    ------------    ------------
U.S. Treasury securities
       and obligations of
       U.S. government
       corporations
       and agencies                 $ 69,481,186    $  1,094,878    $     68,714    $ 70,507,350

Obligations of states
       and political
       subdivisions                   81,104,794       3,281,260             604      84,385,450

Corporate securities                  28,766,844       1,932,256              --      30,699,100

Mortgage-backed
       securities                     12,744,548          99,886           2,997      12,841,437

Equity securities                     29,644,333       1,897,441          93,553      31,448,221
                                    ------------    ------------    ------------    ------------
    Totals                          $221,741,705    $  8,305,721    $    165,868    $229,881,558
                                    ============    ============    ============    ============

                                                2002
------------------------------------------------------------------------------------------------
                                                        Gross          Gross         Estimated
                                     Amortized       Unrealized      Unrealized         Fair
   HELD TO MATURITY                    Cost             Gains          Losses           Value
   ----------------                 ------------    ------------    ------------    ------------
U.S. Treasury securities
       and obligations of
       U.S. government
       corporations
       and agencies                 $ 12,641,126    $    407,958      $       --    $ 13,049,084

Canadian government
       obligation                        499,250          40,750              --         540,000

Obligations of states
       and political
       subdivisions                   33,891,385         574,768          66,463      34,399,690

Corporate securities                  29,551,491       1,745,990          12,103      31,285,378

Mortgage-backed
       securities                     10,118,304         393,857             995      10,511,166
                                    ------------    ------------    ------------    ------------
    Totals                          $ 86,701,556    $  3,163,323    $     79,561    $ 89,785,318
                                    ============    ============    ============    ============

                                                2002
------------------------------------------------------------------------------------------------
                                                        Gross          Gross         Estimated
                                     Amortized       Unrealized      Unrealized         Fair
   AVAILABLE FOR SALE                  Cost             Gains          Losses           Value
   ------------------               ------------    ------------    ------------    ------------
U.S. Treasury securities
       and obligations of
       U.S. government
       corporations
       and agencies                 $ 56,344,340    $  1,943,229    $        337    $ 58,287,232

Obligations of states
       and political
       subdivisions                   78,515,340       3,083,256         152,996      81,445,600

Corporate securities                  34,848,807       2,016,526           2,783      36,862,550

Mortgage-backed
       securities                     17,787,462         363,649          14,833      18,136,278

Equity securities                     21,587,317       1,007,030         757,887      21,836,460
                                    ------------    ------------    ------------    ------------
    Totals                          $209,083,266    $  8,413,690    $    928,836    $216,568,120
                                    ============    ============    ============    ============

         The amortized cost and estimated fair value of fixed maturities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     Estimated
                                                   Amortized           Fair
                                                     Cost              Value
                                                 --------------    --------------
HELD TO MATURITY
Due in one year or less                          $    3,951,952    $    4,048,500
Due after one year through five years                33,077,638        34,294,650
Due after five years through ten years               22,362,319        23,141,267
Due after ten years                                  40,617,733        41,390,800
Mortgage-backed securities                           13,041,142        13,257,785
                                                 --------------    --------------
    Total held to maturity                       $  113,050,784    $  116,133,002
                                                 ==============    ==============
AVAILABLE FOR SALE
Due in one year or less                          $    9,896,463    $   10,100,250
Due after one year through five years                75,387,586        78,092,950
Due after five years through ten years               48,518,923        50,694,900
Due after ten years                                  45,549,852        46,703,800
Mortgage-backed securities                           12,744,548        12,841,437
                                                 --------------    --------------
    Total available for sale                     $  192,097,372    $  198,433,337
                                                 ==============    ==============

         The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 2003 and 2002, amounted to $5,095,211 and $5,400,597, respectively.

         Net investment income, consisting primarily of interest and dividends, is attributable to the following sources:

                                                  2003               2002               2001
                                             --------------     --------------     --------------
Fixed maturities                             $   13,255,492     $   14,285,049     $   15,145,949
Equity securities                                   834,578            804,087            546,243
Short-term investments                              523,527            564,738            920,538
Other                                                29,250             29,249            255,250
                                             --------------     --------------     --------------
Investment income                                14,642,847         15,683,123         16,867,980
Investment expenses                               1,326,911          1,101,871            982,436
                                             --------------     --------------     --------------
Net investment income                        $   13,315,936     $   14,581,252     $   15,885,544
                                             ==============     ==============     ==============

         Gross realized gains and losses from investments and the change in the difference between fair value and cost of investments, before applicable income taxes, are as follows:

                                                  2003               2002               2001
                                             --------------     --------------     --------------
Gross realized gains:
    Fixed maturities                         $    1,002,461     $      128,714     $      554,560
    Equity securities                               637,856            911,994            323,451
                                             --------------     --------------     --------------
                                                  1,640,317          1,040,708            878,011
                                             --------------     --------------     --------------
Gross realized losses:
    Fixed maturities                                 33,759            106,789             28,618
    Equity securities                               238,527            789,729          1,729,647
                                             --------------     --------------     --------------
                                                    272,286            896,518          1,758,265
                                             --------------     --------------     --------------
Net realized gains (losses)                  $    1,368,031     $      144,190     $     (880,254)
                                             ==============     ==============     ==============
Change in difference between
    fair value and cost of
    investments:
    Fixed maturities                         $     (901,290)    $    5,253,785     $    3,498,259
    Equity securities                             1,554,745           (637,585)         1,275,050
                                             --------------     --------------     --------------
                                             $      653,455     $    4,616,200     $    4,773,309
                                             ==============     ==============     ==============

         Income taxes (benefit) on realized investment gains (losses) were $478,811, $49,565, and $(299,286) for 2003, 2002 and 2001, respectively.
Deferred income taxes applicable to net unrealized investment gains included in shareholders' equity were $2,848,930 and $2,572,901 at December 31, 2003 and 2002, respectively.

         We held available for sale fixed maturities and equity securities with unrealized losses representing declines that we considered temporary at December 31, 2003 as follows:

                                        Less than 12 months             12 months or longer
                                    ----------------------------    ----------------------------
                                       Fair          Unrealized        Fair          Unrealized
                                       Value           Losses          Value           Losses
                                    ------------    ------------    ------------    ------------
U.S. Treasury securities
    and obligations of
    U.S. government
    corporations and
    agencies                        $  5,020,000    $     68,714    $         --    $         --
Obligations of states and
    political subdivisions               525,000             604              --              --
Mortgage-backed
    securities                         2,226,680           2,997              --              --
Equity securities                      1,275,737          54,198         898,130          39,355
                                    ------------    ------------    ------------    ------------
    Totals                          $  9,047,417    $    126,513    $    898,130    $     39,355
                                    ============    ============    ============    ============

         During 2003, 2002 and 2001, certain investments trading below cost had declined on an other-than-temporary basis. Losses of $237,724, $378,672 and $1,462,913 were included in net realized investment gains (losses) for these investments in 2003, 2002 and 2001, respectively.

         During 2003, we sold certain bonds that had been classified as held to maturity due to a series of rating agency downgrades related to these securities. These bonds had an amortized cost of $1.8 million, and the sale resulted in a realized gain of $165,564. During 2002, we sold certain bonds that had been classified as held to maturity due to significant deterioration in the issuer's credit worthiness. These bonds had an amortized cost of $488,901, and the sale resulted in a realized loss of $73,901. There were no other sales or transfers from the held to maturity portfolio in 2003 or 2002. On January 1, 2001, we transferred investments with an amortized cost of $51,640,154 and fair value of $52,444,675 from the held to maturity classification to the available for sale classification under the provisions of SFAS No. 133 and 138. The unrealized holding gain of $804,521 at January 1, 2001 was reported in other comprehensive income. The transfer had no impact on net income.

         We have no derivative instruments or hedging activities.

4--DEFERRED POLICY ACQUISITION COSTS

Changes in deferred policy acquisition costs are as follows:

                                                  2003               2002               2001
                                             --------------     --------------     --------------
Balance, January 1                           $   14,567,070     $   13,604,215     $   12,284,214
Acquisition costs deferred                       32,495,695         30,435,855         28,514,001
Amortization charged
    to earnings                                  30,839,000         29,473,000         27,194,000
                                             --------------     --------------     --------------
Balance, December 31                         $   16,223,765     $   14,567,070     $   13,604,215
                                             ==============     ==============     ==============

5--PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2003 and 2002, consisted of the following:

                                                                                     Estimated
                                                                                       Useful
                                                  2003               2002               Life
                                             --------------     --------------     --------------
Cost--office equipment                       $    5,293,302     $    5,441,882      5-15 years
       automobiles                                  903,162            785,572        3 years
       real estate                                2,676,636          3,105,851      15-50 years
       software                                     325,323            561,146        5 years
                                             --------------     --------------
                                                  9,198,423          9,894,451
Accumulated depreciation                         (5,046,752)        (5,464,057)
                                             --------------     --------------
                                             $    4,151,671     $    4,430,394
                                             ==============     ==============

         Depreciation expense for 2003, 2002, and 2001 amounted to $650,200, $690,263 and $829,100, respectively.

6--LIABILITY FOR LOSSES AND LOSS EXPENSES

Activity in the liability for losses and loss expenses is summarized as follows:

                                                  2003               2002               2001
                                             --------------     --------------     --------------
Balance at January 1                         $  210,691,752     $  179,839,905     $  156,476,124
    Less reinsurance
       recoverable                               79,583,319         65,295,790         53,766,710
                                             --------------     --------------     --------------
Net balance at January 1                        131,108,433        114,544,115        102,709,414
                                             --------------     --------------     --------------
Incurred related to:
    Current year                                126,693,421        122,433,653        110,142,467
    Prior years                                    (450,110)         6,834,033          8,035,082
                                             --------------     --------------     --------------
Total incurred                                  126,243,311        129,267,686        118,177,549
                                             --------------     --------------     --------------
Paid related to:
    Current year                                 72,187,103         67,655,902         63,289,736
    Prior years                                  46,268,571         45,047,466         43,053,112
                                             --------------     --------------     --------------
Total paid                                      118,455,674        112,703,368        106,342,848
                                             --------------     --------------     --------------
Net balance at
       December 31                              138,896,070        131,108,433        114,544,115
    Plus reinsurance
       recoverable                               79,017,987         79,583,319         65,295,790
                                             --------------     --------------     --------------
Balance at December 31                       $  217,914,057     $  210,691,752     $  179,839,905
                                             ==============     ==============     ==============

         We recognized an increase (decrease) in the liability for losses and loss expenses of prior years of $(450,110), $6.8 million and $8.0 million in 2003, 2002 and 2001, respectively. These developments are primarily attributable to variations from expected claim severity in the private passenger and commercial automobile liability, workers' compensation and commercial multiple peril lines of business.

7--BORROWINGS

LINE OF CREDIT

On November 25, 2003, we entered into a credit agreement with Manufacturers and Traders Trust Company ("M&T") relating to a four-year $35.0 million unsecured, revolving line of credit. As of December 31, 2003, we may borrow up to $35.0 million at interest rates equal to the bank's current prime rate or the then current London interbank Eurodollar bank rate plus between 1.50% and 1.75%, depending on our leverage ratio. In addition, we pay a fee of 0.15% per annum on the loan commitment amount, regardless of usage. The agreement requires our compliance with certain covenants, which include minimum levels of our net worth, leverage ratio and statutory surplus and A.M. Best ratings of our subsidiaries. As of December 31, 2003, there were no borrowings outstanding, and we complied with all requirements of the agreement.

         At December 31, 2002, pursuant to a credit agreement dated December 29, 1995, and amended as of July 27, 1998, with Fleet National Bank, we had unsecured borrowings of $19.8 million. Such borrowings were made in connection with various acquisitions and capital contributions to our subsidiaries. The borrowings under this line of credit were repaid during 2003, and this credit agreement was terminated on December 2, 2003.

SUBORDINATED DEBENTURES

         On May 15, 2003, we received $15.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on May 15, 2033 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 4.10%, which is adjustable quarterly. At December 31, 2003, the interest rate on these debentures was 5.28%, next subject to adjustment on February 15, 2004. As of December 31, 2003, we have an equity interest of $464,000 in a trust and subordinated debentures of $15.5 million related to this transaction.

         On October 29, 2003, we received $10.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on October 29, 2033 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 3.85%, which is adjustable quarterly. At December 31, 2003, the interest rate on these debentures was 5.01%, next subject to adjustment on January 29, 2004. As of December 31, 2003, we have an equity interest of $310,000 in a trust and subordinated debentures of $10.3 million related to this transaction.

8--REINSURERS

UNAFFILIATED REINSURERS

In addition to the reinsurance in place with the Mutual Company, our subsidiaries have other reinsurance in place, principally with four unaffiliated reinsurers. We monitor the financial strength of our unaffiliated reinsurers, requiring that companies rated by A.M. Best Company maintain a rating of A- or higher and that foreign reinsurers not rated by A.M. Best Company maintain a level of financial strength equivalent to companies qualifying for an A.M. Best Company rating of A- or higher. The following amounts represent ceded reinsurance transactions with unaffiliated reinsurers during 2003, 2002 and 2001:

                                                2003            2002            2001
                                            ------------    ------------    ------------
Premiums written                            $ 10,908,851    $ 10,772,473    $  9,348,853
                                            ============    ============    ============
Premiums earned                             $ 11,535,468    $ 10,776,702    $  9,440,035
                                            ============    ============    ============
Losses and loss expenses                    $ 10,646,851    $ 13,693,184    $  6,907,947
                                            ============    ============    ============
Prepaid reinsurance premiums                $    710,057    $  1,336,674    $  1,340,903
                                            ============    ============    ============
Liability for losses and
    loss expenses                           $ 15,361,192    $ 18,923,639    $ 10,510,444
                                            ============    ============    ============

TOTAL REINSURANCE

The following amounts represent the total of all ceded reinsurance transactions with both affiliated and unaffiliated reinsurers during 2003, 2002 and 2001:

                                                2003            2002            2001
                                            ------------    ------------    ------------
Premiums earned                             $ 70,429,560    $ 58,817,518    $ 64,220,420
                                            ============    ============    ============
Losses and loss expenses                    $ 56,664,098    $ 55,526,159    $ 50,095,424
                                            ============    ============    ============
Prepaid reinsurance premiums                $ 30,691,654    $ 27,853,996    $ 29,593,467
                                            ============    ============    ============
Liability for losses and
    loss expenses                           $ 79,017,987    $ 79,583,319    $ 65,295,790
                                            ============    ============    ============

         The following amounts represent the effect of reinsurance on premiums written for 2003, 2002 and 2001:

                                                2003            2002            2001
                                            ------------    ------------    ------------
Direct                                      $118,605,732    $111,767,756    $110,298,533
Assumed                                      161,642,112     139,814,138     135,830,624
Ceded                                         73,267,218      57,078,047      69,101,503
                                            ------------    ------------    ------------
Net premiums written                        $206,980,626    $194,503,847    $177,027,654
                                            ============    ============    ============

         The following amounts represent the effect of reinsurance on premiums earned for 2003, 2002 and 2001:

                                                2003            2002            2001
                                            ------------    ------------    ------------
Direct                                      $114,154,202    $110,412,498    $105,214,059
Assumed                                      153,068,054     134,246,213     126,776,215
Ceded                                         70,429,560      58,817,518      64,220,420
                                            ------------    ------------    ------------
Net premiums earned                         $196,792,696    $185,841,193    $167,769,854
                                            ============    ============    ============

9--INCOME TAXES

The provision for income tax consists of the following:

                                                2003            2002            2001
                                            ------------    ------------    ------------
Current                                     $  7,495,130    $  5,071,516    $  2,634,231
Deferred                                        (352,731)       (579,654)     (1,360,633)
                                            ------------    ------------    ------------
Federal tax provision                       $  7,142,399    $  4,491,862    $  1,273,598
                                            ============    ============    ============

         The effective tax rate is different from the amount computed at the statutory federal rate of 35% for 2003 and 34% for 2002 and 2001. The reasons for such difference and the related tax effects are as follows:

                                                2003            2002            2001
                                            ------------    ------------    ------------
Income before
    income taxes                            $ 25,436,375    $ 16,494,584    $  7,091,729
                                            ============    ============    ============
Computed "expected"
    taxes                                      8,902,731       5,608,159       2,411,188
Tax-exempt interest                           (1,824,830)     (1,304,197)     (1,399,238)
Dividends received deduction                     (49,147)        (31,830)        (21,908)
Other, net                                       113,645         219,730         283,556
                                            ------------    ------------    ------------
Federal income
    tax provision                           $  7,142,399    $  4,491,862    $  1,273,598
                                            ============    ============    ============

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002, are as follows:

                                                   2003             2002
                                               ------------     ------------
Deferred tax assets:
    Unearned premium                           $  7,246,680     $  6,438,461
    Loss reserves                                 5,943,747        5,786,195
    Net operating loss carryforward -
       Southern Heritage                          1,459,722        1,744,081
    Other                                         1,449,747        1,133,488
                                               ------------     ------------
       Total                                   $ 16,099,896     $ 15,102,225
                                               ============     ============
Deferred tax liabilities:
    Depreciation expense                       $    331,291     $    343,362
    Deferred policy acquisition costs             5,678,318        5,007,431
    Salvage recoverable                             208,948          222,824
    Unrealized gain                               2,848,930        2,572,901
                                               ------------     ------------
       Total                                   $  9,067,487     $  8,146,518
                                               ============     ============
       Net deferred tax assets                 $  7,032,409     $  6,955,707
                                               ============     ============

         A valuation allowance is provided when it is more likely than not that some portion of the tax asset will not be realized. Management has determined that it is not required to establish a valuation allowance for any deferred tax asset at December 31, 2003, since it is more likely than not that the deferred tax assets will be realized through reversals of existing temporary differences, future taxable income, carryback to taxable income in prior years and the implementation of tax planning strategies.

         At December 31, 2003, we have a net operating loss carryforward of $4,170,635, which is available to offset our taxable income. Such net operating loss carryforward will expire beginning in 2009. Federal income tax laws limit the amount of net operating loss carryforward that we can use in any one year to approximately $1 million.

10--STOCKHOLDERS' EQUITY

On April 19, 2001 our stockholders approved an amendment to our Certificate of Incorporation. Among other things, the amendment reclassified our common stock as Class B common stock and effected a one-for-three reverse split of our Class B common stock effective April 19, 2001. The amendment also authorized a new class of common stock with one-tenth of a vote per share designated as Class A common stock. Our Board also approved a dividend of two shares of Class A common stock for each share of Class B common stock, after the one-for-three reverse split, held of record at the close of business April 19, 2001. The effect of the reverse split and the stock dividend taken together is that we had the same total number of shares outstanding after the reverse split and the stock dividend as we did before the reverse split and the stock dividend. Therefore, there is no change in the historical earnings per share of the Class A common stock and the Class B common stock after the reverse split and the stock dividend compared to before the reverse split and the stock dividend.

         Each share of Class A common stock outstanding at the time of the declaration of any dividend or other distribution payable in cash upon the shares of Class B common stock is entitled to a dividend or distribution payable at the same time and to stockholders of record on the same date in an amount at least 10% greater than any dividend declared upon each share of Class B common stock. In the event of our merger or consolidation with or into another entity, the holders of Class A common stock and the holders of Class B common stock are entitled to receive the same per share consideration in such merger or consolidation. In the event of our liquidation, dissolution or winding-up, any assets available to common stockholders will be distributed pro-rata to the holders of Class A common stock and Class B common stock.

11--STOCK COMPENSATION PLANS

EQUITY INCENTIVE PLANS

During 1996, we adopted an Equity Incentive Plan for key employees. During 2001, we adopted a nearly identical plan that made a total of 1,500,000 shares of Class A common stock available for issuance. Each plan provides for the granting of awards by the Board of Directors in the form of stock options, stock appreciation rights, restricted stock or any combination of the above. The plans provide that stock options may become exercisable up to 10 years from date of grant, with an option price not less than fair market value on date of grant. The stock appreciation rights permit surrender of the option and receipt of the excess of current market price over option price in cash. No stock appreciation rights have been issued.

         During 1996, we adopted an Equity Incentive Plan For Directors. During 2001, we adopted a nearly identical plan that made 200,000 shares of Class A common stock available for issuance. Awards may be made in the form of stock options, and the plan additionally provides for the issuance of 175 shares of restricted stock to each director on the first business day of January in each year. As of December 31, 2003, we have 40,000 unexercised options under these plans. Additionally 1,925, 2,100 and 1,947 shares of restricted stock were issued on January 2, 2003, 2002 and 2001, respectively.

         All options issued prior to 2001 were converted to options on Class A and Class B common stock as a result of our recapitalization. No further shares are available for plans in effect prior to 2001.

         Information regarding activity in our stock option plans is presented below:

                                                                Weighted-Average
                                                  Number of      Exercise Price
                                                   Options         Per Share
                                                  ---------     ----------------
Outstanding at December 31, 2000                  1,516,338     $          13.19
    Granted - 2001                                  459,000                13.93
    Exercised - 2001                                 13,315                 8.00
    Forfeited - 2001                                 27,556                13.50
                                                  ---------     ----------------
Outstanding at December 31, 2001                  1,934,467     $          13.27
    Granted - 2002                                   10,000                14.00
    Exercised - 2002                                  7,684                 8.00
    Forfeited - 2002                                 18,334                14.36
    Expired - 2002                                  524,448                13.50
                                                  ---------     ----------------
Outstanding at December 31, 2002                  1,394,001     $          13.43
    Granted - 2003                                  667,500                12.00
    Exercised - 2003                                 91,482                 8.15
    Forfeited - 2003                                 14,000                10.57
    Expired - 2003                                  476,667                18.00
                                                  ---------     ----------------
Outstanding at December 31, 2003                  1,479,352     $          11.72
                                                  =========     ================
Exercisable at:
    December 31, 2001                             1,321,905     $          13.89
                                                  =========     ================
    December 31, 2002                             1,085,000     $          13.29
                                                  =========     ================
    December 31, 2003                               883,707     $          11.11
                                                  =========     ================

         Options available for future grants at December 31, 2003 are 577,975.

         The following table summarizes information about fixed stock options at December 31, 2003:

             Number of    Weighted-Average     Number of
Exercise      Options         Remaining         Options
 Price      Outstanding   Contractual Life    Exercisable
 -----      -----------   ----------------    -----------
$   8.00       353,585         1.0 year         353,585
    9.00         4,500        2.5 years           4,500
   12.00       650,668        4.5 years         216,889
   14.00       455,599        2.5 years         303,733
   18.00         5,000        1.5 years           5,000
   18.25         5,000        4.5 years              --
   21.00         5,000        5.0 years              --
             ---------                          -------
   Total     1,479,352                          883,707
             =========                          =======

EMPLOYEE STOCK PURCHASE PLANS

During 1996, we adopted an Employee Stock Purchase Plan. During 2001, we adopted a nearly identical plan that made 300,000 shares of Class A common stock available for issuance.

         The new plan extends over a 10-year period and provides for shares to be offered to all eligible employees at a purchase price equal to the lesser of 85% of the fair market value of our common stock on the last day before the first day of the enrollment period (June 1 and December 1) of the plan or 85% of the fair market value of our common stock on the last day of the subscription period (June 30 and December 31). A summary of plan activity follows:

                                                 Shares Issued
                                              -------------------
                                                Price      Shares
                                              ---------    ------
January 1, 2001                               $  5.9500    16,438
July 1, 2001                                     8.7125    11,377
January 1, 2002                                  8.8485    12,769
July 1, 2002                                     8.7720    10,520
January 1, 2003                                  9.1375     9,425
July 1, 2003                                    10.1575     8,776

         On January 1, 2004, we issued an additional 7,637 shares at a price of $11.4495 per share under this plan.

AGENCY STOCK PURCHASE PLANS

On December 31, 1996, we adopted an Agency Stock Purchase Plan. During 2001, we adopted a nearly identical plan that made 300,000 shares of Class A common stock available for issuance. The plan provides for agents of our affiliated companies to invest up to $12,000 per subscription period (April 1 to September 30 and October 1 to March 31) under various methods. Stock is issued at the end of the subscription period at a price equal to 90% of the average market price during the last ten trading days of the subscription period. During 2003, 2002 and 2001, 28,547, 16,310, and 16,557 shares, respectively, were issued under this plan. Expense recognized under the plan was not material.

12--STATUTORY NET INCOME, CAPITAL AND SURPLUS AND DIVIDEND RESTRICTIONS

The following is selected information, as filed with insurance regulatory authorities, for our subsidiaries as determined in accordance with accounting practices prescribed or permitted by such insurance regulatory authorities:

                                     2003           2002           2001
                                 ------------   ------------   ------------
ATLANTIC STATES
Statutory capital
    and surplus                  $109,854,398   $ 95,405,603   $ 91,649,362
                                 ============   ============   ============
Statutory unassigned
    surplus                      $ 56,193,534   $ 46,744,739   $ 42,988,498
                                 ============   ============   ============
Statutory net income (loss)      $ 13,272,651   $ 10,646,804   $   (676,125)
                                 ============   ============   ============

SOUTHERN
Statutory capital
    and surplus                  $ 40,649,495   $ 31,243,897   $ 30,730,757
                                 ============   ============   ============
Statutory unassigned
    surplus                      $ (1,968,090)  $ (6,373,688)  $ (6,886,828)
                                 ============   ============   ============
Statutory net income             $  5,275,909   $  2,505,891   $  5,180,964
                                 ============   ============   ============

         Our principal source of cash for payment of dividends are dividends from our subsidiaries which are required by law to maintain certain minimum capital and surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Atlantic States and Southern are also subject to Risk Based Capital (RBC) requirements that may further impact their ability to pay dividends. At December 31, 2003, the companies' statutory capital and surplus were substantially above the RBC requirements. Amounts available for distribution as dividends to us without prior approval of insurance regulatory authorities in 2004 are $13,272,651 from Atlantic States and $4,064,950 from Southern.

         The National Association of Insurance Commissioners (NAIC) adopted the Codification of Statutory Accounting Principles with an effective date of January 1, 2001. The codified principles are intended to provide a basis of accounting recognized and adhered to in the absence of conflict with, or silence of, state statutes and regulations. The impact of the codified principles on the statutory capital and surplus of our subsidiaries as of January 1, 2001 was as follows: Atlantic States - $6,482,380 increase and Southern - $2,254,558 increase.

13--RECONCILIATION OF STATUTORY FILINGS TO AMOUNTS REPORTED HEREIN

Our subsidiaries are required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from financial statements prepared on the basis of generally accepted accounting principles.

         Reconciliations of statutory net income and capital and surplus, as determined using statutory accounting principles, to the amounts included in the accompanying financial statements are as follows:


                                              Year Ended December 31,
                                   --------------------------------------------
                                       2003            2002            2001
                                   ------------    ------------    ------------
Statutory net income of
    insurance subsidiaries         $ 18,548,560    $ 13,152,695    $  4,504,839
Increases (decreases):
    Deferred policy
       acquisition costs              1,656,695         962,855       1,320,001
    Deferred federal
       income taxes                     352,731         579,654       1,360,633
    Salvage and subrogation
       recoverable                     (167,627)       (863,313)        155,088
    Consolidating eliminations
       and adjustments               (8,099,197)    (11,264,732)    (13,783,695)
    Parent-only net income            6,002,814       9,435,563      12,261,265
                                   ------------    ------------    ------------
Net income as
    reported herein                $ 18,293,976    $ 12,002,722    $  5,818,131
                                   ============    ============    ============

                                                      December 31,
                                    -----------------------------------------------
                                         2003            2002             2001
                                    -------------    -------------    -------------
Statutory capital and surplus
    of insurance subsidiaries       $ 150,503,893    $ 126,649,500    $ 122,380,119
Increases (decreases):
    Deferred policy
           acquisition costs           16,223,765       14,567,070       13,604,215
    Deferred federal
           income taxes                (4,268,453)      (3,499,656)        (820,313)
    Salvage and subrogation
           recoverable                  7,167,008        7,334,635        8,197,948
    Non-admitted assets and
           other adjustments, net         907,955          735,946          334,092
    Fixed maturities                    6,521,246        7,517,290        3,793,048
    Consolidating eliminations
           and adjustments            (51,984,856)     (40,891,418)     (39,693,089)
    Parent-only equity                 83,578,674       20,769,483       13,132,329
                                    -------------    -------------    -------------
Stockholders' equity as
    reported herein                 $ 208,649,232    $ 133,182,850    $ 120,928,349
                                    =============    =============    =============

14--SUPPLEMENTARY CASH FLOW INFORMATION

The following reflects income taxes and interest paid during 2003, 2002 and 2001:

                                         2003            2002             2001
                                    -------------    -------------    -------------
Income taxes                        $   7,356,674    $   4,410,000    $   2,666,887
                                    =============    =============    =============
Interest                            $   1,291,992    $   1,047,237    $   3,049,844
                                    =============    =============    =============

15--EARNINGS PER SHARE

The following information illustrates the computation of net income, outstanding shares and earnings per share on both a basic and diluted basis for the years ended December 31, 2003, 2002 and 2001:

                                         Weighted-
                                          Average    Earnings
                               Net         Shares      Per
                             Income     Outstanding   Share
                             ------     -----------   -----
2003:
Basic                     $18,293,976    9,570,872    $1.91
Effect of stock options            --      323,972     (.06)
                          -----------    ---------    -----
Diluted                   $18,293,976    9,894,844    $1.85
                          ===========    =========    =====
2002:
Basic                     $12,002,722    9,085,914    $1.32
Effect of stock options            --      107,199     (.01)
                          -----------    ---------    -----
Diluted                   $12,002,722    9,193,113    $1.31
                          ===========    =========    =====
2001:
Basic                     $ 5,818,131    8,941,781    $ .65
Effect of stock options            --      136,669     (.01)
                          -----------    ---------    -----
Diluted                   $ 5,818,131    9,078,450    $ .64
                          ===========    =========    =====

         The following options to purchase shares of common stock were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price:

                                 2003       2002       2001
                                 ----       ----       ----
Options excluded from
 diluted earnings per share        --      939,167  1,467,782
                                   ==      =======  =========

16--CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

                            CONDENSED BALANCE SHEETS
                                ($ in thousands)

                    December 31,                                 2003       2002
-------------------------------------------------------       ---------   ---------
ASSETS
Fixed-maturity investments                                    $   1,987   $      --
Investment in subsidiaries (equity method)                      183,402     156,684
Short-term investments                                           47,559          --
Cash                                                                365         604
Property and equipment                                            1,579       1,640
Other                                                             1,345          99
                                                              ---------   ---------
           Total assets                                       $ 236,237   $ 159,027
                                                              =========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
    Cash dividends declared to stockholders                   $   1,379   $     887
    Line of credit                                                   --      19,800
    Subordinated debentures                                      25,774          --
    Due to affiliate                                                 --       4,441
    Other                                                           435         716
                                                              ---------   ---------
           Total liabilities                                     27,588      25,844
                                                              ---------   ---------
Stockholders' equity                                            208,649     133,183
                                                              ---------   ---------
           Total liabilities and stockholders' equity         $ 236,237   $ 159,027
                                                              =========   =========

             CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                ($ in thousands)

      Year Ended December 31,           2003        2002        2001
------------------------------------  --------    --------    --------
STATEMENTS OF INCOME
Revenues
Dividends from subsidiaries           $  7,000    $ 10,400    $ 14,419
Other                                    1,034         797         824
                                      --------    --------    --------
           Total revenues                8,034      11,197      15,243
                                      --------    --------    --------
Expenses
Operating expenses                       1,345       1,057       1,761
Interest                                 1,320       1,139       2,288
                                      --------    --------    --------
           Total expenses                2,665       2,196       4,049
                                      --------    --------    --------
Income before income tax benefit
    and equity in undistributed net
    income (loss) of subsidiaries        5,369       9,001      11,194
Income tax benefit                        (634)       (435)     (1,067)
                                      --------    --------    --------
Income before equity in
    undistributed net income (loss)
    of subsidiaries                      6,003       9,436      12,261
Equity in undistributed
    net income (loss)
    of subsidiaries                     12,291       2,567      (6,443)
                                      --------    --------    --------
Net income                            $ 18,294    $ 12,003    $  5,818
                                      ========    ========    ========

STATEMENTS OF COMPREHENSIVE INCOME
Net income                            $ 18,294    $ 12,003    $  5,818
                                      --------    --------    --------
Other comprehensive income,
net of tax
    Unrealized gain (loss) - parent        (42)         15          26
    Unrealized gain - subsidiaries         421       2,035       3,035
                                      --------    --------    --------
Other comprehensive income                 379       2,050       3,061
                                      --------    --------    --------
Comprehensive income                  $ 18,673    $ 14,053    $  8,879
                                      ========    ========    ========

                       CONDENSED STATEMENTS OF CASH FLOWS
                                ($ in thousands)

      Year Ended December 31,             2003        2002        2001
-------------------------------------   --------    --------    --------
Cash flows from operating activities:
    Net income                          $ 18,294    $ 12,003    $  5,818
                                        --------    --------    --------
    Adjustments:
       Equity in undistributed
       net loss (income)
       of subsidiaries                   (12,291)     (2,567)      6,443
       Other                              (4,316)        788         252
                                        --------    --------    --------
              Net adjustments            (16,607)     (1,779)      6,695
                                        --------    --------    --------
       Net cash provided                   1,687      10,224      12,513
                                        --------    --------    --------
Cash flows from investing activities:
    Net purchase of fixed maturities      (1,938)         --          --
    Net purchase of short-term
       investments                       (47,559)         --          --
    Net purchase of property and
       equipment                            (433)       (480)       (122)
    Investment in subsidiaries           (14,274)         --          --
    Other                                   (981)         38          38
                                        --------    --------    --------
       Net cash used                     (65,185)       (442)        (84)
                                        --------    --------    --------
Cash flows from financing activities:
    Cash dividends paid                   (3,868)     (3,509)     (3,394)
    Issuance of common stock              61,153       1,728       1,387
    Issuance of subordinated
       debentures                         25,774          --          --
    Line of credit, net                  (19,800)     (7,800)    (12,400)
                                        --------    --------    --------
       Net cash provided (used)           63,259      (9,581)    (14,407)
                                        --------    --------    --------
Net change in cash                          (239)        201      (1,978)
    Cash at beginning of year                604         403       2,381
                                        --------    --------    --------
    Cash at end of year                 $    365    $    604    $    403
                                        ========    ========    ========

17--SEGMENT INFORMATION

As an underwriter of property and casualty insurance, we have three reportable segments which consist of the investment function, the personal lines of insurance and the commercial lines of insurance. Using independent agents, we market personal lines of insurance to individuals and commercial lines of insurance to small and medium-sized businesses.

         We evaluate the performance of the personal lines and commercial lines primarily based upon underwriting results as determined under statutory accounting practices (SAP) for our total business.

         Assets are not allocated to the personal and commercial lines and are reviewed in total by management for purposes of decision making. We operate only in the United States and no single customer or agent provides 10 percent or more of revenues.

         Financial data by segment is as follows:

                                      2003        2002       2001
                                   ---------   ---------   ---------
                                            ($ in thousands)
                                   ---------------------------------
Revenues:
    Premiums earned:
       Commercial lines            $  71,471   $  66,003   $  62,877
       Personal lines                125,322     119,838     104,893
                                   ---------   ---------   ---------
           Total premiums earned     196,793     185,841     167,770
                                   ---------   ---------   ---------
       Net investment income          13,316      14,581      15,886
       Realized investment
           gains (losses)              1,368         144        (880)
       Other                           3,515       3,238       2,388
                                   ---------   ---------   ---------
Total revenues                     $ 214,992   $ 203,804   $ 185,164
                                   =========   =========   =========

                                        2003       2002        2001
                                      --------   --------    --------
                                            ($ in thousands)
                                      -------------------------------
Income before income taxes:
 Underwriting income (loss):
    Commercial lines                  $  7,173   $  6,326    $ (3,037)
    Personal lines                       2,004     (5,056)     (5,090)
                                      --------   --------    --------
        SAP underwriting
           income (loss)                 9,177      1,270      (8,127)
    GAAP adjustments                       692       (558)      1,833
                                      --------   --------    --------
        GAAP underwriting
           income (loss)                 9,869        712      (6,294)
 Net investment income                  13,316     14,581      15,886
 Realized investment gains (losses)      1,368        144        (880)
 Other                                     883      1,058      (1,620)
                                      --------   --------    --------
Income before income taxes            $ 25,436   $ 16,495    $  7,092
                                      ========   ========    ========

18--GUARANTY FUND AND OTHER INSURANCE-RELATED ASSESSMENTS

We accrue for guaranty-fund and other insurance-related assessments in accordance with Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." SOP 97-3 provides guidance for determining when an entity should recognize a liability for guaranty-fund and other insurance-related assessments, how to measure that liability and when an asset may be recognized for the recovery of such assessments through premium tax offsets or policy surcharges. Our liabilities for guaranty-fund and other insurance-related assessments were $3,556,227 and $2,970,182 at December 31, 2003 and 2002, respectively. These liabilities included $283,509 and $538,578 related to surcharges collected by us on behalf of regulatory authorities for 2003 and 2002, respectively.

19--INTERIM FINANCIAL DATA (UNAUDITED)

                                              2003
                      -----------------------------------------------------
                         First         Second        Third        Fourth
                        Quarter       Quarter       Quarter       Quarter
                      -----------   -----------   -----------   -----------
Net premiums earned   $47,928,881   $48,433,689   $49,719,584   $50,710,542
Total revenues         52,185,419    52,826,818    54,285,753    55,694,338
Net losses and loss
    expenses           31,850,515    29,658,466    32,759,356    31,974,974
Net income              3,844,432     5,268,953     4,001,385     5,179,206
Net income per
    common share
       Basic                  .42           .57           .43           .49
       Diluted                .41           .56           .40           .47

                                              2002
                      -----------------------------------------------------
                         First         Second        Third        Fourth
                        Quarter       Quarter       Quarter       Quarter
                      -----------   -----------   -----------   -----------
Net premiums earned   $45,452,260   $46,110,512   $46,792,748   $47,485,673
Total revenues         50,034,046    50,736,803    51,085,417    51,947,295
Net losses and loss
    expenses           31,297,569    32,136,019    32,423,893    33,410,205
Net income              2,180,716     3,178,834     3,015,676     3,627,496
Net income per
    common share
       Basic                  .24           .35           .33           .40
       Diluted                .24           .35           .33           .39

INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors

Donegal Group Inc.

We have audited the accompanying consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donegal Group Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
Philadelphia, Pennsylvania
February 19, 2004

                              CORPORATE INFORMATION

ANNUAL MEETING

April 15, 2004 at the Company's headquarters at 10:00 a.m.

FORM 10-K

A copy of Donegal Group's Annual Report on Form 10-K will be furnished free upon written request to Ralph G. Spontak, Senior Vice President and Chief Financial Officer, at the corporate address.

MARKET INFORMATION

Donegal Group's Class A common stock and Class B common stock are traded on the Nasdaq National Market under the symbols "DGICA" and "DGICB." The following table shows the dividends paid per share and the stock price range for each quarter during 2003 and 2002:

                                      CASH DIVIDEND
                                        DECLARED
   QUARTER            HIGH     LOW      PER SHARE
2002 - CLASS A
    1st            $ 10.770  $ 8.750  $          --
    2nd              12.250    9.050            .10
    3rd              10.990    9.120            .10
    4th              12.120    9.250            .20
2002 - CLASS B
    1st              12.800    8.780             --
    2nd              11.000    9.750            .09
    3rd              11.500    9.510            .09
    4th              11.440    9.200            .18
2003 - CLASS A
    1st              11.750    9.500             --
    2nd              15.200   10.980            .10
    3rd              19.000   12.100            .11
    4th              23.970   15.250            .22
2003 - CLASS B
    1st              11.320   10.720             --
    2nd              13.790   10.350            .09
    3rd              16.010   11.760            .10
    4th              20.000   14.750            .20

CORPORATE OFFICES

1195 River Road
P.O. Box 302
Marietta, Pennsylvania 17547-0302
(800) 877-0600
E-mail Address: info@donegalgroup.com
Donegal Web Site: www.donegalgroup.com

TRANSFER AGENT

EquiServe Trust Company, N.A.
P.O. Box 43069
Providence, Rhode Island 02940-3069
(800) 317-4445
Web Site:  www.equiserve.com
Hearing Impaired: TDD: 800-952-9245

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Company offers a dividend reinvestment and stock purchase plan through its transfer agent.

For information contact:

Donegal Group Inc.
Dividend Reinvestment and Stock Purchase Plan
EquiServe Trust Company, N.A.
P.O. Box 43069
Providence, Rhode Island 02940-3069

STOCKHOLDERS

The following represent the number of common stockholders of record as of December 31, 2003:

Class A common stock 638
Class B common stock 479