Form 10-K, Exhibit 13
period 2004-12-31
DONEGAL GROUP INC
filed 2005-03-15
CIK 800457

\

EXHIBIT 13

SELECTED CONSOLIDATED FINANCIAL DATA

Year Ended December 31,	2004	2003	2002	2001	2000 (b)
INCOME STATEMENT DATA
Premiums earned	$265,838,594	$196,792,696	$185,841,193	$167,769,854	$151,646,199
Investment income, net	15,906,728	13,315,936	14,581,252	15,885,544	16,394,747
Realized investment gains (losses)	1,466,220	1,368,031	144,190	(880,254)	170,852
Total revenues	287,788,638	214,992,328	203,803,561	185,163,623	170,581,587
Income before income taxes and extraordinary gain	37,054,251	25,436,375	16,494,584	7,091,729	11,743,028
Income taxes	10,885,652	7,142,399	4,491,862	1,273,598	2,906,248
Extraordinary gain	5,445,670	—	—	—	—
Net income	31,614,269	18,293,976	12,002,722	5,818,131	8,836,780
Basic earnings per common share	2.40	1.91	1.32	.65	1.01
Diluted earnings per common share	2.32	1.85	1.31	.64	1.01
Cash dividends per share of common stock (a)	N/A	N/A	N/A	N/A	.36
Cash dividends per share of Class A common stock (a)	.48	.43	.40	.40	N/A
Cash dividends per share of Class B common stock (a)	.42	.39	.36	.36	N/A

BALANCE SHEET DATA AT YEAR END
Total investments	$499,069,332	$421,276,467	$332,299,094	$300,633,355	$289,344,642
Total assets	735,415,401	602,036,042	501,218,164	456,632,372	426,008,780
Debt obligations	30,929,000	25,774,000	19,800,000	27,600,000	40,000,000
Stockholders’ equity	242,704,314	208,649,232	133,182,850	120,928,349	114,129,591
Stockholders’ equity per share	18.04	16.29	14.52	13.44	12.88

(a)	In April 2001, the Company reclassified its common stock as Class B common stock and created a new class of common stock with one-tenth of a vote per share designated as Class A common stock. Also in April 2001, the Company effected a one-for-three reverse split of the Company’s Class B common stock and issued a dividend of two shares of Class A common stock for each share of Class B common stock. The effect of the reverse split and the stock dividend taken together is that the Company had the same total number of shares outstanding after the reverse split and the stock dividend as it did before the reverse split and the stock dividend. Therefore, there was no change in the historical earnings per share of the Class A common stock and the Class B common stock.

(b)	In January 2001, the Company acquired all of the outstanding stock of Pioneer-New York from the Mutual Company, which previously owned 100% of Pioneer-New York. The acquisition has been accounted for as a reorganization of entities under common control, similar to a pooling of interests, as both Pioneer-New York and the Company are under the common management and control of the Mutual Company. As such, the financial data for 2000 has been restated to include Pioneer-New York as a consolidated subsidiary.

FINANCIAL INFORMATION

Management’s Discussion and Analysis of Results of Operations and Financial Condition	10

Consolidated Balance Sheets	16

Consolidated Statements of Income and Comprehensive Income	17

Consolidated Statements of Stockholders’ Equity	18

Consolidated Statements of Cash Flows	19

Notes to Consolidated Financial Statements	20

Management’s Report on Internal Control Over Financial Reporting	33

Reports of Independent Registered Public Accounting Firm	34

Corporate Information	36

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

General

We were organized as a regional insurance holding company by Donegal Mutual Insurance Company (the “Mutual Company”) on August 26, 1986. We operate predominantly as an underwriter of personal and commercial lines of property and casualty insurance through our subsidiaries. Our personal lines products consist primarily of homeowners and private passenger automobile policies. Our commercial lines products consist primarily of commercial automobile, commercial multi-peril and workers’ compensation policies. Our insurance subsidiaries, Atlantic States Insurance Company (“Atlantic States”), Southern Insurance Company of Virginia (“Southern”), Le Mars Insurance Company (“Le Mars”) and the Peninsula Insurance Group (“Peninsula”), which consists of Peninsula Indemnity Company and The Peninsula Insurance Company, write personal and commercial lines of property and casualty coverages exclusively through a network of independent insurance agents in the Mid-Atlantic, Midwest and Southern states. We acquired Le Mars and Peninsula on January 1, 2004, and their results of operations have been included in our consolidated results from that date. We also own 48.1% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”), a thrift holding company. The Mutual Company owns the remaining 51.9% of the outstanding stock of DFSC.

At December 31, 2004, the Mutual Company held approximately 42% of our outstanding Class A common stock and approximately 66% of our outstanding Class B common stock. We refer to the Mutual Company and our insurance subsidiaries as the Donegal Insurance Group.

Transactions with Affiliates

Atlantic States, our largest subsidiary, and the Mutual Company have a pooling agreement under which both companies are allocated a given percentage of their combined underwriting results, excluding certain reinsurance assumed by the Mutual Company from our insurance subsidiaries. Atlantic States has a 70% share of the results of the pool, and the Mutual Company has a 30% share of the results of the pool. The pooling agreement is intended to produce more uniform and stable underwriting results from year to year for each pool participant than they would experience individually and to spread the risk of loss among the participants based on each participant’s relative amount of surplus and relative access to capital. Each participant in the pool has at its disposal the capacity of the entire pool, rather than being limited to policy exposures of a size commensurate with its own capital and surplus.

In addition to the pooling agreement and third-party reinsurance, our insurance subsidiaries have various reinsurance arrangements with the Mutual Company. These agreements include:

•	catastrophe reinsurance agreements with Atlantic, Le Mars and Southern,

•	an excess of loss reinsurance agreement with Southern,

•	a workers’ compensation reallocation agreement with Southern and

•	100% retrocessional agreements with Le Mars and Southern.

The excess of loss and catastrophe reinsurance agreements are intended to lessen the effects of a single large loss, or an accumulation of losses arising from one event, to levels that are appropriate given each subsidiary’s size, underwriting profile and surplus position.

The Mutual Company and Southern have an agreement in place to reallocate the loss results of workers’ compensation business written by Southern as part of commercial accounts primarily written by the Mutual Company or Atlantic States. This agreement provides for the workers’ compensation loss ratio of Southern to be no worse than the average workers’ compensation loss ratio for Atlantic States, Southern and the Mutual Company combined.

Le Mars and Southern have 100% retrocessional agreements with the Mutual Company that are intended to provide Le Mars and Southern with the same A.M. Best rating, currently A (Excellent), as the Mutual Company, which Le Mars and Southern might not be able to achieve without these agreements in place. The retrocessional agreements do not otherwise provide for pooling or reinsurance with or by the Mutual Company and do not transfer insurance risk.

The Mutual Company provides facilities, personnel and other services to us, and the related expenses are allocated between Atlantic States and the Mutual Company in relation to their relative participation in the pooling agreement. Le Mars and Southern reimburse the Mutual Company for their personnel costs, and Southern bears its proportionate share of information services costs based on its percentage of total written premiums of the Donegal Insurance Group.

Subsequent to the receipt of applicable board approvals, all agreements and all changes to existing agreements between our subsidiaries and the Mutual Company are subject to approval by a coordinating committee that is comprised of two of our board members who do not serve on the Mutual Company board and two board members of the Mutual Company who do not serve on our board. In order to approve an agreement or a change in an agreement, our members on the coordinating committee must conclude that the agreement or change is fair to us and our stockholders, and the Mutual Company’s members on the coordinating committee must conclude that the agreement or change is fair to the Mutual Company and its policyholders.

Critical Accounting Policies and Estimates

Our financial statements are combined with those of our insurance subsidiaries and are presented on a consolidated basis in accordance with United States generally accepted accounting principles.

We make estimates and assumptions that can have a significant effect on amounts and disclosures we report in our financial statements. The most significant estimates relate to our reserves for property and casualty insurance unpaid losses and loss expenses, valuation of investments, policy acquisition costs and guaranty fund liability accruals. While we believe our estimates are appropriate, the ultimate amounts may differ from the estimates provided. The methods for making these estimates are regularly reviewed, and any adjustment considered necessary is reflected in our current results of operations.

Liability for Losses and Loss Expenses

With respect to reserves for property and casualty insurance unpaid losses and loss expenses, significant components of our estimates include a variety of factors such as medical inflation trends, regulatory and judicial rulings, legal settlements, property replacements, repair cost trends and losses under assumed reinsurance. In recent years, certain of these component costs, such as medical inflation trends and legal settlements, have experienced significant volatility and resulted in incurred amounts higher than our original estimates, and we have factored these changes in trends into our loss estimates. However, due to the nature of these liabilities, actual results could ultimately vary significantly from the amounts recorded.

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

During 2003, we sold certain bonds that had been classified as held to maturity due to a series of rating agency downgrades. These bonds had an amortized cost of $1.8 million, and the sale resulted in a realized gain of $165,564. There were no other sales or transfers from the held to maturity portfolio in 2004 and 2003.

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

Guaranty Fund Liability Accruals

We make estimates of our insurance subsidiaries’ liabilities for guaranty fund and other assessments because of insurance company insolvencies from states in which the subsidiaries are licensed. Generally, an insurer is subject to assessment, depending upon its market share of a given line of business, to assist in the payment of unpaid claims and related costs of insolvent insurance companies. We generally record our liability for such assessments as we write premiums upon which those assessments are based.

Management Evaluation of Operating Results

We evaluate the performance of our commercial lines and personal lines segments primarily based upon underwriting results as determined under statutory accounting practices (SAP), which our management uses to measure performance for our total business. We use the following financial data to monitor and evaluate our operating results:

	Year Ended December 31,

(amount in thousands)	2004	2003	2002

Net Premiums Written:
Personal lines:
Automobile	$118,734	$86,644	$84,643
Homeowners	47,540	36,989	34,637
Other	9,882	6,753	6,497

Total personal lines	176,156	130,386	125,777

Commercial lines:
Automobile	32,679	18,655	17,451
Workers’ compensation	29,228	25,627	23,845
Commercial multi-peril	42,253	30,199	25,536
Other	2,966	2,114	1,895

Total commercial lines	107,126	76,595	68,727

Total net
premiums written	$283,282	$206,981	$194,504

Components of GAAP Combined Ratio:
Loss ratio	61.7%	64.2%	69.6%
Expense ratio	30.9	30.2	29.5
Dividend ratio	0.5	0.6	0.5

GAAP combined ratio	93.1%	95.0%	99.6%

Revenues:
Premiums earned:
Personal lines	$169,322	$125,322	$119,838
Commercial lines	99,657	71,471	66,003

Total SAP
premiums earned	268,979	196,793	185,841
GAAP adjustments	(3,140)	—	—

Total GAAP
premiums earned	265,839	196,793	185,841
Net investment income	15,907	13,316	14,581
Realized investment gains	1,466	1,368	144
Other	4,577	3,515	3,238

Total revenues	$287,789	$214,992	$203,804

	Year Ended December 31,

(amount in thousands)	2004	2003	2002

Components of Net Income:
Underwriting income (loss):
Personal lines	$10,100	$2,004	$(5,056)
Commercial lines	6,209	7,173	6,326

SAP underwriting income	16,309	9,177	1,270
GAAP adjustments	2,109	692	(558)

GAAP underwriting income	18,418	9,869	712
Net investment income	15,907	13,316	14,581
Realized investment gains	1,466	1,368	144
Other	1,263	883	1,058

Income before income taxes and extraordinary item	37,054	25,436	16,495
Income taxes	(10,886)	(7,142)	(4,492)

Income before extraordinary item	26,168	18,294	12,003
Extraordinary gain	5,446	—	—

Net income	$31,614	$18,294	$12,003

Results of Operations
Years Ended December 31, 2004 and 2003

Net Premiums Written

Our 2004 net premiums written increased by 36.9% to $283.3 million, compared to $207.0 million for 2003. Net premiums written by Le Mars and Peninsula were $58.8 million in 2004, representing 77% of our written premium growth for the year. Commercial lines net premiums written increased $30.5 million, or 39.9%, for 2004 compared to 2003. Personal lines net premiums written increased $45.8 million, or 35.1%, for 2004 compared to 2003. Excluding net premiums written by Le Mars and Peninsula, commercial lines net premiums written increased $11.4 million, or 14.9%, for 2004 compared to 2003, and personal lines net premiums written increased $6.1 million, or 4.7%, for 2004 compared to 2003. We have benefited during these periods from premium increases by our insurance subsidiaries that resulted from pricing actions approved by regulators. These increases, which related primarily to commercial lines of business in 2004, were realized in most of the states in which we operate. In addition to acquisition growth and pricing increases, we have also benefited from organic growth in most of the states in which we operate.

Net Premiums Earned

Our net premiums earned increased to $265.8 million for 2004, an increase of $69.0 million, or 35.1%, over 2003. Our net earned premiums during 2004 have grown due to the increase in written premiums during the year. Premiums are earned, or recognized as income, over the terms of our policies, which are generally one year or less in duration. Therefore, increases or decreases in net premiums earned will generally reflect increases or decreases in net premiums written in the preceding twelve-month period compared to the same period one year earlier.

Investment Income

For 2004, our net investment income increased 19.5% to $15.9 million, compared to $13.3 million for 2003. An increase in our average invested assets from $376.8 million in 2003 to $460.2 million in 2004 accounted for the increase in investment income in 2004 compared to 2003. Our annualized average return was 3.5% during both years.

Installment Payment Fees

Our installment payment fees increased in 2004 primarily as a result of our January 1, 2004 acquisitions and, to a lesser extent, due to increases in fee rates and policy counts during 2004.

Net Realized Investment Gains/Losses

Our net realized investment gains in 2004 were $1.5 million, compared to $1.4 million in 2003. Our net realized investment gains in 2004 were net of impairment charges of $6,650, compared to impairment charges of $237,724 recognized in 2003. Our impairment charges for both years were the result of declines in the market value of common stocks that we determined to be other than temporary. The remaining net realized investment gains and losses in both periods resulted from normal turnover within our investment portfolio.

Losses and Loss Expenses

Our loss ratio, which is the ratio of incurred losses and loss expenses to premiums earned, in 2004 was 61.7%, compared to 64.2% in 2003. Our commercial lines loss ratio increased to 60.4% in 2004, compared to 57.7% in 2003. This increase primarily resulted from the commercial automobile loss ratio increasing to 53.9% in 2004, compared to 51.9% in 2003, and the workers’ compensation loss ratio increasing to 87.2% in 2004, compared to 60.5% in 2003. The personal lines loss ratio improved from 67.8% in 2003 to 62.5% in 2004, primarily as a result of improvement in the personal automobile loss ratio to 65.5% in 2004, compared to 69.9% in 2003, and improvement in the homeowners loss ratio to 56.4% in 2004, compared to 65.5% in 2003. The increase in our 2004 workers’ compensation loss ratio resulted from reserve strengthening based upon recent development trends in this line of business. Improvements in our 2004 loss ratios reflect the benefits of premium pricing increases as well as favorable prior accident year loss development of $7.2 million in 2004, compared to favorable development of $450,110 in 2003. Included in the 2004 development are decreases in the liability for losses and loss expenses of prior years for Le Mars and Peninsula of $3.6 million and $1.4 million, respectively, largely due to favorable settlement of open claims.

Underwriting Expenses

Our expense ratio, which is the ratio of policy acquisition and other underwriting expenses to premiums earned, in 2004 was 30.9%, compared to 30.2% in 2003. Improvements from expense control efforts were offset by higher underwriting-based incentive costs incurred in 2004 compared to 2003.

Combined Ratio

Our combined ratio was 93.1% and 95.0% in 2004 and 2003, respectively. The combined ratio represents the sum of the loss ratio, expense ratio and dividend ratio, which is the ratio of workers’ compensation policy dividends incurred to premiums earned. The improvement in our combined ratio was attributable to the decrease in the loss ratio between years.

Interest Expense

Our interest expense in 2004 was $1.6 million, compared to $1.3 million in 2003, reflecting an increase in interest expense related to the issuance of an additional $5.2 million of subordinated debentures in 2004 and increases in the average interest rates on our subordinated debentures compared to 2003.

Income Taxes

Our income tax expense was $10.9 million in 2004, compared to $7.1 million in 2003, representing effective tax rates of 29.4% and 28.1%, respectively. The change between effective tax rates is due to tax-exempt interest representing a smaller proportion of income before taxes in 2004 compared to 2003.

Net Income and Earnings Per Share

Our net income in 2004 was $31.6 million, an increase of 72.8% over the $18.3 million reported in 2003. Our diluted earnings per share were $2.32 in 2004, compared to $1.85 in 2003. Our net income for 2004 included an extraordinary gain of $5.4 million, or $.40 per share on a diluted basis, related to an acquisition. Our income before extraordinary item in 2004 was $26.2 million, an increase of 43.0% over net income reported in 2003. Our earnings per share were impacted by an increase in the weighted average number of shares from 9.9 million for 2003 to 13.6 million for 2004. This increase was primarily attributable to our offering of 3.5 million shares of Class A common stock that was completed in December 2003.

Book Value Per Share and Return on Equity

Our stockholders’ equity increased by $34.1 million in 2004, primarily as a result of favorable operating results. Book value per share increased by 10.7% to $18.04 at December 31, 2004, compared to $16.29 a year earlier. Our return on average equity was 14.0% in 2004, compared to 12.2% in 2003.

Results of Operations
Years Ended December 31, 2003 and 2002

Net Premiums Written

Our 2003 net premiums written increased by 6.4% to $207.0 million, compared to $194.5 million for 2002. Commercial lines net premiums written increased $7.9 million, or 11.4%, for 2003 compared to 2002. Personal lines net premiums written increased $4.6 million, or 3.7%, for 2003 compared to 2002. We have benefited during these periods, and expect to continue to benefit, from premium increases by our insurance subsidiaries that have resulted from pricing actions approved by regulators. These increases related primarily to private passenger automobile, commercial multi-peril, workers’ compensation and homeowners lines of business realized in most of the states in which we operate. In addition to pricing increases, we have also benefited from organic growth in most of the states in which we operate.

Net Premiums Earned

Our net premiums earned increased to $196.8 million for 2003, an increase of $11.0 million, or 5.9%, over 2002. Our net premiums earned during 2003 have grown due to the increase in written premiums during the year. Premiums are earned, or recognized as income, over the terms of our policies, which are generally one-year or less in duration. Therefore, increases or decreases in net premiums earned will generally reflect increases or decreases in net premiums written in the preceding twelve-month period compared to the same period one year earlier.

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

Losses and Loss Expenses

Our loss ratio, which is the ratio of incurred losses and loss expenses to premiums earned, in 2003 was 64.2%, compared to 69.6% in 2002. Our commercial lines loss ratio decreased to 57.7% in 2003, compared to 61.5% in 2002. Our commercial automobile and workers’ compensation loss ratios showed improvement in 2003, with the commercial automobile loss ratio decreasing to 51.9% in 2003, compared to 61.6% in 2002, and the workers’ compensation loss ratio decreasing to 60.5% in 2003, compared to 73.1% in 2002. The personal lines loss ratio improved from 73.3% in 2002 to 67.8% in 2003, primarily as a result of improvement in the personal automobile loss ratio in 2003 compared to 2002. Improvements in our 2003 loss ratios reflect the benefits of premium pricing increases and more favorable prior accident year loss development compared to the same period in 2002.

Underwriting Expenses

Our expense ratio, which is the ratio of policy acquisition and other underwriting expenses to premiums earned, in 2003 was 30.2%, compared to 29.5% in 2002. Improvements from expense control efforts were offset by higher underwriting-based incentive costs incurred in 2003 compared to 2002.

Combined Ratio

Our combined ratio was 95.0% and 99.6% in 2003 and 2002, respectively. The combined ratio represents the sum of the loss ratio, expense ratio and dividend ratio, which is the ratio of workers’ compensation policy dividends incurred to premiums earned. The improvement in our combined ratio was attributable to the decrease in the loss ratio between years.

Interest Expense

Our interest expense in 2003 was $1.3 million, compared to $1.1 million in 2002, reflecting an increase in interest expense related to the issuance of $25.8 million of subordinated debentures in 2003, offset by decreases in the average interest rates and average borrowings under our line of credit in 2003 compared to 2002.

Income Taxes

Our income tax expense was $7.1 million in 2003, compared to $4.5 million in 2002, representing effective tax rates of 28.1% and 27.2%, respectively. The change between effective tax rates is due to tax-exempt interest representing a slightly smaller proportion of income before taxes in 2003 compared to 2002.

Net Income and Earnings Per Share

Our net income in 2003 was $18.3 million, an increase of 52.4% over the $12.0 million reported in 2002. Our diluted earnings per share were $1.85 in 2003 compared to $1.31 in 2002.

Book Value Per Share and Return on Equity

Our stockholders’ equity increased by $75.5 million in 2003, primarily as a result of the issuance of 3.5 million shares of Class A common stock in December 2003, which resulted in $59.0 million in net proceeds to us. Book value per share increased by 12.2% to $16.29 at December 31, 2003, compared to $14.52 a year earlier. Our return on average equity was 12.2% in 2003, compared to 9.4% in 2002.

Financial Condition

Liquidity and Capital Resources

Liquidity is a measure of an entity’s ability to secure enough cash to meet its contractual obligations and operating needs as they arise. Our major sources of funds from operations are the net cash flow generated from our insurance subsidiaries’ underwriting results, investment income and maturing investments.

We generate sufficient net positive cash flow from our operations to fund our commitments and build our investment portfolio, thereby increasing future investment returns. We maintain a high degree of liquidity in our investment portfolio in the form of readily marketable fixed maturities, equity securities and short-term investments. Net cash flows provided by operating activities in 2004, 2003 and 2002, were $34.0 million, $31.0 million and $34.1 million, respectively.

On May 24, 2004, we received $5.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on May 24, 2034 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 3.85%, which is adjustable quarterly. At December 31, 2004, the interest rate on the debentures was 6.21%.

On December 1, 2003, we completed an underwritten public offering of 3.5 million shares of our Class A common stock, resulting in net proceeds of $59.0 million to us.

On November 25, 2003, we entered into a credit agreement with Manufacturers and Traders Trust Company (“M&T”) relating to a four-year $35.0 million unsecured, revolving line of credit. As of December 31, 2004, we may borrow up to $35.0 million at interest rates equal to M&T’s current prime rate or the then current LIBOR rate plus between 1.50% and 1.75%, depending on our leverage ratio. In addition, we pay a fee of 0.15% per annum on the loan commitment amount, regardless of usage. The agreement requires our compliance with certain covenants, which include minimum levels of our net worth, leverage ratio and statutory surplus and A.M. Best ratings of our subsidiaries. As of December 31, 2004, there were no borrowings outstanding, and we complied with all requirements of the agreement.

On October 29, 2003, we received $10.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on October 29, 2033 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 3.85%, which is adjustable quarterly. At December 31, 2004, the interest rate on the debentures was 5.98%.

On May 15, 2003, we received $15.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on May 15, 2033 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 4.10%, which is adjustable quarterly. At December 31, 2004, the interest rate on the debentures was 6.38%.

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

Dividends declared to stockholders totaled $6.2 million, $4.4 million and $3.5 million in 2004, 2003 and 2002, respectively. There are no regulatory restrictions on the payment of dividends to our stockholders, although there are state law restrictions on the payment of dividends from our insurance subsidiaries to us. Our insurance subsidiaries are required by law to maintain certain minimum surplus on a statutory basis, and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Our insurance subsidiaries are subject to risk-based capital (RBC) requirements. At December 31, 2004, our insurance subsidiaries’ capital were each substantially above the RBC requirements. In 2005, amounts available for distribution as dividends to us without prior approval of their domiciliary insurance regulatory authorities are $16.3 million from Atlantic States, $1.7 million from Le Mars, $2.3 million from Peninsula and $2.9 million from Southern.

As of January 1, 2004, we acquired all of the outstanding capital stock of Le Mars, the successor to Le Mars Mutual Insurance Company of Iowa following its conversion to a stock insurance company pursuant to a plan of conversion. We acquired the capital stock of Le Mars for approximately $12.9 million in cash, including payment of $4.4 million to the Mutual Company for a surplus note that the Mutual Company had infused into Le Mars and accrued interest.

Le Mars operates as a multiple line carrier in Iowa, Nebraska, Oklahoma and South Dakota. Personal lines coverages represent a majority of premiums written, with the balance coming from farmowners and mercantile and service businesses. Le Mars’ largest lines of business are private passenger automobile liability and physical damage; other principal lines include homeowners and commercial multi-peril.

As of January 1, 2004, we acquired all of the outstanding common stock of Peninsula from Folksamerica Holding Company, Inc. pursuant to a stock purchase agreement. The cash purchase price of approximately $23.5 million was equal to 107.5% of the consolidated GAAP stockholders’ equity of Peninsula as of the date of closing of the acquisition.

The Peninsula companies are each Maryland-domiciled insurance companies headquartered in Salisbury, Maryland, which write primarily private passenger automobile coverages, and also write homeowners, commercial multi-peril, workers’ compensation and commercial automobile coverages. Peninsula’s principal operating area includes Maryland, Delaware and Virginia.

On February 17, 2005, our Board of Directors approved a four-for-three split of our Class A common stock and our Class B common stock to be effected in the form of a 33 1/3% stock dividend to stockholders of record at the close of business March 1, 2005 and payable on March 28, 2005.

Investments

At December 31, 2004 and 2003, our investment portfolio of investment-grade bonds, common stock, preferred stock, short-term investments and cash totaled $506.4 million and $427.2 million, respectively, representing 68.9% and 71.0%, respectively, of our total assets.

At December 31, 2004 and 2003, the carrying value of our fixed maturity investments represented 82.0% and 73.9% of our total invested assets, respectively.

Our fixed maturity investments consisted of high-quality marketable bonds, all of which were rated at investment-grade levels, at December 31, 2004 and 2003.

At December 31, 2004, the net unrealized gain on available-for-sale fixed maturities, net of deferred taxes, amounted to $3.0 million, compared to $4.1 million at December 31, 2003.

At December 31, 2004, the net unrealized gain on our equity securities, net of deferred taxes, amounted to $1.7 million, compared to $1.2 million at December 31, 2003.

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

Interest Rate Risk

Our exposure to market risk for a change in interest rates is concentrated in our investment portfolio. We monitor this exposure through periodic reviews of asset and liability positions. Estimates of cash flows and the impact of interest rate fluctuations relating to the investment portfolio are monitored regularly Generally, we do not hedge our exposure to interest rate risk because we have the capacity to, and do, hold fixed maturity investments to maturity.

Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates at December 31, 2004 are as follows:

	Principal	Weighted-Average
(amounts in thousands)	Cash Flows	Interest Rate

Fixed maturities and short-term bonds:
2005	$61,654	2.70%
2006	32,476	5.13%
2007	35,057	4.57%
2008	41,632	3.99%
2009	54,740	4.45%
Thereafter	217,330	4.84%

Total	$442,889

Market value	$458,814

Debt:
Thereafter	$30,929	6.22%

Total	$30,929

Fair value	$30,929

Actual cash flows from investments may differ from those stated as a result of calls and prepayments.

Equity Price Risk

Our portfolio of marketable equity securities, which is carried on our consolidated balance sheets at estimated fair value, has exposure to price risk, the risk of potential loss in estimated fair value resulting from an adverse change in prices. Our objective is to earn competitive relative returns by investing in a diverse portfolio of high-quality, liquid securities.

Credit Risk

Our objective is to earn competitive returns by investing in a diversified portfolio of securities. Our portfolios of fixed maturity securities and, to a lesser extent, short-term investments are subject to credit risk. This risk is defined as the potential loss in market value resulting from adverse changes in the borrower’s ability to repay the debt. We manage this risk by performing up front underwriting analysis and through regular reviews by our investment staff. Our fixed maturity investments are also maintained between minimum and maximum percentages of invested assets.

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

Impact of New Accounting Standards

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), “Share-Based Payment,” a revision of SFAS No. 123 and superseding APB Opinion No. 25. SFAS No. 123(R) requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our consolidated statements of income. The provisions of SFAS No. 123(R) are effective for reporting periods beginning after June 15, 2005. We are required to adopt SFAS No. 123(R) in the third quarter of 2005. Upon adoption, the pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. We are evaluating the alternatives allowed under the standard, and we expect the adoption of SFAS No. 123(R) to result in amounts that are similar to the current pro forma disclosures under SFAS No. 123 for all share-based payment transactions through December 31, 2004. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current rules. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. The amount of operating cash flows recognized for such excess tax deductions were $2.2 million, $179,097 and $6,323 in 2004, 2003 and 2002, respectively.

Donegal Group Inc.

CONSOLIDATED BALANCE SHEETS

December 31,	2004	2003

Assets
Investments
Fixed maturities
Held to maturity, at amortized cost (fair value $184,688,482 and $116,133,002)	$182,573,784	$113,050,784
Available for sale, at fair value (amortized cost $222,071,804 and $192,097,372)	226,757,322	198,433,337
Equity securities, available for sale, at fair value (cost $30,770,759 and $22,890,367)	33,504,976	24,710,405
Investments in affiliates	8,864,741	6,737,816
Short-term investments, at cost, which approximates fair value	47,368,509	78,344,125

Total investments	499,069,332	421,276,467
Cash	7,350,330	5,908,521
Accrued investment income	4,961,173	3,752,075
Premiums receivable	44,266,681	29,016,940
Reinsurance receivable	98,478,657	81,009,106
Deferred policy acquisition costs	22,257,760	16,223,765
Deferred tax asset, net	10,922,440	7,032,409
Prepaid reinsurance premiums	35,907,376	30,691,654
Property and equipment, net	5,508,840	4,151,671
Accounts receivable — securities	1,383,587	1,524,384
Federal income taxes recoverable	3,468,506	—
Other	1,840,719	1,449,050

Total assets	$735,415,401	$602,036,042

Liabilities and Stockholders’ Equity
Liabilities
Losses and loss expenses	$267,190,060	$217,914,057
Unearned premiums	174,458,423	134,028,035
Accrued expenses	13,413,518	7,769,879
Reinsurance balances payable	1,716,372	1,355,796
Federal income taxes payable	—	315,808
Cash dividends declared to stockholders	1,566,995	1,378,993
Subordinated debentures	30,929,000	25,774,000
Accounts payable — securities	—	2,438,784
Due to affiliate	240,680	904,452
Drafts payable	1,278,433	—
Other	1,917,606	1,507,006

Total liabilities	492,711,087	393,386,810

Stockholders’ Equity
Preferred stock, $1.00 par value, authorized 2,000,000 shares; none issued	—	—
Class A common stock, $.01 par value, authorized 30,000,000 shares, issued 10,395,227 and 9,880,506 shares and outstanding 10,313,703 and 9,798,982 shares	103,952	98,805
Class B common stock, $.01 par value, authorized 10,000,000 shares, issued 3,177,440 and 3,051,811 shares and outstanding 3,136,678 and 3,011,049 shares	31,775	30,518
Additional paid-in capital	131,980,264	122,744,905
Accumulated other comprehensive income	4,749,965	5,290,923
Retained earnings	106,730,106	81,375,829
Treasury stock, at cost	(891,748)	(891,748)

Total stockholders’ equity	242,704,314	208,649,232

Total liabilities and stockholders’ equity	$735,415,401	$602,036,042

See accompanying notes to consolidated financial statements.

Donegal Group Inc.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Year Ended December 31,	2004	2003	2002

Statements of Income
Revenues
Net premiums earned (includes affiliated reinsurance of $100,773,324, $94,173,934 and $86,195,962)	$265,838,594	$196,792,696	$185,841,193
Investment income, net of investment expenses	15,906,728	13,315,936	14,581,252
Installment payment fees	3,686,790	2,464,604	2,447,229
Lease income	890,306	845,211	789,697
Net realized investment gains	1,466,220	1,368,031	144,190
Other income	—	205,850	—

Total revenues	287,788,638	214,992,328	203,803,561

Expenses
Net losses and loss expenses (includes affiliated reinsurance of $55,109,122, $53,659,974 and $54,684,955)	164,141,368	126,243,311	129,267,686
Amortization of deferred policy acquisition costs	39,434,000	30,839,000	29,473,000
Other underwriting expenses	42,544,166	28,686,365	25,331,777
Policy dividends	1,300,893	1,154,773	1,056,790
Interest	1,613,511	1,287,197	1,119,204
Other	1,700,449	1,345,307	1,060,520

Total expenses	250,734,387	189,555,953	187,308,977

Income before income tax expense and extraordinary item	37,054,251	25,436,375	16,494,584
Income tax expense	10,885,652	7,142,399	4,491,862

Income before extraordinary item	26,168,599	18,293,976	12,002,722
Extraordinary gain — unallocated negative goodwill	5,445,670	—	—

Net income	$31,614,269	$18,293,976	$12,002,722

Basic earnings per common share
Income before extraordinary item	$1.99	$1.91	$1.32
Extraordinary item	.41	—	—

Net income	$2.40	$1.91	$1.32

Diluted earnings per common share
Income before extraordinary item	$1.92	$1.85	$1.31
Extraordinary item	.40	—	—

Net income	$2.32	$1.85	$1.31

Statements of Comprehensive Income
Net income	$31,614,269	$18,293,976	$12,002,722

Other comprehensive income (loss), net of tax
Unrealized gains on securities:
Unrealized holding gain arising during the period, net of income tax of $221,920, $754,840, and $1,148,224	412,085	1,268,190	2,144,813
Reclassification adjustment for gains included in net income, net of income tax of $513,177, $478,811 and $49,565	(953,043)	(889,220)	(94,625)

Other comprehensive income (loss)	(540,958)	378,970	2,050,188

Comprehensive income	$31,073,311	$18,672,946	$14,052,910

See accompanying notes to consolidated financial statements.

Donegal Group Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

						Accumulated
	Common Stock				Additional	Other			Total
	Class A	Class B	Class A	Class B	Paid-In	Comprehensive	Retained	Treasury	Stockholders’
	Shares	Shares	Amount	Amount	Capital	Income	Earnings	Stock	Equity

Balance, January 1, 2002	6,097,214	3,021,965	$60,972	$30,220	$58,887,715	$2,861,765	$59,979,425	$(891,748)	$120,928,349

Issuance of common stock	166,972		1,670		1,641,547				1,643,217
Net income							12,002,722		12,002,722
Cash dividends							(3,526,157)		(3,526,157)
Exercise of stock options	4,907	2,777	49	27	78,132				78,208
Grant of stock options					38,034		(38,034)		—
Tax benefit on exercise of stock options					6,323				6,323
Other comprehensive income						2,050,188			2,050,188

Balance, December 31, 2002	6,269,093	3,024,742	$62,691	$30,247	$60,651,751	$4,911,953	$68,417,956	$(891,748)	$133,182,850

Issuance of common stock	3,547,000		35,470		60,193,670				60,229,140
Net income							18,293,976		18,293,976
Cash dividends							(4,360,026)		(4,360,026)
Exercise of stock options	64,413	27,069	644	271	744,310				745,225
Grant of stock options					976,077		(976,077)		—
Tax benefit on exercise of stock options					179,097				179,097
Other comprehensive income						378,970			378,970

Balance, December 31, 2003	9,880,506	3,051,811	$98,805	$30,518	$122,744,905	$5,290,923	$81,375,829	$(891,748)	$208,649,232

Issuance of common stock	48,736	282	487	3	859,945				860,435
Net income							31,614,269		31,614,269
Cash dividends							(6,172,733)		(6,172,733)
Exercise of stock options	465,985	125,347	4,660	1,254	6,081,938				6,087,852
Grant of stock options					87,259		(87,259)		—
Tax benefit on exercise of stock options					2,206,217				2,206,217
Other comprehensive loss						(540,958)			(540,958)

Balance, December 31, 2004	10,395,227	3,177,440	$103,952	$31,775	$131,980,264	$4,749,965	$106,730,106	$(891,748)	$242,704,314

See accompanying notes to consolidated financial statements.

Donegal Group Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31,	2004	2003	2002

Cash Flows from Operating Activities:
Net income	$31,614,269	$18,293,976	$12,002,722

Adjustments to reconcile net income to net cash provided by operating activities:
Extraordinary gain — unallocated negative goodwill	(5,445,670)	—	—
Depreciation and amortization	2,472,813	1,532,664	1,236,592
Net realized investment gains	(1,466,220)	(1,368,031)	(144,190)
Changes in Assets and Liabilities:
Losses and loss expenses	13,353,426	7,222,305	30,851,847
Unearned premiums	20,002,138	13,025,588	6,923,183
Accrued expenses	2,406,540	1,186,054	(602,282)
Premiums receivable	(6,638,081)	(2,730,458)	(2,142,951)
Deferred policy acquisition costs	(6,033,995)	(1,656,695)	(962,855)
Deferred income taxes	(405,256)	(352,731)	(579,654)
Reinsurance receivable	(9,402,114)	2,198,166	(15,354,098)
Accrued investment income	(503,171)	63,374	(50,373)
Amounts due to/from affiliate	(663,772)	(3,175,963)	65,341
Reinsurance balances payable	(576,711)	255,353	261,287
Prepaid reinsurance premiums	(2,558,204)	(2,837,658)	1,739,471
Current income taxes	(1,852,097)	137,358	656,488
Other, net	(306,822)	(820,406)	181,965

Net adjustments	2,382,804	12,678,920	22,079,771

Net cash provided by operating activities	33,997,073	30,972,896	34,082,493

Cash Flows from Investing Activities:
Purchase of fixed maturities
Held to maturity	(64,920,048)	(51,747,067)	(35,867,577)
Available for sale	(75,037,253)	(104,935,346)	(75,783,783)
Purchase of equity securities	(20,631,815)	(16,505,807)	(18,325,041)
Sale of fixed maturities
Held to maturity	—	1,971,000	415,000
Available for sale	27,813,196	16,575,179	461,965
Maturity of fixed maturities
Held to maturity	21,446,791	22,256,933	34,967,828
Available for sale	53,944,121	84,393,268	58,798,825
Sale of equity securities	14,924,971	12,457,028	13,371,510
Purchase of Le Mars Insurance Company (net of cash acquired)	(11,816,523)	—	—
Purchase of Peninsula Insurance Group (net of cash acquired)	(21,912,629)	—	—
Net decrease (increase) in investment in affiliates	(2,222,872)	(4,048,000)	22,613
Net purchase of property and equipment	(521,095)	(371,477)	(552,005)
Net sales (purchases) of short-term investments	40,259,336	(49,314,707)	(4,955,218)

Net cash used in investing activities	(38,673,820)	(89,268,996)	(27,445,883)

Cash Flows from Financing Activities:
Issuance of common stock	6,948,287	60,974,365	1,721,425
Issuance of subordinated debentures	5,155,000	25,774,000	—
Payments on line of credit	—	(19,800,000)	(7,800,000)
Cash dividends paid	(5,984,731)	(3,868,348)	(3,508,719)

Net cash provided by (used in) financing activities	6,118,556	63,080,017	(9,587,294)

Net increase (decrease) in cash	1,441,809	4,783,917	(2,950,684)
Cash at beginning of year	5,908,521	1,124,604	4,075,288

Cash at end of year	$7,350,330	$5,908,521	$1,124,604

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 — Summary of Significant Accounting Policies

Organization and Business

We were organized in 1986 as a regional insurance holding company by Donegal Mutual Insurance Company (the “Mutual Company”) and operate predominantly as an underwriter of property and casualty insurance through our subsidiaries. Our property and casualty insurance subsidiaries, Atlantic States Insurance Company (“Atlantic States”), Southern Insurance Company of Virginia (“Southern”), Le Mars Insurance Company (“Le Mars”), and the Peninsula Insurance Group (“Peninsula”), which consists of Peninsula Indemnity Company and The Peninsula Insurance Company, write personal and commercial lines of property and casualty coverages exclusively through a network of independent insurance agents in the Mid-Atlantic, Midwest and Southern states. We have three operating segments: the investment function, the personal lines function and the commercial lines function. Our personal lines products consist primarily of homeowners and private passenger automobile policies. Our commercial lines products consist primarily of commercial automobile, commercial multi-peril and workers’ compensation policies. At December 31, 2004, the Mutual Company held approximately 42% of our outstanding Class A common stock and approximately 66% of our outstanding Class B common stock.

Atlantic States participates in a pooling agreement with the Mutual Company. Under the pooling agreement, the insurance business of the two companies is pooled, and Atlantic States assumes 70% of the pooled business.

We also own 48.1% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”), a thrift holding company that owns Province Bank FSB. The remaining 51.9% of the outstanding stock of DFSC is owned by the Mutual Company.

Pioneer Insurance Company of Ohio (“Pioneer-Ohio”), previously a wholly owned subsidiary, was merged into Atlantic States on May 1, 2002. Southern Heritage Insurance Company, previously a wholly owned subsidiary, was merged into Southern on May 1, 2002. The mergers were accounted for as statutory mergers and had no financial impact on the consolidated entity.

On December 1, 2003, we completed an underwritten public offering of 3.5 million shares of our Class A common stock, resulting in net proceeds of $59.0 million to us.

Basis of Consolidation

The consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, include our accounts and those of our wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The terms “we,” “us,” “our,” or the “Company” as used herein refer to the consolidated entity.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

We make estimates and assumptions that can have a significant effect on amounts and disclosures we report in our financial statements. The most significant estimates relate to our reserves for property and casualty insurance unpaid losses and loss expenses, valuation of investments, policy acquisition costs and guaranty fund liability accruals. While we believe our estimates are appropriate, the ultimate amounts may differ from the estimates provided. The methods for making these estimates are regularly reviewed, and any adjustment considered necessary is reflected in our current results of operations.

Reclassification

Certain amounts in 2003 and 2002 as reported in the Consolidated Balance Sheets, Consolidated Statements of Cash Flows and Notes to Consolidated Financial Statements have been reclassified to conform to the current year presentation.

Investments

We classify our debt and equity securities into the following categories:

     Held to Maturity — Debt securities that we have the positive intent and ability to hold to maturity; reported at amortized cost.

Available for Sale — Debt and equity securities not classified as held to maturity; reported at fair value, with unrealized gains and losses excluded from income and reported as a separate component of stockholders’ equity (net of tax effects).

     Short-term investments are carried at amortized cost, which approximates fair value.

We regularly perform various analytical procedures to determine possible impairment with respect to our investments, including identifying any security whose fair value is below its amortized cost. Upon identification of such securities, a detailed review is performed to determine whether such decline is other than temporary. If there is a decline in fair value below amortized cost that is other than temporary, the cost basis for such investments in the held to maturity and available for sale categories is reduced to fair value. Such decline in cost basis is recognized as a realized loss and charged to income.

Premiums and discounts on debt securities are amortized over the life of the security as an adjustment to yield using the effective interest method. Realized investment gains and losses are computed using the specific identification method.

Premiums and discounts for mortgage-backed debt securities are amortized using anticipated prepayments.

Investments in affiliates are accounted for using the equity method of accounting in accordance with Accounting Principles Board (APB) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” Under the equity method, we record our investment at cost, with adjustments for our share of affiliate earnings and losses as well as changes in affiliate equity due to unrealized gains and losses.

Fair Values of Financial Instruments

We have used the following methods and assumptions in estimating our fair value disclosures:

     Investments — Fair values for fixed maturity securities are based on quoted market prices, when available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or values obtained from independent pricing services through a bank trustee. The fair values for equity securities are based on quoted market prices.

Cash and Short-Term Investments — The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

Premium and Reinsurance Receivables and Payables — The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

Subordinated Debentures — The carrying amounts reported in the balance sheet for these instruments approximate fair value due to their variable rate nature.

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

We have no material exposures to asbestos and environmental liabilities.

Guaranty Fund Liability Accruals

We make estimates of our insurance subsidiaries’ liabilities for guaranty fund and other assessments because of insurance company insolvencies from states in which our insurance subsidiaries are licensed. Generally, an insurer is subject to assessment, depending upon its market share of a given line of business, to assist in the payment of unpaid claims and related costs of insolvent insurance companies. We generally record our liability for such assessments as we write premiums upon which those assessments are based.

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

Credit Risk

We provide property and liability coverages through independent agency systems located throughout our insurance subsidiaries’ operating areas. The majority of this business is billed directly to the insured, although a portion of our commercial business is billed through our agents, who are extended credit in the normal course of business.

Our insurance subsidiaries have reinsurance agreements in place with the Mutual Company and with a number of other authorized reinsurers with at least an A.M. Best rating of A- or an equivalent financial condition.

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

Stock-Based Compensation

Effective July 1, 2000, we adopted Financial Accounting Standards Board (FASB) Interpretation No. 44 (FIN No. 44), “Accounting for Certain Transactions involving Stock Compensation,” and Emerging Issues Task Force Issue No. 00-23 (EITF 00-23), “Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25, Accounting for Stock Issued to Employees, and FIN No. 44, Accounting for Certain Transactions involving Stock Compensation.” Pursuant to FIN No. 44, APB Opinion No. 25 does not apply in the separate financial statements of a subsidiary to the accounting for stock compensation granted by the subsidiary to employees of the parent or another subsidiary. EITF 00-23 states that when employees of a controlling entity are granted stock compensation, the entity granting the stock compensation should measure the fair value of the award at the grant date and recognize the fair value as a dividend to the controlling entity. These provisions apply to us, because the Mutual Company is the employer of record for substantially all employees that provide services to us.

We account for stock-based director compensation plans under the provisions of APB Opinion No. 25 and related interpretations. During 2001, we adopted an Equity Incentive Plan for Directors that made 200,000 shares of Class A common stock available for issuance. Awards may be made in the form of stock options, and the plan additionally provides for the issuance of 175 shares of restricted stock to each director on the first business day of January in each year. No stock-based director compensation is reflected in income, as all options granted under those plans had an exercise price equal to, or greater than, the market value of the underlying common stock on the date of the grant.

The following table illustrates the effect on net income and earnings per share as if we had applied the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (as amended by SFAS No. 148), “Accounting for Stock-Based Compensation.”

	2004	2003	2002

Net income, as reported	$31,614,269	$18,293,976	$12,002,722
Less:
Total stock-based employee compensation expense determined under fair-value- based method for all awards, net of related tax effects	(18,657)	(12,092)	(203,463)

Pro forma net income	$31,595,612	$18,281,884	$11,799,259

Basic earnings per share:
As reported	$2.40	$1.91	$1.32
Pro forma	2.40	1.91	1.30
Diluted earnings per share:
As reported	$2.32	$1.85	$1.31
Pro forma	2.32	1.85	1.28

No options were granted to directors in 2004 or 2002. The weighted-average grant date fair value of options granted during 2003 was $2.18. This fair value was calculated based upon a risk-free interest rate of 1.8%, expected life of 3 years, expected volatility of 34% and expected dividend yield of 4%.

Earnings per Share

Basic earnings per share are calculated by dividing net income by the weighted-average number of common shares outstanding for the period, while diluted earnings per share reflects the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

2 — Impact of New Accounting Standards

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” a revision of SFAS No. 123 and superseding APB Opinion No. 25. SFAS No. 123(R) requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our consolidated statements of income. The provisions of SFAS No. 123(R) are effective for reporting periods beginning after June 15, 2005. We are required to adopt SFAS No. 123(R) in the third quarter of 2005. Upon adoption, the pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. We are evaluating the alternatives allowed under the standard, and we expect the adoption of SFAS No. 123(R) to result in amounts that are similar to the current pro forma disclosures under SFAS No. 123 for all share-based payment transactions through December 31, 2004. The impact of any future share-based payment transactions on our financial position or results of operations cannot be determined. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current rules. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. The amount of operating cash flows recognized for such excess tax deductions were $2.2 million, $179,097 and $6,323 in 2004, 2003 and 2002, respectively.

3 — Transactions with Affiliates

We conduct business and have various agreements with the Mutual Company that are described below:

a. Reinsurance Pooling and Other Reinsurance Arrangements

Atlantic States cedes to the Mutual Company all of its insurance business and assumes from the Mutual Company 70% of the Mutual Company’s total pooled insurance business, including that assumed from Atlantic States and substantially all of the business assumed by the Mutual Company from Southern (prior to January 1, 2002). The Mutual Company and Atlantic States write business with different risk profiles. Through the pooling arrangement, each is able to share proportionately in the results of all policies written by the other. Atlantic States ceded premiums earned of $62,831,701, $55,846,128 and $45,229,457 and ceded losses and loss expenses incurred of $42,487,082, $35,840,578 and $34,471,381 under this arrangement during 2004, 2003 and 2002, respectively. It also assumed premiums earned of $167,949,892, $153,068,026 and $134,236,778 and assumed losses and loss expenses incurred of $101,567,995, $99,677,221 and $96,517,930 under this arrangement during 2004, 2003 and 2002, respectively. Atlantic States had prepaid reinsurance premiums of $34,227,955, $29,981,597 and $26,517,322 and a ceded liability for losses and loss expenses of $57,989,162, $52,263,271 and $47,862,627 under this arrangement as of December 31, 2004, 2003 and 2002, respectively. It also had assumed unearned premiums of $84,350,320, $77,782,685 and $69,208,310 and an assumed liability for losses and loss expenses of $127,127,611, $121,297,553 and $113,850,952 under this arrangement at December 31, 2004, 2003 and 2002, respectively.

Prior to January 1, 2002, the Mutual Company and Southern had a quota share agreement whereby Southern ceded 50% of its direct business, less reinsurance, to the Mutual Company. The business assumed by the Mutual Company from Southern became part of the pooling arrangement between the Mutual Company and Atlantic States. Southern ceded losses and loss expenses incurred of $(611,479), $(73,077) and $488,055 under this agreement during 2004, 2003 and 2002, respectively. Southern had a ceded liability for losses and loss expenses of $2,333,521, $4,175,127 and $6,399,727 under this agreement at December 31, 2004, 2003 and 2002, respectively. This agreement was terminated as of January 1, 2002.

Atlantic States, Southern and Le Mars (effective June 1, 2004) each have a catastrophe reinsurance agreement with the Mutual Company that limits the maximum liability under any one catastrophic occurrence to $800,000, $600,000 and $500,000, respectively, with a combined limit of $1,500,000 for a catastrophe involving both Atlantic States and Southern. Prior to merging into Atlantic States, Pioneer-Ohio had a catastrophe reinsurance agreement with the Mutual Company that limited the maximum liability under any one catastrophic occurrence to $200,000. Prior to merging into Southern, Southern Heritage had a catastrophe reinsurance agreement with the Mutual Company that limited the maximum liability under any one catastrophic occurrence to $400,000. Prior to merging into Atlantic States, Pioneer-Ohio and the Mutual Company had an excess of loss reinsurance agreement in which the Mutual Company assumed up to $250,000 of losses in excess of $50,000. The Mutual Company and Southern have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $170,000 ($150,000 in 2003 and $175,000 in 2002) of losses in excess of $200,000 ($150,000 in 2003 and $125,000 in 2002). Effective October 1, 2000 and prior to merging into Southern, Southern Heritage and the Mutual Company had an excess of loss reinsurance agreement in which the Mutual Company assumed up to $175,000 of losses in excess of $125,000. The Mutual Company has agreements in place with Southern to reallocate the loss results of workers’ compensation business written by those companies as part of commercial accounts primarily written by the Mutual Company or Atlantic States. These agreements provide for the workers’ compensation loss ratios of Southern to be no worse than the average workers’ compensation loss ratio for Atlantic States, Southern and the Mutual Company combined. Our subsidiaries ceded premiums earned of $4,344,867, $3,047,964 and $2,811,359 and ceded losses and loss expenses incurred of $4,583,270, $10,249,746 and $6,873,539 under these various agreements during 2004, 2003 and 2002, respectively. Our subsidiaries had a ceded liability for losses and loss expenses of $7,532,812, $7,218,397 and $6,397,326 under these various agreements at December 31, 2004, 2003, and 2002, respectively.

Southern and Le Mars (effective April 1, 2004) have agreements with the Mutual Company under which they cede, and then reassume back, 100% of their business net of reinsurance. The primary purpose of the agreement is to provide Southern and Le Mars with the same A.M. Best rating (currently “A”) as the Mutual Company, which these subsidiaries might not achieve without these contracts in place. These agreements do not transfer insurance risk. While these subsidiaries ceded and reassumed amounts received from policyholders of $64,696,278, $46,885,317 and $48,921,377 and claims of $36,269,291, $26,497,971 and $28,859,644 under these agreements in 2004, 2003 and 2002, respectively, the amounts are not reflected in our consolidated financial statements. The aggregate liabilities ceded and reassumed under these agreements were $71,377,640 and $47,217,323 at December 31, 2004 and 2003, respectively.

b. Expense Sharing

The Mutual Company provides facilities, management and other services to us, and we reimburse the Mutual Company for such services on a periodic basis under usage agreements and pooling arrangements. The charges are based upon the relative participation of us and the Mutual Company in the pooling arrangement, and our management and the management of the Mutual Company consider this allocation to be reasonable. Charges for these services totalled $40,165,744, $33,047,769 and $28,586,888 for 2004, 2003 and 2002, respectively.

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

e. Province Bank

As of December 31, 2004 and 2003, we had $3,762,153 and $5,661,089, respectively, in checking accounts with Province Bank, a wholly owned subsidiary of DFSC. We earned $32,138, $24,972 and $44,818 in interest on these accounts during 2004, 2003 and 2002, respectively.

4 — Business Combinations

During 2004, we acquired all of the outstanding stock of Le Mars and Peninsula. These acquisitions have been accounted for as business combinations in accordance with SFAS No. 141, “Business Combinations.”

In June 2002, the Mutual Company consummated an affiliation with Le Mars. As part of the affiliation, the Mutual Company entered into a management agreement with and made a $4.0 million surplus note investment in Le Mars. During 2003, Le Mars’ board of directors adopted a plan of conversion to convert to a stock insurance company. Following policyholder and regulatory approval of the plan of conversion, we acquired all of the outstanding stock of Le Mars as of January 1, 2004 for approximately $12.9 million in cash, including payment of the principal amount of the surplus note ($4.0 million) and accrued interest ($392,740) to the Mutual Company. The operating results of Le Mars have been included in our consolidated financial statements since January 1, 2004.

The acquisition of Le Mars enables us to conduct our insurance business in four Midwest states. Le Mars, which was organized under the laws of Iowa in 1901, operates as a property and casualty insurer in Iowa, Nebraska, Oklahoma and South Dakota. Personal lines coverages represent a majority of Le Mars’ premiums written, with the balance coming from farmowners and mercantile and service businesses. Le Mars’ largest lines of business are private passenger automobile liability and physical damage; its other principal lines are homeowners and commercial multi-peril. For the years ended December 31, 2003 and 2002, Le Mars had net premiums earned of $17.9 million and $20.5 million, respectively. Le Mars’ surplus and total admitted assets on a statutory basis as of December 31, 2003 were $12.0 million and $37.0 million, respectively. The purchase price of Le Mars was based upon an independent valuation as of July 31, 2003. In applying GAAP purchase accounting standards as of January 1, 2004, we recognized an extraordinary gain in the amount of $5.4 million related to unallocated negative goodwill resulting from this acquisition. A substantial portion of this unallocated negative goodwill was generated by the recognition of anticipated federal income tax benefits that we expect to realize over the allowable 20-year carryover period by offsetting the net operating loss carryover obtained as part of the acquisition of Le Mars against taxable income generated by our consolidated affiliates. We have determined that a valuation allowance is required for a portion of the acquired net operating loss carryover, because federal tax laws limit the amount of such carryover that can be utilized. Other factors that generated negative goodwill included favorable operating results and increases in the market values of invested assets in the period between the valuation date and the acquisition date.

As of January 1, 2004, we purchased all of the outstanding stock of Peninsula Indemnity Company and The Peninsula Insurance Company, both of which are organized under Maryland law, with headquarters in Salisbury, Maryland, from Folksamerica Holding Company, Inc. (“Folksamerica”), a part of the White Mountains Insurance Group, Ltd., for a price in cash equal to 107.5% of Peninsula’s GAAP stockholders’ equity as of the closing of the acquisition, or approximately $23.5 million. The operating results of Peninsula have been included in our consolidated financial statements since January 1, 2004.

Peninsula expands our presence in existing markets, operating primarily in Maryland, Delaware and Virginia. Peninsula specializes in private passenger automobile coverages and also writes homeowners, commercial multi-peril, workers’ compensation and commercial automobile coverages. For the years ended December 31, 2003 and 2002, Peninsula had net premiums earned of $32.7 million and $29.7 million, respectively. Peninsula’s surplus and total admitted assets on a statutory basis as of December 31, 2003 were $19.5 million and $52.6 million, respectively. We recorded goodwill of $449,968 related to this acquisition, none of which is expected to be deductible for federal income tax purposes. Pursuant to the terms of the purchase agreement with Folksamerica, Folksamerica has guaranteed us against any deficiency in excess of $1.5 million in the loss and loss expense reserves of Peninsula as of January 1, 2004. Any such deficiency will be based on a final actuarial review of the development of such reserves to be conducted four years after January 1, 2004. The maximum obligation of Folksamerica to us under this guarantee is $4.0 million.

The following is a summary of the estimated fair values of the net assets acquired at the date of each acquisition based on purchase price allocations:

	Le Mars	Peninsula

	($ in thousands)
Assets acquired:
Investments	$31,913	$45,644
Premiums receivable	3,699	4,913
Reinsurance receivable	3,602	4,474
Other	5,276	5,720

Total assets acquired	44,490	60,751

Liabilities assumed:
Losses and loss expenses	16,476	19,447
Unearned premiums	7,734	12,563
Other	1,983	5,281

Total liabilities assumed	26,193	37,291

Total net assets acquired	$18,297	$23,460

Our consolidated financial statements for the year ended December 31, 2004 include the operations of Le Mars and Peninsula from January 1, 2004, the date of their acquisition. The following table presents our unaudited pro forma historical results for the year ended December 31, 2003 as if these purchased entities had been acquired at January 1, 2003:

($ in thousands, except per share data)
Total revenues	$266,778
Income before income tax expense and extraordinary item	26,542
Income tax expense	7,530
Income before extraordinary item	19,012
Basic earnings per share before extraordinary item	1.69
Diluted earnings per share before extraordinary item	1.64

The above pro forma earnings per share were calculated as if the proceeds of approximately 1.7 million Class A common shares issued on December 1, 2003 (representing only those proceeds used to fund the acquisitions) were received on January 1, 2003 and as if the corresponding common shares were included in weighted average shares outstanding from that date. The pro forma results do not include the impact of an extraordinary item in the amount of approximately $5.2 million related to unallocated negative goodwill that would have resulted from the Le Mars acquisition.

The unaudited pro forma results above have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the acquisitions occurred at January 1, 2003, nor are they necessarily indicative of future operating results.

5 — Investments

The amortized cost and estimated fair values of fixed maturities and equity securities at December 31, 2004 and 2003, are as follows:

2004
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Held to Maturity	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$60,219,180	$13,107	$683,647	$59,548,640
Obligations of states and political subdivisions	76,651,761	1,867,257	93,018	78,426,000
Corporate securities	27,149,096	1,138,760	68,856	28,219,000
Mortgage-backed securities	18,553,747	159,462	218,367	18,494,842

Totals	$182,573,784	$3,178,586	$1,063,888	$184,688,482

2004
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Available for Sale	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$74,843,822	$459,249	$386,261	$74,916,810
Obligations of states and political subdivisions	108,777,575	3,682,063	13,538	112,446,100
Corporate securities	30,378,728	1,063,247	89,925	31,352,050
Mortgage-backed securities	8,071,679	22,937	52,254	8,042,362
Equity securities	30,770,759	3,331,747	597,530	33,504,976

Totals	$252,842,563	$8,559,243	$1,139,508	$260,262,298

2003
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Held to Maturity	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$29,130,684	$66,050	$368,967	$28,827,767
Canadian government obligation	499,630	25,370	—	525,000
Obligations of states and political subdivisions	45,187,284	1,117,513	60,847	46,243,950
Corporate securities	25,192,044	2,086,465	9	27,278,500
Mortgage-backed securities	13,041,142	287,732	71,089	13,257,785

Totals	$113,050,784	$3,583,130	$500,912	$116,133,002

2003
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Available for sale	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$69,481,186	$1,094,878	$68,714	$70,507,350
Obligations of states and political subdivisions	81,104,794	3,281,260	604	84,385,450
Corporate securities	28,766,844	1,932,256	—	30,699,100
Mortgage-backed securities	12,744,548	99,886	2,997	12,841,437
Equity securities	22,890,367	1,897,441	77,403	24,710,405

Totals	$214,987,739	$8,305,721	$149,718	$223,143,742

The amortized cost and estimated fair value of fixed maturities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

		Estimated
	Amortized	Fair
	Cost	Value

Held to maturity
Due in one year or less	$3,707,192	$3,742,000
Due after one year through five years	70,732,331	70,959,190
Due after five years through ten years	18,801,384	19,120,000
Due after ten years	70,779,130	72,372,450
Mortgage-backed securities	18,553,747	18,494,842

Total held to maturity	$182,573,784	$184,688,482

Available for sale
Due in one year or less	$10,660,910	$10,760,350
Due after one year through five years	84,659,230	85,618,330
Due after five years through ten years	54,204,245	56,051,580
Due after ten years	64,475,740	66,284,700
Mortgage-backed securities	8,071,679	8,042,362

Total available for sale	$222,071,804	$226,757,322

The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 2004 and 2003 amounted to $8,566,784 and $5,095,211, respectively.

Investments in affiliates consisted of the following at December 31, 2004 and 2003:

	2004	2003

DFSC	$7,935,741	$5,963,816
Other	929,000	774,000

Total	$8,864,741	$6,737,816

We made additional equity investments in DFSC in the amount of $2,250,000 and $3,500,000 during 2004 and 2003, respectively. Other expenses in our consolidated statements of income include $182,128, $226,000 and $22,613 for 2004, 2003 and 2002, respectively, representing our share of DFSC losses. In addition, other comprehensive income (loss) in our statements of comprehensive income includes net unrealized (gains) losses of $95,947, $77,598 and $(22,535) for 2004, 2003 and 2002, respectively, representing our share of DFSC unrealized investment (gains) losses.

Other investment in affiliates represents our investment in statutory trusts that hold our subordinated debentures as discussed in Note 9.

Net investment income, consisting primarily of interest and dividends, is attributable to the following sources:

	2004	2003	2002

Fixed maturities	$16,540,611	$13,255,492	$14,285,049
Equity securities	989,966	834,578	804,087
Short-term investments	524,172	523,527	564,738
Other	30,770	29,250	29,249

Investment income	18,085,519	14,642,847	15,683,123
Investment expenses	(2,178,791)	(1,326,911)	(1,101,871)

Net investment income	$15,906,728	$13,315,936	$14,581,252

Gross realized gains and losses from investments and the change in the difference between fair value and cost of investments, before applicable income taxes, are as follows:

	2004	2003	2002

Gross realized gains:
Fixed maturities	$458,389	$1,002,461	$128,714
Equity securities	1,252,075	637,856	911,994

	1,710,464	1,640,317	1,040,708

Gross realized losses:
Fixed maturities	35,952	33,759	106,789
Equity securities	208,292	238,527	789,729

	244,244	272,286	896,518

Net realized gains	$1,466,220	$1,368,031	$144,190

Change in difference between fair value and cost of investments:
Fixed maturities	$(2,617,967)	$(901,290)	$5,253,785
Equity securities	914,179	1,554,745	(637,585)

	$(1,703,788)	$653,455	$4,616,200

We held fixed maturities and equity securities with unrealized losses representing declines that we considered temporary at December 31, 2004 as follows:

	Less than 12 months		12 months or longer

	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$80,588,500	$940,084	$5,370,000	$129,824
Obligations of states and political subdivisions	13,056,950	106,506	5,000	50
Corporate securities	12,433,300	158,781	—	—
Mortgage-backed securities	15,734,625	151,952	3,584,117	118,669
Equity securities	5,947,354	540,030	292,500	57,500

Totals	$127,760,729	$1,897,353	$9,251,617	$306,043

The unrealized losses in our fixed maturities, all of which are rated investment grade, were primarily due to the impact of higher market interest rates rather than a decline in credit quality. There were 12 held-to-maturity fixed maturities and two U.S. government agency preferred equity securities in an unrealized loss position for 12 months or longer. The fixed maturities and equity securities with unrealized losses have not been significantly below cost for continuous amounts of time, and we determined that the unrealized losses are temporary in nature based upon the factors we consider in determining possible impairment.

We held fixed maturities and equity securities with unrealized losses representing declines that we considered temporary at December 31, 2003 as follows:

	Less than 12 months		12 months or longer

	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$23,155,000	$437,681	$—	$—
Obligations of states and political subdivisions	5,574,000	61,451	—	—
Corporate securities	500,000	9	—	—
Mortgage-backed securities	5,820,168	64,791	560,716	9,295
Equity securities	1,275,737	38,048	898,130	39,355

Totals	$36,324,905	$601,980	$1,458,846	$48,650

During 2004, 2003 and 2002, certain investments trading below cost had declined on an other than temporary basis. Losses of $6,650, $237,724 and $378,672 were included in net realized investment gains for these investments in 2004, 2003 and 2002, respectively.

During 2003, we sold certain bonds that had been classified as held to maturity due to a series of rating agency downgrades related to these securities. These bonds had an amortized cost of $1.8 million, and the sale resulted in a realized gain of $165,564. During 2002, we sold certain bonds that had been classified as held to maturity due to significant deterioration in the issuer’s creditworthiness. These bonds had an amortized cost of $488,901, and the sale resulted in a realized loss of $73,901. There were no other sales or transfers from the held to maturity portfolio in 2004, 2003 or 2002.

We have no derivative instruments or hedging activities.

6 — Deferred Policy Acquisition Costs

Changes in deferred policy acquisition costs are as follows:

	2004	2003	2002

Balance, January 1	$16,223,765	$14,567,070	$13,604,215
Acquisition costs deferred	45,467,995	32,495,695	30,435,855
Amortization charged to earnings	(39,434,000)	(30,839,000)	(29,473,000)

Balance, December 31	$22,257,760	$16,223,765	$14,567,070

7 — Property and Equipment

Property and equipment at December 31, 2004 and 2003 consisted of the following:

			Estimated
			Useful
	2004	2003	Life

Office equipment	$6,135,142	$5,293,302	5-15 years
Automobiles	1,101,055	903,162	3 years
Real estate	3,848,772	2,676,636	15-50 years
Software	544,086	325,323	5 years

	11,629,055	9,198,423
Accumulated depreciation	(6,120,215)	(5,046,752)

	$5,508,840	$4,151,671

Depreciation expense for 2004, 2003, and 2002 amounted to $932,987, $650,200 and $690,263, respectively.

8 — Liability for Losses and Loss Expenses

Activity in the liability for losses and loss expenses is summarized as follows:

	2004	2003	2002

Balance at January 1	$217,914,057	$210,691,752	$179,839,905
Less reinsurance recoverable	(79,017,987)	(79,583,319)	(65,295,790)

Net balance at January 1	138,896,070	131,108,433	114,544,115

Acquisitions of Le Mars and Peninsula	28,843,140	—	—

Net balance at January 1 as adjusted	167,739,210	131,108,433	114,544,115

Incurred related to:
Current year	171,384,964	126,693,421	122,433,653
Prior years	(7,243,596)	(450,110)	6,834,033

Total incurred	164,141,368	126,243,311	129,267,686

Paid related to:
Current year	96,041,306	72,187,103	67,655,902
Prior years	64,408,705	46,268,571	45,047,466

Total paid	160,450,011	118,455,674	112,703,368

Net balance at December 31	171,430,567	138,896,070	131,108,433
Plus reinsurance recoverable	95,759,493	79,017,987	79,583,319

Balance at December 31	$267,190,060	$217,914,057	$210,691,752

We recognized an increase (decrease) in the liability for losses and loss expenses of prior years of $(7.2 million), $(450,110) and $6.8 million in 2004, 2003 and 2002, respectively. These developments are primarily attributable to variations from expected claim severity in the private passenger and commercial automobile liability, workers’ compensation and commercial multi-peril lines of business. Included in the 2004 development are decreases in the liability for losses and loss expenses of prior years for Le Mars and Peninsula of $3.6 million and $1.4 million, respectively, largely due to favorable settlement of open claims.

9 — Borrowings

Line of Credit

On November 25, 2003, we entered into a credit agreement with Manufacturers and Traders Trust Company (“M&T”) relating to a four-year $35.0 million unsecured, revolving line of credit. As of December 31, 2004, we may borrow up to $35.0 million at interest rates equal to M&T’s current prime rate or the then current London Interbank Eurodollar bank rate (LIBOR) plus between 1.50% and 1.75%, depending on our leverage ratio. In addition, we pay a fee of 0.15% per annum on the loan commitment amount, regardless of usage. The agreement requires our compliance with certain covenants, which include minimum levels of our net worth, leverage ratio and statutory surplus and A.M. Best ratings of our insurance subsidiaries. During the year ended December 31, 2004, there were no borrowings outstanding, and we complied with all requirements of the agreement.

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

Subordinated Debentures

On May 15, 2003, we received $15.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on May 15, 2033 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 4.10%, which is adjustable quarterly. At December 31, 2004, the interest rate on these debentures was 6.38%, and is next subject to adjustment on February 15, 2005. As of December 31, 2004 and 2003, our consolidated balance sheets included an investment in a trust of $464,000 and subordinated debentures of $15.5 million related to this transaction.

On October 29, 2003, we received $10.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on October 29, 2033 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 3.85%, which is adjustable quarterly. At December 31, 2004, the interest rate on these debentures was 5.98%, and is next subject to adjustment on January 29, 2005. As of December 31, 2004 and 2003, our consolidated balance sheets included an investment in a trust of $310,000 and subordinated debentures of $10.3 million related to this transaction.

On May 24, 2004, we received $5.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on May 24, 2034 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 3.85%, which is adjustable quarterly. At December 31, 2004, the interest rate on these debentures was 6.21%, and is next subject to adjustment on February 24, 2005. As of December 31, 2004, our consolidated balance sheet included an investment in a trust of $155,000 and subordinated debentures of $5.2 million related to this transaction.

10 — Reinsurers

Unaffiliated Reinsurers

In addition to the ceded reinsurance in place with the Mutual Company, our insurance subsidiaries have other reinsurance in place, principally with four unaffiliated reinsurers. We monitor the financial strength of our unaffiliated reinsurers, requiring that companies rated by A.M. Best Company maintain a rating of A- or higher and that foreign reinsurers not rated by A.M. Best Company maintain a level of financial strength equivalent to companies qualifying for an A.M. Best Company rating of A- or higher. The following amounts represent ceded reinsurance transactions with unaffiliated reinsurers during 2004, 2003 and 2002:

	2004	2003	2002

Premiums written	$22,016,464	$10,908,851	$10,772,473

Premiums earned	$23,704,363	$11,535,468	$10,776,702

Losses and loss expenses	$14,324,616	$10,646,851	$13,693,184

Prepaid reinsurance premiums	$1,679,421	$710,057	$1,336,674

Liability for losses and loss expenses	$27,903,998	$15,361,192	$18,923,639

Total Reinsurance

The following amounts represent the total of all ceded reinsurance transactions with both affiliated and unaffiliated reinsurers during 2004, 2003 and 2002:

	2004	2003	2002

Premiums earned	$90,880,931	$70,429,560	$58,817,518

Losses and loss expenses	$60,783,489	$56,664,098	$55,526,159

Prepaid reinsurance premiums	$35,907,376	$30,691,654	$27,853,996

Liability for losses and loss expenses	$95,759,493	$79,017,987	$79,583,319

The following amounts represent the effect of reinsurance on premiums written for 2004, 2003 and 2002:

	2004	2003	2002

Direct	$202,064,323	$118,605,732	$111,767,756
Assumed	174,657,504	161,642,112	139,814,138
Ceded	(93,439,390)	(73,267,218)	(57,078,047)

Net premiums written	$283,282,437	$206,980,626	$194,503,847

The following amounts represent the effect of reinsurance on premiums earned for 2004, 2003 and 2002:

	2004	2003	2002

Direct	$188,665,453	$114,154,202	$110,412,498
Assumed	168,054,072	153,068,054	134,246,213
Ceded	(90,880,931)	(70,429,560)	(58,817,518)

Net premiums earned	$265,838,594	$196,792,696	$185,841,193

11 — Income Taxes

The provision for income tax consists of the following:

	2004	2003	2002

Current	$11,290,908	$7,495,130	$5,071,516
Deferred	(405,256)	(352,731)	(579,654)

Federal tax provision	$10,885,652	$7,142,399	$4,491,862

The effective tax rate is different from the amount computed at the statutory federal rate of 35% for 2004 and 2003 and 34% for 2002. The reasons for such difference and the related tax effects are as follows:

	2004	2003	2002

Income before income taxes	$37,054,251	$25,436,375	$16,494,584

Computed “expected” taxes	12,968,988	8,902,731	5,608,159
Tax-exempt interest	(2,302,247)	(1,824,830)	(1,304,197)
Dividends received deduction	(106,836)	(49,147)	(31,830)
Other, net	325,747	113,645	219,730

Federal income tax provision	$10,885,652	$7,142,399	$4,491,862

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003, are as follows:

	2004	2003

Deferred tax assets:
Unearned premium	$9,708,475	$7,246,680
Loss reserves	6,916,375	5,943,747
Net operating loss carryforward - acquired companies	4,824,300	1,459,722
Other	1,119,355	1,449,747

Total gross deferred assets	22,568,505	16,099,896
Less valuation allowance	(770,799)	—

Net deferred tax assets	$21,797,706	$16,099,896

Deferred tax liabilities:
Depreciation expense	$316,035	$331,291
Deferred policy acquisition costs	7,790,216	5,678,318
Salvage recoverable	211,342	208,948
Net unrealized gains	2,557,673	2,848,930

Total gross deferred liabilities	$10,875,266	$9,067,487

Net deferred tax asset	$10,922,440	$7,032,409

A valuation allowance is provided when it is more likely than not that some portion of the tax asset will not be realized. Management has determined that a valuation allowance of $770,799 related to a portion of the net operating loss carryforward of Le Mars should be established at January 1, 2004. Management has determined that it is not required to establish a valuation allowance for the other net deferred tax assets of $21,797,706 and $16,099,896 at December 31, 2004 and 2003, respectively, since it is more likely than not that the deferred tax assets will be realized through reversals of existing temporary differences, future taxable income, carrybacks to taxable income in prior years and the implementation of tax planning strategies.

As a result of the acquisitions of Le Mars and Peninsula, net deferred tax assets of $3,193,500 were acquired.

At December 31, 2004, we have a net operating loss carryforward of $13.8 million, which is available to offset our taxable income. Of this amount, $10.5 million will begin to expire in 2009 and is subject to an annual limitation in the amount that we can use in any one year of approximately $376,000. The remaining $3.3 million will expire in 2012 and is subject to an annual limitation of approximately $903,000.

12 — Stockholders’ Equity

On April 19, 2001 our stockholders approved an amendment to our Certificate of Incorporation. Among other things, the amendment reclassified our common stock as Class B common stock and effected a one-for-three reverse split of our Class B common stock effective April 19, 2001. The amendment also authorized a new class of common stock with one-tenth of a vote per share designated as Class A common stock. Our Board of Directors also approved a dividend of two shares of Class A common stock for each share of Class B common stock, after the one-for-three reverse split, held of record at the close of business April 19, 2001.

Each share of Class A common stock outstanding at the time of the declaration of any dividend or other distribution payable in cash upon the shares of Class B common stock is entitled to a dividend or distribution payable at the same time and to stockholders of record on the same date in an amount at least 10% greater than any dividend declared upon each share of Class B common stock. In the event of our merger or consolidation with or into another entity, the holders of Class A common stock and the holders of Class B common stock are entitled to receive the same per share consideration in such merger or consolidation. In the event of our liquidation, dissolution or winding-up, any assets available to common stockholders will be distributed pro rata to the holders of Class A common stock and Class B common stock.

On February 17, 2005, our Board of Directors approved a four-for-three split of our Class A common stock and our Class B common stock to be effected in the form of a 33-1/3% stock dividend to stockholders of record at the close of business March 1, 2005 and payable on March 28, 2005.

13 — Stock Compensation Plans

Equity Incentive Plans

During 1996, we adopted an Equity Incentive Plan for Employees. During 2001, we adopted a nearly identical plan that made a total of 1,500,000 shares of Class A common stock available for issuance. Each plan provides for the granting of awards by the Board of Directors in the form of stock options, stock appreciation rights, restricted stock or any combination of the above. The plans provide that stock options may become exercisable up to 10 years from date of grant, with an option price not less than fair market value on date of grant. No stock appreciation rights have been issued.

During 1996, we adopted an Equity Incentive Plan for Directors. During 2001, we adopted a nearly identical plan that made 200,000 shares of Class A common stock available for issuance. Awards may be made in the form of stock options, and the plan additionally provides for the issuance of 175 shares of restricted stock to each director on the first business day of January in each year. As of December 31, 2004, we have 36,666 unexercised options under these plans. Additionally 1,925, 1,925 and 2,100 shares of restricted stock were issued on January 2, 2004, 2003 and 2002, respectively.

All options issued prior to 2001 were converted to options on Class A and Class B common stock as a result of our recapitalization. No further shares are available for plans in effect prior to 2001.

Information regarding activity in our stock option plans is presented below.

		Weighted-Average
	Number of	Exercise Price
	Options	Per Share

Outstanding at December 31, 2001	1,934,467	$13.27
Granted – 2002	10,000	14.00
Exercised – 2002	(7,684)	8.00
Forfeited – 2002	(18,334)	14.36
Expired – 2002	(524,448)	13.50

Outstanding at December 31, 2002	1,394,001	$13.43
Granted – 2003	667,500	12.00
Exercised – 2003	(91,482)	8.15
Forfeited – 2003	(14,000)	10.57
Expired – 2003	(476,667)	18.00

Outstanding at December 31, 2003	1,479,352	$11.72
Granted – 2004	34,500	18.84
Exercised – 2004	(591,332)	10.30
Forfeited – 2004	(29,838)	11.84

Outstanding at December 31, 2004	892,682	$12.94

Exercisable at:
December 31, 2002	1,085,000	$13.29

December 31, 2003	883,707	$11.11

December 31, 2004	683,419	$12.97

Options available for future grants at December 31, 2004 are 577,386.

The following table summarizes information about fixed stock options at December 31, 2004:

	Number of	Weighted-Average	Number of
Exercise	Options	Remaining	Options
Price	Outstanding	Contractual Life	Exercisable

$9.00	1,500	1.5 year	1,500
12.00	571,849	3.5 years	381,252
14.00	292,333	1.5 years	292,333
18.25	5,000	3.5 years	1,667
20.92	2,000	5.0 years	—
21.00	5,000	4.0 years	1,667
22.05	7,500	4.5 years	2,500
23.84	7,500	4.5 years	2,500

Total	892,682		683,419

Employee Stock Purchase Plans

During 1996, we adopted an Employee Stock Purchase Plan. During 2001, we adopted a nearly identical plan that made 300,000 shares of Class A common stock available for issuance.

The new plan extends over a 10-year period and provides for shares to be offered to all eligible employees at a purchase price equal to the lesser of 85% of the fair market value of our Class A common stock on the last day before the first day of the enrollment period (June 1 and December 1) of the plan or 85% of the fair market value of our Class A common stock on the last day of the subscription period (June 30 and December 31). A summary of plan activity follows:

	Shares Issued
	Price	Shares

January 1, 2002	$8.8485	12,769
July 1, 2002	8.7720	10,520
January 1, 2003	9.1375	9,425
July 1, 2003	10.1575	8,776
January 1, 2004	11.4495	7,637
July 1, 2004	17.0085	5,009

On January 1, 2005, we issued an additional 6,068 shares at a price of $17.5865 per share under this plan.

Agency Stock Purchase Plans

On December 31, 1996, we adopted an Agency Stock Purchase Plan. During 2001, we adopted a nearly identical plan that made 300,000 shares of Class A common stock available for issuance. The plan provides for agents of our affiliated companies to invest up to $12,000 per subscription period (April 1 to September 30 and October 1 to March 31) under various methods. Stock is issued at the end of the subscription period at a price equal to 90% of the average market price during the last ten trading days of the subscription period. During 2004, 2003 and 2002, 32,754, 28,547 and 16,310 shares, respectively, were issued under this plan. Expense recognized under the plan was not material.

14 — Statutory Net Income, Capital and Surplus and Dividend Restrictions

The following is selected information, as filed with insurance regulatory authorities, for our insurance subsidiaries as determined in accordance with accounting practices prescribed or permitted by such insurance regulatory authorities:

	2004	2003	2002

Atlantic States
Statutory capital and surplus	$127,219,109	$109,854,398	$95,405,603

Statutory unassigned surplus	$73,558,245	$56,193,534	$46,744,739

Statutory net income	$16,342,671	$13,272,651	$10,646,804

Southern
Statutory capital and surplus	$50,253,802	$40,649,495	$31,243,897

Statutory unassigned surplus (deficit)	$1,136,217	$(1,968,090)	$(6,373,688)

Statutory net income	$2,868,102	$5,275,909	$2,505,891

Le Mars
Statutory capital and surplus	$17,103,902	$11,987,214	$12,673,209

Statutory unassigned surplus	$4,511,162	$7,987,214	$8,673,209

Statutory net income (loss)	$3,268,819	$(728,329)	$7,006

Peninsula
Statutory capital and surplus	$23,176,096	$19,477,027	$17,932,895

Statutory unassigned surplus	$5,576,682	$3,125,533	$1,581,401

Statutory net income	$3,781,849	$1,513,794	$885,681

Our principal source of cash for payment of dividends are dividends from our insurance subsidiaries that are required by law to maintain certain minimum capital and surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Our insurance subsidiaries are also subject to Risk Based Capital (RBC) requirements that may further impact their ability to pay dividends. At December 31, 2004, the companies’ statutory capital and surplus were substantially above the RBC requirements. Amounts available for distribution as dividends to us without prior approval of insurance regulatory authorities in 2005 are $16,342,671 from Atlantic States, $2,868,102 from Southern, $1,710,390 from Le Mars and $2,317,610 from Peninsula.

15 — Reconciliation of Statutory Filings to Amounts Reported Herein

Our insurance subsidiaries are required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from financial statements prepared on the basis of generally accepted accounting principles.

Reconciliations of statutory net income and capital and surplus, as determined using statutory accounting principles, to the amounts included in the accompanying financial statements are as follows:

	Year Ended December 31,
	2004	2003	2002

Statutory net income of insurance subsidiaries	$26,261,441	$18,548,560	$13,152,695
Increases (decreases):
Deferred policy acquisition costs	6,033,995	1,656,695	962,855
Deferred federal income taxes	405,256	352,731	579,654
Salvage and subrogation recoverable	(112,182)	(167,627)	(863,313)
Consolidating eliminations and adjustments	(579,343)	(8,099,197)	(11,264,732)
Parent-only net income (loss)	(394,898)	6,002,814	9,435,563

Net income as reported herein	$31,614,269	$18,293,976	$12,002,722

	December 31,
	2004	2003	2002

Statutory capital and surplus of insurance subsidiaries	$217,752,909	$150,503,893	$126,649,500
Increases (decreases):
Deferred policy acquisition costs	22,257,760	16,223,765	14,567,070
Deferred federal income taxes	(3,855,261)	(4,268,453)	(3,499,656)
Salvage and subrogation recoverable	8,146,694	7,167,008	7,334,635
Non-admitted assets and other adjustments, net	1,121,225	907,955	735,946
Fixed maturities	6,207,157	6,521,246	7,517,290
Parent-only equity and other adjustments	(8,926,170)	31,593,818	(20,121,935)

Stockholders’ equity as reported herein	$242,704,314	$208,649,232	$133,182,850

16 — Supplementary Cash Flow Information

The following reflects income taxes and interest paid during 2004, 2003 and 2002:

	2004	2003	2002

Income taxes	$12,905,000	$7,356,674	$4,410,000

Interest	$1,528,655	$1,291,992	$1,047,237

17 — Earnings Per Share

The following information illustrates the computation of net income, outstanding shares and earnings per share on both a basic and diluted basis for the years ended December 31, 2004, 2003 and 2002:

		Weighted-
		Average	Earnings
	Net	Shares	Per
	Income	Outstanding	Share

2004:
Basic	$31,614,269	13,159,435	$2.40
Effect of stock options	—	475,737	(.08)

Diluted	$31,614,269	13,635,172	$2.32

2003:
Basic	$18,293,976	9,570,872	$1.91
Effect of stock options	—	323,972	(.06)

Diluted	$18,293,976	9,894,844	$1.85

2002:
Basic	$12,002,722	9,085,914	$1.32
Effect of stock options	—	107,199	(.01)

Diluted	$12,002,722	9,193,113	$1.31

The following options to purchase shares of common stock were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price:

	2004	2003	2002

Options excluded from diluted earnings per share	7,500	—	939,167

18 — Condensed Financial Information of Parent Company

Condensed Balance Sheets
($ in thousands)

December 31,	2004	2003

Assets
Fixed-maturity investments	$4,120	$1,987
Investment in subsidiaries/affiliates (equity method)	259,898	183,402
Short-term investments	5,585	47,559
Cash	1,581	365
Property and equipment	1,293	1,579
Other	3,226	1,345

Total assets	$275,703	$236,237

Liabilities and Stockholders’ Equity
Liabilities
Cash dividends declared to stockholders	$1,567	$1,379
Subordinated debentures	30,929	25,774
Other	503	435

Total liabilities	32,999	27,588

Stockholders’ equity	242,704	208,649

Total liabilities and stockholders’ equity	$275,703	$236,237

Condensed Statements of Income and Comprehensive Income

($ in thousands)

Year Ended December 31,	2004	2003	2002

Statements of Income
Revenues
Dividends from subsidiaries	$950	$7,000	$10,400
Other	1,242	1,034	797

Total revenues	2,192	8,034	11,197

Expenses
Operating expenses	1,700	1,345	1,057
Interest	1,614	1,320	1,139

Total expenses	3,314	2,665	2,196

Income (loss) before income tax benefit and equity in undistributed net income of subsidiaries	(1,122)	5,369	9,001
Income tax benefit	(727)	(634)	(435)

Income (loss) before equity in undistributed net income of subsidiaries	(395)	6,003	9,436
Equity in undistributed net income of subsidiaries	32,009	12,291	2,567

Net income	$31,614	$18,294	$12,003

Statements of Comprehensive Income
Net income	$31,614	$18,294	$12,003

Other comprehensive income (loss), net of tax
Unrealized gain (loss) - parent	(2)	(42)	15
Unrealized gain (loss) - subsidiaries	(539)	421	2,035

Other comprehensive income (loss), net of tax	(541)	379	2,050

Comprehensive income	$31,073	$18,673	$14,053

Condensed Statements of Cash Flows
($ in thousands)

Year Ended December 31,	2004	2003	2002

Cash flows from operating activities:
Net income	$31,614	$18,294	$12,003

Adjustments:
Equity in undistributed net income of subsidiaries	(32,009)	(12,291)	(2,567)
Other	731	(4,137)	795

Net adjustments	(31,278)	(16,428)	(1,772)

Net cash provided	336	1,866	10,231

Cash flows from investing activities:
Net purchase of fixed maturities	(2,084)	(1,938)	—
Net sale (purchase) of short-term investments	41,974	(47,559)	—
Net purchase of property and equipment	(246)	(433)	(480)
Investment in subsidiaries	(45,216)	(14,274)	—
Other	334	(981)	38

Net cash used	(5,238)	(65,185)	(442)

Cash flows from financing activities:
Cash dividends paid	(5,985)	(3,868)	(3,509)
Issuance of common stock	6,948	60,974	1,721
Issuance of subordinated debentures	5,155	25,774	—
Line of credit, net	—	(19,800)	(7,800)

Net cash provided (used)	6,118	63,080	(9,588)

Net change in cash	1,216	(239)	201
Cash at beginning of year	365	604	403

Cash at end of year	$1,581	$365	$604

19 — Segment Information

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

Financial data by segment is as follows:

	2004	2003	2002

	($ in thousands)

Revenues
Premiums earned:
Commercial lines	$99,657	$71,471	$66,003
Personal lines	169,322	125,322	119,838

Total SAP
premiums earned	268,979	196,793	185,841
GAAP adjustments	(3,140)	—	—

Total GAAP
premiums earned	265,839	196,793	185,841
Net investment income	15,907	13,316	14,581
Realized investment gains	1,466	1,368	144
Other	4,577	3,515	3,238

Total revenues	$287,789	$214,992	$203,804

	2004	2003	2002

	($ in thousands)

Income before income taxes and extraordinary item:
Underwriting income (loss):
Commercial lines	$6,209	$7,173	$6,326
Personal lines	10,100	2,004	(5,056)

SAP underwriting income	16,309	9,177	1,270
GAAP adjustments	2,109	692	(558)

GAAP underwriting income	18,418	9,869	712
Net investment income	15,907	13,316	14,581
Realized investment gains	1,466	1,368	144
Other	1,263	883	1,058

Income before income taxes and extraordinary item	$37,054	$25,436	$16,495

20 — Guaranty Fund and Other Insurance-Related Assessments

We accrue for guaranty fund and other insurance-related assessments in accordance with Statement of Position (SOP) 97-3, “Accounting by Insurance and Other Enterprises for Insurance-Related Assessments.” SOP 97-3 provides guidance for determining when an entity should recognize a liability for guaranty fund and other insurance-related assessments, how to measure that liability and when an asset may be recognized for the recovery of such assessments through premium tax offsets or policy surcharges. Our liabilities for guaranty fund and other insurance-related assessments were $4,140,878 and $3,556,227 at December 31, 2004 and 2003, respectively. These liabilities included $376,428 and $283,509 related to surcharges collected by us on behalf of regulatory authorities for 2004 and 2003, respectively.

21— Interim Financial Data (unaudited)

	2004
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Net premiums earned	$62,699,478	$65,498,402	$67,958,382	$69,682,332
Total revenues	68,001,661	70,692,422	73,613,653	75,480,902
Net losses and loss expenses	40,371,057	39,961,021	42,285,455	41,523,835
Income before extraordinary item	6,286,636	6,770,187	5,886,886	7,224,890
Extraordinary item	5,445,670	—	—	—
Net income	11,732,306	6,770,187	5,886,886	7,224,890
Basic earnings per common share:
Income before
extraordinary item	.49	.52	.44	.54
Extraordinary item	.42	—	—	—

Net income	.91	.52	.44	.54

Diluted earnings per common share:
Income before extraordinary item	.47	.50	.43	.53
Extraordinary item	.40	—	—	—

Net income	.87	.50	.43	.53

	2003
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Net premiums earned	$47,928,881	$48,433,689	$49,719,584	$50,710,542
Total revenues	52,185,419	52,826,818	54,285,753	55,694,338
Net losses and loss expenses	31,850,515	29,658,466	32,759,356	31,974,974
Net income	3,844,432	5,268,953	4,001,385	5,179,206

Net income per common share
Basic	.42	.57	.43	.49
Diluted	.41	.56	.40	.47

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as that term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. Under the supervision and with the participation of our Chief Executive Officer and our Chief Financial Officer, our management has conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2004, based on the framework and criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Framework”).

Based on our evaluation under the COSO Framework, our management has concluded that our internal control over financial reporting was effective as of December 31, 2004.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

Because of its inherent limitations, a system of internal control over financial reporting may not prevent or detect all misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate.

Our management’s assessment of the effectiveness of our internal control over financial reporting has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their attestation report which is included herein.

Donald H. Nikolaus
President and Chief Executive Officer

Ralph G. Spontak
Senior Vice President, Secretary and Chief Financial Officer

March 14, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Donegal Group Inc.

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Donegal Group Inc. maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Donegal Group Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Donegal Group Inc. maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also, in our opinion, Donegal Group Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated March 14, 2005 expressed an unqualified opinion on those consolidated financial statements.

Philadelphia, Pennsylvania
March 14, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Donegal Group Inc.

We have audited the accompanying consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donegal Group Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the each of the years in the three-year period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Donegal Group Inc.’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 14, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

Philadelphia, Pennsylvania
March 14, 2005

CORPORATE INFORMATION

ANNUAL MEETING

April 21, 2005 at the Company’s headquarters at 10:00 a.m.

FORM 10-K

A copy of Donegal Group’s Annual Report on Form 10-K will be furnished free upon written request to Ralph G. Spontak, Senior Vice President and Chief Financial Officer, at the corporate address.

MARKET INFORMATION

Donegal Group’s Class A common stock and Class B common stock are traded on the Nasdaq National Market under the symbols “DGICA” and “DGICB.” The following table shows the dividends paid per share and the stock price range for each quarter during 2004 and 2003:

			Cash Dividend
			Declared
Quarter	High	Low	Per Share

2003 - Class A

1st	$11.75	$9.50	$—
2nd	15.20	10.98	.10
3rd	19.00	12.10	.11
4th	23.97	15.25	.22

2003 - Class B

1st	$11.32	$10.72	$—
2nd	13.79	10.35	.09
3rd	16.01	11.76	.10
4th	20.00	14.75	.20

2004 - Class A

1st	$24.00	$17.70	$—
2nd	22.92	18.63	.12
3rd	21.29	18.46	.12
4th	24.60	18.68	.24

2004 - Class B

1st	$21.46	$17.00	$—
2nd	22.25	18.94	.105
3rd	21.55	18.50	.105
4th	23.00	16.80	.21

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

For information contact:
Donegal Group Inc.
Dividend Reinvestment and Stock Purchase Plan
EquiServe Trust Company, N.A.
P.O. Box 43069
Providence, Rhode Island 02940-3069

STOCKHOLDERS

The following represent the number of common stockholders of record as of December 31, 2004:

Class A common stock      740
Class B common stock      464