Form 10-K, Exhibit 13
period 2005-12-31
DONEGAL GROUP INC
filed 2006-03-13
CIK 800457

Selected Consolidated Financial Data

Year Ended December 31,	2005	2004*	2003*	2002*	2001*
Income Statement Data

Premiums earned	$294,498,023	$265,838,594	$196,792,696	$185,841,193	$167,769,854

Investment income, net	18,471,963	15,906,728	13,315,936	14,581,252	15,885,544

Realized investment gains (losses)	1,802,809	1,466,220	1,368,031	144,190	(880,254)

Total revenues	319,847,194	287,788,638	214,992,328	203,803,561	185,163,623

Income before income taxes and extraordinary gain	52,345,495	37,054,251	25,436,375	16,494,584	7,091,729

Income taxes	15,395,998	10,885,652	7,142,399	4,491,862	1,273,598

Extraordinary gain	—	5,445,670	—	—	—

Net income	36,949,497	31,614,269	18,293,976	12,002,722	5,818,131

Basic earnings per common share	2.05	1.80	1.43	.99	.49

Diluted earnings per common share	1.98	1.74	1.39	.98	.48

Cash dividends per share of Class A common stock	.40	.36	.32	.30	.30

Cash dividends per share of Class B common stock	.34	.32	.29	.27	.27

Balance Sheet Data at Year End

Total investments	$547,746,114	$499,069,332	$421,276,467	$332,299,094	$300,633,355

Total assets	781,421,588	735,415,401	602,036,042	501,218,164	456,632,372

Debt obligations	30,929,000	30,929,000	25,774,000	19,800,000	27,600,000

Stockholders’ equity	277,896,186	242,704,314	208,649,232	133,182,850	120,928,349

Stockholders’ equity per share	15.07	13.53	12.22	10.89	10.08

*Per share information has been restated to reflect a 4-for-3 stock split effected in the form of a 33 1/3% stock dividend on March 28, 2005.

Management’s Discussion and Analysis
of Results of Operations and Financial Condition
General
We were organized as a regional insurance holding company by Donegal Mutual Insurance Company (the “Mutual Company”) on August 26, 1986. We operate predominantly as an underwriter of personal and commercial lines of property and casualty insurance through our subsidiaries. Our personal lines products consist primarily of homeowners and private passenger automobile policies. Our commercial lines products consist primarily of commercial automobile, commercial multi-peril and workers’ compensation policies. Our insurance subsidiaries, Atlantic States Insurance Company (“Atlantic States”), Southern Insurance Company of Virginia (“Southern”), Le Mars Insurance Company (“Le Mars”) and the Peninsula Insurance Group (“Peninsula”), which consists of Peninsula Indemnity Company and The Peninsula Insurance Company, write personal and commercial lines of property and casualty coverages exclusively through a network of independent insurance agents in the Mid-Atlantic, Midwest and Southern states. We acquired Le Mars and Peninsula on January 1, 2004, and their results of operations have been included in our consolidated results of operations from that date. We also own 48.1% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”), a thrift holding company. The Mutual Company owns the remaining 51.9% of the outstanding stock of DFSC.
At December 31, 2005, the Mutual Company held approximately 42% of our outstanding Class A common stock and approximately 67% of our outstanding Class B common stock. We refer to the Mutual Company and our insurance subsidiaries as the Donegal Insurance Group.
On February 17, 2005, our board of directors declared a four-for-three stock split of our Class A common stock and our Class B common stock in the form of a 33 1/3% stock dividend with a record date of March 1, 2005 and a distribution date of March 28, 2005. The capital stock accounts, all share amounts and earnings per share amounts for 2004 and prior years have been restated to reflect this stock split.
On September 21, 2005, certain members of the Donegal Insurance Group entered into an Acquisition Rights Agreement with The Shelby Insurance Company and Shelby Casualty Insurance Company (together, “Shelby”), part of Vesta Insurance Group, Inc. The agreement grants those members the right, at their discretion and subject to their traditional underwriting and agency appointment standards, to offer renewal or replacement policies to the holders of Shelby’s personal lines policies in Pennsylvania, Tennessee and Alabama, in connection with Shelby’s plans of withdrawal from those three states. As part of the agreement, the Donegal Insurance Group will pay specified amounts to Shelby based on the direct premiums written by the Donegal Insurance Group on the renewal and replacement policies it issues. Renewal and replacement policies will be offered for policies issued on or after January 1, 2006. Thus, the agreement had no impact on our 2005 operating results.
Pooling Arrangement and Other Transactions with Affiliates
In the mid-1980s, the Mutual Company, like a number of other mutual property and casualty insurance companies, recognized the need to develop additional sources of capital and surplus to remain competitive, have the capacity to expand its business and assure its long-term viability. The Mutual Company, again like a number of other mutual property and casualty insurance companies, determined to implement a downstream holding company structure as a strategic response. Thus, in 1986, the Mutual Company formed us as a downstream holding company, then wholly owned by the Mutual Company, and we formed Atlantic States as our wholly owned subsidiary. As part of the implementation of this strategy, the Mutual Company and Atlantic States entered into a pooling agreement in 1986, whereby each company contributed all of its direct written business to the pool and the pool then allocated a portion of the pooled business to each company. The portion of the pooled business allocated to each company was commensurate with its capital and surplus and its capacity to obtain additional capital and surplus. The consideration to the Mutual Company for entering into the pooling agreement was its ownership of our capital stock and the expectation that the Mutual Company’s surplus would increase over time as the value of its ownership interest in us increased.
Since 1986, we have effected three public offerings, a major purpose of which was to provide capital for Atlantic States and our other insurance subsidiaries and to fund acquisitions. As Atlantic States received additional capital, its underwriting capacity significantly increased. Thus, as originally planned in the mid-1980s, Atlantic States had the capital necessary to support the growth of its direct business and increases in the amount and percentage of business it assumes from the pool. As a result, the participation of Atlantic States in the inter-company pool has increased periodically from its initial 30% participation in 1986 to its current 70% participation, and the size of the pool has steadily increased. The corresponding benefit to the Mutual Company has been the substantial increase in the Mutual Company’s surplus and the significant growth of its overall business.
Our insurance operations are interrelated with the insurance operations of the Mutual Company, and, while maintaining the separate corporate existence of each company, the Mutual Company and we conduct our insurance business together with our other insurance subsidiaries as the Donegal Insurance Group. As such, the Mutual Company and we share the same business philosophy, management, employees and facilities and offer the same types of insurance products. We do not anticipate any changes in the pooling agreement with the Mutual Company, including changes in Atlantic States’ pool participation level, in the foreseeable future.
The risk profiles of the business written by Atlantic States and the Mutual Company historically have been, and continue to be, substantially similar. The products, classes of business underwritten, pricing practices and underwriting standards of both companies are determined and administered by the same management and underwriting personnel. Further, as the Donegal Insurance Group, the companies share a combined business plan to achieve market penetration and underwriting profitability objectives. The products marketed by Atlantic States and the Mutual Company are generally complementary, thereby allowing Donegal Insurance Group to offer a broader range of products to a given market and to expand Donegal Insurance Group’s ability to service an entire personal lines or commercial lines account. Distinctions within the products of the respective companies generally relate to specific risk profiles targeted within similar classes of business, such as preferred tier versus standard tier products, but not all of the standard risk gradients are allocated to one company. Therefore, the underwriting profitability of the business directly written by the individual companies will vary. However, as the risk characteristics of all business written directly by both companies are homogenized within the pool and each company shares the results according to its participation level, we realize 70% of the underwriting profitability of the pool (because of our 70% participation in the pool), while the Mutual Company realizes 30% of the underwriting profitability of the pool (because of the Mutual Company’s 30% participation in the pool). Pooled business represents the predominant percentage of the net underwriting activity of both participating companies. See Note 3 — Transactions with Affiliates for more information regarding the pooling agreement.

In addition to the pooling agreement and third-party reinsurance, our insurance subsidiaries have various reinsurance arrangements with the Mutual Company. These agreements include:
•	catastrophe reinsurance agreements with Atlantic, Le Mars and Southern,

•	an excess of loss reinsurance agreement with Southern,

•	a workers’ compensation reallocation agreement with Southern,

•	a quota-share reinsurance agreement with Peninsula (effective August 1, 2005) and

•	a quota-share reinsurance agreement with Southern (effective October 1, 2005)
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
The quota-share reinsurance agreement with Peninsula is intended to transfer to the Mutual Company 100% of the premiums and losses related to the Pennsylvania workers’ compensation product line of Peninsula Indemnity Company, which provides the availability of an additional workers’ compensation tier to the Mutual Company’s commercial accounts in Pennsylvania.
The quota-share reinsurance agreement with Southern is intended to transfer to Southern 100% of the premiums and losses related to certain personal lines products offered in Virginia by the Mutual Company through the use of its automated policy quoting and issuance system.
The Mutual Company also has 100% retrocessional agreements with Southern and Le Mars. The retrocessional agreements are intended to ensure that Southern and Le Mars receive the same A.M. Best rating, currently A (Excellent), as the Mutual Company. The retrocessional agreements do not otherwise provide for pooling or reinsurance with or by the Mutual Company and do not transfer insurance risk.
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
There were no significant changes to the pooling agreement or other reinsurance agreements with the Mutual Company during 2005 and 2004 except as noted above.
Critical Accounting Policies and Estimates
Our financial statements are combined with those of our insurance subsidiaries and are presented on a consolidated basis in accordance with United States generally accepted accounting principles.
We make estimates and assumptions that can have a significant effect on amounts and disclosures we report in our financial statements. The most significant estimates relate to our reserves for property and casualty insurance unpaid losses and loss expenses, valuation of investments and policy acquisition costs. While we believe our estimates are appropriate, the ultimate amounts may differ from the estimates provided. The methods for making these estimates are regularly reviewed, and any adjustment considered necessary is reflected in our current results of operations.
Liability for Losses and Loss Expenses
Liabilities for losses and loss expenses are estimates at a given point in time of the amounts an insurer expects to pay with respect to policyholder claims based on facts and circumstances then known. An insurer recognizes at the time of establishing its estimates that its ultimate liability for losses and loss expenses will exceed or be less than such estimates. Our estimates of liabilities for losses and loss expenses are based on assumptions as to future loss trends and expected claims severity, judicial theories of liability and other factors. However, during the loss adjustment period, we may learn additional facts regarding individual claims, and consequently it often becomes necessary to refine and adjust our estimates of our liability. We reflect any adjustments to our liabilities for losses and loss expenses in our operating results in the period in which the changes in estimates are made.
We maintain liabilities for the payment of losses and loss expenses with respect to both reported and unreported claims. Liabilities for loss expenses are intended to cover the ultimate costs of settling all losses, including investigation and litigation costs from such losses. We base the amount of liability for reported losses primarily upon a case-by-case evaluation of the type of risk involved, knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. We determine the amount of our liability for unreported claims and loss expenses on the basis of historical information by line of insurance. We account for inflation in the reserving function through analysis of costs and trends, and reviews of historical reserving results. We closely monitor our liabilities and recompute them periodically using new information on reported claims and a variety of statistical techniques. Our liabilities for losses are not discounted.
Reserve estimates can change over time because of unexpected changes in assumptions related to our external environment and, to a lesser extent, assumptions as to our internal operations. Assumptions related to our external environment include the absence of significant changes in tort law and the legal environment that increase liability exposure, consistency in judicial interpretations of insurance coverage and policy provisions, stability in economic conditions and the rate of loss cost inflation. For example, we have experienced a decrease in claims frequency on bodily injury liability claims during the past several years while claims severity has gradually increased. These trend changes give rise to greater uncertainty as to the pattern of future loss settlements on bodily injury claims. Related uncertainties regarding future trends include the cost of medical technologies and procedures and changes in the utilization of medical procedures. Internal assumptions include accurate measurement of the impact of rate changes and changes in policy provisions and consistency in the quality and characteristics of business written within a given line of business, among other items. To the extent we determine that underlying factors impacting our assumptions have changed, we attempt to make appropriate adjustments for such changes in our reserves. Accordingly, our ultimate liability for unpaid losses and loss expenses will likely differ from the amount recorded at December 31, 2005. For every 1% change in our estimate for loss and loss expense reserves, net of reinsurance recoverable, the effect on our pre-tax results of operations would be approximately $1.7 million.
The establishment of appropriate liabilities is an inherently uncertain process, and there can be no assurance that our ultimate liability will not exceed our loss and loss expense reserves and have an adverse effect on our results of operations and financial condition. Furthermore, the timing, frequency and extent of adjustments to our estimated future liabilities cannot be predicted, since the historical conditions and events that serve as a basis for our estimates of ultimate claim costs may change. As is the case for substantially all property and casualty insurance companies, we have found it necessary in the past to increase our estimated future liabilities for losses and loss expenses in certain periods, and in other periods our estimates have exceeded our actual liabilities. Changes in our estimate of the liability for losses and loss expenses generally reflect actual payments and the evaluation of information received since the prior reporting date. We recognized a decrease in our liability for losses and loss expenses of prior years of $9.4 million, $7.2 million and $450,110 in 2005, 2004 and 2003, respectively. Generally, we experienced improving loss development trends in 2005 and 2004, which were reflected in favorable settlements of open claims. We made no significant changes in our reserving philosophy, key reserving assumptions or claims management, and there have been no significant offsetting changes in estimates that increased or decreased the loss and loss expense reserves in these periods. The 2005 development was primarily recognized in the private passenger automobile liability, workers’ compensation and commercial multi-peril lines of business and was consistently favorable for settlements of claims occurring in each of the previous five accident years. The majority of the 2005 development was related to decreases in the liability for losses and loss expenses of prior years for Atlantic States. Included in the 2004 development are decreases in the liability for losses and loss expenses of prior years for Le Mars and Peninsula of $3.6 million and $1.4 million, respectively, largely due to favorable settlement of open claims in the private passenger automobile liability line of business.
Excluding the impact of isolated catastrophic weather events, we have noted slight downward trends in the number of claims incurred and the number of claims outstanding at period ends relative to our premium base in recent years across most of our lines of business. However, the amount of the average claim outstanding has increased gradually over the past several years as the property and casualty insurance industry has experienced increased litigation trends, periods in which economic conditions extended the estimated length of disabilities, increased medical loss cost trends and a general slowing of settlement rates in litigated claims. Further adjustments to our estimates could be required in the future. However, on the basis of our internal procedures, which analyze, among other things, our prior assumptions, our experience with similar cases and historical trends such as reserving patterns, loss payments, pending levels of unpaid claims and product mix, as well as court decisions, economic conditions and public attitudes, we believe that we have made adequate provision for our liability for losses and loss expenses.
Because of our participation in the pool with the Mutual Company, we are exposed to adverse loss development on the business of the Mutual Company that is included in the pool. However, pooled business represents the predominant percentage of the net underwriting activity of both companies, and the Mutual Company and we would proportionately share any adverse risk development of the pooled business. The business in the pool is homogenous (i.e., we have a 70% share of the entire pool and the Mutual Company has a 30% share of the entire pool). Since substantially all of the business of Atlantic States and the Mutual Company is pooled and the results shared by each company according to its participation level under the terms of the pooling agreement, the underwriting pool is intended to produce a more uniform and stable underwriting result from year to year for each company than they would experience individually and to spread the risk of loss among each company.
Our liability for losses and loss expenses by major line of business as of December 31, 2005 and 2004 consisted of the following:

(in thousands)	2005	2004

Commercial lines:
Automobile	$23,532	$22,656
Workers’ compensation	40,962	37,995
Commercial multi-peril	29,448	27,867
Other	3,088	3,315

Total commercial lines	97,030	91,833

Personal lines:
Automobile	63,254	67,276
Homeowners	10,900	10,449
Other	1,825	1,873

Total personal lines	75,979	79,598

Total commercial and personal lines	173,009	171,431
Plus reinsurance recoverable	92,721	95,759

Total liability for losses and loss expenses	$265,730	$267,190

We have evaluated the effect on our loss and loss expense reserves and stockholders’ equity in the event of reasonably likely changes in the variables considered in establishing loss and loss expense reserves. The range of reasonably likely changes was established based on a review of changes in accident year development by line of business and applied to loss reserves as a whole. The selected range does not necessarily indicate what could be the potential best or worst case or likely scenario. The following table sets forth the effect on our loss and loss expense reserves and stockholders’ equity in the event of reasonably likely changes in the variables considered in establishing loss and loss expense reserves:

	Adjusted Loss and		Adjusted Loss and
	Loss Expense	Percentage	Loss Expense	Percentage
Change in Loss	Reserves Net of	Change	Reserves Net of	Change
and Loss Expense	Reinsurance as of	in Equity as of	Reinsurance as of	in Equity as of
Reserves Net of	December 31,	December 31,	December 31,	December 31,
Reinsurance	2005	2005(1)	2004	2004(1)

(10.0)%	$155,708	4.0%	$154,288	4.6%
(7.5)	160,033	3.0	158,574	3.4
(5.0)	164,359	2.0	162,859	2.3
(2.5)	168,684	1.0	167,145	1.1
Base	173,009	—	171,431	—
2.5	177,334	-1.0	175,717	-1.1
5.0	181,659	-2.0	180,003	-2.3
7.5	185,985	-3.0	184,288	-3.4
10.0	190,310	-4.0	188,574	-4.6

(1)	Net of income tax effect.
Our reserve for unpaid losses and loss expenses is based on current trends in loss and loss expense development and reflects our best estimate for future amounts needed to pay losses and loss expenses with respect to incurred events currently known to us plus incurred but not reported (“IBNR”) claims. Reserve estimates are based on management’s assessment of known facts and circumstances, review of historical loss settlement patterns, estimates of trends in claims severity, frequency, legal and regulatory changes and other assumptions. Actuarial loss reserving techniques and assumptions, which rely on historical information as adjusted to reflect current conditions, have been consistently applied, including consideration of recent case reserve activity. For the year ended December 31, 2005, we used the most-likely number as determined by our actuaries. Based upon information provided by our actuaries during the development of our net reserves for losses and loss expenses for the year ended December 31, 2005, we developed a range from a low of $156.8 million to a high of $189.2 million and with a most-likely number of $173.0 million. The range of estimates for commercial lines in 2005 was $87.9 million to $106.1 million (we selected the actuaries’ most-likely number of $97.0 million) and for personal lines in 2005 was $68.9 million to $83.1 million (we selected the actuaries’ most-likely number of $76.0 million). Based upon information provided by our actuaries during the development of our net reserves for losses and loss expenses for the year ended December 31, 2004, we developed a range from a low of $125.1 million to a high of $215.6 million and with a most-likely number of $171.4 million. The range of estimates for commercial lines in 2004 was $68.1 million to $115.2 million (we selected the actuaries’ most-likely number of $91.8 million) and for personal lines in 2004 was $57.0 million to $100.4 million (we selected the actuaries’ most-likely number of $79.6 million).
We seek to enhance our underwriting results by carefully selecting the product lines we underwrite. For our personal lines products, we insure standard and preferred risks in private passenger automobile and homeowners lines. For our commercial lines products, the commercial risks that we primarily insure are mercantile risks, business offices, wholesalers, service providers, contractors and artisan risks, limiting industrial and manufacturing exposures. We have limited exposure to asbestos and other environmental liabilities. We write no medical malpractice or professional liability risks. Through the consistent application of this disciplined underwriting philosophy, we have avoided many of the “long-tail” issues faced by other insurance companies. We consider workers’ compensation to be a “long-tail” line of business, in that workers’ compensation claims tend to be settled over a longer timeframe than those in our other lines of business. The following table presents 2005 and 2004 claim count and payment amount information for workers’ compensation. Workers’ compensation losses primarily consist of indemnity and medical costs for injured workers. Substantially all of the claims are relatively small individual claims of a similar type.

	For Year Ended
	December 31,
	2005	2004
	(dollars in thousands)
Number of claims pending, beginning of period	1,676	1,808
Number of claims reported	3,865	1,926
Number of claims settled or dismissed	3,817	2,058

Number of claims pending, end of period	1,724	1,676

Losses paid	$15,297	$14,341
Loss expenses paid	3,203	2,755
Investments
We make estimates concerning the valuation of our investments and the recognition of other than temporary declines in the value of our investments. When we consider the decline in value of an individual investment to be other than temporary, we write down the investment to its estimated net realizable value, and the amount of the write-down is reflected as a realized loss in our statement of income. We individually monitor all investments for other than temporary declines in value. Generally, if an individual equity security has depreciated in value by more than 20% of original cost, and has been in an unrealized loss position for more than six months, we assume there has been an other than temporary decline in value. With respect to debt securities, we assume there has been an other than temporary decline in value if it is probable that contractual payments will not be received. In addition, we may write down securities in an unrealized loss position based on a number of other factors, including: the fair value of the investment being significantly below its cost, the deteriorating financial condition of the issuer of a security and the occurrence of industry, company and geographic events that have negatively impacted the value of a security or rating agency downgrades.
Our investments in available-for-sale fixed maturity and equity securities are presented at estimated fair value, which generally represents quoted market prices.
During 2005, we sold bonds that had been classified as held to maturity due to significant deterioration in the issuer’s creditworthiness. These bonds had an amortized cost of $1.0 million, and the sale resulted in a realized loss of $144,047. During 2003, we sold certain bonds that had been classified as held to maturity due to a series of rating agency downgrades related to these securities. These bonds had an amortized cost of $1.8 million, and the sale resulted in a realized gain of $165,564. There were no other sales or transfers from the held to maturity portfolio in 2005, 2004 or 2003.
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
Management Evaluation of Operating Results
Our premium growth rate and underwriting results have been, and continue to be, influenced by strong market conditions in the regions in which we conduct business. Increased industry pricing in recent years for commercial and personal insurance has allowed us and many other insurers to obtain higher premiums for our products while maintaining our competitive position in the insurance marketplace.
We believe that principal factors in our earnings growth in the past several years have been the strong market conditions in the areas in which we operate, overall premium growth, earnings from acquisitions and our disciplined underwriting practices.
The property and casualty insurance industry is highly cyclical, and individual lines of business experience their own cycles within the overall insurance industry cycle. Premium rate levels are related to the availability of insurance coverage, which varies according to the level of surplus in the insurance industry and other items. The level of surplus in the industry varies with returns on capital and regulatory barriers to the withdrawal of surplus. Increases in surplus have generally been accompanied by increased price competition among property and casualty insurers. If we were to find it necessary to reduce premiums or limit premium increases due to competitive pressures on pricing, we could experience a reduction in our profit margins and revenues, an increase in our ratios of losses and expenses to premiums and, therefore, lower profitability. The cyclicality of the insurance market and its potential impact on our results is difficult to predict with any significant reliability.

We evaluate the performance of our commercial lines and personal lines segments primarily based upon underwriting results as determined under statutory accounting practices (SAP), which our management uses to measure performance for our total business. We use the following financial data to monitor and evaluate our operating results:

	Year Ended December 31,
(in thousands)	2005	2004	2003
| | |
Net premiums written:
Personal lines:
Automobile	$122,059	$118,734	$86,644
Homeowners	52,149	47,540	36,989
Other	10,620	9,882	6,753

Total personal lines	184,828	176,156	130,386

Commercial lines:
Automobile	34,641	32,679	18,655
Workers’ compensation	33,154	29,228	25,627
Commercial multi-peril	46,406	42,253	30,199
Other	3,515	2,966	2,114

Total commercial lines	117,716	107,126	76,595

Total net premiums written	$302,544	$283,282	$206,981

Components of GAAP combined ratio:
Loss ratio	56.9%	61.7%	64.2%
Expense ratio	32.1	30.9	30.2
Dividend ratio	0.5	0.5	0.6

GAAP combined ratio	89.5%	93.1%	95.0%

Revenues:
Premiums earned:
Personal lines	$181,787	$169,322	$125,322
Commercial lines	112,711	99,657	71,471

Total SAP premiums earned	294,498	268,979	196,793
GAAP adjustments	—	(3,140)	—

Total GAAP premiums earned	294,498	265,839	196,793
Net investment income	18,472	15,907	13,316
Realized investment gains	1,803	1,466	1,368
Other	5,074	4,577	3,515

Total revenues	$319,847	$287,789	$214,992

Components of net income:
Underwriting income:
Personal lines	$14,232	$10,100	$2,004
Commercial lines	13,941	6,209	7,173

SAP underwriting income	28,173	16,309	9,177
GAAP adjustments	2,765	2,109	692

GAAP underwriting income	30,938	18,418	9,869
Net investment income	18,472	15,907	13,316
Realized investment gains	1,803	1,466	1,368
Other	1,132	1,263	883

Income before income tax expense and extraordinary item	52,345	37,054	25,436
Income tax expense	(15,396)	(10,886)	(7,142)

Income before extraordinary item	36,949	26,168	18,294
Extraordinary gain	—	5,446	—

Net income	$36,949	$31,614	$18,294

Results of Operations
Years Ended December 31, 2005 and 2004

Net Premiums Written
Our 2005 net premiums written increased by 6.8% to $302.5 million, compared to $283.3 million for 2004. Commercial lines net premiums written increased $10.6 million, or 9.9%, for 2005 compared to 2004. Personal lines net premiums written increased $8.7 million, or 4.9%, for 2005 compared to 2004. We have benefited during these periods from premium increases by our insurance subsidiaries that resulted from pricing actions approved by regulators. These increases related primarily to private passenger automobile, commercial multi-peril, workers’ compensation and homeowners lines of business realized in most of the states in which we operate. In addition to acquisition growth and pricing increases, we have also benefited from organic growth in most of the states in which we operate.
Net Premiums Earned
Our net premiums earned increased to $294.5 million for 2005, an increase of $28.7 million, or 10.8%, over 2004. Our net earned premiums during 2005 have grown due to the increase in written premiums during the year. Premiums are earned, or recognized as income, over the terms of our policies, which are generally one year or less in duration. Therefore, increases or decreases in net premiums earned will generally reflect increases or decreases in net premiums written in the preceding twelve month period compared to the same period one year earlier.
Investment Income
For 2005, our net investment income increased 16.4% to $18.5 million, compared to $15.9 million for 2004. An increase in our average invested assets from $460.2 million in 2004 to $523.4 million in 2005 primarily accounted for the increase in investment income in 2005 compared to 2004. Our annualized average return was 3.5% during both years. Although we realized increases in our annualized average return as a result of a shift from short-term investments to higher yielding fixed maturities in our investment portfolio as well as higher short-term interest rates during 2005 compared to 2004, these increases were offset by decreases in our annualized average return on increased holdings of tax-exempt fixed maturities in our investment portfolio during 2005. The increased holdings of tax-exempt fixed maturities in 2005 resulted from a shift from taxable to tax-exempt fixed maturities in order to obtain more favorable after-tax yields.
Installment Payment Fees
Our installment fees increased primarily as a result of increases in fee rates and policy counts during 2005.
Net Realized Investment Gains/Losses
Our net realized investment gains in 2005 were $1.8 million, compared to $1.5 million in 2004. Our net realized investment gains in 2005 were net of impairment charges of $409,432, compared to impairment charges of $6,650 recognized in 2004. Our impairment charges for both years were the result of declines in the market value of equity securities that we determined to be other than temporary. The remaining net realized investment gains and losses in both periods resulted from normal turnover within our investment portfolio.
Losses and Loss Expenses
Our loss ratio, which is the ratio of incurred losses and loss expenses to premiums earned, in 2005 was 56.9%, compared to 61.7% in 2004. Our commercial lines loss ratio decreased to 53.0% in 2005, compared to

60.4% in 2004. This decrease primarily resulted from the workers’ compensation loss ratio decreasing to 68.0% in 2005, compared to 87.2% in 2004. The personal lines loss ratio improved from 62.5% in 2004 to 59.3% in 2005, primarily as a result of improvement in the personal automobile loss ratio to 62.4% in 2005, compared to 65.5% in 2004, and improvement in the homeowners loss ratio to 54.9% in 2005, compared to 56.4% in 2004. Improvements in our 2005 loss ratios reflect the benefits of premium pricing increases, decreased claim frequency and favorable prior accident year loss development of $9.4 million in 2005, compared to favorable development of $7.2 million in 2004. Favorable prior accident year loss development in both years was largely due to favorable settlements of open claims. The 2004 workers’ compensation loss ratio was adversely impacted by reserve strengthening based upon past development trends in this line of business.
Underwriting Expenses
Our expense ratio, which is the ratio of policy acquisition and other underwriting expenses to premiums earned, in 2005 was 32.1%, compared to 30.9% in 2004. Improvements from expense control efforts and reduced guaranty fund assessments were offset by higher underwriting-based incentive costs incurred in 2005 compared to 2004.
Combined Ratio
Our combined ratio was 89.5% and 93.1% in 2005 and 2004, respectively. The combined ratio represents the sum of the loss ratio, expense ratio and dividend ratio, which is the ratio of workers’ compensation policy dividends incurred to premiums earned. The improvement in our combined ratio was attributable to the decrease in the loss ratio between years.
Interest Expense
Our interest expense in 2005 was $2.3 million, compared to $1.6 million in 2004, reflecting increases in the average interest rates on our subordinated debentures compared to 2004.
Income Taxes
Our income tax expense was $15.4 million in 2005, compared to $10.9 million in 2004, representing effective tax rates of 29.4% in both years. The change in effective tax rates is primarily due to tax-exempt interest income representing a smaller proportion of income before income tax expense in 2005 compared to 2004, notwithstanding a 45.5% increase in tax-exempt interest income in 2005 compared to 2004.
Net Income and Earnings Per Share
Our net income in 2005 was $36.9 million, an increase of 16.8% over the $31.6 million reported in 2004. Our diluted earnings per share were $1.98 in 2005, compared to $1.74 in 2004. Our net income for 2004 included an extraordinary gain of $5.4 million, or $.30 per share on a diluted basis, related to an acquisition. Our fully diluted shares outstanding for 2005 increased to 18.6 million, compared to 18.2 million for 2004.
Book Value Per Share and Return on Equity
Our stockholders’ equity increased by $35.2 million in 2005, primarily as a result of favorable operating results. Book value per share increased by 11.4% to $15.07 at December 31, 2005, compared to $13.53 a year earlier. Our return on average equity was 14.2% in 2005, compared to 14.0% in 2004.
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
Installment Payment Fees
Our installment fees increased in 2004 primarily as a result of our January 1, 2004 acquisitions and, to a lesser extent, due to increases in fee rates and policy counts during 2004.
Net Realized Investment Gains/Losses
Our net realized investment gains in 2004 were $1.5 million, compared to $1.4 million in 2003. Our net realized investment gains in 2004 were net of impairment charges of $6,650, compared to impairment charges of $237,724 recognized in 2003. Our impairment charges for both years were the result of declines in the market value of equity securities that we determined to be other than temporary. The remaining net realized investment gains and losses in both periods resulted from normal turnover within our investment portfolio.
Losses and Loss Expenses
Our loss ratio, which is the ratio of incurred losses and loss expenses to premiums earned, in 2004 was 61.7%, compared to 64.2% in 2003. Our commercial lines loss ratio increased to 60.4% in 2004, compared to 57.7% in 2003. This increase primarily resulted from the commercial automobile loss ratio increasing to 53.9% in 2004, compared to 51.9% in 2003, and the workers’ compensation loss ratio increasing to 87.2% in 2004, compared to 60.5% in 2003. The personal lines loss ratio improved from 67.8% in 2003 to 62.5% in 2004, primarily as a result of improvement in the personal automobile loss ratio to 65.5% in 2004, compared to 69.9% in 2003, and improvement in the homeowners loss ratio to 56.4% in 2004, compared to 65.5% in 2003. The increase in our 2004 workers’ compensation loss ratio resulted from reserve strengthening based upon recent development trends in this line of business. Improvements in our 2004 loss ratios reflect the benefits of premium pricing increases as well as favorable prior accident year loss development of $7.2 million in 2004, compared to favorable development of $450,110 in 2003. Included in the 2004 development are decreases in the liability for losses and loss expenses of prior years for Le Mars and Peninsula of $3.6 million and $1.4 million, respectively, largely due to favorable settlements of open claims.
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
Net Income and Earnings Per Share
Our net income in 2004 was $31.6 million, an increase of 72.8% over the $18.3 million reported in 2003. Our diluted earnings per share were $1.74 in 2004, compared to $1.39 in 2003. Our net income for 2004 included an extraordinary gain of $5.4 million, or $.30 per share on a diluted basis, related to an acquisition. Our income before extraordinary item in 2004 was $26.2 million, an increase of 43.0% over net income reported in 2003. Our earnings per share were impacted by an increase in the weighted average number of shares from 13.2 million for 2003 to 18.1 million for 2004. This increase was primarily attributable to our offering of 4.6 million shares of Class A common stock that was completed in December 2003.
Book Value Per Share and Return on Equity
Our stockholders’ equity increased by $34.1 million in 2004, primarily as a result of favorable operating results. Book value per share increased by 10.7% to $13.53 at December 31, 2004, compared to $12.22 a year earlier. Our return on average equity was 14.0% in 2004, compared to 12.2% in 2003.
Financial Condition
Liquidity and Capital Resources
Liquidity is a measure of an entity’s ability to secure enough cash to meet its contractual obligations and operating needs as they arise. Our major sources of funds from operations are the net cash flow generated from our insurance subsidiaries’ underwriting results, investment income and maturing investments.
We have historically generated sufficient net positive cash flow from our operations to fund our commitments and build our investment portfolio, thereby increasing future investment returns. The impact of the pooling agreement with the Mutual Company historically has been cash flow positive because of the historical underwriting profitability of the pool. The pool is settled monthly, thereby resulting in cash flows substantially similar to cash flows that would result from the underwriting of direct business. We have not experienced any unusual variations in the timing of claim payments associated with our loss reserves. We maintain a high degree of liquidity in our investment portfolio in the form of readily marketable fixed maturities, equity securities and short-term investments. Our fixed-maturity investment portfolio is structured following a “laddering” approach, so that projected cash flows from investment income and principal maturities are evenly distributed from a timing perspective, thereby providing an additional measure of liquidity to meet our obligations should an unexpected variation occur in the future. Net cash flows provided by operating activities in 2005, 2004 and 2003, were $48.9 million, $34.0 million and $31.0 million, respectively.
On May 24, 2004, we received $5.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on May 24, 2034 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 3.85%, which is adjustable quarterly. At December 31, 2005, the interest rate on the debentures was 8.24%.
On December 1, 2003, we completed an underwritten public offering of 4.6 million shares of our Class A common stock, resulting in net proceeds of $59.0 million to us.
On November 25, 2003, we entered into a credit agreement with Manufacturers and Traders Trust Company (“M&T”) relating to a four-year $35.0 million unsecured, revolving line of credit. As of December 31, 2005, we may borrow up to $35.0 million at interest rates equal to M&T’s current prime rate or the then current LIBOR rate plus between 1.50% and 1.75%, depending on our leverage ratio. In addition, we pay a fee of 0.15% per annum on the loan commitment amount, regardless of usage. The agreement requires our compliance with certain covenants, which include minimum levels of our net worth, leverage ratio and statutory surplus and A.M. Best ratings of our subsidiaries. As of December 31, 2005, there were no borrowings outstanding, and we complied with all requirements of the agreement.
On October 29, 2003, we received $10.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on October 29, 2033 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 3.85%, which is adjustable quarterly. At December 31, 2005, the interest rate on the debentures was 8.09%.
On May 15, 2003, we received $15.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on May 15, 2033 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 4.10%, which is adjustable quarterly. At December 31, 2005, the interest rate on the debentures was 8.43%.

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
The following table shows our expected payments for significant contractual obligations as of December 31, 2005.

		Less
		than 1	1-3	4-5	After 5
(in thousands)	Total	year	years	years	years

Net liability for unpaid losses and loss expenses	$173,009	$77,321	$79,412	$7,913	$8,363
Subordinated debentures	30,929	—	—	—	30,929

Total contractual obligations	$203,938	$77,321	$79,412	$7,913	$39,292

The timing of the amounts for the net liability for unpaid losses and loss expenses is estimated based on historical experience and expectations of future payment patterns. The liability has been shown net of reinsurance recoverable on unpaid losses and loss expenses to reflect expected future cash flows related to such liability. Assumed amounts from the pooling agreement with the Mutual Company represent a substantial portion of our gross liability for unpaid losses and loss expenses, and ceded amounts to the pooling agreement represent a substantial portion of our reinsurance recoverable on unpaid losses and loss expenses. Future cash settlement of our assumed liability from the pool will be included in monthly settlements of pooled activity, wherein amounts ceded to and assumed from the pool are netted. Although the Mutual Company and we do not anticipate any changes in the pool participation levels in the foreseeable future, any such change would be prospective in nature and therefore would not impact the timing of expected payments for our proportionate liability for pooled losses occurring in periods prior to the effective date of such change.
Dividends declared to stockholders totaled $7.0 million, $6.2 million and $4.4 million in 2005, 2004 and 2003, respectively. There are no regulatory restrictions on the payment of dividends to our stockholders, although there are state law restrictions on the payment of dividends from our insurance subsidiaries to us. Our insurance subsidiaries are required by law to maintain certain minimum surplus on a statutory basis, and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Our insurance subsidiaries are subject to risk-based capital (RBC) requirements. At December 31, 2005, our insurance subsidiaries’ capital were each substantially above the RBC requirements. In 2006, amounts available for distribution as dividends to us without prior approval of their domiciliary insurance regulatory authorities are $21.9 million from Atlantic States, $2.1 million from Le Mars, $2.9 million from Peninsula and $5.4 million from Southern.
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
On February 17, 2005, our Board of Directors approved a four-for-three split of our Class A common stock and our Class B common stock effected in the form of a 33 1/3% stock dividend to stockholders of record at the close of business March 1, 2005 and paid on March 28, 2005. The capital stock accounts, all share amounts and earnings per share amounts for 2004 and prior years have been restated to reflect this stock split.
Investments
At December 31, 2005 and 2004, our investment portfolio of investment-grade bonds, common stock, preferred stock, short-term investments and cash totaled $551.6 million and $506.4 million, respectively, representing 70.6% and 68.9%, respectively, of our total assets.
At December 31, 2005 and 2004, the carrying value of our fixed maturity investments represented 86.8% and 82.0% of our total invested assets, respectively.
Our fixed-maturity investments consisted of high-quality marketable bonds, all of which were rated at investment-grade levels, at December 31, 2005 and 2004. As we invested excess cash from operations and proceeds from maturities of fixed-maturity investments during 2005, we increased our holdings of tax-exempt fixed maturities in order to obtain more favorable after-tax yields.
At December 31, 2005, the net unrealized gain on available-for-sale fixed maturities, net of deferred taxes, amounted to $0, compared to $3.0 million at December 31, 2004.
At December 31, 2005, the net unrealized gain on our equity securities, net of deferred taxes, amounted to $2.5 million, compared to $1.7 million at December 31, 2004.
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
Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates at December 31, 2005 are as follows:

	Principal	Weighted-Average
(in thousands)	Cash Flows	Interest Rate

Fixed maturities and short-term bonds:
2006	$55,928	2.20%
2007	30,957	4.76
2008	33,399	4.17
2009	41,853	4.42
2010	28,402	4.62
Thereafter	304,838	4.76

Total	$495,377

Market value	$504,352

Debt:
Thereafter	$30,929	8.28%

Total	$30,929

Fair value	$30,929

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
Credit Risk
Our objective is to earn competitive returns by investing in a diversified portfolio of securities. Our portfolio of fixed-maturity securities and, to a lesser extent, short-term investments is subject to credit risk. This risk is defined as the potential loss in market value resulting from adverse changes in the borrower’s ability to repay the debt. We manage this risk by performing an analysis of prospective investments and through regular reviews of our portfolio by our investment staff. We also limit the amount that any one security can constitute of our total investment portfolio.
We provide property and liability insurance coverages through independent insurance agencies located throughout our operating area. The majority of this business is billed directly to the insured, although a portion of our commercial business is billed through our agents to whom we extend credit in the normal course of business.
Because the pooling agreement does not relieve Atlantic States of primary liability as the originating insurer, we are subject to a concentration of credit risk arising from business ceded to the Mutual Company. Our insurance subsidiaries maintain reinsurance agreements in place with the Mutual Company and with a number of other major unaffiliated authorized reinsurers.
Impact of Inflation
Property and casualty insurance premium rates are established before the amount of losses and loss settlement expenses, or the extent to which inflation may impact such expenses, are known. Consequently, we attempt, in establishing rates, to anticipate the potential impact of inflation.
Impact of New Accounting Standards
In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), “Share-Based Payment,” a revision of SFAS No. 123 and superseding APB Opinion No. 25. SFAS No. 123(R) requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our consolidated statements of income. In April 2005, the Securities and Exchange Commission delayed the effective date of SFAS No. 123(R) and stated that the provisions of SFAS No. 123(R) are now effective for annual reporting periods beginning after June 15, 2005. We are required to adopt SFAS No. 123(R) in the first quarter of 2006. Upon adoption, the pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. We are evaluating the alternatives allowed under the standard, and we expect the adoption of SFAS No. 123(R) to result in amounts that are similar to the current pro forma disclosures under SFAS No. 123 for all share-based payment transactions through December 31, 2005. The impact of any future share-based payment transactions on our financial position or results of operations cannot be determined. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current rules. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. The amount of operating cash flows recognized for such excess tax deductions were $1.9 million, $2.2 million and $179,097 in 2005, 2004 and 2003, respectively.
In September 2005, the Accounting Standards Executive Committee issued SOP 05-1, “Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts.” SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in FAS 97, “Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments.” SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement or rider to a contract, or by the election of a feature or coverage within a contract. SOP 05-1 is effective for internal replacements occurring in fiscal years beginning after December 15, 2006, with earlier adoption encouraged. We do not expect the impact of adopting SOP 05-1 will have a significant effect on operations, financial condition or liquidity.

Donegal Group Inc.
Consolidated Balance Sheets

December 31,	2005	2004

Assets
Investments
Fixed maturities
Held to maturity, at amortized cost (fair value $178,601,127 and $184,688,482)	$180,182,305	$182,573,784
Available for sale, at fair value (amortized cost $295,097,229 and $222,071,804)	295,097,235	226,757,322
Equity securities, available for sale, at fair value (cost $28,993,361 and $30,770,759)	33,371,360	33,504,976
Investments in affiliates	8,441,546	8,864,741
Short-term investments, at cost, which approximates fair value	30,653,668	47,368,509

Total investments	547,746,114	499,069,332
Cash	3,811,011	7,350,330
Accrued investment income	5,521,335	4,961,173
Premiums receivable	47,124,106	44,266,681
Reinsurance receivable	94,137,096	98,478,657
Deferred policy acquisition costs	23,476,593	22,257,760
Deferred tax asset, net	11,532,834	10,922,440
Prepaid reinsurance premiums	40,063,138	35,907,376
Property and equipment, net	5,234,423	5,508,840
Accounts receivable — securities	411,149	1,383,587
Federal income taxes recoverable	901,341	3,468,506
Other	1,462,448	1,840,719

Total assets	$781,421,588	$735,415,401

Liabilities and Stockholders’ Equity
Liabilities
Losses and loss expenses	$265,729,527	$267,190,060
Unearned premiums	186,660,050	174,458,423
Accrued expenses	12,706,485	13,413,518
Reinsurance balances payable	1,814,292	1,716,372
Cash dividends declared to stockholders	1,781,393	1,566,995
Subordinated debentures	30,929,000	30,929,000
Accounts payable — securities	896,893	—
Due to affiliate	728,486	240,680
Drafts payable	703,912	1,278,433
Other	1,575,364	1,917,606

Total liabilities	503,525,402	492,711,087

Stockholders’ Equity
Preferred stock, $1.00 par value, authorized 2,000,000 shares; none issued	—	—
Class A common stock, $.01 par value, authorized 30,000,000 shares, issued 14,367,344 and 13,859,771 shares and outstanding 14,258,646 and 13,755,351 shares	143,673	138,598	*
Class B common stock, $.01 par value, authorized 10,000,000 shares, issued 4,237,033 and 4,236,366 shares and outstanding 4,182,684 and 4,182,017 shares	42,370	42,364	*
Additional paid-in capital	141,932,954	131,980,264
Accumulated other comprehensive income	2,532,073	4,749,965
Retained earnings	134,136,864	106,684,871	*
Treasury stock, at cost	(891,748)	(891,748)

Total stockholders’ equity	277,896,186	242,704,314

Total liabilities and stockholders’ equity	$781,421,588	$735,415,401

*	All 2004 capital accounts and share information have been restated for a 4-for-3 stock split as discussed in footnote 1.
See accompanying notes to consolidated financial statements.

Donegal Group Inc.
Consolidated Statements of Income and Comprehensive Income

Year Ended December 31,	2005	2004		2003

Statements of Income
Revenues
Net premiums earned (includes affiliated reinsurance of $104,228,169, $100,773,324 and $94,173,934 — see footnote 3)	$294,498,023	$265,838,594		$196,792,696
Investment income, net of investment expenses	18,471,963	15,906,728		13,315,936
Installment payment fees	4,123,856	3,686,790		2,464,604
Lease income	950,543	890,306		845,211
Net realized investment gains	1,802,809	1,466,220		1,368,031
Other income	—	—		205,850

Total revenues	319,847,194	287,788,638		214,992,328

Expenses
Net losses and loss expenses (includes affiliated reinsurance of $60,284,232, $55,109,122 and $53,659,974 — see footnote 3)	167,541,897	164,141,368		126,243,311
Amortization of deferred policy acquisition costs	47,234,000	39,434,000		30,839,000
Other underwriting expenses	47,163,396	42,544,166		28,686,365
Policy dividends	1,620,606	1,300,893		1,154,773
Interest	2,266,346	1,613,511		1,287,197
Other	1,675,454	1,700,449		1,345,307

Total expenses	267,501,699	250,734,387		189,555,953

Income before income tax expense and extraordinary item	52,345,495	37,054,251		25,436,375
Income tax expense	15,395,998	10,885,652		7,142,399

Income before extraordinary item	36,949,497	26,168,599		18,293,976
Extraordinary gain — unallocated negative goodwill	—	5,445,670		—

Net income	$36,949,497	$31,614,269		$18,293,976

Basic earnings per common share
Income before extraordinary item	$2.05	$1.49	*	$1.43	*
Extraordinary item	—	.31	*	—

Net income	$2.05	$1.80	*	$1.43	*

Diluted earnings per common share
Income before extraordinary item	$1.98	$1.44	*	$1.39	*
Extraordinary item	—	.30	*	—

Net income	$1.98	$1.74	*	$1.39	*

Statements of Comprehensive Income
Net income	$36,949,497	$31,614,269		$18,293,976

Other comprehensive income (loss), net of tax
Unrealized gains on securities:
Unrealized holding gain (loss) arising during the period, net of income tax (benefit) of ($563,267), $221,920, and $754,840	(1,046,066)	412,085		1,268,190
Reclassification adjustment for gains included in net income, net of income tax of $630,983, $513,177 and $478,811	(1,171,826)	(953,043)		(889,220)

Other comprehensive income (loss)	(2,217,892)	(540,958)		378,970

Comprehensive income	$34,731,605	$31,073,311		$18,672,946

*	All 2004 and 2003 per share information has been restated for a 4-for-3 stock split as discussed in footnote1.
See accompanying notes to consolidated financial statements.

Donegal Group Inc.
Consolidated Statements of Stockholders’ Equity

						Accumulated
	Common Stock				Additional	Other			Total
	Class A	Class B	Class A	Class B	Paid-In	Comprehensive	Retained	Treasury	Stockholders’
	Shares	Shares	Amount	Amount	Capital	Income	Earnings	Stock	Equity

Balance, January 1, 2003*	8,358,259	4,032,768	$83,583	$40,328	$60,651,751	$4,911,953	$68,386,983	$(891,748)	$133,182,850

Issuance of common stock	4,729,333		47,293		60,193,670				60,240,963
Net income							18,293,976		18,293,976
Cash dividends							(4,372,154)		(4,372,154)
Exercise of stock options	85,884	36,092	859	361	744,310				745,530
Grant of stock options					976,077		(976,077)		—
Tax benefit on exercise of stock options					179,097				179,097
Other comprehensive income						378,970			378,970

Balance, December 31, 2003*	13,173,476	4,068,860	$131,735	$40,689	$122,744,905	$5,290,923	$81,332,728	$(891,748)	$208,649,232

Issuance of common stock	64,982	377	650	3	859,945				860,598
Net income							31,614,269		31,614,269
Cash dividends							(6,174,867)		(6,174,867)
Exercise of stock options	621,313	167,129	6,213	1,672	6,081,938				6,089,823
Grant of stock options					87,259		(87,259)		—
Tax benefit on exercise of stock options					2,206,217				2,206,217
Other comprehensive loss						(540,958)			(540,958)

Balance, December 31, 2004*	13,859,771	4,236,366	$138,598	$42,364	$131,980,264	$4,749,965	$106,684,871	$(891,748)	$242,704,314

Issuance of common stock	63,126		631		1,149.992				1,150,623
Net income							36,949,497		36,949,497
Cash dividends							(7,027,541)		(7,027,541)
Exercise of stock options	444,447	667	4,444	6	4,395,808				4,400,258
Grant of stock options					2,469,963		(2,469,963)		—
Tax benefit on exercise of stock options					1,936,927				1,936,927
Other comprehensive loss						(2,217,892)			(2,217,892)

Balance, December 31, 2005	14,367,344	4,237,033	$143,673	$42,370	$141,932,954	$2,532,073	$134,136,864	$(891,748)	$277,896,186

*	All 2004 and 2003 capital accounts and share information have been restated for a 4-for-3 stock split as discussed in footnote 1.
See accompanying notes to consolidated financial statements.

Donegal Group Inc.
Consolidated Statements of Cash Flows

Year Ended December 31,	2005	2004	2003

Cash Flows from Operating Activities:
Net income	$36,949,497	$31,614,269	$18,293,976

Adjustments to reconcile net income to net cash provided by operating activities:
Extraordinary gain — unallocated negative goodwill	—	(5,445,670)	—
Depreciation and amortization	3,066,227	2,472,813	1,532,664
Net realized investment gains	(1,802,809)	(1,466,220)	(1,368,031)
Changes in Assets and Liabilities:
Losses and loss expenses	(1,460,533)	13,353,426	7,222,305
Unearned premiums	12,201,627	20,002,138	13,025,588
Accrued expenses	(707,033)	2,406,540	1,186,054
Premiums receivable	(2,857,425)	(6,638,081)	(2,730,458)
Deferred policy acquisition costs	(1,218,833)	(6,033,995)	(1,656,695)
Deferred income taxes	583,857	(405,256)	(352,731)
Reinsurance receivable	4,341,561	(9,402,114)	2,198,166
Accrued investment income	(560,162)	(503,171)	63,374
Amounts due to/from affiliate	487,806	(663,772)	(3,175,963)
Reinsurance balances payable	97,920	(576,711)	255,353
Prepaid reinsurance premiums	(4,155,762)	(2,558,204)	(2,837,658)
Current income taxes	4,504,092	(1,852,097)	137,358
Other, net	(538,492)	(306,822)	(820,406)

Net adjustments	11,982,041	2,382,804	12,678,920

Net cash provided by operating activities	48,931,538	33,997,073	30,972,896

Cash Flows from Investing Activities:
Purchase of fixed maturities
Held to maturity	(9,747,396)	(64,920,048)	(51,747,067)
Available for sale	(144,354,178)	(75,037,253)	(104,935,346)
Purchase of equity securities	(21,643,113)	(20,631,815)	(16,505,807)
Sale of fixed maturities
Held to maturity	860,000	—	1,971,000
Available for sale	46,928,296	27,813,196	16,575,179
Maturity of fixed maturities
Held to maturity	10,403,050	21,446,791	22,256,933
Available for sale	23,951,015	53,944,121	84,393,268
Sale of equity securities	26,329,709	14,924,971	12,457,028
Purchase of Le Mars Insurance Company (net of cash acquired)	—	(11,816,523)	—
Purchase of Peninsula Insurance Group (net of cash acquired)	—	(21,912,629)	—
Net decrease (increase) in investment in affiliates	52,781	(2,222,872)	(4,048,000)
Net purchase of property and equipment	(703,600)	(521,095)	(371,477)
Net sales (purchases) of short-term investments	16,714,841	40,259,336	(49,314,707)

Net cash used in investing activities	(51,208,595)	(38,673,820)	(89,268,996)

Cash Flows from Financing Activities:
Issuance of common stock	5,550,881	6,948,287	60,974,365
Issuance of subordinated debentures	—	5,155,000	25,774,000
Payments on line of credit	—	—	(19,800,000)
Cash dividends paid	(6,813,143)	(5,984,731)	(3,868,348)

Net cash provided by (used in) financing activities	(1,262,262)	6,118,556	63,080,017

Net increase (decrease) in cash	(3,539,319)	1,441,809	4,783,917
Cash at beginning of year	7,350,330	5,908,521	1,124,604

Cash at end of year	$3,811,011	$7,350,330	$5,908,521

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
1 — Summary of Significant Accounting Policies
Organization and Business
We were organized in 1986 as a downstream insurance holding company by Donegal Mutual Insurance Company (the “Mutual Company”) and operate predominantly as an underwriter of property and casualty insurance through our subsidiaries. Our property and casualty insurance subsidiaries, Atlantic States Insurance Company (“Atlantic States”), Southern Insurance Company of Virginia (“Southern”), Le Mars Insurance Company (“Le Mars”), and the Peninsula Insurance Group (“Peninsula”), which consists of Peninsula Indemnity Company and The Peninsula Insurance Company, write personal and commercial lines of property and casualty coverages exclusively through a network of independent insurance agents in the Mid-Atlantic, Midwest and Southern states. We have three operating segments: the investment function, the personal lines function and the commercial lines function. Our personal lines products consist primarily of homeowners and private passenger automobile policies. Our commercial lines products consist primarily of commercial automobile, commercial multi-peril and workers’ compensation policies. At December 31, 2005, the Mutual Company held approximately 42% of our outstanding Class A common stock and approximately 67% of our outstanding Class B common stock. We refer to the Mutual Company and our insurance subsidiaries as the Donegal Insurance Group.
Atlantic States participates in a pooling agreement with the Mutual Company. Under the pooling agreement, the insurance business of the two companies is pooled, and Atlantic States assumes 70% of the pooled business. We do not anticipate any changes in the pooling agreement with the Mutual Company, including changes in Atlantic States’ pool participation level, in the foreseeable future. The risk profiles of the business written by Atlantic States and the Mutual Company historically have been, and continue to be, substantially similar. The products, classes of business underwritten, pricing practices and underwriting standards of both companies are determined and administered by the same management and underwriting personnel. Further, as the Donegal Insurance Group, the companies share a combined business plan to achieve market penetration and underwriting profitability objectives. The products marketed by Atlantic States and the Mutual Company are generally complementary, thereby allowing Donegal Insurance Group to offer a broader range of products to a given market and to expand Donegal Insurance Group’s ability to service an entire personal lines or commercial lines account. Distinctions within the products of the respective companies generally relate to specific risk profiles targeted within similar classes of business, such as preferred tier versus standard tier products, but not all of the standard risk gradients are allocated to one company. Therefore, the underwriting profitability of the business directly written by the individual companies will vary. However, as the risk characteristics of all business written directly by both companies are homogenized within the pool and each company shares the results according to its participation level, we realize 70% of the underwriting profitability of the pool (because of our 70% participation in the pool), while the Mutual Company realizes 30% of the underwriting profitability of the pool (because of the Mutual Company’s 30% participation in the pool). Pooled business represents the predominant percentage of the net underwriting activity of both participating companies. See Note 3 —Transactions with Affiliates for more information regarding the pooling agreement.
We also own 48.1% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”), a thrift holding company that owns Province Bank FSB. The remaining 51.9% of the outstanding stock of DFSC is owned by the Mutual Company.
On December 1, 2003, we completed an underwritten public offering of 4.6 million shares of our Class A common stock, resulting in net proceeds of $59.0 million to us.
On September 21, 2005, certain members of the Donegal Insurance Group entered into an Acquisition Rights Agreement with The Shelby Insurance Company and Shelby Casualty Insurance Company (together, “Shelby”), part of Vesta Insurance Group, Inc. The agreement grants those members the right, at their discretion and subject to their traditional underwriting and agency appointment standards, to offer renewal or replacement policies to the holders of Shelby’s personal lines policies in Pennsylvania, Tennessee and Alabama, in connection with Shelby’s plans of withdrawal from those three states. As part of the agreement, the Donegal Insurance Group will pay specified amounts to Shelby based on the direct premiums written by the Donegal Insurance Group on the renewal and replacement policies it issues. Renewal and replacement policies will be offered for policies issued on or after January 1, 2006. Thus, the agreement had no impact on our 2005 operating results.
Basis of Consolidation
The consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, include our accounts and those of our wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The terms “we,” “us” “our,” or the “Company” as used herein refer to the consolidated entity.
Use of Estimates
In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.
We make estimates and assumptions that can have a significant effect on amounts and disclosures we report in our financial statements. The most significant estimates relate to our reserves for property and casualty insurance unpaid losses and loss expenses, valuation of investments and policy acquisition costs. While we believe our estimates are appropriate, the ultimate amounts may differ from the estimates provided. The methods for making these estimates are regularly reviewed, and any adjustment considered necessary is reflected in our current results of operations.
Reclassification
Certain amounts as reported in the Consolidated Balance Sheets, Consolidated Statements of Cash Flows and Notes to Consolidated Financial Statements in 2004 and 2003 have been reclassified to conform to the current year presentation. The capital stock accounts, all share amounts and earnings per share amounts for 2004 and 2003 have been restated to reflect the four-for-three split of our Class A common stock and our Class B common stock effected in the form of a 33 1/3% stock dividend to stockholders of record at the close of business March 1, 2005 and paid on March 28, 2005.

Investments
We classify our debt and equity securities into the following categories:
Held to Maturity — Debt securities that we have the positive intent and ability to hold to maturity; reported at amortized cost.
Available for Sale — Equity securities and debt securities not classified as held to maturity; reported at fair value, with unrealized gains and losses excluded from income and reported as a separate component of stockholders’ equity (net of tax effects).
Short-term investments are carried at amortized cost, which approximates fair value.
We make estimates concerning the valuation of our investments and the recognition of other than temporary declines in the value of our investments. When we consider the decline in value of an individual investment to be other than temporary, we write down the investment to its estimated net realizable value, and the amount of the write-down is reflected as a realized loss in our statement of income. We individually monitor all investments for other than temporary declines in value. Generally, if an individual equity security has depreciated in value by more than 20% of original cost, and has been in an unrealized loss position for more than six months, we assume there has been an other than temporary decline in value. With respect to debt securities, we assume there has been an other than temporary decline in value if it is probable that contractual payments will not be received. In addition, we may write down securities in an unrealized loss position based on a number of other factors, including the fair value of the investment being significantly below its cost, the deteriorating financial condition of the issuer of a security, the occurrence of industry, company and geographic events that have negatively impacted the value of a security and rating agency downgrades.
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
Policy Acquisition Costs
Policy acquisition costs, consisting primarily of commissions, premium taxes and certain other underwriting costs that vary with and are directly related to the production of business, are deferred and amortized over the period in which the premiums are earned. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and loss expenses and certain other costs expected to be incurred as the premium is earned. Estimates in the calculation of policy acquisition costs have not shown material variability because of uncertainties in applying accounting principles or as a result of sensitivities to changes in key assumptions.
Property and Equipment
Property and equipment are reported at depreciated cost that is computed using the straight-line method based upon estimated useful lives of the assets.
Losses and Loss Expenses
Liabilities for losses and loss expenses are estimates at a given point in time of the amounts an insurer expects to pay with respect to policyholder claims based on facts and circumstances then known. An insurer recognizes at the time of establishing its estimates that its ultimate liability for losses and loss expenses will exceed or be less than such estimates. Our estimates of liabilities for losses and loss expenses are based on assumptions as to future loss trends and expected claims severity, judicial theories of liability and other factors. However, during the loss adjustment period, we may learn additional facts regarding individual claims, and consequently it often becomes necessary to refine and adjust our estimates of our liability. We reflect any adjustments to our liabilities for losses and loss expenses in our operating results in the period in which the changes in estimates are made.
We maintain liabilities for the payment of losses and loss expenses with respect to both reported and unreported claims. Liabilities for loss expenses are intended to cover the ultimate costs of settling all losses, including investigation and litigation costs from such losses. We base the amount of liability for reported losses primarily upon a case-by-case evaluation of the type of risk involved, knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. We determine the amount of our liability for unreported claims and loss expenses on the basis of historical information by line of insurance. We account for inflation in the reserving function through analysis of costs and trends, and reviews of historical reserving results. We closely monitor our liabilities and recompute them periodically using new information on reported claims and a variety of statistical techniques. Our liabilities for losses are not discounted.
Reserve estimates can change over time because of unexpected changes in assumptions related to our external environment and, to a lesser extent, assumptions as to our internal operations. Assumptions related to our external environment include the absence of significant changes in tort law and the legal environment that increase liability exposure, consistency in judicial interpretations of insurance coverage and policy provisions and stability in economic conditions and the rate of loss cost inflation. For example, we have experienced a decrease in claims frequency on bodily injury liability claims during the past several years while claims severity has gradually increased. These trend changes give rise to greater uncertainty as to the pattern of future loss settlements on bodily injury claims. Related uncertainties regarding future trends include the cost of medical technologies and procedures and changes in the utilization of medical procedures. Internal assumptions include accurate measurement of the impact of rate changes and changes in policy provisions and consistency in the quality and characteristics of business written within a given line of business, and consistency in reinsurance coverage and collectibility of reinsured losses, among other items. To the extent we determine that underlying factors impacting our assumptions have changed, we attempt to make appropriate adjustments for such changes in our reserves. Accordingly, our ultimate liability for unpaid losses and loss expenses will likely differ from the amount recorded.
We seek to enhance our underwriting results by carefully selecting the product lines we underwrite. For our personal lines products, we insure standard and preferred risks in private passenger automobile and homeowners lines. For our commercial lines products, the commercial risks that we primarily insure are mercantile risks, business offices, wholesalers, service providers, contractors and artisan risks, avoiding industrial and manufacturing exposures. We have limited exposure to asbestos and other environmental liabilities. We write no medical malpractice or professional liability risks.
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
Credit Risk
Our objective is to earn competitive returns by investing in a diversified portfolio of securities. Our portfolio of fixed-maturity securities and, to a lesser extent, short-term investments is subject to credit risk. This risk is defined as the potential loss in market value resulting from adverse changes in the borrower’s ability to repay the debt. We manage this risk by performing an analysis of prospective investments and through regular reviews of our portfolio by our investment staff. We also limit the amount that any one security can constitute of our total investment portfolio.
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
Reinsurance Accounting and Reporting
We rely upon reinsurance agreements to limit our maximum net loss from large single risks or risks in concentrated areas, and to increase our capacity to write insurance. Reinsurance does not relieve the primary insurer from liability to its policyholders. To the extent that a reinsurer may be unable to pay losses for which it is liable under the terms of a reinsurance agreement, we are exposed to the risk of continued liability for such losses. However, in an effort to reduce the risk of non-payment, we require all of our reinsurers to have an A.M. Best rating of A- or better or, with respect to foreign reinsurers, to have a financial condition that, in the opinion of management, is equivalent to a company with at least an A- rating. All reinsurance transactions are recorded in a manner consistent with Statement of Financial Accounting Standards (SFAS) No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts.” See Note 10 — Reinsurance for more information regarding our reinsurance agreements.
Stock-Based Compensation
Effective July 1, 2000, we adopted Financial Accounting Standards Board (FASB) Interpretation No. 44 (FIN No. 44), “Accounting for Certain Transactions involving Stock Compensation,” and Emerging Issues Task Force Issue No. 00-23 (EITF 00-23), “Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25, Accounting for Stock Issued to Employees and FIN No. 44, Accounting for Certain Transactions involving Stock Compensation.” Pursuant to FIN No. 44, APB Opinion No. 25 does not apply in the separate financial statements of a subsidiary to the accounting for stock compensation granted by the subsidiary to employees of the parent or another subsidiary. EITF 00-23 states that when employees of a controlling entity are granted stock compensation, the entity granting the stock compensation should measure the fair value of the award at the grant date and recognize the fair value as a dividend to the controlling entity. These provisions apply to us, because the Mutual Company is the employer of record for substantially all employees that provide services to us.
We account for stock-based director compensation plans under the provisions of APB Opinion No. 25 and related interpretations. During 2001, we adopted an Equity Incentive Plan for Directors that made 266,667 shares of Class A common stock available for issuance. Awards may be made in the form of stock options, and the plan additionally provides for the issuance of 233 shares of restricted stock to each director on the first business day of January in each year. No stock-based director compensation is reflected in income for grants of stock options, as all options granted under those plans had an exercise price equal to, or greater than, the market value of the underlying common stock on the date of the grant.
The following table illustrates the effect on net income and earnings per share as if we had applied the provisions of SFAS No. 123 (as amended by SFAS No. 148), “Accounting for Stock-Based Compensation.”

	2005	2004	2003

Net income, as reported	$36,949,497	$31,614,269	$18,293,976
Less:
Total stock-based employee compensation expense determined under fair-value-based method for all awards, net of related tax effects	(66,427)	(18,657)	(12,092)

Pro forma net income	$36,883,070	$31,595,612	$18,281,884

Basic earnings per share:
As reported	$2.05	$1.80	$1.43
Pro forma	2.04	1.80	1.43
Diluted earnings per share:
As reported	$1.98	$1.74	$1.39
Pro forma	1.98	1.74	1.39

The weighted-average grant date fair value of options granted during 2005 was $4.36. This fair value was calculated based upon a risk-free interest rate of 4%, expected life of 3 years, expected volatility of 30% and expected dividend yield of 2%.
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
2 — Impact of New Accounting Standards
In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” a revision of SFAS No. 123 and superseding APB Opinion No. 25. SFAS No. 123(R) requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our consolidated statements of income. In April 2005, the Securities and Exchange Commission delayed the effective date of SFAS No. 123(R) and stated that the provisions of SFAS No. 123(R) are now effective for annual reporting periods beginning after June 15, 2005. We are required to adopt SFAS No. 123(R) in the first quarter of 2006. Upon adoption, the pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. We are evaluating the alternatives allowed under the standard, and we expect the adoption of SFAS No. 123(R) to result in amounts that are similar to the current pro forma disclosures under SFAS No. 123 for all share-based payment transactions through December 31, 2005. The impact of any future share-based payment transactions on our financial position or results of operations cannot be determined. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current rules. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. The amount of operating cash flows recognized for such excess tax deductions were $1.9 million, $2.2 million and $179,097 in 2005, 2004 and 2003, respectively.
In September 2005, the Accounting Standards Executive Committee issued Statement of Position (SOP) 05-1, “Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts.” SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in FAS 97, “Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments.” SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights or coverages that occurs by the exchange of a contract for a new contract, by amendment, endorsement or rider to a contract or by the election of a feature or coverage within a contract. SOP 05-1 is effective for internal replacements occurring in fiscal years beginning after December 15, 2006, with earlier adoption encouraged. We do not expect the impact of adopting SOP 05-1 will have a significant effect on our operations, financial condition or liquidity.
3 — Transactions with Affiliates
We conduct business and have various agreements with the Mutual Company that are described below:
a. Reinsurance Pooling and Other Reinsurance Arrangements
Atlantic States, our largest subsidiary, and the Mutual Company have a pooling agreement under which both companies contribute all of their direct written business to the pool and are allocated a given percentage of the pool’s combined underwriting results, excluding certain reinsurance assumed by the Mutual Company from our insurance subsidiaries and after giving effect to reinsurance transactions with other insurers or reinsurers who are not a party to the pooling agreement. Atlantic States has a 70% share of the results of the pool, and the Mutual Company has a 30% share of the results of the pool. The pooling agreement is intended to produce more uniform and stable underwriting results from year to year for each pool participant than they would experience individually and to spread the risk of loss among the participants based on each participant’s relative amount of surplus and relative access to capital. Each participant in the pool has at its disposal the capacity of the entire pool, rather than being limited to policy exposures of a size commensurate with its own capital and surplus.
The following amounts represent ceded reinsurance transactions related to the pooling agreement for 2005, 2004 and 2003:

	2005	2004	2003

Premiums earned	$72,448,322	$62,831,701	$55,846,128

Losses and loss expenses	$42,221,699	$42,487,082	$35,840,578

Prepaid reinsurance premiums	$38,332,137	$34,227,955	$29,981,597

Liability for losses and loss expenses	$56,024,073	$57,989,162	$52,263,271

The following amounts represent assumed reinsurance transactions related to the pooling agreement for 2005, 2004 and 2003:

	2005	2004	2003

Premiums earned	$181,979,294	$167,949,892	$153,068,026

Losses and loss expenses	$102,928,483	$101,567,995	$99,677,221

Unearned premiums	$90,357,498	$84,350,320	$77,782,685

Liability for losses and loss expenses	$128,428,653	$127,127,611	$121,297,553

Effective October 1, 2005, the Mutual Company entered into a quota-share reinsurance agreement with Southern whereby Southern assumes 100% of the premiums and losses related to personal lines products offered in Virginia by the Mutual Company through the use of its automated policy quoting and issuance system. The following amounts represent assumed reinsurance transactions related to the quota-share reinsurance agreement for 2005, 2004 and 2003:

	2005	2004	2003

Premiums earned	$22,392	$—	$—

Losses and loss expenses	$—	$—	$—

Unearned premiums	$158,729	$—	$—

Liability for losses and loss expenses	$—	$—	$—

Effective August 1, 2005, the Mutual Company entered into a quota-share reinsurance agreement with Peninsula whereby the Mutual Company assumes 100% of the premiums and losses related to the Pennsylvania workers’ compensation product line of Peninsula Indemnity Company. Prior to January 1, 2002, the Mutual Company and Southern had a quota-share agreement whereby Southern ceded 50% of its direct business, less reinsurance, to the Mutual Company. This agreement was terminated as of January 1, 2002. The business assumed by the Mutual Company becomes part of the pooling agreement between the Mutual Company and Atlantic States. The following amounts represent ceded reinsurance transactions related to the quota-share reinsurance agreements for 2005, 2004 and 2003:

	2005	2004	2003

Premiums earned	$6,576	$—	$—

Losses and loss expenses	$(264,275)	$(611,479)	$(73,077)

Prepaid reinsurance premiums	$36,475	$—	$—

Liability for losses and loss expenses	$1,331,482	$2,333,521	$4,175,127

Atlantic States, Southern and Le Mars each have a catastrophe reinsurance agreement with the Mutual Company that limits the maximum liability under any one catastrophic occurrence to $800,000, $600,000 and $500,000, respectively, with a combined limit of $1,500,000 for a catastrophe involving a combination of these subsidiaries. The Mutual Company and Southern have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $260,000 ($170,000 in 2004 and $150,000 in 2003) of losses in excess of $200,000 ($150,000 in 2003). The Mutual Company has agreements in place with Southern to reallocate the loss results of workers’ compensation business written by those companies as part of commercial accounts primarily written by the Mutual Company or Atlantic States. These agreements provide for the workers’ compensation loss ratios of Southern to be no worse than the average workers’ compensation loss ratio for Atlantic States, Southern and the Mutual Company combined. The following amounts represent ceded reinsurance transactions related to these reinsurance agreements for 2005, 2004 and 2003:

	2005	2004	2003

Premiums earned	$5,318,619	$4,344,867	$3,047,964

Losses and loss expenses	$686,827	$4,583,270	$10,249,746

Liability for losses and loss expenses	$5,057,471	$7,532,812	$7,218,397

The following amounts represent the effect of affiliated reinsurance transactions on net premiums earned during 2005, 2004 and 2003:

	2005	2004	2003

Assumed	$182,001,686	$167,949,892	$153,068,026
Ceded	(77,773,517)	(67,176,568)	(58,894,092)

Net	$104,228,169	$100,773,324	$94,173,934

The following amounts represent the effect of affiliated reinsurance transactions on net losses and loss expenses during 2005, 2004 and 2003:

	2005	2004	2003

Assumed	$102,928,483	$101,567,995	$99,677,221
Ceded	(42,644,251)	(46,458,873)	(46,017,247)

Net	$60,284,232	$55,109,122	$53,659,974

In addition to the reinsurance agreements described above, Southern and Le Mars (effective April 1, 2004) have agreements with the Mutual Company under which they cede, and then reassume back, 100% of their business net of reinsurance. The primary purpose of these agreements is to provide Southern and Le Mars with the same A.M. Best rating (currently “A”) as the Mutual Company, which these subsidiaries might not achieve without these agreements in place. These agreements do not transfer insurance risk. While these subsidiaries ceded and reassumed amounts received from policyholders of $75,542,412, $64,696,278 and $46,885,317 and claims of $38,529,733, $36,269,291 and $26,497,971 under these agreements in 2005, 2004 and 2003, respectively, the amounts are not reflected in our consolidated financial statements. The aggregate liabilities ceded and reassumed under these agreements were $73,683,929 and $71,377,640 at December 31, 2005 and 2004, respectively.
b. Expense Sharing
The Mutual Company provides facilities, management and other services to us, and we reimburse the Mutual Company for such services on a periodic basis under usage agreements and pooling arrangements. The charges are based upon the relative participation of us and the Mutual Company in the pooling arrangement, and our management and the management of the Mutual Company consider this allocation to be reasonable. Charges for these services totalled $47,025,782, $40,165,744 and $33,047,769 for 2005, 2004 and 2003, respectively.
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
e. Province Bank
As of December 31, 2005 and 2004, we had $2,479,613 and $3,762,153, respectively, in checking accounts with Province Bank, a wholly owned subsidiary of DFSC. We earned $99,610, $32,138 and $24,972 in interest on these accounts during 2005, 2004 and 2003, respectively.
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

The acquisition of Le Mars enables us to conduct our insurance business in four Midwest states. Le Mars, which was organized under the laws of Iowa in 1901, operates as a property and casualty insurer in Iowa, Nebraska, Oklahoma and South Dakota. Personal lines coverages represent a majority of Le Mars’ premiums written, with the balance coming from farmowners and mercantile and service businesses. Le Mars’ largest lines of business are private passenger automobile liability and physical damage; its other principal lines are homeowners and commercial multi-peril. For the year ended December 31, 2003, Le Mars had net premiums earned of $17.9 million. The purchase price of Le Mars was based upon an independent valuation as of July 31, 2003. In applying GAAP purchase accounting standards as of January 1, 2004, we recognized an extraordinary gain in the amount of $5.4 million related to unallocated negative goodwill resulting from this acquisition. A substantial portion of this unallocated negative goodwill was generated by the recognition of anticipated federal income tax benefits that we expect to realize over the allowable 20-year carryover period by offsetting the net operating loss carryover obtained as part of the acquisition of Le Mars against taxable income generated by our consolidated affiliates. We have determined that a valuation allowance is required for a portion of the acquired net operating loss carryover, because federal tax laws limit the amount of such carryover that can be utilized. Other factors that generated negative goodwill included favorable operating results and increases in the market values of invested assets in the period between the valuation date and the acquisition date.
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
Peninsula expands our presence in existing markets, operating primarily in Maryland, Delaware and Virginia. Peninsula specializes in private passenger automobile coverages and also writes homeowners, commercial multi-peril, workers’ compensation and commercial automobile coverages. For the year ended December 31, 2003, Peninsula had net premiums earned of $32.7 million. We recorded goodwill of $449,968 related to this acquisition, none of which is expected to be deductible for federal income tax purposes. Pursuant to the terms of the purchase agreement with Folksamerica, Folksamerica has guaranteed us against any deficiency in excess of $1.5 million in the loss and loss expense reserves of Peninsula as of January 1, 2004. Any such deficiency will be based on a final actuarial review of the development of such reserves to be conducted four years after January 1, 2004. The maximum obligation of Folksamerica to us under this guarantee is $4.0 million.
The following is a summary of the estimated fair values of the net assets acquired at the date of each acquisition based on purchase price allocations:

	Le Mars	Peninsula
	(in thousands)

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

Our consolidated financial statements for the year ended December 31, 2004 include the operations of Le Mars and Peninsula from January 1, 2004, the date of their acquisition. The following table presents our unaudited pro forma historical results for the year ended December 31, 2003 as if these purchased entities had been acquired at January 1, 2003:
($ in thousands, except per share data)
Total revenues	$266,778
Income before income tax expense and extraordinary item	26,542
Income tax expense	7,530
Income before extraordinary item	19,012
Basic earnings per share before extraordinary item	1.27
Diluted earnings per share before extraordinary item	1.23
The above pro forma earnings per share were calculated as if the proceeds of approximately 2.3 million Class A common shares issued on December 1, 2003 (representing only those proceeds used to fund the acquisitions) were received on January 1, 2003 and as if the corresponding common shares were included in weighted average shares outstanding from that date. The pro forma results do not include the impact of an extraordinary item in the amount of approximately $5.2 million related to unallocated negative goodwill that would have resulted from the Le Mars acquisition.
The unaudited pro forma results above have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the acquisitions occurred at January 1, 2003, nor are they necessarily indicative of future operating results.
5 — Investments
The amortized cost and estimated fair values of fixed maturities and equity securities at December 31, 2005 and 2004, are as follows:

	2005
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Held to Maturity	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$58,735,488	$—	$1,869,523	$56,865,965
Obligations of states and political subdivisions	84,655,911	1,145,476	338,824	85,462,563
Corporate securities	21,508,436	341,108	399,477	21,450,067
Mortgage-backed securities	15,282,470	25,887	485,825	14,822,532

Totals	$180,182,305	$1,512,471	$3,093,649	$178,601,127

	2005
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Available for Sale	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$51,374,133	$212,379	$727,857	$50,858,655
Obligations of states and political subdivisions	179,004,037	2,190,981	623,988	180,571,030
Corporate securities	20,328,627	241,579	458,147	20,112,059
Mortgage-backed securities	44,390,432	13,710	848,651	43,555,491

Fixed maturities	295,097,229	2,658,649	2,658,643	295,097,235
Equity securities	28,993,361	4,763,905	385,906	33,371,360

Totals	$324,090,590	$7,422,554	$3,044,549	$328,468,595

	2004
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Held to Maturity	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$60,219,180	$13,107	$683,647	$59,548,640
Obligations of states and political subdivisions	76,651,761	1,867,257	93,018	78,426,000
Corporate securities	27,149,096	1,138,760	68,856	28,219,000
Mortgage-backed securities	18,553,747	159,462	218,367	18,494,842

Totals	$182,573,784	$3,178,586	$1,063,888	$184,688,482

	2004
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Available for Sale	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$74,843,822	$459,249	$386,261	$74,916,810
Obligations of states and political subdivisions	108,777,575	3,682,063	13,538	112,446,100
Corporate securities	30,378,728	1,063,247	89,925	31,352,050
Mortgage-backed securities	8,071,679	22,937	52,254	8,042,362

Fixed maturities	222,071,804	5,227,496	541,978	226,757,322
Equity securities	30,770,759	3,331,747	597,530	33,504,976

Totals	$252,842,563	$8,559,243	$1,139,508	$260,262,298

The amortized cost and estimated fair value of fixed maturities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

		Estimated
	Amortized	Fair
	Cost	Value

Held to maturity
Due in one year or less	$7,260,454	$7,206,281
Due after one year through five years	69,024,386	67,352,944
Due after five years through ten years	27,600,418	27,848,545
Due after ten years	61,014,577	61,370,825
Mortgage-backed securities	15,282,470	14,822,532

Total held to maturity	$180,182,305	$178,601,127

Available for sale
Due in one year or less	$17,906,067	$17,802,962
Due after one year through five years	50,945,588	50,832,558
Due after five years through ten years	108,369,339	108,743,994
Due after ten years	73,485,803	74,162,230
Mortgage-backed securities	44,390,432	43,555,491

Total available for sale	$295,097,229	$295,097,235

The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 2005 and 2004 amounted to $9,043,786 and $8,566,784, respectively.
Investments in affiliates consisted of the following at December 31, 2005 and 2004:

	2005	2004

DFSC	$7,512,546	$7,935,741
Other	929,000	929,000

Total	$8,441,546	$8,864,741

We made additional equity investments in DFSC in the amount of $2,250,000 during 2004. Other expenses in our consolidated statements of income include $52,781, $182,128 and $226,000 for 2005, 2004 and 2003, respectively, representing our share of DFSC losses. In addition, other comprehensive income (loss) in our statements of comprehensive income includes net unrealized losses, net of tax, of $240,769, $62,366 and $50,439 for 2005, 2004 and 2003, respectively, representing our share of DFSC unrealized investment losses.
Other investment in affiliates represents our investment in statutory trusts that hold our subordinated debentures as discussed in Note 9.
Net investment income, consisting primarily of interest and dividends, is attributable to the following sources:

	2005	2004	2003

Fixed maturities	$18,574,964	$16,540,611	$13,255,492
Equity securities	975,420	989,966	834,578
Short-term investments	966,416	524,172	523,527
Other	34,853	30,770	29,250

Investment income	20,551,653	18,085,519	14,642,847
Investment expenses	(2,079,690)	(2,178,791)	(1,326,911)

Net investment income	$18,471,963	$15,906,728	$13,315,936

Gross realized gains and losses from investments and the change in the difference between fair value and cost of investments, before applicable income taxes, are as follows:

	2005	2004	2003

Gross realized gains:
Fixed maturities	$674,585	$458,389	$1,002,461
Equity securities	2,970,215	1,252,075	637,856

	3,644,800	1,710,464	1,640,317

Gross realized losses:
Fixed maturities	805,183	35,952	33,759
Equity securities	1,036,808	208,292	238,527

	1,841,991	244,244	272,286

Net realized gains	$1,802,809	$1,466,220	$1,368,031

Change in difference between fair value and cost of investments:
Fixed maturities	$(8,381,388)	$(2,617,967)	$(901,290)
Equity securities	1,643,782	914,179	1,544,745

	$(6,737,606)	$(1,703,788)	$653,455

We held fixed maturities and equity securities with unrealized losses representing declines that we considered temporary at December 31, 2005 as follows:

	Less than 12 months		12 months or longer

	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$32,943,116	$641,545	$62,590,126	$1,955,835
Obligations of states and political subdivisions	73,457,810	906,530	6,586,927	56,282
Corporate securities	11,090,482	475,516	5,864,581	382,108
Mortgage-backed securities	36,270,000	785,018	13,836,649	549,458
Equity securities	3,715,877	240,474	1,178,209	145,432

Totals	$157,477,285	$3,049,083	$90,056,492	$3,089,115

The unrealized losses in our fixed maturities, substantially all of which are rated investment grade, were primarily due to the impact of higher market interest rates rather than a decline in credit quality. There were $88.9 million in fixed maturity securities and $1.2 million in equity securities, at fair value, that at December 31, 2005, were in an unrealized loss position for 12 months or longer. The fixed maturities and equity securities with unrealized losses have not been significantly below cost for continuous amounts of time, and we determined that the unrealized losses are temporary in nature based upon the factors we consider in determining possible impairment.
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

During 2005, 2004 and 2003, certain investments trading below cost had declined on an other than temporary basis. Losses of $409,432, $6,650 and $237,724 were included in net realized investment gains for these investments in 2005, 2004 and 2003, respectively.
During 2005, we sold bonds that had been classified as held to maturity due to significant deterioration in the issuer’s creditworthiness. These bonds had an amortized cost of $1.0 million, and the sale resulted in a realized loss of $144,047. During 2003, we sold certain bonds that had been classified as held to maturity due to a series of rating agency downgrades related to these securities. These bonds had an amortized cost of $1.8 million, and the sale resulted in a realized gain of $165,564. There were no other sales or transfers from the held to maturity portfolio in 2005, 2004 or 2003.
We have no derivative instruments or hedging activities.
6 — Deferred Policy Acquisition Costs
Changes in deferred policy acquisition costs are as follows:

	2005	2004	2003

Balance, January 1	$22,257,760	$16,223,765	$14,567,070
Acquisition costs deferred	48,452,833	45,467,995	32,495,695
Amortization charged to earnings	(47,234,000)	(39,434,000)	(30,839,000)

Balance, December 31	$23,476,593	$22,257,760	$16,223,765

7 — Property and Equipment
Property and equipment at December 31, 2005 and 2004 consisted of the following:

			Estimated
			Useful
	2005	2004	Life

Office equipment	$6,483,921	$6,135,142	5-15 years
Automobiles	1,216,085	1,101,055	3 years
Real estate	3,893,293	3,848,772	15-50 years
Software	573,672	544,086	5 years

	12,166,971	11,629,055
Accumulated depreciation	(6,932,548)	(6,120,215)

	$5,234,423	$5,508,840

Depreciation expense for 2005, 2004 and 2003 amounted to $984,946, $932,987 and $650,200, respectively.
8 — Liability for Losses and Loss Expenses
The establishment of an appropriate liability for losses and loss expenses is an inherently uncertain process, and there can be no assurance that our ultimate liability will not exceed our loss and loss expense reserves and have an adverse effect on our results of operations and financial condition. Furthermore, the timing, frequency and extent of adjustments to our estimated future liabilities cannot be predicted, since the historical conditions and events that serve as a basis for our estimates of ultimate claim costs may change. As is the case for substantially all property and casualty insurance companies, we have found it necessary in the past to increase our estimated future liabilities for losses and loss expenses in certain periods, and in other periods our estimates have exceeded our actual liabilities. Changes in our estimate of the liability for losses and loss expenses generally reflect actual payments and the evaluation of information received since the prior reporting date. Activity in the liability for losses and loss expenses is summarized as follows:

	2005	2004	2003

Balance at January 1	$267,190,060	$217,914,057	$210,691,752
Less reinsurance recoverable	(95,759,493)	(79,017,987)	(79,583,319)

Net balance at January 1	171,430,567	138,896,070	131,108,433

Acquisitions of Le Mars and Peninsula	—	28,843,140	—

Net balance at January 1 as adjusted	171,430,567	167,739,210	131,108,433

Incurred related to:
Current year	176,924,029	171,384,964	126,693,421
Prior years	(9,382,132)	(7,243,596)	(450,110)

Total incurred	167,541,987	164,141,368	126,243,311

Paid related to:
Current year	98,734,594	96,041,306	72,187,103
Prior years	67,228,986	64,408,705	46,268,571

Total paid	165,963,580	160,450,011	118,455,674

Net balance at December 31	173,008,884	171,430,567	138,896,070
Plus reinsurance recoverable	92,720,643	95,759,493	79,017,987

Balance at December 31	$265,729,527	$267,190,060	$217,914,057

We recognized a decrease in the liability for losses and loss expenses of prior years of $9.4 million, $7.2 million and $450,110 in 2005, 2004 and 2003, respectively. Generally, we experienced improving loss development trends during these years, which were reflected in favorable settlements of open claims. We made no significant changes in our reserving philosophy, key reserving assumptions or claims management during these years, even though we reflected changes in our reserve estimates in these years. No significant offsetting changes in estimates increased or decreased our loss and loss expense reserves in these years. The 2005 development was primarily recognized in the private passenger automobile liability, workers’ compensation and commercial multi-peril lines of business and was consistently favorable for settlements of claims occurring in each of the previous five accident years. The majority of the 2005 development was related to decreases in the liability for losses and loss expenses of prior years for Atlantic States. The 2004 development included decreases in the liability for losses and loss expenses of prior years for Le Mars and Peninsula of $3.6 million and $1.4 million, respectively, largely due to favorable settlement of open claims in the private passenger automobile liability line of business.
9 — Borrowings
Line of Credit
On November 25, 2003, we entered into a credit agreement with Manufacturers and Traders Trust Company (“M&T”) relating to a four-year $35.0 million unsecured, revolving line of credit. As of December 31, 2005, we may borrow up to $35.0 million at interest rates equal to M&T’s current prime rate or the then current London Interbank Eurodollar bank rate (LIBOR) plus between 1.50% and 1.75%, depending on our leverage ratio. In addition, we pay a fee of 0.15% per annum on the loan commitment amount, regardless of usage. The agreement requires our compliance with certain covenants, which include minimum levels of our net worth, leverage ratio and statutory surplus and A.M. Best ratings of our insurance subsidiaries. During the year ended December 31, 2005, borrowings were outstanding, and we complied with all requirements of the agreement.
At December 31, 2002, pursuant to a credit agreement dated December 29, 1995 and amended as of July 27, 1998 with Fleet National Bank, we had unsecured borrowings of $19.8 million. Such borrowings were made in connection with various acquisitions and capital contributions to our subsidiaries. The borrowings under this line of credit were repaid during 2003, and this credit agreement was terminated on December 2, 2003.
Subordinated Debentures
On May 15, 2003, we received $15.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on May 15, 2033 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 4.10%, which is adjustable quarterly. At December 31, 2005, the interest rate on these debentures was 8.43%, and is next subject to adjustment on February 15, 2006. As of December 31, 2005 and 2004, our consolidated balance sheets included an investment in a trust of $464,000 and subordinated debentures of $15.5 million related to this transaction.
On October 29, 2003, we received $10.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on October 29, 2033 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 3.85%, which is adjustable quarterly. At December 31, 2005, the interest rate on these debentures was 8.09%, and is next subject to adjustment on January 29, 2006. As of December 31, 2005 and 2004, our consolidated balance sheets included an investment in a trust of $310,000 and subordinated debentures of $10.3 million related to this transaction.
On May 24, 2004, we received $5.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on May 24, 2034 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 3.85%, which is adjustable quarterly. At December 31, 2005, the interest rate on these debentures was 8.24%, and is next subject to adjustment on February 24, 2006. As of December 31, 2005 and 2004, our consolidated balance sheets included an investment in a trust of $155,000 and subordinated debentures of $5.2 million related to this transaction.
10 — Reinsurance
Unaffiliated Reinsurers
Atlantic States, Southern and the Mutual Company purchase third-party reinsurance on a combined basis. Le Mars and Peninsula have separate third-party reinsurance programs that provide similar types of coverage and that are commensurate with their relative size and exposures. We use several different reinsurers, all of which, consistent with our requirements, have an A.M. Best rating of A- (Excellent) or better or, with respect to foreign reinsurers, have a financial condition that, in the opinion of our management, is equivalent to a company with at least an A- rating. The external reinsurance Atlantic States, Southern and the Mutual Company purchase includes “excess of loss reinsurance,” under which our losses are automatically reinsured, through a series of contracts, over a set retention ($400,000 and $300,000 retention for 2005 and 2004, respectively, with us having a 10% participation for losses up to $1.0 million and $300,000 for 2003), and “catastrophic reinsurance,” under which we recover, through a series of contracts, between 95% and 100% of an accumulation of many losses resulting from a single event, including natural disasters, over a set retention ($3.0 million). Our principal third party reinsurance agreement was a multi-line per risk excess of loss treaty that provided 90% coverage up to $1.0 million for both property and liability losses. For property insurance, we also had excess of loss treaties that provided for additional coverage over the multi-line treaty up to $2.5 million per loss. For liability insurance, we had excess of loss treaties that provided for additional coverage over the multi-line treaty up to $40.0 million per occurrence. For workers’ compensation insurance, we had excess of loss treaties that provided for additional coverage over the multi-line treaty up to $5.0 million on any one life. We had property catastrophe coverage through a series of layered treaties up to aggregate losses of $80.0 million for Atlantic States, Southern and the Mutual Company for any single event. This coverage was provided through as many as twenty reinsurers on any one treaty with no reinsurer taking more than 20% of any one contract. The amount of coverage provided under each of these types of reinsurance depended upon the amount, nature, size and location of the risks being reinsured. The Mutual Company and we also purchased facultative reinsurance to cover exposures from losses that exceeded the limits provided by our respective treaty reinsurance. The following amounts represent ceded reinsurance transactions with unaffiliated reinsurers for 2005, 2004 and 2003:

	2005	2004	2003

Premiums written	$19,655,767	$22,016,464	$10,908,851

Premiums earned	$19,604,187	$23,704,363	$11,535,468

Losses and loss expenses	$9,886,287	$14,324,616	$10,646,851

Prepaid reinsurance premiums	$1,731,001	$1,679,421	$710,057

Liability for losses and loss expenses	$31,176,231	$27,903,998	$15,361,192

Total Reinsurance
The following amounts represent the total of all ceded reinsurance transactions with both affiliated and unaffiliated reinsurers for 2005, 2004 and 2003:

	2005	2004	2003

Premiums earned	$97,377,704	$90,880,931	$70,429,560

Losses and loss expenses	$52,530,538	$60,783,489	$56,664,098

Prepaid reinsurance premiums	$40,063,138	$35,907,376	$30,691,654

Liability for losses and loss expenses	$93,589,257	$95,759,493	$79,017,987

The following amounts represent the effect of reinsurance on premiums written during 2005, 2004 and 2003:

	2005	2004	2003

Direct	$215,719,476	$202,064,323	$118,605,732
Assumed	188,357,878	174,657,504	161,642,112
Ceded	(101,533,466)	(93,439,390)	(73,267,218)

Net premiums written	$302,543,888	$283,282,437	$206,980,626

The following amounts represent the effect of reinsurance on premiums earned during 2005, 2004 and 2003:

	2005	2004	2003

Direct	$209,693,968	$188,665,453	$114,154,202
Assumed	182,181,759	168,054,072	153,068,054
Ceded	(97,377,704)	(90,880,931)	(70,429,560)

Net premiums earned	$294,498,023	$265,838,594	$196,792,696

11 — Income Taxes
The provision for income tax consists of the following:

	2005	2004	2003

Current	$14,812,141	$11,290,908	$7,495,130
Deferred	583,857	(405,256)	(352,731)

Federal tax provision	$15,395,998	$10,885,652	$7,142,399

The effective tax rate is different from the amount computed at the statutory federal rate of 35% for 2005, 2004 and 2003. The reasons for such difference and the related tax effects are as follows:

	2005	2004	2003

Income before income taxes	$52,345,495	$37,054,251	$25,436,375

Computed “expected” taxes	18,320,923	12,968,988	8,902,731
Tax-exempt interest	(3,350,307)	(2,302,247)	(1,824,830)
Dividends received deduction	(98,203)	(106,836)	(49,147)
Other, net	523,585	325,747	113,645

Federal income tax provision	$15,395,998	$10,885,652	$7,142,399

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 are as follows:

	2005	2004

Deferred tax assets:
Unearned premium	$10,270,793	$9,708,475
Loss reserves	6,551,470	6,916,375
Net operating loss carryforward — acquired companies	4,376,784	4,824,300
Other	1,178,323	1,119,355

Total gross deferred assets	22,377,370	22,568,505
Less valuation allowance	(770,799)	(770,799)

Net deferred tax assets	21,606,571	21,797,706

Deferred tax liabilities:
Depreciation expense	280,477	316,035
Deferred policy acquisition costs	8,216,807	7,790,216
Salvage recoverable	213,031	211,342
Net unrealized gains	1,363,422	2,557,673

Total gross deferred liabilities	10,073,737	10,875,266

Net deferred tax asset	$11,532,834	$10,922,440

A valuation allowance is provided when it is more likely than not that some portion of the tax asset will not be realized. Management has determined that a valuation allowance of $770,799 related to a portion of the net operating loss carryforward of Le Mars should be established at December 31, 2005 and 2004. Management has determined that it is not required to establish a valuation allowance for the other net deferred tax assets of $21,606,571 and $21,797,706 at December 31, 2005 and 2004, respectively, since it is more likely than not that the deferred tax assets will be realized through reversals of existing temporary differences, future taxable income, carrybacks to taxable income in prior years and the implementation of tax-planning strategies.
At December 31, 2005, we have a net operating loss carryforward of $11.7 million which is available to offset our taxable income. Of this amount, $9.3 million will begin to expire in 2009 and is subject to an annual limitation in the amount that we can use in any one year of approximately $376,000. The remaining $2.4 million will expire in 2012 and is subject to an annual limitation of approximately $903,000.

12 — Stockholders’ Equity
On April 19, 2001, our stockholders approved an amendment to our Certificate of Incorporation. Among other things, the amendment reclassified our common stock as Class B common stock and effected a one-for-three reverse split of our Class B common stock effective April 19, 2001. The amendment also authorized a new class of common stock with one-tenth of a vote per share designated as Class A common stock. Our Board of Directors also approved a dividend of two shares of Class A common stock for each share of Class B common stock, after the one-for-three reverse split, held of record at the close of business on April 19, 2001.
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
On February 17, 2005, our Board of Directors approved a four-for-three split of our Class A common stock and our Class B common stock effected in the form of a 33 1/3 % stock dividend to stockholders of record at the close of business March 1, 2005 and paid on March 28, 2005.
13 — Stock Compensation Plans
Equity Incentive Plans
During 1996, we adopted an Equity Incentive Plan for Employees. During 2001, we adopted a nearly identical plan that made a total of 2,000,000 shares of Class A common stock available for issuance. During 2005, an amendment to the plan made a total of 3,000,000 shares of Class A common stock available for issuance. Each plan provides for the granting of awards by the Board of Directors in the form of stock options, stock appreciation rights, restricted stock or any combination of the above. The plans provide that stock options may become exercisable up to 10 years from date of grant, with an option price not less than fair market value on date of grant. No stock appreciation rights or restricted stock have been issued.
During 1996, we adopted an Equity Incentive Plan for Directors. During 2001, we adopted a nearly identical plan that made 266,667 shares of Class A common stock available for issuance. Awards may be made in the form of stock options, and the plan additionally provides for the issuance of 233 shares of restricted stock to each director on the first business day of January in each year. As of December 31, 2005, we have 108,168 unexercised options under these plans. Additionally 2,800, 2,567 and 2,567 shares of restricted stock were issued on January 2, 2005, 2004 and 2003, respectively.
All options issued prior to 2001 were converted to options on Class A and Class B common stock as a result of our recapitalization. No further shares are available for plans in effect prior to 2001.
Information regarding activity in our stock option plans follows:

		Weighted-Average
	Number of	Exercise Price
	Options	Per Share

Outstanding at December 31, 2002	1,858,675	$10.07
Granted — 2003	890,000	9.00
Exercised — 2003	(121,976)	6.11
Forfeited — 2003	(18,667)	7.93
Expired — 2003	(635,556)	13.50

Outstanding at December 31, 2003	1,972,476	8.79
Granted — 2004	46,000	14.13
Exercised — 2004	(788,442)	7.73
Forfeited — 2004	(39,784)	8.88

Outstanding at December 31, 2004	1,190,250	9.70
Granted — 2005	1,003,667	20.97
Exercised — 2005	(445,114)	9.89
Forfeited — 2005	(37,223)	20.69

Outstanding at December 31, 2005	1,711,580	$16.03

Exercisable at:
December 31, 2003	1,178,276	$8.33

December 31, 2004	911,225	$9.73

December 31, 2005	735,802	$9.51

Options available for future grants at December 31, 2005 are 808,599.
The following table summarizes information about fixed stock options at December 31, 2005:

	Number of	Weighted-Average	Number of
Exercise	Options	Remaining	Options
Price	Outstanding	Contractual Life	Exercisable

$9.00	569,611	2.5 years	569,611
10.50	143,968	0.5 years	143,968
13.69	6,667	2.5 years	4,445
15.69	2,667	3.5 years	889
16.51	10,667	5.0 years	3,555
16.54	10,000	4.5 years	6,667
17.88	10,000	4.0 years	6,667
20.33	10,000	4.5 years	—
21.00	938,000	5.5 years	—
23.60	10,000	5.5 years	—

Total	1,711,580		735,802

Employee Stock Purchase Plans
During 1996, we adopted an Employee Stock Purchase Plan. During 2001, we adopted a nearly identical plan that made 400,000 shares of Class A common stock available for issuance.
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

	Shares Issued
	Price	Shares

January 1, 2003	$6.8531	12,567
July 1, 2003	7.6181	11,701
January 1, 2004	8.5871	10,183
July 1, 2004	12.7564	6,679
January 1, 2005	13.1899	8,091
July 1, 2005	13.7063	8,584
On January 1, 2006, we issued an additional 8,072 shares at a price of $15.691 per share under this plan.
Agency Stock Purchase Plans
During 1996, we adopted an Agency Stock Purchase Plan. During 2001, we adopted a nearly identical plan that made 400,000 shares of Class A common stock available for issuance. The plan provides for agents of our affiliated companies to invest up to $12,000 per subscription period (April 1 to September 30 and October 1 to March 31) under various methods. Stock is issued at the end of the subscription period at a price equal to 90% of the average market price during the last ten trading days of the subscription period. During 2005, 2004 and 2003, 43,651, 43,762 and 38,063 shares, respectively, were issued under this plan. Expense recognized under the plan was not material.
14 — Statutory Net Income, Capital and Surplus and Dividend Restrictions
The following is selected information, as filed with insurance regulatory authorities, for our insurance subsidiaries as determined in accordance with accounting practices prescribed or permitted by such insurance regulatory authorities:

	2005	2004	2003

Atlantic States
Statutory capital and surplus	$148,521,462	$127,219,109	$109,854,398

Statutory unassigned surplus	$94,860,598	$73,558,245	$56,193,534

Statutory net income	$21,855,006	$16,342,671	$13,272,651

Southern
Statutory capital and surplus	$56,802,771	$50,253,802	$40,649,495

Statutory unassigned surplus (deficit)	$7,685,185	$1,136,217	$(1,968,090)

Statutory net income	$5,444,954	$2,868,102	$5,275,909

Le Mars
Statutory capital and surplus	$21,386,553	$17,103,902	$11,987,214

Statutory unassigned surplus	$8,793,813	$4,511,162	$7,987,214

Statutory net income (loss)	$4,293,555	$3,268,819	$(728,329)

Peninsula
Statutory capital and surplus	$29,050,474	$23,176,096	$19,477,027

Statutory unassigned surplus	$11,251,060	$5,576,682	$3,125,533

Statutory net income	$6,165,498	$3,781,849	$1,513,794

Our principal source of cash for payment of dividends is dividends from our insurance subsidiaries. Our insurance subsidiaries are required by law to maintain certain minimum capital and surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Our insurance subsidiaries are also subject to Risk Based Capital (RBC) requirements that may further impact their ability to pay dividends. At December 31, 2005, the statutory capital and surplus were substantially above the RBC requirements. Amounts available for distribution as dividends to us without prior approval of insurance regulatory authorities in 2006 are $21,855,006 from Atlantic States, $5,444,954 from Southern, $2,138,655 from Le Mars and $2,905,047 from Peninsula.
15 — Reconciliation of Statutory Filings to Amounts Reported Herein
Our insurance subsidiaries are required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from financial statements prepared on the basis of generally accepted accounting principles in the United States.
Reconciliations of statutory net income and capital and surplus, as determined using statutory accounting principles, to the amounts included in the accompanying financial statements are as follows:

	Year Ended December 31,
	2005	2004	2003

Statutory net income of insurance subsidiaries	$37,759,013	$26,261,441	$18,548,560
Adjustments:
Deferred policy acquisition costs	1,218,833	6,033,995	1,656,695
Deferred federal income taxes	(583,857)	405,256	352,731
Salvage and subrogation recoverable	164,306	(112,182)	(167,627)
Consolidating eliminations and adjustments	(1,805,579)	(579,343)	(8,099,197)
Parent-only net income (loss)	196,781	(394,898)	6,002,814

Net income as reported herein	$36,949,497	$31,614,269	$18,293,976

	December 31,
	2005	2004	2003

Statutory capital and surplus of insurance subsidiaries	$255,761,260	$217,752,909	$150,503,893
Adjustments:
Deferred policy acquisition costs	23,476,593	22,257,760	16,223,765
Deferred federal income taxes	(3,751,776)	(3,855,261)	(4,268,453)
Salvage and subrogation recoverable	8,311,000	8,146,694	7,167,008
Non-admitted assets and other adjustments, net	837,567	1,121,225	907,955
Fixed maturities	694,311	6,207,157	6,521,246
Parent-only equity and other adjustments	(7,432,769)	(8,926,170)	31,593,818

Stockholders’ equity as reported herein	$277,896,186	$242,704,314	$208,649,232

16 — Supplementary Cash Flow Information
The following reflects income taxes and interest paid during 2005, 2004 and 2003:

	2005	2004	2003

Income taxes	$10,275,000	$12,905,000	$7,356,674

Interest	$2,191,125	$1,528,655	$1,291,992

17 — Earnings Per Share
The following information illustrates the computation of net income, outstanding shares and earnings per share on both a basic and diluted basis for the years ended December 31, 2005, 2004 and 2003:

		Weighted-
		Average	Earnings
	Net	Shares	Per
	Income	Outstanding	Share

2005:
Basic	$36,949,497	18,044,049	$2.05
Effect of stock options	—	581,136	(.07)

Diluted	$36,949,497	18,625,185	$1.98

2004:
Basic	$31,614,269	17,545,913	$1.80
Effect of stock options	—	634,316	(.06)

Diluted	$31,614,269	18,180,229	$1.74

2003:
Basic	$18,293,976	12,761,162	$1.43
Effect of stock options	—	431,963	(.04)

Diluted	$18,293,976	13,193,125	$1.39

The following options to purchase shares of common stock were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price:

	2005	2004	2003

Options excluded from diluted earnings per share	—	10,000	—

18 — Condensed Financial Information of Parent Company
Condensed Balance Sheets
(in thousands)

December 31,	2005	2004

Assets
Fixed-maturity investments	$4,192	$4,120
Investment in subsidiaries/affiliates (equity method)	294,333	259,898
Short-term investments	9,431	5,585
Cash	938	1,581
Property and equipment	1,168	1,293
Other	1,110	3,226

Total assets	$311,172	$275,703

Liabilities and Stockholders’ Equity
Liabilities
Cash dividends declared to stockholders	$1,781	$1,567
Subordinated debentures	30,929	30,929
Other	566	503

Total liabilities	33,276	32,999

Stockholders’ equity	277,896	242,704

Total liabilities and stockholders’ equity	$311,172	$275,703

Condensed Statements of Income and Comprehensive Income
(in thousands)

Year Ended December 31,	2005	2004	2003

Statements of Income
Revenues
Dividends from subsidiaries	$2,000	$950	$7,000
Other	1,276	1,242	1,034

Total revenues	3,276	2,192	8,034

Expenses
Operating expenses	1,675	1,700	1,345
Interest	2,267	1,614	1,320

Total expenses	3,942	3,314	2,665

Income (loss) before income tax benefit and equity in undistributed net income of subsidiaries	(666)	(1,122)	5,369
Income tax benefit	(862)	(727)	(634)

Income (loss) before equity in undistributed net income of subsidiaries	196	(395)	6,003

Equity in undistributed net income of subsidiaries	36,753	32,009	12,291

Net income	$36,949	$31,614	$18,294

Statements of Comprehensive Income
Net income	$36,949	$31,614	$18,294

Other comprehensive income (loss), net of tax
Unrealized loss — parent	(25)	(2)	(42)
Unrealized gain (loss) — subsidiaries	(2,192)	(539)	421

Other comprehensive income (loss), net of tax	(2,217)	(541)	379

Comprehensive income	$34,732	$31,073	$18,673

Condensed Statements of Cash Flows
(in thousands)

Year Ended December 31,	2005	2004	2003

Cash flows from operating activities:
Net income	$36,949	$31,614	$18,294

Adjustments:
Equity in undistributed net income of subsidiaries	(36,753)	(32,009)	(12,291)
Other	4,446	731	(4,137)

Net adjustments	(32,307)	(31,278)	(16,428)

Net cash provided	4,642	336	1,866

Cash flows from investing activities:
Net purchase of fixed maturities	—	(2,084)	(1,938)
Net sale (purchase) of short-term investments	(3,846)	41,974	(47,559)
Net purchase of property and equipment	(392)	(246)	(433)
Investment in subsidiaries	—	(45,216)	(14,274)
Other	215	334	(981)

Net cash used	(4,023)	(5,238)	(65,185)

Cash flows from financing activities:
Cash dividends paid	(6,813)	(5,985)	(3,868)
Issuance of common stock	5,551	6,948	60,974
Issuance of subordinated debentures	—	5,155	25,774
Line of credit, net	—	—	(19,800)

Net cash provided (used)	(1,262)	6,118	63,080

Net change in cash	(643)	1,216	(239)
Cash at beginning of year	1,581	365	604

Cash at end of year	$938	$1,581	$365

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
Financial data by segment is as follows:

	2005	2004	2003

		(in thousands)

Revenues
Premiums earned:
Commercial lines	$112,711	$99,657	$71,471
Personal lines	181,787	169,322	125,322

Total SAP premiums earned	294,498	268,979	196,793
GAAP adjustments	—	(3,140)	—

Total GAAP premiums earned	294,498	265,839	196,793
Net investment income	18,472	15,907	13,316
Realized investment gains	1,803	1,466	1,368
Other	5,074	4,577	3,515

Total revenues	$319,847	$287,789	$214,992

	2005	2004	2003

		(in thousands)

Income before income taxes and extraordinary item:
Underwriting income:
Commercial lines	$13,941	$6,209	$7,173
Personal lines	14,232	10,100	2,004

SAP underwriting income	28,173	16,309	9,177
GAAP adjustments	2,765	2,109	692

GAAP underwriting income	30,938	18,418	9,869
Net investment income	18,472	15,907	13,316
Realized investment gains	1,803	1,466	1,368
Other	1,132	1,263	883

Income before income tax expense and extraordinary item	$52,345	$37,054	$25,436

20 — Guaranty Fund and Other Insurance-Related Assessments
We accrue for guaranty fund and other insurance-related assessments in accordance with SOP 97-3, “Accounting by Insurance and Other Enterprises for Insurance-Related Assessments.” SOP 97-3 provides guidance for determining when an entity should recognize a liability for guaranty fund and other insurance-related assessments, how to measure that liability and when an asset may be recognized for the recovery of such assessments through premium tax offsets or policy surcharges. Our liabilities for guaranty fund and other insurance-related assessments were $3,064,791 and $4,140,878 at December 31, 2005 and 2004, respectively. These liabilities included $361,192 and $376,428 related to surcharges collected by us on behalf of regulatory authorities for 2005 and 2004, respectively.
21— Interim Financial Data (unaudited)

	2005
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Net premiums earned	$71,762,523	$73,438,090	$74,584,045	$74,713,365
Total revenues	78,079,058	79,492,080	80,566,455	81,709,601
Net losses and loss expenses	41,537,896	39,807,658	41,071,801	45,124,542
Net income	8,417,088	8,903,275	9,777,157	9,851,977
Net income per common share
Basic	0.47	0.50	0.54	0.54
Diluted	0.46	0.48	0.52	0.52

	2004
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Net premiums earned	$62,699,478	$65,498,402	$67,958,382	$69,682,332
Total revenues	68,001,661	70,692,422	73,613,653	75,480,902
Net losses and loss expenses	40,371,057	39,961,021	42,285,455	41,523,835
Income before extraordinary item	6,286,636	6,770,187	5,886,886	7,224,890
Extraordinary item	5,445,670	—	—	—
Net income	11,732,306	6,770,187	5,886,886	7,224,890
Basic earnings per common share:
Income before extraordinary item	0.37	0.39	0.33	0.41
Extraordinary item	0.31	—	—	—

Net income	0.68	0.39	0.33	0.41

Diluted earnings per common share:
Income before extraordinary item	0.35	0.37	0.32	0.40
Extraordinary item	0.30	—	—	—

Net income	0.65	0.37	0.32	0.40

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of Donegal Group Inc.
We have audited the accompanying consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donegal Group Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Donegal Group Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 13, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 13, 2006

Management’s Report on Internal Control Over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as that term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. Under the supervision and with the participation of our Chief Executive Officer and our Chief Financial Officer, our management has conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2005, based on the framework and criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Framework”).
Based on our evaluation under the COSO Framework, our management has concluded that our internal control over financial reporting was effective as of December 31, 2005.
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
Donald H. Nikolaus
President and Chief Executive Officer
Jeffrey D. Miller
Senior Vice President and Chief Financial Officer
March 13, 2006

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of Donegal Group Inc.
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Donegal Group Inc. maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Donegal Group Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
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
In our opinion, management’s assessment that Donegal Group Inc. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also, in our opinion, Donegal Group Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated March 13, 2006 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 13, 2006

CORPORATE INFORMATION
Annual Meeting
April 20, 2006 at the Company’s headquarters at 10:00 a.m.
Form 10-K
A copy of Donegal Group’s Annual Report on Form 10-K will be furnished free upon written request to Jeffrey D. Miller, Senior Vice President and Chief Financial Officer, at the corporate address.
Market Information
Donegal Group’s Class A common stock and Class B common stock are traded on the Nasdaq National Market under the symbols “DGICA” and “DGICB.” The following table shows the dividends paid per share and the stock price range for each quarter during 2005 and 2004:

			Cash Dividend
			Declared
Quarter	High	Low	Per Share

2004 — Class A

1st	$18.00	$13.28	$—
2nd	17.19	13.97	.09
3rd	15.97	13.85	.09
4th	18.45	14.01	.18

2004 — Class B

1st	$16.10	$12.75	$—
2nd	16.69	14.21	.079
3rd	16.16	13.88	.079
4th	17.25	12.60	.158

2005 — Class A

1st	$21.24	$15.50	$—
2nd	20.32	16.69	.10
3rd	23.99	19.32	.10
4th	24.93	20.24	.20

2005 — Class B

1st	$18.83	$14.06	$—
2nd	19.00	14.51	.085
3rd	20.00	16.56	.085
4th	24.00	17.40	.17
Corporate Offices
1195 River Road
P.O. Box 302
Marietta, Pennsylvania 17547-0302
(800) 877-0600
E-mail Address: info@donegalgroup.com
Donegal Web Site: www.donegalgroup.com
Transfer Agent
Computershare Investor Services
P.O. Box 43069
Providence, Rhode Island 02940-3069
(800) 317-4445
Web Site: www.equiserve.com
Hearing Impaired: TDD: 800-952-9245
Dividend Reinvestment and Stock Purchase Plan
The Company offers a dividend reinvestment and stock purchase plan through its transfer agent.
For information contact:
Donegal Group Inc.
Dividend Reinvestment and Stock Purchase Plan
Computershare Investor Services
P.O. Box 43069
Providence, Rhode Island 02940-3069
Stockholders
The following represent the number of common stockholders of record as of December 31, 2005:

Class A common stock Class B common stock	785 446