Form 10-K, Exhibit 13
period 2006-12-31
DONEGAL GROUP INC
filed 2007-03-13
CIK 800457

Selected Consolidated Financial Data

Year Ended December 31,	2006	2005*	2004*	2003*	2002*
Income Statement Data
Premiums earned	$301,478,162	$294,498,023	$265,838,594	$196,792,696	$185,841,193
Investment income, net	21,320,081	18,471,963	15,906,728	13,315,936	14,581,252
Realized investment gains	1,829,539	1,802,809	1,466,220	1,368,031	144,190
Total revenues	329,967,034	319,847,194	287,788,638	214,992,328	203,803,561
Income before income taxes and extraordinary gain	56,622,263	52,345,495	37,054,251	25,436,375	16,494,584
Income taxes	16,407,541	15,395,998	10,885,652	7,142,399	4,491,862
Extraordinary gain	—	—	5,445,670	—	—
Net income	40,214,722	36,949,497	31,614,269	18,293,976	12,002,722
Basic earnings per common share	1.61	1.54	1.35	1.07	.74
Diluted earnings per common share	1.57	1.49	1.31	1.04	.74
Cash dividends per share of Class A common stock	.33	.30	.27	.24	.23
Cash dividends per share of Class B common stock	.28	.26	.24	.22	.20

Balance Sheet Data at Year End
Total investments	$591,337,674	$547,746,114	$499,069,332	$421,276,467	$332,299,094
Total assets	831,697,811	781,421,588	735,415,401	602,036,042	501,218,164
Debt obligations	30,929,000	30,929,000	30,929,000	25,774,000	19,800,000
Stockholders’ equity	320,802,262	277,896,186	242,704,314	208,649,232	133,182,850
Book value per share	12.70	11.30	10.15	9.17	8.17

*	Per share information has been restated to reflect a 4-for-3 stock split effected in the form of a 33 1/3% stock dividend on April 26, 2006.

Financial Information	2006 ANNUAL REPORT

Management’s Discussion and Analysis of Results of Operations and Financial Condition	10

Consolidated Balance Sheets	19

Consolidated Statements of Income and Comprehensive Income	20

Consolidated Statements of Stockholders’ Equity	21

Consolidated Statements of Cash Flows	22

Notes to Consolidated Financial Statements	23

Report of Independent Registered Public Accounting Firm – Consolidated Financial Statements	38

Management’s Report on Internal Control Over Financial Reporting	39

Report of Independent Registered Public Accounting Firm – Internal Control Over Financial Reporting	40

Comparison of Total Return on Our Common Stock with Certain Averages	41

Corporate Information	42

Management’s Discussion and Analysis
of Results of Operations and Financial Condition
General
We were organized as an insurance holding company by Donegal Mutual Insurance Company (“Donegal Mutual”) on August 26, 1986. Our insurance subsidiaries, Atlantic States Insurance Company (“Atlantic States”), Southern Insurance Company of Virginia (“Southern”), Le Mars Insurance Company (“Le Mars”) and the Peninsula Insurance Group (“Peninsula”), which consists of Peninsula Indemnity Company and The Peninsula Insurance Company, write personal and commercial lines of property and casualty coverages exclusively through a network of independent insurance agents in the Mid-Atlantic, Midwest and Southern states. The personal lines products of our insurance subsidiaries consist primarily of homeowners and private passenger automobile policies. The commercial lines products of our insurance subsidiaries consist primarily of commercial automobile, commercial multi-peril and workers’ compensation policies. We acquired Le Mars and Peninsula on January 1, 2004, and their results of operations have been included in our consolidated results of operations from that date. We also own 48.2% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”), a thrift holding company. Donegal Mutual owns the remaining 51.8% of the outstanding stock of DFSC.
At December 31, 2006, Donegal Mutual held approximately 41% of our outstanding Class A common stock and approximately 69% of our outstanding Class B common stock. The operations of our insurance subsidiaries are interrelated with the operations of Donegal Mutual and, while maintaining the separate corporate existence of each company, our insurance subsidiaries and Donegal Mutual conduct business together as the Donegal Insurance Group. As such, Donegal Mutual and our insurance subsidiaries share the same business philosophy, the same management, the same employees and the same facilities and offer the same types of insurance products.
On April 6, 2006, our board of directors approved a four-for-three stock split of our Class A common stock and our Class B common stock effected in the form of a 33 1/3% stock dividend to stockholders of record at the close of business on April 17, 2006 and paid on April 26, 2006. The capital stock accounts, all share amounts and earnings per share amounts for 2005 and prior years have been restated to reflect this stock split.
On February 17, 2005, our board of directors declared a four-for-three stock split of our Class A common stock and our Class B common stock in the form of a 33 1/3 % stock dividend with a record date of March 1, 2005 and a distribution date of March 28, 2005.
On September 21, 2005, certain members of the Donegal Insurance Group entered into an Acquisition Rights Agreement with The Shelby Insurance Company and Shelby Casualty Insurance Company (together, “Shelby”), part of Vesta Insurance Group, Inc. The agreement granted those members the right, at their discretion and subject to their traditional underwriting and agency appointment standards, to offer renewal or replacement policies to the holders of Shelby’s personal lines policies in Pennsylvania, Tennessee and Alabama, in connection with Shelby’s plans of withdrawal from those three states. As part of the agreement, those members paid specified amounts to Shelby based on the direct premiums written by those members on the renewal and replacement policies they issued. Net premiums written related to this agreement amounted to $4.8 million in 2006 and $0 in 2005.
Pooling Agreement and Other Transactions with Affiliates
In the mid-1980s, Donegal Mutual, like a number of other mutual property and casualty insurance companies, recognized the need to develop additional sources of capital and surplus to remain competitive, have the capacity to expand its business and assure its long-term viability. Donegal Mutual, again like a number of other mutual property and casualty insurance companies, determined to implement a downstream holding company structure as a strategic response. Thus, in 1986, Donegal Mutual formed us as a downstream holding company, then wholly owned by Donegal Mutual, and caused us to form Atlantic States as our wholly owned subsidiary. As part of the implementation of this strategy, Donegal Mutual and Atlantic States entered into a pooling agreement in 1986, whereby each company contributed all of its direct written business to the pool and the pool then allocated a portion of the pooled business to Donegal Mutual and Atlantic States. The consideration to Donegal Mutual for entering into the pooling agreement was its ownership of our capital stock and the expectation that Donegal Mutual’s surplus would increase over time as the value of its ownership interest in us increased.
Since 1986, we have completed three public offerings. A major purpose of those offerings was to provide capital for Atlantic States and our other insurance subsidiaries and to fund acquisitions. As the capital of Atlantic States increased, its underwriting capacity increased proportionately. Thus, as originally planned in the mid-1980s, Atlantic States has had access to the capital necessary to support the growth of its direct business and increases in the amount and percentage of business it assumes from the underwriting pool with Donegal Mutual. As a result, the participation of Atlantic States in the underwriting pool has increased over the years from its initial 35% participation in 1986 to its current 70% participation, and the size of the pool has increased substantially. We do not anticipate any changes in the pooling agreement with Donegal Mutual, including any change in Atlantic States’ pool participation level, in the foreseeable future.
The risk profiles of the business written by Atlantic States and Donegal Mutual historically have been, and continue to be, substantially similar. The products, classes of business underwritten, pricing practices and underwriting standards of Donegal Mutual and our insurance subsidiaries are determined and administered by the same management and underwriting personnel. In addition, as the Donegal Insurance Group, Donegal Mutual and our insurance subsidiaries share a combined business plan to achieve market penetration and underwriting profitability objectives. The products offered by our insurance subsidiaries and Donegal Mutual are generally complementary, thereby allowing Donegal Insurance Group to offer a broader range of products to a given market and to expand Donegal Insurance Group’s ability to service an entire personal lines or commercial lines account. Distinctions within the products of Donegal Mutual and our insurance subsidiaries generally relate to specific risk profiles targeted within similar classes of business, such as preferred tier versus standard tier products, but not all of the standard risk gradients are allocated to one company. Therefore, the underwriting profitability of the business directly written by the individual companies will vary. However, as the risk characteristics of all business written directly by Donegal Mutual and Atlantic States are homogenized within the pool and each company shares the results according to its participation level, Atlantic States realizes 70% of the underwriting profitability of the pool (because of its 70% participation in the pool), while Donegal Mutual realizes 30% of the underwriting profitability of the pool (because of Donegal Mutual’s 30% participation in the pool).

Pooled business represents the predominant percentage of the net underwriting activity of both Donegal Mutual and Atlantic States.
See Note 3 – Transactions with Affiliates for more information regarding the pooling agreement.
In addition to the pooling agreement and third-party reinsurance, our insurance subsidiaries have various reinsurance arrangements with Donegal Mutual. These agreements include:
•	catastrophe reinsurance agreements with Atlantic States, Le Mars and Southern,

•	an excess of loss reinsurance agreement with Southern,

•	a quota-share reinsurance agreement with Peninsula (effective August 1, 2005) and

•	a quota-share reinsurance agreement with Southern (effective October 1, 2005)
The excess of loss and catastrophe reinsurance agreements are intended to lessen the effects of a single large loss, or an accumulation of smaller losses arising from one event, to levels that are appropriate given each subsidiary’s size, underwriting profile and surplus position.
The quota-share reinsurance agreement with Peninsula is intended to transfer to Donegal Mutual 100% of the premiums and losses related to the Pennsylvania workers’ compensation product line of Peninsula Indemnity Company, which provides the availability of an additional workers’ compensation tier to Donegal Mutual’s commercial accounts in Pennsylvania.
The quota-share reinsurance agreement with Southern is intended to transfer to Southern 100% of the premiums and losses related to certain personal lines products offered in Virginia by Donegal Mutual through the use of its automated policy quoting and issuance system.
Until December 31, 2006, Donegal Mutual had an agreement in place with Southern to reallocate the loss results of workers’ compensation business written by Southern as part of commercial accounts primarily written by Donegal Mutual or Atlantic States. This agreement provided for the workers’ compensation loss ratio of Southern to be no worse than the average workers’ compensation loss ratio for Atlantic States, Southern and Donegal Mutual combined.
Donegal Mutual also has 100% retrocessional agreements with Southern and Le Mars. The retrocessional agreements are intended to ensure that Southern and Le Mars receive the same A.M. Best rating, currently A (Excellent), as Donegal Mutual. The retrocessional agreements do not otherwise provide for pooling or reinsurance with or by Donegal Mutual and do not transfer insurance risk.
Donegal Mutual provides facilities, personnel and other services to us, and the related expenses are allocated between Atlantic States and Donegal Mutual in relation to their relative participation in the underwriting pool. Le Mars and Southern reimburse Donegal Mutual for their personnel costs, and Southern bears its proportionate share of information services costs based on its percentage of total written premiums of the Donegal Insurance Group.
All agreements and all changes to existing agreements between our insurance subsidiaries and Donegal Mutual are subject to approval by a coordinating committee that is comprised of two of our board members who do not serve on Donegal Mutual’s board and two board members of Donegal Mutual who do not serve on our board. In order to approve an agreement or a change in an agreement, our members on the coordinating committee must conclude that the agreement or change is fair to us and our stockholders, and Donegal Mutual’s members on the coordinating committee must conclude that the agreement or change is fair to Donegal Mutual and its policyholders.
There were no significant changes to the pooling agreement or other reinsurance agreements between our insurance subsidiaries and Donegal Mutual during 2006 and 2005, except as noted above.
Critical Accounting Policies and Estimates
Our financial statements are combined with those of our insurance subsidiaries and are presented on a consolidated basis in accordance with United States generally accepted accounting principles.
Our insurance subsidiaries make estimates and assumptions that can have a significant effect on amounts and disclosures we report in our financial statements. The most significant estimates relate to the reserves of our insurance subsidiaries for property and casualty insurance unpaid losses and loss expenses, valuation of investments and our insurance subsidiaries’ policy acquisition costs. While we believe our estimates and the estimates of our insurance subsidiaries are appropriate, the ultimate amounts may differ from the estimates provided. The methods for making these estimates are regularly reviewed, and any adjustment considered necessary is reflected in our current results of operations.
Liability for Losses and Loss Expenses
Liabilities for losses and loss expenses are estimates at a given point in time of the amounts an insurer expects to pay with respect to policyholder claims based on facts and circumstances then known. An insurer recognizes at the time of establishing its estimates that its ultimate liability for losses and loss expenses will exceed or be less than such estimates. Our insurance subsidiaries’ estimates of liabilities for losses and loss expenses are based on assumptions as to future loss trends and expected claims severity, judicial theories of liability and other factors. However, during the loss adjustment period, our insurance subsidiaries may learn additional facts regarding individual claims, and consequently it often becomes necessary for our insurance subsidiaries to refine and adjust their estimates of liability. Our insurance subsidiaries reflect any adjustments to their liabilities for losses and loss expenses in their operating results in the period in which the changes in estimates are made.
Our insurance subsidiaries maintain liabilities for the payment of losses and loss expenses with respect to both reported and unreported claims.
Liabilities for loss expenses are intended to cover the ultimate costs of settling all losses, including investigation and litigation costs from such losses. Our insurance subsidiaries base the amount of liability for reported losses primarily upon a case-by-case evaluation of the type of risk involved, knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. Our insurance subsidiaries determine the amount of their liability for unreported claims and loss expenses on the basis of historical information by line of insurance. Our insurance subsidiaries account for inflation in the reserving function through analysis of costs and trends, and reviews of historical reserving results. Our insurance subsidiaries closely monitor their liabilities and recompute them periodically using new information on reported claims and a variety of statistical techniques. Our insurance subsidiaries’ liabilities for losses are not discounted.
Reserve estimates can change over time because of unexpected changes in assumptions related to our insurance subsidiaries’ external environment and, to a lesser extent, assumptions as to our insurance subsidiaries’ internal operations. Assumptions related to our insurance subsidiaries’ external environment include the absence of significant changes in tort law and the legal environment that increase liability exposure, consistency in judicial interpretations of insurance coverage and policy provisions, stability in economic conditions and the rate of loss cost inflation. For example, our insurance subsidiaries have experienced a decrease in claims frequency on bodily injury liability claims during the past several years while claims severity has gradually increased. These trend changes give rise to greater uncertainty as to the pattern of future loss settlements on bodily injury claims. Related uncertainties regarding future trends include the cost of medical technologies and procedures and changes in the utilization of medical procedures. Internal assumptions include accurate measurement of the impact of rate changes and changes in policy provisions, consistency in the quality and characteristics of business written within a given line of business and consistency in reinsurance coverage and collectibility of reinsured losses, among other items. To the extent our insurance subsidiaries determine that underlying factors impacting their assumptions have changed, our insurance subsidiaries attempt to make appropriate adjustments for such changes in their reserves. Accordingly, our insurance subsidiaries’ ultimate liability for unpaid losses and loss expenses will likely differ from the amount recorded at December 31, 2006. For every 1% change in our insurance subsidiaries’ estimate for loss and loss expense reserves, net of reinsurance recoverable, the effect on our pre-tax results of operations would be approximately $1.6 million.
The establishment of appropriate liabilities is an inherently uncertain process, and there can be no assurance that our insurance subsidiaries’ ultimate liability will not exceed our insurance subsidiaries’ loss and loss expense reserves and have an adverse effect on our results of operations and financial condition. Furthermore, the timing, frequency and extent of adjustments to our insurance subsidiaries’ estimated future liabilities cannot be predicted, since the historical conditions and events that serve as a basis for our insurance subsidiaries’ estimates of ultimate claim costs may change. As is the case for substantially all property and casualty insurance companies, our insurance subsidiaries have found it necessary in the past to increase their estimated future liabilities for losses and loss expenses in certain periods, and in other periods their estimates have exceeded their actual liabilities. Changes in our insurance subsidiaries’ estimate of the liability for losses and loss expenses generally reflect actual payments and the evaluation of information received since the prior reporting date. Our insurance subsidiaries recognized a decrease in the liability for losses and loss expenses of prior years of $13.6 million, $9.4 million and $7.2 million in 2006, 2005 and 2004, respectively. Generally, our insurance subsidiaries experienced improving loss development trends during these years, which were reflected in favorable settlements of open claims. Our insurance subsidiaries made no significant changes in their reserving philosophy, key reserving assumptions or claims management during these years, even though they reflected changes in their reserve estimates in these years. No significant offsetting changes in estimates increased or decreased our insurance subsidiaries’ loss and loss expense reserves in these years. The 2006 development was primarily recognized in the workers’ compensation, private passenger automobile liability and commercial multi-peril lines of business and was consistently favorable for settlements of claims occurring in each of the previous five accident years. The majority of the 2006 development was related to decreases in the liability for losses and loss expenses of prior years for Atlantic States.
Excluding the impact of isolated catastrophic weather events, our insurance subsidiaries have noted slight downward trends in the number of claims incurred and the number of claims outstanding at period ends relative to their premium base in recent years across most of their lines of business. However, the amount of the average claim outstanding has increased gradually over the past several years as the property and casualty insurance industry has experienced increased litigation trends, periods in which economic conditions extended the estimated length of disabilities, increased medical loss cost trends and a general slowing of settlement rates in litigated claims. Further adjustments to our insurance subsidiaries’ estimates could be required in the future. However, on the basis of our insurance subsidiaries’ internal procedures, which analyze, among other things, their prior assumptions, their experience with similar cases and historical trends such as reserving patterns, loss payments, pending levels of unpaid claims and product mix, as well as court decisions, economic conditions and public attitudes, we believe that our insurance subsidiaries have made adequate provision for their liability for losses and loss expenses.
Because of Atlantic States’ participation in the underwriting pool with Donegal Mutual, Atlantic States is exposed to adverse loss development on the business of Donegal Mutual that is included in the pool. However, pooled business represents the predominant percentage of the net underwriting activity of both companies, and Donegal Mutual and Atlantic States would proportionately share any adverse risk development of the pooled business. The business in the underwriting pool is homogenous (i.e., Atlantic States has a 70% share of the entire pool and Donegal Mutual has a 30% share of the entire pool). Since substantially all of the business of Atlantic States and Donegal Mutual is pooled and the results shared by each company according to its participation level under the terms of the pooling agreement, the underwriting pool is intended to produce a more uniform and stable underwriting result from year to year for each company than they would experience individually and to spread the risk of loss among each company.
Our insurance subsidiaries’ liability for losses and loss expenses by major line of business as of December 31, 2006 consisted of the following:

(in thousands)	2006	2005

Commercial lines:
Automobile	$23,406	$23,532
Workers’ compensation	39,563	40,962
Commercial multi-peril	25,994	29,448
Other	2,633	3,088

Total commercial lines	91,596	97,030

Personal lines:
Automobile	59,657	63,254
Homeowners	10,360	10,900
Other	1,699	1,825

Total personal lines	71,716	75,979

Total commercial and personal lines	163,312	173,009
Plus reinsurance recoverable	95,710	92,721

Total liability for losses and loss expenses	$259,022	$265,730

We have evaluated the effect on our insurance subsidiaries’ loss and loss expense reserves and our stockholders’ equity in the event of reasonably likely changes in the variables considered in establishing loss and loss expense reserves. The range of reasonably likely changes was established based on a review of changes in accident year development by line of business and applied to our insurance subsidiaries’ loss reserves as a whole. The selected range does not necessarily indicate what could be the potential best or worst case or likely scenario. The following table sets forth the effect on our insurance subsidiaries’ loss and loss expense reserves and our stockholders’ equity in the event of reasonably likely changes in the variables considered in establishing loss and loss expense reserves:

	Adjusted Loss and		Adjusted Loss and
	Loss Expense	Percentage	Loss Expense	Percentage
Change in Loss	Reserves Net of	Change	Reserves Net of	Change
and Loss Expense	Reinsurance as of	in Equity as of	Reinsurance as of	in Equity as of
Reserves Net of	December 31,	December 31,	December 31,	December 31,
Reinsurance	2006	2006(1)	2005	2005(1)
(dollars in thousands)
-10.0%	$146,981	3.3%	$155,708	4.0%
-7.5	151,064	2.5	160,033	3.0
-5.0	155,146	1.7	164,359	2.0
-2.5	159,229	0.8	168,684	1.0
Base	163,312	—	173,009	—
2.5	167,395	-0.8	177,334	-1.0
5.0	171,478	-1.7	181,659	-2.0
7.5	175,560	-2.5	185,985	-3.0
10.0	179,643	-3.3	190,310	-4.0

(1)	Net of income tax effect.
Our insurance subsidiaries’ reserve for unpaid losses and loss expenses is based on current trends in loss and loss expense development and reflects their best estimate for future amounts needed to pay losses and loss expenses with respect to incurred events currently known to them plus incurred but not reported (“IBNR”) claims. Reserve estimates are based on management’s assessment of known facts and circumstances, review of historical loss settlement patterns, estimates of trends in claims severity, frequency, legal and regulatory changes and other assumptions. Actuarial loss reserving techniques and assumptions, which rely on historical information as adjusted to reflect current conditions, have been consistently applied, including consideration of recent case reserve activity. For the year ended December 31, 2006, our insurance subsidiaries used the most-likely number as determined by our actuaries. Based upon information provided by our actuaries during the development of our insurance subsidiaries’ net reserves for losses and loss expenses for the year ended December 31, 2006, we developed a range from a low of $153.8 million to a high of $173.4 million and with a most-likely number of $163.3 million. The range of estimates for commercial lines in 2006 was $86.3 million to $97.2 million (we selected the actuaries’ most-likely number of $91.6 million) and for personal lines in 2006 was $67.5 million to $76.1 million (we selected the actuaries’ most-likely number of $71.7 million). Based upon information provided by our actuaries during the development of our insurance subsidiaries’ net reserves for losses and loss expenses for the year ended December 31, 2005, we developed a range from a low of $156.8 million to a high of $189.2 million and with a most-likely number of $173.0 million. The range of estimates for commercial lines in 2005 was $87.9 million to $106.1 million (we selected the actuaries’ most-likely number of $97.0 million) and for personal lines in 2005 was $68.9 million to $83.1 million (we selected the actuaries’ most-likely number of $76.0 million).
Our insurance subsidiaries seek to enhance their underwriting results by carefully selecting the product lines they underwrite. For personal lines products, our insurance subsidiaries insure standard and preferred risks in private passenger automobile and homeowners lines. For commercial lines products, the commercial risks that our insurance subsidiaries primarily insure are mercantile risks, business offices, wholesalers, service providers, contractors and artisan risks, limiting industrial and manufacturing exposures. Our insurance subsidiaries have limited exposure to asbestos and other environmental liabilities. Our insurance subsidiaries write no medical malpractice or professional liability risks. Through the consistent application of this disciplined underwriting philosophy, our insurance subsidiaries have avoided many of the “long-tail” issues faced by other insurance companies. We consider workers’ compensation to be a “long-tail” line of business, in that workers’ compensation claims tend to be settled over a longer timeframe than those in our insurance subsidiaries’ other lines of business. The following table presents 2006 and 2005 claim count and payment amount information for workers’ compensation. Workers’ compensation losses primarily consist of indemnity and medical costs for injured workers. Substantially all of the claims are relatively small individual claims of a similar type.

	For the Year Ended
	December 31,
	2006	2005
	(dollars in thousands)

Number of claims pending, beginning of period	1,724	1,676
Number of claims reported	3,931	3,865
Number of claims settled or dismissed	4,312	3,817

Number of claims pending, end of period	1,343	1,724

Losses paid	$15,700	$15,297
Loss expenses paid	2,936	3,203
Investments
We make estimates concerning the valuation of our investments and the recognition of other than temporary declines in the value of our investments. When we consider the decline in value of an individual investment to be other than temporary, we write down the investment to its estimated net realizable value, and the amount of the write-down is reflected as a realized loss in our statement of income. We individually monitor all investments for other than temporary declines in value. Generally, if an individual equity security has depreciated in value by more than 20% of original cost, and has been in an unrealized loss position for more than six months, we assume there has been an other than temporary decline in value. With respect to debt securities, we assume there has been an other than temporary decline in value if it is probable that contractual payments will not be received. In addition, we may write down securities in an unrealized loss position based on a number of other factors, including the fair value of the investment being significantly below its cost, the deteriorating financial condition of the issuer of a security and the occurrence of industry, company and geographic events that have negatively impacted the value of a security or rating agency downgrades. When determining possible impairment of our debt securities, we consider unrealized losses that are due to the impact of higher market interest rates to be temporary in nature because we have the ability and intent to hold our debt securities to recovery.
Our investments in available-for-sale fixed maturity and equity securities are presented at estimated fair value, which generally represents quoted market prices.
During 2005, we sold bonds that had been classified as held to maturity due to significant deterioration in the issuer’s creditworthiness. These bonds had an amortized cost of $1.0 million, and the sale resulted in a realized loss of $144,047. There were no other sales or transfers from the held to maturity portfolio in 2006, 2005 or 2004.
Policy Acquisition Costs
Our insurance subsidiaries’ policy acquisition costs, consisting primarily of commissions, premium taxes and certain other underwriting costs that vary with and are directly related to the production of business, are deferred and amortized over the period in which the premiums are earned. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and loss expenses and certain other costs expected to be incurred as the premium is earned.

Management Evaluation of Operating Results
We believe that principal factors in our earnings growth in the past several years have been the favorable market conditions in the areas in which our insurance subsidiaries operate, their overall premium growth, earnings from acquisitions and our insurance subsidiaries’ disciplined underwriting practices.
The property and casualty insurance industry is highly cyclical, and individual lines of business experience their own cycles within the overall insurance industry cycle. Premium rate levels are related to the availability of insurance coverage, which varies according to the level of surplus in the insurance industry and other factors. The level of surplus in the industry varies with returns on capital and regulatory barriers to the withdrawal of surplus. Increases in surplus have generally been accompanied by increased price competition among property and casualty insurers. If our insurance subsidiaries were to find it necessary to reduce premiums or limit premium increases due to competitive pressures on pricing, our insurance subsidiaries could experience a reduction in profit margins and revenues, an increase in ratios of losses and expenses to premiums and, therefore, lower profitability. The cyclicality of the insurance market and its potential impact on our results is difficult to predict with any significant reliability.
We evaluate the performance of our commercial lines and personal lines segments primarily based upon underwriting results of our insurance subsidiaries as determined under statutory accounting practices (SAP), which our management uses to measure performance for the total business of our insurance subsidiaries. We use the following financial data to monitor and evaluate our operating results:

	Year Ended December 31,
(in thousands)	2006	2005	2004

Net premiums written:
Personal lines:
Automobile	$126,211	$122,059	$118,734
Homeowners	56,005	52,149	47,540
Other	10,764	10,620	9,882

Total personal lines	192,980	184,828	176,156

Commercial lines:
Automobile	33,387	34,641	32,679
Workers’ compensation	32,845	33,154	29,228
Commercial multi-peril	44,750	46,406	42,253
Other	3,445	3,515	2,966

Total commercial lines	114,427	117,716	107,126

Total net premiums written	$307,407	$302,544	$283,282

	Year Ended December 31,
(in thousands)	2006	2005	2004

Components of GAAP combined ratio:
Loss ratio	55.8%	56.9%	61.7%
Expense ratio	32.7	32.1	30.9
Dividend ratio	0.5	0.5	0.5

GAAP combined ratio	89.0%	89.5%	93.1%

Revenues:
Premiums earned:
Personal lines	$185,951	$181,787	$169,322
Commercial lines	115,527	112,711	99,657

Total SAP premiums earned	301,478	294,498	268,979
GAAP adjustments	—	—	(3,140)

Total GAAP premiums earned	301,478	294,498	265,839
Net investment income	21,320	18,472	15,907
Realized investment gains	1,830	1,803	1,466
Other	5,339	5,074	4,577

Total revenues	$329,967	$319,847	$287,789

Components of net income:
Underwriting income:
Personal lines	$9,288	$14,232	$10,100
Commercial lines	22,495	13,941	6,209

SAP underwriting income	31,783	28,173	16,309
GAAP adjustments	1,270	2,765	2,109

GAAP underwriting income	33,053	30,938	18,418
Net investment income	21,320	18,472	15,907
Realized investment gains	1,830	1,803	1,466
Other	419	1,132	1,263

Income before income tax expense and extraordinary item	56,622	52,345	37,054
Income tax expense	(16,407)	(15,396)	(10,886)

Income before extraordinary item	40,215	36,949	26,168
Extraordinary gain	—	—	5,446

Net income	$40,215	$36,949	$31,614

Results of Operations
Years Ended December 31, 2006 and 2005
Net Premiums Written
Our insurance subsidiaries’ 2006 net premiums written increased by 1.6% to $307.4 million, compared to $302.5 million for 2005. Commercial lines net premiums written decreased $3.3 million, or 2.8%, for 2006 compared to 2005. Personal lines net premiums written increased $8.2 million, or 4.4%, for 2006 compared to 2005. Our insurance subsidiaries have benefited in 2006 from the addition of the personal lines new business related to increased agent utilization of our WritePro automated underwriting system and the Shelby acquisition rights agreement. Net premiums written related to the acquisition rights agreement amounted to $4.8 million during 2006.
Net Premiums Earned
Our insurance subsidiaries’ net premiums earned increased to $301.5 million for 2006, an increase of $7.0 million, or 2.4%, over 2005. Our insurance subsidiaries’ net earned premiums during 2006 have grown due to the increase in written premiums during the year. Premiums are earned, or recognized as income, over the terms of the policies issued by our insurance subsidiaries, which are generally one year or less in duration. Therefore, increases or decreases in net premiums earned will generally reflect increases or decreases in net premiums written in the preceding twelve-month period compared to the same period one year earlier.
Investment Income
For 2006, our net investment income increased 15.1% to $21.3 million, compared to $18.5 million for 2005. An increase in our average invested assets from $523.4 million in 2005 to $569.5 million in 2006 primarily accounted for the increase in investment income in 2006 compared to 2005. Our annualized average return increased to 3.7% compared to 3.5% in 2005. The increase in our annualized average return reflects a shift from short-term investments to higher-yielding fixed maturities in our investment portfolio as well as higher short-term interest rates during 2006 compared to 2005. These increases were offset in part by decreases in our annualized average rate of return on our increased holdings of tax-exempt fixed maturities in our investment portfolio during 2006 compared to 2005. The increased holdings of tax-exempt fixed maturities in 2006 resulted from a shift from taxable to tax-exempt fixed maturities in order to obtain more favorable after-tax yields.
Installment Payment Fees
Our insurance subsidiaries’ installment fees increased primarily as a result of increases in fee rates and policy counts during 2006.
Net Realized Investment Gains/Losses
Our net realized investment gains in 2006 and 2005 were $1.8 million. Our net realized investment gains in 2006 were net of impairment charges of $47,538, compared to impairment charges of $409,432 recognized in 2005. Our impairment charges for both years were the result of declines in the market value of equity securities that we determined to be other than temporary. The remaining net realized investment gains and losses in both periods resulted from normal turnover within our investment portfolio.
Losses and Loss Expenses
Our insurance subsidiaries’ loss ratio, which is the ratio of incurred losses and loss expenses to premiums earned, in 2006 was 55.8%, compared to 56.9% in 2005. Our insurance subsidiaries’ commercial lines loss ratio decreased to 48.0% in 2006, compared to 53.0% in 2005. This decrease primarily resulted from the workers’ compensation loss ratio decreasing to 53.4% in 2006, compared to 68.0% in 2005. The personal lines loss ratio increased slightly from 59.3% in 2005 to 60.7% in 2006, primarily as a result of an increase in the personal automobile loss ratio to 64.2% in 2006, compared to 62.4% in 2005, and an increase in the homeowners loss ratio to 57.4% in 2006, compared to 54.9% in 2005, as a result of an increase in weather-related claims. Our insurance subsidiaries’ 2006 loss ratios reflect the benefits of decreased claim frequency and favorable prior accident year loss development of $13.6 million in 2006, compared to favorable prior accident year loss development of $9.4 million in 2005. Favorable prior accident year loss development in both years was largely due to favorable settlements of open claims.
Underwriting Expenses
Our insurance subsidiaries’ expense ratio, which is the ratio of policy acquisition and other underwriting expenses to premiums earned, was 32.7% in 2006, compared to 32.1% in 2005. The expense ratio in 2005 benefited from a reduction in estimated guaranty fund assessments.
Combined Ratio
Our insurance subsidiaries’ combined ratio was 89.0% and 89.5% in 2006 and 2005, respectively. The combined ratio represents the sum of the loss ratio, expense ratio and dividend ratio, which is the ratio of workers’ compensation policy dividends incurred to premiums earned.
Interest Expense
Our interest expense in 2006 was $2.8 million, compared to $2.3 million in 2005, reflecting increases in the average interest rates on our subordinated debentures compared to 2005.
Income Taxes
Our income tax expense was $16.4 million in 2006, compared to $15.4 million in 2005, representing an effective tax rate of 29.0% compared to 29.4% in 2005. The change in effective tax rates is primarily due to tax-exempt interest income representing a larger proportion of income before income tax expense in 2006 compared to 2005, as we benefited from a 17.3% increase in tax-exempt interest income in 2006 compared to 2005.
Net Income and Earnings Per Share
Our net income in 2006 was $40.2 million, an increase of 8.9% over the $36.9 million reported in 2005. Our diluted earnings per share were $1.57 in 2006, compared to $1.49 in 2005. Our fully diluted shares outstanding for 2006 increased to 25.6 million, compared to 24.8 million for 2005.
Book Value Per Share and Return on Equity
Our stockholders’ equity increased by $42.9 million in 2006, primarily as a result of favorable operating results. Book value per share increased by 12.4% to $12.70 at December 31, 2006, compared to $11.30 a year earlier. Our return on average equity was 13.4% in 2006, compared to 14.2% in 2005.

Results of Operations
Years Ended December 31, 2005 and 2004
Net Premiums Written
Our insurance subsidiaries’ 2005 net premiums written increased by 6.8% to $302.5 million, compared to $283.3 million for 2004. Commercial lines net premiums written increased $10.6 million, or 9.9%, for 2005 compared to 2004. Personal lines net premiums written increased $8.7 million, or 4.9%, for 2005 compared to 2004. Our insurance subsidiaries have benefited during these periods from premium increases that resulted from pricing actions approved by regulators. These increases related primarily to private passenger automobile, commercial multi-peril, workers’ compensation and homeowners lines of business realized in most of the states in which our insurance subsidiaries operate. In addition to acquisition growth and pricing increases, our insurance subsidiaries have also benefited from organic growth in most of the states in which they operate.
Net Premiums Earned
Our insurance subsidiaries’ net premiums earned increased to $294.5 million for 2005, an increase of $28.7 million, or 10.8%, over 2004. Our insurance subsidiaries’ net earned premiums during 2005 have grown due to the increase in written premiums during the year. Premiums are earned, or recognized as income, over the terms of the policies issued by our insurance subsidiaries, which are generally one year or less in duration. Therefore, increases or decreases in net premiums earned will generally reflect increases or decreases in net premiums written in the preceding twelve-month period compared to the same period one year earlier.
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
Installment Payment Fees
Our insurance subsidiaries’ installment fees increased primarily as a result of increases in fee rates and policy counts during 2005.
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
Losses and Loss Expenses
Our insurance subsidiaries’ loss ratio, which is the ratio of incurred losses and loss expenses to premiums earned, in 2005 was 56.9%, compared to 61.7% in 2004. Our insurance subsidiaries’ commercial lines loss ratio decreased to 53.0% in 2005, compared to 60.4% in 2004. This decrease primarily resulted from the workers’ compensation loss ratio decreasing to 68.0% in 2005, compared to 87.2% in 2004. The personal lines loss ratio improved from 62.5% in 2004 to 59.3% in 2005, primarily as a result of improvement in the personal automobile loss ratio to 62.4% in 2005, compared to 65.5% in 2004, and improvement in the homeowners loss ratio to 54.9% in 2005, compared to 56.4% in 2004. Improvements in our insurance subsidiaries’ 2005 loss ratios reflect the benefits of premium pricing increases, decreased claim frequency and favorable prior accident year loss development of $9.4 million in 2005, compared to favorable prior accident year loss development of $7.2 million in 2004. Favorable prior accident year loss development in both years was largely due to favorable settlements of open claims. The 2004 workers’ compensation loss ratio was adversely impacted by reserve strengthening based upon past development trends in this line of business.
Underwriting Expenses
Our insurance subsidiaries’ expense ratio, which is the ratio of policy acquisition and other underwriting expenses to premiums earned, in 2005 was 32.1%, compared to 30.9% in 2004. Improvements from expense control efforts and reduced guaranty fund assessments were offset by higher underwriting-based incentive costs incurred in 2005 compared to 2004.
Combined Ratio
Our insurance subsidiaries’ combined ratio was 89.5% and 93.1% in 2005 and 2004, respectively. The combined ratio represents the sum of the loss ratio, expense ratio and dividend ratio, which is the ratio of workers’ compensation policy dividends incurred to premiums earned.
Interest Expense
Our interest expense in 2005 was $2.3 million, compared to $1.6 million in 2004, reflecting increases in the average interest rates on our subordinated debentures compared to 2004.
Income Taxes
Our income tax expense was $15.4 million in 2005, compared to $10.9 million in 2004, representing effective tax rates of 29.4% in both years. The effective tax rate remained constant in both years primarily due to tax-exempt interest income representing a smaller proportion of income before income tax expense in 2005 compared to 2004, notwithstanding a 45.5% increase in tax-exempt interest income in 2005 compared to 2004.
Net Income and Earnings Per Share
Our net income in 2005 was $36.9 million, an increase of 16.8% over the $31.6 million reported in 2004. Our diluted earnings per share were $1.49 in 2005, compared to $1.31 in 2004. Our net income for 2004 included an extraordinary gain of $5.4 million, or $.23 per share on a diluted basis, related to an acquisition. Our fully diluted shares outstanding for 2005 increased to 24.8 million, compared to 24.3 million for 2004.
Book Value Per Share and Return on Equity
Our stockholders’ equity increased by $35.2 million in 2005, primarily as a result of favorable operating results. Book value per share increased by 11.4% to $11.30 at December 31, 2005, compared to $10.15 a year earlier. Our return on average equity was 14.2% in 2005, compared to 14.0% in 2004.

Financial Condition
Liquidity and Capital Resources
Liquidity is a measure of an entity’s ability to secure enough cash to meet its contractual obligations and operating needs as they arise. Our major sources of funds from operations are the net cash flow generated from our insurance subsidiaries’ underwriting results, investment income and maturing investments.
We have historically generated sufficient net positive cash flow from our operations to fund our commitments and build our investment portfolio, thereby increasing future investment returns. The impact of the pooling agreement with Donegal Mutual historically has been cash flow positive because of the historical profitability of the underwriting pool. The pool is settled monthly, thereby resulting in cash flows substantially similar to cash flows that would result from the underwriting of direct business. Our insurance subsidiaries have not experienced any unusual variations in the timing of claim payments associated with their loss reserves. We maintain a high degree of liquidity in our investment portfolio in the form of readily marketable fixed maturities, equity securities and short-term investments. Our fixed-maturity investment portfolio is structured following a “laddering” approach, so that projected cash flows from investment income and principal maturities are evenly distributed from a timing perspective, thereby providing an additional measure of liquidity to meet our obligations and the obligations of our insurance subsidiaries should an unexpected variation occur in the future. Net cash flows provided by operating activities in 2006, 2005 and 2004, were $33.8 million, $48.9 million and $34.0 million, respectively.
On May 24, 2004, we received $5.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on May 24, 2034 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 3.85%, which is adjustable quarterly. At December 31, 2006, the interest rate on the debentures was 9.22%.
On November 25, 2003, we entered into a credit agreement with Manufacturers and Traders Trust Company (“M&T”) relating to a four-year $35.0 million unsecured, revolving line of credit. On July 20, 2006, we amended the agreement with M&T to extend the credit agreement for four years from the date of amendment on substantially the same terms. As of December 31, 2006, we have the ability to borrow $35.0 million at interest rates equal to M&T’s current prime rate or the then current LIBOR rate plus between 1.50% and 1.75%, depending on our leverage ratio. In addition, we pay a fee of 0.15% per annum on the loan commitment amount, regardless of usage. The credit agreement requires our compliance with certain covenants, which include minimum levels of net worth, leverage ratio and statutory surplus and A.M. Best ratings of our insurance subsidiaries. During the years ended December 31, 2006 and 2005, no borrowings were outstanding, and we complied with all requirements of the credit agreement.
The following table shows expected payments for our significant contractual obligations as of December 31, 2006.

		Less
		than 1	1-3	4-5	After 5
(in thousands)	Total	year	years	years	years

Net liability for unpaid losses and loss expenses	$163,312	$70,150	$75,323	$8,532	$9,307
Subordinated debentures	30,929	—	—	—	30,929

Total contractual obligations	$194,241	$70,150	$75,323	$8,532	$40,236

The timing of the amounts for the net liability for unpaid losses and loss expenses of our insurance subsidiaries is estimated based on historical experience and expectations of future payment patterns. The liability has been shown net of reinsurance recoverable on unpaid losses and loss expenses to reflect expected future cash flows related to such liability. Assumed amounts from the underwriting pool with Donegal Mutual represent a substantial portion of our insurance subsidiaries’ gross liability for unpaid losses and loss expenses, and ceded amounts to the underwriting pool represent a substantial portion of our insurance subsidiaries’ reinsurance recoverable on unpaid losses and loss expenses. Future cash settlement of Atlantic States’ assumed liability from the pool will be included in monthly settlements of pooled activity, wherein amounts ceded to and assumed from the pool are netted. Although Donegal Mutual and Atlantic States do not anticipate any changes in the pool participation levels in the foreseeable future, any such change would be prospective in nature and therefore would not impact the timing of expected payments for Atlantic States’ proportionate liability for pooled losses occurring in periods prior to the effective date of such change.
Dividends declared to stockholders totaled $8.4 million, $7.0 million and $6.2 million in 2006, 2005 and 2004, respectively. There are no regulatory restrictions on the payment of dividends to our stockholders, although there are state law restrictions on the payment of dividends from our insurance subsidiaries to us. Our insurance subsidiaries are required by law to maintain certain minimum surplus on a statutory basis, and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Our insurance subsidiaries are subject to risk-based capital (RBC) requirements. At December 31, 2006, our insurance subsidiaries’ capital were each substantially above the RBC requirements. In 2007, amounts available for distribution as dividends to us without prior approval of their domiciliary insurance regulatory authorities are $26.7 million from Atlantic States, $2.5 million from Le Mars, $3.3 million from Peninsula and $5.9 million from Southern.
As of January 1, 2004, we acquired all of the outstanding capital stock of Le Mars, the successor to Le Mars Mutual Insurance Company of Iowa following its conversion to a stock insurance company pursuant to a plan of conversion. We acquired the capital stock of Le Mars for approximately $12.9 million in cash, including payment of $4.4 million to Donegal Mutual for a surplus note that Donegal Mutual had purchased from Le Mars and accrued interest thereon.
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

Investments
At December 31, 2006 and 2005, our investment portfolio of investment-grade bonds, common stock, preferred stock, short-term investments and cash totaled $591.9 million and $551.6 million, respectively, representing 71.2% and 70.6%, respectively, of our total assets.
At December 31, 2006 and 2005, the carrying value of our fixed maturity investments represented 84.7% and 86.8% of our total invested assets, respectively.
Our fixed maturity investments consisted of high-quality marketable bonds, all of which were rated at investment-grade levels, at December 31, 2006 and 2005. As we invested excess cash from operations and proceeds from maturities of fixed-maturity investments during 2006, we increased our holdings of tax-exempt fixed maturities in order to obtain more favorable after-tax yields.
At December 31, 2006, the net unrealized gain on available-for-sale fixed maturities, net of deferred taxes, amounted to $802,404, compared to $0 at December 31, 2005.
At December 31, 2006, the net unrealized gain on our equity securities, net of deferred taxes, amounted to $4.6 million, compared to $2.5 million at December 31, 2005.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to the impact of interest rate changes, changes in market values of investments and to credit risk.
In the normal course of business, we employ established policies and procedures to manage our exposure to changes in interest rates, fluctuations in the fair market value of our debt and equity securities and credit risk. We seek to mitigate these risks by various actions described below.
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
Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates at December 31, 2006 are as follows:

	Principal	Weighted-Average
(in thousands)	Cash Flows	Interest Rate

Fixed maturities and short-term bonds:
2007	$73,286	5.01%
2008	33,002	4.33
2009	40,752	4.39
2010	34,515	4.85
2011	17,367	4.79
Thereafter	338,014	4.63

Total	$536,936

Market value	$541,578

Debt:
Thereafter	$30,929	9.35%

Total	$30,929

Fair value	$30,929

Actual cash flows from investments may differ from those stated as a result of calls and prepayments.
Equity Price Risk
Our portfolio of equity securities, which is carried on our consolidated balance sheets at estimated fair value, has exposure to price risk, the risk of potential loss in estimated fair value resulting from an adverse change in prices. Our objective is to earn competitive relative returns by investing in a diverse portfolio of high-quality, liquid securities.
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
Our insurance subsidiaries provide property and liability insurance coverages through independent insurance agencies located throughout their operating area. The majority of this business is billed directly to the insured, although a portion of our insurance subsidiaries’ commercial business is billed through their agents to whom they extend credit in the normal course of business.
Because the pooling agreement does not relieve Atlantic States of primary liability as the originating insurer, Atlantic States is subject to a concentration of credit risk arising from business ceded to Donegal Mutual. Our insurance subsidiaries maintain reinsurance agreements in place with Donegal Mutual and with a number of other major unaffiliated authorized reinsurers.
Impact of Inflation
Property and casualty insurance premium rates are established before the amount of losses and loss settlement expenses, or the extent to which inflation may impact such expenses, are known. Consequently, our insurance subsidiaries attempt, in establishing rates, to anticipate the potential impact of inflation.
Impact of New Accounting Standards
In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN No. 48). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” FIN No. 48 is effective for fiscal years beginning after December 15, 2006. We do not expect the impact of adopting FIN No. 48 to have a significant effect on our results of operation, financial condition or liquidity.
In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 108 to address diversity in practice in quantifying financial statement misstatements. SAB No. 108 requires that registrants quantify the impact on the current year’s financial statements of correcting all misstatements, including the carryover and reversing effects of prior years’ misstatements, as well as the effects of errors arising in the current year. SAB No. 108 is effective as of the first fiscal year ending after November 15, 2006, allowing a one-time transitional cumulative effect adjustment to retained earnings as of January 1, 2006, for errors that were not previously deemed material, but are material under the guidance of SAB No. 108. We do not expect the provisions of SAB No. 108 to have a significant effect on our results of operations, financial condition or liquidity.

Donegal Group Inc.
Consolidated Balance Sheets

December 31,	2006	2005

Assets
Investments
Fixed maturities
Held to maturity, at amortized cost (fair value $168,423,464 and $178,601,127)	$169,178,137	$180,182,305
Available for sale, at fair value (amortized cost $330,435,311 and $295,097,229)	331,669,778	295,097,235
Equity securities, available for sale, at fair value (cost $33,505,531 and $28,993,361)	40,541,826	33,371,360
Investments in affiliates	8,463,059	8,441,546
Short-term investments, at cost, which approximates fair value	41,484,874	30,653,668

Total investments	591,337,674	547,746,114
Cash	531,756	3,811,011
Accrued investment income	5,769,087	5,521,335
Premiums receivable	49,948,454	47,124,106
Reinsurance receivable	97,677,015	94,137,096
Deferred policy acquisition costs	24,738,929	23,476,593
Deferred tax asset, net	9,085,688	11,532,834
Prepaid reinsurance premiums	44,376,953	40,063,138
Property and equipment, net	5,146,305	5,234,423
Accounts receivable – securities	262,992	411,149
Federal income taxes recoverable	998,785	901,341
Other	1,824,173	1,462,448

Total assets	$831,697,811	$781,421,588

Liabilities and Stockholders’ Equity
Liabilities
Losses and loss expenses	$259,022,459	$265,729,527
Unearned premiums	196,902,972	186,660,050
Accrued expenses	12,754,012	12,706,485
Reinsurance balances payable	2,034,972	1,814,292
Cash dividends declared to stockholders	2,442,958	1,781,393
Subordinated debentures	30,929,000	30,929,000
Accounts payable – securities	3,392,329	896,893
Due to affiliate	1,567,091	728,486
Drafts payable	381,744	703,912
Other	1,468,012	1,575,364

Total liabilities	510,895,549	503,525,402

Stockholders’ Equity
Preferred stock, $1.00 par value, authorized 2,000,000 shares; none issued	—	—
Class A common stock, $.01 par value, authorized 30,000,000 shares, issued 19,834,248 and 19,156,169 shares and outstanding 19,689,318 and 19,011,268 shares	198,342	191,562	*
Class B common stock, $.01 par value, authorized 10,000,000 shares, issued 5,649,240 and outstanding 5,576,775 shares	56,492	56,492	*
Additional paid-in capital	152,391,301	141,932,954
Accumulated other comprehensive income	5,061,174	2,532,073
Retained earnings	163,986,701	134,074,853	*
Treasury stock, at cost	(891,748)	(891,748)

Total stockholders’ equity	320,802,262	277,896,186

Total liabilities and stockholders’ equity	$831,697,811	$781,421,588

*	All 2005 capital accounts and share information have been restated for a 4-for-3 stock split as discussed in footnote 1.
See accompanying notes to consolidated financial statements.

Donegal Group Inc.
Consolidated Statements of Income and Comprehensive Income

Year Ended December 31,	2006	2005		2004

Statements of Income
Revenues
Net premiums earned (includes affiliated reinsurance of $106,708,994, $104,228,169 and $100,773,324 – see footnote 3)	$301,478,162	$294,498,023		$265,838,594
Investment income, net of investment expenses	21,320,081	18,471,963		15,906,728
Installment payment fees	4,357,374	4,123,856		3,686,790
Lease income	981,878	950,543		890,306
Net realized investment gains	1,829,539	1,802,809		1,466,220

Total revenues	329,967,034	319,847,194		287,788,638

Expenses
Net losses and loss expenses (includes affiliated reinsurance of $62,753,111, $60,284,232 and $55,109,122 – see footnote 3)	168,421,425	167,541,897		164,141,368
Amortization of deferred policy acquisition costs	48,595,000	47,234,000		39,434,000
Other underwriting expenses	49,970,717	47,163,396		42,544,166
Policy dividends	1,438,494	1,620,606		1,300,893
Interest	2,801,553	2,266,346		1,613,511
Other	2,117,582	1,675,454		1,700,449

Total expenses	273,344,771	267,501,699		250,734,387

Income before income tax expense and extraordinary item	56,622,263	52,345,495		37,054,251
Income tax expense	16,407,541	15,395,998		10,885,652

Income before extraordinary item	40,214,722	36,949,497		26,168,599
Extraordinary gain – unallocated negative goodwill	—	—		5,445,670

Net income	$40,214,722	$36,949,497		$31,614,269

Basic earnings per common share
Income before extraordinary item	$1.61	$1.54	*	$1.12	*
Extraordinary item	—	—		0.23	*

Net income	$1.61	$1.54	*	$1.35	*

Diluted earnings per common share
Income before extraordinary item	$1.57	$1.49	*	$1.08	*
Extraordinary item	—	—		.23	*

Net income	$1.57	$1.49	*	$1.31	*

Statements of Comprehensive Income
Net income	$40,214,722	$36,949,497		$31,614,269

Other comprehensive income (loss), net of tax
Unrealized gains (losses) on securities:
Unrealized holding gain (loss) arising during the period, net of income tax (benefit) of $2,002,163, ($563,267) and $221,920	3,718,301	(1,046,066)		412,085
Reclassification adjustment for gains included in net income, net of income tax of $640,339, $630,983 and $513,177	(1,189,200)	(1,171,826)		(953,043)

Other comprehensive income (loss)	2,529,101	(2,217,892)		(540,958)

Comprehensive income	$42,743,823	$34,731,605		$31,073,311

*	All 2005 and 2004 per share information has been restated for a 4-for-3 stock split as discussed in footnote 1.
See accompanying notes to consolidated financial statements.

Donegal Group Inc.
Consolidated Statements of Stockholders’ Equity

						Accumulated
	Common Stock				Additional	Other			Total
	Class A	Class B	Class A	Class B	Paid-In	Comprehensive	Retained	Treasury	Stockholders’
	Shares	Shares	Amount	Amount	Capital	Income	Earnings	Stock	Equity

Balance, January 1, 2004*	17,564,345	5,425,009	$175,645	$54,251	$122,744,905	$5,290,923	$81,275,256	$(891,748)	$208,649,232

Issuance of common stock	86,643	503	867	4	859,945				860,816
Net income							31,614,269		31,614,269
Cash dividends							(6,177,713)		(6,177,713)
Exercise of stock options	828,417	222,839	8,284	2,229	6,081,938				6,092,451
Grant of stock options					87,259		(87,259)		—
Tax benefit on exercise of stock options					2,206,217				2,206,217
Other comprehensive loss						(540,958)			(540,958)

Balance, December 31, 2004*	18,479,405	5,648,351	$184,796	$56,484	$131,980,264	$4,749,965	$106,624,553	$(891,748)	$242,704,314

Issuance of common stock	84,168		841		1,149,992				1,150,833
Net income							36,949,497		36,949,497
Cash dividends							(7,029,234)		(7,029,234)
Exercise of stock options	592,596	889	5,925	8	4,395,808				4,401,741
Grant of stock options					2,469,963		(2,469,963)		—
Tax benefit on exercise of stock options					1,936,927				1,936,927
Other comprehensive loss						(2,217,892)			(2,217,892)

Balance, December 31, 2005*	19,156,169	5,649,240	$191,562	$56,492	$141,932,954	$2,532,073	$134,074,853	$(891,748)	$277,896,186

Issuance of common stock	76,211		761		1,613,975				1,614,736
Net income							40,214,722		40,214,722
Cash dividends							(8,444,349)		(8,444,349)
Exercise of stock options	601,868		6,019		4,686,982				4,693,001
Grant of stock options					1,858,525		(1,858,525)		—
Tax benefit on exercise of stock options					2,298,865				2,298,865
Other comprehensive income						2,529,101			2,529,101

Balance, December 31, 2006	19,834,248	5,649,240	$198,342	$56,492	$152,391,301	$5,061,174	$163,986,701	$(891,748)	$320,802,262

*	All 2005 and 2004 capital accounts and share information have been restated for a 4-for-3 stock split as discussed in footnote 1.
See accompanying notes to consolidated financial statements.

Donegal Group Inc.
Consolidated Statements of Cash Flows

Year Ended December 31,	2006	2005	2004

Cash Flows from Operating Activities:
Net income	$40,214,722	$36,949,497	$31,614,269

Adjustments to reconcile net income to net cash provided by operating activities:
Extraordinary gain — unallocated negative goodwill	—	—	(5,445,670)
Depreciation and amortization	2,714,863	3,066,227	2,472,813
Net realized investment gains	(1,829,539)	(1,802,809)	(1,466,220)
Changes in Assets and Liabilities:
Losses and loss expenses	(6,707,068)	(1,460,533)	13,353,426
Unearned premiums	10,242,922	12,201,627	20,002,138
Accrued expenses	47,527	(707,033)	2,406,540
Premiums receivable	(2,824,348)	(2,857,425)	(6,638,081)
Deferred policy acquisition costs	(1,262,336)	(1,218,833)	(6,033,995)
Deferred income taxes	1,085,320	583,857	(405,256)
Reinsurance receivable	(3,539,919)	4,341,561	(9,402,114)
Accrued investment income	(247,752)	(560,162)	(503,171)
Amounts due to/from affiliate	838,605	487,806	(663,772)
Reinsurance balances payable	220,680	97,920	(576,711)
Prepaid reinsurance premiums	(4,313,815)	(4,155,762)	(2,558,204)
Current income taxes	(97,444)	4,504,092	(1,852,097)
Other, net	(791,245)	(538,492)	(306,822)

Net adjustments	(6,463,549)	11,982,041	2,382,804

Net cash provided by operating activities	33,751,173	48,931,538	33,997,073

Cash Flows from Investing Activities:
Purchase of fixed maturities
Held to maturity	—	(9,747,396)	(64,920,048)
Available for sale	(86,959,685)	(144,354,178)	(75,037,253)
Purchase of equity securities	(24,061,899)	(21,643,113)	(20,631,815)
Sale of fixed maturities
Held to maturity	—	860,000	—
Available for sale	18,143,309	46,928,296	27,813,196
Maturity of fixed maturities
Held to maturity	10,281,460	10,403,050	21,446,791
Available for sale	34,133,752	23,951,015	53,944,121
Sale of equity securities	22,312,085	26,329,709	14,924,971
Purchase of Le Mars Insurance Company (net of cash acquired)	—	—	(11,816,523)
Purchase of Peninsula Insurance Group (net of cash acquired)	—	—	(21,912,629)
Net decrease (increase) in investment in affiliates	(23,343)	52,781	(2,222,872)
Net purchase of property and equipment	(848,719)	(703,600)	(521,095)
Net sales (purchases) of short-term investments	(10,831,206)	16,714,841	40,259,336

Net cash used in investing activities	(37,854,246)	(51,208,595)	(38,673,820)

Cash Flows from Financing Activities:
Issuance of common stock	6,307,737	5,550,881	6,948,287
Issuance of subordinated debentures	—	—	5,155,000
Cash dividends paid	(7,782,784)	(6,813,143)	(5,984,731)
Tax benefit on exercise of stock options	2,298,865	—	—

Net cash provided by (used in) financing activities	823,818	(1,262,262)	6,118,556

Net increase (decrease) in cash	(3,279,255)	(3,539,319)	1,441,809
Cash at beginning of year	3,811,011	7,350,330	5,908,521

Cash at end of year	$531,756	$3,811,011	$7,350,330

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
1 — Summary of Significant Accounting Policies
Organization and Business
We were organized an insurance holding company by Donegal Mutual Insurance Company (“Donegal Mutual”) on August 26, 1986. Our insurance subsidiaries, Atlantic States Insurance Company (“Atlantic States”), Southern Insurance Company of Virginia (“Southern”), Le Mars Insurance Company (“Le Mars”) and the Peninsula Insurance Group (“Peninsula”), which consists of Peninsula Indemnity Company and The Peninsula Insurance Company, write personal and commercial lines of property and casualty coverages exclusively through a network of independent insurance agents in the Mid-Atlantic, Midwest and Southern states. We have three operating segments: the investment function, the personal lines function and the commercial lines function. The personal lines products of our insurance subsidiaries consist primarily of homeowners and private passenger automobile policies. The commercial lines products of our insurance subsidiaries consist primarily of commercial automobile, commercial multi-peril and workers’ compensation policies.
At December 31, 2006, Donegal Mutual held approximately 41% of our outstanding Class A common stock and approximately 69% of our outstanding Class B common stock. The operations of our insurance subsidiaries are interrelated with the operations of Donegal Mutual and, while maintaining the separate corporate existence of each company, our insurance subsidiaries and Donegal Mutual conduct business together as the Donegal Insurance Group. As such, Donegal Mutual and our insurance subsidiaries share the same business philosophy, the same management, the same employees and the same facilities and offer the same types of insurance products.
Atlantic States, our largest subsidiary, participates in a pooling agreement with Donegal Mutual. Under the pooling agreement, the insurance business of the two companies is pooled, and Atlantic States assumes 70% of the pooled business. We do not anticipate any changes in the pooling agreement with Donegal Mutual, including changes in Atlantic States’ pool participation level in the foreseeable future. The risk profiles of the business written by Atlantic States and Donegal Mutual historically have been, and continue to be, substantially similar. The products, classes of business underwritten, pricing practices and underwriting standards of Donegal Mutual and our insurance subsidiaries are determined and administered by the same management and underwriting personnel. In addition, as the Donegal Insurance Group, Donegal Mutual and our insurance subsidiaries share a combined business plan to achieve market penetration and underwriting profitability objectives. The products marketed by our insurance subsidiaries and Donegal Mutual are generally complementary, thereby allowing Donegal Insurance Group to offer a broader range of products to a given market and to expand Donegal Insurance Group’s ability to service an entire personal lines or commercial lines account. Distinctions within the products of Donegal Mutual and our insurance subsidiaries generally relate to specific risk profiles targeted within similar classes of business, such as preferred tier versus standard tier products, but not all of the standard risk gradients are allocated to one company. Therefore, the underwriting profitability of the business directly written by the individual companies will vary. However, as the risk characteristics of all business written directly by Donegal Mutual and Atlantic States are homogenized within the pool and each company shares the results according to its participation level, Atlantic States realizes 70% of the underwriting profitability of the pool (because of its 70% participation in the pool), while Donegal Mutual realizes 30% of the underwriting profitability of the pool (because of Donegal Mutual’s 30% participation in the pool). Pooled business represents the predominant percentage of the net underwriting activity of both Donegal Mutual and Atlantic States. See Note 3 — Transactions with Affiliates for more information regarding the pooling agreement.
We also own 48.2% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”), a thrift holding company that owns Province Bank FSB. The remaining 51.8% of the outstanding stock of DFSC is owned by Donegal Mutual.
On September 21, 2005, certain members of the Donegal Insurance Group entered into an Acquisition Rights Agreement with The Shelby Insurance Company and Shelby Casualty Insurance Company (together, “Shelby”), part of Vesta Insurance Group, Inc. The agreement granted those members the right, at their discretion and subject to their traditional underwriting and agency appointment standards, to offer renewal or replacement policies to the holders of Shelby’s personal lines policies in Pennsylvania, Tennessee and Alabama, in connection with Shelby’s plans of withdrawal from those three states. As part of the agreement, those members paid specified amounts to Shelby based on the direct premiums written by those members on the renewal and replacement policies they issued. Net premiums written related to this agreement amounted to $4.8 million in 2006 and $0 in 2005.
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
We make estimates and assumptions that can have a significant effect on amounts and disclosures we report in our financial statements. The most significant estimates relate to our insurance subsidiaries’ reserves for property and casualty insurance unpaid losses and loss expenses, valuation of investments and our insurance subsidiaries’ policy acquisition costs. While we believe our estimates and the estimates of our insurance subsidiaries are appropriate, the ultimate amounts may differ from the estimates provided. The methods for making these estimates are regularly reviewed, and any adjustment considered necessary is reflected in our current results of operations.
Reclassification
Certain amounts in 2005 and 2004 as reported in the Consolidated Balance Sheets, Consolidated Statements of Cash Flows and Notes to Consolidated Financial Statements have been reclassified to conform to the current year presentation. The capital stock accounts, all share amounts and earnings per share amounts for 2005 and 2004 have been restated to reflect the four-for-three split of our Class A common stock and our Class B common stock effected in the form of a 33 1/3 % stock dividend to stockholders of record at the close of business April 17, 2006 and paid on April 26, 2006.

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
We make estimates concerning the valuation of our investments and the recognition of other than temporary declines in the value of our investments. When we consider the decline in value of an individual investment to be other than temporary, we write down the investment to its estimated net realizable value, and the amount of the write-down is reflected as a realized loss in our statement of income. We individually monitor all investments for other than temporary declines in value. Generally, if an individual equity security has depreciated in value by more than 20% of original cost, and has been in an unrealized loss position for more than six months, we assume there has been an other than temporary decline in value. With respect to debt securities, we assume there has been an other than temporary decline in value if it is probable that contractual payments will not be received. In addition, we may write down securities in an unrealized loss position based on a number of other factors, including the fair value of the investment being significantly below its cost, the deteriorating financial condition of the issuer of a security, the occurrence of industry, company and geographic events that have negatively impacted the value of a security or rating agency downgrades. When determining possible impairment of our debt securities, we consider unrealized losses that are due to the impact of higher market interest rates to be temporary in nature because we have the ability and intent to hold our debt securities to recovery.
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
Revenue Recognition
Insurance premiums are recognized by our insurance subsidiaries as income over the terms of the policies. Unearned premiums are calculated on a daily pro-rata basis.
Policy Acquisition Costs
Our insurance subsidiaries’ policy acquisition costs, consisting primarily of commissions, premium taxes and certain other underwriting costs that vary with and are directly related to the production of business, are deferred and amortized over the period in which the premiums are earned. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and loss expenses and certain other costs expected to be incurred as the premium is earned. Estimates in the calculation of policy acquisition costs have not shown material variability because of uncertainties in applying accounting principles or as a result of sensitivities to changes in key assumptions.
Property and Equipment
Property and equipment are reported at depreciated cost that is computed using the straight-line method based upon estimated useful lives of the assets.
Losses and Loss Expenses
Liabilities for losses and loss expenses are estimates at a given point in time of the amounts an insurer expects to pay with respect to policyholder claims based on facts and circumstances then known. An insurer recognizes at the time of establishing its estimates that its ultimate liability for losses and loss expenses will exceed or be less than such estimates. Our insurance subsidiaries’ estimates of liabilities for losses and loss expenses are based on assumptions as to future loss trends and expected claims severity, judicial theories of liability and other factors. However, during the loss adjustment period, our insurance subsidiaries may learn additional facts regarding individual claims, and consequently it often becomes necessary for our insurance subsidiaries to refine and adjust their estimates of liability. Our insurance subsidiaries reflect any adjustments to their liabilities for losses and loss expenses in their operating results in the period in which the changes in estimates are made.

Our insurance subsidiaries maintain liabilities for the payment of losses and loss expenses with respect to both reported and unreported claims. Liabilities for loss expenses are intended to cover the ultimate costs of settling all losses, including investigation and litigation costs from such losses. Our insurance subsidiaries base the amount of liability for reported losses primarily upon a case-by-case evaluation of the type of risk involved, knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. Our insurance subsidiaries determine the amount of their liability for unreported claims and loss expenses on the basis of historical information by line of insurance. Our insurance subsidiaries account for inflation in the reserving function through analysis of costs and trends, and reviews of historical reserving results. Our insurance subsidiaries closely monitor their liabilities and recompute them periodically using new information on reported claims and a variety of statistical techniques. Our insurance subsidiaries’ liabilities for losses are not discounted.
Reserve estimates can change over time because of unexpected changes in assumptions related to our insurance subsidiaries’ external environment and, to a lesser extent, assumptions as to our insurance subsidiaries’

internal operations. Assumptions related to our insurance subsidiaries’ external environment include the absence of significant changes in tort law and the legal environment that increase liability exposure, consistency in judicial interpretations of insurance coverage and policy provisions and stability in economic conditions and the rate of loss cost inflation. For example, our insurance subsidiaries have experienced a decrease in claims frequency on bodily injury liability claims during the past several years while claims severity has gradually increased. These trend changes give rise to greater uncertainty as to the pattern of future loss settlements on bodily injury claims. Related uncertainties regarding future trends include the cost of medical technologies and procedures and changes in the utilization of medical procedures. Internal assumptions include consistency in the recording of premium and loss statistics, consistency in the recording of claims, payment and closure rates and case reserving methodology, accurate measurement of the impact of rate changes and changes in policy provisions, consistency in the quality and characteristics of business written within a given line of business and consistency in reinsurance coverage and collectibility of reinsured losses, among other items. To the extent our insurance subsidiaries determine that underlying factors impacting their assumptions have changed, our insurance subsidiaries attempt to make appropriate adjustments for such changes in their reserves. Accordingly, our insurance subsidiaries’ ultimate liability for unpaid losses and loss expenses will likely differ from the amount recorded.
Our insurance subsidiaries seek to enhance their underwriting results by carefully selecting the product lines they underwrite. Our insurance subsidiaries’ personal lines products include standard and preferred risks in private passenger automobile and homeowners lines. Our insurance subsidiaries’ commercial lines products primarily include mercantile risks, business offices, wholesalers, service providers and artisan risks, avoiding industrial and manufacturing exposures. Our insurance subsidiaries have limited exposure to asbestos and other environmental liabilities. Our insurance subsidiaries write no medical malpractice or professional liability risks.
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
Our insurance subsidiaries provide property and liability coverages through independent agency systems located throughout their operating areas. The majority of this business is billed directly to the insured, although a portion of our insurance subsidiaries’ commercial business is billed through their agents, who are extended credit in the normal course of business.
Our insurance subsidiaries have reinsurance agreements in place with Donegal Mutual and with a number of other authorized reinsurers with at least an A.M. Best rating of A- or an equivalent financial condition.
Reinsurance Accounting and Reporting
Our insurance subsidiaries rely upon reinsurance agreements to limit their maximum net loss from large single risks or risks in concentrated areas, and to increase their capacity to write insurance. Reinsurance does not relieve the primary insurer from liability to its policyholders. To the extent that a reinsurer may be unable to pay losses for which it is liable under the terms of a reinsurance agreement, our insurance subsidiaries are exposed to the risk of continued liability for such losses. However, in an effort to reduce the risk of non-payment, our insurance subsidiaries require all of their reinsurers to have an A.M. Best rating of A- or better or, with respect to foreign reinsurers, to have a financial condition that, in the opinion of management, is equivalent to a company with at least an A- rating. All reinsurance transactions are recorded in a manner consistent with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts.” See Note 10 — Reinsurance for more information regarding our reinsurance agreements.
Stock-Based Compensation
Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment,” superseding Accounting Principles Board (APB) Opinion No. 25. SFAS No. 123(R) requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our consolidated statements of income.
SFAS No. 123(R) does not set accounting requirements for share-based compensation to nonemployees. We continue to account for share-based compensation to nonemployees under the provisions of FASB Interpretation No. 44 (FIN No. 44), “Accounting for Certain Transactions involving Stock Compensation,” and Emerging Issues Task Force Issue No. 00-23 (EITF 00-23), “Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25, Accounting for Stock Issued to Employees, and FIN No. 44, Accounting for Certain Transactions involving Stock Compensation.” Pursuant to FIN No. 44, APB Opinion No. 25 did not apply to the separate financial statements of a subsidiary in accounting for share-based compensation granted by the subsidiary to employees of the parent or another subsidiary. EITF 00-23 states that when employees of a controlling entity are granted share-based compensation, the entity granting the share-based compensation should measure the fair value of the award at the grant date and recognize the fair value as a dividend to the controlling entity. These provisions apply to us, because Donegal Mutual is the employer of record for the majority of employees that provide services to us. As a result, the impact of the implementation of SFAS No. 123(R) was not material to our results of operations for the year ended December 31, 2006.
SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under previous rules. Tax benefits realized upon the exercise of stock options of $2.3 million for the year ended December 31, 2006 were classified as financing activities in our consolidated statements of cash flows.
Earnings per Share
Basic earnings per share are calculated by dividing net income by the weighted-average number of common shares outstanding for the period, while diluted earnings per share reflects the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

2 — Impact of New Accounting Standards
In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN No. 48). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 is effective for fiscal years beginning after December 15, 2006. We do not expect the impact of adopting FIN No. 48 to have a significant effect on our results of operation, financial condition or liquidity.
In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 108 to address diversity in practice in quantifying financial statement misstatements. SAB No. 108 requires that registrants quantify the impact on the current year’s financial statements of correcting all misstatements, including the carryover and reversing effects of prior years’ misstatements, as well as the effects of errors arising in the current year. SAB No. 108 is effective as of the first fiscal year ending after November 15, 2006, allowing a one-time transitional cumulative effect adjustment to retained earnings as of January 1, 2006, for errors that were not previously deemed material, but are material under the guidance in SAB No. 108. We do not expect the provisions of SAB No. 108 to have a significant effect on our results of operations, financial condition or liquidity.
3 — Transactions with Affiliates
Our insurance subsidiaries conduct business and have various agreements with Donegal Mutual that are described below:
a. Reinsurance Pooling and Other Reinsurance Arrangements
Atlantic States, our largest subsidiary, and Donegal Mutual have a pooling agreement under which both companies contribute all of their direct written business to the pool and are allocated a given percentage of their combined underwriting results, excluding certain reinsurance assumed by Donegal Mutual from our insurance subsidiaries. Atlantic States has a 70% share of the results of the pool, and Donegal Mutual has a 30% share of the results of the pool. The pooling agreement is intended to produce more uniform and stable underwriting results from year to year for each pool participant than they would experience individually and to spread the risk of loss among the participants based on each participant’s relative amount of surplus and relative access to capital. Each participant in the pool has at its disposal the capacity of the entire pool, rather than being limited to policy exposures of a size commensurate with its own capital and surplus.
The following amounts represent ceded reinsurance transactions related to the pooling agreement during 2006, 2005 and 2004:

	2006	2005	2004

Premiums earned	$76,945,746	$72,448,322	$62,831,701

Losses and loss expenses	$37,552,309	$42,221,699	$42,487,082

Prepaid reinsurance premiums	$42,311,034	$38,295,662	$34,227,955

Liability for losses and loss expenses	$50,769,807	$56,024,073	$57,989,162

The following amounts represent assumed reinsurance transactions related to the pooling agreement for 2006, 2005 and 2004:

	2006	2005	2004

Premiums earned	$187,590,899	$181,979,294	$167,949,892

Losses and loss expenses	$100,804,383	$102,928,483	$101,567,995

Unearned premiums	$95,121,169	$90,357,498	$84,350,320

Liability for losses and loss expenses	$122,491,281	$128,428,653	$127,127,611

Effective October 1, 2005, Donegal Mutual entered into a quota-share reinsurance agreement with Southern whereby Southern assumes 100% of the premiums and losses related to personal lines products offered in Virginia by Donegal Mutual through the use of its automated policy quoting and issuance system. The following amounts represent assumed reinsurance transactions related to the quota-share reinsurance agreement for 2006, 2005 and 2004:

	2006	2005	2004

Premiums earned	$1,522,593	$22,392	$—

Losses and loss expenses	$621,216	$—	$—

Unearned premiums	$1,770,965	$158,729	$—

Liability for losses and loss expenses	$113,838	$—	$—

Effective August 1, 2005, Donegal Mutual entered into a quota-share reinsurance agreement with Peninsula whereby Donegal Mutual assumes 100% of the premiums and losses related to the Pennsylvania workers’ compensation product line of Peninsula Indemnity Company. Prior to January 1, 2002, Donegal Mutual and Southern had a quota-share agreement whereby Southern ceded 50% of its direct business, less reinsurance, to Donegal Mutual. The business assumed by Donegal Mutual becomes part of the pooling agreement between Donegal Mutual and Atlantic States. The following amounts represent ceded reinsurance transactions related to the quota-share reinsurance agreements for 2006, 2005 and 2004:

	2006	2005	2004

Premiums earned	$44,815	$6,576	$—

Losses and loss expenses	$(162,935)	$(264,275)	$(611,479)

Prepaid reinsurance premiums	$233,327	$36,475	$—

Liability for losses and loss expenses	$1,213,874	$1,331,482	$2,333,521

Atlantic States, Southern and Le Mars each have a catastrophe reinsurance agreement with Donegal Mutual that limits the maximum liability under any one catastrophic occurrence to $800,000, $600,000 and $500,000, respectively, with a combined limit of $1,500,000 for a catastrophe involving a combination of these subsidiaries. Donegal Mutual and Southern have an excess of loss reinsurance agreement in which Donegal Mutual assumes up to $150,000 ($260,000 in 2005 and $170,000 in 2004) of losses in excess of $250,000 ($200,000 in 2005 and 2004). Through December 31, 2006, Donegal Mutual had an agreement in place with Southern to reallocate the loss results of workers’ compensation business written by Southern as part of commercial accounts primarily written by Donegal Mutual or Atlantic States. This agreement provided for the workers’ compensation loss ratio of

Southern to be no worse than the average workers’ compensation loss ratio for Atlantic States, Southern and Donegal Mutual combined. The following amounts represent ceded reinsurance transactions related to these reinsurance agreements during 2006, 2005 and 2004:

	2006	2005	2004

Premiums earned	$5,413,937	$5,318,619	$4,344,867

Losses and loss expenses	$1,283,114	$686,827	$4,583,270

Liability for losses and loss expenses	$4,083,733	$5,057,471	$7,532,812

The following amounts represent the effect of affiliated reinsurance transactions on net premiums earned during 2006, 2005 and 2004:

	2006	2005	2004

Assumed	$189,113,492	$182,001,686	$167,949,892
Ceded	(82,404,498)	(77,773,517)	(67,176,568)

Net	$106,708,994	$104,228,169	$100,773,324

The following amounts represent the effect of affiliated reinsurance transactions on net losses and loss expenses during 2006, 2005 and 2004:

	2006	2005	2004

Assumed	$101,425,599	$102,928,483	$101,567,995
Ceded	(38,672,488)	(42,644,251)	(46,458,873)

Net	$62,753,111	$60,284,232	$55,109,122

In addition to the reinsurance agreements described above, Southern and Le Mars (effective April 1, 2004) have agreements with Donegal Mutual under which they cede, and then reassume back, 100% of their business net of reinsurance. The primary purpose of these agreements is to provide Southern and Le Mars with the same A.M. Best rating (currently “A”) as Donegal Mutual, which these subsidiaries might not achieve without these agreements in place. These agreements do not transfer insurance risk. While these subsidiaries ceded and reassumed amounts received from policyholders of $78,554,596, $75,542,412 and $64,696,278 and claims of $39,876,504, $38,529,733 and $36,269,291 under these agreements in 2006, 2005 and 2004, respectively, the amounts are not reflected in our consolidated financial statements. The aggregate liabilities ceded and reassumed under these agreements were $72,655,601 and $73,683,929 at December 31, 2006 and 2005, respectively.
b. Expense Sharing
Donegal Mutual provides facilities, management and other services to us and our insurance subsidiaries, and we and our insurance subsidiaries reimburse Donegal Mutual for such services on a periodic basis under usage agreements and pooling arrangements. The charges are primarily based upon the relative participation of Atlantic States and Donegal Mutual in the pooling arrangement, and our management and the management of Donegal Mutual consider this allocation to be reasonable. Charges for these services totalled $48,828,587, $47,025,782 and $40,165,744 for 2006, 2005 and 2004, respectively.
c. Lease Agreement
We lease office equipment and automobiles with terms ranging from 3 to 10 years to Donegal Mutual under a 10-year lease agreement dated January 1, 2000.
d. Legal Services
Donald H. Nikolaus, President and one of our directors, is also a partner in the law firm of Nikolaus & Hohenadel. Such firm has served as our general counsel since 1986, principally in connection with the defense of claims litigation of our insurance subsidiaries arising in Lancaster, Dauphin and York counties. Such firm is paid its customary fees for such services.
e. Province Bank
As of December 31, 2006 and 2005, we had ($257,101) and $2,479,613, respectively, in checking accounts with Province Bank, a wholly owned subsidiary of DFSC. We earned $179,674, $99,610 and $32,138 in interest on these accounts during 2006, 2005 and 2004, respectively.
4 — Business Combinations
During 2004, we acquired all of the outstanding stock of Le Mars and Peninsula. These acquisitions have been accounted for as business combinations in accordance with SFAS No. 141, “Business Combinations.”
In June 2002, Donegal Mutual consummated an affiliation with Le Mars. As part of the affiliation, Donegal Mutual entered into a services agreement with and made a $4.0 million surplus note investment in Le Mars. During 2003, Le Mars’ board of directors adopted a plan of conversion to convert to a stock insurance company. Following policyholder and regulatory approval of the plan of conversion, we acquired all of the outstanding stock of Le Mars as of January 1, 2004 for approximately $12.9 million in cash, including payment of the principal amount of the surplus note ($4.0 million) and accrued interest ($392,740) to Donegal Mutual. The operating results of Le Mars have been included in our consolidated financial statements since January 1, 2004.
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

Peninsula expands the presence of our insurance subsidiaries in existing markets, operating primarily in Maryland, Delaware and Virginia. Peninsula specializes in private passenger automobile coverages and also writes homeowners, commercial multi-peril, workers’ compensation and commercial automobile coverages. We recorded goodwill of $449,968 related to this acquisition, none of which is expected to be deductible for federal income tax purposes. Pursuant to the terms of the purchase agreement with Folksamerica, Folksamerica has guaranteed us against any deficiency in excess of $1.5 million in the loss and loss expense reserves of Peninsula as of January 1, 2004. Any such deficiency will be based on a final actuarial review of the development of such reserves to be conducted four years after January 1, 2004. The maximum obligation of Folksamerica to us under this guarantee is $4.0 million.
5 — Investments
The amortized cost and estimated fair values of fixed maturities and equity securities at December 31, 2006 and 2005, are as follows:

2006
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Held to Maturity	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$58,094,402	$—	$1,530,119	$56,564,283
Obligations of states and political subdivisions	83,282,591	1,137,563	156,639	84,263,515
Corporate securities	14,637,949	240,144	97,186	14,780,907
Mortgage-backed securities	13,163,195	4,710	353,146	12,814,759

Totals	$169,178,137	$1,382,417	$2,137,090	$168,423,464

2006
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Available for Sale	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$45,242,994	$81,877	$489,308	$44,835,563
Obligations of states and political subdivisions	213,090,135	2,929,253	501,129	215,518,259
Corporate securities	18,424,936	170,032	119,246	18,475,722
Mortgage-backed securities	53,677,246	16,408	853,420	52,840,234

Fixed maturities	330,435,311	3,197,570	1,963,103	331,669,778
Equity securities	33,505,531	7,422,443	386,148	40,541,826

Totals	$363,940,842	$10,620,013	$2,349,251	$372,211,604

2005
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Held to Maturity	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$58,735,488	$—	$1,869,523	$56,865,965
Obligations of states and political subdivisions	84,655,911	1,145,476	338,824	85,462,563
Corporate securities	21,508,436	341,108	399,477	21,450,067
Mortgage-backed securities	15,282,470	25,887	485,825	14,822,532

Totals	$180,182,305	$1,512,471	$3,093,649	$178,601,127

2005
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Available for Sale	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$51,374,133	$212,379	$727,857	$50,858,655
Obligations of states and political subdivisions	179,004,037	2,190,981	623,988	180,571,030
Corporate securities	20,328,627	241,579	458,147	20,112,059
Mortgage-backed securities	44,390,432	13,710	848,651	43,555,491

Fixed maturities	295,097,229	2,658,649	2,658,643	295,097,235
Equity securities	28,993,361	4,763,905	385,906	33,371,360

Totals	$324,090,590	$7,422,554	$3,044,549	$328,468,595

The amortized cost and estimated fair value of fixed maturities at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

		Estimated
	Amortized	Fair
	Cost	Value

Held to maturity
Due in one year or less	$10,873,432	$10,764,755
Due after one year through five years	59,982,055	58,784,265
Due after five years through ten years	56,158,392	56,997,995
Due after ten years	29,001,063	29,061,690
Mortgage-backed securities	13,163,195	12,814,759

Total held to maturity	$169,178,137	$168,423,464

Available for sale
Due in one year or less	$20,713,940	$20,607,989
Due after one year through five years	51,873,365	51,938,988
Due after five years through ten years	114,622,676	115,420,716
Due after ten years	89,548,084	90,861,851
Mortgage-backed securities	53,677,246	52,840,234

Total available for sale	$330,435,311	$331,669,778

The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 2006 and 2005 amounted to $8,995,600 and $9,043,786, respectively.
Investments in affiliates consisted of the following at December 31, 2006 and 2005:

	2006	2005

DFSC	$7,534,059	$7,512,546
Other	929,000	929,000

Total	$8,463,059	$8,441,546

We made an additional equity investment in DFSC in the amount of $200,000 during 2006. Other expenses in our consolidated statements of income include $176,657, $52,781 and $182,128 for 2006, 2005 and 2004, respectively, representing our share of DFSC losses. In addition, other comprehensive income (loss) in our statements of comprehensive income includes net unrealized losses of $1,189, $240,769 and $62,366 for 2006, 2005 and 2004, respectively, representing our share of DFSC unrealized investment losses.
Other investment in affiliates represents our investment in statutory trusts that hold our subordinated debentures as discussed in Note 9.
Net investment income, consisting primarily of interest and dividends, is attributable to the following sources:

	2006	2005	2004

Fixed maturities	$20,557,402	$18,574,964	$16,540,611
Equity securities	992,139	975,420	989,966
Short-term investments	1,805,082	966,416	524,172
Other	34,180	34,853	30,770

Investment income	23,388,803	20,551,653	18,085,519
Investment expenses	(2,068,722)	(2,079,690)	(2,178,791)

Net investment income	$21,320,081	$18,471,963	$15,906,728

Gross realized gains and losses from investments and the change in the difference between fair value and cost of investments, before applicable income taxes, are as follows:

	2006	2005	2004

Gross realized gains:
Fixed maturities	$128,395	$674,585	$458,389
Equity securities	2,482,396	2,970,215	1,252,075

	2,610,791	3,644,800	1,710,464

Gross realized losses:
Fixed maturities	492,968	805,183	35,952
Equity securities	288,284	1,036,808	208,292

	781,252	1,841,991	244,244

Net realized gains	$1,829,539	$1,802,809	$1,466,220

Change in difference between fair value and cost of investments:
Fixed maturities	$2,060,966	$(8,381,388)	$(2,617,967)
Equity securities	2,658,296	1,643,782	914,179

	$4,719,262	$(6,737,606)	$(1,703,788)

We held fixed maturities and equity securities with unrealized losses representing declines that we considered temporary at December 31, 2006 as follows:

	Less than 12 months		12 months or longer
	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$10,921,320	$30,528	$78,616,562	$1,988,899
Obligations of states and political subdivisions	18,707,294	130,414	51,184,920	527,354
Corporate securities	3,004,951	2,348	10,764,265	214,084
Mortgage-backed securities	18,357,290	170,036	37,910,625	1,036,530
Equity securities	6,107,135	310,273	902,033	75,875

Totals	$57,277,990	$643,599	$179,378,405	$3,842,742

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

The unrealized losses in our fixed maturities were primarily due to the impact of higher market interest rates rather than a decline in credit quality. We consider such unrealized losses to be temporary in nature because we have the ability and intent to hold our fixed maturities to recovery.
During 2006, 2005 and 2004, certain investments trading below cost had declined on an other than temporary basis. Losses of $47,538, $409,432 and $6,650 were included in net realized investment gains for these investments in 2006, 2005 and 2004, respectively.
During 2005, we sold bonds that had been classified as held to maturity due to significant deterioration in the issuer’s creditworthiness. These bonds had an amortized cost of $1.0 million, and the sale resulted in a realized loss of $144,047. There were no other sales or transfers from the held to maturity portfolio in 2006, 2005 or 2004.
We have no derivative instruments or hedging activities.

6 — Deferred Policy Acquisition Costs
Changes in our insurance subsidiaries’ deferred policy acquisition costs are as follows:

	2006	2005	2004

Balance, January 1	$23,476,593	$22,257,760	$16,223,765
Acquisition costs deferred	49,857,336	48,452,833	45,467,995
Amortization charged to earnings	(48,595,000)	(47,234,000)	(39,434,000)

Balance, December 31	$24,738,929	$23,476,593	$22,257,760

7 — Property and Equipment
Property and equipment at December 31, 2006 and 2005 consisted of the following:

			Estimated
			Useful
	2006	2005	Life

Office equipment	$6,682,835	$6,483,921	5-15 years
Automobiles	1,459,361	1,216,085	3 years
Real estate	3,908,506	3,893,293	15-50 years
Software	605,262	573,672	5 years

	12,655,964	12,166,971
Accumulated depreciation	(7,509,659)	(6,932,548)

	$5,146,305	$5,234,423

Depreciation expense for 2006, 2005 and 2004 amounted to $936,837, $984,946 and $932,987, respectively.
8 — Liability for Losses and Loss Expenses
The establishment of an appropriate liability for losses and loss expenses is an inherently uncertain process, and there can be no assurance that our insurance subsidiaries’ ultimate liability will not exceed their loss and loss expense reserves and have an adverse effect on our results of operations and financial condition. Furthermore, the timing, frequency and extent of adjustments to our insurance subsidiaries’ estimated future liabilities cannot be predicted, since the historical conditions and events that serve as a basis for their estimates of ultimate claim costs may change. As is the case for substantially all property and casualty insurance companies, our insurance subsidiaries have found it necessary in the past to increase their estimated future liabilities for losses and loss expenses in certain periods, and in other periods our insurance subsidiaries’ estimates have exceeded their actual liabilities. Changes in our insurance subsidiaries’ estimate of the liability for losses and loss expenses generally reflect actual payments and the evaluation of information received since the prior reporting date. Activity in our insurance subsidiaries’ liability for losses and loss expenses is summarized as follows:

	2006	2005	2004

Balance at January 1	$265,729,527	$267,190,060	$217,914,057
Less reinsurance recoverable	(92,720,643)	(95,759,493)	((79,017,987)

Net balance at January 1	173,008,884	171,430,567	138,896,070

Acquisitions of Le Mars and Peninsula	—	—	28,843,140

Net balance at January 1 as adjusted	173,008,884	171,430,567	167,739,210

Incurred related to:
Current year	182,037,189	176,924,029	171,384,964
Prior years	(13,615,764)	(9,382,132)	(7,243,596)

Total incurred	168,421,425	167,541,897	164,141,368

Paid related to:
Current year	106,400,754	98,734,594	96,041,306
Prior years	71,717,592	67,228,986	64,408,705

Total paid	178,118,346	165,963,580	160,450,011

Net balance at December 31	163,311,963	173,008,884	171,430,567
Plus reinsurance recoverable	95,710,496	92,720,643	95,759,493

Balance at December 31	$259,022,459	$265,729,527	$267,190,060

Our insurance subsidiaries recognized a decrease in the liability for losses and loss expenses of prior years of $13.6 million, $9.4 million and $7.2 million in 2006, 2005 and 2004, respectively. Generally, our insurance subsidiaries experienced improving loss development trends during these years, which were reflected in favorable settlements of open claims. Our insurance subsidiaries made no significant changes in their reserving philosophy, key reserving assumptions or claims management during these years, even though they reflected changes in their reserve estimates in these years. No significant offsetting changes in estimates increased or decreased our insurance subsidiaries’ loss and loss expense reserves in these years. The 2006 development was primarily recognized in the workers’ compensation, private passenger automobile liability and commercial multi-peril lines of business and was consistently favorable for settlements of claims occurring in each of the previous five accident years. The majority of the 2006 development was related to decreases in the liability for losses and loss expenses of prior years of Atlantic States.
9 — Borrowings
Line of Credit
On November 25, 2003, we entered into a credit agreement with Manufacturers and Traders Trust Company (“M&T”) relating to a four-year $35.0 million unsecured, revolving line of credit. On July 20, 2006, we amended the agreement with M&T to extend the credit agreement for four years from the date of amendment on substantially the same terms. As of December 31, 2006, we may borrow up to $35.0 million at interest rates equal to M&T’s current prime rate or the then current London Interbank Eurodollar bank rate (LIBOR) plus between 1.50% and 1.75%, depending on our leverage ratio. In addition, we pay a fee of 0.15% per annum on the loan commitment amount, regardless of usage. The credit agreement requires our compliance with certain covenants, which include minimum levels of our net worth, leverage ratio and statutory surplus and A.M. Best ratings of our insurance subsidiaries. During the years ended December 31, 2006 and 2005, no borrowings were outstanding, and we complied with all requirements of the credit agreement.
Subordinated Debentures
On May 15, 2003, we received $15.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on May 15, 2033 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 4.10%, which is adjustable quarterly. At December 31, 2006, the interest rate on these debentures was 9.47%, and is next subject to adjustment on February 15, 2007. As of December 31, 2006 and 2005, our consolidated balance sheets included an investment in a trust of $464,000 and subordinated debentures of $15.5 million related to this transaction.
On October 29, 2003, we received $10.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on October 29, 2033 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 3.85%, which is adjustable quarterly. At December 31, 2006, the interest rate on these debentures was 9.23%, and is next subject to adjustment on January 29, 2007. As of December 31, 2006 and 2005, our consolidated balance sheets included an investment in a trust of $310,000 and subordinated debentures of $10.3 million related to this transaction.
On May 24, 2004, we received $5.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on May 24, 2034 and are callable at our option, at par, after five years. The debentures carry an interest rate equal to the three-month LIBOR rate plus 3.85%, which is adjustable quarterly. At December 31, 2006, the interest rate on these debentures was 9.22%, and is next subject to adjustment on February 24, 2007. As of December 31, 2006 and 2005, our consolidated balance sheets included an investment in a trust of $155,000 and subordinated debentures of $5.2 million related to this transaction.
10 — Reinsurance
Unaffiliated Reinsurers
Atlantic States, Southern and Donegal Mutual purchase third-party reinsurance on a combined basis. Le Mars and Peninsula have separate third-party reinsurance programs that provide similar types of coverage and that are commensurate with their relative size and exposures. Our insurance subsidiaries use several different reinsurers, all of which, consistent with their requirements, have an A.M. Best rating of A- (Excellent) or better or, with respect to foreign reinsurers, have a financial condition that, in the opinion of management, is equivalent to a company with at least an A-rating. The external reinsurance Atlantic States, Southern and Donegal Mutual purchase includes “excess of loss reinsurance,” under which their losses are automatically reinsured, through a series of contracts, over a set retention ($400,000), and “catastrophic reinsurance,” under which they recover, through a series of contracts, 100% of an accumulation of many losses resulting from a single event, including natural disasters, over a set retention ($3.0 million). Our insurance subsidiaries’ principal third party reinsurance agreement in 2006 was a multi-line per risk excess of loss treaty that provided 100% coverage up to $1.0 million for both property and liability losses over the set retention. For property insurance, our insurance subsidiaries also had excess of loss treaties that provided for additional coverage over the multi-line treaty up to $2.5 million per loss. For liability insurance, our insurance subsidiaries had excess of loss treaties that provided for additional coverage over the multi-line treaty up to $40.0 million per occurrence. For workers’ compensation insurance, our insurance subsidiaries had excess of loss treaties that provided for additional coverage over the multi-line treaty up to $5.0 million on any one life. Atlantic States, Southern and Donegal Mutual had property catastrophe coverage through a series of layered treaties up to aggregate losses of $80.0 million for any single event. This coverage was provided through as many as 26 reinsurers on any one treaty with no reinsurer taking more than 22.5% of any one contract. The amount of coverage provided under each of these types of reinsurance depended upon the amount, nature, size and location of the risks being reinsured. Donegal Mutual and our insurance subsidiaries also purchased facultative reinsurance to cover exposures from losses that exceeded the limits provided by our respective treaty reinsurance. The following amounts represent ceded reinsurance transactions with unaffiliated reinsurers during 2006, 2005 and 2004:

	2006	2005	2004

Premiums written	$21,820,998	$19,655,767	$22,016,464

Premiums earned	$21,719,407	$19,604,187	$23,704,363

Losses and loss expenses	$20,158,275	$9,886,287	$14,324,616

Prepaid reinsurance premiums	$1,832,592	$1,731,001	$1,679,421

Liability for losses and loss expenses	$39,643,082	$31,176,231	$27,903,998

Total Reinsurance
The following amounts represent the total of all ceded reinsurance transactions with both affiliated and unaffiliated reinsurers during 2006, 2005 and 2004:

	2006	2005	2004

Premiums earned	$104,123,905	$97,377,704	$90,880,931

Losses and loss expenses	$58,830,763	$52,530,538	$60,783,489

Prepaid reinsurance premiums	$44,376,953	$40,063,138	$35,907,376

Liability for losses and loss expenses	$95,710,496	$93,589,257	$95,759,493

The following amounts represent the effect of reinsurance on premiums written during 2006, 2005 and 2004:

	2006	2005	2004

Direct	$220,192,787	$215,719,476	$202,064,323
Assumed	195,652,202	188,357,878	174,657,504
Ceded	(108,437,720)	(101,533,466)	(93,439,390)

Net premiums written	$307,407,269	$302,543,888	$283,282,437

The following amounts represent the effect of reinsurance on premiums earned during 2006, 2005 and 2004:

	2006	2005	2004

Direct	$216,319,824	$209,693,968	$188,665,453
Assumed	189,282,243	182,181,759	168,054,072
Ceded	(104,123,905)	(97,377,704)	(90,880,931)

Net premiums earned	$301,478,162	$294,498,023	$265,838,594

11 — Income Taxes
The provision for income tax consists of the following:

	2006	2005	2004

Current	$15,322,221	$14,812,141	$11,290,908
Deferred	1,085,320	583,857	(405,256)

Federal tax provision	$16,407,541	$15,395,998	$10,885,652

The effective tax rate is different from the amount computed at the statutory federal rate of 35% for 2006, 2005 and 2004. The reasons for such difference and the related tax effects are as follows:

	2006	2005	2004

Income before income taxes	$56,622,263	$52,345,495	$37,054,251

Computed “expected” taxes	19,817,792	18,320,923	12,968,988
Tax-exempt interest	(3,929,188)	(3,350,307)	(2,302,247)
Dividends received deduction	(118,060)	(98,203)	(106,836)
Other, net	636,997	523,585	325,747

Federal income tax provision	$16,407,541	$15,395,998	$10,885,652

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005 are as follows:

	2006	2005

Deferred tax assets:
Unearned premium	$10,688,614	$10,270,793
Loss reserves	5,728,904	6,551,470
Net operating loss carryforward - acquired companies	3,929,268	4,376,784
Other	1,278,780	1,178,323

Total gross deferred assets	21,625,566	22,377,370
Less valuation allowance	(770,799)	(770,799)

Net deferred tax assets	20,854,767	21,606,571

Deferred tax liabilities:
Depreciation expense	188,035	280,477
Deferred policy acquisition costs	8,658,625	8,216,807
Salvage recoverable	197,171	213,031
Net unrealized gains	2,725,248	1,363,422

Total gross deferred liabilities	11,769,079	10,073,737

Net deferred tax asset	$9,085,688	$11,532,834

A valuation allowance is provided when it is more likely than not that some portion of the tax asset will not be realized. Management has determined that a valuation allowance of $770,799 related to a portion of the net operating loss carryforward of Le Mars should be established at January 1, 2004. Management has determined that it is not required to establish a valuation allowance for the other net deferred tax assets of $20,854,767 and $21,606,571 at December 31, 2006 and 2005, respectively, since it is more likely than not that the deferred tax assets will be realized through reversals of existing temporary differences, future taxable income, carrybacks to taxable income in prior years and the implementation of tax planning strategies.
At December 31, 2006, we have a net operating loss carryforward of $10.5 million, which is available to offset our taxable income. Of this amount, $9.0 million will begin to expire in 2009 and is subject to an annual limitation in the amount that we can use in any one year of approximately $376,000. The remaining $1.5 million will expire in 2012 and is subject to an annual limitation of approximately $903,000.
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
On February 17, 2005, our board of directors approved a four-for-three split of our Class A common stock and our Class B common stock effected in the form of a 33 1/3% stock dividend to stockholders of record at the close of business on March 1, 2005 and paid on March 28, 2005.
On April 6, 2006, our board of directors approved a four-for-three stock split of our Class A common stock and our Class B common stock effected in the form of a 33 1/3% stock dividend to stockholders of record at the close of business on April 17, 2006 and paid on April 26, 2006.

13 — Stock Compensation Plans
Equity Incentive Plans
During 1996, we adopted an equity incentive plan for employees. During 2001, we adopted a nearly identical plan that made a total of 2,666,667 shares of Class A common stock available for issuance to employees of our subsidiaries and affiliates. During 2005, an amendment to the plan made a total of 4,000,000 shares of Class A common stock available for issuance. Each plan provides for the granting of awards by our board of directors in the form of stock options, stock appreciation rights, restricted stock or any combination of the above. The plans provide that stock options may become exercisable up to 10 years from date of grant, with an option price not less than fair market value on date of grant. No stock appreciation rights have been issued.
During 1996, we adopted an equity incentive plan for directors. During 2001, we adopted a nearly identical plan that made 355,556 shares of Class A common stock available for issuance to our directors and those of our subsidiaries and affiliates. Awards may be made in the form of stock options, and the plan additionally provides for the issuance of 311 shares of restricted stock to each director on the first business day of January in each year. As of December 31, 2006, we have 238,666 unexercised options under these plans. Additionally 3,417, 3,733 and 3,423 shares of restricted stock were issued on January 2, 2006, 2005 and 2004, respectively.
Effective January 1, 2006, we adopted SFAS No. 123 (R), which requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our consolidated statements of income. In determining the expense to be recorded for stock options granted to directors and employees of our subsidiaries and affiliates other than Donegal Mutual, the fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The significant assumptions utilized in applying the Black-Scholes option pricing model are the risk-free interest rate, expected term, dividend yield and expected volatility.
The weighted-average grant date fair value of options granted during 2006 was $3.05. This fair value was calculated based upon a risk-free interest rate of 5%, expected term of 3 years, expected volatility of 19% and expected dividend yield of 2%.
The weighted-average grant date fair value of options granted during 2005 was $3.27. This fair value was calculated based upon a risk-free interest rate of 4%, expected term of 3 years, expected volatility of 30% and expected dividend yield of 2%.
Under SFAS No. 123(R), the compensation expense for the stock compensation plans that has been charged against income before income taxes was $268,805 for the year ended December 31, 2006, with a corresponding income tax benefit of $94,082. As of December 31, 2006, the Company’s total unrecognized compensation cost related to nonvested share-based compensation granted under the plans was $635,401. The cost is expected to be recognized over a weighted average period of 2.4 years.
The following table illustrates the effect on net income and earnings per share as if we had applied the provisions of SFAS No. 123(R) prior to 2006:

	2005	2004

Net income, as reported	$36,949,497	$31,614,269
Less:
Total stock-based employee compensation expense, net of related tax effect	(66,427)	(18,657)

Pro forma net income	$36,883,070	$31,595,612

Basic earnings per share:
As reported	$1.54	$1.35
Pro forma	1.53	1.35
Diluted earnings per share:
As reported	$1.49	$1.31
Pro forma	1.49	1.31
SFAS No. 123(R) does not set accounting requirements for share-based compensation to nonemployees. We continue to account for share-based compensation to nonemployees under the provisions of FIN No. 44 and EITF 00-23, which states that when employees of a controlling entity are granted share-based compensation, the entity granting the share-based compensation should measure the fair value of the award at the grant date and recognize the fair value as a dividend to the controlling entity. These provisions apply to options granted to employees and directors of Donegal Mutual, the employer of record for the majority of employees that provide services to us. Implied dividends of $1,858,525 and $2,469,963 were recorded for the years ended December 31, 2006 and 2005, respectively.
Cash received from option exercises under all stock compensation plans for the year ended December 31, 2006 was $4,693,001. The actual tax benefit realized for the tax deductions from option exercises of share-based compensation was $2,298,865 for the year ended December 31, 2006.
All options issued prior to 2001 were converted to options on Class A and Class B common stock as a result of our recapitalization. No further shares are available for plans in effect prior to 2001.
Information regarding activity in our stock option plans follows:

		Weighted-Average
	Number of	Exercise Price
	Options	Per Share

Outstanding at December 31, 2003	2,629,968	$6.59
Granted – 2004	61,333	10.60
Exercised – 2004	(1,051,256)	5.80
Forfeited – 2004	(53,045)	6.66

Outstanding at December 31, 2004	1,587,000	7.28
Granted – 2005	1,338,223	15.73
Exercised – 2005	(593,485)	7.42
Forfeited – 2005	(49,631)	15.52

Outstanding at December 31, 2005	2,282,107	12.02
Granted – 2006	1,055,667	20.98
Exercised – 2006	(601,869)	7.80
Forfeited – 2006	(52,078)	14.52

Outstanding at December 31, 2006	2,683,827	$16.44

Exercisable at:
December 31, 2004	1,214,967	$7.30

December 31, 2005	981,069	$7.13

December 31, 2006	824,681	$11.32

Options available for future grants at December 31, 2006 are 61,168.
The following table summarizes information about fixed stock options at December 31, 2006:

	Number of	Weighted-Average	Number of
Exercise	Options	Remaining	Options
Price	Outstanding	Contractual Life	Exercisable

$6.75	398,579	1.5 years	398,579
10.27	8,889	1.5 years	8,889
11.77	3,556	2.5 years	2,371
12.41	4,534	3.5 years	4,534
13.41	8,333	3.0 years	8,333
15.25	8,889	3.5 years	—
15.75	1,182,047	4.5 years	393,976
17.65	4,000	4.5 years	1,333
17.70	13,333	4.5 years	4,444
18.49	2,000	5.5 years	—
21.00	1,043,000	5.5 years	—
21.15	6,667	4.5 years	2,222

Total	2,683,827		824,681

Employee Stock Purchase Plans
During 1996, we adopted an employee stock purchase plan. During 2001, we adopted a nearly identical plan that made 533,333 shares of Class A common stock available for issuance.
The 2001 plan extends over a 10-year period and provides for shares to be offered to all eligible employees at a purchase price equal to the lesser of 85% of the fair market value of our Class A common stock on the last day before the first day of the enrollment period (June 1 and December 1) of the plan or 85% of the fair market value of our Class A common stock on the last day of the subscription period (June 30 and December 31). A summary of plan activity follows:

	Shares Issued
	Price	Shares

January 1, 2004	$6.44	13,577
July 1, 2004	9.57	8,905
January 1, 2005	9.89	10,788
July 1, 2005	10.28	11,445
January 1, 2006	11.77	10,763
July 1, 2006	15.45	9,531
On January 1, 2007, we issued an additional 10,929 shares at a price of $15.02 per share under this plan.
Agency Stock Purchase Plans
During 1996, we adopted an agency stock purchase plan. During 2001, we adopted a nearly identical plan that made 533,333 shares of Class A common stock available for issuance. The 2001 plan provides for agents of our affiliated companies to invest up to $12,000 per subscription period (April 1 to September 30 and October 1 to March 31) under various methods. Stock is issued at the end of the subscription period at a price equal to 90% of the average market price during the last ten trading days of the subscription period. During 2006, 2005 and 2004, 52,500, 58,201 and 58,349 shares, respectively, were issued under this plan. Expense recognized under the plan was not material.
14 — Statutory Net Income, Capital and Surplus and Dividend Restrictions
The following is selected information, as filed with insurance regulatory authorities, for our insurance subsidiaries as determined in accordance with accounting practices prescribed or permitted by such insurance regulatory authorities:

	2006	2005	2004

Atlantic States

Statutory capital and surplus	$169,947,815	$148,521,462	$127,219,109

Statutory unassigned surplus	$116,286,951	$94,860,598	$73,558,245

Statutory net income	$26,734,985	$21,855,006	$16,342,671

	2006	2005	2004

Southern

Statutory capital and surplus	$62,201,936	$56,802,771	$50,253,802

Statutory unassigned surplus	$13,084,350	$7,685,185	$1,136,217

Statutory net income	$5,905,912	$5,444,954	$2,868,102

Le Mars

Statutory capital and surplus	$25,415,894	$21,386,553	$17,103,902

Statutory unassigned surplus	$12,823,154	$8,793,813	$4,511,162

Statutory net income	$5,096,706	$4,293,555	$3,268,819

Peninsula

Statutory capital and surplus	$33,307,701	$29,050,474	$23,176,096

Statutory unassigned surplus	$15,508,287	$11,251,060	$5,576,682

Statutory net income	$5,295,045	$6,165,498	$3,781,849

Our principal source of cash for payment of dividends are dividends from our insurance subsidiaries that are required by law to maintain certain minimum capital and surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Our insurance subsidiaries are also subject to Risk Based Capital (RBC) requirements that may further impact their ability to pay dividends. At December 31, 2006, our insurance subsidiaries’ statutory capital and surplus were substantially above the RBC requirements. Amounts available for distribution as dividends to us without prior approval of insurance regulatory authorities in 2007 are $26,734,985 from Atlantic States, $5,905,912 from Southern, $2,541,589 from Le Mars and $3,330,770 from Peninsula.

15 — Reconciliation of Statutory Filings to Amounts Reported Herein
Our insurance subsidiaries are required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from financial statements prepared on the basis of generally accepted accounting principles in the United States.
Reconciliations of net income and capital and surplus, as determined using statutory accounting principles, to the amounts included in the accompanying financial statements are as follows:

	Year Ended December 31,
	2006	2005	2004

Statutory net income of insurance subsidiaries	$43,032,648	$37,759,013	$26,261,441
Adjustments:
Deferred policy acquisition costs	1,262,336	1,218,833	6,033,995
Deferred federal income taxes	(1,085,320)	(583,857)	405,256
Salvage and subrogation recoverable	(167,000)	164,306	(112,182)
Consolidating eliminations and adjustments	(10,686,208)	(1,805,579)	(579,343)
Parent-only net income (loss)	7,858,266	196,781	(394,898)

Net income as reported herein	$40,214,722	$36,949,497	$31,614,269

	December 31,
	2006	2005	2004

Statutory capital and surplus of insurance subsidiaries	$290,873,346	$255,761,260	$217,752,909
Adjustments:
Deferred policy acquisition costs	24,738,929	23,476,593	22,257,760
Deferred federal income taxes	(6,271,094)	(3,751,776)	(3,855,261)
Salvage and subrogation recoverable	8,144,000	8,311,000	8,146,694
Non-admitted assets and other adjustments, net	1,117,248	837,567	1,121,225
Fixed maturities	1,574,902	694,311	6,207,157
Parent-only equity and other adjustments	625,271	(7,432,769)	(8,926,170)

Stockholders’ equity as reported herein	$320,802,602	$277,896,186	$242,704,314

16 — Supplementary Cash Flow Information
The following reflects income taxes and interest paid during 2006, 2005 and 2004:

	2006	2005	2004

Income taxes	$13,125,000	$10,275,000	$12,905,000

Interest	$2,755,861	$2,191,125	$1,528,655

17 — Earnings Per Share
The following information illustrates the computation of net income, outstanding shares and earnings per share on both a basic and diluted basis for the years ended December 31, 2006, 2005 and 2004:

		Weighted-
		Average	Earnings
	Net	Shares	Per
	Income	Outstanding	Share

2006:
Basic	$40,214,722	24,968,439	$1.61
Effect of stock options	—	604,042	(.04)

Diluted	$40,214,722	25,572,481	$1.57

2005:
Basic	$36,949,497	24,058,732	$1.54
Effect of stock options	—	774,848	(.05)

Diluted	$36,949,497	24,833,580	$1.49

2004:
Basic	$31,614,269	23,394,551	$1.35
Effect of stock options	—	845,755	(.04)

Diluted	$31,614,269	24,240,306	$1.31

The following options to purchase shares of common stock were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price:

	2006	2005	2004

Options excluded from diluted earnings per share	1,049,667	—	13,333

18 — Condensed Financial Information of Parent Company
Condensed Balance Sheets
(in thousands)

December 31,	2006	2005

Assets
Fixed-maturity investments	$6,957	$4,192
Investment in subsidiaries/affiliates (equity method)	329,337	294,333
Short-term investments	15,029	9,431
Cash	1,114	938
Property and equipment	1,207	1,168
Other	1,215	1,110

Total assets	$354,859	$311,172

Liabilities and Stockholders’ Equity
Liabilities
Cash dividends declared to stockholders	$2,443	$1,781
Subordinated debentures	30,929	30,929
Other	685	566

Total liabilities	34,057	33,276

Stockholders’ equity	320,802	277,896

Total liabilities and stockholders’ equity	$354,859	$311,172

Condensed Statements of Income and Comprehensive Income
(in thousands)

Year Ended December 31,	2006	2005	2004

Statements of Income
Revenues
Dividends from subsidiaries	$10,000	$2,000	$950
Other	1,642	1,276	1,242

Total revenues	11,642	3,276	2,192

Expenses
Operating expenses	2,118	1,675	1,700
Interest	2,801	2,267	1,614

Total expenses	4,919	3,942	3,314

Income (loss) before income tax benefit and equity in undistributed net income of subsidiaries	6,723	(666)	(1,122)
Income tax benefit	(1,136)	(862)	(727)

Income (loss) before equity in undistributed net income of subsidiaries	7,859	196	(395)
Equity in undistributed net income of subsidiaries	32,356	36,753	32,009

Net income	$40,215	$36,949	$31,614

(in thousands)

Year Ended December 31,	2006	2005	2004

Statements of Comprehensive Income
Net income	$40,215	$36,949	$31,614

Other comprehensive income (loss), net of tax
Unrealized loss — parent	(52)	(25)	(2)
Unrealized gain (loss) — subsidiaries	2,581	(2,192)	(539)

Other comprehensive income (loss), net of tax	2,529	(2,217)	(541)

Comprehensive income	$42,744	$34,732	$31,073

Condensed Statements of Cash Flows
(in thousands)

Year Ended December 31,	2006	2005	2004

Cash flows from operating activities:
Net income	$40,215	$36,949	$31,614

Adjustments:
Equity in undistributed net income of subsidiaries	(32,356)	(36,753)	(32,009)
Other	546	4,446	731

Net adjustments	(31,810)	(32,307)	(31,278)

Net cash provided	8,405	4,642	336

Cash flows from investing activities:
Net purchase of fixed maturities	(2,917)	—	(2,084)
Net sale (purchase) of short-term investments	(5,598)	(3,846)	41,974
Net purchase of property and equipment	(546)	(392)	(246)
Investment in subsidiaries	(200)	—	(45,216)
Other	208	215	334

Net cash used	(9,053)	(4,023)	(5,238)

Cash flows from financing activities:
Cash dividends paid	(7,782)	(6,813)	(5,985)
Issuance of common stock	6,307	5,551	6,948
Issuance of subordinated debentures	—	—	5,155
Tax benefit on exercise of stock options	2,299	—	—

Net cash provided (used)	824	(1,262)	6,118

Net change in cash	176	(643)	1,216

Cash at beginning of year	938	1,581	365

Cash at end of year	$1,114	$938	$1,581

19 — Segment Information
We have three reportable segments which consist of the investment function, the personal lines of insurance and the commercial lines of insurance. Using independent agents, our insurance subsidiaries market personal lines of insurance to individuals and commercial lines of insurance to small and medium-sized businesses.
We evaluate the performance of the personal lines and commercial lines primarily based upon our insurance subsidiaries’ underwriting results as determined under statutory accounting practices (SAP) for our total business.
Assets are not allocated to the personal and commercial lines and are reviewed in total by management for purposes of decision making. We operate only in the United States and no single customer or agent provides 10 percent or more of revenues.
Financial data by segment is as follows:

	2006	2005	2004
	(in thousands)

Revenues
Premiums earned:
Commercial lines	$115,527	$112,711	$99,657
Personal lines	185,951	181,787	169,322

Total SAP premiums earned	301,478	294,498	268,979
GAAP adjustments	—	—	(3,140)

Total GAAP premiums earned	301,478	294,498	265,839
Net investment income	21,320	18,472	15,907
Realized investment gains	1,830	1,803	1,466
Other	5,339	5,074	4,577

Total revenues	$329,967	$319,847	$287,789

	2006	2005	2004
	(in thousands)

Income before income taxes and extraordinary item:
Underwriting income:
Commercial lines	$22,495	$13,941	$6,209
Personal lines	9,288	14,232	10,100

SAP underwriting income	31,783	28,173	16,309
GAAP adjustments	1,270	2,765	2,109

GAAP underwriting income	33,053	30,938	18,418
Net investment income	21,320	18,472	15,907
Realized investment gains	1,830	1,803	1,466
Other	419	1,132	1,263

Income before income tax expense and extraordinary item	$56,622	$52,345	$37,054

20 — Guaranty Fund and Other Insurance-Related Assessments
Our insurance subsidiaries accrue for guaranty fund and other insurance-related assessments in accordance with Statement of Position (SOP) 97-3, “Accounting by Insurance and Other Enterprises for Insurance-Related Assessments.” SOP 97-3 provides guidance for determining when an entity should recognize a liability for guaranty fund and other insurance-related assessments, how to measure that liability and when an asset may be recognized for the recovery of such assessments through premium tax offsets or policy surcharges. Our insurance subsidiaries’ liabilities for guaranty fund and other insurance-related assessments were $3,033,692 and $3,064,791 at December 31, 2006 and 2005, respectively. These liabilities included $358,393 and $361,192 related to surcharges collected by our insurance subsidiaries on behalf of regulatory authorities for 2006 and 2005, respectively.
21 — Interim Financial Data (unaudited)

	2006
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Net premiums earned	$74,513,849	$75,061,105	$75,705,387	$76,197,821
Total revenues	81,282,895	81,860,487	82,619,657	84,203,995
Net losses and loss expenses	43,288,512	40,783,828	42,555,787	41,793,298
Net income	9,130,187	10,220,583	9,818,301	11,045,651
Net income per common share
Basic	0.37	0.41	0.39	0.44
Diluted	0.36	0.40	0.38	0.43

	2005
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Net premiums earned	$71,762,523	$73,438,090	$74,584,045	$74,713,365
Total revenues	78,079,058	79,492,080	80,566,455	81,709,601
Net losses and loss expenses	41,537,896	39,807,658	41,071,801	45,124,542
Net income	8,417,088	8,903,275	9,777,157	9,851,977
Net income per common share:
Basic	0.35	0.37	0.41	0.41
Diluted	0.34	0.36	0.39	0.39

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of Donegal Group Inc.
We have audited the accompanying consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donegal Group Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for employee share-based payments in 2006.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Donegal Group Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
Philadelphia, Pennsylvania
March 13, 2007

Management’s Report on Internal Control
Over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as that term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. Under the supervision and with the participation of our Chief Executive Officer and our Chief Financial Officer, our management has conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2006, based on the framework and criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Framework”).
Based on our evaluation under the COSO Framework, our management has concluded that our internal control over financial reporting was effective as of December 31, 2006.
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
March 13, 2007

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of Donegal Group Inc.
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Donegal Group Inc. maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Donegal Group Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
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
In our opinion, management’s assessment that Donegal Group Inc. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Donegal Group Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated March 13, 2007 expressed an unqualified opinion on those consolidated financial statements.
Philadelphia, Pennsylvania
March 13, 2007

Comparison of Total Return on
Our Common Stock with Certain Averages
The following graph provides an indicator of cumulative total stockholder returns on our common stock compared to the Russell 2000 Index and a peer group of property and casualty insurance companies selected by Value Line, Inc. The members of the peer group are as follows: 21st Century Holding Company, 21st Century Insurance Group, ACA Capital Holdings, Inc., Acceptance Insurance Companies Inc., ACE Limited, Affirmative Insurance Holdings, Inc., Allied World Assurance Co. Holdings, Ltd, Allstate Corporation, AmCOMP Inc., American Financial Group, Inc., American Safety Insurance Holdings Ltd., AMERISAFE, Inc., AmTrust Financial Services, Inc., Anthony Clark International Insurance Brokers Ltd., Arch Capital Group Ltd., Argonaut Group Incorporated, Aspen Insurance Holdings Ltd., AssuranceAmerica Corporation, Assurant, Inc., Baldwin & Lyons Incorporated (Class A), Baldwin & Lyons Incorporated (Class B), Bristol West Holdings, Inc., Brooke Corporation, The Chubb Corporation, Cincinnati Financial Corporation, CNA Surety Corporation, CRM Holdings, Ltd., Darwin Professional Underwriters, Direct General Corporation, Donegal Group Inc. (Class B), eHealth, Inc., EMC Insurance Group Inc., Erie Indemnity Company (Class A), Everest Re Group Limited, Fairfax Financial Holdings Limited, Fidelity National Financial, Inc., First Mercury Financial Corporation, Fremont Michigan InsuraCorp Inc., GAINSCO, Inc., Harleysville Group Inc., HCC Insurance Holdings, Inc., Industrial Alliance Insurance and Financial Services Inc., Infinity Property & Casualty Corp., IPC Holdings, Ltd., James River Group, Inc., Kingsway Financial Services Inc., The KingThomason Group, Inc., Markel Corporation, Meadowbrook Insurance Group Inc., Mercer Insurance Group, Inc., Merchants Group Inc., Mercury General Corporation, Midland Company, MIIX Group Inc., Montpelier Re Holdings Ltd., National Atlantic Holdings Corporation, National Interstate Corporation, Odyssey Re Holdings Corp., Ohio Casualty Corporation, Old Republic International Corporation, OneBeacon Insurance Group, Ltd. (Class A), PartnerRe Ltd., Philadelphia Consolidated Holding Corp., Pico Holdings, Inc., PMA Capital Corporation (Class A), PMI Group Inc., ProCentury Corporation, Progressive Corporation, PXRE Group Ltd., Quanta Capital Holdings Ltd., RenaissanceRe Holdings Ltd., Republic Companies Group, Inc., RLI Corp., RTW, Inc., SAFECO Corporation, Safety Insurance Group, Inc., SCPIE Holdings Inc., SeaBright Insurance Holdings, Inc., Selective Insurance Group, Inc., St. Paul Travelers Companies, Inc., State Auto Corporation, Sun Life Financial Inc., The Hanover Insurance Group, Inc., Tower Group, Inc., TransAtlantic Holdings Inc., U.S.I. Holdings Corporation, United America Indemnity, Ltd., United Fire & Casualty Company, Universal Insurance Holdings, Inc., W.R. Berkley Corporation, XL Capital Ltd. (Class A) and Zenith National Insurance Corporation.
Comparison of Five-Year Cumulative Total Return*
Donegal Group Inc. Class A, Donegal Group Inc. Class B, Russell 2000 Index and Value Line Insurance (Property/Casualty)
Assumes $100 invested at the close of trading on December 31, 2001 in Donegal Group Inc. Class A common stock, Donegal Group Inc. Class B common stock, Russell 2000 Index and Insurance (Property/Casualty).

	2001	2002	2003	2004	2005	2006
Donegal Group Inc. Class A	100.00	107.32	226.46	240.96	332.23	377.22
Donegal Group Inc. Class B	100.00	109.94	193.74	228.47	296.46	338.03
Russell 2000 Index	100.00	78.42	114.00	133.38	137.81	161.24
Insurance (PropertyCasualty)	100.00	103.55	130.98	146.37	162.36	185.85

*Cumulative total return assumes reinvestment of dividends.

Corporate Information
Annual Meeting
April 19, 2007 at the Company’s headquarters at 10:00 a.m.
Form 10-K
A copy of Donegal Group’s Annual Report on Form 10-K will be furnished free upon written request to Jeffrey D. Miller, Senior Vice President and Chief Financial Officer, at the corporate address.
Market Information
Donegal Group’s Class A common stock and Class B common stock are traded on the NASDAQ Global Select Market under the symbols “DGICA” and “DGICB.” The following table shows the dividends paid per share and the stock price range for each quarter during 2006 and 2005:

			Cash Dividend
			Declared
Quarter	High	Low	Per Share

2005 - Class A*

1st	$15.93	$11.63	$—
2nd	15.24	12.52	.075
3rd	17.99	14.49	.075
4th	18.70	15.18	.15

2005 - Class B*

1st	$14.12	$10.55	$—
2nd	14.25	10.88	.0638
3rd	15.00	12.42	.0638
4th	18.00	13.05	.1275

2006 - Class A

1st	$19.64	$16.58	$—
2nd	21.57	17.50	.0825
3rd	21.28	16.81	.0825
4th	20.48	18.70	.165

2006 - Class B

1st	$21.86	$15.83	$—
2nd	19.14	15.91	.07
3rd	19.07	14.01	.07
4th	18.10	15.84	.14

*Restated for a 4-for-3 stock split
Corporate Offices
1195 River Road
P.O. Box 302
Marietta, Pennsylvania 17547-0302
(800) 877-0600
E-mail Address: info@donegalgroup.com
Donegal Web Site: www.donegalgroup.com
Transfer Agent
Computershare Trust Company, N.A.
P.O. Box 43078
Providence, Rhode Island 02940-3078
(800) 317-4445
Web Site: www.computershare.com
Hearing Impaired: TDD: 800-952-9245
Dividend Reinvestment and Stock Purchase Plan
The Company offers a dividend reinvestment and stock purchase plan through its transfer agent.
For information contact:
Donegal Group Inc.
Dividend Reinvestment and Stock Purchase Plan
Computershare Trust Company, N.A.
P.O. Box 43078
Providence, Rhode Island 02940-3078
Stockholders
The following represent the number of common stockholders of record as of December 31, 2006:

Class A common stock	1,105
Class B common stock	433