Form 10-K, Exhibit 13
period 2007-12-31
DONEGAL GROUP INC
filed 2008-03-13
CIK 800457

We recognize the importance of balancing our long-term growth goals with a keen focus on underwriting discipline and rate adequacy.
Selected Consolidated Financial Data

Year Ended December 31,	2007	2006	2005	2004	2003
Income Statement Data
Premiums earned	$310,071,534	$301,478,162	$294,498,023	$265,838,594	$196,792,696
Investment income, net	22,785,252	21,320,081	18,471,963	15,906,728	13,315,936
Realized investment gains	2,051,050	1,829,539	1,802,809	1,466,220	1,368,031
Total revenues	340,618,294	329,967,034	319,847,194	287,788,638	214,992,328
Income before income taxes and extraordinary gain	52,848,938	56,622,263	52,345,495	37,054,251	25,436,375
Income taxes	14,569,033	16,407,541	15,395,998	10,885,652	7,142,399
Extraordinary gain	—	—	—	5,445,670	—
Net income	38,279,905	40,214,722	36,949,497	31,614,269	18,293,976

Basic earnings per share — Class A	1.55	1.65	1.57	1.38	1.12
Diluted earnings per share — Class A	1.53	1.60	1.51	1.32	1.07
Cash dividends per share — Class A	.36	.33	.30	.27	.24

Basic earnings per share — Class B	1.39	1.48	1.41	1.25	.99
Diluted earnings per share — Class B	1.39	1.48	1.41	1.24	.98
Cash dividends per share — Class B	.31	.28	.26	.24	.22

Balance Sheet Data at Year End
Total investments	$605,869,587	$591,337,674	$547,746,114	$499,069,332	$421,276,467
Total assets	834,095,756	831,697,811	781,421,588	735,415,401	602,036,042
Debt obligations	30,929,000	30,929,000	30,929,000	30,929,000	25,774,000
Stockholders’ equity	352,690,191	320,802,262	277,896,186	242,704,314	208,649,232
Book value per share	13.92	12.70	11.30	10.15	9.17
DONEGALgroup

Financial Information

Management’s Discussion and Analysis of Results of Operations and Financial Condition
General
We were organized as an insurance holding company by Donegal Mutual Insurance Company (“Donegal Mutual”) on August 26, 1986. Our insurance subsidiaries, Atlantic States Insurance Company (“Atlantic States”), Southern Insurance Company of Virginia (“Southern”), Le Mars Insurance Company (“Le Mars”) and the Peninsula Insurance Group (“Peninsula”), which consists of Peninsula Indemnity Company and The Peninsula Insurance Company, write personal and commercial lines of property and casualty coverages exclusively through a network of independent insurance agents in certain Mid-Atlantic, Midwest and Southern states. The personal lines products of our insurance subsidiaries consist primarily of homeowners and private passenger automobile policies. The commercial lines products of our insurance subsidiaries consist primarily of commercial automobile, commercial multi-peril and workers’ compensation policies. We also own 48.2% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”), a thrift holding company. Donegal Mutual owns the remaining 51.8% of the outstanding stock of DFSC.
At December 31, 2007, Donegal Mutual held approximately 42% of our outstanding Class A common stock and approximately 74% of our outstanding Class B common stock. The operations of our insurance subsidiaries are interrelated with the operations of Donegal Mutual and, while maintaining the separate corporate existence of each company, our insurance subsidiaries and Donegal Mutual conduct business together as the Donegal Insurance Group. As such, Donegal Mutual and our insurance subsidiaries share the same business philosophy, the same management, the same employees and the same facilities and offer the same types of insurance products.
On April 6, 2006, our board of directors approved a four-for-three stock split of our Class A common stock and our Class B common stock effected in the form of a 33 1/3% stock dividend to stockholders of record at the close of business on April 17, 2006 and paid on April 26, 2006.
On March 7, 2007, our board of directors authorized a share repurchase program, pursuant to which we may purchase up to 500,000 shares of our Class A common stock at market prices prevailing from time to time in the open market subject to the provisions of Securities and Exchange Commission Rule 10b-18 and in privately negotiated transactions. We purchased 266,426 shares of our Class A common stock under this program during 2007.
Pooling Agreement and Other Transactions with Affiliates
In the mid-1980s, Donegal Mutual, like a number of other mutual property and casualty insurance companies, recognized the need to develop additional sources of capital and surplus to remain competitive and to have the capacity to expand its business and assure its long-term viability. Donegal Mutual, again like a number of other mutual property and casualty insurance companies, determined to implement a downstream holding company structure as a strategic response. Thus, in 1986, Donegal Mutual formed us as a downstream holding company, then wholly owned by Donegal Mutual, and caused us to form Atlantic States as our wholly owned subsidiary. As part of the implementation of this strategy, Donegal Mutual and Atlantic States entered into a pooling agreement in 1986, whereby each company contributed all of its direct written business to the pool and the pool then allocated a portion of the pooled business to Donegal Mutual and Atlantic States. The consideration to Donegal Mutual for entering into the pooling agreement was its ownership of our capital stock and the expectation that Donegal Mutual’s surplus would increase over time as the value of its ownership interest in us increased.
Since 1986, we have completed three public offerings. A major purpose of those offerings was to provide capital for Atlantic States and our other insurance subsidiaries and to fund acquisitions. As the capital of Atlantic States increased, its underwriting capacity increased proportionately. Thus, as originally planned in the mid-1980s, Atlantic States has had access to the capital necessary to support the growth of its direct business and increases in the amount and percentage of business it assumes from the underwriting pool with Donegal Mutual. As a result, the participation of Atlantic States in the underwriting pool has increased over the years from its initial 35% participation in 1986 to its 70% participation in 2007, and the size of the pool has increased substantially. In January 2008, Donegal Mutual and Atlantic States amended the pooling agreement to increase Atlantic States’ share of the pooled business to 80%, effective March 1, 2008. See Note 21 – Subsequent Event for more information regarding the amendment to the pooling agreement.
The risk profiles of the business written by Atlantic States and Donegal Mutual historically have been, and continue to be, substantially similar. The products, classes of business underwritten, pricing practices and underwriting standards of Donegal Mutual and our insurance subsidiaries are determined and administered by the same management and underwriting personnel. In addition, as the Donegal Insurance Group, Donegal Mutual and our insurance subsidiaries share a combined business plan to achieve market penetration and underwriting profitability objectives. The products offered by our insurance subsidiaries and Donegal Mutual are generally complementary, thereby allowing Donegal Insurance Group to offer a broader range of products to a given market and to expand Donegal Insurance Group’s ability to service an entire personal lines or commercial lines account. Distinctions within the products of Donegal Mutual and our insurance subsidiaries generally relate to specific risk profiles targeted within similar classes of business, such as preferred tier versus standard tier products, but not all of the standard risk gradients are allocated to one company. Therefore, the underwriting profitability of the business directly written by the individual companies will vary. However, as the risk characteristics of all business written directly by Donegal Mutual and Atlantic States are homogenized within the pool and each company shares the results according to its participation level, each company realizes its pro-rata share of the underwriting profitability of the pool. Pooled business represents the predominant percentage of the net underwriting activity of both Donegal Mutual and Atlantic States. See Note 3 – Transactions with Affiliates for more information regarding the pooling agreement.
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

The quota-share reinsurance agreement with Peninsula is intended to transfer to Donegal Mutual 100% of the premiums and losses related to the workers’ compensation product line of Peninsula Indemnity Company, which provides the availability of an additional workers’ compensation tier to Donegal Mutual’s commercial accounts.
The quota-share reinsurance agreement with Southern is intended to transfer to Southern 100% of the premiums and losses related to certain personal lines products offered in Virginia by Donegal Mutual through the use of its automated policy quoting and issuance system.
Until December 31, 2006, Donegal Mutual had an agreement with Southern to reallocate the loss results of workers’ compensation business written by Southern as part of commercial accounts primarily written by Donegal Mutual or Atlantic States. This agreement provided for the workers’ compensation loss ratio of Southern to be no worse than the average workers’ compensation loss ratio of Atlantic States, Southern and Donegal Mutual combined.
Donegal Mutual also has 100% retrocessional agreements with Southern and Le Mars. The retrocessional agreements are intended to ensure that Southern and Le Mars receive the same A.M. Best rating, currently A (Excellent), as Donegal Mutual. The retrocessional agreements do not otherwise provide for pooling or reinsurance with or by Donegal Mutual and do not transfer insurance risk.
Donegal Mutual provides facilities, personnel and other services to us and our insurance subsidiaries. Certain related expenses are allocated between Atlantic States and Donegal Mutual in relation to their relative participation in the underwriting pool. Le Mars and Southern reimburse Donegal Mutual for their personnel costs, and Southern bears its proportionate share of information services costs based on its percentage of total written premiums of the Donegal Insurance Group.
All agreements and all changes to existing agreements between our insurance subsidiaries and Donegal Mutual are subject to approval by a coordinating committee that is comprised of two of our board members who do not serve on Donegal Mutual’s board and two members of Donegal Mutual’s board who do not serve on our board. In order to approve an agreement or a change in an agreement, our members on the coordinating committee must conclude that the agreement or change is fair to us and our stockholders, and Donegal Mutual’s members on the coordinating committee must conclude that the agreement or change is fair to Donegal Mutual and its policyholders.
There were no significant changes to the pooling agreement or other reinsurance agreements between our insurance subsidiaries and Donegal Mutual during 2007 and 2006, except as noted above.
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
Liability for Losses and Loss Expenses
Liabilities for losses and loss expenses are estimates at a given point in time of the amounts an insurer expects to pay with respect to policyholder claims based on facts and circumstances then known. At the time of establishing its estimates, an insurer recognizes that its ultimate liability for losses and loss expenses will exceed or be less than such estimates. Our insurance subsidiaries’ estimates of liabilities for losses and loss expenses are based on assumptions as to future loss trends and expected claims severity, judicial theories of liability and other factors. However, during the loss adjustment period, our insurance subsidiaries may learn additional facts regarding individual claims, and consequently it often becomes necessary for our insurance subsidiaries to refine and adjust their estimates of liability. Our insurance subsidiaries reflect any adjustments to their liabilities for losses and loss expenses in their operating results in the period in which the changes in estimates are made.
Our insurance subsidiaries maintain liabilities for the payment of losses and loss expenses with respect to both reported and unreported claims. Liabilities for loss expenses are intended to cover the ultimate costs of settling all losses, including investigation and litigation costs from such losses. Our insurance subsidiaries base the amount of liability for reported losses primarily upon a case-by-case evaluation of the type of risk involved, knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. Our insurance subsidiaries determine the amount of their liability for unreported claims and loss expenses on the basis of historical information by line of insurance. Our insurance subsidiaries account for inflation in the reserving function through analysis of costs and trends and reviews of historical reserving results. Our insurance subsidiaries closely monitor their liabilities and recompute them periodically using new information on reported claims and a variety of statistical techniques. Our insurance subsidiaries’ liabilities for losses are not discounted.
Reserve estimates can change over time because of unexpected changes in assumptions related to our insurance subsidiaries’ external environment and, to a lesser extent, assumptions as to our insurance subsidiaries’ internal operations. Assumptions related to our insurance subsidiaries’ external environment include the absence of significant changes in tort law and the legal environment that increase liability exposure, consistency in judicial interpretations of insurance coverage and policy provisions, stability in economic conditions and the rate of loss cost inflation. For example, our insurance subsidiaries have experienced a decrease in claims frequency on bodily injury liability claims during the past several years while claims severity has gradually increased. These trend changes give rise to greater uncertainty as to the pattern of future loss settlements on bodily injury claims. Related uncertainties regarding future trends include the cost of medical technologies and procedures and changes in the utilization of medical procedures. Internal assumptions include accurate measurement of the impact of rate changes and changes in policy provisions, consistency in the quality and characteristics of business written within a given line of business and consistency in reinsurance coverage and collectibility of reinsured losses, among other items. To the extent our insurance subsidiaries determine that underlying factors impacting their assumptions have changed, our insurance subsidiaries attempt to make appropriate adjustments for such changes in their reserves. Accordingly, our insurance subsidiaries’ ultimate liability for unpaid losses and loss expenses will likely differ from the amount recorded at December 31, 2007. For every 1% change in our insurance subsidiaries’ estimate for loss and loss expense reserves, net of reinsurance recoverable, the effect on our pre-tax results of operations would be approximately $1.5 million.
The establishment of appropriate liabilities is an inherently uncertain process, and there can be no assurance that our insurance subsidiaries’ ultimate liability will not exceed our insurance subsidiaries’ loss and loss expense reserves and have an adverse effect on our results of operations and financial condition. Furthermore, the timing, frequency and extent of adjustments to our insurance subsidiaries’ estimated future liabilities cannot be predicted, since the historical conditions and events that serve as a basis for our insurance subsidiaries’ estimates of ultimate claim costs may change. As is the case for substantially all property and casualty insurance companies, our insurance subsidiaries have found it necessary in the past to increase their estimated future liabilities for losses and loss expenses in certain periods, and in other periods their estimates have exceeded their actual liabilities. Changes in our insurance subsidiaries’ estimate of their liability for losses and loss expenses generally reflect actual payments and the evaluation of information received since the prior reporting date. Our insurance subsidiaries recognized a decrease in their liability for losses and loss expenses of prior years of $10.0 million, $13.6 million and $9.4 million in 2007, 2006 and 2005, respectively. Generally, our insurance subsidiaries experienced improving loss development trends during these years, which were attributable to favorable settlements of previously reported claims by our insurance subsidiaries. Our insurance subsidiaries have implemented advances in automation and added personnel in the past three years to enhance their claims servicing ability. These enhancements have resulted in shorter claim life cycles and more timely settlement of claims, thereby contributing to improving loss development trends experienced in these periods. Our insurance subsidiaries made no significant changes in their reserving philosophy, key reserving assumptions or claims management, and there have been no significant offsetting changes in estimates that increased or decreased their loss and loss expense reserves in these years. The 2007 development represented 6.1% of the December 31, 2006 carried reserves and was primarily driven by favorable settlements of previously reported claims that contributed to lower than expected severity in accident years 2002 through 2006. Favorable development was primarily recognized in the private passenger automobile liability, workers’ compensation, commercial automobile liability and commercial multi-peril lines of business, with the latest three prior accident years contributing approximately 67% and the latest five prior accident years contributing over 93% of the total favorable development. The majority of the 2007 development related to decreases in the liability for losses and loss expenses of prior years for Atlantic States.
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
Because of Atlantic States’ participation in the pool with Donegal Mutual, it is exposed to adverse loss development on the business of Donegal Mutual that is included in the pool. However, pooled business represents the predominant percentage of the net underwriting activity of both companies, and Donegal Mutual and Atlantic States would proportionately share any adverse risk development of the pooled business. The business in the underwriting pool is homogenous, and each company has a pro-rata share of the entire pool. Since substantially all of the business of Atlantic States and Donegal Mutual is pooled and the results shared by each company according to its participation level under the terms of the pooling agreement, the underwriting pool is intended to produce a more uniform and stable underwriting result from year to year for each company than they would experience individually and to spread the risk of loss between the companies.
Our insurance subsidiaries’ liability for losses and loss expenses by major line of business as of December 31, 2007 and 2006 consisted of the following:

(in thousands)	2007	2006
Commercial lines:
Automobile	$20,274	$23,406
Workers’ compensation	36,309	39,563
Commercial multi-peril	24,847	25,994
Other	1,780	2,633

Total commercial lines	83,210	91,596

Personal lines:
Automobile	55,796	59,657
Homeowners	10,121	10,360
Other	1,025	1,699

Total personal lines	66,942	71,716

Total commercial and personal lines	150,152	163,312
Plus reinsurance recoverable	76,280	95,710

Total liability for losses and loss expenses	$226,432	$259,022

We have evaluated the effect on our insurance subsidiaries’ loss and loss expense reserves and our stockholders’ equity in the event of reasonably likely changes in the variables considered in establishing loss and loss expense reserves. We established the range of reasonably likely changes based on a review of changes in accident year development by line of business and applied it to our insurance subsidiaries’ loss reserves as a whole. The selected range does not necessarily indicate what could be the potential best or worst case or likely scenario. The following table sets forth the effect on our insurance subsidiaries’ loss and loss expense reserves and our stockholders’ equity in the event of reasonably likely changes in the variables considered in establishing loss and loss expense reserves:

	Adjusted Loss and		Adjusted Loss and
	Loss Expense	Percentage	Loss Expense	Percentage
Change in Loss	Reserves Net of	Change in	Reserves Net of	Change in
and Loss Expense	Reinsurance as of	Equity as of	Reinsurance as of	Equity as of
Reserves Net of	December 31,	December 31,	December 31,	December 31,
Reinsurance	2007	2007(1)	2006	2006(1)
(dollars in thousands)
-10.0%	$135,137	2.8%	$146,981	3.3%
-7.5	138,891	2.1	151,064	2.5
-5.0	142,644	1.4	155,146	1.7
-2.5	146,398	0.7	159,229	0.8
Base	150,152	—	163,312	—
2.5	153,906	-0.7	167,395	-0.8
5.0	157,660	-1.4	171,478	-1.7
7.5	161,413	-2.1	175,560	-2.5
10.0	165,167	-2.8	179,643	-3.3

(1)	Net of income tax effect.
Our insurance subsidiaries’ reserves for unpaid losses and loss expenses are based on current trends in loss and loss expense development and reflect their best estimates for future amounts needed to pay losses and loss expenses with respect to incurred events currently known to them plus incurred but not reported (“IBNR”) claims. Reserve estimates are based on management’s assessment of known facts and circumstances, review of historical loss settlement patterns, estimates of trends in claims severity, frequency, legal and regulatory changes and other assumptions. Actuarial loss reserving techniques and assumptions, which rely on historical information as adjusted to reflect current conditions, have been consistently applied, including consideration of recent case reserve activity. For the year ended December 31, 2007, our insurance subsidiaries used the most-likely number as determined by our actuaries. Based upon information provided by our actuaries during the development of our insurance subsidiaries’ net reserves for losses and loss expenses for the year ended December 31, 2007, we developed a range from a low of $140.2 million to a high of $160.8 million and with a most-likely number of $150.2 million. The range of estimates for commercial lines in 2007 was $77.7 million to $89.1 million (we selected the actuaries’ most-likely number of $83.3 million) and for personal lines in 2007 was $62.5 million to $71.7 million (we selected the actuaries’ most-likely number of $66.9 million). Based upon information provided by our actuaries during the development of our insurance subsidiaries’ net reserves for losses and loss expenses for the year ended December 31, 2006, we developed a range from a low of $153.8 million to a high of $173.4 million and with a most-likely number of $163.3 million. The range of estimates for commercial lines in 2006 was $86.3 million to $97.2 million (we selected the actuaries’ most-likely number of $91.6 million) and for personal lines in 2006 was $67.5 million to $76.1 million (we selected the actuaries’ most-likely number of $71.7 million).
Our insurance subsidiaries seek to enhance their underwriting results by carefully selecting the product lines they underwrite. For personal lines products, our insurance subsidiaries insure standard and preferred risks in private passenger automobile and homeowners lines. For commercial lines products, the commercial risks that our insurance subsidiaries primarily insure are mercantile risks, business offices, wholesalers, service providers, contractors and artisan risks, limiting industrial and manufacturing exposures. Our insurance subsidiaries have limited exposure to asbestos and other environmental liabilities. Our insurance subsidiaries write no medical malpractice or professional liability risks. Through the consistent application of this disciplined underwriting philosophy, our insurance subsidiaries have avoided many of the “long-tail” issues faced by other insurance companies. We consider workers’ compensation to be a “long-tail” line of business, in that workers’ compensation claims tend to be settled over a longer timeframe than those in our other lines of business. The following table presents 2007 and 2006 claim count and payment amount information for workers’ compensation. Workers’ compensation losses primarily consist of indemnity and medical costs for injured workers. Substantially all of the claims are relatively small individual claims of a similar type.

	For the Year Ended
	December 31,
	2007	2006
	(dollars in thousands)
Number of claims pending, beginning of period	1,343	1,724
Number of claims reported	3,519	3,931
Number of claims settled or dismissed	3,410	4,312

Number of claims pending, end of period	1,452	1,343

Losses paid	$15,059	$15,700
Loss expenses paid	3,035	2,936
Investments
We make estimates concerning the valuation of our investments and the recognition of other than temporary declines in the value of our investments. When we consider the decline in value of an individual investment to be other than temporary, we write down the investment to its estimated net realizable value, and the amount of the write-down is reflected as a realized loss in our results of operations. We individually monitor all investments for other than temporary declines in value. Generally, if an individual equity security has depreciated in value by more than 20% of original cost, and has been in an unrealized loss position for more than six months, we assume there has been an other than temporary decline in value. With respect to debt securities, we assume there has been an other than temporary decline in value if it is probable that contractual payments will not be received. In addition, we may write down securities in an unrealized loss position based on a number of other factors, including the fair value of the investment being significantly below its cost, the deteriorating financial condition of the issuer of the security and the occurrence of industry, company and geographic events that have negatively impacted the value of the security or rating agency downgrades.
We have no direct exposure to sub-prime residential mortgage-backed securities and hold no collateralized debt obligations. Substantially all of the unrealized losses within our fixed maturity investment portfolio resulted from increases in market interest rates and the related impact on our fixed maturity investment valuations. When determining possible impairment of our debt securities, we consider unrealized losses that are due to the impact of higher market interest rates to be temporary in nature because we have the ability and intent to hold our debt securities to maturity. The majority of the unrealized losses within our equity portfolio related to common stock investments in companies within the financial services industry, which has been adversely affected by market developments within the past year. We evaluated the near-term prospects of the issuers of those investments in relation to the severity and duration of impairment. Based upon that evaluation and our ability and intent to hold those investments for a reasonable period of time sufficient for a recovery of fair value, we did not consider those investments to be other than temporarily impaired at December 31, 2007.
Our investments in available-for-sale fixed maturity and equity securities are presented at estimated fair value, which generally represents quoted market prices.
During 2005, we sold bonds that had been classified as held to maturity due to significant deterioration in the issuer’s creditworthiness. These bonds had an amortized cost of $1.0 million, and the sale resulted in a realized loss of $144,047. We had no other sales or transfers from the held to maturity portfolio in 2007, 2006 or 2005.
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
Management Evaluation of Operating Results
We believe that principal factors contributing to our earnings over the past several years have been the favorable market conditions in the areas in which our insurance subsidiaries operate, their overall premium growth, earnings from acquisitions and our insurance subsidiaries’ disciplined underwriting practices.
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

	Year Ended December 31,
(in thousands)	2007	2006	2005
Net premiums written:
Personal lines:
Automobile	$132,452	$126,211	$122,059
Homeowners	58,602	56,005	52,149
Other	11,299	10,764	10,620

Total personal lines	202,353	192,980	184,828

Commercial lines:
Automobile	32,059	33,387	34,641
Workers’ compensation	32,361	32,845	33,154
Commercial multi-peril	43,559	44,750	46,406
Other	3,357	3,445	3,515

Total commercial lines	111,336	114,427	117,716

Total net premiums written	$313,689	$307,407	$302,544

Components of GAAP combined ratio:
Loss ratio	57.4%	55.8%	56.9%
Expense ratio	33.5	32.7	32.1
Dividend ratio	0.4	0.5	0.5

GAAP combined ratio	91.3%	89.0%	89.5%

Revenues:
Premiums earned:
Personal lines	$196,429	$185,951	$181,787
Commercial lines	113,642	115,527	112,711

Total premiums earned	310,071	301,478	294,498
Net investment income	22,785	21,320	18,472
Realized investment gains	2,051	1,830	1,803
Other	5,711	5,339	5,074

Total revenues	$340,618	$329,967	$319,847

Components of net income:
Underwriting income:
Personal lines	$1,736	$9,288	$14,232
Commercial lines	22,744	22,495	13,941

SAP underwriting income	24,480	31,783	28,173
GAAP adjustments	2,603	1,270	2,765

GAAP underwriting income	27,083	33,053	30,938
Net investment income	22,785	21,320	18,472
Realized investment gains	2,051	1,830	1,803
Other	930	419	1,132

Income before income taxes	52,849	56,622	52,345
Income taxes	(14,569)	(16,407)	(15,396)

Net income	$38,280	$40,215	$36,949

Results of Operations
Years Ended December 31, 2007 and 2006
Net Premiums Written
Our insurance subsidiaries’ 2007 net premiums written increased by 2.1% to $313.7 million, compared to $307.4 million for 2006. Commercial lines net premiums written decreased $3.1 million, or 2.7%, for 2007 compared to 2006. Personal lines net premiums written increased $9.4 million, or 4.9%, for 2007 compared to 2006. Our insurance subsidiaries have benefited in 2007 from the addition of the personal lines new business related to increased agent utilization of our WritePro automated underwriting system.
Net Premiums Earned
Our insurance subsidiaries’ net premiums earned increased to $310.1 million for 2007, an increase of $8.6 million, or 2.9%, over 2006. Our insurance subsidiaries’ net earned premiums during 2007 have grown due to the increase in written premiums during the year. Premiums are earned, or recognized as income, over the terms of the policies issued by our insurance subsidiaries, which are generally one year or less in duration. Therefore, increases or decreases in net premiums earned will generally reflect increases or decreases in net premiums written in the preceding twelve-month period compared to the same period one year earlier.
Investment Income
For 2007, our net investment income increased 7.0% to $22.8 million, compared to $21.3 million for 2006. An increase in our average invested assets from $569.5 million in 2006 to $598.6 million in 2007 primarily accounted for the increase in investment income in 2007 compared to 2006. Our annualized average return increased to 3.8% compared to 3.7% in 2006. The increase in our annualized average rate of return on investments was primarily due to improved yields generated from the reinvestment of maturity proceeds of lower-yielding bonds, offset in part by decreases in our annualized average rate of return on increased holdings of tax-exempt fixed maturities in our investment portfolio during 2007 compared to 2006.
Installment Payment Fees
Our insurance subsidiaries’ installment fees increased primarily as a result of increases in policy counts during 2007.
Net Realized Investment Gains/Losses
Our net realized investment gains in 2007 and 2006 were $2.1 million and $1.8 million. Our net realized investment gains in 2007 were net of impairment charges of $469,000, compared to impairment charges of $47,538 recognized in 2006. Our impairment charges for both years were the result of declines in the market value of equity securities that we determined to be other than temporary. The remaining net realized investment gains and losses in both periods resulted from normal turnover within our investment portfolio.
Losses and Loss Expenses
Our insurance subsidiaries’ loss ratio, which is the ratio of incurred losses and loss expenses to premiums earned, in 2007 was 57.4%, compared to 55.8% in 2006. Our insurance subsidiaries’ commercial lines loss ratio decreased to 46.8% in 2007, compared to 48.0% in 2006. This decrease primarily resulted from the workers’ compensation loss ratio decreasing to 44.8% in 2007, compared to 53.4% in 2006, and the commercial automobile loss ratio decreasing to 49.1% in 2007, compared to 53.2% in 2006. The personal lines loss ratio increased from 60.7% in 2006 to 63.4% in 2007, primarily as a result of an increase in the personal automobile loss ratio to 66.0% in 2007, compared to 64.2% in 2006, and an increase in the homeowners loss ratio to 61.8% in 2007, compared to 57.4% in 2006, as a result of an increase in weather-related claims. Our insurance subsidiaries’ 2007 loss ratios reflect the benefits of decreased claim frequency and favorable prior accident year loss development of $10.0 million in 2007, compared to favorable prior accident year loss development of $13.6 million in 2006. Favorable prior accident year loss development in both years was largely due to favorable settlements of open claims.
Underwriting Expenses
Our insurance subsidiaries’ expense ratio, which is the ratio of policy acquisition and other underwriting expenses to premiums earned, was 33.5% in 2007, compared to 32.7% in 2006. The increase in the 2007 expense ratio reflects higher acquisition costs and underwriting-based incentive costs in 2007 compared to 2006.
Combined Ratio
Our insurance subsidiaries’ combined ratio was 91.3% and 89.0% in 2007 and 2006, respectively. The combined ratio represents the sum of the loss ratio, expense ratio and dividend ratio, which is the ratio of workers’ compensation policy dividends incurred to premiums earned.

Interest Expense
Our interest expense in 2007 was $2.9 million, compared to $2.8 million in 2006, reflecting increases in the average interest rates on our subordinated debentures during the year compared to 2006.
Income Taxes
Our income tax expense was $14.6 million in 2007, compared to $16.4 million in 2006, representing an effective tax rate of 27.6% compared to 29.0% in 2006. The change in effective tax rates is primarily due to tax-exempt interest income representing a larger proportion of income before income tax expense in 2007 compared to 2006, as we benefited from a 16.1% increase in tax-exempt interest income in 2007 compared to 2006.
Net Income and Earnings Per Share
Our net income in 2007 was $38.3 million, or $1.53 per share of Class A common stock and $1.39 per share of Class B common stock on a diluted basis, a decrease of 4.7% from our net income of $40.2 million, or $1.60 per share of Class A common stock and $1.48 per share of Class B common stock on a diluted basis, in 2006. Our fully diluted Class A shares outstanding in 2007 were unchanged at 20.0 million. Our Class B shares outstanding were unchanged at 5.6 million.
Book Value Per Share and Return on Equity
Our stockholders’ equity increased by $31.9 million in 2007, primarily as a result of favorable operating results. Book value per share increased by 9.6% to $13.92 at December 31, 2007, compared to $12.70 a year earlier. Our return on average equity was 11.4% in 2007, compared to 13.4% in 2006.
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
Net Income and Earnings Per Share
Our net income in 2006 was $40.2 million, an increase of 8.9% over the $36.9 million reported in 2005. Our diluted earnings per share were $1.60 per share of Class A common stock and $1.48 per share of Class B common stock in 2006, compared to $1.51 per share of Class A common stock and $1.41 per share of Class B common stock in 2005. Our fully diluted Class A shares outstanding for 2006 increased to 20.0 million, compared to 19.3 million for 2005. Our Class B shares outstanding were unchanged at 5.6 million.
Book Value Per Share and Return on Equity
Our stockholders’ equity increased by $42.9 million in 2006, primarily as a result of favorable operating results. Book value per share increased by 12.4% to $12.70 at December 31, 2006, compared to $11.30 a year earlier. Our return on average equity was 13.4% in 2006, compared to 14.2% in 2005.
Financial Condition
Liquidity and Capital Resources
Liquidity is a measure of an entity’s ability to secure enough cash to meet its contractual obligations and operating needs as they arise. Our major sources of funds from operations are the net cash flows generated from our insurance subsidiaries’ underwriting results, investment income and maturing investments.
We have historically generated sufficient net positive cash flow from our operations to fund our commitments and build our investment portfolio, thereby increasing future investment returns. The impact of the pooling agreement with Donegal Mutual historically has been cash flow positive because of the historical profitability of the underwriting pool. The pool is settled monthly, thereby resulting in cash flows substantially similar to cash flows that would result from the underwriting of direct business. Our insurance subsidiaries have not experienced any unusual variations in the timing of claim payments associated with their loss reserves. We maintain a high degree of liquidity in our investment portfolio in the form of readily marketable fixed maturities, equity securities and short-term investments. Our fixed-maturity investment portfolio is structured following a “laddering” approach, so that projected cash flows from investment income and principal maturities are evenly distributed from a timing perspective, thereby providing an additional measure of liquidity to meet our obligations and the obligations of our insurance subsidiaries should an unexpected variation occur in the future. Net cash flows provided by operating activities in 2007, 2006 and 2005, were $26.7 million, $33.8 million and $48.9 million, respectively.
On November 25, 2003, we entered into a credit agreement with Manufacturers and Traders Trust Company (“M&T”) relating to a four-year $35.0 million unsecured, revolving line of credit. On July 20, 2006, we amended the agreement with M&T to extend the credit agreement for four years from the date of amendment on substantially the same terms. As of December 31, 2007, we have the ability to borrow $35.0 million at interest rates equal to M&T’s current prime rate or the then current LIBOR rate plus between 1.50% and 1.75%, depending on our leverage ratio. In addition, we pay a fee of 0.15% per annum on the loan commitment amount, regardless of usage. The credit agreement requires our compliance with certain covenants, which include minimum levels of net worth, leverage ratio and statutory surplus and A.M. Best ratings of our insurance subsidiaries. As of December 31, 2007, no borrowings were outstanding, and we complied with all requirements of the credit agreement.
The following table shows expected payments for our significant contractual obligations as of December 31, 2007.

		Less
		than 1	1-3	4-5	After 5
(in thousands)	Total	year	years	years	years
Net liability for unpaid losses and loss expenses	$150,152	$63,482	$69,609	$8,354	$8,707
Subordinated debentures	30,929	—	—	—	30,929

Total contractual obligations	$181,081	$63,482	$69,609	$8,354	$39,636

The timing of the amounts for the net liability for unpaid losses and loss expenses of our insurance subsidiaries is estimated based on historical experience and expectations of future payment patterns. The liability has been shown net of reinsurance recoverable on unpaid losses and loss expenses to reflect expected future cash flows related to such liability. Assumed amounts from the underwriting pool with Donegal Mutual represent a substantial portion of our insurance subsidiaries’ gross liability for unpaid losses and loss expenses, and ceded amounts to the underwriting pool represent a substantial portion of our insurance subsidiaries’ reinsurance recoverable on unpaid losses and loss expenses. Future cash settlement of Atlantic States’ assumed liability from the pool will be included in monthly settlements of pooled activity, wherein amounts ceded to and assumed from the pool are netted. Effective March 1, 2008, Donegal Mutual and Atlantic States amended the pooling agreement to increase Atlantic States’ share of the pooled business to 80%. Although Donegal Mutual and Atlantic States do not anticipate any further changes in the pool participation levels in the foreseeable future, any such change would be prospective in nature and therefore would not impact the timing of expected payments for Atlantic States’ proportionate liability for pooled losses occurring in periods prior to the effective date of such change.
The timing of the amounts for the subordinated debentures is based on their contractual maturities. The debentures are redeemable at our option, at par, after five years from their issuance dates as discussed in Note 8 – Borrowings. Our subordinated debentures carry interest rates that vary based upon the three-month LIBOR rate and adjust quarterly. Based upon the interest rates in effect as of December 31, 2007, our annual interest cost associated with our subordinated debentures is approximately $2.7 million. For every 1% change in the three-month LIBOR rate, the effect on our annual interest cost would be approximately $300,000.
Dividends declared to stockholders totaled $8.4 million, $8.4 million and $7.0 million in 2007, 2006 and 2005, respectively. There are no regulatory restrictions on the payment of dividends to our stockholders, although there are state law restrictions on the payment of dividends from our insurance subsidiaries to us. Our insurance subsidiaries are required by law to maintain certain minimum surplus on a statutory basis, and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Our insurance subsidiaries are subject to risk-based capital (RBC) requirements. At December 31, 2007, each of our insurance subsidiaries had capital substantially above the RBC requirements. In 2008, amounts available for distribution as dividends to us without prior approval of their domiciliary insurance regulatory authorities are $24.1 million from Atlantic States, $5.1 million from Le Mars, $3.7 million from Peninsula and $5.0 million from Southern.
Investments
At December 31, 2007 and 2006, our investment portfolio of investment-grade bonds, common stock, preferred stock, short-term investments and cash totaled $610.2 million and $591.9 million, respectively, representing 73.2% and 71.2%, respectively, of our total assets.
At December 31, 2007 and 2006, the carrying value of our fixed maturity investments represented 81.0% and 84.7% of our total invested assets, respectively.
Our fixed maturity investments consisted of high-quality marketable bonds, all of which were rated at investment-grade levels at December 31, 2007 and 2006. As we invested excess cash from operations and proceeds from maturities of fixed-maturity investments during 2007, we increased our holdings of tax-exempt fixed maturities in order to obtain more favorable after-tax yields.
At December 31, 2007, the net unrealized gain on available-for-sale fixed maturities, net of deferred taxes, amounted to $2.9 million, compared to $802,404 at December 31, 2006.
At December 31, 2007, the net unrealized gain on our equity securities, net of deferred taxes, amounted to $4.2 million, compared to $4.6 million at December 31, 2006.

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
Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates at December 31, 2007 are as follows:

	Principal	Weighted-Average
(in thousands)	Cash Flows	Interest Rate
Fixed maturities and short-term investments:
2008	$100,802	4.24%
2009	40,409	4.38
2010	29,862	4.90
2011	16,651	4.80
2012	20,015	4.93
Thereafter	345,987	4.60

Total	$553,726

Fair value	$561,973

Debt:
Thereafter	$30,929	8.92%

Total	$30,929

Fair value	$30,929

Actual cash flows from investments may differ from those stated as a result of calls and prepayments.
Equity Price Risk
Our portfolio of equity securities, which is carried on our consolidated balance sheets at estimated fair value, has exposure to price risk, which is the risk of potential loss in estimated fair value resulting from an adverse change in prices. Our objective is to earn competitive relative returns by investing in a diverse portfolio of high-quality, liquid securities.
Credit Risk
Our objective is to earn competitive returns by investing in a diversified portfolio of securities. Our portfolio of fixed-maturity securities and, to a lesser extent, short-term investments is subject to credit risk. This risk is defined as the potential loss in market value resulting from adverse changes in the borrower’s ability to repay the debt. We manage this risk by performing an analysis of prospective investments and through regular reviews of our portfolio by our investment staff. We also limit the amount of our total investment portfolio invested in any one security.
Our insurance subsidiaries provide property and liability insurance coverages through independent insurance agencies located throughout their operating area. The majority of this business is billed directly to the insured, although a portion of our insurance subsidiaries’ commercial business is billed through their agents to whom they extend credit in the normal course of business.
Because the pooling agreement does not relieve Atlantic States of primary liability as the originating insurer, Atlantic States is subject to a concentration of credit risk arising from business ceded to Donegal Mutual. Our insurance subsidiaries maintain reinsurance agreements with Donegal Mutual and with a number of other major unaffiliated authorized reinsurers.
Impact of Inflation
Property and casualty insurance premium rates are established before the amount of losses and loss settlement expenses, or the extent to which inflation may impact such expenses, are known. Consequently, our insurance subsidiaries attempt, in establishing rates, to anticipate the potential impact of inflation.
Impact of New Accounting Standards
In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN No. 48). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” Effective January 1, 2007, we adopted FIN No. 48. As of January 1, 2007 and December 31, 2007, we had no material unrecognized tax benefits or accrued interest and penalties. Our policy is to account for interest as a component of interest expense and penalties as a component of other expense. Federal tax years 2003 through 2006 were open for examination as of January 1, 2007. Federal tax years 2004 through 2007 were open for examination as of December 31, 2007. The adoption of FIN No. 48 did not have a significant effect on our results of operations, financial condition or liquidity.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. The statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. For certain nonfinancial assets and liabilities, the statement is effective for financial statements issued for fiscal years beginning after November 15, 2008. We do not expect the adoption of this statement to have a significant effect on our results of operations, financial condition or liquidity.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115.” SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value at specified election dates. Upon adoption, an entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Most of the provisions apply only to entities that elect the fair value option. However, the amendment of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We do not expect the adoption of this statement to have a significant effect on our results of operations, financial condition or liquidity.

Donegal Group Inc.
Consolidated Balance Sheets

December 31,	2007	2006

Assets
Investments
Fixed maturities
Held to maturity, at amortized cost (fair value $155,403,104 and $168,423,464)	$154,290,119	$169,178,137
Available for sale, at fair value (amortized cost $331,818,677 and $330,435,311)	336,317,901	331,669,778
Equity securities, available for sale, at fair value (cost $29,963,843 and $29,776,146)	36,360,526	36,812,441
Investments in affiliates	8,648,818	8,463,059
Short-term investments, at cost, which approximates fair value	70,252,223	45,214,259

Total investments	605,869,587	591,337,674
Cash	4,289,365	531,756
Accrued investment income	5,874,908	5,769,087
Premiums receivable	51,038,253	49,948,454
Reinsurance receivable	78,897,154	97,677,015
Deferred policy acquisition costs	26,235,072	24,738,929
Deferred tax asset, net	7,026,441	9,085,688
Prepaid reinsurance premiums	47,286,336	44,376,953
Property and equipment, net	5,608,129	5,146,305
Accounts receivable — securities	602,191	262,992
Federal income taxes recoverable	—	998,785
Other	1,368,320	1,824,173

Total assets	$834,095,756	$831,697,811

Liabilities and Stockholders’ Equity
Liabilities
Losses and loss expenses	$226,432,402	$259,022,459
Unearned premiums	203,430,560	196,902,972
Accrued expenses	12,313,428	12,754,012
Reinsurance balances payable	2,105,501	2,034,972
Federal income taxes payable	375,736	—
Cash dividends declared to stockholders	2,210,298	2,442,958
Subordinated debentures	30,929,000	30,929,000
Accounts payable — securities	1,820,016	3,392,329
Due to affiliate	241,918	1,567,091
Drafts payable	717,540	381,744
Other	829,166	1,468,012

Total liabilities	481,405,565	510,895,549

Stockholders’ Equity
Preferred stock, $1.00 par value, authorized 2,000,000 shares; none issued	—	—
Class A common stock, $.01 par value, authorized 30,000,000 shares, issued 20,167,999 and 19,834,248 shares and outstanding 19,756,643 and 19,689,318 shares	201,680	198,342
Class B common stock, $.01 par value, authorized 10,000,000 shares, issued 5,649,240 and outstanding 5,576,775 shares	56,492	56,492
Additional paid-in capital	156,850,666	152,391,301
Accumulated other comprehensive income	6,974,411	5,061,174
Retained earnings	193,806,855	163,986,701
Treasury stock, at cost	(5,199,913)	(891,748)

Total stockholders’ equity	352,690,191	320,802,262

Total liabilities and stockholders’ equity	$834,095,756	$831,697,811

See accompanying notes to consolidated financial statements.

Donegal Group Inc.
Consolidated Statements of Income and Comprehensive Income

Year Ended December 31,	2007	2006	2005

Statements of Income

Revenues
Net premiums earned (includes affiliated reinsurance of
$107,045,158, $106,708,994 and $104,228,169 — see footnote 3)	$310,071,534	$301,478,162	$294,498,023
Investment income, net of investment expenses	22,785,252	21,320,081	18,471,963
Installment payment fees	4,650,139	4,357,374	4,123,856
Lease income	1,060,319	981,878	950,543
Net realized investment gains	2,051,050	1,829,539	1,802,809

Total revenues	340,618,294	329,967,034	319,847,194

Expenses
Net losses and loss expenses (includes affiliated reinsurance of $70,676,398, $62,753,111 and $60,284,232 — see footnote 3)	177,783,632	168,421,425	167,541,897
Amortization of deferred policy acquisition costs	51,205,000	48,595,000	47,234,000
Other underwriting expenses	52,726,155	49,970,717	47,163,396
Policy dividends	1,273,323	1,438,494	1,620,606
Interest	2,884,861	2,801,553	2,266,346
Other	1,896,385	2,117,582	1,675,454

Total expenses	287,769,356	273,344,771	267,501,699

Income before income tax expense	52,848,938	56,622,263	52,345,495
Income tax expense	14,569,033	16,407,541	15,395,998

Net income	$38,279,905	$40,214,722	$36,949,497

Earnings per common share:
Class A common stock	$1.55	$1.65	$1.57
Class B common stock	$1.39	$1.48	$1.41

Diluted earnings per common share:
Class A common stock	$1.53	$1.60	$1.51
Class B common stock	$1.39	$1.48	$1.41

Statements of Comprehensive Income

Net income	$38,279,905	$40,214,722	$36,949,497

Other comprehensive income (loss), net of tax
Unrealized gains (losses) on securities:
Unrealized holding gain (loss) arising during the period, net of income tax (benefit) of $1,748,072, $2,002,163 and ($563,267)	3,246,420	3,718,301	(1,046,066)
Reclassification adjustment for gains included in net income, net of income tax of $717,867, $640,339 and $630,983	(1,333,183)	(1,189,200)	(1,171,826)

Other comprehensive income (loss)	1,913,237	2,529,101	(2,217,892)

Comprehensive income	$40,193,142	$42,743,823	$34,731,605

See accompanying notes to consolidated financial statements.

Donegal Group Inc.
Consolidated Statements of Stockholders’ Equity

						Accumulated
	Common Stock				Additional	Other			Total
	Class A	Class B	Class A	Class B	Paid-In	Comprehensive	Retained	Treasury	Stockholders’
	Shares	Shares	Amount	Amount	Capital	Income	Earnings	Stock	Equity

Balance, January 1, 2005	18,479,405	5,648,351	$184,796	$56,484	$131,980,264	$4,749,965	$106,624,553	$(891,748)	$242,704,314

Issuance of common stock (stock compensation plans)	676,764	889	6,766	8	5,545,800				5,552,574
Net income							36,949,497		36,949,497
Cash dividends							(7,029,234)		(7,029,234)
Grant of stock options					2,469,963		(2,469,963)		—
Tax benefit on exercise of stock options					1,936,927				1,936,927
Other comprehensive loss						(2,217,892)			(2,217,892)

Balance, December 31, 2005	19,156,169	5,649,240	$191,562	$56,492	$141,932,954	$2,532,073	$134,074,853	$(891,748)	$277,896,186

Issuance of common stock (stock compensation plans)	678,079		6,780		6,300,957				6,307,737
Net income							40,214,722		40,214,722
Cash dividends							(8,444,349)		(8,444,349)
Grant of stock options					1,858,525		(1,858,525)		—
Tax benefit on exercise of stock options					2,298,865				2,298,865
Other comprehensive income						2,529,101			2,529,101

Balance, December 31, 2006	19,834,248	5,649,240	$198,342	$56,492	$152,391,301	$5,061,174	$163,986,701	$(891,748)	$320,802,262

Issuance of common stock (stock compensation plans)	333,751		3,338		3,539,241				3,542,579
Net income							38,279,905		38,279,905
Cash dividends							(8,394,572)		(8,394,572)
Grant of stock options					65,179		(65,179)		—
Tax benefit on exercise of stock options					854,945				854,945
Repurchase of treasury stock								(4,308,165)	(4,308,165)
Other comprehensive income						1,913,237			1,913,237

Balance, December 31, 2007	20,167,999	5,649,240	$201,680	$56,492	$156,850,666	$6,974,411	$193,806,855	$(5,199,913)	$352,690,191

See accompanying notes to consolidated financial statements.

Donegal Group Inc.
Consolidated Statements of Cash Flows

Year Ended December 31,	2007	2006	2005

Cash Flows from Operating Activities:
Net income	$38,279,905	$40,214,722	$36,949,497

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,446,126	2,714,863	3,066,227
Net realized investment gains	(2,051,050)	(1,829,539)	(1,802,809)
Changes in Assets and Liabilities:
Losses and loss expenses	(32,590,057)	(6,707,068)	(1,460,533)
Unearned premiums	6,527,588	10,242,922	12,201,627
Accrued expenses	(440,584)	47,527	(707,033)
Premiums receivable	(1,089,799)	(2,824,348)	(2,857,425)
Deferred policy acquisition costs	(1,496,143)	(1,262,336)	(1,218,833)
Deferred income taxes	1,029,042	1,085,320	583,857
Reinsurance receivable	18,779,861	(3,539,919)	4,341,561
Accrued investment income	(105,821)	(247,752)	(560,162)
Amounts due to/from affiliate	(1,325,173)	838,605	487,806
Reinsurance balances payable	70,529	220,680	97,920
Prepaid reinsurance premiums	(2,909,383)	(4,313,815)	(4,155,762)
Current income taxes	1,374,521	(97,444)	4,504,092
Other, net	152,805	(791,245)	(538,492)

Net adjustments	(11,627,538)	(6,463,549)	11,982,041

Net cash provided by operating activities	26,652,367	33,751,173	48,931,538

Cash Flows from Investing Activities:
Purchase of fixed maturities
Held to maturity	—	—	(9,747,396)
Available for sale	(43,360,830)	(86,959,685)	(144,354,178)
Purchase of equity securities	(29,316,342)	(20,973,078)	(15,208,752)
Sale of fixed maturities
Held to maturity	—	—	860,000
Available for sale	—	18,143,309	46,928,296
Maturity of fixed maturities
Held to maturity	14,222,283	10,281,460	10,403,050
Available for sale	40,206,090	34,133,752	23,951,015
Sale of equity securities	30,160,998	19,406,624	20,243,793
Net decrease (increase) in investment in affiliates	132,502	(23,343)	52,781
Net purchase of property and equipment	(1,363,622)	(848,719)	(703,600)
Net sales (purchases) of short-term investments	(25,037,964)	(11,014,566)	16,366,396

Net cash used in investing activities	(14,356,885)	(37,854,246)	(51,208,595)

Cash Flows from Financing Activities:
Issuance of common stock	3,542,579	6,307,737	5,550,881
Cash dividends paid	(8,627,232)	(7,782,784)	(6,813,143)
Repurchase of treasury stock	(4,308,165)	—	—
Tax benefit on exercise of stock options	854,945	2,298,865	—

Net cash provided by (used in) financing activities	(8,537,873)	823,818	(1,262,262)

Net increase (decrease) in cash	3,757,609	(3,279,255)	(3,539,319)
Cash at beginning of year	531,756	3,811,011	7,350,330

Cash at end of year	$4,289,365	$531,756	$3,811,011

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
1 — Summary of Significant Accounting Policies
Organization and Business
We were organized as an insurance holding company by Donegal Mutual Insurance Company (“Donegal Mutual”) on August 26, 1986. Our insurance subsidiaries, Atlantic States Insurance Company (“Atlantic States”), Southern Insurance Company of Virginia (“Southern”), Le Mars Insurance Company (“Le Mars”) and the Peninsula Insurance Group (“Peninsula”), which consists of Peninsula Indemnity Company and The Peninsula Insurance Company, write personal and commercial lines of property and casualty coverages exclusively through a network of independent insurance agents in certain Mid-Atlantic, Midwest and Southern states. We have three operating segments: the investment function, the personal lines function and the commercial lines function. The personal lines products of our insurance subsidiaries consist primarily of homeowners and private passenger automobile policies. The commercial lines products of our insurance subsidiaries consist primarily of commercial automobile, commercial multi-peril and workers’ compensation policies.
At December 31, 2007, Donegal Mutual held approximately 42% of our outstanding Class A common stock and approximately 74% of our outstanding Class B common stock. The operations of our insurance subsidiaries are interrelated with the operations of Donegal Mutual and, while maintaining the separate corporate existence of each company, our insurance subsidiaries and Donegal Mutual conduct business together as the Donegal Insurance Group. As such, Donegal Mutual and our insurance subsidiaries share the same business philosophy, the same management, the same employees and the same facilities and offer the same types of insurance products.
Atlantic States, our largest subsidiary, participates in a pooling agreement with Donegal Mutual. Under the pooling agreement, the insurance business of the two companies is pooled, and each company receives an allocated percentage of the pooled business. Since July 1, 2000, Atlantic States assumed 70% of the pooled business. Effective March 1, 2008, Donegal Mutual and Atlantic States amended the pooling agreement to increase Atlantic States’ share of the pooled business to 80%. The risk profiles of the business written by Atlantic States and Donegal Mutual historically have been, and continue to be, substantially similar. The products, classes of business underwritten, pricing practices and underwriting standards of both companies are determined and administered by the same management and underwriting personnel. In addition, as the Donegal Insurance Group, Donegal Mutual and our insurance subsidiaries share a combined business plan to achieve market penetration and underwriting profitability objectives. The products marketed by our insurance subsidiaries and Donegal Mutual are generally complementary, thereby allowing Donegal Insurance Group to offer a broader range of products to a given market and to expand Donegal Insurance Group’s ability to service an entire personal lines or commercial lines account. Distinctions within the products of Donegal Mutual and our insurance subsidiaries generally relate to specific risk profiles targeted within similar classes of business, such as preferred tier versus standard tier products, but not all of the standard risk gradients are allocated to one company. Therefore, the underwriting profitability of the business directly written by the individual companies will vary. However, as the risk characteristics of all business written directly by Donegal Mutual and Atlantic States are homogenized within the pool and each company shares the results according to its participation level, each company realizes its pro-rata share of the underwriting profitability of the pool. Pooled business represents the predominant percentage of the net underwriting activity of both Donegal Mutual and Atlantic States. See Note 3 — Transactions with Affiliates for more information regarding the pooling agreement.
We also own 48.2% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”), a thrift holding company that owns Province Bank FSB. The remaining 51.8% of the outstanding stock of DFSC is owned by Donegal Mutual.
On September 21, 2005, certain members of the Donegal Insurance Group entered into an Acquisition Rights Agreement with The Shelby Insurance Company and Shelby Casualty Insurance Company (together, “Shelby”), part of Vesta Insurance Group, Inc. The agreement granted those members the right, at their discretion and subject to their traditional underwriting and agency appointment standards, to offer renewal or replacement policies to the holders of Shelby’s personal lines policies in Pennsylvania, Tennessee and Alabama, in connection with Shelby’s plans of withdrawal from those three states. As part of the agreement, those members paid specified amounts to Shelby based on the direct premiums written by those members on the renewal and replacement policies they issued. All issuances of policies under this agreement were completed in 2006.
Basis of Consolidation
Our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, include our accounts and those of our wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The terms “we,” “us,” “our” or the “Company” as used herein refer to the consolidated entity.
Use of Estimates
In preparing our consolidated financial statements, our management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.
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
Reclassification
Certain amounts in 2006 and 2005 as reported in the Consolidated Balance Sheets, Consolidated Statements of Cash Flows and Notes to Consolidated Financial Statements have been reclassified to conform to the current year presentation.
Investments
We classify our debt and equity securities into the following categories:
Held to Maturity—Debt securities that we have the positive intent and ability to hold to maturity; reported at amortized cost.
Available for Sale—Debt and equity securities not classified as held to maturity; reported at fair value, with unrealized gains and losses excluded from income and reported as a separate component of stockholders’ equity (net of tax effects).

Short-term investments are carried at amortized cost, which approximates fair value.
We make estimates concerning the valuation of our investments and the recognition of other than temporary declines in the value of our investments. When we consider the decline in value of an individual investment to be other than temporary, we write down the investment to its estimated net realizable value, and the amount of the write-down is reflected as a realized loss in our results of operations. We individually monitor all investments for other than temporary declines in value. Generally, if an individual equity security has depreciated in value by more than 20% of original cost, and has been in an unrealized loss position for more than six months, we assume there has been an other than temporary decline in value. With respect to debt securities, we assume there has been an other than temporary decline in value if it is probable that contractual payments will not be received. In addition, we may write down securities in an unrealized loss position based on a number of other factors, including the fair value of the investment being significantly below its cost, the deteriorating financial condition of the issuer of the security, the occurrence of industry, company and geographic events that have negatively impacted the value of the security or rating agency downgrades.
We amortize premiums and discounts on debt securities over the life of the security as an adjustment to yield using the effective interest method. We compute realized investment gains and losses using the specific identification method.
Premiums and discounts for mortgage-backed debt securities are amortized using anticipated prepayments.
We account for investments in affiliates using the equity method of accounting in accordance with Accounting Principles Board (APB) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” Under the equity method, we record our investment at cost, with adjustments for our share of affiliate earnings and losses as well as changes in affiliate equity due to unrealized gains and losses.
Fair Values of Financial Instruments
We have used the following methods and assumptions in estimating our fair value disclosures:
Investments—Fair values for fixed maturity securities are based on quoted market prices, when available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or values obtained from independent pricing services through a bank trustee. The fair values for equity securities are based on quoted market prices.
Cash and Short-Term Investments—The carrying amounts reported in the balance sheet for these instruments approximate their fair values.
Premium and Reinsurance Receivables and Payables—The carrying amounts reported in the balance sheet for these instruments approximate their fair values.
Subordinated Debentures—The carrying amounts reported in the balance sheet for these instruments approximate their fair values due to their variable rate nature.
Revenue Recognition
Our insurance subsidiaries recognize insurance premiums as income over the terms of the policies. Our insurance subsidiaries calculate unearned premiums on a daily pro-rata basis.
Policy Acquisition Costs
Our insurance subsidiaries defer their policy acquisition costs, which consist primarily of commissions, premium taxes and certain other underwriting costs that vary with and are directly related to the production of business, and amortize them over the period in which our insurance subsidiaries earn the premiums. The method we follow in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and loss expenses and certain other costs we expect to incur as our insurance subsidiaries earn the premium. Estimates in the calculation of policy acquisition costs have not shown material variability because of uncertainties in applying accounting principles or as a result of sensitivities to changes in key assumptions.
Property and Equipment
We report property and equipment at depreciated cost that is computed using the straight-line method based upon estimated useful lives of the assets.
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
Our insurance subsidiaries seek to enhance their underwriting results by carefully selecting the product lines they underwrite. Our insurance subsidiaries’ personal lines products include standard and preferred risks in private passenger automobile and homeowners lines. Our insurance subsidiaries commercial lines products primarily include mercantile risks, business offices, wholesalers, service providers and artisan risks, avoiding industrial and manufacturing exposures. Our insurance subsidiaries have limited exposure to asbestos and other environmental liabilities. Our insurance subsidiaries write no medical malpractice or professional liability risks.
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
Credit Risk
Our objective is to earn competitive returns by investing in a diversified portfolio of securities. Our portfolio of fixed-maturity securities and, to a lesser extent, short-term investments is subject to credit risk. This risk is defined as the potential loss in market value resulting from adverse changes in the borrower’s ability to repay the debt. We manage this risk by performing an analysis of prospective investments and through regular reviews of our portfolio by our investment staff. We also limit the amount of our total investment portfolio invested in any one security.
Our insurance subsidiaries provide property and liability coverages through independent agency systems located throughout their operating areas. The majority of this business is billed directly to the insured, although a portion of our insurance subsidiaries’ commercial business is billed through our agents, who are extended credit in the normal course of business.
Our insurance subsidiaries have reinsurance agreements with Donegal Mutual and with a number of other authorized reinsurers with at least an A.M. Best rating of A- or an equivalent financial condition.
Reinsurance Accounting and Reporting
Our insurance subsidiaries rely upon reinsurance agreements to limit their maximum net loss from large single risks or risks in concentrated areas, and to increase their capacity to write insurance. Reinsurance does not relieve the primary insurer from liability to its policyholders. To the extent that a reinsurer may be unable to pay losses for which it is liable under the terms of a reinsurance agreement, our insurance subsidiaries are exposed to the risk of continued liability for such losses. However, in an effort to reduce the risk of non-payment, our insurance subsidiaries require all of their reinsurers to have an A.M. Best rating of A- or better or, with respect to foreign reinsurers, to have a financial condition that, in the opinion of management, is equivalent to a company with at least an A- rating. All reinsurance transactions are recorded in a manner consistent with Financial Accounting Standards Board (FASB) Financial Accounting Standard (FAS) 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts.” See Note 9 — Reinsurance for more information regarding our reinsurance agreements.
Stock-Based Compensation
Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment,” superseding Accounting Principles Board (APB) Opinion No. 25. SFAS No. 123(R) requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our results of operations.
SFAS No. 123(R) does not set accounting requirements for share-based compensation to nonemployees. We continue to account for share-based compensation to nonemployees under the provisions of FASB Interpretation No. 44 (FIN No. 44), “Accounting for Certain Transactions involving Stock Compensation,” and Emerging Issues Task Force Issue No. 00-23 (EITF 00-23), “Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25, Accounting for Stock Issued to Employees, and FIN No. 44, Accounting for Certain Transactions involving Stock Compensation.” Pursuant to FIN No. 44, APB Opinion No. 25 did not apply to the separate financial statements of a subsidiary in accounting for share-based compensation granted by the subsidiary to employees of the parent or another subsidiary. EITF 00-23 states that when employees of a controlling entity are granted share-based compensation, the entity granting the share-based compensation should measure the fair value of the award at the grant date and recognize the fair value as a dividend to the controlling entity. These provisions apply to us, because Donegal Mutual is the employer of record for the majority of the employees that provide services to us. As a result, the impact of the implementation of SFAS No. 123(R) was immaterial to our results of operations for the years ended December 31, 2007 and 2006.
SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under previous rules. Tax benefits realized upon the exercise of stock options of $854,945 and $2.3 million for the years ended December 31, 2007 and 2006, respectively, were classified as financing activities in our consolidated statements of cash flows.
Earnings per Share
We calculate basic earnings per share by dividing net income by the weighted-average number of common shares outstanding for the period, while diluted earnings per share reflects the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.
We have two classes of common stock, which we refer to as Class A common stock and Class B common stock. Our Class A common stock is entitled to cash dividends that are at least 10% higher than those declared and paid on our Class B common stock. Accordingly, we use the two-class method for the computation of earnings per common share pursuant to SFAS No. 128, “Earnings Per Share.” The two-class method is an earnings allocation formula that determines earnings per share separately for each class of common stock based on dividends declared and an allocation of remaining undistributed earnings using a participation percentage reflecting the dividend rights of each class.
We have historically presented a single earnings per share amount, rather than using the two-class method. During 2007, we determined that the two-class presentation is appropriate for all periods following our recapitalization in 2001. We have evaluated the impact of not using the two-class method in our previously issued financial statements and have concluded that the effect is not material.

2 — Impact of New Accounting Standards
In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN No. 48). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” Effective January 1, 2007, we adopted FIN No. 48. As of January 1, 2007 and December 31, 2007, we had no material unrecognized tax benefits or accrued interest and penalties. Our policy is to account for interest as a component of interest expense and penalties as a component of other expense. Federal tax years 2003 through 2006 were open for examination as of January 1, 2007. Federal tax years 2004 through 2007 were open for examination as of December 31, 2007. The adoption of FIN No. 48 did not have a significant effect on our results of operations, financial condition or liquidity.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. The statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. For certain nonfinancial assets and liabilities, the statement is effective for financial statements issued for fiscal years beginning after November 15, 2008. We do not expect the adoption of this statement to have a significant effect on our results of operations, financial condition or liquidity.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115.” SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value at specified election dates. Upon adoption, an entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Most of the provisions apply only to entities that elect the fair value option. However, the amendment of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We do not expect the adoption of this statement to have a significant effect on our results of operations, financial condition or liquidity.
3 — Transactions with Affiliates
Our insurance subsidiaries conduct business and have various agreements with Donegal Mutual that are described below:
a. Reinsurance Pooling and Other Reinsurance Arrangements
Atlantic States, our largest subsidiary, and Donegal Mutual have a pooling agreement under which both companies contribute all of their direct written business to the pool and receive an allocated percentage of their combined underwriting results, excluding certain reinsurance Donegal Mutual assumes from our insurance subsidiaries. Since July 1, 2000, Atlantic States has had a 70% share of the results of the pool, and Donegal Mutual has had a 30% share of the results of the pool. Effective March 1, 2008, Donegal Mutual and Atlantic States amended the pooling agreement to increase Atlantic States’ share of the pooled business to 80%. The pooling agreement is intended to produce more uniform and stable underwriting results from year to year for each pool participant than they would experience individually and to spread the risk of loss between the participants based on each participant’s relative amount of surplus and relative access to capital. Each participant in the pool has at its disposal the capacity of the entire pool, rather than being limited to policy exposures of a size commensurate with its own capital and surplus.
The following amounts represent ceded reinsurance transactions related to the pooling agreement during 2007, 2006 and 2005:

	2007	2006	2005

Premiums earned	$86,026,309	$76,945,746	$72,448,322

Losses and loss expenses	$42,017,980	$37,552,309	$42,221,699

Prepaid reinsurance premiums	$45,275,947	$42,311,034	$38,295,662

Liability for losses and loss expenses	$46,226,796	$50,769,807	$56,024,073

The following amounts represent assumed reinsurance transactions related to the pooling agreement for 2007, 2006 and 2005:

	2007	2006	2005

Premiums earned	$193,690,192	$187,590,899	$181,979,294

Losses and loss expenses	$109,118,227	$100,804,383	$102,928,483

Unearned premiums	$95,691,236	$95,121,169	$90,357,498

Liability for losses and loss expenses	$113,458,587	$122,491,281	$128,428,653

Effective October 1, 2005, Donegal Mutual entered into a quota-share reinsurance agreement with Southern whereby Southern assumes 100% of the premiums and losses related to personal lines products offered in Virginia by Donegal Mutual through the use of its automated policy quoting and issuance system. The following amounts represent assumed reinsurance transactions related to the quota-share reinsurance agreement for 2007, 2006 and 2005:

	2007	2006	2005

Premiums earned	$5,378,608	$1,522,593	$22,392

Losses and loss expenses	$3,797,947	$621,216	$—

Unearned premiums	$4,101,974	$1,770,965	$158,729

Liability for losses and loss expenses	$1,152,041	$113,838	$—

Effective August 1, 2005, Donegal Mutual entered into a quota-share reinsurance agreement with Peninsula whereby Donegal Mutual assumes 100% of the premiums and losses related to the workers’ compensation product line of Peninsula Indemnity Company. Prior to January 1, 2002, Donegal Mutual and Southern had a quota share agreement whereby Southern ceded 50% of its direct business, less reinsurance, to Donegal Mutual. The business assumed by Donegal Mutual becomes part of the pooling agreement between Donegal Mutual and Atlantic States. The following amounts represent ceded reinsurance transactions related to the quota-share reinsurance agreements during 2007, 2006 and 2005:

	2007	2006	2005

Premiums earned	$457,074	$44,815	$6,576

Losses and loss expenses	$(165,655)	$(162,935)	$(264,275)

Prepaid reinsurance premiums	$60,961	$233,327	$36,475

Liability for losses and loss expenses	$836,031	$1,213,874	$1,331,482

Atlantic States, Southern and Le Mars each have a catastrophe reinsurance agreement with Donegal Mutual that limits the maximum liability under any one catastrophic occurrence to $800,000, $600,000 and $500,000, respectively, with a combined limit of $1,500,000 for a catastrophe involving a combination of these subsidiaries. Donegal Mutual and Southern have an excess of loss reinsurance agreement in which Donegal Mutual assumes up to $150,000 ($260,000 in 2005) of losses in excess of $250,000 ($200,000 in 2005). Through December 31, 2006, Donegal Mutual had an agreement with Southern to reallocate the loss results of workers’ compensation business written by Southern as part of commercial accounts primarily written by Donegal Mutual or Atlantic States. This agreement provided for the workers’ compensation loss ratio of Southern to be no worse than the average workers’ compensation loss ratio of Atlantic States, Southern and Donegal Mutual combined. The following amounts represent ceded reinsurance transactions related to these reinsurance agreements during 2007, 2006 and 2005:

	2007	2006	2005

Premiums earned	$5,540,259	$5,413,937	$5,318,619

Losses and loss expenses	$387,451	$1,283,114	$686,827

Liability for losses and loss expenses	$3,171,245	$4,083,733	$5,057,471

The following amounts represent the effect of affiliated reinsurance transactions on net premiums earned during 2007, 2006 and 2005:

	2007	2006	2005

Assumed	$199,068,800	$189,113,492	$182,001,686
Ceded	(92,023,642)	(82,404,498)	(77,773,517)

Net	$107,045,158	$106,708,994	$104,228,169

The following amounts represent the effect of affiliated reinsurance transactions on net losses and loss expenses during 2007, 2006 and 2005:

	2007	2006	2005

Assumed	$112,916,174	$101,425,599	$102,928,483
Ceded	(42,239,776)	(38,672,488)	(42,644,251)

Net	$70,676,398	$62,753,111	$60,284,232

In addition to the reinsurance agreements described above, Southern and Le Mars have agreements with Donegal Mutual under which they cede, and then assume back, 100% of their business net of reinsurance. The primary purpose of these agreements is to provide Southern and Le Mars with the same A.M. Best rating (currently “A”) as Donegal Mutual, which these subsidiaries might not achieve without these agreements. These agreements do not transfer insurance risk.
b. Expense Sharing
Donegal Mutual provides facilities, management and other services to us and our insurance subsidiaries, and we and our insurance subsidiaries reimburse Donegal Mutual for such services on a periodic basis under usage and pooling agreements. The charges are primarily based upon the relative participation of Atlantic States and Donegal Mutual in the pooling agreement, and our management and the management of Donegal Mutual consider this allocation to be reasonable. Charges for these services totalled $52,268,253, $48,828,587 and $47,025,782 for 2007, 2006 and 2005, respectively.
c. Lease Agreement
We lease office equipment and automobiles with terms ranging from 3 to 10 years to Donegal Mutual under a 10-year lease agreement dated January 1, 2000.
d. Legal Services
Donald H. Nikolaus, President and one of our directors, is also a partner in the law firm of Nikolaus & Hohenadel. Such firm has served as our general counsel since 1986, principally in connection with the defense of claims litigation of our insurance subsidiaries arising in Lancaster, Dauphin and York counties of Pennsylvania. Such firm is paid its customary fees for such services.
e. Province Bank
As of December 31, 2007 and 2006, we had $3,899,214 and ($257,101), respectively, in checking accounts with Province Bank, a wholly owned subsidiary of DFSC. We earned $210,654, $179,674 and $99,610 in interest on these accounts during 2007, 2006 and 2005, respectively.
4 — Investments
The amortized cost and estimated fair values of fixed maturities and equity securities at December 31, 2007 and 2006 are as follows:

2007
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Held to Maturity	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$51,611,229	$47,345	$180,601	$51,477,973
Obligations of states and political subdivisions	81,456,831	1,410,751	51,388	82,816,194
Corporate securities	9,838,116	184,178	157,005	9,865,289
Mortgage-backed securities	11,383,943	11,760	152,055	11,243,648

Totals	$154,290,119	$1,654,034	$541,049	$155,403,104

2007
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Available for Sale	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$25,006,283	$368,384	$738	$25,373,929
Obligations of states and political subdivisions	247,872,566	4,137,675	144,261	251,865,980
Corporate securities	15,237,336	178,858	187,979	15,228,215
Mortgage-backed securities	43,702,492	262,725	115,440	43,849,777

Fixed maturities	331,818,677	4,947,642	448,418	336,317,901
Equity securities	29,963,843	8,607,021	2,210,338	36,360,526

Totals	$361,782,520	$13,554,663	$2,658,756	$372,678,427

2006
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Held to Maturity	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$58,094,402	$—	$1,530,119	$56,564,283
Obligations of states and political subdivisions	83,282,591	1,137,563	156,639	84,263,515
Corporate securities	14,637,949	240,144	97,186	14,780,907
Mortgage-backed securities	13,163,195	4,710	353,146	12,814,759

Totals	$169,178,137	$1,382,417	$2,137,090	$168,423,464

2006
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Available for Sale	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$45,242,994	$81,877	$489,308	$44,835,563
Obligations of states and political subdivisions	213,090,135	2,929,253	501,129	215,518,259
Corporate securities	18,424,936	170,032	119,246	18,475,722
Mortgage-backed securities	53,677,246	16,408	853,420	52,840,234

Fixed maturities	330,435,311	3,197,570	1,963,103	331,669,778
Equity securities	29,776,146	7,422,443	386,148	36,812,441

Totals	$360,211,457	$10,620,013	$2,349,251	$368,482,219

The amortized cost and estimated fair value of fixed maturities at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

		Estimated
	Amortized	Fair
	Cost	Value

Held to maturity
Due in one year or less	$16,553,218	$16,471,483
Due after one year through five years	42,424,834	42,400,395
Due after five years through ten years	74,396,277	75,792,960
Due after ten years	9,531,847	9,494,618
Mortgage-backed securities	11,383,943	11,243,648

Total held to maturity	$154,290,119	$155,403,104

Available for sale
Due in one year or less	$12,709,430	$12,745,829
Due after one year through five years	55,107,192	55,457,868
Due after five years through ten years	109,738,032	112,044,684
Due after ten years	110,561,531	112,219,743
Mortgage-backed securities	43,702,492	43,849,777

Total available for sale	$331,818,677	$336,317,901

The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 2007 and 2006 amounted to $8,937,345 and $8,995,600, respectively.
Investments in affiliates consisted of the following at December 31, 2007 and 2006:

	2007	2006

DFSC	$7,719,818	$7,534,059
Other	929,000	929,000

Total	$8,648,818	$8,463,059

We made additional equity investments in DFSC in the amounts of $50,000 and $200,000 during 2007 and 2006, respectively. Other expenses in our consolidated statements of income include $182,502, $176,657 and $52,781 for 2007, 2006 and 2005, respectively, representing our share of DFSC losses. In addition, other comprehensive income (loss) in our statements of comprehensive income includes net unrealized gains (losses) of $206,871, ($1,189) and ($240,769) for 2007, 2006 and 2005, respectively, representing our share of DFSC unrealized investment gains or losses.
Other investment in affiliates represents our investment in statutory trusts that hold our subordinated debentures as discussed in Note 8.
Net investment income, consisting primarily of interest and dividends, is attributable to the following sources:

	2007	2006	2005

Fixed maturities	$21,670,399	$20,557,402	$18,574,964
Equity securities	853,960	992,139	975,420
Short-term investments	2,146,342	1,805,082	966,416
Other	34,214	34,180	34,853

Investment income	24,704,915	23,388,803	20,551,653
Investment expenses	(1,919,663)	(2,068,722)	(2,079,690)

Net investment income	$22,785,252	$21,320,081	$18,471,963

Gross realized gains and losses from investments and the change in the difference between fair value and cost of investments, before applicable income taxes, are as follows:

	2007	2006	2005

Gross realized gains:
Fixed maturities	$246,959	$128,395	$674,585
Equity securities	2,830,592	2,482,396	2,970,215

	3,077,551	2,610,791	3,644,800

Gross realized losses:
Fixed maturities	11,286	492,968	805,183
Equity securities	1,015,215	288,284	1,036,808

	1,026,501	781,252	1,841,991

Net realized gains	$2,051,050	$1,829,539	$1,802,809

Change in difference between fair value and cost of investments:
Fixed maturities	$5,132,415	$2,060,966	$(8,381,388)
Equity securities	(639,612)	2,658,296	1,643,782

	$4,492,803	$4,719,262	$(6,737,606)

We held fixed maturities and equity securities with unrealized losses representing declines that we considered temporary at December 31, 2007 as follows:

	Less than 12 months		12 months or longer
	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$—	$—	$41,578,756	$181,339
Obligations of states and political subdivisions	19,731,538	94,664	15,400,005	100,985
Corporate securities	2,326,115	179,353	7,625,643	165,629
Mortgage-backed securities	—	—	23,924,233	267,496
Equity securities	8,457,522	1,340,344	2,193,020	869,995

Totals	$30,515,175	$1,614,361	$90,721,657	$1,585,444

We held fixed maturities and equity securities with unrealized losses representing declines that we considered temporary at December 31, 2006 as follows:

	Less than 12 months		12 months or longer
	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$10,921,320	$30,528	$78,616,562	$1,988,899
Obligations of states and political subdivisions	18,707,294	130,414	51,184,920	527,354
Corporate securities	3,004,951	2,348	10,764,265	214,084
Mortgage-backed securities	18,537,290	170,036	37,910,625	1,036,530
Equity securities	6,107,135	310,273	902,033	75,875

Totals	$57,277,990	$643,599	$179,378,405	$3,842,742

We have no direct exposure to sub-prime residential mortgage-backed securities and hold no collateralized debt obligations. Substantially all of the unrealized losses within our fixed maturity investment portfolio resulted from increases in market interest rates and the related impact on our fixed maturity investment valuations. When determining possible impairment of our debt securities, we consider unrealized losses that are due to the impact of higher market interest rates to be temporary in nature because we have the ability and intent to hold our debt securities to maturity. The majority of the unrealized losses within our equity portfolio related to common stock investments in companies within the financial services industry, which has been adversely affected by market developments within the past year. We evaluated the near-term prospects of the issuers of those investments in relation to the severity and duration of impairment. Based upon that evaluation and our ability and intent to hold those investments for a reasonable period of time sufficient for a recovery of fair value, we did not consider those investments to be other than temporarily impaired at December 31, 2007.
During 2007, 2006 and 2005, certain equity investments trading below cost had declined on an other than temporary basis. We included losses of $469,000, $47,538 and $409,432 in net realized investment gains for these investments in 2007, 2006 and 2005, respectively.
During 2005, we sold bonds that had been classified as held to maturity due to significant deterioration in the issuer’s creditworthiness. These bonds had an amortized cost of $1.0 million, and the sale resulted in a realized loss of $144,047. We had no other sales or transfers from the held to maturity portfolio in 2007, 2006 or 2005.
We have no derivative instruments or hedging activities.
5 — Deferred Policy Acquisition Costs
Changes in our insurance subsidiaries’ deferred policy acquisition costs are as follows:

	2007	2006	2005

Balance, January 1	$24,738,929	$23,476,593	$22,257,760
Acquisition costs deferred	52,701,143	49,857,336	48,452,833
Amortization charged to earnings	(51,205,000)	(48,595,000)	(47,234,000)

Balance, December 31	$26,235,072	$24,738,929	$23,476,593

6 — Property and Equipment
Property and equipment at December 31, 2007 and 2006 consisted of the following:

			Estimated
			Useful
	2007	2006	Life

Office equipment	$7,244,414	$6,682,835	5-15 years
Automobiles	1,693,887	1,459,361	3 years
Real estate	3,908,506	3,908,506	15-50 years
Software	855,316	605,262	5 years

	13,702,123	12,655,964
Accumulated depreciation	(8,093,994)	(7,509,659)

	$5,608,129	$5,146,305

Depreciation expense for 2007, 2006 and 2005 amounted to $901,798, $936,837 and $984,946, respectively.
7 — Liability for Losses and Loss Expenses
The establishment of an appropriate liability for losses and loss expenses is an inherently uncertain process, and there can be no assurance that our insurance subsidiaries’ ultimate liability will not exceed their loss and loss expense reserves and have an adverse effect on our results of operations and financial condition. Furthermore, the timing, frequency and extent of adjustments to our insurance subsidiaries’ estimated future liabilities cannot be predicted, since the historical conditions and events that serve as a basis for their estimates of ultimate claim costs may change. As is the case for substantially all property and casualty insurance companies, our insurance subsidiaries have found it necessary in the past to increase their estimated future liabilities for losses and loss expenses in certain periods, and in other periods our insurance subsidiaries’ estimates have exceeded their actual liabilities. Changes in our insurance subsidiaries’ estimate of their liability for losses and loss expenses generally reflect actual payments and their evaluation of information received since the prior reporting date.

Activity in our insurance subsidiaries’ liability for losses and loss expenses is summarized as follows:

	2007	2006	2005

Balance at January 1	$259,022,459	$265,729,527	$267,190,060
Less reinsurance recoverable	(95,710,496)	(92,720,643)	(95,759,493)

Net balance at January 1	163,311,963	173,008,884	171,430,567

Incurred related to:
Current year	187,796,474	182,037,189	176,924,029
Prior years	(10,012,842)	(13,615,764)	(9,382,132)

Total incurred	177,783,632	168,421,425	167,541,897

Paid related to:
Current year	118,444,254	106,400,754	98,734,594
Prior years	72,499,376	71,717,592	67,228,986

Total paid	190,943,630	178,118,346	165,963,580

Net balance at December 31	150,151,965	163,311,963	173,008,884
Plus reinsurance recoverable	76,280,437	95,710,496	92,720,643

Balance at December 31	$226,432,402	$259,022,459	$265,729,527

Our insurance subsidiaries recognized a decrease in their liability for losses and loss expenses of prior years of $10.0 million, $13.6 million and $9.4 million in 2007, 2006 and 2005, respectively. Generally, our insurance subsidiaries experienced improving loss development trends during these years, which were attributable to favorable settlements of previously reported claims by our insurance subsidiaries. Our insurance subsidiaries have implemented advances in automation and added personnel in the past three years to enhance their claims servicing ability. These enhancements have resulted in shorter claim life cycles and more timely settlement of claims, thereby contributing to improving loss development trends experienced in these periods. Our insurance subsidiaries made no significant changes in their reserving philosophy, key reserving assumptions or claims management, and there have been no significant offsetting changes in estimates that increased or decreased their loss and loss expense reserves in these years. The 2007 development represented 6.1% of the December 31, 2006 carried reserves and was primarily driven by favorable settlements of previously reported claims that contributed to lower than expected severity in accident years 2002 through 2006.
Favorable development was primarily recognized in the private passenger automobile liability, workers’ compensation, commercial automobile liability and commercial multi-peril lines of business, with the latest three prior accident years contributing approximately 67% and the latest five prior accident years contributing over 93% of the total favorable development. The majority of the 2007 development related to decreases in the liability for losses and loss expenses of prior years for Atlantic States.
8 — Borrowings
Line of Credit
On November 25, 2003, we entered into a credit agreement with Manufacturers and Traders Trust Company (“M&T”) relating to a four-year $35.0 million unsecured, revolving line of credit. On July 20, 2006, we amended the agreement with M&T to extend the credit agreement for four years from the date of amendment on substantially the same terms. As of December 31, 2007, we may borrow up to $35.0 million at interest rates equal to M&T’s current prime rate or the then current London Interbank Eurodollar bank rate (LIBOR) plus between 1.50% and 1.75%, depending on our leverage ratio. In addition, we pay a fee of 0.15% per annum on the loan commitment amount, regardless of usage. The agreement requires our compliance with certain covenants, which include minimum levels of our net worth, leverage ratio and statutory surplus and A.M. Best ratings of our insurance subsidiaries. During the year ended December 31, 2007, we had no outstanding borrowings, and we complied with all requirements of the agreement.
Subordinated Debentures
On May 15, 2003, we received $15.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on May 15, 2033 and are callable at our option, at par, after May 15, 2008. The debentures carry an interest rate equal to the three-month LIBOR rate plus 4.10%, which is adjustable quarterly. At December 31, 2007, the interest rate on these debentures was 8.97%, and was next subject to adjustment on February 15, 2008. As of December 31, 2007 and 2006, our consolidated balance sheets included an investment in a trust of $464,000 and subordinated debentures of $15.5 million related to this transaction.
On October 29, 2003, we received $10.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on October 29, 2033 and are callable at our option, at par, after October 29, 2008. The debentures carry an interest rate equal to the three-month LIBOR rate plus 3.85%, which is adjustable quarterly. At December 31, 2007, the interest rate on these debentures was 8.86%, and was next subject to adjustment on January 29, 2008. As of December 31, 2007 and 2006, our consolidated balance sheets included an investment in a trust of $310,000 and subordinated debentures of $10.3 million related to this transaction.
On May 24, 2004, we received $5.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on May 24, 2034 and are callable at our option, at par, after May 24, 2009. The debentures carry an interest rate equal to the three-month LIBOR rate plus 3.85%, which is adjustable quarterly. At December 31, 2007, the interest rate on these debentures was 8.88%, and was next subject to adjustment on February 24, 2008. As of December 31, 2007 and 2006, our consolidated balance sheets included an investment in a trust of $155,000 and subordinated debentures of $5.2 million related to this transaction.
9 — Reinsurance
Unaffiliated Reinsurers
Atlantic States, Southern and Donegal Mutual purchase third-party reinsurance on a combined basis. Le Mars and Peninsula have separate third-party reinsurance programs that provide similar types of coverage and that are commensurate with their relative size and exposures. Our insurance subsidiaries use several different reinsurers, all of which, consistent with their requirements, have an A.M. Best rating of A- (Excellent) or better or, with respect to foreign reinsurers, have a financial condition that, in the opinion of our management, is equivalent to a company with at least an A-rating. The external reinsurance Atlantic States, Southern and Donegal Mutual purchase includes “excess of loss reinsurance,” under which their losses are automatically reinsured, through a series of contracts, over a set retention ($400,000), and “catastrophic reinsurance,” under which they recover, through a series of contracts, 100% of an accumulation of many losses resulting from a single event, including natural disasters, over a set retention ($3.0 million). Our insurance subsidiaries’ principal third party reinsurance agreement in 2007 was a multi-line per risk excess of loss treaty that provided 100% coverage up to $1.0 million for both property and liability losses over the set retention. For property insurance, our insurance subsidiaries also had excess of loss treaties that provided for additional coverage over the multi-line treaty up to $2.5 million per loss. For liability insurance, our insurance subsidiaries had excess of loss treaties that provided for additional coverage over the multi-line treaty up to $40.0 million per occurrence. For workers’ compensation insurance, our insurance subsidiaries had excess of loss treaties that provided for additional coverage over the multi-line treaty up to $5.0 million on any one life. Atlantic States, Southern and Donegal Mutual had property catastrophe coverage through a series of layered treaties up to aggregate losses of $100.0 million for any single event. This coverage was provided through as many as 16 reinsurers on any one treaty with no reinsurer taking more than 25.0% of any one contract. The amount of coverage provided under each of these types of reinsurance depends upon the amount, nature, size and location of the risks being reinsured. Donegal Mutual and our insurance subsidiaries also purchased facultative reinsurance to cover exposures from losses that exceeded the limits provided by our respective treaty reinsurance.

The following amounts represent ceded reinsurance transactions with unaffiliated reinsurers during 2007, 2006 and 2005:

	2007	2006	2005

Premiums written	$22,922,229	$21,820,998	$19,655,767

Premiums earned	$22,805,393	$21,719,407	$19,604,187

Losses and loss expenses	$4,934,928	$20,158,275	$9,886,287

Prepaid reinsurance premiums	$1,949,428	$1,832,592	$1,731,001

Liability for losses and loss expenses	$26,046,365	$39,643,082	$31,176,231

Total Reinsurance
The following amounts represent our total ceded reinsurance transactions with both affiliated and unaffiliated reinsurers during 2007, 2006 and 2005:

	2007	2006	2005

Premiums earned	$114,829,037	$104,123,905	$97,377,704

Losses and loss expenses	$47,174,704	$58,830,763	$52,530,538

Prepaid reinsurance premiums	$47,286,334	$44,376,953	$40,063,138

Liability for losses and loss expenses	$76,280,437	$95,710,496	$93,589,257

The following amounts represent the effect of reinsurance on premiums written during 2007, 2006 and 2005:

	2007	2006	2005

Direct	$229,328,954	$220,192,787	$215,719,476
Assumed	202,099,203	195,652,202	188,357,878
Ceded	(117,738,418)	(108,437,720)	(101,533,466)

Net premiums written	$313,689,739	$307,407,269	$302,543,888

The following amounts represent the effect of reinsurance on premiums earned during 2007, 2006 and 2005:

	2007	2006	2005

Direct	$225,684,220	$216,319,824	$209,693,968
Assumed	199,216,351	189,282,243	182,181,759
Ceded	(114,829,037)	(104,123,905)	(97,377,704)

Net premiums earned	$310,071,534	$301,478,162	$294,498,023

10 — Income Taxes
Our provision for income tax consists of the following:

	2007	2006	2005

Current	$13,539,991	$15,322,221	$14,812,141
Deferred	1,029,042	1,085,320	583,857

Federal tax provision	$14,569,033	$16,407,541	$15,395,998

Our effective tax rate is different from the amount computed at the statutory federal rate of 35% for 2007, 2006 and 2005. The reasons for such difference and the related tax effects are as follows:

	2007	2006	2005

Income before income taxes	$52,848,938	$56,622,263	$52,345,495

Computed “expected” taxes	18,497,128	19,817,792	18,320,923
Tax-exempt interest	(4,548,711)	(3,929,188)	(3,350,307)
Dividends received deduction	(125,977)	(118,060)	(98,203)
Other, net	746,593	636,997	523,585

Federal income tax provision	$14,569,033	$16,407,541	$15,395,998

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are as follows:

	2007	2006

Deferred tax assets:
Unearned premium	$10,942,790	$10,688,614
Loss reserves	5,166,515	5,728,904
Net operating loss carryforward - acquired companies	3,069,379	3,516,894
Other	1,917,331	1,691,154

Total gross deferred assets	21,096,015	21,625,566
Less valuation allowance	(770,799)	(770,799)

Net deferred tax assets	20,325,216	20,854,767

Deferred tax liabilities:
Depreciation expense	147,844	188,035
Deferred policy acquisition costs	9,182,275	8,658,625
Salvage recoverable	213,203	197,171
Net unrealized gains	3,755,453	2,725,248

Total gross deferred liabilities	13,298,775	11,769,079

Net deferred tax asset	$7,026,441	$9,085,688

We provide a valuation allowance when we believe it is more likely than not that we will not realize some portion of the tax asset. Our management established a valuation allowance of $770,799 related to a portion of the net operating loss carryforward of Le Mars at January 1, 2004. Management has determined that it is not required to establish a valuation allowance for the other net deferred tax assets of $20,325,216 and $20,854,767 at December 31, 2007 and 2006, respectively, since it is more likely than not that the deferred tax assets will be realized through reversals of existing temporary differences, future taxable income, carrybacks to taxable income in prior years and the implementation of tax planning strategies.
At December 31, 2007, we have a net operating loss carryforward of $8.8 million, which is available to offset our taxable income. Of this amount, $8.2 million will begin to expire in 2009 if not utilized and is subject to an annual limitation in the amount that we can use in any one year of approximately $376,000. The remaining $558,411 will expire in 2017 if not utilized. We also have an alternative minimum tax credit carryforward of $412,374 with an indefinite life.
11 — Stockholders’ Equity
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
Each share of Class A common stock outstanding at the time of the declaration of any dividend or other distribution payable in cash upon the shares of Class B common stock is entitled to a dividend or distribution payable at the same time and to stockholders of record on the same date in an amount at least 10% greater than any dividend declared upon each share of Class B common stock. In the event of our merger or consolidation with or into another entity, the holders of Class A common stock and the holders of Class B common stock are entitled to receive the same per share consideration in such merger or consolidation. In the event of our liquidation, dissolution or winding-up, any assets available to common stockholders will be distributed pro rata to the holders of Class A common stock and Class B common stock after payment of all of our obligations.

On April 6, 2006, our board of directors approved a four-for-three stock split of our Class A common stock and our Class B common stock effected in the form of a 33 1/3% stock dividend to stockholders of record at the close of business April 17, 2006 and paid on April 26, 2006.
On March 7, 2007, our board of directors authorized a share repurchase program, pursuant to which we may purchase up to 500,000 shares of our Class A common stock at market prices prevailing from time to time in the open market subject to the provisions of Securities and Exchange Commission Rule 10b-18 and in privately negotiated transactions. We purchased 266,426 shares of our Class A common stock under this program during 2007. As of December 31, 2007, our treasury stock consisted of 411,356 and 72,465 shares of Class A common stock and Class B common stock, respectively. As of December 31, 2006, our treasury stock consisted of 144,930 and 72,465 shares of Class A common stock and Class B common stock, respectively.
12 — Stock Compensation Plans
Equity Incentive Plans
During 1996, we adopted an Equity Incentive Plan for Employees. During 2001, we adopted a nearly identical plan that made a total of 2,666,667 shares of Class A common stock available for issuance to employees of our subsidiaries and affiliates. During 2005, an amendment to the plan made a total of 4,000,000 shares of Class A common stock available for issuance. During 2007, we adopted a nearly identical plan that made a total of 3,500,000 shares of Class A common stock available for issuance to employees of our subsidiaries and affiliates. Each plan provides for the granting of awards by the board of directors in the form of stock options, stock appreciation rights, restricted stock or any combination of the above. The plans provide that stock options may become exercisable up to 10 years from date of grant, with an option price not less than fair market value on date of grant. No stock appreciation rights have been issued.
During 1996, we adopted an Equity Incentive Plan for Directors. During 2001, we adopted a nearly identical plan that made 355,556 shares of Class A common stock available for issuance to our directors and those of our subsidiaries and affiliates. During 2007, we adopted a nearly identical plan that made 400,000 shares of Class A common stock available for issuance to our directors and those of our subsidiaries and affiliates. Awards may be made in the form of stock options, and the plan additionally provides for the issuance of 311 shares of restricted stock to each director on the first business day of January in each year. As of December 31, 2007, we had 223,944 unexercised options under these plans. Additionally 4,976, 3,417 and 3,733 shares of restricted stock were issued on January 2, 2007, 2006 and 2005, respectively.
Effective January 1, 2006, we adopted SFAS No. 123 (R), which requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our results of operations. In determining the expense to be recorded for stock options granted to directors and employees of our subsidiaries and affiliates other than Donegal Mutual, the fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The significant assumptions utilized in applying the Black-Scholes option pricing model are the risk-free interest rate, expected term, dividend yield and expected volatility. The risk-free interest rate is the implied yield currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected term used as the assumption in the model. The expected term of an option award is based on historical experience of similar awards. The dividend yield is determined by dividing the per share dividend by the grant date stock price. The expected volatility is based on the volatility of our stock price over a historical period comparable to the expected term.
The weighted-average grant date fair value of options granted during 2007 was $1.15. This fair value was calculated based upon a risk-free interest rate of 3%, expected life of 3 years, expected volatility of 20% and expected dividend yield of 2%.
The weighted-average grant date fair value of options granted during 2006 was $3.05. This fair value was calculated based upon a risk-free interest rate of 5%, expected life of 3 years, expected volatility of 19% and expected dividend yield of 2%.
Under SFAS No. 123(R), the compensation expense for the stock compensation plans that has been charged against income before income taxes was $343,442 and $268,805 for the years ended December 31, 2007 and 2006, respectively, with a corresponding income tax benefit of $120,205 and $94,082. As of December 31, 2007 and 2006, our total unrecognized compensation cost related to nonvested share-based compensation granted under the plan was $259,908 and $635,401, respectively. The cost is expected to be recognized over a weighted average period of 2.7 years.
SFAS No. 123(R) does not set accounting requirements for share-based compensation to nonemployees. We continue to account for share-based compensation to nonemployees under the provisions of FIN No. 44 and EITF 00-23, which states that when employees of a controlling entity are granted share-based compensation, the entity granting the share-based compensation should measure the fair value of the award at the grant date and recognize the fair value as a dividend to the controlling entity. These provisions apply to options granted to employees and directors of Donegal Mutual, the employer of record for the majority of the employees that provide services to us. Implied dividends of $65,179, $1,858,525 and $2,469,963 were recorded for the years ended December 31, 2007, 2006 and 2005, respectively.
Cash received from option exercises under all stock compensation plans for the years ended December 31, 2007 and 2006 was $1,768,799 and $4,693,001, respectively. The actual tax benefit realized for the tax deductions from option exercises of share-based compensation was $854,945 and $2,298,865 for the years ended December 31, 2007 and 2006, respectively.
All options issued prior to 2001 were converted to options on Class A and Class B common stock as a result of our recapitalization. No further shares are available for plans in effect prior to 2007.
Information regarding activity in our stock option plans follows:

		Weighted-Average
	Number of	Exercise Price
	Options	Per Share

Outstanding at December 31, 2004	1,587,000	$7.28
Granted — 2005	1,338,223	15.73
Exercised — 2005	(593,485)	7.42
Forfeited — 2005	(49,631)	15.52

Outstanding at December 31, 2005	2,282,107	12.02
Granted — 2006	1,055,667	20.98
Exercised — 2006	(601,869)	7.80
Forfeited — 2006	(52,078)	14.52

Outstanding at December 31, 2006	2,683,827	16.44
Granted — 2007	20,500	21.00
Exercised — 2007	(246,327)	7.18
Forfeited — 2007	(73,278)	19.17

Outstanding at December 31, 2007	2,384,722	$17.36

Exercisable at:
December 31, 2005	981,069	$7.13

December 31, 2006	824,681	$11.32

December 31, 2007	1,303,097	$15.90

Options available for future grants at December 31, 2007 are 3,879,500.

The following table summarizes information about fixed stock options at December 31, 2007:

	Number of	Weighted-Average	Number of
Exercise	Options	Remaining	Options
Price	Outstanding	Contractual Life	Exercisable

$ 6.75	164,040	0.5 years	164,040
10.27	8,889	0.5 years	8,889
11.77	3,556	1.5 years	3,556
12.41	4,534	2.5 years	4,534
13.41	8,333	2.0 years	8,333
15.25	8,889	2.5 years	5,925
15.75	1,153,814	3.5 years	769,132
17.65	4,000	3.5 years	2,666
21.00	1,028,667	4.5 years	336,022

Total	2,384,722		1,303,097

Employee Stock Purchase Plans
During 1996, we adopted an Employee Stock Purchase Plan. During 2001, we adopted a nearly identical plan that made 533,333 shares of Class A common stock available for issuance.
The 2001 plan extends over a 10-year period and provides for shares to be offered to all eligible employees at a purchase price equal to the lesser of 85% of the fair market value of our Class A common stock on the last day before the first day of each enrollment period (June 1 and December 1 of each year) under the plan or 85% of the fair market value of our common stock on the last day of each subscription period (June 30 and December 31 of each year). A summary of plan activity follows:

	Shares Issued
	Price	Shares

January 1, 2005	$9.89	10,788
July 1, 2005	10.28	11,445
January 1, 2006	11.77	10,763
July 1, 2006	15.45	9,531
January 1, 2007	15.02	10,929
July 1, 2007	12.67	13,264
On January 1, 2008, we issued an additional 14,593 shares at a price of $12.98 per share under this plan.
Agency Stock Purchase Plans
During 1996, we adopted an Agency Stock Purchase Plan. During 2001, we adopted a nearly identical plan that made 533,333 shares of Class A common stock available for issuance. The plan provides for agents of our affiliated companies to invest up to $12,000 per subscription period (April 1 to September 30 and October 1 to March 31 of each year) under various methods. Stock is issued at the end of each subscription period at a price equal to 90% of the average market price during the last ten trading days of each subscription period. During 2007, 2006 and 2005, 58,255, 52,500 and 58,201 shares, respectively, were issued under this plan. Expense recognized under the plan was not material.
13 — Statutory Net Income, Capital and Surplus and Dividend Restrictions
The following is selected information, as filed with insurance regulatory authorities, for our insurance subsidiaries as determined in accordance with accounting practices prescribed or permitted by such insurance regulatory authorities:

	2007	2006	2005

Atlantic States
Statutory capital and surplus	$180,739,409	$169,947,815	$148,521,462

Statutory unassigned surplus	$127,078,545	$116,286,951	$94,860,598

Statutory net income	$24,052,423	$26,734,985	$21,855,006

Southern
Statutory capital and surplus	$64,507,274	$62,201,936	$56,802,771

Statutory unassigned surplus	$15,389,688	$13,084,350	$7,685,185

Statutory net income	$5,046,129	$5,905,912	$5,444,954

Le Mars
Statutory capital and surplus	$28,311,698	$25,415,894	$21,386,553

Statutory unassigned surplus	$15,718,958	$12,823,154	$8,793,813

Statutory net income	$5,127,324	$5,096,706	$4,293,555

Peninsula
Statutory capital and surplus	$36,904,467	$33,307,701	$29,050,474

Statutory unassigned surplus	$19,105,053	$15,508,287	$11,251,060

Statutory net income	$5,037,902	$5,295,045	$6,165,498

Our principal source of cash for payment of dividends are dividends from our insurance subsidiaries that are required by law to maintain certain minimum capital and surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Our insurance subsidiaries are also subject to Risk Based Capital (RBC) requirements that may further impact their ability to pay dividends. At December 31, 2007, our insurance subsidiaries had statutory capital and surplus substantially above the RBC requirements. Amounts available for distribution as dividends to us without prior approval of insurance regulatory authorities in 2008 are $24,052,423 from Atlantic States, $5,046,129 from Southern, $5,127,324 from Le Mars and $3,690,447 from Peninsula.

14 — Reconciliation of Statutory Filings to Amounts Reported Herein
Our insurance subsidiaries are required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from financial statements prepared on the basis of generally accepted accounting principles.
Reconciliations of statutory net income and capital and surplus, as determined using statutory accounting principles, to the amounts included in the accompanying financial statements are as follows:

	Year Ended December 31,
	2007	2006	2005

Statutory net income of insurance subsidiaries	$39,263,778	$43,032,648	$37,759,013
Increases (decreases):
Deferred policy acquisition costs	1,496,143	1,262,336	1,218,833
Deferred federal income taxes	(1,029,042)	(1,085,320)	(583,857)
Salvage and subrogation recoverable	131,000	(167,000)	164,306
Consolidating eliminations and adjustments	(17,731,328)	(10,686,208)	(1,805,579)
Parent-only net income	16,149,354	7,858,266	196,781

Net income as reported herein	$38,279,905	$40,214,722	$36,949,497

	December 31,
	2007	2006	2005

Statutory capital and surplus of insurance subsidiaries	$310,462,848	$290,873,346	$255,761,260
Increases (decreases):
Deferred policy acquisition costs	26,235,072	24,738,929	23,476,593
Deferred federal income taxes	(7,918,623)	(6,271,094)	(3,751,776)
Salvage and subrogation recoverable	8,275,000	8,144,000	8,311,000
Non-admitted assets and other adjustments, net	1,906,929	1,117,248	837,567
Fixed maturities	4,637,841	1,574,902	694,311
Parent-only equity and other adjustments	9,091,124	624,931	(7,432,769)

Stockholders’ equity as reported herein	$352,690,191	$320,802,262	$277,896,186

15 — Supplementary Cash Flow Information
The following reflects income taxes and interest paid during 2007, 2006 and 2005:

	2007	2006	2005

Income taxes	$11,300,000	$13,125,000	$10,275,000

Interest	$2,905,512	$2,755,861	$2,191,125

16 — Earnings Per Share
We have two classes of common stock, which we refer to as Class A common stock and Class B common stock. Our Class A common stock is entitled to cash dividends that are at least 10% higher than those declared and paid on our Class B common stock. Accordingly, we use the two-class method for the computation of earnings per common share pursuant to SFAS No. 128, “Earnings Per Share.” The two-class method is an earnings allocation formula that determines earnings per share separately for each class of common stock based on dividends declared and an allocation of remaining undistributed earnings using a participation percentage reflecting the dividend rights of each class.
A reconciliation of the numerators and denominators used in the basic and diluted per share computations for our Class A common stock is presented below:

(dollars in thousands, except per share data)
Year Ended December 31,	2007	2006	2005

Basic earnings per share:
Numerator:
Allocation of net income	$30,514	$31,985	$29,087

Denominator:
Weighted-average shares outstanding	19,685,674	19,391,664	18,482,031

Basic earnings per share	$1.55	$1.65	$1.57

Diluted earnings per share:
Numerator:
Allocation of net income	$30,514	$31,985	$29,087

Denominator:
Number of shares used in basic computation	19,685,674	19,391,664	18,482,031
Weighted-average effect of dilutive securities Add: Director and employee stock options	277,184	604,042	774,848

Number of shares used in per share computations	19,962,858	19,995,706	19,256,879

Diluted earnings per share	$1.53	$1.60	$1.51

The following information was used in the basic and diluted per share computations for our Class B common stock:

(dollars in thousands, except per share data)
Year Ended December 31,	2007	2006	2005

Basic and diluted earnings per share:
Numerator:
Allocation of net income	$7,766	$8,230	$7,863

Denominator:
Weighted-average shares outstanding	5,576,775	5,576,775	5,576,701

Basic and diluted earnings per share	$1.39	$1.48	$1.41

The following options to purchase shares of common stock were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price:

	2007	2006	2005

Options excluded from diluted earnings per share	1,049,667	1,049,667	—

17 — Condensed Financial Information of Parent Company
Condensed Balance Sheets

(in thousands)
December 31,	2007	2006

Assets
Fixed-maturity investments	$5,110	$6,957
Investment in subsidiaries/affiliates (equity method)	353,147	329,337
Short-term investments	24,203	15,029
Cash	1,517	1,114
Property and equipment	1,137	1,207
Other	1,436	1,215

Total assets	$386,550	$354,859

Liabilities and Stockholders’ Equity
Liabilities
Cash dividends declared to stockholders	$2,210	$2,443
Subordinated debentures	30,929	30,929
Other	721	685

Total liabilities	33,860	34,057

Stockholders’ equity	352,690	320,802

Total liabilities and stockholders’ equity	$386,550	$354,859

Condensed Statements of Income and Comprehensive Income

(in thousands)
Year Ended December 31,	2007	2006	2005

Statements of Income
Revenues
Dividends from subsidiaries	$18,000	$10,000	$2,000
Other	1,950	1,642	1,276

Total revenues	19,950	11,642	3,276

Expenses
Operating expenses	1,896	2,118	1,675
Interest	2,886	2,801	2,267

Total expenses	4,782	4,919	3,942

Income (loss) before income tax benefit and equity in undistributed net income of subsidiaries	15,168	6,723	(666)
Income tax benefit	(981)	(1,136)	(862)

Income before equity in undistributed net income of subsidiaries	16,149	7,859	196
Equity in undistributed net income of subsidiaries	22,131	32,356	36,753

Net income	$38,280	$40,215	$36,949

Statements of Comprehensive Income
Net income	$38,280	$40,215	$36,949

Other comprehensive income (loss), net of tax
Unrealized gain (loss) — parent	102	(52)	(25)
Unrealized gain (loss) — subsidiaries	1,811	2,581	(2,192)

Other comprehensive income (loss), net of tax	1,913	2,529	(2,217)

Comprehensive income	$40,193	$42,744	$34,732

Condensed Statements of Cash Flows

(in thousands)
Year Ended December 31,	2007	2006	2005

Cash flows from operating activities:
Net income	$38,280	$40,215	$36,949

Adjustments:
Equity in undistributed net income of subsidiaries	(22,131)	(32,356)	(36,753)
Other	254	546	4,446

Net adjustments	(21,877)	(31,810)	(32,307)

Net cash provided	16,403	8,405	4,642

Cash flows from investing activities:
Net sale (purchase) of fixed maturities	2,000	(2,917)	—
Net purchase of short-term investments	(9,174)	(5,598)	(3,846)
Net purchase of property and equipment	(428)	(546)	(392)
Investment in subsidiaries	(50)	(200)	—
Other	189	208	215

Net cash used	(7,463)	(9,053)	(4,023)

Cash flows from financing activities:
Cash dividends paid	(8,627)	(7,782)	(6,813)
Issuance of common stock	3,543	6,307	5,551
Tax benefit on exercise of stock options	855	2,299	—
Repurchase of treasury stock	(4,308)	—	—

Net cash provided (used)	(8,537)	824	(1,262)

Net change in cash	403	176	(643)
Cash at beginning of year	1,114	938	1,581

Cash at end of year	$1,517	$1,114	$938

18 — Segment Information
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
Assets are not allocated to the personal and commercial lines and are reviewed in total by management for purposes of decision-making. We operate only in the United States and no single customer or agent provides 10 percent or more of our revenues.
Financial data by segment is as follows:

	2007	2006	2005
	(in thousands)

Revenues
Premiums earned:
Commercial lines	$113,642	$115,527	$112,711
Personal lines	196,429	185,951	181,787

Total premiums earned	310,071	301,478	294,498
Net investment income	22,785	21,320	18,472
Realized investment gains	2,051	1,830	1,803
Other	5,711	5,339	5,074

Total revenues	$340,618	$329,967	$319,847

Income before income taxes:
Underwriting income:
Commercial lines	$22,744	$22,495	$13,941
Personal lines	1,736	9,288	14,232

SAP underwriting income	24,480	31,783	28,173
GAAP adjustments	2,603	1,270	2,765

GAAP underwriting income	27,083	33,053	30,938
Net investment income	22,785	21,320	18,472
Realized investment gains	2,051	1,830	1,803
Other	930	419	1,132

Income before income tax expense	$52,849	$56,622	$52,345

19 — Guaranty Fund and Other Insurance-Related Assessments
Our insurance subsidiaries accrue for guaranty fund and other insurance-related assessments in accordance with Statement of Position (SOP) 97-3, “Accounting by Insurance and Other Enterprises for Insurance-Related Assessments.” SOP 97-3 provides guidance for determining when an entity should recognize a liability for guaranty fund and other insurance-related assessments, how to measure that liability and when an asset may be recognized for the recovery of such assessments through premium tax offsets or policy surcharges. Our insurance subsidiaries’ liabilities for guaranty fund and other insurance-related assessments were $2,560,904 and $3,033,692 at December 31, 2007 and 2006, respectively. These liabilities included $358,399 and $358,393 related to surcharges collected by our insurance subsidiaries on behalf of regulatory authorities for 2007 and 2006, respectively.
20 — Interim Financial Data (unaudited)

	2007
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Net premiums earned	$76,697,819	$77,574,827	$77,609,940	$78,188,948
Total revenues	83,682,016	84,605,176	85,440,831	86,890,271
Net losses and loss expenses	50,595,427	40,548,719	41,011,053	45,628,433
Net income	5,489,938	10,780,956	11,212,428	10,796,583
Earnings per common share:
Class A common stock — basic	0.22	0.44	0.45	0.44
Class A common stock — diluted	0.22	0.43	0.45	0.43
Class B common stock — basic and diluted	0.20	0.39	0.41	0.39

	2006
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Net premiums earned	$74,513,849	$75,061,105	$75,705,387	$76,197,821
Total revenues	81,282,895	81,860,487	82,619,657	84,203,995
Net losses and loss expenses	43,288,512	40,783,828	42,555,787	41,793,298
Net income	9,130,187	10,220,583	9,818,301	11,045,651
Earnings per common share:
Class A common stock — basic	0.38	0.42	0.40	0.45
Class A common stock — diluted	0.37	0.41	0.39	0.44
Class B common stock — basic and diluted	0.34	0.38	0.36	0.40

21 — Subsequent Event
On January 30, 2008, our board of directors and Donegal Mutual’s board of directors approved an amendment to the pooling agreement between Donegal Mutual and Atlantic States. The amendment increased Atlantic States’ share of the pool from 70% to 80%, effective March 1, 2008.
Based upon current pooled premium levels, we expect Atlantic States to receive an additional allocation of written and earned premiums of approximately $30 million annually. As of the effective date of the amendment to the pooling agreement, Donegal Mutual transferred approximately $12 million of cash and net unearned premium reserves to Atlantic States.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of Donegal Group Inc.
We have audited the accompanying consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donegal Group Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for employee share-based payments in 2006.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Donegal Group Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Philadelphia, Pennsylvania
March 13, 2008

Management’s Report on Internal Control Over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as that term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. Under the supervision and with the participation of our Chief Executive Officer and our Chief Financial Officer, our management has conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2007, based on the framework and criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Framework”).
Based on our evaluation under the COSO Framework, our management has concluded that our internal control over financial reporting was effective as of December 31, 2007.
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
The effectiveness of our internal control over financial reporting has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Donald H. Nikolaus
President and Chief Executive Officer

Jeffrey D. Miller
Senior Vice President and Chief Financial Officer
March 13, 2008

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of Donegal Group Inc.
We have audited Donegal Group Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control —Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Donegal Group Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
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
In our opinion, Donegal Group Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated March 13, 2008 expressed an unqualified opinion on those consolidated financial statements.

Philadelphia, Pennsylvania
March 13, 2008

Comparison of Total Return on Our
Common Stock with Certain Averages
The following graph provides an indicator of cumulative total stockholder returns on our common stock compared to the Russell 2000 Index and a peer group of property and casualty insurance companies selected by Value Line, Inc. The members of the peer group are as follows: 21st Century Holding Co., ACA Capital Holdings Inc., Acceptance Insurance Cos. Inc., ACE Ltd., ACMAT Corp., Affirmative Insurance Holdings Inc., Allied World Assurance Co. Holdings Ltd., Allstate Corp., AmCOMP Inc., American Financial Group Inc., American Safety Insurance Holdings Ltd., AMERISAFE Inc., AmTrust Financial Services Inc., Anthony Clark International Insurance Brokers Ltd., Arch Capital Group Ltd., Argo Group International Holdings Ltd., Aspen Insurance Holdings Ltd., AssuranceAmerica Corp., Assurant Inc., Axis Capital Hldgs Ltd (Bermuda), Baldwin & Lyons Inc. (Cl A), Baldwin & Lyons Inc. (Cl B), Brooke Corp., Chubb Corp., Cincinnati Financial Corp., CNA Financial Corp., CNA Surety Corp., Cninsure Inc., CRM Holdings Ltd., Darwin Professional Underwriters Inc., Donegal Group Inc. (Cl B), eHealth Inc., EMC Insurance Group Inc., Employers Holdings Inc., Endurance Specialty Holdings Ltd., Erie Indemnity Co. (Cl A), Fairfax Financial Holdings Ltd., Fidelity National Financial Inc., First Mercury Financial Corp., Flagstone Reinsurance Holdings Ltd., Fremont Michigan InsuraCorp Inc., GAINSCO Inc., Hallmark Financial Services Inc., Harleysville Group Inc., HCC Insurance Holdings Inc., Industrial Alliance Insurance & Financial Services Inc., Infinity Property & Casualty Corp., Kingsway Financial Services Inc., KingThomason Group Inc., Markel Corp., Meadowbrook Insurance Group Inc., Mercer Insurance Group Inc., Mercury General Corp., Midland Co., MIIX Group Inc., Montpelier Re Holdings Ltd., National Atlantic Holdings Corp., National Interstate Corp., Old Republic International Corp., OneBeacon Insurance Group Ltd. (Cl A), Philadelphia Consolidated Holding Co., PMA Capital Corp. (Cl A), PMI Group Inc., ProCentury Corp., Progressive Corp., Quanta Capital Holdings Ltd., RLI Corp., RTW INC COM NEW, SAFECO Corporation, Safety Insurance Group Inc., SCPIE Holdings Inc., SeaBright Insurance Holdings Inc., Selective Insurance Group Inc., State Auto Financial Corp., Sun Life Financial Inc., The Hanover Insurance Group Inc., Tower Group Inc., Travelers Cos. Inc., United America Indemnity Ltd., United Fire & Casualty Co., Universal Insurance Holdings Inc., Validus Holdings Ltd., W.R. Berkley Corp., XL Capital Ltd. (Cl A) and Zenith National Insurance Corp.
Comparison of Five-Year Cumulative Total Return*
Donegal Group Inc. Class A, Donegal Group Inc. Class B, Russell 2000 Index and Value Line Insurance (Property/Casualty)
Assumes $100 invested at the close of trading on December 31, 2002 in Donegal Group Inc. Class A common stock, Donegal Group Inc. Class B common stock, Russell 2000 Index and Value Line Insurance (Property/Casualty).

	2002	2003	2004	2005	2006	2007
Donegal Group Inc. Class A	$100.00	$211.01	$224.52	$309.57	$351.49	$314.71
Donegal Group Inc. Class B	100.00	176.22	207.82	269.66	307.48	317.11
Russell 2000 Index	100.00	145.37	170.08	175.73	205.60	199.96
Insurance (Property/Casualty)	100.00	126.49	141.36	156.80	179.48	220.81

*	Cumulative total return assumes reinvestment of dividends.

Corporate Information
Annual Meeting
April 17, 2008 at the Company’s headquarters at 10:00 a.m.
Form 10-K
A copy of Donegal Group’s Annual Report on Form 10-K will be furnished free upon written request to Jeffrey D. Miller, Senior Vice President and Chief Financial Officer, at the corporate address.
Market Information
Donegal Group’s Class A common stock and Class B common stock are traded on the NASDAQ Global Select Market under the symbols “DGICA” and “DGICB.” The following table shows the dividends paid per share and the stock price range for each quarter during 2007 and 2006:

			Cash
			Dividend
			Declared
Quarter	High	Low	Per Share

2006 - Class A
1st	$19.64	$16.58	$—
2nd	21.57	17.50	.0825
3rd	21.28	16.81	.0825
4th	20.48	18.70	.165

2006 - Class B
1st	$21.86	$15.83	$—
2nd	19.14	15.91	.07
3rd	19.07	14.01	.07
4th	18.10	15.84	.14

2007 - Class A
1st	$20.12	$16.59	$—
2nd	17.77	14.43	.09
3rd	17.45	14.19	.09
4th	18.10	15.57	.18

2007 - Class B
1st	$19.13	$16.09	$—
2nd	17.56	16.30	.0775
3rd	20.22	14.50	.0775
4th	19.99	17.90	.155
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
For information contact:
Donegal Group Inc.
Dividend Reinvestment and Stock Purchase Plan Computershare Trust Company, N.A.
P.O. Box 43078
Providence, Rhode Island 02940-3078
Stockholders
The following represent the number of common stockholders of record as of December 31, 2007:

Class A common stock	926
Class B common stock	322