Form 10-K, Exhibit 13
period 2008-12-31
DONEGAL GROUP INC
filed 2009-03-12
CIK 800457

Exhibit 13
SELECTED Consolidated Financial Data

Year Ended December 31,	2008	2007	2006	2005	2004
Income Statement Data
Premiums earned	$346,575,266	$310,071,534	$301,478,162	$294,498,023	$265,838,594
Investment income, net	22,755,784	22,785,252	21,320,081	18,471,963	15,906,728
Realized investment (losses) gains	(2,970,716)	2,051,050	1,829,539	1,802,809	1,466,220
Total revenues	372,312,162	340,618,294	329,967,034	319,847,194	287,788,638
Income before income taxes and extraordinary gain	32,092,044	52,848,938	56,622,263	52,345,495	37,054,251
Income taxes	6,550,066	14,569,033	16,407,541	15,395,998	10,885,652
Extraordinary gain	—	—	—	—	5,445,670
Net income	25,541,978	38,279,905	40,214,722	36,949,497	31,614,269

Basic earnings per share - Class A	1.03	1.55	1.65	1.57	1.38
Diluted earnings per share - Class A	1.02	1.53	1.60	1.51	1.32
Cash dividends per share - Class A	.42	.36	.33	.30	.27

Basic earnings per share - Class B	.92	1.39	1.48	1.41	1.25
Diluted earnings per share - Class B	.92	1.39	1.48	1.41	1.24
Cash dividends per share - Class B	.37	.31	.28	.26	.24

Balance Sheet Data at Year End
Total investments	$632,135,526	$605,869,587	$591,337,674	$547,746,114	$499,069,332
Total assets	880,109,036	834,095,576	831,697,811	781,421,588	735,415,401
Debt obligations	15,465,000	30,929,000	30,929,000	30,929,000	30,929,000
Stockholders’ equity	363,583,865	352,690,191	320,802,262	277,896,186	242,704,314
Book value per share	14.29	13.92	12.70	11.30	10.15

FINANCIAL Information

Management’s Discussion and Analysis of Results of Operations and Financial Condition	10

Consolidated Balance Sheets	19

Consolidated Statements of Income and Comprehensive Income	20

Consolidated Statements of Stockholders’ Equity	21

Consolidated Statements of Cash Flows	22

Notes to Consolidated Financial Statements	23

Report of Independent Registered Public Accounting Firm — Consolidated Financial Statements	38

Management’s Report on Internal Control Over Financial Reporting	39

Report of Independent Registered Public Accounting Firm — Internal Control Over Financial Reporting	40

Comparison of Total Return on Our Common Stock with Certain Averages	41

Corporate Information	42

MANAGEMENT’S Discussion and Analysis of Results of Operations and Financial Condition
General
Donegal Mutual Insurance Company (“Donegal Mutual”) organized us as an insurance holding company on August 26, 1986. Our insurance subsidiaries, Atlantic States Insurance Company (“Atlantic States”), Southern Insurance Company of Virginia (“Southern”), Le Mars Insurance Company (“Le Mars”), the Peninsula Insurance Group (“Peninsula”), which consists of Peninsula Indemnity Company and The Peninsula Insurance Company, and Sheboygan Falls Insurance Company (“Sheboygan”), write personal and commercial lines of property and casualty coverages exclusively through a network of independent insurance agents in certain Mid-Atlantic, Midwest and Southern states. We acquired Sheboygan on December 1, 2008, and Sheboygan’s results of operations have been included in our consolidated results from that date. The personal lines products of our insurance subsidiaries consist primarily of homeowners and private passenger automobile policies. The commercial lines products of our insurance subsidiaries consist primarily of commercial automobile, commercial multi-peril and workers’ compensation policies. We also own 48.2% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”), a thrift holding company. Donegal Mutual owns the remaining 51.8% of the outstanding stock of DFSC.
At December 31, 2008, Donegal Mutual held approximately 42% of our outstanding Class A common stock and approximately 75% of our outstanding Class B common stock. Our insurance subsidiaries and Donegal Mutual have interrelated operations. While maintaining the separate corporate existence of each company, our insurance subsidiaries and Donegal Mutual conduct business together as the Donegal Insurance Group. As such, Donegal Mutual and our insurance subsidiaries share the same business philosophy, the same management, the same employees and the same facilities and offer the same types of insurance products.
In April 2006, our board of directors approved a four-for-three stock split of our Class A common stock and our Class B common stock effected in the form of a 33 1/3% stock dividend to stockholders of record at the close of business on April 17, 2006 and paid on April 26, 2006.
In March 2007, our board of directors authorized a share repurchase program, pursuant to which we may purchase up to 500,000 shares of our Class A common stock at market prices prevailing from time to time in the open market subject to the provisions of Securities and Exchange Commission (SEC) Rule 10b-18 and in privately negotiated transactions. We purchased 214,343 and 266,426 shares of our Class A common stock under this program during 2008 and 2007, respectively.
In June 2007, Donegal Mutual consummated an affiliation with Sheboygan. As part of the affiliation, Donegal Mutual made a $3.5 million contribution note investment in Sheboygan. During 2008, Sheboygan’s board of directors adopted a plan of conversion to convert to a stock insurance company. Following policyholder and regulatory approval of the plan of conversion, we acquired Sheboygan as of December 1, 2008 for approximately $12.0 million in cash, including payment of the contribution note and accrued interest to Donegal Mutual.
In February 2009, our board of directors authorized a share repurchase program, pursuant to which we may purchase up to 300,000 shares of our Class A common stock at market prices prevailing from time to time in the open market subject to the provisions of SEC Rule 10b-18 and in privately negotiated transactions.
Pooling Agreement and Other Transactions with Affiliates
In the mid-1980s, Donegal Mutual, like a number of other mutual property and casualty insurance companies, recognized the need to develop additional sources of capital and surplus to remain competitive and to have the capacity to expand its business and assure its long-term viability. Donegal Mutual, again like a number of other mutual property and casualty insurance companies, determined to implement a downstream holding company structure as a strategic response. Thus, in 1986, Donegal Mutual formed us as a downstream holding company, then wholly owned by Donegal Mutual, and caused us to form Atlantic States as our wholly owned subsidiary. As part of the implementation of this strategy, Donegal Mutual and Atlantic States entered into a pooling agreement in 1986. Under this pooling agreement, Donegal Mutual and Atlantic States pool substantially all of their respective premiums, losses and expenses. Each company then receives an allocation of the pooled business. The consideration to Donegal Mutual for entering into the pooling agreement was its ownership of our capital stock and the expectation that Donegal Mutual’s surplus would increase over time as the value of its ownership interest in us increased.
Since 1986, we have completed three public offerings. A major purpose of those offerings was to provide capital for Atlantic States and our other insurance subsidiaries and to fund acquisitions. As the capital of Atlantic States increased, its underwriting capacity increased proportionately. Thus, as originally planned in the mid-1980s, Atlantic States has had access to the capital necessary to support the growth of its direct business and increases in the amount and percentage of business it assumes from the underwriting pool with Donegal Mutual. As a result, the participation of Atlantic States in the inter-company pool has increased over the years from its initial 35% participation in 1986 to its 80% participation in 2008, and the size of the pool has increased substantially. From July 1, 2000 through February 29, 2008, Atlantic States had a 70% share of the results of the pool, and Donegal Mutual had a 30% share of the results of the pool. Effective March 1, 2008, Donegal Mutual and Atlantic States amended the pooling agreement to increase Atlantic States’ share of the pooled business to 80%.
The risk profiles of the business Atlantic States and Donegal Mutual write have historically been, and continue to be, substantially similar. The same executive management and underwriting personnel administer products, classes of business underwritten, pricing practices and underwriting standards of Donegal Mutual and our insurance subsidiaries.
In addition, as the Donegal Insurance Group, Donegal Mutual and our insurance subsidiaries share a combined business plan to achieve market penetration and underwriting profitability objectives. The products offered by our insurance subsidiaries and Donegal Mutual are generally complementary, thereby allowing the Donegal Insurance Group to offer a broader range of products to a given market and to expand the Donegal Insurance Group’s ability to service an entire personal lines or commercial lines account. Distinctions within the products of Donegal Mutual and our insurance subsidiaries generally relate to specific risk profiles targeted within similar classes of business, such as preferred tier versus standard tier products, but not all of the standard risk gradients are allocated to one company. Therefore, the underwriting profitability of the business directly written by the individual companies will vary. However, as the risk characteristics of all business written directly by Donegal Mutual and Atlantic States are homogenized within the underwriting pool, Donegal Mutual and Atlantic States share the underwriting results in proportion to their respective participation in the pool. We realize 80% of the underwriting results of the pool because of the 80% participation of Atlantic States in the underwriting pool. The business Atlantic States derives from the pool represents the predominant percentage of our total revenues. See Note 3 — Transactions with Affiliates for more information regarding the pooling agreement.
In addition to the pooling agreement and third-party reinsurance, our insurance subsidiaries have various reinsurance arrangements with Donegal Mutual. These agreements include:
•	catastrophe reinsurance agreements with Atlantic States, Le Mars and Southern;

•	an excess of loss reinsurance agreement with Southern;

•	a quota-share reinsurance agreement with Peninsula; and

•	a quota-share reinsurance agreement with Southern.
The intent of the excess of loss and catastrophe reinsurance agreements is to lessen the effects of a single large loss, or an accumulation of smaller losses arising from one event, to levels that are appropriate given each subsidiary’s size, underwriting profile and surplus position.
Donegal Mutual and Peninsula have a quota-share reinsurance agreement that transfers to Donegal Mutual 100% of the premiums and losses related to the workers’ compensation product line of Peninsula Indemnity Company, which provides the availability of an additional workers’ compensation tier to Donegal Mutual’s commercial accounts.
The intent of the quota-share reinsurance agreement with Southern is to transfer to Southern 100% of the premiums and losses related to certain personal lines products offered in Virginia by Donegal Mutual through the use of its automated policy quoting and issuance system.
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
Donegal Mutual provides facilities, personnel and other services to us and our insurance subsidiaries. Certain related expenses are allocated between Atlantic States and Donegal Mutual in relation to their relative participation in the pooling agreement. Le Mars, Peninsula and Southern reimburse Donegal Mutual for their personnel costs, and Southern bears its proportionate share of information services costs based on its percentage of total written premiums of the Donegal Insurance Group.
All new agreements and all changes to existing agreements between our insurance subsidiaries and Donegal Mutual are subject to approval by a coordinating committee that is comprised of two of our board members who do not serve on Donegal Mutual board and two members of Donegal Mutual’s board who do not serve on our board. In order to approve an agreement or a change in an agreement, our members on the coordinating committee must conclude that the agreement or change is fair and equitable to us and in the best interests of our stockholders, and Donegal Mutual’s members on the coordinating committee must conclude that the agreement or change is fair and equitable to Donegal Mutual and in the best interests of its policyholders.
There were no significant changes to the pooling agreement or other reinsurance agreements with Donegal Mutual during 2008 and 2007 except as noted above.
Critical Accounting Policies and Estimates
Our financial statements are combined with those of our insurance subsidiaries and are presented on a consolidated basis in accordance with United States generally accepted accounting principles (GAAP).
Our insurance subsidiaries make estimates and assumptions that can have a significant effect on amounts and disclosures we report in our financial statements. The most significant estimates relate to the reserves of our insurance subsidiaries for property and casualty insurance unpaid losses and loss expenses, valuation of investments and determination of other than temporary impairment and our insurance subsidiaries’ policy acquisition costs. While we believe our estimates and the estimates of our insurance subsidiaries are appropriate, the ultimate amounts may differ from the estimates provided. The methods for making these estimates are regularly reviewed, and any adjustment considered necessary is reflected in our current results of operations.
Liability for Losses and Loss Expenses
Liabilities for losses and loss expenses are estimates at a given point in time of the amounts an insurer expects to pay with respect to policyholder claims based on facts and circumstances then known. At the time of establishing its estimates, an insurer recognizes that its ultimate liability for losses and loss expenses will exceed or be less than such estimates. Our insurance subsidiaries’ estimates of liabilities for losses and loss expenses are based on assumptions as to future loss trends and expected claims severity, judicial theories of liability and other factors. However, during the loss adjustment period, our insurance subsidiaries may learn additional facts regarding individual claims, and, consequently, it often becomes necessary for our insurance subsidiaries to refine and adjust their estimates of liability. We reflect any adjustments to our insurance subsidiaries’ liabilities for losses and loss expenses in our operating results in the period in which we make the changes in estimates.
Our insurance subsidiaries maintain liabilities for the payment of losses and loss expenses with respect to both reported and unreported claims. Liabilities for loss expenses are intended to cover the ultimate costs of settling all losses, including investigation and litigation costs from such losses. Our insurance subsidiaries base the amount of their liability for reported losses primarily upon a case-by-case evaluation of the type of risk involved, knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. Our insurance subsidiaries determine the amount of their liability for unreported claims and loss expenses on the basis of historical information by line of insurance. Our insurance subsidiaries account for inflation in the reserving function through analysis of costs and trends and reviews of historical reserving results. Our insurance subsidiaries closely monitor their liabilities and recompute them periodically using new information on reported claims and a variety of statistical techniques. Our insurance subsidiaries do not discount their liabilities for losses.
Reserve estimates can change over time because of unexpected changes in assumptions related to our insurance subsidiaries’ external environment and, to a lesser extent, assumptions as to our insurance subsidiaries’ internal operations. For example, our insurance subsidiaries have experienced a decrease in claims frequency on bodily injury liability claims during the past several years while claims severity has gradually increased. These trend changes give rise to greater uncertainty as to the pattern of future loss settlements on bodily injury claims. Related uncertainties regarding future trends include the cost of medical technologies and procedures and changes in the utilization of medical procedures. Assumptions related to our insurance subsidiaries’ external environment include the absence of significant changes in tort law and the legal environment that increase liability exposure, consistency in judicial interpretations of insurance coverage and policy provisions and the rate of loss cost inflation. Internal assumptions include accurate measurement of the impact of rate changes and changes in policy provisions and consistency in the quality and characteristics of business written within a given line of business among other items. To the extent our insurance subsidiaries determine that underlying factors impacting their assumptions have changed, our insurance subsidiaries attempt to make appropriate adjustments for such changes in their reserves. Accordingly, our insurance subsidiaries’ ultimate liability for unpaid losses and loss expenses will likely differ from the amount recorded at December 31, 2008. For every 1% change in our insurance subsidiaries’ estimate for loss and loss expense reserves, net of reinsurance recoverable, the effect on our pre-tax results of operations would be approximately $1.6 million.
The establishment of appropriate liabilities is an inherently uncertain process, and there can be no assurance that our insurance subsidiaries’ ultimate liability will not exceed our insurance subsidiaries’ loss and loss expense reserves and have an adverse effect on our results of operations and financial condition. Furthermore, we cannot predict the timing, frequency and extent of adjustments to our insurance subsidiaries’ estimated future liabilities, since the historical conditions and events that serve as a basis for our insurance subsidiaries’ estimates of ultimate claim costs may change. As is the case for substantially all property and casualty insurance companies, our insurance subsidiaries have found it necessary in the past to increase their estimated future liabilities for losses and loss expenses in certain periods, and in other periods their estimates have exceeded their actual liabilities. Changes in our insurance subsidiaries’ estimate of their liability for losses and loss expenses generally reflect actual payments and the evaluation of information received since the prior reporting date. Our insurance subsidiaries recognized an increase (decrease) in their liability for losses and loss expenses of prior years of $2.7 million, ($10.0) million and ($13.6) million in 2008, 2007 and 2006, respectively. Our insurance subsidiaries made no significant changes in their reserving philosophy, key reserving assumptions or claims management personnel, and there have been no significant offsetting changes in estimates that increased or decreased their loss and loss expense reserves in those years. The majority of the 2008 development related to increases in the liability for losses and loss expenses of prior years for Atlantic States and Southern. The 2008 development represented 1.2% of the December 31, 2007 carried reserves and was primarily driven by higher-than-expected severity in the private passenger automobile liability line of business in accident year 2007. Favorable development in 2007 and 2006 related primarily to the private passenger automobile liability, workers’ compensation, commercial automobile liability and commercial multi-peril lines of business. Generally, our insurance subsidiaries experienced improving loss development trends during these years attributable to favorable settlements of previously-reported claims by our insurance subsidiaries. Our insurance subsidiaries have implemented advances in automation and added personnel in the past three years to enhance their claims servicing ability. These enhancements have resulted in shorter claim life cycles and more timely settlement of claims, thereby contributing to loss development trends experienced in these periods.
Excluding the impact of isolated catastrophic weather events, our insurance subsidiaries have noted slight downward trends in the number of claims incurred and the number of claims outstanding at period ends relative to their premium base in recent years across most of their lines of business. However, the amount of the average claim outstanding has increased gradually over the past several years as the property and casualty insurance industry has experienced increased litigation trends and economic conditions that have extended the estimated length of disabilities and contributed to increased medical loss costs and a general slowing of settlement rates in litigated claims. Further adjustments to our insurance subsidiaries’ estimates could be required in the future. However, on the basis of our insurance subsidiaries’ internal procedures, which analyze, among other things, their prior assumptions, their experience with similar cases and historical trends such as reserving patterns, loss payments, pending levels of unpaid claims and product mix, as well as court decisions, economic conditions and public attitudes, we believe that our insurance subsidiaries have made adequate provision for their liability for losses and loss expenses.
Atlantic States’ participation in the pool with Donegal Mutual exposes it to adverse loss development on the business of Donegal Mutual that is included in the pool. However, pooled business represents the predominant percentage of the net underwriting activity of both companies, and Donegal Mutual and Atlantic States would proportionately share any adverse risk development of the pooled business. The business in the pool is homogenous and each company has a pro-rata share of the entire pool. Since substantially all of the business of Atlantic States and Donegal Mutual is pooled and the results shared by each company according to its participation level under the terms of the pooling agreement, the intent of the underwriting pool is to produce a more uniform and stable underwriting result from year to year for each company than they would experience individually and to spread the risk of loss between the companies.
Our insurance subsidiaries’ liability for losses and loss expenses by major line of business as of December 31, 2008 and 2007 consisted of the following:

(in thousands)	2008	2007

Commercial lines:
Automobile	$19,758	$20,274
Workers’ compensation	36,667	36,309
Commercial multi-peril	27,808	24,847
Other	1,893	1,780

Total commercial lines	86,126	83,210

Personal lines:
Automobile	60,939	55,796
Homeowners	11,796	10,121
Other	2,445	1,025

Total personal lines	75,180	66,942

Total commercial and personal lines	161,306	150,152
Plus reinsurance recoverable	78,503	76,280

Total liability for losses and loss expenses	$239,809	$226,432

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

	Adjusted Loss and		Adjusted Loss and
	Loss Expense	Percentage	Loss Expense	Percentage
Change in Loss	Reserves Net of	Change in	Reserves Net of	Change in
and Loss Expense	Reinsurance as of	Equity as of	Reinsurance as of	Equity as of
Reserves Net of	December 31,	December 31,	December 31,	December 31,
Reinsurance	2008	2008(1)	2007	2007(1)
	(dollars in thousands)
-10.0%	$145,175	2.9%	$135,137	2.8%
-7.5	149,208	2.2	138,891	2.1
-5.0	153,241	1.4	142,644	1.4
-2.5	157,273	0.7	146,398	0.7
Base	161,306	—	150,152	—
2.5	165,339	-0.7	153,906	-0.7
5.0	169,371	-1.4	157,660	-1.4
7.5	173,404	-2.2	161,413	-2.1
10.0	177,437	-2.9	165,167	-2.8

(1)	Net of income tax effect.
Our insurance subsidiaries’ reserves for unpaid losses and loss expenses are based on current trends in loss and loss expense development and reflect their best estimates for future amounts needed to pay losses and loss expenses with respect to incurred events currently known to them plus incurred but not reported (“IBNR”) claims. Reserve estimates are based on management’s assessment of known facts and circumstances, review of historical loss settlement patterns, estimates of trends in claims severity, frequency, legal and regulatory changes and other assumptions. Actuarial loss reserving techniques and assumptions, which rely on historical information as adjusted to reflect current conditions, have been consistently applied, including consideration of recent case reserve activity. For the year ended December 31, 2008, our insurance subsidiaries used the most-likely number as determined by our actuaries. Based upon information provided by our actuaries during the development of our insurance subsidiaries’ net reserves for losses and loss expenses for the year ended December 31, 2008, we developed a range from a low of $147.9 million to a high of $176.0 million and with a most-likely number of $161.3 million. The range of estimates for commercial lines in 2008 was $79.0 million to $94.0 million (we selected the actuaries’ most-likely number of $86.1 million) and for personal lines in 2008 was $68.9 million to $82.1 million (we selected the actuaries’ most-likely number of $75.2 million). Based upon information provided by our actuaries during the development of our insurance subsidiaries’ net reserves for losses and loss expenses for the year ended December 31, 2007, we developed a range from a low of $140.2 million to a high of $160.8 million and with a most-likely number of $150.2 million. The range of estimates for commercial lines in 2007 was $77.7 million to $89.1 million (we selected the actuaries’ most-likely number of $83.3 million) and for personal lines in 2007 was $62.5 million to $71.7 million (we selected the actuaries’ most-likely number of $66.9 million).
Our insurance subsidiaries seek to enhance their underwriting results by carefully selecting the product lines they underwrite. For personal lines products, our insurance subsidiaries insure standard and preferred risks in private passenger automobile and homeowners lines. For commercial lines products, the commercial risks that our insurance subsidiaries primarily insure are mercantile risks, business offices, wholesalers, service providers, contractors and artisan risks, limiting industrial and manufacturing exposures. Our insurance subsidiaries have limited exposure to asbestos and other environmental liabilities. Our insurance subsidiaries write no medical malpractice or professional liability risks. Through the consistent application of this disciplined underwriting philosophy, our insurance subsidiaries have avoided many of the “long-tail” issues faced by other insurance companies. We consider workers’ compensation to be a “long-tail” line of business, in that workers’ compensation claims tend to be settled over a longer timeframe than those in our other lines of business. The following table presents 2008 and 2007 claim count and payment amount information for workers’ compensation. Workers’ compensation losses primarily consist of indemnity and medical costs for injured workers. Substantially all of the claims are relatively small individual claims of a similar type.

	For the Year Ended
	December 31,

	2008	2007

	(dollars in thousands)
Number of claims pending, beginning of period	1,452	1,343
Number of claims reported	2,976	3,519
Number of claims settled or dismissed	3,027	3,410

Number of claims pending, end of period	1,401	1,452

Losses paid	$17,068	$15,059
Loss expenses paid	3,377	3,035
Investments
We make estimates concerning the valuation of our investments and the recognition of other than temporary declines in the value of our investments. When we consider the decline in value of an individual investment to be other than temporary, we write down the investment to its fair value, and the amount of the write-down is reflected as a realized loss in our results of operations. We individually monitor all investments for other than temporary declines in value. Generally, if an individual equity security has depreciated in value by more than 20% of original cost, and has been in an unrealized loss position for more than six months, we assume there has been an other than temporary decline in value. With respect to debt securities, we assume there has been an other than temporary decline in value if it is probable that contractual payments will not be received. In addition, we may write down securities in an unrealized loss position based on a number of other factors, including: the fair value of the investment being significantly below its cost, the deteriorating financial condition of the issuer of the security and the occurrence of industry, company and geographic events that have negatively impacted the value of the security or rating agency downgrades. We included losses of $1.2 million, $469,000 and $47,538 in net realized investment (losses) gains in 2008, 2007 and 2006, respectively, for certain equity investments trading below cost on an other than temporary basis.
We held fixed maturities and equity securities with unrealized losses representing declines that we considered temporary at December 31, 2008 as follows:

	Less than 12 months		12 months or longer
	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$—	$—	$—	$—
Obligations of states and political subdivisions	117,360,120	6,880,692	$65,626,857	3,331,443
Corporate securities	16,780,992	448,760	2,536,165	733,109
Mortgage-backed securities	2,925,368	24,376	2,928,685	22,526
Equity securities	484,000	59,458	—	—

Totals	$137,550,480	$7,413,286	$71,091,707	$4,087,078

We have no direct exposure to sub-prime residential mortgage-backed securities and hold no collateralized debt obligations. Substantially all of the unrealized losses in our fixed maturity investment portfolio resulted from general market conditions and the related impact on our fixed maturity investment valuations. Increases in municipal bond market yields resulted in overall market value declines in our municipal bond holdings as of December 31, 2008. When determining possible impairment of the debt securities we own, we consider unrealized losses that are due to the impact of general market conditions to be temporary in nature because we have the ability and intent to hold the debt securities we own until a recovery of fair value, which may be maturity. We evaluated the near-term prospects of the issuers of those investments in relation to the severity and duration of the impairment. Based upon that evaluation and our ability and intent to hold those investments for a reasonable period of time sufficient for a recovery of fair value, we did not consider those investments to be other than temporarily impaired at December 31, 2008.
We present investments in available-for-sale fixed maturity and equity securities at estimated fair value. The estimated fair value of a security may differ from the amount that could be realized if the security was sold in a forced transaction. In addition, the valuation of fixed maturity investments is more subjective when markets are less liquid, increasing the potential that the estimated fair value does not reflect the price at which an actual transaction would occur. We utilize a pricing service to estimate fair values for our fixed maturity and equity investments. The pricing service utilizes market quotations for fixed maturity and equity securities that have quoted prices in active markets. For fixed maturity securities that generally do not trade on a daily basis, the pricing service prepares estimates of fair value measurements using proprietary pricing applications, which include available relevant market information, benchmark yields, sector curves and matrix pricing. We review the estimates of fair value provided by the pricing service to determine if the estimates obtained are representative of market prices based upon our general knowledge of the market, our research findings related to unusual fluctuations in value and our comparison of such values to execution prices for similar securities.
We had no sales or transfers from the held to maturity portfolio in 2008, 2007 or 2006.
Policy Acquisition Costs
Our insurance subsidiaries defer their policy acquisition costs, consisting primarily of commissions, premium taxes and certain other underwriting costs that vary with and are directly related to the production of business, and amortize them over the period in which our insurance subsidiaries earn the premiums. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and loss expenses and certain other costs expected to be incurred as the premium is earned.
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

	Year Ended December 31,

(in thousands)	2008	2007	2006

Net premiums written:
Personal lines:
Automobile	$154,091	$132,452	$126,211
Homeowners	72,195	58,602	56,005
Other	13,254	11,299	10,764

Total personal lines	239,540	202,353	192,980

Commercial lines:
Automobile	35,959	32,059	33,387
Workers’ compensation	36,459	32,361	32,845
Commercial multi-peril	49,004	43,559	44,750
Other	3,979	3,357	3,445

Total commercial lines	125,401	111,336	114,427

Total net premiums written	$364,941	$313,689	$307,407

Components of GAAP combined ratio:
Loss ratio	64.7%	57.4%	55.8%
Expense ratio	32.1	33.5	32.7
Dividend ratio	0.4	0.4	0.5

GAAP combined ratio	97.2%	91.3%	89.0%

Revenues:
Premiums earned:
Personal lines	$225,143	$196,429	$185,951
Commercial lines	121,567	113,642	115,527

SAP premiums earned	346,710	310,071	301,478
GAAP adjustments	(135)	—	—

GAAP premiums earned	346,575	310,071	301,478
Net investment income	22,756	22,785	21,320
Realized investment (losses) gains	(2,971)	2,051	1,830
Other	5,952	5,711	5,339

Total revenues	$372,312	$340,618	$329,967

Components of net income:
Underwriting income (loss):
Personal lines	$(7,609)	$1,736	$9,288
Commercial lines	13,819	22,744	22,495

SAP underwriting income	6,210	24,480	31,783
GAAP adjustments	3,530	2,603	1,270

GAAP underwriting income	9,740	27,083	33,053
Net investment income	22,756	22,785	21,320
Realized investment (losses) gains	(2,971)	2,051	1,830
Other	2,567	930	419

Income before income taxes	32,092	52,849	56,622
Income taxes	(6,550)	(14,569)	(16,407)

Net income	$25,542	$38,280	$40,215

Results of Operations
Years Ended December 31, 2008 and 2007
Net Premiums Written
Our insurance subsidiaries’ 2008 net premiums written increased by 16.3% to $364.9 million, compared to $313.7 million for 2007. Commercial lines net premiums written increased $14.1 million, or 12.7%, for 2008 compared to 2007. Personal lines net premiums written increased $37.1 million, or 18.3%, for 2008 compared to 2007. Net premiums written for 2008 included a $13.6 million transfer of unearned premiums related to the change in the pooling agreement between Atlantic States and Donegal Mutual effective March 1, 2008 and reflected the impact of the increased pooling allocation of approximately $24.4 million for the remainder of 2008. Net premiums written during the year also benefited from the renewal of our 2008 reinsurance program at lower rates compared to 2007. The lower reinsurance rates were largely due to our decision to increase our per loss retention from $400,000 to $600,000 effective January 1, 2008.
Net Premiums Earned
Our insurance subsidiaries’ net premiums earned increased to $346.6 million for 2008, an increase of $36.5 million, or 11.8%, over 2007. Our insurance subsidiaries’ net earned premiums during 2008 have grown due to the increase in written premiums during the year. Premiums are earned, or recognized as income, over the terms of the policies issued by our insurance subsidiaries, which are generally one year or less in duration. Therefore, increases or decreases in net premiums earned will generally reflect increases or decreases in net premiums written in the preceding twelve-month period compared to the same period one year earlier. Net premiums earned in 2008 reflected the impact of an increased pooling allocation and benefited from the renewal of our 2008 reinsurance program at lower rates compared to 2007.
Investment Income
For 2008, our net investment income was unchanged from 2007 at $22.8 million. An increase in our average invested assets from $598.6 million in 2007 to $619.0 million in 2008 was offset by a decrease in our annualized average return to 3.7% in 2008 compared to 3.8% in 2007. The decrease in our annualized average rate of return on investments was primarily due to reduced yields on increased holdings of short-term U.S. Treasury investments during 2008. The use of invested assets to redeem $15.5 million of subordinated debentures in August 2008 also impacted net investment income for 2008.
Installment Payment Fees
Our insurance subsidiaries’ installment fees increased primarily as a result of increases in policy counts during 2008.
Net Realized Investment Gains/Losses
Our net realized investment (losses) gains in 2008 and 2007 were ($3.0) million and $2.1 million, respectively. Realized investment losses in 2008 included $2.4 million representing our pro rata share of investment losses in a limited partnership investment that is solely invested in equity securities. Our net realized investment losses in 2008 also included impairment charges of $1.2 million, compared to impairment charges of $469,000 recognized in 2007. Our impairment charges for both years were the result of declines in the fair value of equity securities that we determined to be other than temporary. The remaining net realized investment gains and losses in both periods resulted from turnover within our investment portfolio.
Losses and Loss Expenses
Our insurance subsidiaries’ loss ratio, which is the ratio of incurred losses and loss expenses to premiums earned, was 64.7% in 2008, compared to 57.4% in 2007. Our insurance subsidiaries’ commercial lines loss ratio increased to 56.6% in 2008, compared to 46.8% in 2007. This increase primarily resulted from the workers’ compensation loss ratio increasing to 58.9% in 2008, compared to 44.8% in 2007, and the commercial automobile loss ratio increasing to 53.5% in 2008, compared to 49.1% in 2007, as a result of increased claim severity and less favorable prior-accident-year loss reserve development. The personal lines loss ratio increased to 69.1% in 2008, compared to 63.4% in 2007, primarily as a result of an increase in the personal automobile loss ratio to 73.0% in 2008, compared to 66.0% in 2007, as a result of increased claim severity and less favorable prior-accident-year loss reserve development, and an increase in the homeowners loss ratio to 63.0% in 2008, compared to 61.8% in 2007, as a result of an increase in weather-related claims.
Underwriting Expenses
Our insurance subsidiaries’ expense ratio, which is the ratio of policy acquisition and other underwriting expenses to premiums earned, was 32.1% in 2008, compared to 33.5% in 2007. The decrease in the 2008 expense ratio reflects the benefit of increased net premiums written during the year and decreased underwriting-based incentive compensation costs in 2008 compared to 2007.
Combined Ratio
Our insurance subsidiaries’ combined ratio was 97.2% and 91.3% in 2008 and 2007, respectively. The combined ratio represents the sum of the loss ratio, expense ratio and dividend ratio, which is the ratio of workers’ compensation policy dividends incurred to premiums earned.
Interest Expense
Our interest expense in 2008 was $1.8 million, compared to $2.9 million in 2007, The decrease in interest expense reflected the redemption of $15.5 million of subordinated debentures in August 2008 and a decrease in average interest rates on our subordinated debentures in 2008 compared to 2007.
Income Taxes
Our income tax expense was $6.6 million in 2008, compared to $14.6 million in 2007, representing an effective tax rate of 20.4%, compared to 27.6% in 2007. The change in effective tax rates is primarily due to tax-exempt interest income representing a larger proportion of income before income tax expense in 2008 compared to 2007, as we benefited from a 24.6% increase in tax-exempt interest income in 2008 compared to 2007.
Net Income and Earnings Per Share
Our net income in 2008 was $25.5 million, or $1.02 per share of Class A common stock and $.92 per share of Class B common stock on a diluted basis, compared to our net income of $38.3 million, or $1.53 per share of Class A common stock and $1.39 per share of Class B common stock on a diluted basis, in 2007. Our fully diluted Class A shares outstanding in 2008 did not change at 20.0 million. Our Class B shares outstanding did not change at 5.6 million.
Book Value Per Share and Return on Equity
Our stockholders’ equity increased by $10.9 million in 2008, primarily as a result of favorable operating results. Book value per share increased by 2.7% to $14.29 at December 31, 2008, compared to $13.92 a year earlier. Our return on average equity was 7.1% in 2008, compared to 11.4% in 2007.

Results of Operations
Years Ended December 31, 2007 and 2006
Net Premiums Written
Our insurance subsidiaries’ 2007 net premiums written increased by 2.1% to $313.7 million, compared to $307.4 million for 2006. Commercial lines net premiums written decreased $3.1 million, or 2.7%, for 2007 compared to 2006. Personal lines net premiums written increased $9.4 million, or 4.9%, for 2007 compared to 2006. Our insurance subsidiaries benefited in 2007 from the addition of the personal lines new business related to increased agent utilization of our WritePro automated underwriting system.
Net Premiums Earned
Our insurance subsidiaries’ net premiums earned increased to $310.1 million for 2007, an increase of $8.6 million, or 2.9%, over 2006. Our insurance subsidiaries’ net earned premiums during 2007 grew due to the increase in written premiums during the year. Premiums are earned, or recognized as income, over the terms of the policies issued by our insurance subsidiaries, which are generally one year or less in duration. Therefore, increases or decreases in net premiums earned will generally reflect increases or decreases in net premiums written in the preceding twelve-month period compared to the same period one year earlier.
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
Net Realized Investment Gains/Losses
Our net realized investment gains in 2007 and 2006 were $2.1 million and $1.8 million. Our net realized investment gains in 2007 were net of impairment charges of $469,000, compared to impairment charges of $47,538 recognized in 2006. Our impairment charges for both years were the result of declines in the fair value of equity securities that we determined to be other than temporary. The remaining net realized investment gains and losses in both periods resulted from normal turnover within our investment portfolio.
Losses and Loss Expenses
Our insurance subsidiaries’ loss ratio, which is the ratio of incurred losses and loss expenses to premiums earned, in 2007 was 57.4%, compared to 55.8% in 2006. Our insurance subsidiaries’ commercial lines loss ratio decreased to 46.8% in 2007, compared to 48.0% in 2006. This decrease primarily resulted from the workers’ compensation loss ratio decreasing to 44.8% in 2007, compared to 53.4% in 2006, and the commercial automobile loss ratio decreasing to 49.1% in 2007, compared to 53.2% in 2006. The personal lines loss ratio increased from 60.7% in 2006 to 63.4% in 2007, primarily as a result of an increase in the personal automobile loss ratio to 66.0% in 2007, compared to 64.2% in 2006, and an increase in the homeowners loss ratio to 61.8% in 2007, compared to 57.4% in 2006, as a result of an increase in weather-related claims. Our insurance subsidiaries’ 2007 loss ratios reflected the benefits of decreased claim frequency and favorable prior accident year loss development of $10.0 million in 2007, compared to favorable prior accident year loss development of $13.6 million in 2006. Favorable prior accident year loss development in both years was largely due to favorable settlements of open claims.
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
Net Income and Earnings Per Share
Our net income in 2007 was $38.3 million, or $1.53 per share of Class A common stock and $1.39 per share of Class B common stock on a diluted basis, a decrease of 4.7% from our net income of $40.2 million, or $1.60 per share of Class A common stock and $1.48 per share of Class B common stock on a diluted basis, in 2006. Our fully diluted Class A shares outstanding in 2007 did not change at 20.0 million. Our Class B shares outstanding did not change at 5.6 million.
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
We have historically generated sufficient net positive cash flow from our operations to fund our commitments and build our investment portfolio, thereby increasing future investment returns. The impact of the pooling agreement with Donegal Mutual historically has been cash flow positive because of the historical profitability of the underwriting pool. The pool is settled monthly, thereby resulting in cash flows substantially similar to cash flows that would result from the underwriting of direct business. We maintain a high degree of liquidity in our investment portfolio in the form of marketable fixed maturities, equity securities and short-term investments. Our fixed-maturity investment portfolio is structured following a “laddering” approach, so that projected cash flows from investment income and principal maturities are evenly distributed from a timing perspective, thereby providing an additional measure of liquidity to meet our obligations and the obligations of our insurance subsidiaries should an unexpected variation occur in the future. Net cash flows provided by operating activities in 2008, 2007 and 2006, were $53.0 million, $26.7 million and $33.8 million, respectively.
On November 25, 2003, we entered into a credit agreement with Manufacturers and Traders Trust Company (“M&T”) relating to a four-year $35.0 million unsecured, revolving line of credit. On July 20, 2006, we amended the agreement with M&T to extend the credit agreement for four years from the date of amendment on substantially the same terms. As of December 31, 2008, we have the ability to borrow $35.0 million at interest rates equal to M&T’s current prime rate or the then current LIBOR rate plus between 1.50% and 1.75%, depending on our leverage ratio. In addition, we pay a fee of 0.15% per annum on the loan commitment amount, regardless of usage. The credit agreement requires our compliance with certain covenants, which include minimum levels of net worth, leverage ratio and statutory surplus and A.M. Best ratings of our insurance subsidiaries. As of December 31, 2008, we had no borrowings outstanding, and we complied with all requirements of the credit agreement.
The following table shows expected payments for our significant contractual obligations as of December 31, 2008.

		Less
		than 1	1-3	4-5	After 5
(in thousands)	Total	year	years	years	years

Net liability for unpaid losses and loss expenses	$160,091	$72,941	$71,219	$7,335	$8,596
Due to Sheboygan policyholders	6,843	6,843	—	—	—
Subordinated debentures	15,465	—	—	—	15,465

Total contractual obligations	$182,399	$79,784	$71,219	$7,335	$24,061

We estimate the timing of the amounts for the net liability for unpaid losses and loss expenses of our insurance subsidiaries based on historical experience and expectations of future payment patterns. The liability has been shown net of reinsurance recoverable on unpaid losses and loss expenses to reflect expected future cash flows related to such liability. Assumed amounts from the underwriting pool with Donegal Mutual represent a substantial portion of our insurance subsidiaries’ gross liability for unpaid losses and loss expenses, and ceded amounts to the underwriting pool represent a substantial portion of our insurance subsidiaries’ reinsurance recoverable on unpaid losses and loss expenses. Future cash settlement of Atlantic States’ assumed liability from the pool will be included in monthly settlements of pooled activity, wherein we net amounts ceded to and assumed from the pool. Donegal Mutual and Atlantic States amended the pooling agreement to increase Atlantic States’ share of the pooled business to 80%, effective March 1, 2008. Although Donegal Mutual and Atlantic States do not anticipate any further changes in the pool participation levels in the foreseeable future, any such change would be prospective in nature and therefore would not impact the timing of expected payments for Atlantic States’ proportionate liability for pooled losses occurring in periods prior to the effective date of such change.
We expect to pay amounts due pursuant to Sheboygan’s plan of conversion to Sheboygan policyholders in 2009.
We estimate the timing of the amounts for the subordinated debentures based on their contractual maturities. We may redeem the debentures at our option, at par, after five years from their issuance dates as discussed in Note 10 — Borrowings. Our subordinated debentures carry interest rates that vary based upon the three-month LIBOR rate and adjust quarterly. Based upon the interest rates in effect as of December 31, 2008, our annual interest cost associated with our subordinated debentures is approximately $1.0 million. For every 1% change in the three-month LIBOR rate, the effect on our annual interest cost would be approximately $150,000.
Dividends declared to stockholders totaled $10.4 million, $8.4 million and $8.4 million in 2008, 2007 and 2006, respectively. There are no regulatory restrictions on the payment of dividends to our stockholders, although there are state law restrictions on the payment of dividends from our insurance subsidiaries to us. Our insurance subsidiaries are required by law to maintain certain minimum surplus on a statutory basis, and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Our insurance subsidiaries are subject to risk-based capital (RBC) requirements. At December 31, 2008, each of our insurance subsidiaries had capital substantially above the RBC requirements. In 2009, amounts available for distribution as dividends to us without prior approval of their domiciliary insurance regulatory authorities are $18.4 million from Atlantic States, $2.8 million from Le Mars, $3.9 million from Peninsula, $0 from Sheboygan and $1.6 million from Southern.
Investments
At December 31, 2008 and 2007, our investment portfolio of primarily investment-grade bonds, common stock, preferred stock, short-term investments and cash totaled $634.0 million and $610.2 million, respectively, representing 72.1% and 73.2%, respectively, of our total assets.
At December 31, 2008 and 2007, the carrying value of our fixed maturity investments represented 86.3% and 81.0% of our total invested assets, respectively.
Our fixed maturity investments consisted of high-quality marketable bonds, of which 99.5% and 100% were rated at investment-grade levels at December 31, 2008 and 2007, respectively. As we invested excess cash from operations and proceeds from maturities of fixed maturity investments during 2008, we increased our holdings of tax-exempt fixed maturities in order to obtain more favorable after-tax yields.
At December 31, 2008, the net unrealized gain or loss on available-for-sale fixed maturity investments, net of deferred taxes, amounted to a loss of $2.1 million, compared to a gain of $2.9 million at December 31, 2007.
At December 31, 2008, the net unrealized gain on our equity securities, net of deferred taxes, amounted to $3.7 million, compared to $4.2 million at December 31, 2007.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to the impact of interest rate changes, changes in fair values of investments and to credit risk.
In the normal course of business, we employ established policies and procedures to manage our exposure to changes in interest rates, fluctuations in the fair market value of our debt and equity securities and credit risk. We seek to mitigate these risks by various actions described below.

Interest Rate Risk
Our exposure to market risk for a change in interest rates is concentrated in our investment portfolio. We monitor this exposure through periodic reviews of asset and liability positions. We regularly monitor estimates of cash flows and the impact of interest rate fluctuations relating to the investment portfolio. Generally, we do not hedge our exposure to interest rate risk because we have the capacity to, and do, hold fixed maturity investments to maturity.
Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates at December 31, 2008 are as follows:

	Principal	Weighted-Average
(in thousands)	Cash Flows	Interest Rate

Fixed maturity and short-term investments:
2009	$86,238	1.34%
2010	22,397	5.43
2011	17,513	5.07
2012	23,615	4.77
2013	18,542	5.07
Thereafter	456,137	4.54

Total	$624,442

Fair value	$624,961

Debt:
Thereafter	$15,465	6.91%

Total	$15,465

Fair value	$15,465

Actual cash flows from investments may differ from those stated as a result of calls and prepayments.
Equity Price Risk
Our portfolio of equity securities, which we carry on our consolidated balance sheets at estimated fair value, has exposure to price risk, which is the risk of potential loss in estimated fair value resulting from an adverse change in prices. Our objective is to earn competitive relative returns by investing in a diverse portfolio of high-quality, liquid securities.
Credit Risk
Our objective is to earn competitive returns by investing in a diversified portfolio of securities. Our portfolio of fixed maturity securities and, to a lesser extent, short-term investments is subject to credit risk. We define this risk as the potential loss in fair value resulting from adverse changes in the borrower’s ability to repay the debt. We manage this risk by performing an analysis of prospective investments and through regular reviews of our portfolio by our investment staff. We also limit the amount of our total investment portfolio that we invest in any one security.
Our insurance subsidiaries provide property and liability insurance coverages through independent insurance agencies located throughout their operating areas. The majority of this business is billed directly to the insured, although a portion of our insurance subsidiaries’ commercial business is billed through their agents to whom they extend credit in the normal course of business.
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
Impact of New Accounting Standards
Effective January 1, 2008, we adopted Financial Accounting Standard (FAS) No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in GAAP and requires expanded disclosures about fair value measurements. FAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of this statement did not have a significant effect on our results of operations, financial condition or liquidity. We included additional disclosures related to FAS No. 157 in Note 6 — Fair Value Measurements. We also adopted Financial Accounting Standards Board (FASB) Staff Position (FSP) No. 157-2, “Effective Date of FASB Statement No. 157,” which allowed us to defer the effective date of FAS No. 157 for certain nonfinancial assets and liabilities to January 1, 2009. We do not expect the deferred adoption of FAS No. 157 for nonfinancial assets and liabilities to have a significant effect on our results of operations, financial condition or liquidity.
Effective January 1, 2008, we adopted FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” which permits companies to choose to measure many financial instruments and certain other items at fair value at specified election dates. Upon adoption, an entity reports unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Most of the provisions apply only to entities that elect the fair value option. However, the amendment of FAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities. The adoption of FAS No. 159 had no effect on our results of operations, financial condition or liquidity, as we did not elect the fair value option for any financial instruments.
On October 10, 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” FSP No. 157-3 clarifies the application of FAS No. 157 in a market that is not active. FSP No. 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. Effective September 30, 2008, we adopted the provisions of FSP No. 157-3. The adoption of FSP No. 157-3 had no effect on our results of operations, financial condition or liquidity.

Donegal Group Inc.
CONSOLIDATED Balance Sheets

December 31,	2008	2007

Assets
Investments
Fixed maturities
Held to maturity, at amortized cost (fair value $101,449,024 and $155,403,104)	$99,878,156	$154,290,119
Available for sale, at fair value (amortized cost $449,009,842 and $ 331,818,677)	445,815,749	336,317,901
Equity securities, available for sale, at fair value (cost $2,939,236 and $ 29,963,843)	5,894,975	36,360,526
Investments in affiliates	8,594,177	8,648,818
Short-term investments, at cost, which approximates fair value	71,952,469	70,252,223

Total investments	632,135,526	605,869,587
Cash	1,830,954	4,289,365
Accrued investment income	6,655,506	5,874,908
Premiums receivable	55,337,270	51,038,253
Reinsurance receivable	79,952,971	78,897,154
Deferred policy acquisition costs	29,541,281	26,235,072
Deferred tax asset, net	10,994,644	7,026,441
Prepaid reinsurance premiums	51,436,487	47,286,336
Property and equipment, net	6,686,684	5,608,129
Accounts receivable – securities	862,790	602,191
Federal income taxes recoverable	2,590,928	—
Other	2,083,995	1,368,320

Total assets	$880,109,036	$834,095,756

Liabilities and Stockholders’ Equity
Liabilities
Losses and loss expenses	$239,809,276	$226,432,402
Unearned premiums	229,013,929	203,430,560
Accrued expenses	14,149,754	12,313,428
Reinsurance balances payable	1,566,816	2,105,501
Federal income taxes payable	—	375,736
Cash dividends declared to stockholders	2,602,104	2,210,298
Subordinated debentures	15,465,000	30,929,000
Accounts payable – securities	1,820,574	1,820,016
Due to affiliate	3,148,057	241,918
Drafts payable	876,210	717,540
Due to Sheboygan policyholders	6,834,454	—
Other	1,229,997	829,166

Total liabilities	516,525,171	481,405,565

Stockholders’ Equity
Preferred stock, $1.00 par value, authorized 2,000,000 shares; none issued	—	—
Class A common stock, $.01 par value, authorized 30,000,000 shares, issued 20,494,764 and 20,167,999 shares and outstanding 19,869,065 and 19,756,643 shares	204,948	201,680
Class B common stock, $.01 par value, authorized 10,000,000 shares, issued 5,649,240 and outstanding 5,576,775 shares	56,492	56,492
Additional paid-in capital	163,136,938	156,850,666
Accumulated other comprehensive income	1,713,836	6,974,411
Retained earnings	207,182,253	193,806,855
Treasury stock, at cost	(8,710,602)	(5,199,913)

Total stockholders’ equity	363,583,865	352,690,191

Total liabilities and stockholders’ equity	$880,109,036	$834,095,756

See accompanying notes to consolidated financial statements.

Donegal Group Inc.
CONSOLIDATED Statements of Income and Comprehensive Income

Year Ended December 31,	2008	2007	2006

Statements of Income

Revenues
Net premiums earned (includes affiliated reinsurance of $130,607,404, $107,045,158 and $106,708,994 – see footnote 3)	$346,575,266	$310,071,534	$301,478,162
Investment income, net of investment expenses	22,755,784	22,785,252	21,320,081
Installment payment fees	5,025,138	4,650,139	4,357,374
Lease income	926,690	1,060,319	981,878
Net realized investment (losses) gains	(2,970,716)	2,051,050	1,829,539

Total revenues	372,312,162	340,618,294	329,967,034

Expenses
Net losses and loss expenses (includes affiliated reinsurance of $85,598,098, $70,676,398 and $62,753,111 – see footnote 3)	224,300,964	177,783,632	168,421,425
Amortization of deferred policy acquisition costs	58,250,000	51,205,000	48,595,000
Other underwriting expenses	53,108,436	52,726,155	49,970,717
Policy dividends	1,175,809	1,273,323	1,438,494
Interest	1,821,229	2,884,861	2,801,553
Other	1,563,680	1,896,385	2,117,582

Total expenses	340,220,118	287,769,356	273,344,771

Income before income tax expense	32,092,044	52,848,938	56,622,263
Income tax expense	6,550,066	14,569,033	16,407,541

Net income	$25,541,978	$38,279,905	$40,214,722

Earnings per common share:
Class A common stock	$1.03	$1.55	$1.65
Class B common stock	$0.92	$1.39	$1.48

Diluted earnings per common share:
Class A common stock	$1.02	$1.53	$1.60
Class B common stock	$0.92	$1.39	$1.48

Statements of Comprehensive Income

Net income	$25,541,978	$38,279,905	$40,214,722

Other comprehensive (loss) income, net of tax
Unrealized (losses) gains on securities:
Unrealized holding (loss) gain arising during the period, net of income (benefit) tax of ($3,872,368), $1,748,072 and $2,002,163	(7,191,540)	3,246,420	3,718,301
Reclassification adjustment for losses (gains) included in net income, net of income (benefit) tax of ( $1,039,751), $717,867 and $640,339	1,930,965	(1,333,183)	(1,189,200)

Other comprehensive (loss) income	(5,260,575)	1,913,237	2,529,101

Comprehensive income	$20,281,403	$40,193,142	$42,743,823

See accompanying notes to consolidated financial statements.

Donegal Group Inc.
CONSOLIDATED Statements of Stockholders’ Equity

						Accumulated
	Common Stock				Additional	Other			Total
	Class A	Class B	Class A	Class B	Paid-In	Comprehensive	Retained	Treasury	Stockholders’
	Shares	Shares	Amount	Amount	Capital	Income	Earnings	Stock	Equity

Balance, January 1, 2006	19,156,169	5,649,240	$191,562	$56,492	$141,932,954	$2,532,073	$134,074,853	$(891,748)	$277,896,186

Issuance of common stock (stock compensation plans)	678,079		6,780		6,300,957				6,307,737
Net income							40,214,722		40,214,722
Cash dividends							(8,444,349)		(8,444,349)
Grant of stock options					1,858,525		(1,858,525)		—
Tax benefit on exercise of stock options					2,298,865				2,298,865
Other comprehensive income						2,529,101			2,529,101

Balance, December 31, 2006	19,834,248	5,649,240	$198,342	$56,492	$152,391,301	$5,061,174	$163,986,701	$(891,748)	$320,802,262

Issuance of common stock (stock compensation plans)	333,751		3,338		3,539,241				3,542,579
Net income							38,279,905		38,279,905
Cash dividends							(8,394,572)		(8,394,572)
Grant of stock options					65,179		(65,179)		—
Tax benefit on exercise of stock options					854,945				854,945
Purchase of treasury stock								(4,308,165)	(4,308,165)
Other comprehensive income						1,913,237			1,913,237

Balance, December 31, 2007	20,167,999	5,649,240	$201,680	$56,492	$156,850,666	$6,974,411	$193,806,855	$(5,199,913)	$352,690,191

Issuance of common stock (stock compensation plans)	326,765		3,268		3,853,328				3,856,596
Net income							25,541,978		25,541,978
Cash dividends							(10,417,517)		(10,417,517)
Grant of stock options					1,749,063		(1,749,063)		—
Tax benefit on exercise of stock options					683,881				683,881
Purchase of treasury stock								(3,510,689)	(3,510,689)
Other comprehensive loss						(5,260,575)			(5,260,575)

Balance, December 31, 2008	20,494,764	5,649,240	$204,948	$56,492	$163,136,938	$1,713,836	$207,182,253	$(8,710,602)	$363,583,865

See accompanying notes to consolidated financial statements.

Donegal Group Inc.
CONSOLIDATED Statements of Cash Flows

Year Ended December 31,	2008	2007	2006

Cash Flows from Operating Activities:
Net income	$25,541,978	$38,279,905	$40,214,722

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,401,345	2,446,126	2,714,863
Net realized investment losses (gains)	2,970,716	(2,051,050)	(1,829,539)
Changes in Assets and Liabilities:
Losses and loss expenses	9,952,760	(32,590,057)	(6,707,068)
Unearned premiums	22,477,395	6,527,588	10,242,922
Accrued expenses	966,958	(440,584)	47,527
Premiums receivable	(3,173,057)	(1,089,799)	(2,824,348)
Deferred policy acquisition costs	(3,306,209)	(1,496,143)	(1,262,336)
Deferred income taxes	(832,628)	1,029,042	1,085,320
Reinsurance receivable	204,249	18,779,861	(3,539,919)
Accrued investment income	(668,682)	(105,821)	(247,752)
Amounts due to/from affiliate	2,906,139	(1,325,173)	838,605
Reinsurance balances payable	(636,074)	70,529	220,680
Prepaid reinsurance premiums	(4,111,609)	(2,909,383)	(4,313,815)
Current income taxes	(2,618,163)	1,374,521	(97,444)
Other, net	898,872	152,805	(791,245)

Net adjustments	27,432,012	(11,627,538)	(6,463,549)

Net cash provided by operating activities	52,973,990	26,652,367	33,751,173

Cash Flows from Investing Activities:
Purchase of fixed maturities
Available for sale	(204,882,809)	(43,360,830)	(86,959,685)
Purchase of equity securities	(45,091,418)	(29,316,342)	(20,973,078)
Sale of fixed maturities
Available for sale	28,971,515	—	18,143,309
Maturity of fixed maturities
Held to maturity	53,830,674	14,222,283	10,281,460
Available for sale	69,699,141	40,206,090	34,133,752
Sale of equity securities	71,177,458	30,160,998	19,406,624
Purchase of Sheboygan (net of cash acquired)	(3,352,938)	—	—
Net decrease (increase) in investment in affiliates	351,935	132,502	(23,343)
Net purchase of property and equipment	(1,222,246)	(1,363,622)	(848,719)
Net purchases of short-term investments	(453,790)	(25,037,964)	(11,014,566)

Net cash used in investing activities	(30,972,478)	(14,356,885)	(37,854,246)

Cash Flows from Financing Activities:
Issuance of common stock	3,856,596	3,542,579	6,307,737
Redemption of subordinated debentures	(15,464,000)	—	—
Cash dividends paid	(10,025,711)	(8,627,232)	(7,782,784)
Purchase of treasury stock	(3,510,689)	(4,308,165)	—
Tax benefit on exercise of stock options	683,881	854,945	2,298,865

Net cash (used in) provided by financing activities	(24,459,923)	(8,537,873)	823,818

Net (decrease) increase in cash	(2,458,411)	3,757,609	(3,279,255)
Cash at beginning of year	4,289,365	531,756	3,811,011

Cash at end of year	$1,830,954	$4,289,365	$531,756

See accompanying notes to consolidated financial statements.

NOTES TO Consolidated Financial Statements
1 — Summary of Significant Accounting Policies
Organization and Business
Donegal Mutual Insurance Company (”Donegal Mutual”) organized us as an insurance holding company on August 26, 1986. Our insurance subsidiaries, Atlantic States Insurance Company (“Atlantic States”), Southern Insurance Company of Virginia (“Southern”), Le Mars Insurance Company (“Le Mars”), the Peninsula Insurance Group (“Peninsula”), which consists of Peninsula Indemnity Company and The Peninsula Insurance Company, and Sheboygan Falls Insurance Company (“Sheboygan”), write personal and commercial lines of property and casualty coverages exclusively through a network of independent insurance agents in certain Mid-Atlantic, Midwest and Southern states. We acquired Sheboygan on December 1, 2008, and Sheboygan’s results of operations have been included in our consolidated results from that date. We have three operating segments: the investment function, the personal lines function and the commercial lines function. The personal lines products of our insurance subsidiaries consist primarily of homeowners and private passenger automobile policies. The commercial lines products of our insurance subsidiaries consist primarily of commercial automobile, commercial multi-peril and workers’ compensation policies.
At December 31, 2008, Donegal Mutual held approximately 42% of our outstanding Class A common stock and approximately 75% of our outstanding Class B common stock. Our insurance subsidiaries and Donegal Mutual have interrelated operations. While maintaining the separate corporate existence of each company, our insurance subsidiaries and Donegal Mutual conduct business together as the Donegal Insurance Group. As such, Donegal Mutual and our insurance subsidiaries share the same business philosophy, the same management, the same employees and the same facilities and offer the same types of insurance products.
Atlantic States, our largest subsidiary, participates in a pooling agreement with Donegal Mutual. Under the pooling agreement, the insurance business of the two companies is pooled, and each company receives an allocated percentage of the pooled business. From July 1, 2000 through February 29, 2008, Atlantic States had a 70% share of the results of the pool, and Donegal Mutual had a 30% share of the results of the pool. Effective March 1, 2008, Donegal Mutual and Atlantic States amended the pooling agreement to increase Atlantic States’ share of the pooled business to 80%.
The risk profiles of the business Atlantic States and Donegal Mutual write have historically been, and continue to be, substantially similar. The same executive management and underwriting personnel administer products, classes of business underwritten, pricing practices and underwriting standards of Donegal Mutual and our insurance subsidiaries.
In addition, as the Donegal Insurance Group, Donegal Mutual and our insurance subsidiaries share a combined business plan to achieve market penetration and underwriting profitability objectives. The products marketed by our insurance subsidiaries and Donegal Mutual are generally complementary, thereby allowing the Donegal Insurance Group to offer a broader range of products to a given market and to expand the Donegal Insurance Group’s ability to service an entire personal lines or commercial lines account. Distinctions within the products of Donegal Mutual and our insurance subsidiaries generally relate to specific risk profiles targeted within similar classes of business, such as preferred tier versus standard tier products, but not all of the standard risk gradients are allocated to one company. Therefore, the underwriting profitability of the business directly written by the individual companies will vary. However, as the risk characteristics of all business written directly by Donegal Mutual and Atlantic States are homogenized within the underwriting pool, Donegal Mutual and Atlantic States share the underwriting results in proportion to their respective participation in the pool. Pooled business represents the predominant percentage of the net underwriting activity of both Donegal Mutual and Atlantic States. See Note 3 – Transactions with Affiliates for more information regarding the pooling agreement.
We also own 48.2% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”), a thrift holding company that owns Province Bank FSB. Donegal Mutual owns the remaining 51.8% of the outstanding stock of DFSC.
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
Use of Estimates
In preparing our consolidated financial statements, our management makes estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.
We make estimates and assumptions that can have a significant effect on amounts and disclosures we report in our consolidated financial statements. The most significant estimates relate to our insurance subsidiaries’ reserves for property and casualty insurance unpaid losses and loss expenses, valuation of investments and determination of other than temporary impairment and our insurance subsidiaries’ policy acquisition costs. While we believe our estimates and the estimates of our insurance subsidiaries are appropriate, the ultimate amounts may differ from the estimates provided. We regularly review the methods for making these estimates, and reflect any adjustment considered necessary in our current results of operations.
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
We make estimates concerning the valuation of our investments and the recognition of other than temporary declines in the value of our investments. When we consider the decline in the value of an individual investment to be other than temporary, we write down the investment to its fair value, and reflect the amount of the write-down as a realized loss in our results of operations. We individually monitor all investments for other than temporary declines in value. Generally, if an individual equity security has depreciated in value by more than 20% of original cost, and has been in an unrealized loss position for more than six months, we assume there has been an other than temporary decline in value. With respect to debt securities, we assume there has been an other than temporary decline in value if it is probable that contractual payments will not be received. In addition, we may write down securities in an unrealized loss position based on a number of other factors, including the fair value of the investment being significantly below its cost, the deteriorating financial condition of the issuer of the security, the occurrence of industry, company and geographic events that have negatively impacted the value of the security or rating agency downgrades.
We amortize premiums and discounts on debt securities over the life of the security as an adjustment to yield using the effective interest method. We compute realized investment gains and losses using the specific identification method.
We amortize premiums and discounts for mortgage-backed debt securities using anticipated prepayments.
We account for investments in affiliates for using the equity method of accounting in accordance with Accounting Principles Board (APB) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” Under the equity method, we record our investment at cost, with adjustments for our share of affiliate earnings and losses as well as changes in affiliate equity due to unrealized gains and losses.
Fair Values of Financial Instruments
We have used the following methods and assumptions in estimating our fair value disclosures:
Investments—We present investments in available-for-sale fixed maturity and equity securities at estimated fair value. The estimated fair value of a security may differ from the amount that could be realized if the security was sold in a forced transaction. In addition, the valuation of fixed maturity investments is more subjective when markets are less liquid, increasing the potential that the estimated fair value does not reflect the price at which an actual transaction would occur. We utilize a pricing service to estimate fair values for our fixed maturity and equity investments. The pricing service utilizes market quotations for fixed maturity and equity securities that have quoted prices in active markets. For fixed maturity securities that generally do not trade on a daily basis, the pricing service prepares estimates of fair value measurements using proprietary pricing applications, which include available relevant market information, benchmark yields, sector curves and matrix pricing. We review the estimates of fair value provided by the pricing service to determine if the estimates obtained are representative of market prices based upon our general knowledge of the market, our research findings related to unusual fluctuations in value and our comparison of such values to execution prices for similar securities.
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
Policy Acquisition Costs
Our insurance subsidiaries defer their policy acquisition costs, consisting primarily of commissions, premium taxes and certain other underwriting costs that vary with and are directly related to the production of business, and amortize them over the period in which our insurance subsidiaries earn the premiums. The method we follow in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and loss expenses and certain other costs we expect to incur as our insurance subsidiaries earn the premium. Estimates in the calculation of policy acquisition costs have not shown material variability because of uncertainties in applying accounting principles or as a result of sensitivities to changes in key assumptions.
Property and Equipment
We report property and equipment at depreciated cost that is computed using the straight-line method based upon estimated useful lives of the assets.
Losses and Loss Expenses
Liabilities for losses and loss expenses are estimates at a given point in time of the amounts an insurer expects to pay with respect to policyholder claims based on facts and circumstances then known. An insurer recognizes at the time of establishing its estimates that its ultimate liability for losses and loss expenses will exceed or be less than such estimates. We base our insurance subsidiaries’ estimates of liabilities for losses and loss expenses on assumptions as to future loss trends and expected claims severity, judicial theories of liability and other factors. However, during the loss adjustment period, our insurance subsidiaries may learn additional facts regarding individual claims, and consequently it often becomes necessary for our insurance subsidiaries to refine and adjust their estimates of liability. Our insurance subsidiaries reflect any adjustments to their liabilities for losses and loss expenses in their operating results in the period in which the changes in estimates are made.
Our insurance subsidiaries maintain liabilities for the payment of losses and loss expenses with respect to both reported and unreported claims. Liabilities for loss expenses are intended to cover the ultimate costs of settling all losses, including investigation and litigation costs from such losses. Our insurance subsidiaries base the amount of liability for reported losses primarily upon a case-by-case evaluation of the type of risk involved, knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. Our insurance subsidiaries determine the amount of their liability for unreported claims and loss expenses on the basis of historical information by line of insurance. Our insurance subsidiaries account for inflation in the reserving function through analysis of costs and trends, and reviews of historical reserving results. Our insurance subsidiaries closely monitor their liabilities and recompute them periodically using new information on reported claims and a variety of statistical techniques. Our insurance subsidiaries do not discount their liabilities for losses.
Reserve estimates can change over time because of unexpected changes in assumptions related to our insurance subsidiaries’ external environment and, to a lesser extent, assumptions as to our insurance subsidiaries’ internal operations. For example, our insurance subsidiaries have experienced a decrease in claims frequency on bodily injury liability claims during the past several years while claims severity has gradually increased. These trend changes give rise to greater uncertainty as to the pattern of future loss settlements on bodily injury claims. Related uncertainties regarding future trends include the cost of medical technologies and procedures and changes in the utilization of medical procedures. Assumptions related to our insurance subsidiaries’ external environment include the absence of significant changes in tort law and the legal environment that increase liability exposure, consistency in judicial interpretations of insurance coverage and policy provisions and the rate of loss cost inflation. Internal assumptions include consistency in the recording of premium and loss statistics, consistency in the recording of claims, payment and closure rates and case reserving methodology, accurate measurement of the impact of rate changes and changes in policy provisions, consistency in the quality and characteristics of business written within a given line of business and consistency in reinsurance coverage and collectibility of reinsured losses, among other items. To the extent our insurance subsidiaries determine that underlying factors impacting their assumptions have changed, our insurance subsidiaries attempt to make appropriate adjustments for such changes in their reserves. Accordingly, our insurance subsidiaries’ ultimate liability for unpaid losses and loss expenses will likely differ from the amount recorded.
Our insurance subsidiaries seek to enhance their underwriting results by carefully selecting the product lines they underwrite. Our insurance subsidiaries’ personal lines products include standard and preferred risks in private passenger automobile and homeowners lines. Our insurance subsidiaries commercial lines products primarily include mercantile risks, business offices, wholesalers, service providers and artisan risks, avoiding industrial and manufacturing exposures. Our insurance subsidiaries have limited exposure to asbestos and other environmental liabilities. Our insurance subsidiaries write no medical malpractice or other professional liability risks.
Income Taxes
We currently file a consolidated federal income tax return.
We account for income taxes using the asset and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities at enacted tax rates expected to be in effect when we realize or settle such amounts.
Credit Risk
Our objective is to earn competitive returns by investing in a diversified portfolio of securities. Our portfolio of fixed maturity securities and, to a lesser extent, short-term investments is subject to credit risk. We define this risk as the potential loss in fair value resulting from adverse changes in the borrower’s ability to repay the debt. We manage this risk by performing an analysis of prospective investments and through regular reviews of our portfolio by our investment staff. We also limit the amount of our total investment portfolio that we invest in any one security.
Our insurance subsidiaries provide property and liability coverages through independent agency systems located throughout their operating areas. Our insurance subsidiaries bill the majority of this business directly to the insured, although they bill a portion of their commercial business through their agents, to whom they extend credit in the normal course of business.
Our insurance subsidiaries have reinsurance agreements with Donegal Mutual and with a number of other authorized reinsurers with at least an A.M. Best rating of A- or an equivalent financial condition.
Reinsurance Accounting and Reporting
Our insurance subsidiaries rely upon reinsurance agreements to limit their maximum net loss from large single risks or risks in concentrated areas, and to increase their capacity to write insurance. Reinsurance does not relieve the primary insurer from liability to its policyholders. To the extent that a reinsurer cannot pay losses for which it is liable under the terms of a reinsurance agreement, our insurance subsidiaries have the risk of continued liability for such losses. However, in an effort to reduce the risk of non-payment, our insurance subsidiaries require all of their reinsurers to have an A.M. Best rating of A- or better or, with respect to foreign reinsurers, to have a financial condition that, in the opinion of management, is equivalent to a company with at least an A- rating. All reinsurance transactions are recorded in a manner consistent with Financial Accounting Standards Board (FASB) Financial Accounting Standard (FAS) 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts.” See Note 11 – Reinsurance for more information regarding our reinsurance agreements.
Stock-Based Compensation
Effective January 1, 2006, we adopted FAS No. 123(R), “Share-Based Payment,” superseding APB Opinion No. 25. FAS No. 123(R) requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our results of operations.
FAS No. 123(R) does not set accounting requirements for share-based compensation to nonemployees. We continue to account for share-based compensation to nonemployees under the provisions of FASB Interpretation No. 44 (FIN No. 44), “Accounting for Certain Transactions involving Stock Compensation,” and Emerging Issues Task Force Issue No. 00-23 (EITF 00-23), “Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25, Accounting for Stock Issued to Employees, and FIN No. 44, Accounting for Certain Transactions involving Stock Compensation.” Pursuant to FIN No. 44, APB Opinion No. 25 did not apply to the separate financial statements of a subsidiary in accounting for share-based compensation granted by the subsidiary to employees of the parent or another subsidiary. EITF 00-23 states that when employees of a controlling entity are granted share-based compensation, the entity granting the share-based compensation should measure the fair value of the award at the grant date and recognize the fair value as a dividend to the controlling entity. These provisions apply to us, because Donegal Mutual is the employer of record for the majority of the employees that provide services to us.
FAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under previous rules. We classified tax benefits realized upon the exercise of stock options of $683,881, $854,945 and $2.3 million for the years ended December 31, 2008, 2007 and 2006, respectively, as financing activities in our consolidated statements of cash flows.
Earnings per Share
We calculate basic earnings per share by dividing net income by the weighted-average number of common shares outstanding for the period, while diluted earnings per share reflects the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.
We have two classes of common stock, which we refer to as Class A common stock and Class B common stock. Our Class A common stock is entitled to cash dividends that are at least 10% higher than those declared and paid on our Class B common stock. Accordingly, we use the two-class method for the computation of earnings per common share pursuant to FAS No. 128, “Earnings Per Share.” The two-class method is an earnings allocation formula that determines earnings per share separately for each class of common stock based on dividends declared and an allocation of remaining undistributed earnings using a participation percentage reflecting the dividend rights of each class.
2 — Impact of New Accounting Standards
Effective January 1, 2008, we adopted FAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and requires expanded disclosures about fair value measurements. FAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of this statement did not have a significant effect on our results of operations, financial condition or liquidity. We included additional disclosures related to FAS No. 157 in Note 6 – Fair Value Measurements. We also adopted FASB Staff Position (FSP) No. 157-2, “Effective Date of FASB Statement No. 157,” which allowed us to defer the effective date of FAS No. 157 for certain nonfinancial assets and liabilities to January 1, 2009. We do not expect the deferred adoption of FAS No. 157 for nonfinancial assets and liabilities to have a significant effect on our results of operations, financial condition or liquidity.
Effective January 1, 2008, we adopted FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115,” which permits companies to choose to measure many financial instruments and certain other items at fair value at specified election dates. Upon adoption, an entity reports unrealized gains and losses on items for which the entity has selected the fair value option in earnings at each subsequent reporting date. Most of the provisions apply only to entities that elect the fair value option. However, the amendment of FAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities. Effective January 1, 2008, we adopted FAS No. 159. The adoption of FAS No. 159 had no effect on our results of operations, financial condition or liquidity.
On October 10, 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” FSP No. 157-3 clarifies the application of FAS No. 157 in a market that is not active. FSP No. 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. Effective September 30, 2008, we adopted the provisions of FSP No. 157-3. The adoption of FSP No. 157-3 had no effect on our results of operations, financial condition or liquidity.
3 — Transactions with Affiliates
Our insurance subsidiaries conduct business and have various agreements with Donegal Mutual that are described below:
a. Reinsurance Pooling and Other Reinsurance Arrangements
Atlantic States, our largest subsidiary, and Donegal Mutual have a pooling agreement under which both companies contribute all of their direct written business to the pool and receive an allocated percentage of their combined underwriting results, excluding certain reinsurance Donegal Mutual assumes from our insurance subsidiaries. From July 1, 2000 through February 29, 2008, Atlantic States had a 70% share of the results of the pool, and Donegal Mutual had a 30% share of the results of the pool. Effective March 1, 2008, Donegal Mutual and Atlantic States amended the pooling agreement to increase Atlantic States’s share of the pooled business to 80%. The intent of the pooling agreement is to produce more uniform and stable underwriting results from year to year for each pool participant than they would experience individually and to spread the risk of loss between the participants based on each participant’s relative amount of surplus and relative access to capital. Each participant in the pool has at its disposal the capacity of the entire pool, rather than being limited to policy exposures of a size commensurate with its own capital and surplus.
The following amounts represent reinsurance Atlantic States ceded to the pooling agreement during 2008, 2007 and 2006:

	2008	2007	2006

Premiums earned	$93,336,444	$86,026,309	$76,945,746

Losses and loss expenses	$54,407,168	$42,017,980	$37,552,309

Prepaid reinsurance premiums	$48,448,624	$45,275,947	$42,311,034

Liability for losses and loss expenses	$45,777,168	$46,226,796	$50,769,807

The following amounts represent reinsurance Atlantic States assumed from the pooling agreement during 2008, 2007 and 2006:

	2008	2007	2006

Premiums earned	$220,641,805	$193,690,192	$187,590,899

Losses and loss expenses	$140,969,892	$109,118,227	$100,804,383

Unearned premiums	$110,064,380	$95,691,236	$95,121,169

Liability for losses and loss expenses	$121,366,321	$113,458,587	$122,491,281

Donegal Mutual and Southern have a quota-share reinsurance agreement whereby Southern assumes 100% of the premiums and losses related to personal lines products Donegal Mutual offers in Virginia through the use of its automated policy quoting and issuance system. The following amounts represent reinsurance Southern assumed from Donegal Mutual pursuant to the quota-share reinsurance agreement during 2008, 2007 and 2006:

	2008	2007	2006

Premiums earned	$9,690,726	$5,378,608	$1,522,593

Losses and loss expenses	$7,612,090	$3,797,947	$621,216

Unearned premiums	$6,064,734	$4,101,974	$1,770,965

Liability for losses and loss expenses	$2,672,698	$1,152,041	$113,838

Donegal Mutual and Peninsula have a quota-share reinsurance agreement whereby Donegal Mutual assumes 100% of the premiums and losses related to the workers’ compensation product line of Peninsula Indemnity Company. Prior to January 1, 2002, Donegal Mutual and Southern had a quota share agreement whereby Southern ceded 50% of its direct business, less reinsurance, to Donegal Mutual. The business assumed by Donegal Mutual becomes part of the pooling agreement between Donegal Mutual and Atlantic States. The following amounts represent reinsurance ceded to Donegal Mutual pursuant to the quota-share reinsurance agreements during 2008, 2007 and 2006:

	2008	2007	2006

Premiums earned	$880,017	$457,074	$44,815

Losses and loss expenses	$697,929	$(165,655)	$(162,935)

Prepaid reinsurance premiums	$889,993	$60,961	$233,327

Liability for losses and loss expenses	$679,718	$836,031	$1,213,874

Atlantic States, Southern and Le Mars each have a catastrophe reinsurance agreement with Donegal Mutual that limits the maximum liability under any one catastrophic occurrence to $800,000, $600,000 and $500,000, respectively, with a combined limit of $1,500,000 for a catastrophe involving a combination of these subsidiaries. Donegal Mutual and Southern have an excess of loss reinsurance agreement in which Donegal Mutual assumes up to $300,000 ($150,000 in 2007 and 2006) of losses in excess of $300,000 ($250,000 in 2007 and 2006). Through December 31, 2006, Donegal Mutual had an agreement with Southern to reallocate the loss results of workers’ compensation business written by Southern as part of commercial accounts primarily written by Donegal Mutual or Atlantic States. This agreement provided for the workers’ compensation loss ratio of Southern to be no worse than the average workers’ compensation loss ratio of Atlantic States, Southern and Donegal Mutual combined. The following amounts represent reinsurance ceded to Donegal Mutual pursuant to these reinsurance agreements during 2008, 2007 and 2006:

	2008	2007	2006

Premiums earned	$5,508,666	$5,540,259	$5,413,937

Losses and loss expenses	$7,878,787	$387,451	$1,283,114

Liability for losses and loss expenses	$5,456,611	$3,171,245	$4,083,733

The following amounts represent the effect of affiliated reinsurance transactions on net premiums our insurance subsidiaries earned during 2008, 2007 and 2006:

	2008	2007	2006

Assumed	$230,332,531	$199,068,800	$189,113,492

Ceded	(99,725,127)	(92,023,642)	(82,404,498)

Net	$130,607,404	$107,045,158	$106,708,994

The following amounts represent the effect of affiliated reinsurance transactions on net losses and loss expenses our insurance subsidiaries incurred during 2008, 2007 and 2006:

	2008	2007	2006

Assumed	$148,581,982	$112,916,174	$101,425,599

Ceded	(62,983,884)	(42,239,776)	(38,672,488)

Net	$85,598,098	$70,676,398	$62,753,111

b. Expense Sharing
Donegal Mutual provides facilities, management and other services to us and our insurance subsidiaries, and we and our insurance subsidiaries reimburse Donegal Mutual for such services on a periodic basis under usage and pooling agreements. We allocate charges primarily upon the relative participation of Atlantic States and Donegal Mutual in the pooling agreement, and our management and the management of Donegal Mutual consider this allocation to be reasonable. Charges for these services totalled $56,819,869, $52,268,253 and $48,828,587 for 2008, 2007 and 2006, respectively.
c. Lease Agreement
We lease office equipment and automobiles with terms ranging from 3 to 10 years to Donegal Mutual under a 10-year lease agreement dated January 1, 2000.
d. Legal Services
Donald H. Nikolaus, our President and one of our directors, is a partner in the law firm of Nikolaus & Hohenadel. Such firm has served as our general counsel since 1986, principally in connection with the defense of claims litigation arising in Lancaster, Dauphin and York counties of Pennsylvania. We pay such firm its customary fees for such services.
e. Province Bank
As of December 31, 2008 and 2007, we had $2,063,569 and $3,899,214, respectively, in checking accounts with Province Bank, a wholly owned subsidiary of DFSC. We earned $133,251, $210,654 and $179,674 in interest on these accounts during 2008, 2007 and 2006, respectively.
4 — Business Combinations
During 2008, we acquired all of the outstanding stock of Sheboygan. We accounted for this acquisition for as a business combination in accordance with FAS No. 141, “Business Combinations.”
In December 2006, Donegal Mutual consummated an affiliation with Sheboygan. As part of the affiliation, Donegal Mutual entered into a management agreement with and made a $3.5 million contribution note investment in Sheboygan. During 2007, Sheboygan’s board of directors adopted a plan of conversion to convert to a stock insurance company. Following policyholder and regulatory approval of the plan of conversion, we acquired all of the outstanding stock of Sheboygan as of December 1, 2008 for approximately $12.0 million in cash, including payment of the principal amount of the contribution note ($3.5 million) and accrued interest ($32,171) to Donegal Mutual. The payment also included a surplus contribution ($8.5 million) to Sheboygan to support future premium growth. The operating results of Sheboygan for the month of December 2008 have been included in our consolidated financial statements. Amounts due to policyholders pursuant to the plan of conversion were $6.8 million at December 31, 2008. We anticipate paying these amounts to Sheboygan policyholders in 2009.
The acquisition of Sheboygan enables us to conduct our insurance business in Wisconsin. Sheboygan, organized under the laws of Wisconsin in 1899, operates as a property and casualty insurer in Wisconsin. Personal lines coverages represent a majority of Sheboygan’s premiums written, with the balance coming from farmowners and mercantile and service businesses. Sheboygan’s largest lines of business are homeowners, private passenger automobile liability and physical damage. For the years ended December 31, 2008 and 2007, Sheboygan had statutory net premiums earned of $7.9 million and $7.7 million, respectively. For the years ended December 31, 2008 and 2007, Sheboygan had a statutory net (loss) income of ($1.1) million and $632,202, respectively. Sheboygan’s total admitted assets on a statutory basis as of December 31, 2008 and 2007 were $25.7 million and $17.5 million, respectively. Sheboygan’s surplus on a statutory basis as of December 31, 2008 and 2007 was $11.2 million and $10.6 million, respectively. All statutory amounts for 2008 and 2007 are unaudited. We based the purchase price of Sheboygan upon an independent valuation of Sheboygan as of September 30, 2008.

5 — Investments
The amortized cost and estimated fair values of fixed maturities and equity securities at December 31, 2008 and 2007 are as follows:

2008
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Held to Maturity	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$8,516,714	$176,071	$—	$8,692,785
Obligations of states and political subdivisions	76,450,762	1,954,867	231,545	78,174,084
Corporate securities	8,341,519	57,124	391,701	8,006,942
Mortgage-backed securities	6,569,161	35,256	29,204	6,575,213

Totals	$99,878,156	$2,223,318	$652,450	$101,449,024

2008
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Available for Sale	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$6,525,568	$104,732	$—	$6,630,300
Obligations of states and political subdivisions	341,662,882	5,320,541	9,980,590	337,002,833
Corporate securities	24,517,546	208,337	790,169	23,935,714
Mortgage-backed securities	76,303,846	1,960,753	17,697	78,246,902

Fixed maturities	449,009,842	7,594,363	10,788,456	445,815,749
Equity securities	2,939,236	3,015,197	59,458	5,894,975

Totals	$451,949,078	$10,609,560	$10,847,914	$451,710,724

2007
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Held to Maturity	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$51,611,229	$47,345	$180,601	$51,477,973
Obligations of states and political subdivisions	81,456,831	1,410,751	51,388	82,816,194
Corporate securities	9,838,116	184,178	157,005	9,865,289
Mortgage-backed securities	11,383,943	11,760	152,055	11,243,648

Totals	$154,290,119	$1,654,034	$541,049	$155,403,104

2007
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Available for Sale	Cost	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$25,006,283	$368,384	$738	$25,373,929
Obligations of states and political subdivisions	247,872,566	4,137,675	144,261	251,865,980
Corporate securities	15,237,336	178,858	187,979	15,228,215
Mortgage-backed securities	43,702,492	262,725	115,440	43,849,777

Fixed maturities	331,818,677	4,947,642	448,418	336,317,901
Equity securities	29,963,843	8,607,021	2,210,338	36,360,526

Totals	$361,782,520	$13,554,663	$2,658,756	$372,678,427

The amortized cost and estimated fair value of fixed maturities at December 31, 2008, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

		Estimated
	Amortized	Fair
	Cost	Value

Held to maturity
Due in one year or less	$8,616,994	$8,701,167
Due after one year through five years	9,497,703	9,269,178
Due after five years through ten years	70,026,031	71,858,911
Due after ten years	5,168,267	5,044,555
Mortgage-backed securities	6,569,161	6,575,213

Total held to maturity	$99,878,156	$101,449,024

Available for sale
Due in one year or less	$5,446,860	$5,391,063
Due after one year through five years	68,208,362	68,853,701
Due after five years through ten years	100,913,342	104,103,603
Due after ten years	198,137,432	189,220,480
Mortgage-backed securities	76,303,846	78,246,902

Total available for sale	$449,009,842	$445,815,749

The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 2008 and 2007 amounted to $9,189,695 and $8,937,345, respectively. Investments in affiliates consisted of the following at December 31, 2008 and 2007:

	2008	2007

DFSC	$8,129,177	$7,719,818
Other	465,000	929,000

Total	$8,594,177	$8,648,818

We made additional equity investments in DFSC in the amounts of $0 and $50,000 during 2008 and 2007, respectively. Other expenses in our consolidated statements of income include income (expenses) of $112,065, ($182,502) and ($176,657) for 2008, 2007 and 2006, respectively, representing our share of DFSC’s income or loss. In addition, other comprehensive income (loss) in our statements of comprehensive income includes net unrealized gains (losses) of $193,241, $206,871 and

($1,189) for 2008, 2007 and 2006, respectively, representing our share of DFSC’s unrealized investment gains or losses.
Other investment in affiliates represents our investment in statutory trusts that hold our subordinated debentures as discussed in Note 10.
We derive net investment income, consisting primarily of interest and dividends, from the following sources:

	2008	2007	2006

Fixed maturities	$23,379,999	$21,670,399	$20,557,402
Equity securities	552,575	853,960	992,139
Short-term investments	1,079,325	2,146,342	1,805,082
Other	36,008	34,214	34,180

Investment income	25,047,907	24,704,915	23,388,803
Investment expenses	(2,292,123)	(1,919,663)	(2,068,722)

Net investment income	$22,755,784	$22,785,252	$21,320,081

Gross realized gains and losses from investments and the change in the difference between fair value and cost of investments, before applicable income taxes, are as follows:

	2008	2007	2006

Gross realized gains:
Fixed maturities	$1,641,249	$246,959	$128,395
Equity securities	2,397,716	2,830,592	2,482,396

	4,038,965	3,077,551	2,610,791

Gross realized losses:
Fixed maturities	311,900	11,286	492,968
Equity securities	6,697,781	1,015,215	288,284

	7,009,681	1,026,501	781,252

Net realized (losses) gains	$(2,970,716)	$2,051,050	$1,829,539

Change in difference between fair value and cost of investments:
Fixed maturities	$(7,235,434)	$5,132,415	$2,060,966
Equity securities	(3,440,944)	(639,612)	2,658,296

Totals	$(10,676,378)	$4,492,803	$4,719,262

We held fixed maturities and equity securities with unrealized losses representing declines that we considered temporary at December 31, 2008 as follows:

	Less than 12 months		12 months or longer
	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses

U.S. Treasury securities and obligations of U.S. government corporations and agencies	$—	$—	$—	$—
Obligations of states and political subdivisions	117,360,120	6,880,692	$65,626,857	3,331,443
Corporate securities	16,780,992	448,760	2,536,165	733,109
Mortgage-backed securities	2,925,368	24,376	2,928,685	22,526
Equity securities	484,000	59,458	—	—

Totals	$137,550,480	$7,413,286	$71,091,707	$4,087,078

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

We have no direct exposure to sub-prime residential mortgage-backed securities and hold no collateralized debt obligations. Substantially all of the unrealized losses in our fixed maturity investment portfolio resulted from general market conditions and the related impact on our fixed maturity investment valuations. Increases in municipal bond market yields resulted in overall market value declines in our municipal bond holdings as of December 31, 2008. When determining possible impairment of the debt securities we own, we consider unrealized losses that are due to the impact of general market conditions to be temporary in nature because we have the ability and intent to hold the debt securities we own until a recovery of fair value, which may be maturity. We evaluated the near-term prospects of the issuers of those investments in relation to the severity and duration of the impairment. Based upon that evaluation and our ability and intent to hold those investments for a reasonable period of time sufficient for a recovery of fair value, we did not consider those investments to be other than temporarily impaired at December 31, 2008. The estimated fair value of a security may differ from the amount that could be realized if the security was sold in a forced transaction. In addition, the valuation of fixed maturity investments is more subjective when markets are less liquid, increasing the potential that the estimated fair value does not reflect the price at which an actual transaction would occur.
We included losses of $1.2 million, $469,000 and $47,538 in net realized investment (losses) gains in 2008, 2007 and 2006, respectively, for certain equity investments trading below cost on an other than temporary basis.
We had no sales or transfers from the held to maturity portfolio in 2008, 2007 or 2006.
We have no derivative instruments or hedging activities.
6 — Fair Value Measurements
As of January 1, 2008, we adopted FAS No. 157, “Fair Value
Measurements,” which defines fair value, establishes a framework for measuring fair value in GAAP and requires expanded disclosures about fair value measurements. FAS No. 157 establishes a hierarchy that ranks the quality and reliability of inputs, or assumptions, used in the determination of fair value and requires financial assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:
Level 1 — quoted prices in active markets for identical assets and liabilities;
Level 2 — directly or indirectly observable inputs other than Level 1 quoted prices; and
Level 3 — unobservable inputs not corroborated by market data.

For investments that have quoted market prices in active markets, we use the quoted market price as fair value and include these investments in Level 1 of the fair value hierarchy. We classify publicly traded equity securities as Level 1. When quoted market prices in active markets are not available, we base fair values on quoted market prices of comparable instruments or broker quotes we obtain from independent pricing services through a bank trustee. We classify our fixed maturity securities as Level 2. We had no investments classified as Level 3 at December 31, 2008.
We evaluate assets and liabilities on a recurring basis to determine the appropriate level at which to classify them for each reporting period. The following table presents our fair value measurements for our investments in available-for-sale fixed maturity and equity securities as of December 31, 2008:

		Fair Value Measurements Using
		Quoted
		Prices in
		Active
		Markets	Significant
		for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
	(dollars in thousands)
Fixed maturities – available for sale	$445,815,749	$—	$445,815,749	$—
Equity securities	5,895,975	4,971,501	924,474	—

Total	$451,711,724	$4,971,501	$446,740,223	$—

7 — Deferred Policy Acquisition Costs
Changes in our insurance subsidiaries’ deferred policy acquisition costs are as follows:

	2008	2007	2006

Balance, January 1	$26,235,072	$24,738,929	$23,476,593
Acquisition costs deferred	61,556,209	52,701,143	49,857,336
Amortization charged to earnings	(58,250,000)	(51,205,000)	(48,595,000)

Balance, December 31	$29,541,281	$26,235,072	$24,738,929

8 — Property and Equipment
Property and equipment at December 31, 2008 and 2007 consisted of the following:

			Estimated
			Useful
	2008	2007	Life

Office equipment	$7,835,404	$7,244,414	5-15 years
Automobiles	1,576,055	1,693,887	3 years
Real estate	4,981,529	3,908,506	15-50 years
Software	1,077,790	855,316	5 years

	15,470,778	13,702,123
Accumulated depreciation	(8,784,094)	(8,093,994)

	$6,686,684	$5,608,129

Depreciation expense for 2008, 2007 and 2006 amounted to $1.0 million, $901,798 and $936,837, respectively.
9 — Liability for Losses and Loss Expenses
The establishment of an appropriate liability for losses and loss expenses is an inherently uncertain process, and there can be no assurance that our insurance subsidiaries’ ultimate liability will not exceed their loss and loss expense reserves and have an adverse effect on our results of operations and financial condition. Furthermore, we cannot predict the timing, frequency and extent of adjustments to our insurance subsidiaries’ estimated future liabilities, since the historical conditions and events that serve as a basis for their estimates of ultimate claim costs may change. As is the case for substantially all property and casualty insurance companies, our insurance subsidiaries have found it necessary in the past to increase their estimated future liabilities for losses and loss expenses in certain periods, and in other periods our insurance subsidiaries’ estimates have exceeded their actual liabilities. Changes in our insurance subsidiaries’ estimate of their liability for losses and loss expenses generally reflect actual payments and their evaluation of information received since the prior reporting date.
We summarize activity in our insurance subsidiaries’ liability for losses and loss expenses as follows:

	2008	2007	2006

Balance at January 1	$226,432,402	$259,022,459	$265,729,527
Less reinsurance recoverable	(76,280,437)	(95,710,496)	(92,720,643)

Net balance at January 1	150,151,965	163,311,963	173,008,884

Acquisition of Sheboygan	2,173,374	—	—

Incurred related to:
Current year	221,617,127	187,796,474	182,037,189
Prior years	2,683,837	(10,012,842)	(13,615,764)

Total incurred	224,300,964	177,783,632	168,421,425

Paid related to:
Current year	143,369,098	118,444,254	106,400,754
Prior years	71,950,447	72,499,376	71,717,592

Total paid	215,319,545	190,943,630	178,118,346

Net balance at December 31	161,306,758	150,151,965	163,311,963
Plus reinsurance recoverable	78,502,518	76,280,437	95,710,496

Balance at December 31	$239,809,276	$226,432,402	$259,022,459

Our insurance subsidiaries recognized an increase (decrease) in their liability for losses and loss expenses of prior years of $2.7 million, ($10.0) million and ($13.6) million in 2008, 2007 and 2006, respectively. Our insurance subsidiaries made no significant changes in their reserving philosophy, key reserving assumptions or claims management personnel, and have made no significant offsetting changes in estimates that increased or decreased their loss and loss expense reserves in these years. The majority of the 2008 development related to increases in the liability for losses and loss expenses of prior years for Atlantic States and Southern. The 2008 development represented 1.2% of the December 31, 2007 carried reserves and was primarily driven by higher-than-expected severity in the private passenger automobile liability line of business in accident year 2007. Our insurance subsidiaries recognized favorable development in 2007 and 2006 primarily in the private passenger automobile liability, workers’ compensation, commercial automobile liability and commercial multi-peril lines of business. Generally, our insurance subsidiaries experienced improving loss development trends during these years, which they attribute to favorable settlements of previously-reported claims. Our insurance subsidiaries have implemented advances in automation and added personnel in the past three years to enhance their claims servicing ability. These enhancements have resulted in shorter claim life cycles and more timely settlement of claims, thereby contributing to loss development trends experienced in these periods.

10 — Borrowings
Line of Credit
On November 25, 2003, we entered into a credit agreement with Manufacturers and Traders Trust Company (“M&T”) relating to a four-year $35.0 million unsecured, revolving line of credit. On July 20, 2006, we amended the agreement with M&T to extend the credit agreement for four years from the date of amendment on substantially the same terms. As of December 31, 2008, we may borrow up to $35.0 million at interest rates equal to M&T’s current prime rate or the then current London Interbank Eurodollar bank rate (LIBOR) plus between 1.50% and 1.75%, depending on our leverage ratio. In addition, we pay a fee of 0.15% per annum on the loan commitment amount, regardless of usage. The agreement requires our compliance with certain covenants, which include minimum levels of our net worth, leverage ratio and statutory surplus and A.M. Best ratings of our insurance subsidiaries. During the year ended December 31, 2008, we had no outstanding borrowings, and we complied with all requirements of the credit agreement.
Subordinated Debentures
On May 15, 2003, we received $15.0 million in net proceeds from the issuance of subordinated debentures. We redeemed these debentures on August 15, 2008. As of December 31, 2007, our consolidated balance sheet included an investment in a statutory trust of $464,000 and subordinated debentures of $15.5 million related to this transaction.
On October 29, 2003, we received $10.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on October 29, 2033 and are callable at our option, at par. The debentures carry an interest rate equal to the three-month LIBOR rate plus 3.85%, which is adjustable quarterly. At December 31, 2008, the interest rate on these debentures was 7.36%, and was next subject to adjustment on January 29, 2009. As of December 31, 2008 and 2007, our consolidated balance sheets included an investment in a statutory trust of $310,000 and subordinated debentures of $10.3 million related to this transaction.
On May 24, 2004, we received $5.0 million in net proceeds from the issuance of subordinated debentures. The debentures mature on May 24, 2034 and are callable at our option, at par, after May 24, 2009. The debentures carry an interest rate equal to the three-month LIBOR rate plus 3.85%, which is adjustable quarterly. At December 31, 2008, the interest rate on these debentures was 6.00%, and was next subject to adjustment on February 24, 2009. As of December 31, 2008 and 2007, our consolidated balance sheets included an investment in a statutory trust of $155,000 and subordinated debentures of $5.2 million related to this transaction.
11 — Reinsurance
Unaffiliated Reinsurers
Atlantic States, Southern and Donegal Mutual purchase third-party reinsurance on a combined basis. Le Mars, Peninsula and Sheboygan have separate third-party reinsurance programs that provide similar types of coverage and that are commensurate with their relative size and exposures. Our insurance subsidiaries use several different reinsurers, all of which, consistent with their requirements, have an A.M. Best rating of A-(Excellent) or better or, with respect to foreign reinsurers, have a financial condition that, in the opinion of our management, is equivalent to a company with at least an A- rating. The external reinsurance Atlantic States, Southern and Donegal Mutual purchase includes “excess of loss reinsurance,” under which their losses are automatically reinsured, through a series of contracts, over a set retention ($600,000), and “catastrophic reinsurance,” under which they recover, through a series of contracts, 100% of an accumulation of many losses resulting from a single event, including natural disasters, over a set retention ($3.0 million). Our insurance subsidiaries’ principal third party reinsurance agreement in 2008 was a multi-line per risk excess of loss treaty that provided 100% coverage up to $1.0 million for both property and liability losses over the set retention. For property insurance, our insurance subsidiaries also had excess of loss treaties that provided for additional coverage over the multiline treaty up to $2.5 million per loss. For liability insurance, our insurance subsidiaries had excess of loss treaties that provided for additional coverage over the multi-line treaty up to $40.0 million per occurrence. For workers’ compensation insurance, our insurance subsidiaries had excess of loss treaties that provided for additional coverage over the multi-line treaty up to $10.0 million on any one life. Atlantic States, Southern and Donegal Mutual had property catastrophe coverage through a series of layered treaties up to aggregate losses of $100.0 million for any single event. As many as 10 reinsurers provided coverage on any one treaty with no reinsurer taking more than 22.0% of any one contract. The amount of coverage provided under each of these types of reinsurance depends upon the amount, nature, size and location of the risks being reinsured. Donegal Mutual and our insurance subsidiaries also purchased facultative reinsurance to cover exposures from losses that exceeded the limits provided by our respective treaty reinsurance. The following amounts represent reinsurance our insurance subsidiaries ceded to unaffiliated reinsurers during 2008, 2007 and 2006:

	2008	2007	2006

Premiums written	$19,458,572	$22,922,229	$21,820,998

Premiums earned	$19,348,674	$22,805,393	$21,719,407

Losses and loss expenses	$11,129,036	$4,934,928	$20,158,275

Prepaid reinsurance premiums	$2,097,870	$1,949,428	$1,832,592

Liability for losses and loss expenses	$27,258,815	$26,046,365	$39,643,082

Total Reinsurance
The following amounts represent reinsurance our insurance subsidiaries ceded to both affiliated and unaffiliated reinsurers during 2008, 2007 and 2006:

	2008	2007	2006

Premiums earned	$119,073,801	$114,829,037	$104,123,905

Losses and loss expenses	$74,112,920	$47,174,704	$58,830,763

Prepaid reinsurance premiums	$51,436,487	$47,286,334	$44,376,953

Liability for losses and loss expenses	$79,172,312	$76,280,437	$95,710,496

The following amounts represent the effect of reinsurance on premiums written for 2008, 2007 and 2006:

	2008	2007	2006

Direct	$241,371,353	$229,328,954	$220,192,787
Assumed	246,755,110	202,099,203	195,652,202
Ceded	(123,185,408)	(117,738,418)	(108,437,720)

Net premiums written	$364,941,055	$313,689,739	$307,407,269

The following amounts represent the effect of reinsurance on premiums earned for 2008, 2007 and 2006:

	2008	2007	2006

Direct	$235,212,229	$225,684,220	$216,319,824
Assumed	230,436,838	199,216,351	189,282,243
Ceded	(119,073,801)	(114,829,037)	(104,123,905)

Net premiums earned	$346,575,266	$310,071,534	$301,478,162

12 — Income Taxes
Our provision for income tax consists of the following:

	2008	2007	2006

Current	$7,382,694	$13,539,991	$15,322,221
Deferred	(832,628)	1,029,042	1,085,320

Federal tax provision	$6,550,066	$14,569,033	$16,407,541

Our effective tax rate is different from the amount computed at the statutory federal rate of 35% for 2008, 2007 and 2006. The reasons for such difference and the related tax effects are as follows:

	2008	2007	2006

Income before income taxes	$32,092,044	$52,848,938	$56,622,263

Computed “expected” taxes	11,232,215	18,497,128	19,817,792
Tax-exempt interest	(5,668,566)	(4,548,711)	(3,929,188)
Dividends received deduction	(62,470)	(125,977)	(118,060)
Other, net	1,048,887	746,593	636,997

Federal income tax provision	$6,550,066	$14,569,033	$16,407,541

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are as follows:

	2008	2007

Deferred tax assets:
Unearned premium	$12,506,590	$10,942,790
Loss reserves	5,309,536	5,166,515
Net operating loss carryforward - acquired companies	2,628,568	3,069,379
Other	3,510,896	1,917,331

Total gross deferred assets	23,955,590	21,096,015
Less valuation allowance	(746,368)	(770,799)

Net deferred tax assets	23,209,222	20,325,216

Deferred tax liabilities:
Depreciation expense	570,539	147,844
Deferred policy acquisition costs	10,531,684	9,182,275
Salvage recoverable	189,521	213,203
Net unrealized gains	922,834	3,755,453

Total gross deferred liabilities	12,214,578	13,298,775

Net deferred tax asset	$10,994,644	$7,026,441

We provide a valuation allowance when we believe it is more likely than not that we will not realize some portion of the tax asset. Our management established a valuation allowance of $746,368 related to a portion of the net operating loss carryforward of Le Mars at January 1, 2004. Management has determined that it is not required to establish a valuation allowance for the other net deferred tax assets of $23,209,222 and $20,325,216 at December 31, 2008 and 2007, respectively, since it is more likely than not that the deferred tax assets will be realized through reversals of existing temporary differences, future taxable income, carrybacks to taxable income in prior years and the implementation of tax planning strategies.
At December 31, 2008, we have a net operating loss carryforward of $7.5 million, which is available to offset our taxable income. This amount will begin to expire in 2011 if not utilized and is subject to an annual limitation in the amount that we can use in any one year of approximately $376,000. We also have an alternative minimum tax credit carryforward of $412,374 with an indefinite life.
13 — Stockholders’ Equity
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
Each share of Class A common stock outstanding at the time of the declaration of any dividend or other distribution payable in cash upon the shares of Class B common stock is entitled to a dividend or distribution payable at the same time and to stockholders of record on the same date in an amount at least 10% greater than any dividend declared upon each share of Class B common stock. In the event of our merger or consolidation with or into another entity, the holders of Class A common stock and the holders of Class B common stock are entitled to receive the same per share consideration in such merger or consolidation. In the event of our liquidation, dissolution or winding-up, any assets available to common stockholders will be distributed pro-rata to the holders of Class A common stock and Class B common stock after payment of all our obligations.
In April 2006, our board of directors approved a four-for-three stock split of our Class A common stock and our Class B common stock effected in the form of a 33 1/3% stock dividend to stockholders of record at the close of business April 17, 2006 and paid on April 26, 2006.
In March 2007, our board of directors authorized a share repurchase program, pursuant to which we may purchase up to 500,000 shares of our Class A common stock at market prices prevailing from time to time in the open market subject to the provisions of Securities and Exchange Commission (SEC) Rule 10b-18 and in privately negotiated transactions. We purchased 214,343 and 266,426 shares of our Class A common stock under this program during 2008 and 2007, respectively. As of December 31, 2008, our treasury stock consisted of 625,699 and 72,465 shares of Class A common stock and Class B common stock, respectively. As of December 31, 2007, our treasury stock consisted of 411,356 and 72,465 shares of Class A common stock and Class B common stock, respectively.
In February 2009, our board of directors authorized a share repurchase program, pursuant to which we may purchase up to 300,000 shares of our Class A common stock at market prices prevailing from time to time in the open market subject to the provisions of SEC Rule 10b-18 and in privately negotiated transactions.
14 — Stock Compensation Plans
Equity Incentive Plans
During 1996, we adopted an Equity Incentive Plan for Employees. During 2001, we adopted a nearly identical plan that made a total of 2,666,667 shares of Class A common stock available for issuance to employees of our subsidiaries and affiliates. During 2005, an amendment to the plan made a total of 4,000,000 shares of Class A common stock available for issuance. During 2007, we adopted a nearly identical plan that made a total of 3,500,000 shares of Class A common stock available for issuance to employees of our subidiaries and affiliates. Each plan provides for the granting of awards by our board of directors in the form of stock options, stock appreciation rights, restricted stock or any combination of the above. The plans provide that stock options may become exercisable up to 10 years from date of grant, with an option price not less than fair market value on date of grant. No stock appreciation rights have been issued.

During 1996, we adopted an Equity Incentive Plan for Directors. During 2001, we adopted a nearly identical plan that made 355,556 shares of Class A common stock available for issuance to our directors and those of our subsidiaries and affiliates. During 2007, we adopted a nearly identical plan that made 400,000 shares of Class A common stock available for issuance to our directors and the directors of our subsidiaries and affiliates. We may make awards in the form of stock options. The plan also provides for the issuance of 311 shares of restricted stock to each director on the first business day of January in each year. As of December 31, 2008, we had 302,499 unexercised options under these plans. In addition, we issued 4,665, 4,976 and 3,417 shares of restricted stock on January 2, 2008, 2007 and 2006, respectively.
Effective January 1, 2006, we adopted FAS No. 123 (R), which requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our results of operations. In determining the expense to be recorded for stock options granted to directors and employees of our subsidiaries and affiliates other than Donegal Mutual, the fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The significant assumptions utilized in applying the Black-Scholes option pricing model are the risk-free interest rate, expected term, dividend yield and expected volatility. The risk-free interest rate is the implied yield currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected term used as the assumption in the model. The expected term of an option award is based on historical experience of similar awards. The dividend yield is determined by dividing the per share dividend by the grant date stock price. The expected volatility is based on the volatility of our stock price over a historical period comparable to the expected term.
The weighted-average grant date fair value of options granted during 2008 was $2.06. We calculated this fair value based upon a risk-free interest rate of 2%, expected life of 3 years, expected volatility of 21% and expected dividend yield of 2%.
The weighted-average grant date fair value of options granted during 2007 was $1.15. We calculated this fair value based upon a risk-free interest rate of 3%, expected life of 3 years, expected volatility of 20% and expected dividend yield of 2%.
The weighted-average grant date fair value of options granted during 2006 was $3.05. We calculated this fair value based upon a risk-free interest rate of 5%, expected life of 3 years, expected volatility of 19% and expected dividend yield of 2%.
Under FAS No. 123(R), the compensation expense for the stock compensation plans that we charged against income before income taxes was $205,288, $343,442 and $268,805 for the years ended December 31, 2008, 2007 and 2006, respectively, with a corresponding income tax benefit of $71,851, $120,205 and $94,082 . As of December 31, 2008 and 2007, our total unrecognized compensation cost related to nonvested share-based compensation granted under the plan was $257,610 and $259,908, respectively. We expect to recognize this cost over a weighted average period of 2.7 years.
FAS No. 123(R) does not set accounting requirements for share-based compensation to nonemployees. We continue to account for share-based compensation to nonemployees under the provisions of FIN No. 44 and EITF 00-23, which states that when employees of a controlling entity are granted share-based compensation, the entity granting the share-based compensation should measure the fair value of the award at the grant date and recognize the fair value as a dividend to the controlling entity. These provisions apply to options granted to the employees and directors of Donegal Mutual, the employer of record for the majority of employees that provide services to us. Implied dividends of $1,749,063, $65,179 and $1,858,525 were recorded for the years ended December 31, 2008, 2007 and 2006, respectively.
Cash received from option exercises under all stock compensation plans for the years ended December 31, 2008, 2007 and 2006 was $2,358,916, $1,768,799 and $4,693,001, respectively. The actual tax benefit realized for the tax deductions from option exercises of share-based compensation was $683,881, $854,945 and $2,298,865 for the years ended December 31, 2008, 2007 and 2006, respectively.
All options issued prior to 2001 converted to options on Class A and Class B common stock as a result of our recapitalization. No further shares are available for plans in effect prior to 2008.
Information regarding activity in our stock option plans follows:

		Weighted-Average
	Number of	Exercise Price
	Options	Per Share

Outstanding at December 31, 2005	2,282,107	$12.02
Granted – 2006	1,055,667	20.98
Exercised – 2006	(601,869)	7.80
Forfeited – 2006	(52,078)	14.52

Outstanding at December 31, 2006	2,683,827	16.44
Granted – 2007	20,500	21.00
Exercised – 2007	(246,327)	7.18
Forfeited – 2007	(73,278)	19.17

Outstanding at December 31, 2007	2,384,722	17.36
Granted – 2008	1,368,500	17.52
Exercised – 2008	(247,955)	9.51
Forfeited – 2008	(82,835)	17.80

Outstanding at December 31, 2008	3,422,432	$17.98

Exercisable at:
December 31, 2006	824,681	$11.32

December 31, 2007	1,303,097	$15.90

December 31, 2008	1,767,810	$17.74

Shares available for future option grants at December 31, 2008 total 2,563,835 shares under all plans.
The following table summarizes information about fixed stock options at December 31, 2008:

	Number of	Weighted-Average	Number of
Exercise	Options	Remaining	Options
Price	Outstanding	Contractual Life	Exercisable

$15.75	1,094,765	1.5 years	1,094,765
17.50	1,305,500	4.5 years	—
17.65	4,000	1.5 years	4,000
18.70	3,000	4.5 years	—
21.00	992,167	3.0 years	661,379
21.00	23,000	4.0 years	7,666

Total	3,422,432		1,767,810

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
A summary of plan activity follows:

	Shares Issued
	Price	Shares

January 1, 2006	$11.77	10,763
July 1, 2006	15.45	9,531
January 1, 2007	15.02	10,929
July 1, 2007	12.67	13,264
January 1, 2008	12.98	14,593
July 1, 2008	13.49	11,498
On January 1, 2009, we issued an additional 10,770 shares at a price of $14.25 per share under this plan.
Agency Stock Purchase Plans
During 1996, we adopted an Agency Stock Purchase Plan. During 2001, we adopted a nearly identical plan that made 533,333 shares of Class A common stock available for issuance. The plan provides for agents of our affiliated companies to invest up to $12,000 per subscription period (April 1 to September 30 and October 1 to March 31 of each year) under various methods. We issue stock at the end of each subscription period at a price equal to 90% of the average market price during the last ten trading days of each subscription period. During 2008, 2007 and 2006, we issued 48,054, 58,255 and 52,500 shares, respectively, under this plan. Expense recognized under the plan was not material.
15 — Statutory Net Income, Capital and Surplus and Dividend Restrictions
The following is selected information, as filed with insurance regulatory authorities, for our insurance subsidiaries as determined in accordance with accounting practices prescribed or permitted by such insurance regulatory authorities:

	2008	2007	2006

Atlantic States
Statutory capital and surplus	$182,403,593	$180,739,409	$169,947,815

Statutory unassigned surplus	$128,742,729	$127,078,545	$116,286,951

Statutory net income	$18,412,955	$24,052,423	$26,734,985

Southern
Statutory capital and surplus	$64,272,437	$64,507,274	$62,201,936

Statutory unassigned surplus	$15,154,851	$15,389,688	$13,084,350

Statutory net income	$1,608,947	$5,046,129	$5,905,912

Le Mars
Statutory capital and surplus	$27,914,815	$28,311,698	$25,415,894

Statutory unassigned surplus	$15,322,075	$15,718,958	$12,823,154

Statutory net income	$1,886,785	$5,127,324	$5,096,706

Peninsula
Statutory capital and surplus	$39,137,131	$36,904,467	$33,307,701

Statutory unassigned surplus	$21,337,717	$19,105,053	$15,508,287

Statutory net income	$4,082,064	$5,037,902	$5,295,045

	2008	2007	2006
	(unaudited)	(unaudited)	(unaudited)

Sheboygan
Statutory capital and surplus	$11,176,704	$10,644,246	$6,856,654

Statutory unassigned (deficit) surplus	$(855,467)	$7,144,246	$6,856,654

Statutory net (loss) income	$(1,110,861)	$632,202	$784,057

Our principal source of cash for payment of dividends are dividends from our insurance subsidiaries. State insurance laws require our insurance subsidiaries to maintain certain minimum capital and surplus on a statutory basis. Our insurance subsidiaries are subject to regulations that restrict payment of dividends from statutory surplus and may require prior approval of their domiciliary insurance regulatory authorities. Our insurance subsidiaries are also subject to Risk Based Capital (RBC) requirements that may further impact their ability to pay dividends. At December 31, 2008, our insurance subsidiaries had statutory capital and surplus substantially above the RBC requirements. Amounts available for distribution to us as dividends from our insurance subsidiaries without prior approval of insurance regulatory authorities in 2009 are $18,412,955 from Atlantic States, $1,608,947 from Southern, $2,791,482 from Le Mars, $3,913,713 from Peninsula and $0 from Sheboygan.
16 — Reconciliation of Statutory Filings to Amounts Reported Herein
Our insurance subsidiaries are required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from financial statements prepared on the basis of GAAP.
Reconciliations of statutory net income and capital and surplus, as determined using statutory accounting principles (SAP), to the amounts included in the accompanying financial statements are as follows:

	Year Ended December 31,
	2008	2007	2006

Statutory net income of insurance subsidiaries	$25,946,589	$39,263,778	$43,032,648
Increases (decreases):
Deferred policy acquisition costs	3,306,209	1,496,143	1,262,336
Deferred federal income taxes	811,722	(1,029,042)	(1,085,320)
Salvage and subrogation recoverable	270,000	131,000	(167,000)
Consolidating eliminations and adjustments	(23,708,578)	(17,731,328)	(10,686,208)
Parent-only net income	18,916,036	16,149,354	7,858,266

Net income as reported herein	$25,541,978	$38,279,905	$40,214,722

	December 31,
	2008	2007	2006

Statutory capital and surplus of insurance subsidiaries	$324,904,680	$310,462,848	$290,873,346
Increases (decreases):
Deferred policy acquisition costs	29,541,281	26,235,072	24,738,929
Deferred federal income taxes	(5,914,123)	(7,918,623)	(6,271,094)
Salvage and subrogation recoverable	8,665,000	8,275,000	8,144,000
Non-admitted assets and other adjustments, net	2,795,785	1,906,929	1,117,248
Fixed maturities	(3,419,625)	4,637,841	1,574,902
Parent-only equity and other adjustments	7,010,867	9,091,124	624,931

Stockholders’ equity as reported herein	$363,583,865	$352,690,191	$320,802,262

17 — Supplementary Cash Flow Information
The following reflects income taxes and interest paid during 2008, 2007 and 2006:

	2008	2007	2006

Income taxes	$9,325,000	$11,300,000	$13,125,000

Interest	$2,040,017	$2,905,512	$2,755,861

18 — Earnings Per Share
We have two classes of common stock, which we refer to as Class A common stock and Class B common stock. Our Class A common stock is entitled to cash dividends that are at least 10% higher than those declared and paid on our Class B common stock. Accordingly, we use the two-class method for the computation of earnings per common share pursuant to FAS No. 128, “Earnings Per Share.” The two-class method is an earnings allocation formula that determines earnings per share separately for each class of common stock based on dividends declared and an allocation of remaining undistributed earnings using a participation percentage reflecting the dividend rights of each class.
A reconciliation of the numerators and denominators used in the basic and diluted per share computations for our Class A common stock is presented below:
(dollars in thousands, except per share data)

Year Ended December 31,	2008	2007	2006

Basic earnings per share:
Numerator:
Allocation of net income	$20,404	$30,514	$31,985

Denominator:
Weighted-average shares outstanding	19,866,099	19,685,674	19,391,664

Basic earnings per share	$1.03	$1.55	$1.65

Diluted earnings per share:
Numerator:
Allocation of net income	$20,404	$30,514	$31,985

Denominator:
Number of shares used in basic computation	19,866,099	19,685,674	19,391,664
Weighted-average effect of dilutive securities
Add: Director and employee stock options	89,419	277,184	604,042

Number of shares used in per share computations	19,955,518	19,962,858	19,995,706

Diluted earnings per share	$1.02	$1.53	$1.60

The following information was used in the basic and diluted per share computations for our Class B common stock:
(dollars in thousands, except per share data)

Year Ended December 31,	2008	2007	2006

Basic and diluted earnings per share:
Numerator:
Allocation of net income	$5,138	$7,766	$8,230
Denominator:
Weighted-average shares outstanding	5,576,775	5,576,775	5,576,775

Basic and diluted earnings per share	$0.92	$1.39	$1.48

We did not include the following options to purchase shares of common stock in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price:

	2008	2007	2006

Options excluded from diluted earnings per share	1,034,500	1,049,667	1,049,667

19 — Condensed Financial Information of Parent Company
Condensed Balance Sheets
(in thousands)

December 31,	2008	2007

Assets
Fixed-maturity investments	$—	$5,110
Investment in subsidiaries/affiliates (equity method)	366,252	353,147
Short-term investments	12,836	24,203
Cash	1,612	1,517
Property and equipment	1,067	1,137
Other	594	1,436

Total assets	$382,361	$386,550

Liabilities and Stockholders’ Equity
Liabilities
Cash dividends declared to stockholders	$2,602	$2,210
Subordinated debentures	15,465	30,929
Other	710	721

Total liabilities	18,777	33,860

Stockholders’ equity	363,584	352,690

Total liabilities and stockholders’ equity	$382,361	$386,550

Condensed Statements of Income and Comprehensive Income
(in thousands)

Year Ended December 31,	2008	2007	2006

Statements of Income
Revenues
Dividends from subsidiaries	$20,000	$18,000	$10,000
Other	1,785	1,950	1,642

Total revenues	21,785	19,950	11,642

Expenses
Operating expenses	1,558	1,896	2,118
Interest	1,822	2,886	2,801

Total expenses	3,380	4,782	4,919

Income before income tax benefit and equity in undistributed net income of subsidiaries	18,405	15,168	6,723
Income tax benefit	(511)	(981)	(1,136)

Income before equity in undistributed net income of subsidiaries	18,916	16,149	7,859

Equity in undistributed net income of subsidiaries	6,626	22,131	32,356

Net income	$25,542	$38,280	$40,215

Statements of Comprehensive Income
Net income	$25,542	$38,280	$40,215

Other comprehensive (loss) income, net of tax
Unrealized (loss) gain — parent	(60)	102	(52)
Unrealized (loss) gain — subsidiaries	(5,201)	1,811	2,581

Other comprehensive (loss) income, net of tax	(5,261)	1,913	2,529

Comprehensive income	$20,281	$40,193	$42,744

Condensed Statements of Cash Flows
(in thousands)

Year Ended December 31,	2008	2007	2006

Cash flows from operating activities:
Net income	$25,542	$38,280	$40,215

Adjustments:
Equity in undistributed net income of subsidiaries	(6,626)	(22,131)	(32,356)
Other	924	254	546

Net adjustments	(5,702)	(21,877)	(31,810)

Net cash provided	19,840	16,403	8,405

Cash flows from investing activities:
Net sale (purchase) of fixed maturities	5,214	2,000	(2,917)
Net sale (purchase) of short-term investments	11,367	(9,174)	(5,598)
Net purchase of property and equipment	(408)	(428)	(546)
Investment in subsidiaries	(11,568)	(50)	(200)
Other	110	189	208

Net cash provided (used)	4,715	(7,463)	(9,053)

Cash flows from financing activities:
Cash dividends paid	(10,026)	(8,627)	(7,782)
Issuance of common stock	3,857	3,543	6,307
Tax benefit on exercise of stock options	684	855	2,299
Redemption of subordinated debentures	(15,464)	—	—
Repurchase of treasury stock	(3,511)	(4,308)	—

Net cash (used) provided	(24,460)	(8,537)	824

Net change in cash	95	403	176
Cash at beginning of year	1,517	1,114	938

Cash at end of year	$1,612	$1,517	$1,114

20 — Segment Information
We have three reportable segments which consist of the investment function, the personal lines of insurance and the commercial lines of insurance. Using independent agents, our insurance subsidiaries market personal lines of insurance to individuals and commercial lines of insurance to small and medium-sized businesses.
We evaluate the performance of the personal lines and commercial lines primarily based upon our insurance subsidiaries’ underwriting results as determined under SAP for our total business.
We do not allocate assets to the personal and commercial lines and review them in total for purposes of decision-making. We operate only in the United States and no single customer or agent provides 10 percent or more of our revenues.
Financial data by segment is as follows:

	2008	2007	2006
	(in thousands)

Revenues
Premiums earned:
Commercial lines	$121,567	$113,642	$115,527
Personal lines	225,143	196,429	185,951

SAP premiums earned	346,710	310,071	301,478
GAAP adjustments	(135)	—	—

GAAP premiums earned	346,575	310,071	301,478
Net investment income	22,756	22,785	21,320
Realized investment (losses) gains	(2,971)	2,051	1,830
Other	5,952	5,711	5,339

Total revenues	$372,312	$340,618	$329,967

Income before income tax expense:
Underwriting income (loss):
Commercial lines	$13,819	$22,744	$22,495
Personal lines	(7,609)	1,736	9,288

SAP underwriting income	6,210	24,480	31,783
GAAP adjustments	3,530	2,603	1,270

GAAP underwriting income	9,740	27,083	33,053
Net investment income	22,756	22,785	21,320
Realized investment (losses) gains	(2,971)	2,051	1,830
Other	2,567	930	419

Income before income tax expense	$32,092	$52,849	$56,622

21 — Guaranty Fund and Other Insurance-Related Assessments
Our insurance subsidiaries accrue for guaranty fund and other insurance-related assessments in accordance with Statement of Position (SOP) 97-3, “Accounting by Insurance and Other Enterprises for Insurance-Related Assessments.” SOP 97-3 provides guidance for determining when an entity should recognize a liability for guaranty fund and other insurance-related assessments, how to measure that liability and when an asset may be recognized for the recovery of such assessments through premium tax offsets or policy surcharges. Our insurance subsidiaries’ liabilities for guaranty fund and other insurance-related assessments were $2,603,899 and $2,560,904 at December 31, 2008 and 2007, respectively. These liabilities included $307,456 and $358,399 related to surcharges collected by our insurance subsidiaries on behalf of regulatory authorities for 2008 and 2007, respectively.

22 — Interim Financial Data (unaudited)

	2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Net premiums earned	$82,007,766	$87,329,195	$88,170,757	$89,067,548
Total revenues	89,792,103	93,970,947	92,708,575	95,840,537
Net losses and loss expenses	53,785,061	56,364,145	54,700,316	59,451,442
Net income	6,559,083	6,318,177	6,270,421	6,394,297
Net earnings per common share:
Class A common stock — basic	0.26	0.25	0.25	0.26
Class A common stock — diluted	0.26	0.25	0.25	0.26
Class B common stock — basic and diluted	0.24	0.23	0.23	0.23

	2007
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Net premiums earned	$76,697,819	$77,574,827	$77,609,940	$78,188,948
Total revenues	83,682,016	84,605,176	85,440,831	86,890,271
Net losses and loss expenses	50,595,427	40,548,719	41,011,053	45,628,433
Net income	5,489,938	10,780,956	11,212,428	10,796,583
Earnings per common share:
Class A common stock — basic	0.22	0.44	0.45	0.44
Class A common stock — diluted	0.22	0.43	0.45	0.43
Class B common stock — basic and diluted	0.20	0.39	0.41	0.39

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, “Quantifying Financial Statement Misstatements.” SAB No. 108 provides guidance on how to evaluate prior period financial statement misstatements for purposes of assessing their materiality in the current period. SAB No. 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements. There are two widely recognized methods for quantifying the effects on the financial statements: the “rollover” or income statement method and the “iron curtain” or balance sheet method. SAB No. 108 requires that we consider both the rollover and iron curtain methods (dual method) when quantifying misstatements in the financial statements. The rollover method quantifies a misstatement based on the amount of errors originating in the current year income statement. The iron curtain method quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the timing of the misstatement’s origination.
During the fourth quarter of 2008, we discovered errors in amounts recorded for losses and loss expenses incurred during the first three quarters of 2008. Pursuant to SAB No. 108, we determined that the misstatements were not material to the financial statements issued for these periods.
The following tables present interim financial data as adjusted, adjustment amounts and financial data as previously reported for the first three quarters of 2008:

	First Quarter 2008
			As
	As		Previously
	Adjusted	Adjustment	Reported

Net premiums earned	$82,007,766	$—	$82,007,766
Total revenues	89,792,103	—	89,792,103
Net losses and loss expenses	53,785,061	255,230	53,529,831
Net income	6,559,083	(165,900)	6,724,983
Net earnings per common share:
Class A common stock — basic	0.26	(0.01)	0.27
Class A common stock — diluted	0.26	(0.01)	0.27
Class B common stock — basic and diluted	0.24	(0.01)	0.25
Loss ratio	65.6%	0.3%	65.3%

	Second Quarter 2008
			As
	As		Previously
	Adjusted	Adjustment	Reported

Net premiums earned	$87,329,195	$—	$87,329,195
Total revenues	93,970,947	—	93,970.947
Net losses and loss expenses	56,364,145	884,218	55,479,927
Net income	6,318,177	(574,741)	6,892,918
Net earnings per common share:
Class A common stock — basic	0.25	(0.03)	0.28
Class A common stock — diluted	0.25	(0.03)	0.28
Class B common stock — basic and diluted	0.23	(0.02)	0.25
Loss ratio	64.5%	1.0%	63.5%

	Third Quarter 2008
			As
	As		Previously
	Adjusted	Adjustment	Reported

Net premiums earned	$88,170,757	$—	$88,170,757
Total revenues	92,708,575	—	92,708,575
Net losses and loss expenses	54,700,316	1,465,630	53,234,686
Net income	6,270,421	(952,659)	7,223,080
Net earnings per common share:
Class A common stock — basic	0.25	(0.04)	0.29
Class A common stock — diluted	0.25	(0.04)	0.29
Class B common stock — basic and diluted	0.23	(0.03)	0.26
Loss ratio	62.0%	1.6%	60.4%

REPORT OF Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of Donegal Group Inc.
We have audited the accompanying consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donegal Group Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Donegal Group Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 11, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Philadelphia, Pennsylvania
March 11, 2009

MANAGEMENT’S Report on Internal Control Over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as that term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. Under the supervision and with the participation of our Chief Executive Officer and our Chief Financial Officer, our management has conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2008, based on the framework and criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Framework”).
Based on our evaluation under the COSO Framework, our management has concluded that our internal control over financial reporting was effective as of December 31, 2008.
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
Our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2008 included internal controls at all consolidated entities other than Sheboygan Falls Insurance Company (Sheboygan), which was acquired on December 1, 2008. Our management has not evaluated Sheboygan’s internal controls over financial reporting, and our management’s conclusion regarding the effectiveness of internal controls over financial reporting does not extend to Sheboygan’s internal controls.
The effectiveness of our internal control over financial reporting has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Donald H. Nikolaus
President and Chief Executive Officer

Jeffrey D. Miller
Senior Vice President and Chief Financial Officer
March 11, 2009

REPORT OF Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of Donegal Group Inc.
We have audited Donegal Group Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control -Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Donegal Group Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, Donegal Group Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
Donegal Group Inc. acquired Sheboygan Falls Insurance Company on December 1, 2008 and management excluded from its assessment of the effectiveness of Donegal Group Inc.’s internal control over financial reporting as of December 31, 2008, Sheboygan Falls Insurance Company’s internal control over financial reporting associated with total assets of approximately $26 million and net premiums earned of approximately $500,000 included in the consolidated financial statements of Donegal Group Inc. as of and for the year ended December 31, 2008. Our audit of internal control over financial reporting of Donegal Group Inc. also excluded an evaluation of the internal control over financial reporting of Sheboygan Falls Insurance Company as of December 31, 2008.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated March 11, 2009 expressed an unqualified opinion on those consolidated financial statements.

Philadelphia, Pennsylvania
March 11, 2009

COMPARISON OF Total Return on Our Common Stock with Certain Averages
The following graph provides an indicator of cumulative total stockholder returns on our common stock compared to the Russell 2000 Index and a peer group of property and casualty insurance companies selected by Value Line, Inc. The members of the peer group are as follows: 21st Century Holding Co., ACA Capital Holdings Inc., Acceptance Insurance Cos. Inc., ACE Ltd., ACMAT Corp., Affirmative Insurance Holdings Inc., Allied World Assurance Co. Holdings Ltd., Allstate Corp., American Financial Group Inc., American Physicians Capital Inc., American Safety Insurance Holdings Ltd., AMERISAFE Inc., AmTrust Financial Services Inc., Anthony Clark International Insurance Brokers Ltd., Arch Capital Group Ltd., Argo Group International Holdings Ltd., Aspen Insurance Holdings Ltd., AssuranceAmerica Corp., Assurant Inc., Axis Capital Hldgs Ltd (Bermuda), Baldwin & Lyons Inc. (Cl A), Baldwin & Lyons Inc. (Cl B), Brooke Corp., Chubb Corp., Cincinnati Financial Corp., CNA Financial Corp., CNA Surety Corp., Cninsure Inc., CRM Holdings Ltd., Donegal Group Inc. (Cl B), eHealth Inc., EMC Insurance Group Inc., Employers Holdings Inc., Endurance Specialty Holdings Ltd., Erie Indemnity Co. (Cl A), Fairfax Financial Holdings Ltd., Fidelity National Financial Inc., First Mercury Financial Corp., Flagstone Reinsurance Holdings Ltd., Fremont Michigan InsuraCorp Inc., GAINSCO Inc., Hallmark Financial Services Inc., Harleysville Group Inc., HCC Insurance Holdings Inc., Homeowners Choice Inc., Industrial Alliance Insurance & Financial Services Inc., Infinity Property & Casualty Corp., Kingsway Financial Services Inc., Maiden Holdings Ltd., Markel Corp., Meadowbrook Insurance Group Inc., Mercer Insurance Group Inc., Mercury General Corp., Montpelier Re Holdings Ltd., National Interstate Corp., Old Republic International Corp., OneBeacon Insurance Group Ltd. (Cl A), PMA Capital Corp. (Cl A), PMI Group Inc., Progressive Corp., RLI Corp., Safety Insurance Group Inc., SeaBright Insurance Holdings Inc., Selective Insurance Group Inc., State Auto Financial Corp., Sun Life Financial Inc., The Hanover Insurance Group Inc., Tower Group Inc., Travelers Cos. Inc., United America Indemnity Ltd., United Fire & Casualty Co., Universal Insurance Holdings Inc., Validus Holdings Ltd., W.R. Berkley Corp., XL Capital Ltd. (Cl A), Zenith National Insurance Corp.
Comparison of Five-Year Cumulative Total Return*
Donegal Group Inc. Class A, Donegal Group Inc. Class B, Russell 2000 Index and Value Line Insurance (Property/Casualty)
Assumes $100 invested at the close of trading on December 31, 2003 in Donegal Group Inc. Class A common stock, Donegal Group Inc. Class B common stock, Russell 2000 Index and Value Line Insurance (Property/Casualty).

	2003	2004	2005	2006	2007	2008
Donegal Group Inc. Class A	$100.00	$108.27	$150.66	$172.54	$154.48	$154.57
Donegal Group Inc. Class B	100.00	117.93	153.02	174.48	179.95	171.78
Russell 2000 Index	100.00	117.00	120.88	141.43	137.55	89.68
Insurance (Property/Casualty)	100.00	111.75	123.96	141.89	172.78	123.15

*	Cumulative total return assumes reinvestment of dividends.

CORPORATE Information
Annual Meeting
April 16, 2009 at the Company’s headquarters at 10:00 a.m.
Form 10-K
A copy of Donegal Group’s Annual Report on Form 10-K will be furnished free upon written request to Jeffrey D. Miller, Senior Vice President and Chief Financial Officer, at the corporate address.
Market Information
Donegal Group’s Class A common stock and Class B common stock are traded on the NASDAQ Global Select Market under the symbols “DGICA” and “DGICB.” The following table shows the dividends paid per share and the stock price range for each quarter during 2008 and 2007:

			Cash
			Dividend
			Declared
Quarter	High	Low	Per Share

2007 - Class A
1st	$20.12	$16.59	$—
2nd	17.77	14.43	.09
3rd	17.45	14.19	.09
4th	18.10	15.57	.18

2007 - Class B
1st	$19.13	$16.09	$—
2nd	17.56	16.30	.0775
3rd	20.22	14.50	.0775
4th	19.99	17.90	.155

2008 - Class A
1st	$18.00	$15.60	$—
2nd	17.95	15.51	.105
3rd	23.00	15.31	.105
4th	18.00	11.24	.21

2008 - Class B
1st	$19.98	$17.67	$—
2nd	19.01	17.00	.0925
3rd	18.93	17.00	.0925
4th	18.76	11.04	.185
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
For information contact:
Donegal Group Inc.
Dividend Reinvestment and Stock Purchase Plan
Computershare Trust Company, N.A.
P.O. Box 43078
Providence, Rhode Island 02940-3078
Stockholders
The following represent the number of common stockholders of record as of December 31, 2008:

Class A common stock	1,132
Class B common stock	409

XXX